As filed with the Securities and Exchange Commission on December 24, 2003
Registration No. 333-103135

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NTL INCORPORATED

(On January 10, 2003, the name of the registrant was changed from NTL Communications Corp. to NTL Incorporated)
(Exact Name of Registrant as Specified in its Charter)

Delaware	4899	52-1822078
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

110 East 59th Street, 26th Floor

New York, New York 10022
(212) 906-8440
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Scott E. Schubert

Chief Financial Officer
NTL Incorporated
110 East 59th Street, 26th Floor
New York, New York 10022
(212) 906-8440
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Jeffrey Bagner Daniel J. Bursky Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 (212) 859-8000

    Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this registration statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	To be	Offering Price Per	Aggregate Offering	Registration
Securities to be Registered	Registered(1)	Security	Price	Fee

Common Stock, par value $0.01 per share, including associated rights to purchase Series A Junior Participating Preferred Stock(2)	27,766,388	$65.87(3)	$1,828,971,977.56	$69,455.67(4)

(1)	The amount to be registered includes 7,507,103 shares of our common stock issuable upon exercise of our Series A warrants. Pursuant to Rule 416 under the Securities Act, such number of shares of our common stock registered hereby shall also include an indeterminate number of additional shares of our common stock that may be issued from time to time upon exercise of our Series A warrants by reason of adjustment of the conversion price in certain circumstances specified in the agreement governing the Series A warrants.

(2)	The rights to purchase shares of our Series A Junior Participating Preferred Stock initially are attached to and trade with the shares of our common stock being registered hereby. Upon the occurrence of specified events, our Series A Junior Participating Preferred Stock will be evidenced separately from the shares of our common stock. Value attributed to these rights, if any, is reflected in the market price of our common stock.

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) and 457(c) of the Securities Act on the basis of the average of the high and low price of our shares of common stock on the Nasdaq National Market on December 18, 2003.

(4)	$19,231.92 of this fee was previously paid to register 17,205,157 shares of common stock based on a market price of $12.15, the average price of our common stock on February 11, 2003. We are hereby registering an additional 10,561,231 shares of common stock which includes 1,136,414 shares of common stock which are issuable upon the exercise of warrants as a result of an adjustment to the warrant price and warrant conversion factor. Pursuant to Rule 416 under the Securities Act of 1933, the $19,231.92 fee previously paid included these additional 1,136,414 shares of common stock. Therefore, the additional fee payable relates to 9,424,817 shares. The average price of our common stock on December 18, 2003 was $65.87.

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

    The purpose of this post-effective amendment is to update certain information regarding the registrant and to increase the numbers of shares to be registered on behalf of the selling stockholders as a result of the rights offering.

PROSPECTUS

NTL Incorporated

20,259,285 Shares of Common Stock

7,507,103 Shares of Common Stock Issuable Upon Exercise of Series A Warrants

        On January 10, 2003, the effective date of the Second Amended Joint Reorganization Plan of NTL Incorporated and certain subsidiaries, or the Plan, we emerged from Chapter 11 reorganization. As part of the Plan, we issued to some of our stockholders 50,000,969 shares of our common stock, par value $0.01 per share, and 8,750,496 Series A warrants, each of which entitles the holder to purchase 1.178580 shares of our common stock at an exercise price of $262.93 per share, which gives effect to an adjustment for a subsequent issuance of shares. In addition, we issued 500,000 shares of our common stock to the initial purchasers of our 19% senior secured notes due in 2010, which we refer to in this prospectus as the Exit Notes. Pursuant to a registration rights agreement signed on the effective date of the Plan, some former stockholders who received those securities, and who are identified as selling stockholders in this prospectus, are entitled to have the common stock which they received, or which they are entitled to purchase pursuant to the Series A warrants they received, registered.

      On November 17, 2003, we completed a rights offering pursuant to which 35,568,105 shares of our common stock were issued, including to some of the selling stockholders.

      This prospectus relates to the offer and sale by the selling stockholders identified in this prospectus of

•	10,834,468 shares of our common stock issued pursuant to the Plan, including shares of our common stock owned by persons who may have been considered underwriters under the Plan, issued in connection with the Exit Notes and issuable upon exercise of Series A warrants;

•	9,424,817 shares of our common stock issued to selling stockholders pursuant to the rights offering; and

•	7,507,103 shares of our common stock issuable to holders of our Series A warrants upon exercise of their warrants.

      The selling stockholders will receive all of the net proceeds from sales of the shares registered pursuant to this prospectus and will pay all underwriting discounts and selling commissions, if any, applicable to those sales. We will not receive any proceeds from sales of any of these shares.

      This prospectus contains a general description of the shares of common stock which may be offered and sold. The selling stockholders may periodically sell these shares directly or through agents, underwriters or dealers. If required, each time a selling stockholder sells shares of common stock, we will provide a prospectus supplement that will contain specific information about the terms of that transaction. We urge you to carefully read this prospectus and any accompanying prospectus supplement before you make an investment decision.

      Our common stock is currently listed on the Nasdaq National Market under the symbol “NTLI.” On December 23, 2003, the closing price for our common stock on the Nasdaq National Market was $66.42.

      We urge you to carefully read the “Risk Factors” section beginning on page 9 where we describe risks associated with our common stock, before you make your investment decision.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 24, 2003.

SUMMARY
RECENT DEVELOPMENTS
RISK FACTORS
USE OF PROCEEDS
DIVIDEND POLICY
EXCHANGE RATES
MARKET INFORMATION
CAPITALIZATION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
UNAUDITED PRO FORMA FINANCIAL INFORMATION
Notes to the Pro Forma Financial Information
SUPPLEMENTARY FINANCIAL INFORMATION
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT AND EXECUTIVE COMPENSATION
PRINCIPAL STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF OUR INDEBTEDNESS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
UNITED STATES TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS
LEGAL MATTERS
EXPERTS
ENFORCEABILITY OF CIVIL LIABILITIES
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
CONSOLIDATED BALANCE SHEETS
CONSOLIDATED STATEMENTS OF OPERATIONS
NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT CONDENSED BALANCE SHEETS
NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) SCHEDULE I --CONDENSED FINANCIAL INFORMATION OF REGISTRANT CONDENSED STATEMENTS OF OPERATIONS
NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) SCHEDULE I --CONDENSED FINANCIAL INFORMATION OF REGISTRANT CONDENSED STATEMENTS OF CASH FLOWS
NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) SCHEDULE I --CONDENSED FINANCIAL INFORMATION OF REGISTRANT NOTES TO CONDENSED FINANCIAL STATEMENTS
NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) SCHEDULE II --VALUATION AND QUALIFYING ACCOUNTS
CWC ConsumerCo, a division of ntl (CWC) Limited (formerly Cable & Wireless Communications Limited) “ConsumerCo”
Report and financial statements as of March 31, 1999 and 2000 and for the three years ended March 31, 2000
SIGNATURES
EXHIBIT INDEX
EX-5.2
EX-12.1
EX-23.1

      You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS

      Various statements contained in this prospectus constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. When used in this prospectus, the words “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our

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actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements. These factors include those set forth in the section of this prospectus captioned “Risk Factors” beginning on page 9, for example:

•	potential adverse developments with respect to our liquidity or results of operations;

•	the significant debt payments commencing in 2005 and other contractual commitments coming due over the next several years;

•	our ability to fund and execute our business plan;

•	the impact of new business opportunities requiring significant up-front investments;

•	our ability to attract and retain customers, increase our overall market penetration and react to competition from providers of alternative services;

•	our ability to integrate our billing systems;

•	our significant management changes;

•	our ability to develop and maintain back-up for our critical systems;

•	our ability to respond adequately to technological developments;

•	our ability to maintain contracts that are critical to our operations;

•	our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions;

•	interest rate and currency exchange rate fluctuations; and

•	the impact of our recent reorganization and subsequent organizational restructuring.

      We assume no obligation to update the forward-looking statements contained in this prospectus to reflect actual results, changes in assumptions or changes in factors affecting these statements.

PRESENTATION OF INFORMATION

      The terms “NTL,” the “Company,” “we,” “our” and “us” refer to NTL Incorporated and its consolidated subsidiaries unless the context suggests otherwise. The term “you” generally refers to a prospective purchaser of our common stock.

      References to “pounds sterling,” “pounds,” “sterling,” “UK pounds,” “£,” “pence” or “p” are to the lawful currency of the UK, references to “euros,” “Euros” or “€” are to the lawful currency of the European Monetary Union and references to “U.S. dollars,” “dollars” or “$” are to the lawful currency of the United States. Solely for your convenience, this prospectus contains translations of some foreign currency amounts into U.S. dollars and some U.S. dollar amounts into pounds sterling. We are not making any representation to you regarding those translated amounts. Unless we otherwise indicate, the translations of pounds sterling into U.S. dollars is made at $1.662 per £1.00, the noon buying rate in the City of New York for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York on September 30, 2003. However, references to currency amounts relating to our acquisitions and dispositions of third parties or assets of third parties are translated at the noon buying rate on the closing date of the transaction. On December 23, 2003, the noon buying rate was $1.77 per £1.00.

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IMPORTANT EXPLANATORY NOTE REGARDING THE CONSOLIDATED FINANCIAL STATEMENTS OF NTL EUROPE, INC. AND NTL (DELAWARE), INC. INCLUDED IN THIS PROSPECTUS

      On January 10, 2003, we completed our joint reorganization plan pursuant to Chapter 11 of the U.S. Bankruptcy Code. In reviewing this prospectus, including the financial statements of NTL Europe, Inc. and NTL (Delaware), Inc., you should be aware that since our reorganization we are no longer affiliated with NTL Europe, Inc. or NTL (Delaware), Inc. and the business and operations of those companies are separate from our business and operations. Neither we nor NTL Europe, Inc. and NTL (Delaware) Inc. have responsibility for each other’s obligations, except for transitional types of arrangements entered into at the time of our separation and some immaterial guarantees for our benefit that NTL Europe, Inc. and NTL (Delaware), Inc. entered into in the ordinary course prior to our separation. In addition, in evaluating our historical performance, you should be aware that, prior to the completion of the reorganization plan, NTL Europe, Inc. and NTL (Delaware), Inc. were parent holding companies of NTL Incorporated and, consequently, their assets, liabilities, results of operations and cash flows, except those relating to our consolidated group, were historically never part of our consolidated group.

      During the three years ended December 31, 2002, we had outstanding two series of convertible notes, our 7% Convertible Subordinated Notes due 2008 and our 6 3/4% Convertible Senior Notes due 2008. These convertible notes are no longer outstanding. They were cancelled under our reorganization plan. The 7% notes were co-obligations of NTL Europe, Inc. and NTL (Delaware), Inc. and the 6 3/4% notes were co-obligations of NTL Europe, Inc. NTL (Delaware), Inc. is a wholly-owned subsidiary of NTL Europe, Inc. and is not a subsidiary of ours.

      Because the convertible notes were outstanding as of December 31, 2002, Rule 3-10 of Regulation S-X requires the registration statement of which this prospectus forms a part to include consolidated balance sheets for each of NTL Europe, Inc. and NTL (Delaware), Inc. as of December 31, 2002 and 2001 and consolidated statements of operations and cash flows of each of NTL Europe, Inc. and NTL (Delaware), Inc. for the years ended December 31, 2002, 2001 and 2000 and the related notes and financial statement schedules.

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SUMMARY

      This summary highlights information about us that is contained elsewhere in this prospectus. This summary may not contain all the information that is important to you. You should read the entire prospectus carefully before making an investment decision, including the section entitled “Risk Factors” and the financial statements and related notes. Various statements in this prospectus are forward-looking statements. Please refer to the section of this prospectus entitled “Forward-Looking Statements.”

About NTL

Overview

      We are a leading broadband and communications services company in the UK and the Republic of Ireland based on total residential subscriber numbers. We provide our services to our customers through five divisions.

•	ntl: home provides residential telephone, cable television and Internet services, as well as wholesale Internet access solutions to Internet service providers, or ISPs, in the UK.

•	ntl: business provides data, voice and Internet services to large businesses, public sector organizations and small and medium sized enterprises, or SMEs, located near our existing residential broadband network in the UK.

•	ntl: broadcast provides digital and analog television and radio broadcast transmission services, network management, tower site rental and satellite and media services as well as radio communications to public safety organizations in the UK.

•	ntl: carriers provides national and international communications transport services to communications companies in the UK and the Republic of Ireland.

•	ntl: Ireland provides primarily cable television services, as well as telephone and Internet services, to residential customers and television, data, voice and Internet services to business customers in the Republic of Ireland.

      Our divisions are supported by various central shared services, including ntl: networks, which manages our UK national network. Other shared services include finance, information technology, or IT, and human resources.

Business Strategy

      Our management team is focusing our efforts on improving the overall performance of our business. We are accomplishing this in a number of ways, including through:

•	Increased Focus on Profitability of Services and Customers — We instituted a number of initiatives to review major services within each of our divisions. We are using this information to emphasize our services and customers that are more profitable and to migrate away from those that are less profitable.

•	Improved Cost Controls — We are looking critically at major expense categories. We benchmark these costs against our competitors and among our various network regions. As a result, we are continuing to pursue a number of cost reduction initiatives. On September 30, 2003, we amended our IT outsourcing agreement with IBM and are renegotiating various other vendor contracts to receive more favorable contract terms.

•	Taking Advantage of our Existing Network Asset Base — Our business is underpinned by a significant investment in our network infrastructure. We believe that we can successfully grow our business by using our existing assets. For example, as of September 30, 2003 there were approximately 8.4 million homes passed by our ntl: home network. Homes passed is a cable industry term for the number of homes that can be connected to our network without further extending the cable distribution plant. Approximately 2.8 million of these homes currently use at least one of our services. Approximately 6.7 million of those homes are broadband-ready. Broadband-ready refers to homes that could receive broadband service without additional network investment. Accordingly, with limited infrastructure upgrade and capital investment, we have access to a substantial supply of potential new customers. We plan to focus our marketing efforts primarily on customers that are broadband-ready in order to increase our revenues and improve our profit margins. Our targeted marketing efforts resulted in the acquisition of approximately 347,000 new broadband customers in the first nine months of 2003.

•	Customer Retention and Improving Revenue Growth — In order to increase our revenues and profitability, we are emphasizing the retention of existing customers as well as selling more of our services to these customers. These efforts include price incentives for customers who subscribe to more than one of our services. We are also seeking to improve customer service. Our success in improving our customer service is evidenced by a reduction in our residential customer churn in the UK. Customer churn is a cable industry term for the percentage of customers who stop using a provider’s services. ntl: home lowered its annualized customer churn rate to 14.4% for the third quarter of 2003 from 16.4% for the third quarter of 2002. Our annualized customer churn rate is calculated by dividing the number of customers lost in the most recent quarter, multiplied by four, by the average total number of customers we serviced during that quarter.

•	Rationalization and Integration of Disparate IT Systems — Our historical growth through acquisitions has resulted in numerous billing systems and technology infrastructure. We are in the process of merging most of these systems onto a single platform for use by our ntl: home and ntl: business divisions. We expect this integration to reduce costs and improve customer call center efficiencies. We expect to complete this integration by late 2004.

•	Improved Performance Management — We implemented a more rigorous planning and performance management process. This process includes detailed planning models by business segment and geographic division. We also established key performance indicators to measure current performance and project future performance.

NTL’s Completed Restructuring

      On January 10, 2003, we emerged from reorganization under Chapter 11 of the U.S. Bankruptcy Code. As part of the plan of reorganization, which we refer to as the Plan, we substantially reduced our indebtedness. In addition, since the completion of the Plan, we have enhanced our management team. We have a new chairman — James F. Mooney, a new chief executive officer — Simon P. Duffy, and a new chief financial officer — Scott E. Schubert. Prior to joining us, Mr. Mooney was the executive vice president and chief operating officer of Nextel Communications Inc., Mr. Duffy was the chief financial officer of Orange SA and Mr. Schubert was the chief financial officer of WilTel Communications.

      Pursuant to the Plan, our former parent NTL Europe, Inc., formerly known as NTL Incorporated, and its subsidiaries and affiliates were split into two separate groups, with us and NTL Europe, Inc. each emerging as independent public companies. We were renamed “NTL Incorporated” and became the holding company for the former NTL group’s principal UK and Ireland assets. NTL Europe, Inc. became the holding company for the former NTL group’s continental European and various other assets. All of the outstanding securities of NTL Europe, Inc. and some of its subsidiaries, including us, were cancelled. We issued shares of our common stock and Series A warrants and NTL Europe, Inc. issued shares of its common stock and preferred stock to various former creditors and stockholders. As a result, we are no longer affiliated with NTL Europe, Inc.

RECENT DEVELOPMENTS

      On November 4, 2003, we declared a dividend to stockholders of record of our common stock as of close of business on November 7, 2003, at no charge, of 0.702243 transferable rights for each share of our common stock they held on the record date. Each right entitled stockholders to purchase one share at a purchase price of $40.00. The rights offering period expired on November 17, 2003.

      35,568,105 shares were issued pursuant to the basic subscription privilege and 285,360 shares were allocated based on a proration factor to stockholders entitled to participate in the first over-subscription allocation. This resulted in an issuance of all 35,750,000 shares of common stock initially offered pursuant to the rights offering and 103,465 additional shares that were issued upon the exercise of rights granted in connection with shares issued upon the exercise of 147,333 stock options during the period between the declaration date and the record date of the rights offering.

      In connection with the rights offering, we received gross proceeds of approximately $1,434 million. We used the net proceeds of approximately $1,370 million to repay in full all obligations under our 19% Senior Secured Notes due in 2010, which we refer to as our Exit Notes and, together with cash on hand, our working capital facility. After making these payments, we used a portion of the remaining net proceeds as inter-company funding to one of our subsidiaries and the balance for general corporate purposes.

Risk Factors

      An investment in the shares of our common stock involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” beginning on page 9 and all of the information in this prospectus before deciding to exercise or sell your rights.

Principal Executive Offices

      Our principal executive offices are located at 110 East 59th Street, 26th Floor, New York, New York 10022 and our telephone number at that address is (212) 906-8440. Our World Wide Web site is www.ntl.com. The information on the website is not part of this prospectus and is not incorporated by reference into this prospectus.

The Offering

Issuer	NTL Incorporated

Securities Offered by the Selling Stockholders	27,766,388 shares common stock, par value $0.01 per share, including shares of common stock issuable upon exercise of Series A warrants, subject to adjustment.

Common Stock Outstanding	86,909,114 shares as of December 23, 2003

Voting Rights	Holders of our common stock have one vote per share.

Use of Proceeds	We will not receive any proceeds from the sale of common stock sold pursuant to this prospectus. The selling stockholders will receive all the proceeds from the sale of common stock sold pursuant to this prospectus.

Nasdaq Symbol	Our common stock currently trades under the symbol “NTLI” on the Nasdaq National Market.

Risk Factors	Please refer to the section of this prospectus entitled “Risk Factors” beginning on page 9 for a discussion of risks that you should consider carefully before deciding to invest in shares of our common stock.

SUMMARY HISTORICAL AND PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION

      The summary of our consolidated financial information presented below under the captions income statement data for the years ended December 31, 2002, 2001 and 2000 and balance sheet data at December 31, 2002 was derived from our consolidated financial statements audited by Ernst & Young LLP. Balance sheet data as of September 30, 2003 and income statement data for the nine months ended September 30, 2003 and 2002 are unaudited, but include, in the opinion of management, all normal recurring adjustments necessary for a fair presentation of that data. Results for the nine months ended September 30, 2003 are not necessarily indicative of the results that may be expected for any other interim period or for the year as a whole. Also included is the fresh-start income statement data for January 1, 2003, reflecting our emergence from Chapter 11 reorganization and the application of fresh-start accounting as described below.

      We operated our business as a debtor-in-possession subject to the jurisdiction of the Bankruptcy Court beginning on May 8, 2002, the date that we, NTL Europe and some of our and NTL Europe’s subsidiaries filed the Plan under Chapter 11 of the U.S. Bankruptcy Code, until January 10, 2003. Accordingly, we have prepared our consolidated financial statements for periods prior to our emergence from Chapter 11 reorganization in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code,” or SOP 90-7.

      We adopted fresh-start reporting upon our emergence from Chapter 11 reorganization in accordance with SOP 90-7. For financial reporting purposes, the effects of the completion of the Plan as well as adjustments for fresh-start reporting have been recorded as of January 1, 2003. Pursuant to fresh-start reporting, a new entity was deemed created for financial reporting purposes. The carrying values of our assets were adjusted to their reorganization values, which are equivalent to their estimated fair values at January 1, 2003. The carrying values of our liabilities were adjusted to their present values at January 1, 2003. Since fresh-start reporting materially changed the carrying values recorded in our consolidated balance sheet, a vertical black line separates the financial statements for periods after the adoption of fresh-start reporting from the financial statements for periods prior to the adoption. The term “Predecessor Company” refers to us and our subsidiaries for periods prior to and including December 31, 2002. The term “Reorganized Company” refers to us and our subsidiaries for periods subsequent to January 1, 2003. The effects of the completion of the Plan as well as adjustments for fresh-start reporting recorded as of January 1, 2003 are Predecessor Company transactions. All other results of operations on January 1, 2003 are Reorganized Company transactions.

      The summary pro forma financial information is derived from the unaudited pro forma financial information which gives effect to our emergence from Chapter 11 reorganization and the estimated effect of our adoption of fresh-start reporting. The unaudited pro forma condensed consolidated income statement data for the year ended December 31, 2002 gives effect to our emergence from Chapter 11 reorganization as if it had occurred on January 1, 2002. The unaudited pro forma financial information does not purport to present what our results of operations would have been had we emerged from Chapter 11 reorganization on January 1, 2002, nor are they necessarily indicative of the results of operations that we may report in the future.

      The following information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and related notes and the unaudited pro forma financial information and related notes, in each case, included elsewhere in this prospectus.

Income Statement Data

					Nine Months Ended
	Year Ended December 31,				September 30,

	2000(1)	2001	2002	2002	2002	2003

	Predecessor	Predecessor	Predecessor	Pro	Predecessor	Reorganized
	Company	Company	Company	Forma	Company	Company

				(Unaudited)	(Unaudited)	(Unaudited)

	(in millions, except per share data)
Revenues	$2,484.2	$3,189.6	$3,265.1	$3,265.1	$2,426.0	$2,662.5

Operating expenses	1,223.2	1,564.3	1,502.5	1,502.5	1,128.7	1,157.2
Selling, general and administrative expenses	992.8	997.5	788.5	788.5	579.2	648.9

Combined segment profit(2)	268.2	627.8	974.1	974.1	718.1	856.4
Asset impairments(3)	—	8,160.6	445.1	445.1	—	—
Non-cash compensation	—	30.6	—	—	—	—
Other charges(4)	92.7	297.9	389.2	389.2	319.9	28.0
Depreciation	874.4	1,361.4	1,477.9	1,150.2	1,050.0	871.6
Amortization(5)	826.3	1,178.9	63.7	200.2	46.9	150.4

Operating (loss)	(1,525.2)	(10,401.6)	(1,401.8)	(1,210.6)	(698.7)	(193.6)
Other income (expense):
Interest income and other, net	25.8	28.8	21.0	22.7	19.7	11.1
Interest income — NTL Europe, Inc.	—	5.8	8.8	—	—	—
Interest expense(6)	(886.3)	(1,240.8)	(762.5)	(564.9)	(652.3)	(552.3)
Interest expense — NTL Europe, Inc.	—	—	(17.7)	—	—	—
Share of income (losses) from equity investments(3)	(24.2)	(23.2)	(3.4)	(3.4)	(3.0)	(1.5)
Other (losses)(4)	—	(88.5)	—	—	—	—
Foreign currency transaction (losses) gains	(58.1)	0.6	(94.1)	62.1	(47.4)	21.0

(Loss) before recapitalization items and income taxes	(2,468.0)	(11,718.9)	(2,249.7)	(1,694.1)	(1,381.7)	(715.3)
Recapitalization items, net(7)	—	—	(151.8)	—	(95.8)	—

(Loss) before income taxes	(2,468.0)	(11,718.9)	(2,401.5)	(1,694.1)	(1,477.5)	(715.3)
Income tax benefit (expense)	79.9	(118.1)	25.7	25.7	33.0	(10.8)

Net (loss)	$(2,388.1)	$(11,837.0)	$(2,375.8)	$(1,668.4)	$(1,444.5)	$(726.1)

Basic and diluted net (loss) per common share(8)				$(33.04)	$(28.60)	$(14.38)

Weighted average shares(8)				50.5	50.5	50.5

Fresh-Start Income Statement Data

January 1,
2003

Predecessor
Company

(Unaudited)
(in
millions,
except per
share data)
Gain on debt discharge	$8,451.6
Fresh-start adoption — intangible assets	1,521.7
Fresh-start adoption — long-term debt	221.3
Fresh-start adoption — deferred tax liability	(68.6)
Fresh-start adoption — accrued expenses	(120.4)
Fresh-start adoption — fixed assets	(3,194.9)
Recapitalization expense	(8.0)

Net income	$6,802.7

Pro forma basic and diluted net income per common share	$134.71

Pro forma weighted average shares	50.5

Balance Sheet Data

	December 31, 2002	September 30, 2003

	Predecessor	Reorganized
	Company	Company

		(Unaudited)

	(in millions)
Cash, cash equivalents and marketable securities	$507.2	$469.4
Working capital (deficiency)	(6,794.6)	(396.5)
Fixed assets, net	11,088.9	7,600.9
Total assets	13,041.4	10,586.0
Long-term debt, net of unamortized discounts(9)	15,766.5	6,581.1
Stockholders’ (deficiency) equity	(5,176.1)	2,311.5

(1)	In May 2000, NTL Europe, Inc. acquired ConsumerCo, which primarily comprises the residential and business cable operations of Cable & Wireless Communications plc, for a total consideration valued at approximately $13.1 billion, including intangibles of approximately $8.9 billion. We subsequently acquired ConsumerCo from NTL Europe, Inc. The net assets and results of operations of ConsumerCo are included in the consolidated financial statements beginning in May 2000.

(2)	Combined segment profit is not a financial measure recognized under generally accepted accounting principles in the United States, or GAAP. Combined segment profit represents our combined earnings before interest, taxes, depreciation and amortization, asset impairments, non-cash compensation, other charges, share of income (losses) from equity investments, other (losses), foreign currency gains (losses) and recapitalization items, net, for each of our reportable business segments. This measure is most directly comparable to the GAAP financial measure net income (loss). Some of the significant limitations associated with the use of combined segment profit as compared to net income (loss) are that combined segment profit does not consider the amount of required reinvestment in depreciable fixed assets, interest expense, gains or losses on foreign currency transactions, income tax expense or benefit and similar items on our results of operations. Combined segment profit also ignores the impact on our results of operations of items that management believes are not characteristic of our underlying business operations. We compensate for these limitations by using combined segment profit to measure profit or loss on a combined divisional basis and not to determine our consolidated results of operations.

We believe combined segment profit is helpful for understanding our performance and assessing our prospects for the future, and that it provides useful supplemental information to investors. In particular, this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliations to net income (loss), provide a more complete understanding of factors and trends affecting our business. Because non-GAAP financial measures are not standardized, it may not be possible to compare combined segment profit with other companies’ non-GAAP financial measures that have the same or similar names. The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for net income (loss) or other measures of financial performance reported in accordance with GAAP. The reconciliation of combined segment profit to net income (loss) is included in the income statement data above. For additional information regarding this non-GAAP financial measure, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Use of Non-GAAP Financial Measures.”

(3)	In 2002, we recorded asset impairment charges of $445.1 million consisting of non-cash charges to write down certain fixed assets of $56.0 million, license acquisition costs of $29.0 million and goodwill of $360.1 million. In 2001, we recorded a write-down of $8,161.6 million consisting of non-cash charges to write down goodwill of $8,077.8 million, license acquisition costs of $58.8 million, customer lists of $9.1 million, other intangibles of $14.9 million and investments in affiliates of $1.0 million. $8,160.6 million of the write-down is included in asset impairments and $1.0 million is included in share of income (losses) from equity investments.

(4)	In 2002, we recorded restructuring charges of $104.8 million and non-cash charges of $284.4 million, primarily for the cancellation of receivables from NTL Europe in accordance with the Plan. In 2001, we recorded restructuring costs of $202.8 million and integration and consulting costs of $95.1 million. In addition, in 2001 we recorded a loss on the sale of the ConsumerCo customers who were not directly connected to our network, or off-net customers, of $88.5 million. In 2000, we recorded restructuring charges of $65.9 million and costs of $26.8 million primarily to integrate acquired companies, mostly related to IT integration, as well as costs incurred for business rationalization consulting.

(5)	Amortization expense in 2002 decreased from amounts in prior periods due to the adoption of Statement of Financial Accounting Standards, or SFAS, No. 142 on January 1, 2002. SFAS No. 142 ended the amortization of goodwill and other indefinite lived intangible assets. SFAS No. 142 requires that an impairment analysis of these assets be undertaken at least annually.

(6)	Pursuant to SOP 90-7, beginning on May 8, 2002, we discontinued accruing interest expense on some of our prepetition obligations. Our reported interest expense in 2002 excludes $645.2 million of contractual interest for the period from May 8, 2002 to December 31, 2002.

(7)	In 2002, recapitalization items, net were $151.8 million. Recapitalization items, net include all transactions incurred as a result of our Chapter 11 reorganization, including $36.2 million for employee retention related to substantially all of our UK employees and $116.7 million for financial advisory, legal, accounting and consulting costs. These costs are net of $1.1 million of interest earned on accumulated cash since the Chapter 11 filing on May 8, 2002.

(8)	Basic and diluted net loss per common share for the nine months ended September 30, 2002 is computed as if the 50.5 million shares issued in connection with our emergence from Chapter 11 reorganization on January 10, 2003 were outstanding as of January 1, 2002. In connection with our recently completed rights offering, we issued an additional 35,853,465 shares of common stock. As of December 23, 2003, there were 86,909,114 shares of common stock outstanding.

(9)	As of December 31, 2002, long-term debt of $5,952.3 million was classified as current and $9,814.2 million was classified as liabilities subject to compromise.

RISK FACTORS

      An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below before deciding to invest in our common stock. In assessing these risks, you should also refer to the other information in this prospectus, including the financial statements and related notes. Various statements in this prospectus, including the following risk factors, constitute forward-looking statements.

Risks Related to Our Company

We have historically incurred losses and generated negative cash flow and may not be profitable in the future.

      Historically, construction, operating expenditures and interest costs have contributed to our negative cash flow, which we expect will continue for the foreseeable future. We have also incurred and expect to continue to incur substantial losses. We had net losses for the nine months ended September 30, 2003 of $726.1 million, and net losses for the years ended December 31:

•	2002 of $2,375.8 million;

•	2001 of $11,837.0 million, which includes an asset impairment charge of $8,160.6 million; and

•	2000 of $2,388.1 million.

      As of December 31, 2002, our accumulated deficit was $18.6 billion. On January 10, 2003, we emerged from reorganization under Chapter 11 of the U.S. Bankruptcy Code and adopted fresh-start reporting. At that time, our assets and liabilities were revalued. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

      We had negative cash flow of $171.3 million for the nine months ended September 30, 2003. We had positive cash flow of $250.9 million for the year ended December 31, 2002, principally due to our non-payment of $566.8 million of interest on some of our debt incurred prior to our reorganization. We had negative cash flow of $172.4 million for the year ended December 31, 2001 and negative cash flow of $650.7 million for the year ended December 31, 2000.

      We cannot be certain that we will achieve or sustain profitability in the future. Failure to achieve profitability could diminish our ability to sustain operations, meet financial covenants, obtain additional required funds and make required payments on our present or future indebtedness.

We are required to make significant principal payments commencing in 2005 and have other contractual commitments coming due over the next several years.

      We have over $5.7 billion of principal payments and other contractual commitments coming due over the next three years, including £2.6 billion, or $4.3 billion, due under our senior credit facility on September 30, 2005. Beginning in 2005, a series of principal payments will come due on our other existing debt as they approach their maturity dates.

      Our ability to make these principal payments and other contractual commitments is dependent upon a number of factors, including our existing cash balances, the cash flow generated by our operating subsidiaries and our ability to obtain additional financing in the future. Failure to achieve profitability or maintain or achieve various other financial performance levels could in the future diminish our ability to sustain operations, meet financial covenants, obtain additional funds and make required payments on our present or future indebtedness. See “Description of Our Indebtedness.”

Our business is capital intensive and we may not have access to cash to fund our future capital expenditures.

      Our business requires substantial capital expenditures on a continuing basis for various purposes, including:

•	expanding, maintaining and upgrading our network;

•	investing in new customer acquisitions; and

•	offering new services.

From time to time, we also need to make capital expenditures for particular projects like integrating our billing and customer service systems.

      We expect to spend approximately £360 million, or $600 million, on acquiring fixed assets during the twelve months from October 1, 2003 to September 30, 2004. We believe that our cash on hand, together with cash from operations, will be sufficient for our cash requirements during the twelve months from October 1, 2003 to September 30, 2004 and for the year ended December 31, 2004. However, our cash requirements after these periods may exceed, perhaps significantly, these sources of cash. In addition, we have significant principal payments of our indebtedness coming due beginning in 2005. This will require that we obtain additional financing. We may at any time opportunistically take advantage of market conditions in connection with our anticipated refinancing needs. However, we may not be able to obtain financing at all, or on favorable terms, or we may be contractually prevented by the terms of our current indebtedness from incurring additional indebtedness.

Our substantial amount of debt could adversely affect our financial health and diminish stockholder value.

      As of September 30, 2003, our long-term indebtedness, net of unamortized discount, was $6,581.1 million. After giving effect to the repayment of our indebtedness from the net proceeds of our recently completed rights offering, our long-term indebtedness, net of unamortized discount, would have been $5,358.6 million.

      Our substantial indebtedness, coupled with the relatively high interest rate on our indebtedness, could adversely affect us by:

•	limiting our ability to borrow money for working capital, capital expenditures, acquisitions or other purposes, if needed;

•	requiring us to dedicate a substantial portion of our cash flow from operations to service our debt, which reduces the funds available for operations and future business opportunities;

•	increasing our vulnerability to adverse changes in general economic conditions or increases in prevailing interest rates since 80.6% of our long-term indebtedness, net of unamortized discount, as of September 30, 2003 accrues interest at variable interest rates;

•	limiting our flexibility in responding to changing business and economic conditions, including increased competition and demand for new services; and

•	placing us at a disadvantage when compared to our competitors that have less debt.

      In addition, the significant cash payments required as a result of our indebtedness could negatively impact stockholder value. Any inability to repay our indebtedness or obtain additional financing, as needed, could adversely affect our business, financial condition and results of operations.

The restrictive covenants under our indebtedness may limit our operations.

      The agreements governing our outstanding indebtedness significantly restrict and, in some cases, prohibit our ability and the ability of most of our subsidiaries to:

•	incur additional debt;

•	create or incur liens;

•	pay dividends or make other equity distributions;

•	engage in or make some payments under inter-company arrangements;

•	purchase or redeem share capital;

•	create restrictions on the payment of dividends or other amounts by our subsidiaries;

•	make investments;

•	sell assets;

•	issue or sell share capital of certain subsidiaries;

•	engage in transactions with affiliates; and

•	effect a merger or consolidation, or sell all or substantially all of our assets.

      We and our subsidiaries must also comply with various financial covenants requiring specified financial performance levels to be met and maintained. In the event that we fail to meet any of these covenants and are unable to cure the failure or otherwise renegotiate the covenant, the lenders under those agreements would have significant rights to seize control of most of our assets because these agreements are secured by substantially all of our assets. A default under one debt agreement could trigger a default under our other debt agreements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

      Furthermore, upon the occurrence of any default under these agreements, the lenders could elect to declare all amounts outstanding under these agreements, to be immediately due and payable. If those lenders accelerate the payment of those amounts, we cannot assure you that our assets and the assets of our subsidiaries will be sufficient to repay in full those amounts.

Failure to control customer churn may adversely affect our financial performance.

      The successful implementation of our business plan depends upon us controlling our customer churn. Customer churn is a measure of customers who stop taking our services. An increase in customer churn can lead to increased costs and reduced revenues. In order to control customer churn, we aim to improve our customer service. If we fail to deliver a satisfactory level of customer service, this could contribute to an increase in customer churn. It will be difficult to improve customer service without an integrated billing system and customer database across our entire network, which we do not presently have. Although we are in the process of integrating our billing systems and customer databases, there can be no assurance that we will be successful in achieving our goal. The change over to a new billing system may cause billing errors which can lead to customer churn. If we are not successful in integrating these systems, we could experience an adverse effect on customer service and, in turn, an increase in our customer churn rate. In addition, our customer churn rate may also increase if we are unable to deliver our services over our network without interruption.

      Our ability to control customer churn could also be adversely affected by the availability of competing services in the UK, like the digital satellite and digital terrestrial television services offered by British Sky Broadcasting Group plc, or BSkyB, and Freeview, a service provided by DTV Services Limited, a joint venture between BSkyB, Crown Castle International Corp. and the British Broadcasting Corporation, or the BBC. Competing services also include telephone, dial-up Internet and broadband Internet services offered by BT Group plc, or BT. BT and BSkyB have regularly launched joint campaigns to entice our customers to move to these competing services. As we attempt to migrate customers to our digital television, or DTV, services, it is possible that some of our customers may move to our competitors. In addition, as our analog television, or ATV, or dial-up Internet customers choose to migrate to DTV or broadband Internet services in areas where we do not have an adequate network, we may lose these customers to competitors that can provide these services. For example, of the approximately 1.0 million homes passed by our network in London, we are not able to offer broadband Internet to approximately 500,000 homes located in west London. However, broadband Internet is being offered in this area by some of our competitors. Some of our customers in this area currently use our dial-up Internet services, and may also use our telephone or television services. These customers may discontinue some or all our services if they decide to use the broadband Internet services provided by our competitors.

We could experience an adverse effect on our customer service, customer acquisitions, customer churn rate and operating costs if we do not successfully integrate our various billing and operation platforms in a timely manner.

      As a result of our growth through acquisitions we inherited numerous billing and customer service systems. We are in the process of integrating our various billing systems and customer databases to improve our customer service and our collections. It is possible that billing errors and other customer service problems will occur during this integration, potentially resulting in increased customer churn. In addition, we cannot be certain that this integration project will be successful. If the full integration of our billing and customer service systems is not successful, we could experience an adverse effect on our customer service, customer acquisitions, churn rate and costs of maintaining these systems going forward. We have attempted to integrate our billing systems in the past, but previous integration projects were not completed.

Failure to successfully market broadband Internet services will adversely impact our revenue and results of operations.

      A significant component of our strategy is to successfully market broadband Internet services to residential customers. We believe that our “triple play” offering of telephone service, broadband access to the Internet and digital television will prove attractive to our existing customer base and allow us to increase our average revenue per user, or ARPU. However, broadband Internet usage by residential customers remains a relatively new and underdeveloped market. As of September 30, 2003, out of approximately 6.7 million homes currently able to receive broadband Internet service from us, we had approximately 865,000 residential customers receiving this service. In addition, we face significant competition in these markets through alternative Internet access media, including digital subscriber line, or DSL, services offered by companies like BT and Freeserve and dial-up services offered by many companies, including America Online. If customers are not prepared to pay a premium for broadband Internet access, compared to less expensive slower speed services like dial-up Internet access, we may not be able to successfully market broadband Internet services. If we are unable to charge prices for broadband Internet services that are anticipated in our business plan in response to competition or if our competition delivers better services to our customers, our results of operations will be adversely affected.

We are a holding company and are dependent upon cash flow from our subsidiaries to meet our obligations.

      We are a holding company with no independent operations or significant assets other than our investments in and advances to our subsidiaries. We depend upon the receipt of sufficient funds from our subsidiaries to meet our obligations. The terms of our working capital facility and senior credit facility, the Exit Notes and the notes of our subsidiaries Diamond Holdings Limited and NTL (Triangle) LLC, or NTL Triangle, limit the payment of dividends, loan repayments and other distributions to or from us under many circumstances. In particular, the various agreements governing the debt of our subsidiaries restrict and, in some cases, prohibit the ability of these subsidiaries to move cash among our operating subsidiaries or to us to enable us or our subsidiaries to meet our cash flow needs. Any future indebtedness of us and our subsidiaries may contain similar terms. Some of our subsidiaries are also dependent on funding from us. The inability to transfer cash among entities within our group may mean that even though we may have sufficient resources to meet our obligations, we may not be permitted to make the necessary transfers from one entity in our group to another in order to make payments to the entity which has the obligations. The laws of the jurisdictions under which our subsidiaries are organized also have restrictions on the payment of dividends.

We are subject to taxation in multiple jurisdictions.

      We are subject to taxation in the United States, the UK and the Republic of Ireland. Our effective tax rate and tax liability will be affected by a number of factors, like the amount of taxable income in particular jurisdictions, the tax rates in these jurisdictions, tax treaties between jurisdictions, the extent to which we transfer funds to and repatriate funds from our subsidiaries, and future changes in the law. Our tax liability will be dependent upon our operating results and the manner in which our operations are funded. Generally, the tax liability for each legal entity is determined either on a non-consolidated basis or on a consolidated basis only with other entities incorporated in the same jurisdiction. In either case, our tax liability is determined without regard to the taxable losses of non-consolidated affiliated entities. As a result, we may pay income taxes in one jurisdiction for a particular period even though on an overall basis we incur a net loss for that period. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

We have historically had a deficiency of earnings to fixed charges and our earnings in the future may not be sufficient to cover those fixed charges.

      For the nine months ended September 30, 2003, and for the years ended December 31, 2002, 2001, 2000, 1999 and 1998, our earnings were insufficient to cover fixed charges. The deficiency was approximately $720.8 million for the nine months ended September 30, 2003, $2,447.8 million for the year ended December 31, 2002, $11,786.6 million for the year ended December 31, 2001, $2,563.1 million for the year ended December 31, 2000, $785.2 million for the year ended December 31, 1999, and $535.0 million for the year ended December 31, 1998. Fixed charges consist of interest expense, including capitalized interest, amortization of fees related to debt financing and rent expense deemed to be interest. Our earnings in the future may not be sufficient to cover those fixed charges.

Our internal controls need to be improved.

      Following our emergence from Chapter 11 reorganization, we undertook an examination of a number of our internal controls and procedures. From that examination, we determined that some of our controls and procedures should be improved. For example, as a result of our historical growth through acquisitions, our internal control systems are derived from disparate businesses. We identified the need to improve the documentation of our detailed accounting policies and procedures to ensure that they are consistently applied throughout our business. We also identified the need to improve our procedures for reconciling between our telephone call data records and billing systems and the need for a comprehensive disaster recovery plan.

      In addition, we are examining methods for improving management’s control of operations by developing consistent policies for the procurement and management of contracts with third party vendors. Furthermore, we are working to improve our operating practice and procedures relating to budgeting, authorizing, monitoring and appraising major projects. Although we have policies in place, we are working to ensure that they are consistently applied.

      Pursuant to the Sarbanes-Oxley Act of 2002, we will be required to include in our Form 10-K filings, beginning with our Form 10-K for the year ended December 31, 2004, a report by our management as to the effectiveness of our internal controls and procedures for financial reporting and our independent auditors will be required to attest to and report on this evaluation by management.

We are subject to significant competition in each of our divisions and we expect that competition will intensify.

      The markets in which we operate our telephone and television services are dominated by BT and BSkyB. These competitors each have very large market shares and generally have less financial and operating constraints than we have. As existing technology develops and new technologies emerge, we believe that competition will intensify in each of our business areas. Some of our competitors have substantially greater financial and technical resources than we have. Moreover, we may be required to reduce prices if our competitors reduce prices or as a result of any other downward pressure on prices for telecommunications services. Any reduction in our prices could have an adverse effect on our results of operations and financial condition.

      In addition, BSkyB has access to various movie and sports programming content that is used to create some of the most popular pay TV channels in the UK. While we carry several of those channels on our systems, we are dependent upon BSkyB to provide us with its content. While BSkyB’s premium movies and sports programming is regulated as to price and bundling by the Office of Fair Trading in the UK, or OFT, the regulated price for this content is not favorable to us. From time to time, we have discussed with BSkyB improvements to our pricing arrangements. However, there can be no assurance that any changes to these pricing arrangements will be made.

      The basic channels we receive from BSkyB are not regulated as to pricing or bundling. Our contract with BSkyB for the supply of its basic channels expires in 2006. If it is not renewed, this could result in a loss of present customers or make it more difficult for us to attract new customers and this could have a material adverse effect on our business and financial condition. See “Business — Competition.”

We have experienced significant changes in our senior management and our management team has been together for a limited time.

      A small number of key executive officers manage our businesses. Since March 2003, there have been a number of changes in our senior management team. In March 2003, James F. Mooney, our chairman, and Scott E. Schubert, our chief financial officer, joined us. In April 2003, Simon P. Duffy joined us as our chief operating officer. In August 2003, Barclay Knapp resigned as our president and chief executive officer and was replaced by Mr. Duffy. The loss of one or more of our executive officers could have a material adverse effect on us. We are currently seeking a chief operating officer. A number of other executive officers, who were based in New York, also resigned in 2003. The responsibilities of these persons are being delegated to existing and new employees.

      Because of these recent management departures, additions and changes in roles, our current management team has not worked together in their current positions for a significant length of time and may not be able to work together effectively in these new positions to successfully develop and implement our business strategies. In addition, as a result of these management changes, management may need to devote significant attention and resources to preserve and strengthen relationships with employees and customers. All members of our management team will need to overcome the challenges created by any vacancies in our senior management positions that remain unfilled. We believe that our future success will depend in large part on our continued ability to attract and retain highly skilled and qualified personnel. Although we have entered into employment contracts with most of our executive officers, those contracts cannot prevent these individuals from resigning. In most cases, if an individual does resign, he is bound by non-compete clauses which may or may not discourage the individual from leaving.

      If our new management team is unable to develop successful business strategies, achieve our business objectives or maintain effective relationships with employees and customers, our ability to grow our business and successfully meet operational challenges could be impaired.

A catastrophe at one or more of the locations where our critical cable network systems are housed could have a material adverse effect on our business.

      Our business is dependent on many sophisticated critical systems, which support all of the various aspects of our cable network operations. The hardware supporting a large number of critical systems for our cable network is housed in a relatively small number of locations. If one or more of these locations were to be subject to fire, natural disaster, terrorism, power loss or other catastrophe, we would not be able to pass transmission signals over our cable network. This would cause serious harm to our business. We are currently studying ways to improve our disaster recovery plan to prevent or mitigate a potential failure. However, we cannot assure you that any disaster recovery, security and service continuity protection measures we have, or may take, in the future will be sufficient. In addition, although we build our cable network in resilient rings to ensure the continuity of network availability in the event of any damage to our underground fibers, it is likely that no transmission signals will be able to pass if any ring is cut twice. In particular, a portion of our Irish operation is dependent upon our Sirius undersea ring connecting the UK to the Republic of Ireland.

Failure in our technology or telecommunications systems could significantly disrupt our operations, which could reduce our customer base and result in lost revenues.

      Our success depends, in part, on the continued and uninterrupted performance of our IT systems as well as our customer service centers. Our computer systems are vulnerable to damage from a variety of sources, including telecommunications failures, malicious human acts and natural disasters. Moreover, despite security measures, our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. Despite the precautions we have taken, unanticipated problems affecting our systems could cause failures in our IT systems, including systems that are critical for timely and accurate customer billing, or our customer service centers. Sustained or repeated system failures that interrupt our ability to provide service to our customers or otherwise meet our business obligations in a timely manner would adversely affect our reputation and result in a loss of customers and net revenue. We have also identified the need for a comprehensive disaster recovery plan.

We do not insure the underground portion of our cable network and various pavement-based electronics associated with our cable network.

      We obtain insurance of the type and in the amounts that we believe are customary for similar companies. Consistent with this practice, we do not insure the underground portion of our cable network or various pavement-based electronics associated with our cable network. Substantially all of our cable network is constructed underground. As a result, any catastrophe that affects our underground cable network or our pavement-based electronics could prevent us from providing services to our customers and result in substantial uninsured losses.

The telecommunications industry is subject to rapid technological changes and we cannot predict the effect of any changes on our businesses.

      The services we provide our customers may become outdated due to technological breakthroughs rendering our services out of date. In addition, our business plan contemplates the introduction of services using new technologies. Our investments in those new services, like those related to the third generation, or 3G, mobile network, may prove premature. We may not realize anticipated returns on these new products. The cost of implementation for emerging and future technologies could be significant. Our ability to fund this implementation may depend on our ability to obtain additional financing.

Our prospects will depend in part on our ability to control our costs while maintaining and improving our service levels.

      As a result of capital constraints imposed on our business during our restructuring, we reduced expenditures in a variety of areas, including a substantial reduction in capital expenditures, a reduction in the number of our employees and the outsourcing of some functions. Some of these expenditures, particularly capital expenditures and employee costs, may increase in future periods in order to accommodate growth in our business. Our prospects will depend in part on our ability to continue to control costs and operate more efficiently, while maintaining and improving our existing service levels. In particular, in order to reduce costs, we amended our IT outsourcing agreement with IBM to receive more favorable contract terms. We are also in the process of negotiating with several of our vendors for better terms under existing and future agreements. We cannot be certain that these negotiations will conclude successfully.

ntl: broadcast and ntl: carriers are dependent upon ITV and other contracts.

      ntl: broadcast has contracts for the provision of television broadcasting transmission services across the UK to 15 regional commercial television stations, collectively known as ITV, Channel 4/ S4C and Channel 5. Although the ITV companies and Channel 4/ S4C have renewed their contracts with us in the past, we cannot assure you that they will do so upon expiration of their current contracts in 2012. Our contract with Channel 5 is up for renewal in 2007. Even if the current contracts are renewed, the terms of renewal may be on a basis less favorable to us or may not cover all of the transmission services that we currently provide to them. The UK government may decide to reallocate the analog spectrum currently used by these broadcasters, forcing them to migrate to digital spectrums before the expiration of these contracts. This would result in the termination of our analog contracts prior to their expiration dates, which would have an adverse effect on our results of operations.

      Other contracts important to ntl: broadcast include a contract for the provision of communications services to the Metropolitan Police in London. This contract is subject to renewal in October 2004. We cannot assure you that the renewal will be on the same basis as the existing contract or that the Metropolitan Police will not seek other parties to provide some or all of the services we currently provide for them. The Metropolitan Police in London is our largest public safety customer.

      ntl: carriers has a contract with Orange Personal Communications Services Limited, or Orange, for the design, construction and operation of elements of Orange’s mobile network in the UK. The minimum term of this contract is scheduled to expire in 2006 and we cannot assure you that it will be renewed.

      In addition, ntl: carriers currently has a contract with Vodafone for the supply of mobile transmission services, including core inter-switch and backhaul network capacity in the UK. This contract is scheduled to terminate in October 2004. We do not expect that this contract will be renewed.

ntl: broadcast is dependent upon site sharing arrangements with its principal competitor.

      As a result of various factors, including a natural shortage of potential transmission sites and the difficulties in obtaining local planning permission for erection of further masts, we made arrangements with Crown Castle UK Limited, or Crown, a subsidiary of Crown Castle International Corp., to share a large number of analog tower sites that are owned by either us or Crown. We cannot assure you that these site sharing arrangements will remain in place. Termination of the site sharing arrangements would have a material adverse effect on us, particularly if we no longer have the use of transmission sites owned by Crown.

      Crown and we are negotiating a formal arrangement pending finalization of a digital site sharing agreement that is expected to be on terms similar to our existing analog site sharing agreement. We currently have an informal arrangement with Crown with respect to sharing digital sites. We cannot assure you that Crown and we will reach a formal arrangement with respect to digital site sharing. See “Business — Competition.”

Our divisions are subject to government regulation and changes in current regulations may adversely affect us.

      Our principal business activities are regulated and supervised by various governmental bodies. For example, the majority of the prices that our ntl: broadcast division may charge the ITV companies and Channel 4/ S4C for transmission services are subject to regulation by our primary regulator, the UK Office of the Director General of Telecommunications, or OFTEL. In addition, OFTEL launches regulatory initiatives from time to time. Some of these initiatives may require significant expenditures by us. For example, OFTEL is introducing major changes to the standards it requires for telephone metering and billing systems.

      Changes in laws, regulations or governmental policy or the interpretations of those laws or regulations affecting our activities, like licensing requirements, changes in price or cost regulation and deregulation of interconnection arrangements, could have a material adverse effect on us. For example, OFTEL has reserved the right to impose universal service obligations on communication service providers.

      We are also subject to regulatory initiatives of the European Commission. Changes in European Union, or EU, directives may reduce our range of programming and increase the costs of purchasing television programming or require us to provide access to our cable network infrastructure to other service providers. Any of these changes could have a material adverse effect on our results of operations. In addition, EU regulators are proposing the adoption of a common European standard for set-top boxes used in customer premises equipment that is not compatible with our set-top boxes. If this change is adopted, we could incur substantial costs to modify our equipment. See “Business — Government Regulation.”

Our Chapter 11 reorganization may harm our business and our brand name.

      Adverse publicity or news coverage regarding our recent Chapter 11 reorganization and financial condition could have an adverse effect on parts of our business. We may find it difficult to convince customers to subscribe for our services and any negative publicity or news coverage may be used by our competition to convince customers to discontinue our service, increasing customer churn. Although we have completed the Plan, it is possible that this negative publicity will have a long-term effect on us and our brand name. For example, our recent reorganization has had an adverse impact on our credit standing with our suppliers and other trade creditors. This increases our costs of doing business and hinders our negotiating power with our suppliers and other trade creditors. Similarly, negative press about the financial condition of other cable and pay television operations and alternative telecom carriers in general may affect our reputation.

Fresh-start reporting may make future financial statements difficult to compare.

      As a result of the completion of the Plan, we are operating our business under a new capital structure. In addition, we adopted fresh-start reporting in accordance with SOP 90-7 as of January 1, 2003. Because SOP 90-7 required us to reset our assets and liabilities to current fair values, our financial condition and results of operations after our reorganization will not be comparable in some material respects to the financial condition or results of operations reflected in our historical financial statements for periods prior to January 1, 2003 included elsewhere in this prospectus. This may make it difficult to assess our future prospects based on historical performance.

We are subject to currency and interest rate risks.

      We encounter currency exchange rate risks because substantially all of our revenues and operating expenses are earned and paid primarily in pounds and, to a lesser extent, euros, but we pay interest and principal obligations with respect to a portion of our existing indebtedness in U.S. dollars. To the extent that the pound declines in value against the U.S. dollar, the effective cost of servicing our U.S. dollar debt will be higher. Changes in the exchange rate result in foreign currency gains or losses. As of September 30, 2003, $1,020.3 million, or 15.5%, of our long-term debt, net of unamortized discount, was in U.S. dollars. This amount includes amounts owing under the Exit Notes which were repaid with the proceeds of our recently completed rights offering.

      Because the revenues and expenses from our principal operations are denominated primarily in pounds but we report our financial results in U.S. dollars, our financial results are also impacted by currency fluctuations which are unrelated to our underlying results of operations.

      We are also subject to interest rate risk because we have substantial indebtedness at variable interest rates. As of September 30, 2003, interest is determined on a variable basis on $5,306.9 million, or 80.6%, of our long-term debt, net of unamortized discount. An increase in interest rates of 0.25% would increase our interest expense by approximately $13.3 million per year. This does not take into account the repayment of our working capital facility with the net proceeds of the rights offering together with cash on hand.

      We currently do not hedge our currency or interest rate risks. To the extent that we enter into hedging transactions in the future, we cannot assure you that any hedging transactions we might enter into will be successful or that shifts in the currency exchange rates or interest rates will not have a material adverse effect on us.

Provisions of our debt agreements, our stockholder rights plan, our certificate of incorporation and Delaware law could prevent or delay a change of control of our company.

      We may, under some circumstances involving a change of control of our company, be obligated to offer to repurchase substantially all of our outstanding notes and repay our outstanding indebtedness. We cannot assure you that we will have available financial resources necessary to repurchase those notes or repay that indebtedness in those circumstances.

      If we cannot repurchase those notes or repay that indebtedness in the event of a change of control of our company, the failure to do so would constitute an event of default under the agreements under which that indebtedness was incurred and could result in a cross-default under other indebtedness that does not have similar provisions. The threat of this could have the effect of delaying or preventing transactions involving a change of control of our company, including transactions in which our stockholders would receive a substantial premium for their shares over then current market prices, or otherwise which they may deem to be in their best interest.

      Our stockholder rights plan, some provisions of our amended and restated certificate of incorporation and our ability to issue additional shares of common stock or preferred stock to third parties without stockholder approval may have the effect, alone or in combination with each other, of preventing or making more difficult transactions involving a change of control of our company. In addition, we are subject to the Delaware anti-takeover law that prohibits some Delaware corporations from engaging in business combinations or other transactions with any stockholder who owns 15% or more of the corporation’s outstanding voting stock, for three years following the date that the stockholder acquired that interest. See “Description of Capital Stock” which further describes our stockholders rights plan, our amended and restated certificate of incorporation, our authorized capital stock and the Delaware anti-takeover law.

Risks Related to Our Common Stock

We do not expect to pay dividends on our common stock in the foreseeable future.

      We have never paid cash dividends on our common stock and do not expect to pay dividends on our common stock in the foreseeable future. Our payment of any dividends in the future will be at the discretion of our board of directors and will depend upon various factors, including future earnings, operations, capital requirements, our general financial condition and the general financial condition of our subsidiaries. In addition, under Delaware law, unless a corporation has available surplus it cannot declare or pay dividends on its capital stock.

      Furthermore, our various debt agreements impose limitations on the payment of dividends, the distribution of earnings and the making of other payments to us by our subsidiaries. These restrictions limit amounts available for us to pay dividends on our common stock. The terms of any future indebtedness may contain similar limitations.

The market price of our common stock is subject to volatility as well as trends in the telecommunications industry in general.

      The current market price of our common stock may not be indicative of prices that will prevail in the trading markets in the future. The market price of our common stock could be subject to wide fluctuations in response to numerous factors, many of which are beyond our control. These factors include actual or anticipated variations in our operational results and cash flow, our earnings releases and our competitors’ earnings releases, announcements of technological innovations, changes in financial estimates by securities analysts, trading volume, market conditions in the industry and the general state of the securities markets and the market for telecommunications stocks, changes in capital markets that affect the perceived availability of capital to communications companies, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, like recessions. In particular, valuations of telecommunications companies have generally fallen over the past few years. Trends in this industry are likely to have a corresponding impact on the price of our common stock.

Sales of large amounts of our common stock or the perception that sales could occur may depress our stock price.

      After completion of the rights offering, as of December 23, 2003, there were 86,909,114 shares of common stock outstanding. At the time of our emergence from Chapter 11, we granted to the selling stockholders rights to cause us, at our expense, to file one or more registration statements under the Securities Act of 1933, as amended, or the Securities Act, covering resales of shares of our common stock held by them, including upon exercise of the Series A warrants. In addition, we have granted to some of the selling stockholders and Oaktree Capital similar registration rights covering resales of shares of common stock acquired by them upon exercise of rights in the rights offering. These shares may also be sold under Rule 144 under the Securities Act, depending on their holding period and subject to significant restrictions in the case of shares held by persons deemed to be our affiliates.

      In connection with the rights offering, W.R. Huff Asset Management and Oaktree Capital agreed, with limited exceptions, not to sell shares of our common stock until 90 days after November 18, 2003. We obtained similar commitments from our executive officers and directors.

      Sales of large blocks of shares of our common stock in the public market could lower our stock price and impair our ability to raise funds in future stock offerings.

We may in the future seek to raise funds through equity offerings, which could have a dilutive effect on our common stock.

      In the future we may determine to raise capital through offerings of our common stock, securities convertible into our common stock, or rights to acquire these securities or our common stock. In any case, the result would ultimately be dilutive to our common stock by increasing the number of shares outstanding. We cannot predict the effect this dilution may have on the price of our common stock.

A small number of our stockholders has an influence over our business and affairs.

      On December 23, 2003 W.R. Huff Asset Management owned approximately 12.9% of our outstanding common stock and Oaktree Capital owned approximately 7.1 % of our outstanding common stock.

      William R. Huff is the principal and president of W.R. Huff Asset Management and serves on our board of directors. Edwin M. Banks is a portfolio manager for W.R. Huff Asset Management and serves on our board of directors. Brett G. Wyard is a managing director of Oaktree Capital and serves on our board of directors. As a result of these relationships, when conflicts between the interests of W.R. Huff Asset Management, Oaktree Capital and the interests of our other stockholders arise, these directors may not be disinterested. These stockholders may also from time to time make significant investments in other telecommunications companies, including their present investment in Telewest Communications plc, or Telewest. A number of our significant stockholders and their affiliates, including W.R. Huff Asset Management, Oaktree Capital and Franklin Mutual Advisers, are creditors of Telewest. If Telewest effects the debt for equity swap for which it announced it had reached an agreement in principle on September 15, 2003, these entities and their affiliates would be significant stockholders of Telewest. This may result in conflicts of interest. In addition, these stockholders may own debt securities of our subsidiaries. Actions these stockholders take relating to these investments may conflict with the interests of our other stockholders. Under Delaware law, although our directors and officers have a duty of loyalty to us, transactions that we enter into in which a director has a conflict of interest are generally permissible so long as the material facts as to the director’s or officer’s relationship or interest as to the transaction are disclosed to our board of directors and a majority of our disinterested directors approves the transaction, or the transaction is otherwise fair to us.

      Our four largest stockholders, including W.R. Huff Asset Management and Oaktree Capital, own approximately 43.4% of our outstanding common stock as of December 23, 2003.

Interests of our stockholders may also be diluted by potential adjustments to outstanding options and warrants and the treatment of options may have an adverse accounting impact.

      We had outstanding options to purchase 3,271,667 shares at an average exercise price of $12.32 per share under the NTL 2003 Stock Option Plan as of December 23, 2003. Under the terms of the plan, in the event of a transaction affecting our capitalization, the compensation committee of our board of directors shall proportionately adjust the number of shares covered by outstanding options and the exercise price of these options so as to, in the committee’s judgment and sole discretion, prevent the diminution or enlargement of the benefits intended by the plan. The committee has not made any determination at this time whether any adjustment will be made to the outstanding options. In making this determination, the committee will take into account various factors. Under generally accepted accounting principles, there may be adverse accounting consequences in connection with equity restructurings, including rights offerings, if these accounting principles require that equitable or other appropriate adjustments be made to our outstanding options to avoid these adverse consequences and no adjustments are made. If these adverse accounting consequences were to occur, we would be required to expense over the remaining vesting period of our outstanding options the difference between the market value of our shares after giving effect to the rights offering and the exercise prices for all outstanding options. Under some limited circumstances, for each subsequent quarter, we may be required to take into account in reporting this expense changes to the market price of our shares as of the end of each quarter.

      We had outstanding Series A warrants to purchase 10,313,158 shares at $262.93 per share as of December 23, 2003, after taking into account adjustments required as a result of our recently completed rights offering.

USE OF PROCEEDS

      We will not receive any proceeds from the sale of the common stock sold by the selling stockholders pursuant to this prospectus. The selling stockholders will receive all of the proceeds from any of these sales.

DIVIDEND POLICY

      Since our inception, we have not declared or paid any cash dividends on our common stock. We currently intend to retain our earnings for use in the operation and expansion of our business. Therefore, we do not anticipate paying cash dividends in the foreseeable future. For a discussion of the legal and contractual restrictions on our ability to declare and pay cash dividends, see “Risk Factors — Risks Related to Our Common Stock — We do not expect to pay dividends on our common stock in the foreseeable future” and “Description of Our Indebtedness.”

EXCHANGE RATES

      Unless we otherwise indicate, the translation of pounds sterling into U.S. dollars is made at $1.662 per £1.00, the noon buying rate in the City of New York for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York on September 30, 2003. The following table sets forth, for the periods indicated, the noon buying rate for pounds sterling expressed in U.S. dollars per £1.00.

Year Ended December 31,	Period End	Average(1)	High	Low

1998	1.66	1.66	1.72	1.61
1999	1.62	1.61	1.68	1.55
2000	1.49	1.51	1.65	1.40
2001	1.45	1.44	1.50	1.37
2002	1.61	1.51	1.61	1.41
2003 (through December 23, 2003)	1.77	1.64	1.77	1.55

(1)	The average rate is the average of the noon buying rates on the last day of each month during the relevant period.

MARKET INFORMATION

      Our shares are traded on the Nasdaq National Market under the symbol “NTLI”. Until January 10, 2003, we were a wholly-owned subsidiary of NTL Europe, Inc. Accordingly, our shares were not publicly traded prior to that time. The following table sets forth the reported high and low price per share for our common stock on the Nasdaq National Market for the periods indicated.

	Price per Share

2003	High	Low

First Quarter (from January 13)	$23.60	$8.48
Second Quarter	$35.18	$9.03
Third Quarter	$54.39	$33.71
Fourth Quarter (through December 23)	$69.47	$46.89

CAPITALIZATION

      The following table shows our cash and cash equivalents, current portion of long-term debt and capitalization as of September 30, 2003, as adjusted for our recently completed rights offering. We will receive no proceeds from the sale of shares of our common stock by the selling stockholders. You should read this table together with the financial statements and related notes included in this prospectus and the information in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

	As of September 30, 2003

		As Adjusted
		for the
		Rights
	Actual	Offering(1)

	(Unaudited)

	(in millions)
Cash and cash equivalents(2),(3)	$469.4	$559.2

Current portion of long-term debt	$2.4	$2.4

Long-term debt:
NTL Incorporated:
19% Senior Secured Notes (net of $9.4 million discount)(3),(4)	$543.9	$—
NTL Communications Limited and subsidiaries:
Senior Credit Facility	4,628.3	4,628.3
Working Capital Facility(3),(5)	678.6	—
Other	63.2	63.2
NTL Triangle:
11.2% Senior Discount Debentures (net of $122.7 million discount)	394.6	394.6
Other	2.0	2.0
Diamond Holdings:
10% Senior Sterling Notes (net of $38.3 million discount)	186.1	186.1
9 1/8% Senior Notes (net of $28.1 million discount)	81.8	81.8
Other	2.6	2.6

Long-term debt	6,581.1	5,358.6

Stockholders’ equity:
Series preferred stock — $.01 par value; authorized 5,000,000 shares; none issued and outstanding	—	—
Common stock — $.01 par value; authorized 400,000,000 shares; issued and outstanding 50,908,316 actual and as adjusted shares(6)	0.5	0.9
Additional paid-in capital(7)	2,936.5	4,306.1
Accumulated other comprehensive income	105.1	105.1
Unearned stock compensation	(4.5)	(4.5)
(Deficit)	(726.1)	(746.7)

Total stockholders’ equity	2,311.5	3,660.9

Total capitalization	$8,892.6	$9,019.5

(1)	As we will receive no proceeds from the sale of shares in this offering, there are no further adjustments to the capitalization table as a result of this offering.

(2)	Cash and cash equivalents increases by $89.8 million due to:

•	estimated net proceeds of the rights offering of $1,370 million less

•	repayment in full of all of our obligations under the 19% Senior Secured Notes, or the Exit Notes, of $582.5 million as of September 30, 2003 as discussed in note 4 below;

•	permanent repayment of principal related to a portion of the working capital facility of $630.0 million as of September 30, 2003, as discussed in note 5 below, and payment of $17.8 million of interest accrued through September 30, 2003 with respect to this portion of the principal; and

•	additional cash on hand of $49.9 million used to permanently repay in full the remaining principal of $48.6 million and interest of $1.3 million outstanding under our working capital facility.

(3)	The principal amount of the working capital facility that we repaid with proceeds of the offering was $614.9 million. This was $15.1 million less than at September 30, 2003 as set forth in note 5 below, which represented 80% of the $18.9 million additional obligations for accrued interest and increase in accreted value of the Exit Notes and the additional Exit Notes from October 1, 2003 to the date of repayment. The principal amount outstanding under our working capital facility at the date of repayment was $685.3 million, which was $6.7 million higher than at September 30, 2003 based on the increase in our assumed exchange rates from $1.66 to £1.00 to $1.68 to £1.00. The remaining principal amount of $70.4 million was paid with cash on hand.

Our cash and cash equivalents in the as adjusted column at September 30, 2003 include $105.0 million to be provided as inter-company funding to our subsidiary NTL Communications Ltd, as required by the senior credit facility. This represents two-thirds of the net proceeds remaining after the repayments described in notes 4 and 5 below.

(4)	The Exit Notes would have been repaid in full in the amount of $582.5 million which includes:

•	$553.3 million, the accreted value of the Exit Notes as of September 30, 2003, which includes the $9.4 million discount; and

•	$29.2 million of interest accrued on the Exit Notes as of September 30, 2003.

(5)	Excluding any repayment from cash on hand, as of September 30, 2003, $630.0 million of the principal of the working capital facility would have been permanently repaid. This amount represents 80% of the net proceeds after the repayment of $582.5 million related to the Exit Notes as described in notes 2 and 4 above.

(6)	As of December 23, 2003, there were 86,909,114 common shares outstanding. Between October 1, 2003 and December 23, 2003, the following shares were issued:

•	147,333 shares issued upon the exercise of stock options; and

•	35,853,465 shares issued in connection with the rights offering.

The total number of shares issued and outstanding as of September 30, 2003 also excludes:

•	Shares issuable upon the exercise of Series A warrants that expire on January 10, 2011 to purchase 8,750,496 shares of common stock at an exercise price of $309.88 per share, subject to adjustment. The Series A warrants may be exercised from time to time in accordance with their terms. Under the Series A warrant agreement, if the closing price of our common stock on the record date is more than the exercise price of the rights, there will be an adjustment to the warrant exercise price based on a formula. The closing price of our common stock on the record date was $63.22. In connection with our recently completed rights offering, the exercise price of the Series A warrants was adjusted to $262.93 per share and the number of shares issuable upon exercise was adjusted to 10,313,158 shares.

•	Options to purchase 3,271,667 shares of our common stock that were granted to directors, officers and employees as of December 23, 2003 at an average exercise price of $12.32 per share under the NTL 2003 Stock Option Plan. The options may be exercised from time to time in accordance with their vesting schedules and the other terms of their grant. The plan authorizes the grant of options to purchase up to 5,000,000 shares. As of December 23, 2003, additional options to purchase a total of 1,515,000 shares were available for grant. Under the terms of the plan, in the event of a transaction affecting our capitalization, the compensation committee of our board of directors shall proportionately adjust the number of shares covered by outstanding options and the exercise price of these options so as to, in the committee’s judgment and sole discretion, prevent the diminution or enlargement of the benefits intended by the plan. The committee has not made any determination at this time whether any adjustment will be made to the outstanding options.

•	1,014 shares of common stock not yet issued to the holders of a portion of debt held prior to our Chapter 11 reorganization. Although that debt was cancelled pursuant to the Plan, the shares will be issued upon surrender of that debt by the holders.

•	A currently indeterminable number of shares of our common stock, not to exceed $4 million in value, as may be issued to UBS Securities LLC in April 2004 for services rendered to us in connection with our Chapter 11 reorganization. The shares will be issued if the value of the shares received by our former debt holders in our Chapter 11 reorganization exceeds specified levels. The shares will be valued for these purposes based upon the market price of the shares over the 60 day trading period commencing January 10, 2004.

(7)	The proceeds, net of the par value of the shares to be issued and net of expenses of the rights offering, have been added to additional paid in capital.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

      The selected consolidated financial information of NTL Incorporated presented below under the captions income statement data for the years ended December 31, 2002, 2001, 2000, 1999 and 1998, and balance sheet data at December 31, 2002, 2001, 2000, 1999 and 1998 was derived from our consolidated financial statements audited by Ernst & Young LLP. Balance sheet data as of September 30, 2003 and income statement data for the nine months ended September 30, 2003 and 2002 are unaudited, but include, in the opinion of management, all normal recurring adjustments necessary for a fair presentation of that data. Results for the nine months ended September 30, 2003 are not necessarily indicative of the results that may be expected for any other interim period or for the year as a whole. Also included is the fresh-start income statement data for January 1, 2003, reflecting our emergence from Chapter 11 reorganization and the application of fresh-start accounting as described below.

      We operated our business as a debtor-in-possession subject to the jurisdiction of the Bankruptcy Court beginning on May 8, 2002, the date that we, NTL Europe and some of our and NTL Europe’s subsidiaries filed the Plan under Chapter 11 of the U.S. Bankruptcy Code, until January 10, 2003. Accordingly, we have prepared our consolidated financial statements for periods prior to our emergence from Chapter 11 reorganization in accordance with SOP 90-7.

      We adopted fresh-start reporting upon our emergence from Chapter 11 reorganization in accordance with SOP 90-7. For financial reporting purposes, the effects of the completion of the Plan as well as adjustments for fresh-start reporting have been recorded as of January 1, 2003. Pursuant to fresh-start reporting, a new entity was deemed created for financial reporting purposes. The carrying values of our assets were adjusted to their reorganization values, which are equivalent to their estimated fair values at January 1, 2003. The carrying values of our liabilities were adjusted to their present values at January 1, 2003. Since fresh-start reporting materially changed the carrying values recorded in our consolidated balance sheet, a vertical black line separates the financial statements for periods after the adoption of fresh-start reporting from the financial statements for periods prior to the adoption. The term “Predecessor Company” refers to us and our subsidiaries for periods prior to and including December 31, 2002. The term “Reorganized Company” refers to us and our subsidiaries for periods subsequent to January 1, 2003. The effects of the completion of the Plan as well as adjustments for fresh-start reporting recorded as of January 1, 2003 are Predecessor Company transactions. All other results of operations on January 1, 2003 are Reorganized Company transactions.

      The following information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

Income Statement Data

						Nine Months Ended
	Year Ended December 31,					September 30,

	1998(1)	1999(2)	2000(3)	2001	2002	2002	2003

	Predecessor	Predecessor	Predecessor	Predecessor	Predecessor	Predecessor	Reorganized
	Company	Company	Company	Company	Company	Company	Company

	(in millions, except per share data)					(Unaudited)	(Unaudited)
Revenues	$747.0	$1,537.1	$2,484.2	$3,189.6	$3,265.1	$2,426.0	$2,662.5

Operating expenses	400.9	761.5	1,223.2	1,564.3	1,502.5	1,128.7	1,157.2
Selling, general and administrative expenses	312.8	604.7	992.8	997.5	788.5	579.2	648.9

Combined segment profit(4)	33.3	170.9	268.2	627.8	974.1	718.1	856.4
Asset impairments(5)	—	—	—	8,160.6	445.1	—	—
Non-cash compensation	—	—	—	30.6	—	—	—
Other charges(6)	(4.2)	16.2	92.7	297.9	389.2	319.9	28.0
Depreciation	207.5	475.5	874.4	1,361.4	1,477.9	1,050.0	871.6
Amortization(7)	58.6	290.2	826.3	1,178.9	63.7	46.9	150.4

Operating (loss)	(228.6)	(611.0)	(1,525.2)	(10,401.6)	(1,401.8)	(698.7)	(193.6)
Other income (expense):
Interest income and other, net	52.6	48.2	25.8	28.8	21.0	19.7	11.1
Interest income — NTL Europe, Inc.	—	—	—	5.8	8.8	—	—
Interest expense(8)	(328.8)	(678.1)	(886.3)	(1,240.8)	(762.5)	(652.3)	(552.3)
Interest expense — NTL Europe, Inc.	—	—	—	—	(17.7)	—	—
Loss from early extinguishment of debt	(30.7)	(3.0)	—	—	—	—	—
Share of income (losses) from equity investments(5)	(6.6)	(18.4)	(24.2)	(23.2)	(3.4)	(3.0)	(1.5)
Other gains (losses)(2)(6)	—	493.1	—	(88.5)	—	—	—
Foreign currency transaction gains (losses)	4.2	22.8	(58.1)	0.6	(94.1)	(47.4)	21.0

(Loss) before recapitalization items and income taxes	(537.9)	(746.4)	(2,468.0)	(11,718.9)	(2,249.7)	(1,381.7)	(751.3)
Recapitalization items, net(9)	—	—	—	—	(151.8)	(95.8)	—

(Loss) before income taxes	(537.9)	(746.4)	(2,468.0)	(11,718.9)	(2,401.5)	(1,477.5)	(751.3)
Income tax benefit (expense)	3.3	29.9	79.9	$(118.1)	25.7	33.0	(10.8)

Net (loss)	$(534.6)	$(716.5)	$(2,388.1)	$(11,837.0)	$(2,375.8)	$(1,444.5)	$(726.1)

Basic and diluted net (loss) per common share(10)						$(28.60)	$(14.38)

Weighted average shares(10)						50.5	50.5

Fresh-Start Income Statement Data
January 1,
2003

Predecessor
Company

(Unaudited)
(in millions,
except per
share data)
Gain on debt discharge	$8,451.6
Fresh-start adoption — intangible assets	1,521.7
Fresh-start adoption — long-term debt	221.3
Fresh-start adoption — deferred tax liability	(68.6)
Fresh-start adoption — accrued expenses	(120.4)
Fresh-start adoption — fixed assets	(3,194.9)
Recapitalization expense	(8.0)

Net income	$6,802.7

Pro forma basic and diluted net income per common share	$134.71

Pro forma weighted average shares	50.5

Balance Sheet Data

	December 31,
						September 30,
	1998	1999	2000	2001	2002	2003

	Predecessor	Predecessor	Predecessor	Predecessor	Predecessor	Reorganized
	Company	Company	Company	Company	Company	Company

	(in millions)					(Unaudited)
Cash, cash equivalents and marketable securities	$996.9	$1,079.2	$423.5	$251.1	$507.2	$469.4
Working capital (deficiency)	600.5	423.9	(946.3)	(15,073.7)	(6,794.6)	(396.5)
Fixed assets, net	3,854.4	5,348.4	10,916.8	10,840.3	11,088.9	7,600.9
Total assets	6,194.1	9,733.0	23,146.5	13,030.4	13,041.4	10,586.0
Long-term debt, net of discounts(11)	5,043.8	7,598.0	11,843.4	14,203.0	15,766.5	6,581.1
Redeemable preferred stock	124.1	—	—	—	—	—
Stockholder’s equity (deficiency)	355.2	1,066.0	9,012.2	(3,179.0)	(5,176.1)	2,311.5

						Nine Months
	For Year Ended December 31,					Ended
						September 30,
	1998	1999	2000	2001	2002	2003

	(in millions)
Other Data:
Ratio of Earnings to Fixed Charges(12)	—	—	—	—	—	—

(1)	In June and September 1998, we acquired ComTel and Telecential Communications, or ComTel, for a total consideration valued at approximately $969.0 million, including intangibles aggregating approximately $224.0 million. In October 1998, we acquired Comcast UK Cable Partners Limited, now known as NTL Triangle LLC, or NTL Triangle, for a total consideration valued at approximately $600.4 million, including intangibles of approximately $126.2 million. In December 1998, we acquired Eastern Group Telecoms for a total consideration valued at approximately $151.0 million, including intangibles of approximately $44.2 million. The net assets and results of operations of each of ComTel, NTL Triangle and Eastern Group Telecoms are included in the consolidated financial statements from the date of its acquisition by us.

(2)	In March 1999, we acquired Diamond Cable Communications Limited for a total consideration valued at approximately $984.6 million, including intangibles of approximately $1.3 billion. In July

1999, we acquired Cablelink Limited, now known as NTL (Ireland) Communications Limited, for a total consideration valued at approximately $700.5 million, including intangibles of approximately $669.6 million. In September 1999, NTL Delaware acquired Workplace Technologies plc, now known as NTL Business Limited, for a total consideration valued at $175.0 million, including intangibles of approximately $176.9 million. We subsequently acquired NTL Business Limited from NTL Delaware. The net assets and results of operations of each of these three companies are included in the consolidated financial statements from March 1999, July 1999 and September 1999, their respective dates of acquisition by us. In August 1999, Telewest exercised its right to purchase all of our shares of Cable London PLC, and all of our related rights and interests, for a purchase price of approximately £428.0 million. We recorded a gain of $493.1 million on this sale.

(3)	In May 2000, NTL Europe, Inc. acquired ConsumerCo for total consideration valued at approximately $13.1 billion, including intangibles of approximately $8.9 billion. We subsequently acquired ConsumerCo from NTL Europe, Inc. The net assets and results of operations of ConsumerCo are included in the consolidated financial statements beginning in May 2000.

(4)	Combined segment profit is not a financial measure recognized under GAAP. Combined segment profit represents our combined earnings before interest, taxes, depreciation and amortization, asset impairments, non-cash compensation, other charges, share of income (losses) from equity investments, other gains (losses), foreign currency gains (losses) and recapitalization items, net, for each of our reportable business segments. This measure is most directly comparable to the GAAP financial measure net income (loss). Some of the significant limitations associated with the use of combined segment profit as compared to net income (loss) are that combined segment profit does not consider the amount of required reinvestment in depreciable fixed assets, interest expense, gains or losses on foreign currency transactions, income tax expense or benefit and similar items on our results of operations. Combined segment profit also ignores the impact on our results of operations of items that management believes are not characteristic of our underlying business operations. We compensate for these limitations by using combined segment profit to measure profit or loss on a combined divisional basis and not to determine our consolidated results of operations.

We believe combined segment profit is helpful for understanding our performance and assessing our prospects for the future, and that it provides useful supplemental information to investors. In particular, this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliations to net income (loss), provide a more complete understanding of factors and trends affecting our business. Because non-GAAP financial measures are not standardized, it may not be possible to compare combined segment profit with other companies’ non-GAAP financial measures that have the same or similar names. The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for net income (loss) or other measures of financial performance reported in accordance with GAAP. The reconciliation of combined segment profit to net income (loss) is included in the income statement data above. For additional information regarding this non-GAAP financial measure, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Use of Non-GAAP Financial Measures.”

(5)	In 2002, we recorded asset impairment charges of $445.1 million consisting of non-cash charges to write down certain fixed assets of $56.0 million, license acquisition costs of $29.0 million and goodwill of $360.1 million. In 2001, we recorded a write-down of $8,161.6 million consisting of non-cash charges to write down goodwill of $8,077.8 million, license acquisition costs of $58.8 million, customer lists of $9.1 million, other intangibles of $14.9 million and investments in affiliates of $1.0 million. $8,160.6 million of the write-down is included in asset impairments and $1.0 million is included in share of income (losses) from equity investments.

(6)	In 2002, we recorded restructuring charges of $104.8 million and non-cash charges of $284.4 million, primarily for the cancellation of receivables from NTL Europe in accordance with the Plan. In 2001, we recorded restructuring costs of $202.8 million and integration and consulting costs of $95.1 million. In addition, in 2001 we recorded a loss on the sale of the ConsumerCo off-net indirect access telephone business of $88.5 million. In 2000, we recorded restructuring charges of $65.9 million and costs of $26.8 million primarily to integrate acquired companies, mostly related to IT integration, as well as costs incurred for business rationalization consulting.

(7)	Amortization expense in 2002 decreased from amounts in prior periods due to the adoption of SFAS No. 142 on January 1, 2002. SFAS No. 142 ended the amortization of goodwill and other indefinite lived intangible assets. SFAS No. 142 requires that an impairment analysis of these assets be undertaken at least annually.

(8)	Pursuant to SOP 90-7, beginning on May 8, 2002, we discontinued accruing interest expense on some of our prepetition obligations. Our reported interest expense in 2002 excludes $645.2 million of contractual interest for the period from May 8, 2002 to December 31, 2002.

(9)	In 2002, recapitalization items, net were $151.8 million. Recapitalization items, net include all transactions incurred as a result of our Chapter 11 reorganization, including $36.2 million for employee retention related to substantially all of our UK employees and $116.7 million for financial advisory, legal, accounting and consulting costs. These costs are net of $1.1 million of interest earned on accumulated cash since the Chapter 11 filing on May 8, 2002.

(10)	Basic and diluted net loss per common share for the nine months ended September 30, 2002 is computed as if the 50.5 million shares issued in connection with our emergence from Chapter 11 reorganization on January 10, 2003 were outstanding as of January 1, 2002. In connection with our recently completed rights offering, we issued an additional 35,853,465 shares of common stock. As of December 23, 2003, there were 86,909,114 shares of common stock outstanding.

(11)	As of December 31, 2002, long-term debt of $5,952.3 million was classified as current and $9,814.2 million was classified as liabilities subject to compromise. As of December 31, 2001, $14,203.0 million of our long-term debt was classified as current due to uncertainties about compliance with the terms of that debt that would give the holders the right to accelerate payment.

(12)	For the purposes of calculating the ratio of earnings to fixed charges, fixed charges consist of interest expense, including capitalized interest, amortization of fees related to debt financing and rent expense deemed to be interest. Our earnings were insufficient to cover fixed charges by approximately $720.8 million for the nine months ended September 30, 2003, $2,447.8 million for the year ended December 31, 2002, $11,786.6 million for the year ended December 31, 2001, $2,563.1 million for the year ended December 31, 2000, $785.2 million for the year ended December 31, 1999 and $535.0 million for the year ended December 31, 1998.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

      On January 10, 2003 we emerged from Chapter 11 reorganization. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2002 gives effect to our emergence from Chapter 11 reorganization as if it had occurred on January 1, 2002. The unaudited pro forma financial information does not purport to present what our results of operations would have been had we emerged from Chapter 11 reorganization on January 1, 2002, nor are they necessarily indicative of the results of operations that we may report in the future. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2002 does not give any effect to the use of proceeds from our recently completed rights offering. In addition, we will not receive any proceeds from the sale of any shares in connection with this offering.

      We adopted fresh-start reporting on January 1, 2003 in accordance with SOP 90-7. We adopted fresh-start reporting because the holders of our voting common shares immediately before filing and confirmation of the Plan received less than 50% of the voting shares of the emerging company, and because our reorganization value was less than our post-petition liabilities and allowed claims.

      The adjustments entitled “Emergence from Chapter 11” reflect the completion of the Plan, including the cancellation of a substantial portion of our outstanding debt and the issuance of shares of new common stock and Series A warrants to various former creditors and stockholders of our former ultimate parent company and certain of its subsidiaries, including us. The adjustments entitled “Fresh-Start” reflect the adoption of fresh-start reporting. We obtained a valuation from an independent third party to assist in the determination of the reorganization value, or fair value, of our assets and the present value of our liabilities. This determination resulted in the fresh-start reporting adjustments to write-down fixed assets and write-up intangible assets to their fair values. It also resulted in the fresh-start reporting adjustments to recognize discounts on certain of our long-term debt. In addition, our total reorganization value exceeded the amounts allocable to identifiable assets that resulted in a new indefinite-lived intangible asset.

      The unaudited pro forma financial information should be read in conjunction with our historical consolidated financial statements, including the notes and schedules thereto, included in this prospectus.

Pro Forma Condensed Consolidated Statement of Operations

(Unaudited)
Year Ended December 31, 2002
(in millions, except per share data)

		Emergence from
	Historical	Chapter 11		Fresh-Start		Pro Forma

Revenues	$3,265.1	—		—		$3,265.1
Cost and expenses
Operating expenses	1,502.5	—		—		1,502.5
Selling, general and administrative expenses..	788.5	—		—		788.5
Asset impairments	445.1	—		—		445.1
Other charges	389.2	—		—		389.2
Depreciation	1,477.9	—		$(327.7)	(10)	1,150.2
Amortization	63.7	$(26.4)	(1)	162.9	(11)	200.2

Operating (loss) income	(1,401.8)	26.4		164.8		(1,210.6)
Other income (expense)
Interest income and other, net	21.0	1.7	(2)	—		22.7
Interest income- NTL Europe, Inc.	8.8	(8.8)	(3)	—		—
Interest expense	(762.5)	244.4	(4)	(46.8)	(12)	(564.9)
Interest expense- NTL Europe, Inc.	(17.7)	17.7	(5)	—		—
Share of (losses) from equity investments	(3.4)	—		—		(3.4)
Foreign currency transaction (losses) gains	(94.1)	156.2	(6)	—		62.1

Loss before recapitalization items, gain from cancellation of debt and income taxes	(2,249.7)	437.6		118.0		(1,694.1)
Recapitalization items, net	(151.8)	(13.9)	(2),(7)	165.7	(13)	—
Gain from cancellation of debt	—	8,068.2	(8)	(8,068.2)	(14)	—

Loss before income taxes	(2,401.5)	8,491.9		(7,784.5)		$(1,694.1)
Income tax benefit	25.7	—		—		25.7

Net (loss)	$(2,375.8)	$8,491.9		$(7,784.5)		$(1,668.4)

Basic and diluted net loss per common share	$—	—		—		$(33.04)

Weighted average shares	—	50.5	(9)	—		50.5

Notes to the Pro Forma Financial Information

Emergence from Chapter 11

(1)	Reversal of historical amortization of deferred financing costs:

For the year ended December 31, 2002	$(26.4)

(2)	Adjustments to interest income as a result of changes in cash on hand at 1.14%:

For the year ended December 31, 2002:
Increase (decrease) in interest income as a result of:
Reduction in cash interest payments	$1.2
Increase in excess cash from issuance of the Exit Notes.	1.6
Decrease in excess cash from DIP Facility	(1.1)

$1.7

Decrease in excess cash from DIP Facility, interest income in Recapitalization items, net	$(0.7)

(3)	Adjustments to interest income as a result of payment or cancellation of certain receivables from NTL Europe, Inc.

For the year ended December 31, 2002	$(8.8)

(4)	Adjustments to interest expense:

For the year ended December 31, 2002:
Reversal of historical amortization of deferred financing costs	$33.8
Adjustment to amortization of deferred financing costs over approximately 5 to 7 years related to the Senior and Working Capital Credit Facilities as a result of the payment of £64.4 for the restatement of the facilities including modifications to certain principal repayment dates	(36.2)
Exit Notes.	(116.7)
Reduction of interest expense due to cancellation and repayment of debt	363.5

$244.4

(5)	Adjustments to interest expense as a result of payment or cancellation of various payables to NTL Europe, Inc.:

For the year ended December 31, 2002	$17.7

(6)                 Adjustments to foreign currency transaction (losses) gains:

Reversal of historical foreign currency transaction (losses) on canceled public notes for the year ended December 31, 2002.	$156.2

(7)	Payment of certain costs in accordance with the Plan:

For the year ended December 31, 2002:
Recapitalization items, net	$(13.2)

(8)                 Gain from cancellation of debt:

For the year ended December 31, 2002:
Carrying value of canceled notes at beginning of period	$9,120.2
Estimated fair value of shares issued	(1,052.0)

$8,068.2

The fair value of shares issued was estimated by multiplying the approximately 50 million shares issued in accordance with the Plan by the average of the high and low prices of $21.04 per share as reported on the Nasdaq Stock Market’s National Market on January 13, 2003.

(9)	Common stock issued:

In accordance with the Plan	50.0
In connection with the issuance of the Exit Notes	0.5

50.5

Fresh-Start Adjustments

(10)	Estimated reduction in depreciation expense due to the reduction in carrying value of fixed assets and revised estimates of the useful lives, which is based on a weighted average useful life of approximately 7 years:

For the year ended December 31, 2002	$(327.7)

(11)	Increase in amortization expense due to the increase in carrying value of intangible assets:

For the year ended December 31, 2002	$162.9

(12)	Increase in interest expense due to the adjustment of the carrying value of Diamond Holdings and NTL Triangle public notes to their estimated fair values:

For the year ended December 31, 2002	$(46.8)

(13)	Reversal of recapitalization items, net:

For the year ended December 31, 2002	$165.7

(14)	Reversal of gain from cancellation of debt:

For the year ended December 31, 2002	$(8,068.2)

The gain from cancellation of debt is a nonrecurring item and is therefore reversed from the pro forma condensed consolidated statement of operations.

SUPPLEMENTARY FINANCIAL INFORMATION

      The following is a summary of our results of operations for the three months ended June 30, 2001, September 30, 2001 and December 31, 2001, for the year ended December 31, 2002 and the three months ended March 31, 2003, June 30, 2003 and September 30, 2003.

	2001(1)			2002(2)				2003

	Three Months Ended			Three Months Ended				Three Months Ended

	June 30	September 30	December 31	March 31	June 30	September 30	December 31(3)	March 31	June 30	September 30

	(Unaudited)

	(in millions)
Revenues	$776.9	$816.0	$826.2	$792.9	$802.8	$830.3	$839.1	$875.9	$892.5	$894.1
Operating (loss)	(541.5)	(494.3)	(8,834.9)	(119.0)	(115.0)	(464.7)	(703.1)	(86.3)	(80.7)	(26.6)
Net (loss)	(798.9)	(809.2)	(9,393.1)	(459.9)	(417.0)	(567.6)	(931.3)	(279.6)	(257.6)	(188.9)

(1)	In the fourth quarter of 2001, we recorded a write-down of $8,161.6 million, including goodwill of $8,077.8 million, license acquisition costs of $58.8 million, customer lists of $9.1 million, other intangibles of $14.9 million and investments in affiliates of $1.0 million. $8,160.6 million of the write-down is included in asset impairments and $1.0 million is included in share of income (losses) from equity investments. In addition, in 2001 we recorded restructuring costs of $202.8 million, integration and consulting costs of $95.1 million and a loss on the sale of the ConsumerCo off-net indirect access customers of $88.5 million.

(2)	In 2002, we recorded asset impairment charges of $26.6 million in the third quarter and $418.5 million in the fourth quarter for a total of $445.1 million consisting of non-cash charges to write down certain assets to their estimated fair values based on our assessment that the carrying value was not recoverable. In addition, we recorded restructuring charges of $104.8 million as follows: $1.6 million in the first quarter, $2.1 million in the second quarter, $1.9 million in the third quarter and $99.2 million in the fourth quarter. We also recorded non-cash charges of $284.4 million primarily for allowances for the cancellation of receivables from NTL Europe in accordance with the Plan as follows: $287.7 million in the third quarter and a release of $3.3 million in the fourth quarter primarily due to changes in the foreign currency exchange rate. We also recorded recapitalization items as a result of our Chapter 11 reorganization of $151.8 million as follows: $32.1 million in the first quarter, $31.1 million in the second quarter, $32.6 million in the third quarter and $56.0 million in the fourth quarter. The recapitalization costs and expenses of $32.1 million in the first quarter of 2002 were included in operating loss but were subsequently reclassified in accordance with SOP 90-7.

(3)	The three months ended December 31, 2002 includes an adjustment for the reallocation of certain expenditures from capitalized costs to expense of $61.9 million and an adjustment for the release of certain provisions of $65.2 million. These two adjustments relate principally to periods prior to the three months ended December 31, 2002. For the first, second and third quarters of 2002, operating expense would increase by approximately $6 million per quarter and selling, general and administrative expense would increase by approximately $10 million per quarter if the reallocation of the $61.9 million from capitalized costs to expense was reflected in the appropriate periods. The $65.2 million net adjustment would not be reallocated to the first, second and third quarters of 2002 because these provisions related to periods prior to 2002.

      The following is a summary of our quarterly results of operations on a segment basis in pounds for the three months ended September 30, 2002, December 31, 2002, March 31, 2003, June 30, 2003 and September 30, 2003.

	Three Months Ended

	September 30,	December 31,		March 31,	June 30,	September 30,
	2002	2002(1)		2003	2003	2003

	(in millions, except percentages)
ntl: home
Revenues	£350.4	£355.8		£362.1	£369.5	£371.8
Segment profit	151.5	159.6		152.7	163.7	176.5
Segment profit as a percentage of revenues	43%	45%		42%	44%	47%
ntl: business
Revenues	76.7	74.9		75.0	71.2	69.4
Segment profit	18.0	21.6		21.1	24.0	26.9
Segment profit as a percentage of revenues	23%	29%		28%	34%	39%
ntl: broadcast
Revenues	63.4	63.2		64.3	64.8	67.6
Segment profit	28.1	23.9		28.6	26.9	28.2
Segment profit as a percentage of revenues	44%	38%		44%	42%	42%
ntl: carriers
Revenues	28.5	26.8		27.6	27.4	28.5
Segment profit	24.5	22.4		22.2	23.3	23.9
Segment profit as a percentage of revenues	86%	84%		80%	85%	84%
ntl: Ireland
Revenues	15.7	15.4		17.5	18.4	17.9
Segment profit	4.5	3.5		4.9	5.6	7.5
Segment profit as a percentage of revenues	29%	23%		28%	30%	42%
Shared services
Segment (loss)	(62.9)	(64.0)		(73.0)	(69.7)	(61.6)
Accounting adjustments
Revenues	—	(2.7)		—	—	—
Segment profit	—	(4.0	)(1)	—	—	—
Total revenues	£534.7	£533.4		£546.5	£551.3	£555.2
Combined segment profit	£163.7	£163.0		£156.5	£173.8	£201.4
Combined segment profit as a percentage of total revenues	31%	31%		29%	32%	36%

(1)	For the three months ended December 31, 2002, our reported combined segment profit of £163.0 million included accounting adjustments of £4.0 million. These adjustments were comprised of:

•	the reallocation of approximately £41.2 million of expenditures from capital to expense;

•	the release of provisions no longer necessary, which were originally recorded in prior years, totalling £43.4 million, which resulted in an increase in combined segment profit; and

•	a charge relating to pension costs of £6.2 million.

Certain of the above amounts relate to prior periods. If these amounts had been reflected in those prior periods, combined segment profit would have been reduced in the three months ended September 30, 2002 and December 31, 2002 as set forth below.

	Three Months Ended

	September 30, 2002	December 31, 2002

	(in millions)
Reallocation of expenditures from capital to expense: Amount recorded in the three months ended December 31, 2002	£—	£41.2
Amounts attributable to:
ntl: home	(2.8)	(3.2)
ntl: business	(2.0)	(1.7)
ntl: broadcast	(0.3)	—
ntl: carriers	—	—
ntl: Ireland	—	—
Shared services	(5.1)	(4.8)
Release of provisions no longer necessary	—	(43.4)

Effect on combined segment profit	£(10.2)	£(11.9)

Reconciliation of Revenue to US GAAP Revenues and Reconciliation of Combined Segment Profit

to US GAAP Net (Loss)

	Three Months Ended

	September 30,	December 31,	March 31,	June 30,	September 30,
	2002	2002	2003	2003	2003

	(in millions)
Revenue (in £’s)	£534.7	£533.4	£546.5	£551.3	£555.2
Effective exchange rate	1.55	1.57	1.60	1.61	1.61

US GAAP revenues (in US$’s)	$830.3	$839.1	$875.9	$892.5	$894.1
Combined segment profit (in £’s)	£163.7	£163.0	£156.5	£173.8	£201.4
Effective exchange rate	1.55	1.57	1.60	1.61	1.61

Combined segment profit (in US$’s)	$253.6	$256.0	$250.8	$281.3	$324.3
Reconciling items:
Asset impairments	(26.6)	(418.5)	—	—	—
Other charges	(289.6)	(95.9)	(2.9)	(20.9)	(4.2)
Depreciation and amortization	(402.1)	(444.7)	(334.2)	(341.1)	(346.7)
Interest (expense) and other, net	(99.3)	(108.9)	(173.8)	(183.7)	(183.7)
Interest (expense) — NTL Europe, Inc.	—	(8.9)	—	—	—
Share of income (losses) from equity investments	(3.5)	(0.4)	0.1	(1.6)	—
Foreign currency transaction (losses) gains	22.1	(46.7)	(3.4)	21.0	3.4
Recapitalization items, net	(32.6)	(56.0)	—	—	—
Income tax benefit (expense)	10.4	(7.3)	(16.2)	(12.6)	18.0

Subtotal	(821.2)	(1,187.3)	(530.4)	(538.9)	(513.2)

US GAAP Net (loss) (in US$’s)	$(567.6)	$(931.3)	$(279.6)	$(257.6)	$(188.9)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

      On January 10, 2003, we emerged from reorganization under Chapter 11 of the U.S. Bankruptcy Code. As part of the Plan, we reduced our indebtedness significantly and changed our name from NTL Communications Corp. to NTL Incorporated.

      We are a leading broadband and communications services company in the UK and the Republic of Ireland based on total residential subscriber numbers. We provide our services to our customers through five divisions.

•	ntl: home provides residential telephone, cable television and Internet services, as well as wholesale Internet access solutions to ISPs in the UK.

•	ntl: business provides data, voice and Internet services to large businesses, public sector organizations and SMEs located near our existing residential broadband network in the UK.

•	ntl: broadcast provides DTV and ATV and radio broadcast transmission services, network management, tower site rental and satellite and media services as well as radio communications to public safety organizations in the UK.

•	ntl: carriers provides national and international communications transport services to communications companies in the UK and the Republic of Ireland.

•	ntl: Ireland provides primarily cable television services, as well as telephone and Internet services, to residential customers and television, data, voice and Internet services to business customers in the Republic of Ireland.

      Our divisions are supported by various central shared services, including ntl: networks, which manages our UK national network. Other shared services include finance, IT and human resources.

      Our divisional revenues and segment profit (loss) as a percentage of total revenues and combined segment profit for the year ended December 31, 2002 and for the first nine months of 2003 are set forth in the table below.

	Year Ended	Nine Months Ended
	December 31, 2002	September 30, 2003

Revenues:
ntl: home	65.5%	66.8%
ntl: business	14.4	13.0
ntl: broadcast	11.8	11.9
ntl: carriers	5.5	5.1
ntl: Ireland	2.8	3.2
Shared services	—	—

Total revenues	100%	100%

Segment profit (loss):
ntl: home	91.0%	92.7%
ntl: business	10.8	13.5
ntl: broadcast	17.0	15.7
ntl: carriers	15.3	13.1
ntl: Ireland	2.3	3.4
Shared services	(36.4)	(38.4)

Combined segment profit	100%	100%

Revenues

      The principal sources of revenues within each division are:

•	ntl: home: monthly fees and usage charges for telephone service, cable television service and Internet access as well as fees and charges for wholesale Internet access solutions in the UK;

•	ntl: business: monthly fees and usage charges for inbound and outbound voice, data and Internet services in the UK;

•	ntl: broadcast: charges for site leasing services, television and radio broadcasting and satellite up-linking for program and content distribution in the UK. We also derive revenues from various communications services provided to public safety organizations;

•	ntl: carriers: charges for transmission, fiber and voice services provided to other telecommunications service providers over our national network in the UK and the Republic of Ireland; and

•	ntl: Ireland: charges for cable television services and, to a lesser extent, telephone and Internet services in the Republic of Ireland.

Expenses

      The principal components of our operating and selling, general and administrative expenses include:

•	payroll and other employee related costs;

•	interconnection costs paid to other carriers related to telephone services;

•	television programming costs primarily incurred by ntl: home and ntl: Ireland;

•	marketing and selling costs;

•	repairs and maintenance;

•	facility related costs, like rent, utilities and rates; and

•	provisions for bad debt.

Segment Profit (Loss)

      Our primary measure of profit or loss for each of our reportable segments is segment profit (loss). Our management, including our chief executive officer who is our chief operating decision maker, considers segment profit (loss) an important indicator of the operational strength and performance of our reportable segments. Segment profit (loss) for each division excludes the impact of costs and expenses that do not directly affect our cash flows or do not directly relate to the operating performance of that division. These costs and expenses include:

•	depreciation;

•	amortization;

•	interest expense;

•	foreign currency transaction gains (losses);

•	share of income (losses) from equity investments; and

•	taxation.

      Other charges, including restructuring charges, and recapitalization expenses and other losses are also excluded from segment profit (loss) as management believes they are not characteristic of our underlying business operations. Furthermore management believes that some of the components of these charges are not directly related to the performance of a single reportable segment.

      We also measure combined segment profit, which represents the combined measure of the segment profit (loss) from each of our reportable segments. Combined segment profit is not a financial measure under GAAP. A discussion relating to use of this measure is set forth below under “— Use of Non-GAAP Financial Measures.”

      Segment profit (loss) should be considered in addition to, not as a substitute for, operating profit (loss), net income (loss) and other measures of financial performance reported in accordance with generally accepted accounting principles.

      Segment Reorganization. During 2003, we implemented a reorganization of our divisions by moving some operations between divisions. The divisional structure described above represents the results of our realignment. In accordance with generally accepted accounting principles, amounts in prior periods have been reclassified to conform to the current reportable segments reflecting this reorganization.

Factors Affecting Our Business

      ntl: home. Our ntl: home division accounts for the majority of our total revenues. The revenues of ntl: home are driven by the number of customers, the number and types of services which each customer uses and the prices we charge for these services. Our segment profit is driven by the relative margins on the types of services we provide to customers. For example, broadband Internet is more profitable than ATV. Our packaging of services and pricing are designed to encourage our customers to use multiple services like dual telephone and broadband. The factors impacting our ntl: home segment include customer churn, average revenue per user, or ARPU, and competition.

      Customer Churn. An increase in our customer churn can lead to increased costs and reduced revenues. We continue to focus on improving our customer service and enhancing and expanding our service offerings to existing customers in an effort to manage our customer churn rate. Customer churn is a measure of the number of customers who stop using our services. Our annualized customer churn rate is calculated by dividing the number of customers lost in the most recent quarter, multiplied by four, by the average total number of customers we serviced during that quarter. Although our ability to reduce our customer churn rate beyond a base level is limited by factors like customers moving outside our network service area, in particular during the summer season, managing our customer churn rate is a significant component of our business plan. To help meet these objectives, we need to integrate our billing systems and customer databases across our entire network. Although we are in the process of integrating our billing systems and customer databases, there can be no assurance that we will be successful in reaching this goal. In addition, our customer churn rate may also increase if we are unable to deliver our services over our network without interruption.

      ARPU. ARPU is a measure we use to evaluate how effectively we are realizing potential revenues from customers. ARPU is calculated on a monthly basis by dividing total revenues generated from the provision of telephone, cable television and Internet services to customers who are directly connected to our network in that month, exclusive of value added tax, by the average number of customers in that month. We compute the ARPU for any quarter by averaging the ARPU for each month in that quarter. We believe that our “triple play” offering of telephone service, broadband access to the Internet and DTV will prove attractive to our existing customer base and allow us to increase our ARPU by facilitating the sale of multiple services to each customer.

     ARPU and customer churn

      The following table sets forth our ARPU and customer churn for each quarter in the period from January 1, 2002 to September 30, 2003:

	Three Months Ended,

	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,
	2002	2002	2002	2002	2003	2003	2003

ARPU (monthly average)	£39.13	£39.60	£38.89	£40.03	£40.65	£41.04	£41.43
Churn (annualized)	17.9%	17.1%	16.4%	15.9%	13.0%	12.9%	14.4%

      Competition. Our ability to acquire and retain customers and increase revenues depends on our competitive strength. There is significant competition in our markets through digital satellite offered by BSkyB and digital terrestrial television offered by Freeview, as well as through alternative Internet access services, like DSL, which is offered by BT. If competitive forces prevent us from charging the prices for these services that we plan to charge, or if our competition is able to attract our customers or potential customers we are targeting, our results of operations will be adversely affected.

      Capital Expenditures. Our business requires substantial capital expenditures on a continuing basis for various purposes, including expanding and upgrading our network, investing in new customer acquisitions, and offering new services. If we do not continue to invest in our network, our ability to retain and acquire customers may be hindered. Therefore, our liquidity and the availability of cash to fund capital projects are important drivers of our revenues. When our liquidity is restricted, so is our ability to meet our capital expenditure requirements. We believe that our cash on hand, together with cash from operations, will be sufficient for our cash requirements for the twelve months from October 1, 2003 to September 30, 2004 and for the year ended December 31, 2004. However, our cash requirements after these periods may exceed, perhaps significantly, these sources of cash.

      Currency Movements. We encounter currency exchange rate risks because substantially all of our revenues and operating expenses are earned and paid primarily in pounds and, to a lesser extent, euros, but we pay interest and principal obligations with respect to a portion of our existing indebtedness in U.S. dollars. To the extent that the pound declines in value against the U.S. dollar, the effective cost of servicing our U.S. dollar debt will be higher. Changes in the exchange rate result in foreign currency gains or losses. As of September 30, 2003, $1,020.3 million, or 15.5%, of our long-term debt, net of unamortized discount, was in U.S. dollars. This amount includes amounts owing under the Exit Notes which were repaid with the proceeds of our recently completed rights offering.

      Because the revenues and expenses from our principal operations are denominated primarily in pounds but we report our financial results in U.S. dollars, our financial results are also impacted by currency fluctuations which are unrelated to our underlying results of operations.

      Seasonality. Certain revenue streams are subject to seasonal factors. For example, telephone usage revenues in ntl: home and ntl: business tend to be slightly lower during summer holiday months. Our customer churn rates include persons who disconnect service due to moves, resulting in a seasonal increase in our churn rates during the summer months when higher levels of UK house moves occur and students leave their accommodations between school years.

      Integration of Billing Systems. We are in the process of integrating our various billing systems and customer databases in an effort to improve one of the main tools we use to provide customer service. We have numerous billing systems and customer databases due to the many acquisitions we have made. We expect to substantially complete integrating these systems by late 2004. The total project cost is estimated to be approximately £75.0 million, or $124.7 million, of which we incurred approximately £46.0 million, or $76.5 million, through September 30, 2003. If the integration is not successful, we could experience an adverse effect on our customer service, customer churn rate and costs of maintaining these systems going forward. We could also experience operational failures related to billing and collecting revenues from our customers which, depending upon on the severity of the failure, could have a material adverse effect on our business.

      Acquisitions and Dispositions. We acquired ConsumerCo on May 30, 2000. The consolidated results of operations for the years ended December 31, 2002 and 2001 include the results of this business and the consolidated results of operations for 2000 include the results of this business for the last seven months of that year.

      In the fourth quarter of 2001, we sold the ConsumerCo off-net indirect access business, which served customers not directly connected to our network. As a result, the consolidated results of operations for the year ended December 31, 2001 include the results for this business for ten months and the consolidated results of operations for the year ended December 31, 2000 includes the results of this business for seven months.

Critical Accounting Policies

      Our consolidated financial statements and related financial information are based on the application of GAAP. GAAP requires the use of estimates, assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenues and expense amounts reported, as well as disclosures about contingencies, risk and financial condition. The following critical accounting policies have the potential to have a more significant impact on our financial statements. An impact could occur because of the significance of the financial statement item to which these policies relate, or because these policies require more judgment and estimation than other matters due to the uncertainty related to measuring, at a specific point in time, transactions which are continuous in nature.

Fixed Assets:

•	Fixed assets, net totaled $7,600.9 million at September 30, 2003, representing 71.8% of total assets, and $11,088.9 million at December 31, 2002, representing 85.0% of total assets. Fixed assets, net are stated at cost less accumulated depreciation. In accordance with SOP 90-7, upon our emergence from Chapter 11 reorganization, we adopted fresh-start reporting as of January 1, 2003. Pursuant to fresh-start reporting, the carrying values of our fixed assets were adjusted to their reorganization values which were equivalent to their estimated fair values. These adjusted carrying values became the revised cost basis of our fixed assets at January, 1, 2003. Fixed assets, net were written down by $3,194.9 million to reflect this adjustment. Fixed assets acquired since January 1, 2003 are stated at cost less accumulated depreciation.

•	The cost of fixed assets includes amounts capitalized for labor and overhead expended in connection with the design and installation of our operating network equipment and facilities. Costs associated with initial customer installations, additions of network equipment necessary to enable advanced services, acquisition of additional fixed assets and replacement of existing fixed assets are capitalized. The costs of reconnecting the same service to a previously installed premise are charged to expense in the period incurred. Costs for repairs and maintenance are charged to expense as incurred.

•	We assign fixed assets and intangible assets useful lives that impact the annual depreciation and amortization expense. The assignment of useful lives involves significant judgments and the use of estimates. Our managers use their experience and expertise in applying judgments about appropriate estimates. Changes in technology or changes in intended use of these assets may cause the estimated useful life to change, resulting in higher or lower depreciation charges or asset impairment charges.

•	We review long-lived assets and our intangible assets with indefinite lives for impairment as described in the notes to our consolidated financial statements. In analyzing potential impairments, we use projections of future cash flows from a particular asset. The projections are based on assumptions, judgments and estimates of growth rates for the related business, anticipated future economic, regulatory and political conditions, the assignment of discount rates relative to risk and estimates of terminal values. Changes to these variables in the future may necessitate impairment charges to reduce the carrying value to fair value.

•	Labor and overhead costs directly related to the construction and installation of fixed assets, including payroll and related costs of some employees and related rent and other occupancy costs, are capitalized. The payroll and related costs of some employees that are directly related to construction and installation activities are capitalized based on specific time devoted to these activities where identifiable. In cases where the time devoted to these activities is not specifically identifiable, we capitalize costs based upon estimated allocations. We are developing our processes to reduce reliance upon these estimates in determining amounts capitalized. Rent and other occupancy costs related to construction and installation of fixed assets are capitalized based on rates derived from the costs of the facilities and a factor based on function or use. The labor and overhead costs capitalized in the nine months ended September 30, 2003 were approximately £60.8 million, or $97.9 million, and in the year ended December 31, 2002 were approximately £115.0 million, or $185.1 million.

•	The American Institute of Certified Public Accountants issued an Exposure Draft of a Proposed Statement of Position on Accounting for Certain Costs and Activities related to Property, Plant and Equipment dated June 29, 2001. This Exposure Draft has not yet been adopted. However, if this Exposure Draft is adopted, it would require that rent and other occupancy costs be charged to expense as incurred. In the nine months ended September 30, 2003, we capitalized approximately £5.0 million, or $8.1 million, of rent and other occupancy costs and in the year ended December 31, 2002, we capitalized approximately £9.0 million, or $14.5 million, of rent and other occupancy costs.

      The following table illustrates the calculation of labor and overhead costs capitalized as a percentage of total operating and selling, general and administrative expenses and as a percentage of cash used to purchase fixed assets.

				Nine Months
	Year Ended December 31,			Ended September 30,

	2000	2001	2002	2003

	(in millions)
Labor and overhead costs capitalized	$387.4	$365.1	$185.1	$97.9
Total operating and selling, general and administrative expenses	2,216.0	2,561.8	2,291.0	1,806.1
Labor and overhead costs capitalized as a percentage of total operating and selling, general and administrative expenses	17.5%	14.3%	8.1%	5.4%
Purchase of fixed assets	1,961.8	1,653.0	680.9	457.5
Labor and overhead costs capitalized as a percentage of purchase of fixed assets	19.7%	22.1%	27.2%	21.4%

     Pensions:

•	The valuation of our pension plans requires the use of assumptions and estimates that are used to develop actuarial valuations of expenses, projected benefit obligations and funding requirements. These assumptions include discount rates, investment returns and projected salary increases. The actuarial models used in the valuations use assumptions on demographic factors like retirement, mortality and employee turnover. Changes in assumptions and actual investment returns in the future could potentially have a material impact on our pension expense and funding requirements.

     Restructuring:

•	We have recorded restructuring charges as a result of actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas. These charges require the use of estimates. Actual results could differ from those estimated for restructuring.

     Other Policies:

•	We maintain allowances for doubtful accounts and other receivables to reflect estimated losses resulting from the potential inability of our customers to make payments. These allowances are estimated based on the current aging of receivables, prior collection experience and future expectations of conditions that might impact the collectibility. If the financial condition of our customers were to deteriorate resulting in an impairment in their ability to make payments, additions to the allowances may be required.

•	Our determination of the treatment of contingent liabilities in the financial statements is based on a view of the expected outcome of the applicable contingency. We consult legal counsel on matters related to litigation. We consult both internal and external experts with respect to other matters that arise in the ordinary course of business. Examples of these matters that are based on assumptions, judgments and estimates include amounts to be paid to terminate some agreements included in restructuring charges and the amounts to be paid to settle some other liabilities. A liability is accrued if the likelihood of occurrence of an adverse outcome is probable and the amount is capable of estimation.

      These policies may need to be revised in the future in the event that changes to our business occur.

Nine Months Ended September 30, 2003 and 2002

Consolidated Results of Operations

Revenues

      For the nine months ended September 30, 2003, consolidated revenues increased by 9.7% to $2,662.5 million from $2,426.0 million for the same period of 2002. Revenues in UK pounds increased by 0.8% to £1,653.0 million from £1,639.8 million during the same period. Revenues in our ntl: home division increased by £32.4 million driven by an increase in broadband Internet services and revenues in ntl: Ireland increased by £9.7 million due primarily to a price increase, an increase in DTV customers and higher business sector revenues. These increases were offset by a decline in revenues in ntl: business of £22.2 million, primarily due to a decrease in the number of customers, and in ntl: carriers of £9.3 million, primarily due to the continued downturn in the market for wholesale telecommunications services.

Expenses

      Operating Expenses. For the nine months ended September 30, 2003, operating expenses, including network expenses, increased by 2.5% to $1,157.2 million from $1,128.7 million for the same period of 2002, and operating expenses in UK pounds decreased 5.8% to £718.4 million from £762.9 million during the same period. Operating expenses as a percentage of revenues declined to 43.5% for the first nine months of 2003 from 46.5% for the same period of 2002. This was primarily a result of decreases in television programming costs due to renegotiated contracts, which included expanded channel line ups, and decreases in telephone interconnection costs as a result of our effort to more effectively route our outbound traffic, in our ntl: home division. In addition, we have experienced lower costs within our ntl: business division as we continue to focus on a smaller but more profitable customer base. We have also benefited from a reduction in charges from local authorities in respect of rates payable on our network in ntl: home and ntl: business; and a reduction in port charges previously billed to us following an OFTEL investigation into BT’s pricing formula in ntl: home. These reductions have been partly offset by the expensing of costs that are no longer applicable to capital activities and therefore no longer capitalized, together with higher employee costs due principally to increased headcount.

      Selling, general and administrative expenses. For the nine months ended September 30, 2003, selling, general and administrative expenses increased by 12.0% to $648.9 million from $579.2 million for the same period of 2002, and expenses in UK pounds increased by 2.9% to £402.9 million from £391.5 million during the same period. Selling, general and administrative expenses as a percentage of revenues increased to 24.4% for the first nine months of 2003 from 23.9% for the same period of 2002. The increase in these expenses was primarily due to the expensing of costs that are no longer applicable to capital activities and therefore no longer capitalized, together with an increase in marketing and selling costs principally within ntl: home, which were curtailed during the nine months ended September 30, 2002 as a result of our Chapter 11 reorganization. These increases have been offset by savings arising from our successful renegotiation of our IBM contract for outsourced IT services, together with reductions in our levels of bad debts in ntl: home and reduced employee costs in ntl: business as a result of the substantial organizational restructuring at the end of 2002.

Other Charges

      Other charges of $28.0 million for the nine months ended September 30, 2003, are comprised of new charges of $36.3 million less releases of $8.3 million in respect of provisions no longer required principally relating to restructuring charges for employee severance and related costs. The net charges were incurred in respect of approximately 880 employees who were made redundant or terminated in the nine months ended September 30, 2003, approximately 665 of whom actually ceased employment by September 30, 2003.

      Other charges of $319.9 million for the nine months ended September 30, 2002, include provisions of $287.7 million for uncollectible receivables from NTL Europe, Inc. and certain of its subsidiaries, asset impairment charges of $26.6 million and restructuring charges of $5.6 million. The asset impairment charges were non-cash charges to write-down certain fixed assets of our ntl: home segment to their estimated fair values based on our assessment that their carrying value was not recoverable. Restructuring charges of $5.6 million in 2002 included severance and related expenses of $4.2 million, agreement modification costs of $0.3 million, and costs of $1.1 million to shutdown a non-critical operation in the UK.

      The following table summarizes the restructuring charges incurred and utilized since December 31, 2002:

	Employee
	Severance and	Lease
	Related Costs	Exit Costs	Other	Total

	(in millions)
Balance, December 31, 2002	$19.6	$78.7	$2.7	$101.0
Foreign currency exchange translation adjustments	1.5	8.1	0.1	9.7
Released	(7.6)	(0.4)	(0.3)	(8.3)
Charged to expense	36.0	—	0.3	36.3
Utilized	(46.2)	(12.4)	(0.9)	(59.5)

Balance, September 30, 2003	$3.3	$74.0	$1.9	$79.2

Depreciation expense

      For the nine months ended September 30, 2003, depreciation expense decreased to $871.6 million from $1,050.0 million for the same period of 2002, primarily as a result of the $2,498.0 million decrease in the carrying value of fixed assets subject to depreciation effective January 1, 2003. This decrease in carrying value of fixed assets was due to the adoption of fresh-start reporting, which included a reassessment of the remaining useful lives of these assets.

Amortization expense

      For the nine months ended September 30, 2003, amortization expense increased to $150.4 million from $46.9 million for the same period of 2002. This increase in amortization expense was as a result of the $1,222.6 million increase in the carrying value of customer lists, which became subject to amortization as of January 1, 2003 due to the adoption of fresh-start reporting.

Interest expense

      For the nine months ended September 30, 2003, interest expense decreased to $552.3 million from $652.3 million for the same period of 2002, primarily as a result of the cancellation of $9,486.9 million of debt on January 10, 2003 in connection with our emergence from Chapter 11 reorganization. Pursuant to SOP 90-7, in the period from May 8, 2002 to September 30, 2002, interest expense was included in the results of operations only to the extent that it would be paid during the bankruptcy proceeding or that it was probable that it would be an allowed priority, secured or unsecured claim. Therefore, interest expense in the nine months ended September 30, 2002 excluded $389.5 million of contractual interest. This reduction was partly offset by interest on the additional borrowings under the Exit Notes in January 2003, unfavorable movements in exchange rates increasing the U.S. dollar equivalent of our pound debt interest, accretion charges in respect of fresh-start adjustments to the carrying value of our Diamond Holdings and NTL Triangle public notes, together with lower amounts of interest capitalized. In addition, the amendment and restatement of our Senior and Working Capital Credit Facilities in January 2003, amongst other things, increased the rate of interest payable and caused us to amortize certain costs incurred in connection with this amendment.

      We paid interest in cash of $471.7 million for the nine months ended September 30, 2003 and $413.7 million for the nine months ended September 30, 2002.

Recapitalization expense

      For the nine months ended September 30, 2003, we had no recapitalization expense. For the nine months ended September 30, 2002, recapitalization expense was $95.8 million. Recapitalization expense included all transactions incurred as a result of our Chapter 11 reorganization. This expense included $28.3 million for employee retention related to substantially all of our UK employees and $68.4 million for financial advisory, legal, accounting and consulting costs and is net of $0.9 million of interest earned on accumulated cash since the Chapter 11 filing on May 8, 2002.

     Foreign currency gains (losses)

      For the nine months ended September 30, 2003, foreign currency transaction gains were $21.0 million as compared with losses of $47.4 million for the same period of 2002. These gains in 2003 were primarily due to the effect of changes in exchange rates on U.S. dollar denominated debt of our subsidiaries Diamond Holdings Limited and NTL Triangle, whose functional currency is not the U.S. dollar. Our results of operations will continue to be affected by foreign exchange rate fluctuations.

     Income tax benefit (expense)

      For the nine months ended September 30, 2003, income tax expense was $10.8 million as compared with income tax benefit of $33.0 million for the same period of 2002. The 2003 expense is composed of $10.4 million in U.S. federal income tax expense and $1.5 million in U.S. state and local income tax expense less $1.1 million of deferred non-U.S. income tax benefit. None of the 2003 income tax, except a portion of the state and local tax, is expected to be payable in the next year.

     Net (loss)

      For the nine months ended September 30, 2003, net loss was $726.1 million as compared with a net loss of $1,444.5 million for the same period of 2002 for the reasons described above. This change was primarily a result of the decrease in other charges of $291.9 million, the increase in revenue of $236.5 million and the reduction in depreciation expense of $178.4 million.

     Net (loss) per share

      Basic and diluted net loss per common share in the nine months ended September 30, 2003 was $14.38 and in the nine months ended September 30, 2002 was $28.60. Basic and diluted net loss per common share in the nine months ended September 30, 2002 is computed as if the 50.0 million shares issued in connection with the Plan and the 500,000 shares issued in connection with the issuance of the Exit Notes were outstanding as of January 1, 2002.

     Segment profit (loss)

      The revenues and segment profit (loss) in dollars and UK pounds as well as segment profit as a percentage of revenues for each of our reportable segments for the nine months ended September 30, 2003 and 2002 were as follows:

	Nine Months Ended September 30,

	2002	2003	2002	2003

	(in millions, except for percentage amounts)
Revenues:
ntl: home	$1,584.5	$1,777.2	£1,071.0	£1,103.4
ntl: business	351.8	347.3	237.8	215.6
ntl: broadcast	287.2	316.8	194.1	196.7
ntl: carriers	137.3	134.5	92.8	83.5
ntl: Ireland	65.2	86.7	44.1	53.8
Shared services	—	—	—	—

Total revenues	$2,426.0	$2,662.5	£1,639.8	£1,653.0

Segment profit (loss):
ntl: home	$659.6	$793.9	£445.8	£492.9
ntl: business	87.3	116.0	59.0	72.0
ntl: broadcast	128.3	134.8	86.7	83.7
ntl: carriers	113.2	111.8	76.5	69.4
ntl: Ireland	16.7	29.0	11.3	18.0
Shared services	(287.0)	(329.1)	(194.0)	(204.3)

Combined segment profit	$718.1	$856.4	£485.3	£531.7

Segment profit as a percentage of revenues:
ntl: home			41.6%	44.7%
ntl: business			24.8	33.4
ntl: broadcast			44.7	42.6
ntl: carriers			82.4	83.1
ntl: Ireland			25.6	33.5
Shared services			—	—
Combined segment profit as a percentage of revenues			29.6%	32.2%

      ntl: home. For the nine months ended September 30, 2003, ntl: home revenues increased by 12.2% to $1,777.2 million from $1,584.5 million for the same period of 2002, and revenues in UK pounds increased by 3.0% to £1,103.4 million from £1,071.0 million during the same period. This was primarily a result of an increase in the number of customers subscribing to our broadband Internet services, increases in the proportion of these customers subscribing to higher bandwidth and therefore higher priced services, together with the impact of price increases for these broadband Internet services and our cable television services. We also increased our revenues from our wholesale Internet access services through arrangements with other UK ISPs. These increases were partly offset by a reduction in our off-net revenues from billing and other related services we provided during the nine months ended September 30, 2002 to the purchaser of the ConsumerCo off-net indirect access business which we sold in November 2001. These services ceased during the fourth quarter of 2002. In addition, a reduction of £5.6 million to revenue previously billed by us to our wholesale internet customers in respect of a reduction in port charges billed to us by BT following an OFTEL investigation into BT’s pricing formula reduced ntl: home revenue in the nine months ended September 30, 2003.

      For the nine months ended September 30, 2003, ntl: home segment profit increased by 20.4 % to $793.9 million from $659.6 million for the same period of 2002, and segment profit in UK pounds increased by 10.6% to £492.9 million from £445.8 million during the same period. This increase was primarily due to revenue increases together with reductions in our cable television program costs as a result of renegotiated contracts with content providers, which included expanded channel line ups, and reductions in our telephone interconnect costs as we continue to more effectively route our outbound telephony traffic. In addition further operational efficiencies and cost cutting including lower bad debt charges due to improved collection procedures, together with a reduction in amounts previously charged by local authorities in respect of rates payable on our network have increased ntl: home segment profit in the nine months ended September 30, 2003. These reductions have been partly offset by the expensing of costs that are no longer applicable to capital activities and therefore no longer capitalized, together with higher employee costs due principally to an increase in the number of sales and marketing employees, and increased marketing costs.

      ntl: business. For the nine months ended September 30, 2003, ntl: business revenues decreased by 1.3% to $347.3 million from $351.8 million for the same period of 2002, and revenues in UK pounds decreased by 9.3% to £215.6 million from £237.8 million during the same period. This decrease was primarily due to a decrease in the number of customers, major installations and orders. We expect ntl: business revenues to continue to decline at a similar rate for the remainder of 2003 as we continue our strategy of focusing on a smaller but more profitable customer base and selling more of our services to our existing customers. We expect to return our focus towards targeted profitable customer acquisitions in 2004.

      For the nine months ended September 30, 2003, ntl: business segment profit increased by 32.9% to $116.0 million from $87.3 million for the same period of 2002, and segment profit in UK pounds increased by 22.0% to £72.0 million from £59.0 million during the same period. This increase was primarily a result of reduced employee costs following a substantial organizational restructuring of ntl: business at the end of 2002 and during 2003, together with the impact of further operational efficiencies and cost cutting. These reductions have been offset to some extent by the expensing of costs that are no longer applicable to capital activities and therefore no longer capitalized.

      ntl: broadcast. For the nine months ended September 30, 2003, ntl: broadcast revenues increased by 10.3% to $316.8 million from $287.2 million for the same period of 2002, and revenues in UK pounds increased by 1.3% to £196.7 million from £194.1 million during the same period. This was primarily a result of increased revenues from delivery of radio communications services to the public safety sector. These arose principally from managed service contracts with six UK county police forces for the migration to digital from analog communication systems together with the supply of radio equipment and associated project and technical labor to the Metropolitan Police. We also generated additional revenues from the continued rollout of digital radio services and increases in site sharing. These increases were partly offset by reduced media revenues due to a downturn in this market where a number of our fixed satellite distribution customers went into receivership, the slowing down of installation services for cellular network rollouts, the termination of a contract to provide television program scheduling and transmission services, and the slowing down of public safety maintenance services.

      For the nine months ended September 30, 2003, ntl: broadcast segment profit increased by 5.1% to $134.8 million from $128.3 million for the same period of 2002, and segment profit in UK pounds decreased by 3.5% to £83.7 million from £86.7 million during the same period. This was primarily as a result of the reduced program scheduling and transmission services revenues which had low associated operating costs, partially offset by savings in employee costs following the reorganization of certain activities within the broadcast services and public safety business units.

      ntl: carriers. For the nine months ended September 30, 2003, ntl: carriers revenues decreased by 2.0% to $134.5 million from $137.3 million for the same period of 2002, and revenues in UK pounds decreased by 10.0% to £83.5 million from £92.8 million during the same period. The primary reason for this decline is excess capacity in the carriers market that has adversely affected pricing during 2003 and hampered our ability to obtain new business. In addition, during the nine months ended September 30, 2002, ntl: carriers was able to recognize some revenues, which had previously been deferred, as a result of the insolvency of certain customers which released us from our obligations under our contracts with them. These revenues were not repeated in the nine months ended September 30, 2003. The decline in revenues from carrier services has been partially offset by increased revenues from mobile telecommunications operators.

      For the nine months ended September 30, 2003, ntl: carriers segment profit decreased by 1.2% to $111.8 million from $113.2 million for the same period of 2002, and segment profit in UK pounds decreased by 9.3% to £69.4 million from £76.5 million during the same period. This was primarily due to the decline in revenues.

      ntl: Ireland. For the nine months ended September 30, 2003, ntl: Ireland revenues increased by 33.0% to $86.7 million from $65.2 million for the same period of 2002, revenues in UK pounds increased 22.0% to £53.8 million from £44.1 million during the same period, and revenues in euros increased by 10.8% to €78.0 million from €70.4 million during the same period. The primary reasons for the increase were increased sales of premium services, including digital television, to existing customers, a price increase that became effective in January 2003, and an increase in business sector revenues.

      For the nine months ended September 30, 2003, ntl: Ireland segment profit increased by 73.7% to $29.0 million from $16.7 million for the same period of 2002, segment profit in UK pounds increased by 59.3% to £18.0 million from £11.3 million during the same period, and segment profit in euros increased by 44.4% to €26.0 million from €18.0 million for the same period of 2002. This was primarily due to revenue growth together with a reduction in our bad debt charge as a result of our more rigorous credit policy. In addition, during the nine months ended September 30, 2003, we renegotiated an agreement with a supplier which resulted in a reduction in infrastructure charges of €1.5 million. We also successfully renegotiated our contract with IBM for outsourced IT services, which resulted in a reduction of rates previously charged of €2.8 million. These costs reductions have been partly offset by increased employee costs and the expensing of costs that are no longer applicable to capital activities and therefore no longer capitalized.

      ntl: shared services. For the nine months ended September 30, 2003, ntl: shared services segment loss increased by 14.7% to $329.1 million from $287.0 million for the same period of 2002, and segment loss in UK pounds increased by 5.3% to £204.3 million from £194.0 million. This is primarily due to the expensing of costs that are no longer applicable to capital activities, and therefore are no longer capitalized. In addition, the annual actuarial valuation of our pension plans during the fourth quarter of 2002 caused us to increase our pension fund charges for the nine months ended September 30, 2003. These increases have been partly offset by savings resulting from the renegotiation of our contract with IBM for outsourced IT services which, amongst other things, resulted in a benefit to segment loss of £6.5 million in the three months ended September 30, 2003 principally due to a reduction in rates previously charged in 2003. Of this benefit approximately £5.8 million related to the six months ended June 30, 2003. We anticipate that our ongoing fixed annual service charge under this contract will be reduced by approximately £4.6 million per quarter. In addition for the nine months ended September 30, 2003 we reduced our property and related facility costs through further property rationalization and negotiated savings on our facility contracts compared to the same period of 2002. We also reduced our healthcare costs from the higher levels experienced during the nine months ended September 30, 2002 which were a result of increased claims following the significant employee redundancies announced during the fourth quarter of 2001.

Years Ended December 31, 2002 and 2001

Consolidated Results of Operations

     Revenues

      For the year ended December 31, 2002, consolidated revenues increased by 2.4% to $3,265.1 million from $3,189.6 million for 2001, and revenues in UK pounds decreased by 1.9% to £2,173.2 million from £2,216.1 million during the same period. This was primarily a result of the negative impact that uncertainties arising from our Chapter 11 reorganization had on our revenues in ntl: business, together with a reduction in revenue following the sale of the ConsumerCo off-net indirect access telephone business in ntl: home in the fourth quarter of 2001. These decreases were partially offset by increases in revenues in ntl: broadcast and ntl: Ireland.

     Expenses

      A review of a number of our balance sheet accounts during 2002 found that some provisions that were being held against anticipated liabilities were no longer necessary. The release of these provisions resulted in a decrease in operating expense of $34.7 million, or £23.1 million, and a decrease in selling, general and administrative expense of $34.6 million, or £23.0 million. There was no impact on cash in 2002 from these adjustments.

      Operating Expenses. For the year ended December 31, 2002, operating expenses, including network expenses, decreased by 4.0% to $1,502.5 million from $1,564.3 million for 2001, and expenses in UK pounds decreased 8.0% to £1,000.1 million from £1,086.9 million during the same period. Operating expenses as a percentage of revenues declined to 46.0% for the year ended December 31, 2002 from 49.0% for 2001. In addition to the release of provisions explained above, this decrease in operating expenses was primarily a result of decreases in telephone interconnection costs by improving the routing of our outbound traffic, and decreases in television programming costs due to renegotiated contracts which included expanded channel line ups.

      Selling, general and administrative expenses. For the year ended December 31, 2002, selling, general and administrative expenses decreased by 21.0% to $788.5 million from $997.5 million for 2001, and expenses in UK pounds decreased by 24.3% to £524.8 million from £693.0 million during the same period. Selling, general and administrative expenses as a percentage of revenues decreased to 24.1% for the year ended December 31, 2002 from 31.3% for 2001. This primarily reflects decreases in employee-related costs and sales and marketing expenses following various cost savings efforts, including restructurings that were announced in the third and fourth quarters of 2001, together with the release of provisions explained above.

     Asset impairments

      Asset impairment charges were $445.1 million for the year ended December 31, 2002, and $8,160.6 million for the year ended December 31, 2001. Asset impairment charges of $445.1 million in 2002 are non-cash charges to write down some assets to their estimated fair values based on our assessment that their carrying value was not recoverable. These charges in 2002 included charges against fixed assets of $56.0 million, license acquisition costs of $29.0 million and goodwill of $360.1 million. The charge with respect to fixed assets was estimated based upon the technological obsolescence of some network and other equipment. The charge with respect to license acquisition costs and goodwill was determined in accordance with SFAS No. 142. Asset impairment charges of $8,160.6 million in 2001 included goodwill of $8,077.8 million, license acquisition costs of $58.8 million, customer lists of $9.1 million and other intangibles of $14.9 million.

     Non-cash compensation

      Non-cash compensation of $30.6 million in the year ended December 31, 2001 was due to modifications to some stock options approved by the Compensation and Option Committee of the Board of Directors of our former parent company in July 2001. All options to purchase shares of our former parent company’s common stock were cancelled on January 10, 2003 pursuant to the Plan. For a more detailed description of these modifications, see “Non-Cash Compensation” under the “Years Ended December 31, 2001 and 2000” comparison.

     Other charges

      Other charges of $389.2 million in the year ended December 31, 2002 include restructuring charges of $104.8 million and non-cash charges of $284.4 million, primarily for allowances for the cancellation of receivables from our former parent company and some of its subsidiaries in accordance with the Plan. Other charges of $297.9 million in the year ended December 31, 2001 include restructuring charges of $202.8 million and costs of $95.1 million incurred primarily to integrate acquired companies, mostly related to information technology integration as well as costs incurred for business rationalization consulting.

      Restructuring charges of $104.8 million for the year ended December 31, 2002 and $202.8 million for the year ended December 31, 2001 relate to our actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas. An aggregate of $7.5 million of the 2002 restructuring charges and $57.9 million of the 2001 restructuring charges were for the write-off of equipment and other assets that are not in use and will not require any future cash outlays. Employee severance and related costs in 2001 were related to approximately 5,200 employees to be terminated, of which approximately 20 employees were still employed by us as of December 31, 2002. These costs in 2002 were related to approximately 740 employees to be terminated, of which approximately 350 employees were still employed by us as of December 31, 2002. The following table summarizes the restructuring charges incurred and utilized in 2001 and 2002:

	Employee
	Severance and	Lease	Agreement	Fixed
	Related Costs	Exit Costs	Modifications	Assets	Other	Total

Balance, December 31, 2000	$47.9	$18.0	$—	$—	$—	$65.9
2000 provision utilized	(41.3)	(9.6)	—	—	—	(50.9)
2000 provision released	(6.6)	(7.3)	—	—	—	(13.9)
Charged to expense	98.7	32.4	27.7	57.9	—	216.7
2001 provision utilized	(26.2)	—	—	(57.9)	—	(84.1)

Balance, December 31, 2001	72.5	33.5	27.7	—	—	133.7
2000 provision utilized	—	(1.1)	—	—	—	(1.1)
2001 provision utilized	(71.9)	(17.3)	(16.2)	—	—	(105.4)
2001 provision released	(0.6)	(15.1)	(11.5)	—	—	(27.2)
Charged to expense	35.2	78.9	1.2	7.5	9.2	132.0
2002 provision utilized	(15.6)	(0.2)	—	(7.5)	(7.7)	(31.0)

Balance, December 31, 2002	$19.6	$78.7	$1.2	$—	$1.5	$101.0

Depreciation

      Depreciation expense increased to $1,477.9 million in 2002 from $1,361.4 million in 2001 primarily due to an increase in depreciation of telecommunications and cable television equipment due to purchases of fixed assets during 2002.

Amortization

      Amortization expense decreased to $63.7 million in 2002 from $1,178.9 million in 2001 due to the adoption of SFAS No. 142 on January 1, 2002. SFAS No. 142 ended the amortization of goodwill and other indefinite lived intangible assets. Amortization expense in the year ended December 31, 2001, after deducting the amortization of goodwill and other indefinite lived intangible assets of $1,104.9 million, would have been $74.0 million but for the application of SFAS No. 142.

Interest expense

      Interest expense decreased to $780.2 million in 2002 from $1,240.8 million in 2001 as a result of the application of SOP 90-7. Pursuant to SOP 90-7, interest expense is included in the results of operations only to the extent that it will be paid during the bankruptcy proceeding or that it is probable that it will be an allowed priority, secured or unsecured claim. In accordance with SOP 90-7, we did not recognize interest expense on some of our outstanding publicly traded notes on or after May 8, 2002, the date we and some of our subsidiaries filed our Plan of Reorganization under Chapter 11 of the Bankruptcy Code. Our contractual interest for the year ended December 31, 2002 was $1,425.4 million. The increase in contractual interest expense in 2002 as compared to 2001 is primarily due to additional borrowings under credit facilities and the issuance of new notes in 2001. Interest of $456.3 million was paid in cash in the year ended December 31, 2002 and interest of $844.3 million was paid in cash in the year ended December 31, 2001.

Other (losses)

      Other losses of $88.5 million in 2001 are from the sale in the fourth quarter of 2001 of the ConsumerCo off-net indirect access business, which served customers not directly connected to our network.

Foreign currency gains (losses)

      Foreign currency transaction losses were $94.1 million in the year ended December 31, 2002 compared to foreign currency gains of $0.6 million in the year ended December 31, 2001. The change was primarily due to the appreciation of the dollar against sterling.

Recapitalization items, net

      Recapitalization items, net were $151.8 million in the year ended December 31, 2002. Recapitalization items include all transactions incurred as a result of our Chapter 11 reorganization. Recapitalization items, net include $36.2 million for employee retention related to substantially all of our UK employees and $116.7 million for financial advisory, legal, accounting and consulting costs. These costs are net of $1.1 million of interest earned on accumulated cash from the Chapter 11 filing on May 8, 2002 through December 31, 2002.

Income tax benefit (expense)

      Income tax benefit in 2002 of $25.7 million related to a reduction of $1.2 million in state and local income tax and a reduction of $24.5 million in deferred tax liabilities attributable to foreign subsidiaries. Income tax expense in 2001 of $118.1 million included an adjustment related to 1997 through 2000 of approximately $116.1 million that is primarily attributable to additional tax depreciation being claimed during 2001 on original and amended income tax returns.

Net (loss)

      Net loss was $2,375.8 million in the year ended December 31, 2002 and $11,837.0 million in the year ended December 31, 2001. This change was the result of the factors discussed above.

Segment profit (loss)

      The revenues and segment profit (loss)in dollars and UK pounds as well as segment profit as a percentage of revenues for each of our reportable segments for the years ended December 30, 2002 and 2001 were as follows:

	Years Ended December 31,

	2001	2002	2001	2002

	(in millions, except for percentage amounts)
Revenues:
ntl: home	$2,080.5	$2,139.0	£1,445.5	£1,423.7
ntl: business	515.0	469.8	357.8	312.7
ntl: broadcast	351.8	386.6	244.4	257.3
ntl: carriers	180.0	179.7	125.1	119.6
ntl: Ireland	62.3	90.0	43.3	59.9
Shared services	—	—	—	—

Total revenues	$3,189.6	$3,265.1	£2,216.1	£2,173.2

Segment profit (loss):
ntl: home	$632.6	$886.6	£439.5	£590.1
ntl: business	106.5	105.0	74.0	69.9
ntl: broadcast	143.4	165.8	99.6	110.3
ntl: carriers	145.1	148.6	100.8	98.9
ntl: Ireland	10.3	22.2	7.2	14.8
Shared services	(410.1)	(354.1)	(284.9)	(235.7)

Combined segment profit	$627.8	$974.1	£436.2	£648.3

Segment profit as a percentage of revenues:
ntl: home			30.4%	41.4%
ntl: business			20.7	22.4
ntl: broadcast			40.8	42.9
ntl: carriers			80.6	82.7
ntl: Ireland			16.6	24.7
Shared services			—	—
Combined segment profit as a percentage of revenues			19.7%	29.8%

      ntl: home. For the year ended December 31, 2002, ntl: home revenues increased by 2.8% to $2,139.0 million from $2,080.5 million for 2001, and revenues in UK pounds decreased by 1.5% to £1,423.7 million from £1,445.5 million during the same period. This was primarily a result of the sale of the ConsumerCo off-net indirect access business in November 2001 that accounted for approximately £46.0 million of consolidated revenues in the year ended December 31, 2001. During 2002, ntl: home placed more focus on retention of existing customers and curtailed its spending on acquisition of new customers. Consequently, the customer base decreased during 2002, leading to lower revenues. The effect of this decrease in customers was partially offset by price increases and an increase in the number of customers subscribing to our broadband Internet services.

      For the year ended December 31, 2002, ntl: home segment profit increased by 40.2% to $886.6 million from $632.6 million for 2001, and segment profit in UK pounds increased by 34.3% to £590.1 million from £439.5 million during the same period. This was primarily due to reductions in ntl: home’s expenses which offset the decreases in revenues resulting in an increase in segment profit margin from 30.4% in 2001 to 41.4% in 2002. These expenses decreased primarily due to changes in the mix of our revenues towards services with lower marginal costs, combined with savings in our television programming costs and telephone interconnect costs. We increased the number of customers subscribing to our broadband Internet services although this increase was partially offset by reductions in the number of customers subscribing to cable television and telephone services from us. Finally, segment profit was also adversely affected by the sale of the ConsumerCo off-net indirect access business in the fourth quarter of 2001 by approximately £11 million.

      In addition, lower employee-related costs following our organizational restructuring in the fourth quarter of 2001, together with further operational efficiencies and cost cutting, including a reduction in our sales and marketing costs, resulted in lower expenses in 2002 compared to 2001.

      ntl: business. For the year ended December 31, 2002, ntl: business revenues decreased by 8.8% to $469.8 million from $515.0 million for 2001, and revenues in UK pounds decreased by 12.6% to £312.7 million from £357.8 million during the same period. This was primarily the result of uncertainties arising from our Chapter 11 reorganization activities in 2002, together with our decision to stop selling a number of our less profitable products.

      For the year ended December 31, 2002, ntl: business segment profit decreased by 1.4% to $105.0 million from $106.5 million for 2001, and segment profit in UK pounds decreased by 5.5% to £69.9 million from £74.0 million during the same period. The main reason for this decline was the decrease in ntl: business revenues, partly offset by lower expenses principally due to lower employee costs following our organizational restructuring during 2001, together with the impact of further operational efficiencies and cost cutting.

      ntl: broadcast. For the year ended December 31, 2002, ntl: broadcast revenues increased by 9.9% to $386.6 million from $351.8 million for 2001, and revenues in UK pounds increased by 5.3% to £257.3 million from £244.4 million during the same period. This was primarily a result of an increase in digital radio rollout and additional project revenues. In addition, strong demand for tower site rental was sustained throughout 2002 from all five major mobile operators, resulting in a further increase in revenues.

      For the year ended December 31, 2002, ntl: broadcast segment profit increased by 15.6% to $165.8 million from $143.4 million for 2001, and segment profit in UK pounds increased by 10.7% to £110.3 million from £99.6 million during the same period. This was primarily a result of increased revenues.

      ntl: carriers. For the year ended December 31, 2002, ntl: carriers revenues decreased marginally to $179.7 million from $180.0 million for 2001, and revenues in UK pounds decreased 4.4% to £119.6 million from £125.1 million during the same period. This decline was largely a result of a significant downturn in the carrier market, partially offset by growth in the mobile market.

      For the year ended December 31, 2002, ntl: carriers segment profit increased by 2.4% to $148.6 million from $145.1 million for 2001, and segment profit in UK pounds decreased by 1.9% to £98.9 million from £100.8 million during the same period. This small decrease was primarily due to the fall in revenues.

      ntl: Ireland. For the year ended December 31, 2002, ntl: Ireland revenues increased by 44.5% to $90.0 million from $62.3 million for the same period of 2001, revenues in UK pounds increased by 38.3% to £59.9 million from £43.3 million during the same period, and revenues in euros increased by 36.8% to €95.2 million from €69.6 million during the same period. This was primarily a result of price increases on our television services and selling more services to our existing customers, including the migration of customers from analog to digital television.

      For the year ended December 31, 2002, ntl: Ireland segment profit increased by 115.5% to $22.2 million from $10.3 million for 2001, segment profit in UK pounds increased by 105.6% to £14.8 million from £7.2 million during the same period, and segment profit in euros increased by 104.3%

to €23.5 million from €11.5 million during the same period. The increase was primarily due to higher revenues as described above.

      ntl: shared services. For the year ended December 31, 2002, ntl: shared services segment loss decreased by 13.7% to $354.1 million from $410.1 million for 2001, and segment loss in UK pounds decreased 17.3% to £235.7 million from £284.9 million during the same period. This was primarily due to lower employee-related costs and other operational efficiencies and cost savings.

Years Ended December 31, 2001 and 2000

Consolidated Results of Operations

Revenues

      For the year ended December 31, 2001, consolidated revenues increased by 28.4% to $3,189.6 million from $2,484.2 million in 2000, and revenues in UK pounds increased by 35.2% to £2,216.1 million from £1,638.7 million during the same period. Revenue growth was achieved through acquisitions and by improving our product offers, increasing our broadband and digital television customer base, raising prices and by serving new customers and signing new contracts in our ntl: broadcast and ntl: business divisions.

Expenses

      Operating Expenses. For the year ended December 31, 2001, operating expenses increased to $1,564.3 million from $1,223.2 million for 2000, and expenses in UK pounds increased 34.7% to £1,086.9 million from £806.9 million during the same period. Operating expenses as a percentage of revenues, at 49%, remained in line with 2000 levels. These expenses include $491.5 million for 2001 and $281.4 million for 2000 attributable to ConsumerCo, which was acquired in May 2000.

      Selling, general and administrative expenses. For the year ended December 31, 2001, selling, general and administrative expenses increased to $997.5 million from $992.8 million for 2000, and expenses in UK pounds increased by 5.8% to £693.0 million from £654.9 million during the same period. Selling, general and administrative expenses as a percentage of revenues decreased to 31.3% for the year ended December 31, 2001 from 40.0% for 2000. Selling, general and administrative expenses of the ConsumerCo business were $293.3 million, or £203.7 million, for 2001 and $213.1 million, or £141.1 million, for 2000. The percentage decrease reflects various cost savings efforts, including reductions in the number of employees.

Asset impairments

      Asset impairments in 2001 of $8,160.6 million are related to intangible assets. During 1999 and 2000, acquisitions were made against a background of increasing consolidation and record valuations in the telecommunications industry. In 2001, we performed a review of the recoverability of our long-lived assets and associated goodwill. This review was initiated because of the decline in our former parent company’s stock price and significantly lower valuations for companies within our industry. Additionally, at the time of our review, the book value of our former parent company’s net assets significantly exceeded its market capitalization. Accordingly, the fair value of our assets was determined by discounting our estimates of the expected future cash flows related to these assets when the non-discounted cash flows indicated that the long-lived assets would not be recoverable. We recorded a write-down of $8,161.6 million in the fourth quarter of 2001 as a result of this analysis and review, of which $8,160.6 million is included in asset impairments and $1.0 million is included in share of losses from equity investments. The asset impairment charge of $8,160.6 million included goodwill of $8,077.8 million, license acquisition costs of $58.8 million, customer lists of $9.1 million and other intangibles of $14.9 million.

Non-cash compensation

      Non-cash compensation of $30.6 million in 2001 was due to modifications to some stock options approved by the Compensation and Option Committee of the Board of Directors of our former parent company in July 2001. The latest possible expiration date of options to purchase an aggregate of approximately 4.7 million shares of our former parent company’s common stock with exercise prices from $0.17 to $14.76 per share was extended from July 30, 2001 to October 2004, as applicable, to January 30, 2006. We recognized non-cash compensation expense based on the excess of the quoted market price of our former parent company’s common stock on the date of the modification of $12.05 per share over the exercise price per share. All options to purchase shares of our former ultimate parent company’s common stock were cancelled on January 10, 2003 pursuant to the Plan.

Other charges

      Other charges of $297.9 million in 2001 included restructuring charges of $202.8 million and costs of $95.1 million incurred primarily to integrate the acquired companies, mostly related to IT integration as well as costs incurred for business rationalization consulting. Other charges of $92.7 million in 2000 include restructuring charges of $65.9 million and costs of $26.8 million incurred primarily to integrate the companies we had acquired, mostly related to IT integration, as well as costs incurred for business rationalization consulting. Restructuring charges of $202.8 million in the year ended December 31, 2001 and $65.9 million in the year ended December 31, 2000 relate to our announcements in the fourth quarter of 2001 and in November 2000 that we were taking additional actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas.

      An aggregate of $57.9 million of the 2001 restructuring charges were for the write-off of equipment and other assets that are not in use and will not require future cash outlays. Employee severance and related costs in 2000 were related to approximately 2,300 employees to be terminated. These costs in 2001 were related to approximately 5,200 employees to be terminated.

      The following table summarizes the restructuring charges incurred and utilized in 2000 and 2001:

	Employee
	Severance and	Lease	Agreement	Fixed
	Related Costs	Exit Costs	Modifications	Assets	Total

Charged to expense	$47.9	$18.0	$—	$—	$65.9
Utilized	—	—	—	—	—

Balance, December 31, 2000	47.9	18.0	—	—	65.9
2000 provision utilized	(41.3)	(9.6)	—	—	(50.9)
2000 provision released	(6.6)	(7.3)	—	—	(13.9)
Charged to expense	98.7	32.4	27.7	57.9	216.7
2001 provision utilized	(26.2)	—	—	(57.9)	(84.1)

Balance, December 31, 2001	$72.5	$33.5	$27.7	$—	$133.7

Depreciation and amortization

      Depreciation and amortization expense increased to $2,540.3 million in 2001 from $1,700.7 million in 2000 due to an increase in amortization on acquisition related intangibles and an increase in depreciation of telecommunications and cable television equipment. The 2001 expense included $1,466.0 million from ConsumerCo, and the 2000 expense included $802.0 million from ConsumerCo, including amortization of goodwill and other acquisition-related intangibles.

Interest expense

      Interest expense increased to $1,240.8 million in 2001 from $886.3 million in 2000 due to the issuance of additional debt, and the increase in the accretion of original issue discount on the deferred coupon notes. The 2001 expense included $273.2 million and the 2000 expense included $135.0 million related to ConsumerCo. Interest of $844.3 million was paid in cash in the year ended December 31, 2001 and $459.0 million was paid in cash in the year ended December 31, 2000.

Other (losses)

      Other losses of $88.5 million in 2001 were from the sale of the ConsumerCo off-net indirect access business.

Foreign currency gains (losses)

      Foreign currency gains were $0.6 million in 2001 and foreign currency losses were $58.1 million in 2000, primarily due to the effect of changes in exchange rates.

Income tax benefit (expense)

      Income tax expense in 2001 of $118.1 million was primarily the result of an increase in the deferred tax liability attributable to separate company profits of a foreign subsidiary partially offset by a decrease in net deferred tax liabilities attributable to operating losses of other foreign subsidiaries. The increase in deferred tax liabilities includes an adjustment related to the period 1997 through 2000 of approximately $116.1 million that was primarily attributable to additional tax depreciation being claimed during 2001 on original and amended income tax returns.

Net (loss)

      Consolidated net loss increased to $11,837.0 million in 2001 from $2,388.1 million in 2000 for the reasons described above.

Segment profit (loss)

      The revenues and segment profit (loss) in dollars and UK pounds as well as segment profit as a percentage of revenues for each of our reportable segments for the years ended December 30, 2001 and 2000 were as follows:

	Years Ended December 31,

	2000	2001	2000	2001

	(in millions, except percentage amounts)
Revenues:
ntl: home	$1,500.4	$2,080.5	£989.7	£1,445.5
ntl: business	435.9	515.0	287.6	357.8
ntl: broadcast	337.0	351.8	222.3	244.4
ntl: carriers	149.7	180.0	98.7	125.1
ntl: Ireland	61.2	62.3	40.4	43.3
Shared services	—	—	—	—

Total revenues	$2,484.2	$3,189.6	£1,638.7	£2,216.1

Segment profit (loss):
ntl: home	$322.1	$632.6	£212.4	£439.5
ntl: business	55.5	106.5	36.6	74.0
ntl: broadcast	123.1	143.4	81.2	99.6
ntl: carriers	119.4	145.1	78.8	100.8
ntl: Ireland	8.5	10.3	5.6	7.2
Shared services	(360.4)	(410.1)	(237.7)	(284.9)

Combined segment profit	$268.2	$627.8	£176.9	£436.2

Segment profit as a percentage of revenues:
ntl: home			21.5%	30.4%
ntl: business			12.7	20.7
ntl: broadcast			36.5	40.8
ntl: carriers			79.8	80.6
ntl: Ireland			13.9	16.6
Shared services			—	—
Combined segment profit as a percentage of revenues			10.8%	19.7%

      ntl: home. For the year ended December 31, 2001, ntl: home revenues increased by 38.7% to $2,080.5 million from $1,500.4 million for 2000, and revenues in UK pounds increased by 46.1% to £1,445.5 million from £989.7 million during the same period. This was primarily as a result of price increases, selling more of our services to our existing customers and from growth in our customer base, particularly Internet and digital television customers. In addition, our 2001 revenues include $956.6 million from our ConsumerCo acquisition and 2000 revenues include $532.2 million from that acquisition.

      For the year ended December 31, 2001, ntl: home segment profit increased by 96.4% to $632.6 million from $322.1 million for 2000, and segment profit in UK pounds increased by 106.9% to £439.5 million from £212.4 million during the same period. This was primarily due to the acquisition of ConsumerCo as well as increases in revenues and reductions in expenses as discussed below.

      An operating review was undertaken in the second half of 2001 which was designed to accelerate the integration of previous acquisitions and increase cost efficiencies. The most significant impact of this review on segment profit was a reduction in employee-related costs due to headcount reductions. Reduced fault rates and increased productivity, partially resulting from introducing common IT, human resources and finance systems throughout the business, also contributed to increased segment profits.

      ntl: business. For the year ended December 31, 2001, ntl: business revenues increased by 18.1% to $515.0 million from $435.9 million for 2000, and revenues in UK pounds increased by 24.4% to £357.8 million from £287.6 million during the same period. This is primarily a result of the growth of our customer base through acquisitions. The assets and contracts of Viatel UK were acquired in the third quarter of 2001 and contributed revenues of $38.9 million. We acquired ConsumerCo on May 30, 2000, generating revenues of $97.4 million in 2001 and $62.1 million in 2000.

      For the year ended December 31, 2001, ntl: business segment profit increased by 91.9% to $106.5 million from $55.5 million for 2000, and segment profit in UK pounds increased by 102.0% to £74.0 million from £36.6 million during the same period. This was primarily a result of the acquisition of ConsumerCo, together with cost savings principally due to headcount reductions, operational efficiencies and cost cutting arising from the review of operations carried out during 2001.

      ntl: broadcast. For the year ended December 31, 2001, ntl: broadcast revenues increased by 4.4% to $351.8 million from $337.0 million for 2000, and revenues in UK pounds increased by 9.9% to £244.4 million from £222.3 million during the same period. This reflected growth in our provision of television program scheduling and transmission services, digital radio and wireless services.

      For the year ended December 31, 2001, ntl: broadcast segment profit increased by 16.5% to $143.4 million from $123.1 million for 2000, and segment profit in UK pounds increased by 22.7% to £99.6 million from £81.2 million during the same period. This was primarily a result of increased revenues as described above.

      ntl: carriers. For the year ended December 31, 2001, ntl: carriers revenues increased by 20.2% to $180.0 million from $149.7 million for 2000, and revenues in UK pounds increased by 26.7% to £125.1 million from £98.7 million during the same period. This reflected growth in both our carrier and mobile services business units driven by new contracts gained following significant investment in our backbone network.

      For the year ended December 31, 2001, ntl: carriers segment profit increased by 21.5% to $145.1 million from $119.4 million for 2000, and segment profit in UK pounds increased by 27.9% to £100.8 million from £78.8 million during the same period. This was primarily as a result of increased revenue as discussed above.

      ntl: Ireland. For the year ended December 31, 2001, ntl: Ireland revenues increased by 1.8% to $62.3 million from $61.2 million for 2000, revenues in UK pounds increased by 7.2% to £43.3 million from £40.4 million during the same period, and revenues in euros increased by 5.0% to €69.6 million from €66.3 million during the same period. The increase was primarily due to customer growth.

      For the year ended December 31, 2001, ntl: Ireland segment profit increased by 21.2% to $10.3 million from $8.5 million for 2000, segment profit in UK pounds increased by 28.6% to £7.2 million from £5.6 million during the same period, and segment profit in euros increased by 25.0% to €11.5 million from €9.2 million during the same period. The increase was primarily due to revenue growth.

      ntl: shared services. For the year ended December 31, 2001, ntl: shared services segment losses increased by 13.8% to $410.1 million from $360.4 million for 2000, and segment loss in UK pounds increased by 19.9% to £284.9 million from £237.7 million during the same period. This was primarily due to our acquisition of ConsumerCo on May 30, 2000.

Consolidated Statements of Cash Flows

Nine Months Ended September 30, 2003 and 2002

      For the nine months ended September 30, 2003, cash provided by operating activities increased to $267.9 million from $100.7 million for the same period of 2002, due to the improvement in operating results and a reduction in investment in working capital as a result of the timing of receipts and disbursements. For the nine months ended September 30, 2003, cash paid for interest, exclusive of amounts capitalized, increased to $466.2 million from $375.4 million for the same period of 2002 primarily as a result of our resumption of payment of interest due on our outstanding debt when we emerged from bankruptcy on January 10, 2003. These payments were suspended during our reorganization process. In addition, the amendment and restatement of our senior and working capital facilities in January 2003 increased the rate of interest and unfavorable movements in exchange rates increased the U.S. dollar equivalent of our pounds sterling debt interest payments.

      For the nine months ended September 30, 2003, cash used in investing activities decreased to $447.0 million from $700.7 million for the same period of 2002. The increase in other assets in the nine months ended September 30, 2002 included $182.7 million of restricted cash drawn under the DIP facility. Purchases of fixed assets during the nine months ended September 30, 2003, which are primarily related to customer premise equipment, are lower than for the same period in 2002.

      Cash used in financing activities for the nine months ended September 30, 2003 was $7.0 million reflecting principal repayments, compared to $793.3 million cash provided in the nine months ended September 30, 2002. The principal components of the $793.3 million cash provided were as follows:

•	proceeds from borrowings, net of financing costs, of $662.8 million, which included $456.1 million borrowed under our working capital facility, net of costs of $9.7 million, and $229.0 million borrowed under our DIP facility, net of costs of $12.6 million; and

•	proceeds from borrowings from NTL (Delaware) Inc. of $133.2 million comprising the £90.0 million loan to NTL (UK) Group, Inc. This note was purchased on January 10, 2003 pursuant to the Plan by one of our subsidiaries for cash consideration equal to the principal amount of the note plus accrued interest.

     Years Ended December 31, 2002, 2001 and 2000

      Cash provided by (used in) operating activities was $258.7 million for the year ended December 31, 2002, $(558.6) million for the year ended December 31, 2001 and $(169.0) million for the year ended December 31, 2000. Cash paid for interest, exclusive of amounts capitalized, was $410.0 million for the year ended December 31, 2002, $776.6 million for the year ended December 31, 2001 and $363.9 million for the year ended December 31, 2000. In addition, the change in cash provided by (used in) operating activities is due to changes in working capital as a result of the timing of receipts and disbursements including the suspension of various payments due to our reorganization.

      Cash used in investing activities was $844.2 million for the year ended December 31, 2002, $1,858.1 million for the year ended December 31, 2001 and $9,506.7 million for the year ended December 31, 2000. Cash used in investing activities primarily includes cash used for purchases of fixed assets and acquisitions, net of cash acquired.

      Purchases of fixed assets were $680.9 million for the year ended December 31, 2002, $1,653.0 million for the year ended December 31, 2001 and $1,961.8 million for the year ended December 31, 2000 as a result of continuing fixed asset purchases and network construction. We continued to restrict purchases of fixed assets in 2002 in an effort to conserve cash.

      Cash used in investing activities for the year ended December 31, 2001 also included cash used for a loan to our former parent company of $150.0 million. On September 28, 2001, we loaned our former parent company $150.0 million in exchange for 15.0% promissory notes due September 30, 2004. Interest was payable monthly in cash at a rate of 15.0% per annum beginning on October 31, 2001. These notes were cancelled pursuant to the Plan.

      Cash used for acquisitions, net of cash acquired, of $7,514.9 million for the year ended December 31, 2000 was primarily for the acquisition of ConsumerCo.

      Cash provided by financing activities was $800.6 million for the year ended December 31, 2002, $2,252.1 million for the year ended December 31, 2001, and $9,050.6 million for the year ended December 31, 2000.

      Proceeds from borrowings from NTL Delaware of $135.2 million for the year ended December 31, 2002 is the £90.0 million loan to NTL (UK) Group, Inc. This note was purchased by one of our subsidiaries for consideration equal to the principal amount of the note plus accrued interest on the effective date of the Plan. Proceeds from borrowings, net of financing costs, of $670.1 million for the year ended December 31, 2002 includes $463.2 million borrowed under the NTL Communications Limited working capital facility, net of costs of $9.5 million, and $229.0 million borrowed under the Communications Cable Funding Corp. debtor-in-possession facility, net of costs of $12.6 million.

      Proceeds from borrowings, net of financing costs, of $2,643.4 million for the year ended December 31, 2001 include $838.5 million borrowed under our senior credit facility, $431.8 million borrowed under our working capital facility, $1,150.0 million from the issuance of our 6 3/4% Convertible Senior Notes and $277.9 million from the issuance of our 12 3/8% Senior Euro Notes, net of aggregate financing costs of $54.8 million. These notes were cancelled pursuant to the Plan.

      Principal payments of $421.5 million for the year ended December 31, 2001 include optional repayments of $395.8 million under the NTL Communications Limited credit agreements and repayments of an aggregate of $25.7 million of other debt.

      Proceeds from borrowings, net of financing costs, of $5,009.8 million for the year ended December 31, 2000 were primarily for the acquisition of ConsumerCo, including borrowings under the credit agreements entered into with a group of banks. Included in proceeds from borrowings, net of financing costs, also included $1,494.9 million of borrowings that was not related to the ConsumerCo acquisition and net proceeds of $476.4 million from the sale of our 11 7/8% Senior Notes due 2010. These notes were cancelled pursuant to the Plan.

      Principal payments of $1,263.9 million for the year ended December 31, 2000 included optional repayments of $1,168.2 million of amounts borrowed under credit agreements funded through the issuance of debt.

      Cash provided by financing activities also includes contributions from our former parent company NTL Delaware of $3.9 million for the year ended December 31, 2002, $40.8 million for the year ended December 31, 2001 and $5,227.2 million for the year ended December 31, 2000. The contributions of $5,227.2 million for the year ended December 31, 2000 include cash used to acquire ConsumerCo.

Liquidity and Capital Resources

      Our business is capital intensive, we are highly leveraged, and we have historically incurred operating losses and negative cash flow. We require significant amounts of capital to connect customers to our network, expand and upgrade our network, offer new services and integrate our billing systems and customer databases. We must regularly service interest payments with cash flows from operations and we have over $5.5 billion of principal payments and contractual commitments coming due over the next three years. Our ability to sustain operations, meet financial covenants under our indebtedness, obtain additional capital and make required payments on our indebtedness could be impaired if we are unable to maintain or achieve various financial performance measures.

      On November 4, 2003, we declared a dividend to stockholders of record of our common stock as of close of business on November 7, 2003, at no charge, of 0.702243 transferable rights for each share of our common stock they held on the record date. Each right entitled stockholders to purchase one share at a purchase price of $40.00. The rights offering period expired on November 17, 2003.

      35,568,105 shares were issued pursuant to the basic subscription privilege and 285,360 shares were allocated based on a proration factor to stockholders entitled to participate in the first over-subscription allocation. This resulted in an issuance of all 35,750,000 shares of common stock initially offered pursuant to the rights offering and 103,465 additional shares that were issued upon the exercise of rights granted in connection with shares issued upon the exercise of 147,333 stock options during the period between the declaration date and the record date of the rights offering.

      In connection with the rights offering, we received gross proceeds of approximately $1,434 million. We used the net proceeds of approximately $1,370 million to repay in full all obligations under our Exit Notes and, together with cash on hand, our working capital facility. In addition, we used the remaining net proceeds as inter-company funding to one of our subsidiaries and the balance for general corporate purposes.

      Historically, we have been cash flow negative, partly as a result of our construction costs, operating expenditures and interest costs. We have also incurred and expect to continue to incur substantial losses. We expect to spend approximately £360 million, or $600 million, on acquiring fixed assets during the twelve months from October 1, 2003 to September 30, 2004. During the period since we have emerged from our Chapter 11 reorganization, we have funded ourself primarily with the proceeds of borrowings from the Exit Notes, our working capital facility and our senior credit facility. As discussed above, we used a portion of the net proceeds of the rights offering to repay in full our obligations under the Exit Notes and, together with cash on hand, our working capital facility. We expect to generate free cash flow, by which we mean that, on an annual basis for 2004, cash generated from operations exceeds our cash requirements, including those for interest payments and the purchase of fixed assets. We believe that our cash on hand, together with cash from operations, will be sufficient for our cash requirements during the twelve months from October 1, 2003 to September 30, 2004 and for the year ended December 31, 2004. However, our cash requirements after these periods may exceed, perhaps significantly, these sources of cash. This will require that we obtain additional financing. We may not be able to obtain financing at all, or on favorable terms, or we may be contractually prevented by the terms of our current indebtedness from incurring additional indebtedness.

      Beginning in 2005, a series of principal payments and other contractual commitments come due, including £2,584.8 million, or $4,295.9 million, on September 30, 2005 under the revolving facility of our senior credit facility. We will not have adequate cash flow to fund these requirements. As a result, we anticipate funding these requirements through refinancing in the debt or equity markets or both. We may at any time opportunistically take advantage of market conditions in connection with our anticipated refinancing needs. We may also seek to amend the terms of our existing credit facilities, including extending their maturities. If we were to issue additional equity, there could be a dilutive effect on our shareholders. There can be no assurance that any of these sources of funds will be available to us or that any covenants in any new debt will not be more restrictive than the covenants under our existing debt.

      In the event we need to raise additional capital, market considerations may require us to seek financing denominated in U.S. dollars, further exposing us to currency exchange risks. To the extent that the pound sterling declines in value against the U.S. dollar, it will become more difficult for us to service this U.S. dollar debt.

      The agreements governing our outstanding indebtedness significantly restrict and, in some cases, prohibit our ability and the ability of most of our subsidiaries to:

•	incur additional debt;

•	create or incur liens;

•	pay dividends or make other equity distributions;

•	engage in or make some payments under inter-company arrangements;

•	purchase or redeem share capital;

•	create restrictions on the payment of dividends or other amounts by our subsidiaries;

•	make investments;

•	sell assets;

•	issue or sell share capital of certain subsidiaries;

•	engage in transactions with affiliates; and

•	effect a merger or consolidation, or sell all or substantially all of our assets.

      In addition, we and our subsidiaries are obligated to comply with various financial covenants that require us and our subsidiaries to meet and maintain specified financial performance measures and ratios which are summarized in “Description of Our Indebtedness.” These covenants set targets related to liquidity, coverage and leverage ratios. These ratios are not publicly reported and depend on measures like derivatives of earnings before interest, taxes, depreciation and amortization, or EBITDA. The definition of EBITDA included in our senior credit and working capital facilities includes various adjustments to that measure for the purposes of these agreements. EBITDA as so defined is not a measure that is recorded in our financial statements. With respect to our senior credit and working capital facilities, these ratios are tested quarterly. Over time, these ratios change to become more restrictive. Although as a result of the rights offering, debt levels and total charges will decrease, our compliance is still heavily dependent on our ability to maintain the EBITDA and other performance measures defined in these agreements. In particular, our ability to maintain ratios that are based on earnings or cash flows will depend on our business performance, which may be influenced by factors outside our control. In the event that we fail to meet any of these covenants and we are unable to cure the failure or otherwise renegotiate the covenant, the lenders under those agreements would have significant rights to seize control of most of our assets because these agreements are secured by liens on most of our assets or to accelerate payment under our debt facilities. Also, a default under one debt agreement could trigger a default under our other debt agreements.

      Our debt and the debt of some of our subsidiaries contain restrictions on our ability to transfer cash between groups of our subsidiaries. This debt includes the senior credit facility, the working capital facility, the 11.20% Senior Discount Debentures of NTL Triangle, an indirect wholly-owned subsidiary of ours, referred to as the Triangle Notes, and the 9 1/8% Senior Notes and the 10% Senior Sterling Notes of Diamond Holdings Limited, an indirect wholly-owned subsidiary of ours, referred to as the Diamond Notes. The Triangle Notes and Diamond Notes are described more fully in the “Description of Our Indebtedness.” As a result of these restrictions, although our overall liquidity may be sufficient to satisfy our obligations, we may be limited by covenants in some of our indebtedness from transferring cash to other subsidiaries that might require funds. In addition, cross-default provisions in our other indebtedness may be triggered if we default on any of these debt agreements.

      We are a holding company with no independent operations or significant assets other than our investments in and advances to our subsidiaries. As a result, we depend upon the receipt of sufficient funds from our subsidiaries to meet our obligations. In addition, the terms of our and our subsidiaries’ existing and future indebtedness and the laws of the jurisdictions under which those subsidiaries are organized limit the payment of dividends, loan repayments and other distributions to us under many circumstances.

      Based on preliminary valuations of the assets contained in our pension plans, as of December 31, 2002, we believe the projected benefit obligations of some of our defined benefit plans exceeded the fair value of the plan assets by a total of approximately £79.0 million, or $131.0 million. We will need to fund this deficit in accordance with the laws and regulations of the UK. We currently believe we will have to contribute between £13 million and £17 million of additional cash per year to these plans beginning in 2004 to meet these requirements. The actuarial valuation of our pension plans requires the use of assumptions and estimates. Changes in these assumptions and estimates as well as future investment returns could potentially have a material impact, either upwards or downwards, on this estimated funding requirement.

Description of Outstanding Indebtedness

      The terms of the significant notes and credit facilities issued by us and our subsidiaries as of the date of this prospectus are summarized below. For a more detailed discussion, see “Description of Our Indebtedness.”

Senior Credit Facility

•	This facility was fully drawn as of September 30, 2003. The principal amount outstanding is £2,784.8 million, or $4,628.3 million. Our senior credit facility is comprised of a revolving facility of £2,584.8 million, or $4,295.9 million, and a term facility of £200.0 million, or $332.4 million.

•	Our senior credit facility bears interest at LIBOR plus mandatory costs plus a margin rate. The revolving facility and the term facility have different margin rates. At September 30, 2003, the effective annual interest rate on the revolving facility was 7.55% and the effective annual interest rate on the term facility was 9.05%. Interest is payable in cash at least semiannually.

•	Principal outstanding under the revolving facility is due in full on September 30, 2005 and principal outstanding under the term facility is due in six quarterly installments beginning on June 30, 2006.

•	We are subject to financial maintenance tests under our senior credit facility, including a test of liquidity, coverage and leverage ratios applied to us and various of our subsidiaries.

     Other Indebtedness

•	NTL Triangle 11.20% Senior Discount Debentures due November 15, 2007 — The principal amount at maturity is $517.3 million. Interest is payable semiannually on May 15 and November 15.

•	Diamond Holdings 10% Senior Sterling Notes due February 1, 2008 — The principal amount at maturity is £135.0 million, or $224.4 million. Interest is payable semiannually on August 1 and February 1.

•	Diamond Holdings 9 1/8% Senior Notes due February 1, 2008 — Principal amount at maturity is $109.9 million. Interest is payable semiannually on August 1 and February 1.

Contractual Obligations and Commercial Commitments

      The following table includes aggregate information about our contractual obligations as of September 30, 2003 and the periods in which payments are due. We used part of the net proceeds from our recently completed rights offering to repay in full the Exit Notes and, together with cash on hand, our working capital facility.

		Payments Due by Period

		Less than	1-3	4-5	After
Contractual Obligations	Total	1 Year	Years	Years	5 Years

	(in millions)
Long-Term Debt	$6,775.9	$0.4	$4,992.0	$1,168.2	$615.3
Capital Lease Obligations	204.0	8.3	14.6	13.7	167.4
Operating Leases	767.5	89.6	137.3	121.0	419.6
Unconditional Purchase Obligations	296.0	147.2	148.8	—	—
Other Long-Term Obligations	—	—	—	—	—

Total Contractual Cash Obligations	$8,043.4	$245.5	$5,292.7	$1,302.9	$1,202.3

      The following table includes information about our commercial commitments as of September 30, 2003. Commercial commitments are items that we could be obligated to pay in the future. They are not required to be included in the consolidated balance sheet.

Amount of Commitment Expiration
Per Period

	Total Amounts	Less than	1-3	4-5	Over
Other Commercial Commitments	Committed	1 Year	Years	Years	5 Years

(in millions)
Guarantees	$31.7	$1.8	$16.0	$—	$13.9
Lines of Credit	—	—	—	—	—
Standby Letters of Credit	—	—	—	—	—
Standby Repurchase Obligations	—	—	—	—	—
Other Commercial Commitments	—	—	—	—	—

Total Commercial Commitments	$31.7	$1.8	$16.0	$—	$13.9

Quantitative and Qualitative Disclosures About Market Risk

      We are exposed to various market risks, including changes in foreign currency exchange rates and interest rates. Market risk is the potential loss arising from adverse changes in market rates and prices, like foreign currency exchange and interest rates. We do not enter into derivative financial instruments for trading or speculative purposes.

      We encounter currency exchange rate risks because substantially all of our revenues and operating expenses are earned and paid primarily in pounds and, to a lesser extent, euros, but we pay interest and principal obligations with respect to a portion of our existing indebtedness in U.S. dollars. To the extent that the pound declines in value against the U.S. dollar, the effective cost of servicing our U.S. dollar debt will be higher. Changes in the exchange rate result in foreign currency gains or losses. As of September 30, 2003, $1,020.3 million, or 15.5%, of our long-term debt, net of unamortized discount, was in U.S. dollars. This amount includes amounts owing under the Exit Notes to be repaid with the proceeds of the rights offering.

      Because the revenues and expenses from our principal operations are denominated primarily in pounds, but we report our financial results in U.S. dollars, our financial results are also impacted by currency fluctuations, which are unrelated to our underlying results of operations.

      The fair market value of long-term fixed interest rate debt and the amount of future interest payments on variable interest rate debt are subject to interest rate risk.

      The following table provides information as of September 30, 2003 about our long-term fixed and variable interest rate debt that are sensitive to changes in interest rates and foreign currency exchange rates.

	Three Months
	Ending	Year Ending	Year Ending	Year Ending	Year Ending			Fair Value
	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07	Thereafter	Total	06/30/03

	(in millions)
Long-term Debt Including Current Portion
U.S. Dollars Fixed Rate	—	—	—	—	$517.3	$724.2	$1,241.5	$1,215.9
Average Interest Rate					11.2%	17.5%
UK Pound Fixed Rate	—	—	—	—	—	£135.0	£135.0	£131.0
Average Interest Rate						10.0%
Average Forward Exchange Rate						1.5102
UK Pound Variable Rate	—	—	£2,584.8	£408.3	—	—	£2,993.1	£2,993.1
Average Interest Rate			LIBOR plus 4.0%	LIBOR plus 9.0%
Average Forward Exchange Rate			1.5226	1.5143
UK Pound Variable Rate	—	—	—	£20.0	£180.0	—	£200.0	£200.0
Average Interest Rate				LIBOR plus 5.5%	LIBOR plus 5.5%
Average Forward Exchange Rate				1.5143	1.5091

Use of Non-GAAP Financial Measures

      The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for other measures of financial performance reported in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the following reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business.

Reconciliation of

Combined Segment Profit to US GAAP net loss

				Nine Months Ended
	Years Ended December 31,			September 30,

	2000	2001	2002	2002	2003

	(in millions)
Combined segment profit	$268.2	$627.8	$974.1	$718.1	$856.4
Reconciling items:
Asset impairments	—	(8,160.6)	(445.1)	—	—
Non-cash compensation	—	(30.6)	—	—	—
Other charges	(92.7)	(297.9)	(389.2)	(319.9)	(28.0)
Depreciation and amortization	(1,700.7)	(2,540.3)	(1,541.6)	(1,096.9)	(1,022.0)
Interest income and other, net	25.8	34.6	29.8	19.7	11.1
Interest expense	(886.3)	(1,240.8)	(780.2)	(652.3)	(552.3)
Share of (losses) income from equity investments	(24.2)	(23.2)	(3.4)	(3.0)	(1.5)
Other losses	—	(88.5)	—	—	—
Foreign currency transaction gains (losses)	(58.1)	0.6	(94.1)	(47.4)	21.0
Recapitalization items, net	—	—	(151.8)	(95.8)	—
Income tax(expense) benefit	79.9	(118.1)	25.7	33.0	(10.8)

Subtotal	(2,656.3)	(12,464.8)	(3,349.9)	(2,162.6)	(1,582.5)

Net (loss)	$(2,388.1)	$(11,837.0)	$(2,375.8)	$(1,444.5)	$(726.1)

      Combined segment profit is not a financial measure recognized under GAAP. Combined segment profit represents our combined earnings before interest, taxes, depreciation and amortization, asset impairments, non-cash compensation, other charges, share of income (losses) from equity investments, other (losses), foreign currency gains (losses) and recapitalization items, net, for each of our reportable business segments. This measure is most directly comparable to the GAAP financial measure net income (loss). Some of the significant limitations associated with the use of combined segment profit as compared to net income (loss) are that combined segment profit does not consider the amount of required reinvestment in depreciable fixed assets, interest expense, gains or losses on foreign currency transactions, income tax expense or benefit and similar items on our results of operations. Combined segment profit also ignores the impact on our results of operations of items that management believes are not characteristic of our underlying business operations. We compensate for these limitations by using combined segment profit to measure profit or loss on a combined divisional basis and not to determine our consolidated results of operations.

      We believe combined segment profit is helpful for understanding our performance and assessing our prospects for the future, and that it provides useful supplemental information to investors. In particular, this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliations to net income (loss), provide a more complete understanding of factors and trends affecting our business. Because non-GAAP financial measures are not standardized, it may not be possible to compare combined segment profit (loss) with other companies’ non-GAAP financial measures that have the same or similar names. The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for net income (loss) or other measures of financial performance reported in accordance with GAAP.

Our Restructuring

      Both the equity and debt capital markets experienced periods of significant volatility in 2001 and 2002, particularly for securities issued by telecommunications and technology companies. As a result, the ability of our former parent company and its subsidiaries to access those markets as well as its ability to obtain financing from its bank lenders and equipment suppliers became severely restricted. In addition, our former parent company and its subsidiaries, including us, had no further funds available, or were unable to draw upon funds under our credit facilities. As a result of these factors, together with its substantial leverage, on January 31, 2002, our former parent company announced that it had appointed professional advisors to advise on strategic and recapitalization alternatives to strengthen its balance sheet, reduce debt and put an appropriate capital structure in place for its business.

      Promptly upon obtaining the requisite waivers from the lenders under its credit facilities, in March 2002, our former parent company commenced negotiations with a steering committee of the unofficial committee of its bondholders and the committee’s legal and financial advisors.

      Our former parent company and its subsidiaries failed to make interest payments on some of the outstanding notes starting on April 1, 2002. Our former parent company also failed to declare or pay dividends on certain series of its outstanding preferred stock, due to a lack of available surplus under Delaware law.

      On April 16, 2002, our former parent company announced that it and the unofficial committee of its bondholders had reached an agreement in principle on a comprehensive recapitalization of the former NTL group. To implement the proposed recapitalization plan, on May 8, 2002, we, our former parent company and certain of our former parent company’s other subsidiaries filed cases and a pre-arranged joint reorganization plan under Chapter 11 of the U.S. Bankruptcy Code. In connection with the filing, some members of the unofficial creditors’ committee of bondholders entered into a credit facility agreement, referred to in this prospectus as the DIP facility, committing to provide a wholly-owned subsidiary of ours with up to $500 million in new debt financing. NTL Delaware committed to provide up to an additional $130 million to us under the DIP facility.

      As a result of the payment defaults as well as the voluntary filing under Chapter 11 by our former parent company and certain of its subsidiaries on May 8, 2002, there was an event of default under all of our former parent company’s and its subsidiaries’ principal credit facilities and the indentures governing all of their publicly traded debt, other than debt of NTL Triangle.

      The Plan was confirmed by the Bankruptcy Court on September 5, 2002. During the fall of 2002, our former parent company negotiated with a group of lenders to enter into a new financing arrangement to repay the DIP facility, to repay various obligations and to provide liquidity to us and our subsidiaries. The Plan became effective on January 10, 2003, at which time we emerged from Chapter 11 reorganization. In connection with our emergence from Chapter 11 reorganization, we issued $558.2 million aggregate principal face amount of the Exit Notes on January 10, 2003. Initial purchasers of the Exit Notes also purchased 500,000 shares of our common stock on that date. The gross proceeds from the sale of the Exit Notes and these 500,000 shares totaled $500 million. The proceeds were used in part to repay all amounts outstanding under the DIP facility, to purchase from NTL Delaware a £90.0 million note of NTL (UK) Group, Inc., one of our subsidiaries, and to repay certain other obligations. Also on January 10, 2003, we and our lending banks amended our existing credit facilities.

Fresh-Start Reporting

      We operated our business as a debtor-in-possession subject to the jurisdiction of the U.S. Bankruptcy Court during the period from May 8, 2002 until January 10, 2003. Accordingly, our consolidated financial statements for periods prior to our emergence from Chapter 11 reorganization were prepared in accordance with SOP 90-7. In addition, we adopted fresh-start reporting upon our emergence from Chapter 11 reorganization in accordance with SOP 90-7. For financial reporting purposes, the effects of the completion of the Plan as well as adjustments for fresh-start reporting have been recorded in our consolidated financial statements as of January 1, 2003.

      Pursuant to fresh-start reporting, a new entity was deemed created for financial reporting purposes. The carrying values of our assets were adjusted to their reorganization values, which are equivalent to their estimated fair values at January 1, 2003. The carrying values of our liabilities were adjusted to their present values at January 1, 2003.

      The emergence from Chapter 11 and the adoption of fresh-start reporting as of January 1, 2003 resulted in the following items of income (expense) that were recognized on that date (in millions):

January 1,
2003

Predecessor
Company

Gain on debt discharge	$8,451.6
Fresh-start adoption — intangible assets	1,521.7
Fresh-start adoption — long-term debt	221.3
Fresh-start adoption — deferred tax liability	(68.6)
Fresh-start adoption — accrued expenses	(120.4)
Fresh-start adoption — fixed assets	(3,194.9)
Recapitalization expense	(8.0)

Net income	$6,802.7

Recent Accounting Pronouncements

      In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This statement is effective for contracts entered into or modified after June 30, 2003. The adoption of this statement is not expected to have a significant effect on our results of operations, financial condition or cash flows.

      In January 2003, the FASB issued FASB Interpretation, or FIN, No. 46, “Consolidation of Variable Interest Entities”, which requires variable interest entities to be consolidated by the primary beneficiary of the entity if various criteria are met. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 will become applicable to us during the fourth quarter of 2003. The implementation of this interpretation is not expected to have a significant effect on our results of operations, financial condition or cash flows.

      In November 2002, the Emerging Issues Task Force reached a consensus on EITF No. 00-21, “Revenue Arrangements with Multiple Deliverables”. EITF No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF No. 00-21 apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. We do not expect the adoption of EITF No. 00-21 to have a significant effect on our results of operations, financial condition or cash flows.

      In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 replaced EITF No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity is recognized only when the liability is incurred. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of this standard did not have a significant effect on our results of operations, our financial condition or our cash flows.

      In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” effective for us on January 1, 2003. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible fixed assets and the associated asset retirement costs. The adoption of this standard has not had a significant impact on our results of operations, financial condition or cash flows.

BUSINESS

      We are a leading broadband and communications services company in the UK and the Republic of Ireland based on total residential subscriber numbers. We provide our services to our customers through five divisions.

•	ntl: home provides residential telephone, cable television and Internet services, as well as wholesale Internet access solutions to ISPs in the UK.

•	ntl: business provides data, voice and Internet services to large businesses, public sector organizations and SMEs located near our existing residential broadband network in the UK.

•	ntl: broadcast provides DTV and ATV and radio broadcast transmission services, network management, tower site rental and satellite and media services, as well as radio communications to public safety organizations in the UK.

•	ntl: carriers provides national and international communications transport services to communications companies in the UK and the Republic of Ireland.

•	ntl: Ireland provides primarily cable television services, as well as telephone and Internet services, to residential customers and television, data, voice and Internet services to business customers in the Republic of Ireland.

      Our divisions are supported by various central shared services, including ntl: networks, which manages our UK national network. Other shared services include finance, IT and human resources.

      For the nine months ended September 30, 2003, our consolidated revenues by division were as follows:

		Percentage of
Line of Business	Revenues	Consolidated Revenues

	(in millions)
ntl: home	$1,777.2	66.7%
ntl: business	347.3	13.0
ntl: broadcast	316.8	11.9
ntl: carriers	134.5	5.1
ntl: Ireland	86.7	3.3

Total	$2,662.5	100.0%

Business Strategy

      Our management team is focusing our efforts on improving the overall performance of our business. We are accomplishing this in a number of ways, including through:

•	Increased Focus on Profitability of Services and Customers — We instituted a number of initiatives to review major services within each of our divisions. We are using this information to emphasize our services and customers that are more profitable and to migrate away from those that are less profitable.

•	Improved Cost Controls — We are looking critically at major expense categories. We benchmark these costs against our competitors and among our various network regions. As a result, we are continuing to pursue a number of cost reduction initiatives. On September 30, 2003, we amended our IT outsourcing agreement with IBM and are renegotiating various other vendor contracts to receive more favorable contract terms.

•	Taking Advantage of our Existing Network Asset Base — Our business is underpinned by a significant investment in our network infrastructure. We believe that we can successfully grow our business by using our existing assets. For example, as of September 30, 2003 there were approximately 8.4 million homes passed by our ntl: home network. Approximately 2.8 million of these homes currently use at least one of our services. Approximately 6.7 million of those homes are broadband-ready. Accordingly, with limited infrastructure upgrade and capital investments, we have access to a substantial supply of potential new customers. We plan to focus our marketing efforts primarily on customers that are broadband-ready in order to increase our revenues and improve our profit margins. Our targeted marketing efforts resulted in the acquisition of approximately 347,000 new broadband customers in the first nine months of 2003.

•	Customer Retention and Improving Revenue Growth — In order to increase our revenues and profitability, we are emphasizing the retention of existing customers as well as selling more of our services to these customers. These efforts include price incentives for customers who subscribe to more than one of our services. We are also seeking to improve customer service. Our success in improving our customer service is evidenced by a reduction in our residential customer churn in the UK. ntl: home lowered its annualized customer churn rate to 14.4% for the third quarter of 2003 from 16.4% for the third quarter of 2002.

•	Rationalization and Integration of Disparate IT Systems — Our historical growth through acquisitions has resulted in numerous billing systems and technology infrastructure. We are in the process of merging most of these systems onto a single platform for use by our ntl: home and ntl: business divisions. We expect this integration to reduce costs and improve customer call center efficiencies. We expect to complete this integration by late 2004.

•	Improved Performance Management — We implemented a more rigorous planning and performance management process. This process includes detailed planning models by business segment and geographic division. We also established key performance indicators to measure current performance and project future performance.

Our Businesses

      Our operations expanded significantly between 1998 and 2000, predominantly through acquisitions. Since 2001, we have focused on restructuring, integrating these operations and improving the services we offer.

ntl: home

      Our ntl: home division provides residential telephone, cable television and Internet services in the UK as well as wholesale Internet access solutions to UK ISPs. We are the largest direct provider of residential broadband services in the UK. We refer to each service we provide as a revenue generating unit, or RGU. For example, if we provided one customer with broadband Internet and telephone services, this customer would represent two RGUs. As of September 30, 2003, we had approximately 2.8 million ntl: home customers, including approximately 1.3 million broadband, narrowband and DTV-access Internet customers. This represented approximately 5.4 million RGUs. As of September 30, 2003, our customer penetration rate was approximately 36.2%. The customer penetration rate measures the number of customers for our services divided by the number of homes within our service area that can potentially be served by our network with minimal connection costs. For the nine months ended September 30, 2003, ntl: home revenues increased by 12.2% to $1,777.2 million from $1,584.5 million for the same period of 2002, and revenues in UK pounds increased by 3.0% to £1,103.4 million from £1,071.0 million during the same period.

      During the first nine months of 2003, ntl: home added 123,100 net new customers. Our annualized rate of customer additions increased to 224,800 customers in the third quarter of 2003 from an annualized loss of 116,000 customers in the third quarter of 2002. This achievement is primarily the result of our efforts since 2002 to improve the pricing and packaging of our services, improve our customer service experience and re-build a sales force that had previously been scaled back. Our gross activations increased from 84,000 in the third quarter of 2002 to 158,500 in the third quarter of 2003. In addition, our deactivations declined from 113,000, or a 16.4% customer churn rate, for the third quarter of 2002 to 102,300, or a 14.4% customer churn rate, for the third quarter of 2003.

ntl: home Services

Bundling advantage

      In addition to providing our customers with better service, we also continue our efforts to cross-sell or up-sell our services to existing customers. As of September 30, 2003, we had approximately 864,600 broadband Internet subscribers. Our packaging and pricing are designed to encourage our customers to use multiple services like dual telephone and broadband Internet access, dual telephone and narrowband Internet access, dual telephone and television, or triple telephone, television and Internet access. For example, our Family Pack bundle offers over 100 television channels and a telephone line rental, and is subscribed for by approximately 70% of our DTV customers. In addition, we offer subscribers “two-for-one” incentives, like free telephone line rental for a specified period in connection with a DTV subscription.

      We believe that we are uniquely positioned in our service areas to use bundling to increase our customer base, reduce our customer churn rate and increase our profitability. As of September 30, 2003, approximately 71.3% of our customers received multiple services from us, and each of our ntl: home customers represented on average approximately two RGUs. In our service areas, we are the only service provider that can provide the full range of services that we offer. The table below shows other typical service providers who offer their services in our areas:

ntl: home Service Bundling

				Broadband	Telephone
	ntl: home	BT(1)	BSkyB(1)	Resellers(2)	Resellers(3)	Freeview

Telephone	✓	✓	x	x	✓	x
Broadband	✓	✓	x	✓	✓	x
Dial Up	✓	✓	x	✓	✓	x
Television	✓	x	✓	x	x	✓

Bundled Service	✓	x	x	x	x	x

      ✓ = service available

      x = service not available

(1)	Although BT and BSkyB co-market each other’s telephone and television services, customer and technical support remains distinct and customers are required to separately retain and pay for the different services.

(2)	For example, Freeserve, Tiscali and Virgin.net.

(3)	For example, Alpha Telecom, One.Tel, Tesco and Carphone Warehouse.

Broadband Internet access

      We were the first communications provider in the UK to launch a high-speed cable modem Internet service. This service links customers of our local cable networks to the Internet at up to 20 times the speed possible over standard telephone lines. Broadband Internet usage by residential customers remains a relatively new and undeveloped market. As of September 30, 2003, out of approximately 6.7 million homes currently able to receive broadband Internet service from us, we had approximately 864,600 residential broadband customers, a penetration rate of 12.8%.

      Unlike standard dial-up Internet, our broadband Internet service is an “always on” service, eliminating logging-on delays and the need to log off while using the telephone. We offer three tiers of broadband Internet services to our customers: 150Kb/s, 600Kb/s and 1024Kb/s, or 1Mb/s. Our 600Kb/s service provides an advantage over competing DSL services, which are generally offered at speeds of approximately 512Kb/s.

Cable television

      We offer both ATV and DTV to our customers. We have a number of ATV packages, which can be supplemented with premium channels and/or pay per view services. We also offer a wide range of digital services, including access to over 150 channels, advanced interactive features and a range of pay per view services. The selection of cable channels that we currently offer to our customers varies based on the particular area in which the service is provided. This variation is a result of the different channels offered by the various cable networks we acquired over the past several years and will decrease as DTV continues to be rolled out. In addition to offering many of the popular channels available on BSkyB’s satellite platform, we also offer to all of our digital customers, through our joint venture with Telewest, a cable-only movie, sport and special events pay per view television service called “Front Row.” Front Row represented the first alternative in the UK to BSkyB in the provision of films and sports events through pay television.

      Our DTV technology enables a significant range of interactive services to be delivered that make use of the always-on return path. Examples of interactive services include game playing, television email and access to news, entertainment and information services from an on-screen menu.

      As of September 30, 2003, we provided cable television services to approximately 2.0 million residential customers, of which approximately 1.3 million received our DTV service and approximately 700,000 received our ATV service. This represents a decrease since December 31, 2002 of approximately 45,600 residential television customers, which includes an increase of approximately 65,800 DTV service customers and a decrease of approximately 111,400 ATV service customers. As of September 30, 2003, the penetration rate for our residential cable television services was approximately 25.9%.

Telephone

      We provide local, national and international telephone services to our residential customers. We tier our product offering with attractive pricing that includes “Talk Plans” that enable customers to make unlimited local and national calls for a fixed monthly fee in addition to the standard line rental. We believe that this combination of product tiering and pricing adds value to our offerings and enhances our market competitiveness. As of September 30, 2003, we provided telephone service to approximately 2.5 million residential customers, an increase of approximately 3.2% telephone service customers since December 31, 2002. As of September 30, 2003, the penetration rate for our residential telephone services was approximately 33.0%.

Additional services

      We provide wholesale Internet access solutions, including network services, call center operations and customer provisioning and billing to three of the leading UK ISPs, AOL, Virgin.net and Tesco.net. As of September 30, 2003, we had seven wholesale Internet customers. We also provide dial-up Internet services to approximately 406,000 customers as of September 30, 2003, a decrease of 37,000 customers since December 31, 2002. In addition, we provide Internet access to customers who are not directly connected to our network. As of September 30, 2003, we had approximately 100,300 of these indirect access customers, an increase of approximately 30,600 since December 31, 2002.

ntl: home Strategy

      Our network infrastructure enables us to offer existing and new customers within our service areas bundled services that include telephone, television and Internet services. We continue to focus on increasing customer penetration of relatively higher margin services like broadband Internet and telephone services through our competitively-priced bundled packages. We believe this will enable us to increase customer use of our services, thereby increasing our RGUs and average revenues per customer. From time to time, we have discussed with some of our suppliers of television programming content, including BSkyB, more favorable pricing and bundling terms. There can be no assurance that any changes to these terms will be made. We continue to focus on improving our customer service in order to minimize our customer churn rate while continuing to decrease our operating costs. We also expect to improve customer call center efficiencies, provide customers with on-line access to their accounts and improve overall customer satisfaction with the integration of our different billing systems to a common platform.

ntl: home and ntl: Ireland Customer Statistics as of September 30, 2003

      The following table illustrates our residential customer statistics as of September 30, 2003:

	ntl: home		ntl: Ireland(1)		Total

	(subscriber totals in 000s)
Homes Passed	8,404.1		458.0		8,862.1

Homes Marketable(2)
Telephone	7,548.0		23.0		7,571.0
ATV	7,767.0		458.0		8,225.0
DTV	7,277.0		393.9		7,670.9
Broadband Internet	6,749.8		28.1		6,777.9

Customers
Single RGU	806.6		323.7		1,130.3
Dual RGU	1,451.6		5.9		1,457.5
Triple RGU(3)	551.3		—		551.3

Total	2,809.5		329.6		3,139.1

Telephone Customers	2,489.8		2.6		2,492.4

Television Customers
DTV	1,294.8		52.3		1,347.1
ATV	693.2		277.3		970.5
Master Antenna Television	21.7		—		21.7

Total	2,009.7		329.6		2,339.3

Internet Customers
Dial-Up (metered)	150.9		—		150.9
Dial-Up (unmetered)	255.4		2.6		258.0
DTV Access	15.2		—		15.2
Broadband	864.6		3.3		867.9

Total	1,286.1		5.9		1,292.0

RGUs(4)
Telephone	2,489.8		2.6		2,492.4
Television	2,009.7		329.6		2,339.3
Broadband Internet	864.6		3.3		867.9

Total	5,364.1		335.5		5,669.6

Service Units(5)	5,785.6		338.1		6,123.7

RGUs/Customer	1.91	x	1.02	x	1.82	x

Service Units/Customer	2.06	x	1.02	x	1.95	x

	ntl: home	ntl: Ireland(1)	Total

	(subscriber totals in 000s)
Penetration(6)
Telephone	33.0%	11.3%	32.9%
Television	25.9%	72.0%	28.4%
Broadband	12.8%	11.7%	12.8%
Customer	36.2%	72.0%	38.2%

Customer/ RGU Movement
Opening Customers (at June 30, 2003)	2,753.3	344.6	3,097.9
Gross Adds	158.5	8.0	166.5
Disconnects(7)	(102.3)	(23.0)	(125.3)

Closing Customers (at September 30, 2003)	2,809.5	329.6	3,139.1

Quarterly Customer Adds	56.2	(15.0)	41.2
Quarterly RGU Adds	123.4	(13.2)	110.2
% Customer Churn(8)	14.4%	26.4%	15.8%

Off-Net Telephone
Telephone	21.3	2.2	23.5
Telephone and Internet	100.3	1.2	101.5

Total	121.6	3.4	125.0

(1)	ntl: Ireland also offers microwave multi-point distribution services, or MMDS, to 70,000 marketable homes and had 7,266 digital and 9,330 analog MMDS customers at September 30, 2003. For a discussion of our ntl: Ireland business line, see “— ntl: Ireland” below.

(2)	Homes marketable refers to the number of homes within our service area that can potentially be served by our network with minimal connection costs. This is lower than homes passed due to restrictions imposed by some landlords on accessing some multi-tenant buildings.

(3)	Triple customers include 200 customers subscribing to four services: telephone, Internet, ATV and DTV.

(4)	Each telephone, television and broadband Internet subscriber directly connected to our network counts as one RGU. Accordingly, a subscriber who receives both telephone and television service counts as two RGUs. RGUs may include subscribers receiving some services for free or at a reduced rate in connection with incentive offers. The National Cable & Telecommunications Association reporting guidelines for the US cable industry do not recognize dial-up Internet customers as RGUs, although they are revenue generating for us.

(5)	Service units are defined as telephone, television and all Internet subscribers directly connected to our network and, unlike RGUs, include dial-up and television-access email.

(6)	Penetration rate measures the number of subscribers for our services divided by the number of marketable homes that our services pass.

(7)	Disconnects include customers which cancel service due to moving premises. If these customers re-connect in another area, they are considered to be new customers.

(8)	Customer churn rate is calculated by dividing the number of customers lost in the most recent quarter, multiplied by four, by the average total number of customers we serviced during that quarter.

ntl: business

      ntl: business provides a wide range of voice, data and Internet based communications services for our business customers. ntl: business targets large businesses, public sector organizations and SMEs. We generally divide our customers into three categories based on revenues generated or revenues expected to be generated by that customer:

•	Tier 1 — each Tier 1 customer generally provides us with more than £100,000 of revenues annually.

•	Tier 2 — each Tier 2 customer generally provides us with between £25,000 and £100,000 of revenues annually.

•	Tier 3 — each Tier 3 customer generally provides us with less than £25,000 of revenues annually.

      This segmentation of existing customers enables divisional directors to devote resources and provide levels of service appropriate to levels of customer revenues. We primarily focus on our Tier 1 and Tier 2 customers. For the nine months ended September 30, 2003, ntl: business revenues decreased by 1.3% to $347.3 million from $351.8 million for the same period of 2002, and revenues in UK pounds decreased by 9.3% to £215.6 million from £237.8 million during the same period. For the nine months ended September 30, 2003, Tier 1 and Tier 2 customers accounted for a majority of ntl: business’s revenues, with Tier 1 customers accounting for a significant portion of those revenues. Our customers include Cambridgeshire County Council, Hertfordshire County Council, Blue Arrow, Fujitsu, HSS Hire Shops and Glasgow City Council.

ntl: business Services

Voice Services

Business Exchange Lines

      Our business exchange lines provide our business customers with analog telephone services that connect to customer telephone handsets or private automatic branch exchanges, or PABXs. Revenues for this service are derived from service installation, line rental and usage charges.

Business Line ISDN 30

      Our Business Line ISDN 30 service delivers 30 digital exchange lines over a single physical access link. The exchange lines may be used for voice or data applications or a mix of both. The number of digital exchange lines is sized to a customer’s needs. Revenues for this service are derived from service installation, line rental and usage charges.

Centrex

      Our single and multi-site Centrex solutions provide customers with the facilities of a PABX without the need to invest in the provision and maintenance of a local PABX. Telephone calls between users within a building or in different buildings are handled through our network but appear to the user to be transferred through a local PABX. Revenues for this service are derived from installation, equipment rental, line rental and call charges.

Data Services

Leased Lines

      Our leased line services provide high quality dedicated connections between two customer locations. Leased lines are used by customers for voice, data and video applications, forming the basis of private networks. Service speeds are available at 2Mb/s, 34Mb/s and 155Mb/s. Revenues for this service are derived from service installation and recurring rental charges based on distance.

Virtual Private Network

      We provide virtual private connections between customer locations. Virtual private networks deliver several connections over a single access link. This provides the benefits of a dedicated private network at a lower cost. Revenues for this service are derived from installation, access circuit rental and virtual connection rental charges.

Structured Cabling

      We provide in-building structured cabling services which include design, installation and project management of cable installations and upgrades. Revenues for this service are determined on a project by project basis.

LAN Services

      We provide design, installation and maintenance services for our customers’ local area networks. Revenues for this service are determined on a project by project basis.

Internet

Dedicated Internet Access

      We provide high speed dedicated Internet access to organizations that support web services from their own locations as well as organizations that have heavy demands for access to the Internet. Because we own our network, we can provide competitively-priced Internet access at higher speeds. In addition, we also provide cable modem access to our smaller customers. Our pricing is based on installation charges and recurring rental charges that vary based on the speed of access.

ntl: business Strategy

      Our network infrastructure passes within 200 meters of more than 570,000 business premises in the UK. We use our network infrastructure and brand to offer voice, data and Internet services to these business customers. We are currently focused on our existing business customer base with an emphasis on providing them a full set of services at competitive prices. We have also undertaken a detailed review of our cost base in this division, with a view to right-sizing the organization for our customer base and improving profitability. For example, ntl: business decreased its headcount from approximately 2,100 employees in December 2002 to approximately 1,350 employees in November 2003. We plan to return to selective, capital-efficient customer growth in 2004.

ntl: broadcast

      ntl: broadcast provides site leasing, broadcast transmission, satellite and media and public safety communications services. We use our wireless communication and broadcast transmission infrastructure in the UK and our facilities management expertise to provide our customers with enhanced services. Our ntl: broadcast division has approximately 1,100 customers, including the leading UK mobile wireless operators, all major commercial television and radio broadcasters and public safety organizations like the police, fire and ambulance services across the UK. For the nine months ended September 30, 2003, ntl: broadcast revenues increased by 10.3% to $316.8 million from $287.2 million for the same period of 2002, and revenues in UK pounds increased by 1.3% to £196.7 million from £194.1 million during the same period.

      We also develop new service offerings to meet the needs of our customers and to drive the growth of our business. For example, over the last few years, we designed and implemented digital terrestrial television and digital audio broadcasting networks for many of our UK broadcast customers. ntl: broadcast is also using its core assets and competencies to provide innovative solutions to enhance the mobile coverage of our customers. Our solutions are based on technology that enables low power antennae to be discreetly placed away from the centralized transmission equipment in order to bring environmental and commercial benefits to mobile operators, local authorities and residents. Furthermore, with the recent migration from analog to digital systems in the public safety market, we have developed an integrated control room solution for the police market. We also developed and deployed a wireless call out system for emergency services that is being used by the Royal National Lifeboat Institution in the UK and the Republic of Ireland.

ntl: broadcast Services

Site Leasing Services

      We have the second largest independent portfolio of wireless towers and sites available for lease in the UK. Our network includes most of the major population centers and highways in the UK. As of September 30, 2003, we had a UK wireless infrastructure network of 2,128 multi-user tower sites and undeveloped sites. We own, lease, manage, license, share and have conditional options for or access to 1,461 UK tower, rooftop and third party-owned sites and have limited rights to access or acquire approximately 667 undeveloped sites. Our primary site leasing business is the leasing of antenna space on our sites to a diverse range of wireless service providers, including providers of mobile telephone, paging, specialized mobile radio and wireless local loop services. We have also developed a range of complementary services that use our tower expertise, including infrastructure services, site selection and acquisition, design and construction, antenna installation, network planning and management and tower maintenance. Our site leasing contracts generally have a duration of approximately 10 to 12 years. We also use Crown’s broadcast transmission sites pursuant to our reciprocal sharing arrangement with Crown. See “— Properties.”

      Second generation, or 2G, wireless services have been the major driver of our growth to date, but we expect 3G wireless services to drive further revenue growth. During 2000, the UK government awarded five national universal mobile telecommunications systems, or UMTS, licenses. Each of these licenses has a duration of 20 years, commencing January 2002. Under the terms of these licenses, each operator is obligated to provide services to at least 80% of the UK population by December 2007. Construction of these networks commenced in 2001 and is expected to generate further demand for suitable existing and new sites over the next few years.

      The growth of wireless communications has created a need for good cellular coverage in all commercial areas, including reliable wireless communications infrastructure inside buildings. We believe this requires a new type of radio site that, unlike towers, will be located inside large public access buildings, like commercial spaces, transport hubs and shopping malls. We offer wireless connectivity services that provide enhanced cellular coverage in high traffic areas. As of September 30, 2003, we had 54 wireless connectivity services agreements in place for large public access buildings, 46 of which have been installed with shared coverage systems. Shared coverage systems allow us to carry the wireless traffic of more than one operator over our network at one time.

      We provide site leasing and services to approximately 340 wireless operators, including all UK mobile telephone operators, major paging companies and many of the largest wireless voice and data carriers.

Broadcast Transmission Services

      We provide television and radio broadcast transmission services through our broadcast transmission infrastructure network in the UK. We are one of only two major companies providing transmission sites and services to the broadcast industry in the UK. Unlike most broadcasters in the United States, we own and operate not only the towers, but also the broadcast transmission infrastructure. Therefore, our broadcast customers rely on our network and package of integrated turn-key services to distribute and broadcast their content. This opportunity has enabled us to develop strong relationships with our customers, which in turn has helped us to better understand their needs and to customize new services for them. Our broadcast customers generally hold long-term licenses and enter into service agreements with us that typically last for 8 to 12 years.

      We provide analog and digital broadcast transmission services for national and regional television and radio broadcasters. Our ATV network provides coverage to almost all of the UK population from approximately 1,200 sites for ITV, Channel 4/S4C and the majority of the UK for Channel 5. Our DTV network provides coverage reaching most of the UK population from 80 sites for two national DTV licensees. We provide these licensees with the DTV carriage services they need to broadcast their channels.

      We provide a range of services to radio broadcasters, including target service area planning, site location, system build, operations and maintenance. Our customer base for analog radio includes over 200 commercial national, regional and local stations in the UK. Our radio business has grown significantly over recent years with the emergence of digital radio. As of September 30, 2003, the UK government had licensed Digital One Limited, or Digital One, as the only national commercial digital radio licensee as well as 40 regional and local commercial licensees. We have secured contracts to build the transmission and supporting network for Digital One as well as for 37 of these 40 regional and local licensees.

Satellite and Media Services

      We provide satellite and media services in the UK and additional value-added services to generate incremental revenue. We own and operate satellite up-linking facilities consisting of over 30 fixed satellite up-link dishes able to access over 50 satellites achieving global coverage through international partners and a network of mobile and transportable up-links, management and systems. We provide our satellite customers with program and content distribution services for over 180 full-time channels through satellite and fiber. In addition, we have facilities for value-added services like playout services, remote satellite news and full outside broadcast. Our full-time satellite and playout services contracts generally have a duration of 3 to 5 years.

      We believe that our ability to offer a full range of services, including content gathering, distribution and transmission, is uncommon in the UK market. We have expanded our service offerings over time to meet the growing needs of our customer base.

      Our satellite and media customers include programmers who own and operate packages of content or channels, news agencies, sports broadcasters and production companies. Our customers include CNN, Turner Classic Movies, the Cartoon Network, the BBC, the Discovery Channel, QVC, the Associated Press Television Network and BSkyB.

Public Safety Services

      We offer a wide range of communications services to public safety organizations. These services include the design and operation of radio networks, voice and data services and the provision of support, maintenance and facility management services. We provide independent systems integration services, in both mobile radio communications and fixed-line communication networks, making a wide range of technologies suitable and effective for the demanding public safety environment. We have introduced a new range of managed services for radio and integrated communications technology. As a result, we are the UK’s largest provider of radio communications managed services in the public safety sector. We have also secured new managed services contracts to connect regional police forces to their new airwave digital network.

      We provide services to approximately 400 customers in the public safety sector. The Metropolitan Police in London is our largest public safety customer.

ntl: broadcast Strategy

      Our strategy is to continue to build strong customer relationships with existing customers and to provide differentiated service offerings to both existing and new customers. Capital investment within ntl: broadcast is largely focused on gaining new contracts. We seek to secure contracts that are long-term and cash generative.

      In the site leasing services area, our strategy is to maximize long term site leasing contracts by increasing the number of mobile operators leasing our tower network. We also provide coverage solutions in public buildings and cities in the UK using our fiber network.

      Within broadcast transmission and satellite and media services, our strategy is to be the technical out-sourcing partner of choice by providing end to end connectivity services using our various products and infrastructure.

      Within the public safety sector, we manage communications systems that are mission critical for our public safety customers. As the public safety market transitions from analog to digital systems, we are providing transition management services and we are seeking to enter into new service contracts with our customers.

ntl: carriers

      We provide external network services to national and international telecommunications operations by supplying fiber and transmission capacity to connect carriers to national and local networks in the UK and Ireland. Our ntl: carriers division has over 40 customers. Customers include fixed line and mobile telecommunications operators, like Orange and BT Global Services. For the nine months ended September 30, 2003, ntl: carriers revenues decreased by 2.0% to $134.5 million from $137.3 million for the same period of 2002, and revenues in UK pounds decreased by 10.0% to £83.5 million from £92.8 million during the same period.

      Our contracts with fixed line and mobile telecommunication operators, other than prepaid contracts, have an average duration of approximately five years. As of September 30, 2003, there was an average of three years remaining on these contracts. Our largest ntl: carriers contract is a five-year, £230.0 million contract with Orange, which expires in 2006. This contract encompasses the design, construction and maintenance of Orange’s network. We expect 2003 revenues from services provided under this contract to be approximately £40.0 million. The contract is structured so that revenues are paid after each phase of construction was completed. Each individual phase is contracted for a five-year period.

ntl: carriers Services

      We provide external network services to national and international telecommunications operations in the UK and Ireland. We provide customers with a mix of dark fiber, bandwidth, voice and support services, including equipment maintenance, monitoring and co-location. We also have connectivity to many of the UK’s international cable landing stations. These are shore-based locations where major submarine cable operators land their sea cables. The wholesale market saw the reorganization or bankruptcy in 2002 of many of the new entrant operators, especially those companies whose focus had been on serving carriers. As a result of this, several customers that had signed contracts with us running through 2003 are no longer in business. While this will have some effect on ntl: carriers revenues for 2003, most of our existing contracts are now with telecommunications companies with high volumes of retail traffic. Furthermore, our sales focus is on UK telecommunications companies who service the retail rather than the wholesale markets.

      We supply core inter-switch capacity to UK mobile operators. We also supply connectivity between switch sites and local aggregation points from various mobile base stations. We have commercial relationships with four of the five incumbent mobile operators in the UK.

ntl: carriers Strategy

      We expect to continue serving the retail service provider marketplace through our strategy of providing high quality and competitively priced services, customized to meet the needs of other telecommunications operators that need to expand their networks. We have migrated from building large networks to incrementally developing existing assets. In addition, we are benefiting from our customers’ decision to lease additional capacity instead of constructing their own networks.

ntl: Ireland

      We provide cable television and MMDS telephone, and Internet services in the Republic of Ireland. Our network service areas are located in Dublin, Galway and Waterford. As of September 30, 2003, we had approximately 329,600 residential cable television customers in Ireland, a decrease of approximately 38,400 customers from December 31, 2002. As of September 30, 2003, we had a 72.0% customer penetration rate in the 458,000 homes passed by our cable network. We also had approximately 4,170 business customers, a decrease of approximately 475 customers since December 31, 2002. Based on the nine months ended September 30, 2003, approximately 84% of our revenues were derived from residential customers and approximately 16% of our revenues were derived from business customers. Telephone and Internet services currently contribute minimally to our residential revenues.

      The decrease in the number of residential customers is partially a result of our implementing a more rigorous credit policy that caused involuntary disconnections of some of our customers. This policy caused the involuntary disconnection of approximately 15,000 customers. This did not have a significant overall impact on our consolidated results of operations or cash flow.

      For the nine months ended September 30, 2003, ntl: Ireland revenues increased by 33.0% to $86.7 million from $65.2 million for the same period of 2002. Revenues in UK pounds increased 22.0% to £53.8 million from £44.1 million during the same period, and revenues in euros increased by 10.8% to €78.0 million from €70.4 million during the same period.

ntl: Ireland Services

Cable Television

      In the Republic of Ireland, we primarily offer ATV services within our three network service areas. Our analog service has a basic pack of 15 television channels. It carries Irish and UK channels and a selection of quality satellite channels. Analog subscribers have the option to upgrade their analog service to include premium sports packs.

      We also offer DTV services in all of our network service areas. Our digital service packaging and pricing strategy is to encourage our analog subscribers to upgrade to the digital service while retaining the basic analog entry package. We provide a basic DTV package offering a wide selection of digital channels with a low entry price point. If subscribers upgrade to digital, further revenues can be generated by encouraging subscription to additional services like digital premium sports and movie services and special interest channels. As of September 30, 2003, we had 52,300 digital subscribers.

MMDS

      We launched our digital MMDS in April 2003. As of September 30, 2003, we had approximately 7,300 digital MMDS subscribers, as well as approximately 9,300 analog MMDS subscribers. We plan to continue marketing our MMDS services.

Business Services

      Our service offerings in the Republic of Ireland include business telecommunications and Internet services. We provide dedicated lines to business customers in our Dublin network service area for Internet access with speeds ranging from 64Kb/s to 34Mb/s. We also sell leased lines in Dublin to customers requiring connectivity. One of our business objectives is to achieve higher penetration within large corporate businesses based in the Dublin region.

ntl: Ireland Strategy

      ntl: Ireland will focus on revenue growth per customer through continued migration of residential analog customers to our digital service and on a gradual expansion of broadband services within our cable network. ntl: Ireland will also continue to focus on profitable growth and effective utilization of available network capacity for its business customers.

Our Network

      ntl: networks operates, manages and maintains the core network infrastructure that transports our voice, Internet, data, optical and digital television transport services. The networks group governs the architecture of all of our networks, plans and implements network capacity and operates our telephone, data and backbone transmission networks. It plans network strategy and creates architecture for national and local access networks, setting technical standards for the whole network. It also manages our network security and the radio frequency spectrum on the broadband local access network.

Infrastructure

      The network uses synchronous digital hierarchy. This technology allows high-speed data transmission and redirects transmissions in the event of a problem to prevent any disruption. Our backbone network utilizes asynchronous transfer mode and Internet protocol technology. This network was designed to enable the placement of active components, like routing devices, close to our customers, allowing us to offer a broad range of voice and data services. This backbone transmission network connects all our voice switches and broadband Internet protocol routers.

      We have a variety of alternative methods to carry our national telecommunications network over the “last mile” to the premises of those customers which are located outside of our cabled areas. We:

•	obtain permits to construct telecommunications networks, and build out our network to reach our customers. Although this is often the most costly means of reaching a customer, the expense can be justified in the case of larger customers or where a significant level of traffic is obtained from a customer;

•	lease circuits on the local networks of other service providers to connect to our customer’s premises. Although this may reduce the operating margin on a particular account, it requires significantly less capital expenditure than a direct connection, can often be put in place relatively quickly and can be replaced with a direct connection at a later date if traffic volumes justify it; and

•	connect customers to our national telecommunications network via our extensive tower infrastructure by implementing point-to-point microwave radio links between tower sites and our customers.

IT

      We outsource the management of the primary elements of our IT systems to IBM, pursuant to an agreement with IBM which terminates in 2013. We retain control of our IT activities that are fundamental to our competitive advantage and key to the development of our intellectual property. The services IBM provides include:

•	management of our mid-range IT equipment;

•	software application development;

•	software application maintenance and support;

•	management of our internal voice and data network;

•	end-user help desk services; and

•	end-user desk top and lap top computing support.

      On September 30, 2003, we amended our agreement with IBM. Under this amended agreement, prices for services previously provided to us by IBM were renegotiated on terms more favorable to us. IBM will also provide additional services to us. Under the amended agreement, annual service charges may be reduced if we successfully implement our integrated billing systems and, as a result, achieve cost savings. This amended agreement terminates in 2013.

Competition

      We face significant competition from established and new competitors in the areas of residential telephone services, business telecommunications services, Internet and cable television.

ntl: home

      We compete primarily with BT in providing telephone services to residential customers in the UK. BT occupies an established market position and manages fully built networks and has resources substantially greater than ours. In addition to BT, other telecommunications companies, like Alpha Telecom, One.Tel, Tesco and Carphone Warehouse, compete with us in the residential telecommunications market. In particular, carrier pre-selection may increase the appeal of indirect access operators. These carriers offer discounted call charges that may undercut our prices. BSkyB currently markets residential telecommunications services on an indirect access basis. Indirect access typically requires the customer to dial additional digits before entering the primary telephone number. This diverts calls onto another operator’s network.

      We also compete with mobile telephone networks which may threaten the competitive position of our networks, particularly if call charges are reduced further on the mobile networks. However, we expect that any decrease in demand for telephone services as a result of competition from mobile telephone networks may be at least partially offset by increased demand for our services to mobile telecommunications operators, which are provided by ntl: carriers and ntl: broadcast.

      Our cable television service competes with terrestrial broadcast television systems like Freeview, DTH satellite services like BSkyB and satellite master antenna systems. In addition, pay television and pay per view services offered by us compete to varying degrees with other communications and entertainment media, including home video, cinema exhibition of feature films, live theater and newly emerging multimedia services. We expect that, in the future, we may face competition from programming provided by video-on-demand services.

      Our Internet services compete with BT and resellers of BT’s Internet services.

      We believe that we have a competitive advantage in the residential market because we offer integrated telephone, cable television, telecommunications services, including Internet, interactive television and online services, as well as multi-product packages designed to encourage customers to subscribe to multiple services. The packages we currently offer to the majority of our UK residential customers comprise telephone service, narrowband Internet access service, broadband Internet access services, all of the current terrestrial television channels and access to multi-channel television, including pay per view and interactive television services. Our packaging and pricing are designed to encourage our customers to use multiple services from us like dual telephone and broadband, dual telephone and narrowband, dual telephone and television, or triple telephone, television and Internet access. Of our peers, only Telewest, which does not offer its services in our service areas, is able to offer the full range of services we provide.

ntl: business

      We face a wide range of competitors in the UK market. The nature of this competition varies depending on geography, service offerings and size of the marketable area. Only BT and Telewest have both extensive local access networks and a national backbone network. However, as Telewest’s local networks do not overlap with our own networks, we do not compete with Telewest to any material extent. BT is a major competitor in almost all of our opportunities. Cable and Wireless plc, or C&W, and Energis own national backbone networks and they tend to focus on the large enterprise/corporate markets. However, these companies do not own local networks to any material extent and rely on wholesale arrangements to supply their customers.

      Colt Telecom Group plc has an extensive network particularly in London and also focuses on large enterprise and corporate accounts. Thus Group plc has its network in Scotland, principally in Edinburgh and Glasgow, and United Utilities plc has its network in Manchester. We face these competitors on a local basis mainly in the medium to large end of the SME market and in the market for larger corporate accounts and public sector organizations.

      Although many customers have a dual supplier sourcing policy, competition remains based on price and quality of service. We expect price competition to intensify as existing and other new entrants compete aggressively. Most of these competitors have substantial resources and we cannot assure you that these or other competitors will not expand their businesses in our existing markets or that we will be able to continue to compete successfully with these competitors in the business telecommunications market.

ntl: broadcast

      Crown is our primary competitor in the terrestrial broadcast transmission market in the UK. Crown provides analog and digital transmission services primarily to the BBC. Crown has diversified from its core broadcast transmission business by using its transmission infrastructure to enter into the wireless site leasing business and telecommunications sectors.

      Although Crown is our direct competitor, we and Crown have reciprocal rights under a site sharing arrangement to use each other’s sites for broadcast transmission in order to enable each of us to achieve countrywide coverage. For a description of our site sharing arrangements see “— Properties.”

      Crown also offers site rental on a significant number of its sites, some of which are managed on behalf of third parties. Like us, Crown offers a full range of site-related services to its customers, including installation and maintenance. We believe our towers to be at least as well situated as Crown’s towers and that we will be able to continue expanding our own third-party site-sharing penetration.

      All four 2G UK mobile operators own site infrastructure and lease space to other users. Their openness to sharing with direct competitors varies by operator. T-Mobile and O2 (UK) Limited have announced joint deployment on some sites in the UK. BT and C&W are both major site-sharing customers but also compete by leasing their own sites to third parties.

      Several other companies compete in the market for site rental. These include Gridcom UK, which is part of the merged National Grid Lattice plc, the Automobile Association and the Royal Automobile Club. Some companies own sites initially developed for their own networks, while others are developing sites specifically to exploit this market.

      Airwave, a division of MMO2 plc, and Vivista Ltd. compete with ntl: broadcast in bidding for managed services in the digital public safety market in the UK. Airwave uses our towers as part of its network. BT, Kingston Communications (Hull) Plc, or Kingston Communications, the BBC and Globecast, the broadcast service division of France Telecom, compete in the provision of satellite and media services.

ntl: carriers

      BT and C&W are our principal competitors across the carrier services and mobile markets. Competition is based on price, range and quality of services. BT has a local access network across the UK that puts BT in a strong competitive position. Competition is most intense on key city-to-city routes where new entrants have increased the number of suppliers and had a significant negative impact on prices. Where opportunities are more closely aligned to the geographic areas we serve, the number of our competitors is significantly reduced.

ntl: Ireland

      Since 1998, BSkyB has had a presence in the Irish pay-television market. In the past three years, BSkyB has aggressively marketed its digital television service to Irish consumers. We estimate that BSkyB is the second largest pay television operator in the Irish market, based on the number of subscribers, after ntl: Ireland. BSkyB completed a deal in April 2002 with Radio Telefís Éireann and TV3 Television Network Limited, the Irish free to air broadcasters, to carry the television stations RTE1, Network 2, TV3 and TG4 on its second tier package.

      The other principal competitors to our business operations in the Republic of Ireland are Eircom Limited and ESAT BT, a subsidiary of BT.

Government Regulation

Regulations by the European Union

      Our business is regulated by the EU under various European Commission directives. In February 2002, the European Union adopted a package of legislative measures, which set out a new framework for electronic communication and ensures that the legislation is more technology neutral. The new regulatory framework, or NRF, consists of:

•	five harmonization directives, including a framework directive and four specific directives on authorization, access and interconnection, universal service and users’ rights, and data protection in telecommunications services;

•	a regulation on unbundling the local loop;

•	a draft liberalization directive; and

•	a decision on EU radio spectrum policy.

      The UK and Irish governments implemented these directives into law by the enactment of the Communications Act 2003 and the Communications Regulations Act 2002. See “— Regulation in the UK” and “— Regulation in the Republic of Ireland.”

Regulation in the UK

      We are subject to statutory regulation under the Communications Act 2003 and the Broadcasting Acts 1990 and 1996.

      Under the Communications Act 2003, companies intending to provide designated electronic communications networks, or ECNs, or designated electronic communications services, or ECSs, are required to give prior notification of their intention to do so to the Office of Communication, or OFCOM, in accordance with various conditions. This notification procedure replaces the previous regime of individual licenses required by the Telecommunications Act 1984. As a prior holder of a public telecommunications operator license under the Telecommunications Act 1984, we are automatically deemed to operate under the new regime. Our entitlement to provide services extends throughout the UK. The UK regulatory regime is supervised and enforced by OFTEL, until January 1, 2004, when enforcement powers will transfer to OFCOM.

      A breach of any conditions which apply to us can lead to fines and ultimately to revocation of the right to provide a designated ECN or a designated ECS.

      We also hold a license to provide cable television services under the Broadcasting Act 1990. This license is supervised and enforced by the Independent Television Commission until a date to be specified by the government when these powers also will transfer to OFCOM.

SMP and market reviews

      The notification procedure contains certain conditions which apply only where a service provider has been found to have significant market power, or SMP, in a relevant market. SMP is similar to the competition law concept of market dominance.

      During the first half of 2003, OFTEL began a series of market reviews intended to identify which operators have SMP in a range of telecommunications and broadcasting markets. OFTEL’s provisional finding was that all fixed operators would have SMP in relation to the termination of voice calls on their own network. This finding is consistent with earlier findings that all mobile companies similarly enjoy SMP in relation to the termination of calls on their networks. The OFTEL finding was based upon OFTEL’s determination that the charges related to the termination of voice calls were not subject to competitive pressures because these charges are reflected on the bills of the calling parties who are not the operators’ own customers.

      In August 2003, OFTEL issued a statement confirming this finding. OFTEL set out the obligations that we and others would be expected to adhere to in light of this finding. A condition of the notification procedure will require us to offer a fair and reasonable rate to interconnecting operators for the termination of calls on our network. OFTEL indicated that it would consider a fair and reasonable rate to be one that was no higher than the regulated rate that BT must offer to terminate calls on its network. As we already offer and receive voice calls to BT and to other operators at a rate equivalent to the regulatory rate imposed on BT, it does not appear that this ruling will have a material effect on us.

      With respect to all of our other voice, data and Internet markets, OFTEL’s preliminary conclusion was that we do not have SMP.

SMP and the broadcast transmission market

      Under our Telecommunications Act 1984 license, ntl: broadcast’s transmission business has been subject to price regulation by OFTEL of some of its services. Our price regulated business consists of the analog terrestrial television transmission services provided to the ITV companies and Channel 4/ S4C, including the operation and maintenance of transmission equipment.

      The price controls imposed on us are based on the allowable revenues we generated in 1997 of £53.4 million. For each subsequent year of the control, we are required to reduce our revenues by 4% per year, after allowing for consumer price inflation. These controls have been extended through December 31, 2003, while the market review is being conducted. In the interim, OFTEL has issued a Statutory Notice extending the previous regulatory requirements of the Telecommunications Act 1984 until the new market review is completed.

      On September 9, 2003, OFTEL published its review of the markets for terrestrial television and radio broadcast transmission, setting out its provisional findings on market definition, market power and possible remedies.

      In its provisional findings, OFTEL concluded that we and Crown have SMP in the market for access to our respective masts and sites for the purposes of analog and digital terrestrial television broadcast transmission services to end users. No party has SMP in the equivalent markets for radio transmission. The net effect of this finding, if implemented, would be to extend the scope of regulation to cover digital as well as analog terrestrial broadcast transmission.

      However, OFTEL also indicated in its provisional findings that it did not favor maintaining the existing analog terrestrial price control regime, or introducing a new digital terrestrial price control regime, for either us or Crown. OFTEL stated that it would, in lieu of a price control, impose requirements on us and Crown to grant access to our masts and sites on reasonable terms to each other and third parties for the purposes of both analog and digital terrestrial television broadcast transmission to end users. OFTEL also stated that it would require that charges for this access be reasonably derived from the cost of provision, and to require that there be no undue discrimination in the terms offered for this access. We and Crown would in addition be required to publish a reference offer setting out prices, terms and conditions.

      OFTEL is seeking comments on its provisional findings by November 10, 2003.

Regulation of BT

      The regulation of BT is also key to our business in a number of ways. Because BT is the dominant provider of voice telephone services and our major rival in broadband services with a continued monopoly of the DSL local loop, it is important to us that BT be subject to strict controls regarding anti-competitive behavior. However, regulation in the form of retail price controls can also reduce pricing to unsustainable levels. Finally, “open access” regulation in either voice telephone services or data markets could allow for the entry of other providers, including service providers that do not own and run their own access infrastructure easier, intensifying the competitive threat to us.

      BT is subject to the same notification procedures as us and therefore the same process of market reviews to determine whether there is SMP applies to BT. OFTEL’s provisional finding in its market reviews are that BT has SMP in several markets. Assuming these findings are confirmed, the effect will be to subject BT to a large number of regulatory requirements at both the retail and wholesale levels.

      BT will also be subject to a general presumption of market dominance in relation to its commercial behavior in relevant markets where it holds SMP, which is likely to lead to restrictions on its ability to price and bundle services.

      OFTEL has stated that it intends to avoid retail price regulation wherever possible in favor of behavioral remedies, like fines for abusive conduct, and measures that stimulate competitive entry, like unbundling broadband services and carrier pre-selection for voice telephone services. Regulation is unlikely to artificially reduce prices but we could face an increase in the number of competitors using BT’s access infrastructure.

Other conditions of the General Authorization

      As an ECN, we must satisfy a number of conditions, including:

•	requirements to offer outbound number portability to customers wishing to switch to another network, and to support inbound number portability when we acquire a customer from another network on reasonable terms, including charges. The number portability requirements are specified in detail in a functional specification which is subject to periodic review and modification. As a result, number portability requirements could become more onerous over time;

•	requirements to offer directory inquiry services to subscribers of all networks. In September 2001, OFTEL announced that the existing “192” directory inquiry number would be withdrawn and replaced with a new structure in which customers would have access to a range of service providers using different six-digit codes. The “192” directory inquiry number was withdrawn on August 24, 2003. Our new directory inquiry number is 118 878;

•	requirements to provide directory inquiry information to third parties. This necessitates systems development costs to develop intra-industry transfers of data;

•	requirements to publish up-to-date price information;

•	powers to require operators to report and publish quality of service data; and

•	powers to enforce compliance with a recognized standard for auditing metering and billing systems.

Rights of way

      Under the Communications Act 2003, service providers are eligible for enhanced legal rights in respect of access to private land, exemption from certain requirements of general planning law and, under the Electronic Communications Code, the right to install equipment in the public highway. The Electronic Communications Code therefore creates a legal framework for the installation and maintenance of a telecommunications network. These rights are subject to certain conditions relating to the use of powers which may be specified from time to time by the UK Department of Trade & Industry, or the DTI.

Failure to adhere to these conditions could lead to fines or ultimately to the revocation of rights under the Electronic Communications Code.

Universal service obligations

      The Communications Act 2003 introduced powers relating to universal service obligations. Following a review, universal service obligations could be imposed on service providers, including us. Alternatively, BT and, in the city of Hull, Kingston Communications, could be the primary obligated parties, with other service providers being required to contribute to a universal service fund which would in part compensate BT and Kingston Communications for the execution of their own universal service obligations.

      Under the Telecommunications Act 1984, BT and Kingston Communications were the only operators to be affected by universal service obligations, except the obligations to provide:

•	a text relay service for the hard of hearing at reasonable cost;

•	braille bills to the blind; and

•	priority fault repair to customers with disabilities.

      OFTEL has recommended that OFCOM should conduct a full review of universal service in 2004, including a review of the funding of the provision of universal services.

Competition Act 1998

      The Competition Act 1998, which came into force in March 2000, introduced a prohibition on the abuse of a dominant position and on anti-competitive agreements. It also introduced third party rights, stronger investigative powers, interim measures and enforcement powers. These enforcement powers include fines of up to 10% of annual UK revenues for each year of a breach, up to a maximum of three years. The Competition Act 1998 enables third parties to bring enforcement actions directly against persons, including telecommunications operators, who are in breach of the prohibitions and seek damages, rather than have to wait for the OFT or OFTEL to issue enforcement action.

      In February 2000, OFTEL issued specific guidance on the application of the Competition Act 1998 in the telecommunications sector. This guidance states that OFTEL would follow closely the general principles set out in the OFT’s guidance on the application of the Competition Act 1998 in its application of those prohibitions. In addition, the regulators are not permitted to reach decisions that are inconsistent with European Community, or EC law.

      The Competition Act 1998, as well as OFTEL’s regulations, limits the types of agreements and arrangements we can enter into. For example, we may be prohibited from establishing pricing arrangements or purchasing arrangements which have the effect of reducing competition in the market or forcing companies to behave in a certain way dictated by us.

Enterprise Act 2002

      The competition and consumer protection provisions of the Enterprise Act 2002 came into force on June 20, 2003. These provisions introduced a range of measures to enhance business by strengthening the UK’s competition law framework.

      The main reforms in the Enterprise Act are:

      Competition. To a large extent, independent competition bodies rather than the DTI will now make decisions on merger and market investigations using competition-based tests. In the case of merger control, a competition-based test replaces the existing public interest test and will assess whether the merger will lead to a “substantial lessening of competition.” In addition, a new jurisdictional threshold on revenues replaces the previous gross assets test. The acquisition of a business with annual sales in the UK of £70 million or more will qualify for investigation.

      Under the new regime, the competition authorities are obliged to consult on and give reasons for all significant decisions. There is a new right of appeal to the Competition Appeal Tribunal, or CAT, in merger and market inquiries. Inquiries have to be completed within statutory maximum timetables. Reforms to the Competition Commission’s procedures allow for a more transparent and better-informed remedy-setting phase following the publication of provisional competition findings.

      Individuals who cause or encourage the making of agreements between competitors designed to fix prices, share markets, limit supply or production and rig bids within the UK, can be prosecuted and punished by imprisonment for up to 5 years and unlimited fines. The courts may also order the disqualification of directors of companies which have committed a breach of UK or EC competition law for up to 15 years. Victims of anti-competitive behavior will have greater opportunities to gain redress, and will now find it easier to bring claims for damages for losses suffered due to anti-competitive behavior. Where infringement has already been established by the OFT, CAT or the European Commission, the CAT can award damages for that infringement. Where no prior decision is available, claims may still be pursued in the High Court.

      Consumer Protection. Stop now orders will now be available to protect consumers from traders who do not meet their legal obligations. The new enforcement regime will apply to infringements of a wide range of legislation protecting the economic interests of consumers, like failing to carry out a service to a reasonable standard. This will also ensure that honest traders, especially small businesses, do not face unfair competition from those who engage in unlawful conduct.

      Designated consumer bodies will be empowered to make “super-complaints” to the OFT about features of a market that are harming consumers. The aim is to address situations where markets have failed to work for consumers, rather than the conduct of particular companies. The OFT will be required to specify what action it intends to take within 90 days of receiving a complaint.

Regulation in the Republic of Ireland

Relevant Authority

      The Commission for Communications Regulation, or ComReg, is the body responsible for regulation of the communications industry in Ireland. The Communications Regulations Act 2002 replaced the Office of the Director of Telecommunications Regulation with ComReg.

Legislation and Licensing

      Until July 25, 2003, ntl: Ireland had a general telecommunications license under the Telecommunications Act 1983 and separate cable television and MMDS licenses for its franchises in Dublin, Galway and Waterford under the Wireless Telegraphy Acts 1926 to 1988. In addition, the cable television industry in the Republic of Ireland was governed by the Wireless Telegraphy (Program Service Distribution) Regulations 1999.

      On July 25, 2003, these licenses and regulations were repealed as part of the transposition of Directives enacted under the NRF. See “— Regulation by the European Union.” All operators of ECNs were required to notify ComReg of their services by September 5, 2003. We have submitted our notification and this will automatically lead to an authorization.

      The authorizations regime will also apply to our MMDS services, but it will exist in parallel to our existing MMDS licenses. Conditions attached to our licenses will continue without change since there will continue to be different rules for services that involve usage of radio spectrum allocated to specific uses under the Republic of Ireland’s national spectrum plan.

      In relation to the provision of telephone services, the conditions attaching to the authorization will be identical to those applicable in the UK. The only condition attaching to our authorization to operate a cable network will be a requirement to adhere to the technical conditions specified by ComReg. Following the introduction of the NRF, our cable business in Ireland is now effectively in a similar regulatory position to that of BSkyB, except that BSkyB’s satellite network does not fall within the definition of an ECN and will accordingly not require authorization.

      The introduction of this new regulatory regime means that all previous regulatory obligations arising out of our 1999 license and the Wireless Telegraphy (Program Service Distribution) Regulations 1999 are suspended. Under the new regulatory scheme, there are:

•	no further digital roll-out obligations on cable;

•	no price controls or investigations of any type;

•	no restrictions on content of our basic analog package;

•	no consumer protection regulations that are administered by ComReg; and

•	no quality of service reporting requirements.

      The Irish government has indicated that it will introduce new legislation to address the regulatory gap between retail broadcast services, including cable, satellite, digital terrestrial television and other electronic communications services. However, it is unclear whether this legislation will introduce equivalent consumer protection and quality of service obligations for broadcast as now apply under the NRF for other electronic communications services.

Levy

      As our cable business does not require an authorization as an ECS, it will not be subject to an ECS authorization fee or levy. This means that the existing 3.5% license fee on our cable revenues has ceased being charged since July 25, 2003.

      As our cable network falls within the definition of an ECN, it will require an authorization and there will be a requirement on ntl: Ireland to pay an associated authorization fee. ComReg imposes a fee of €0.50 per customer per annum for cable and, as satellite does not fall within the definition of an ECN, a “voluntary” fee of €0.50 per dish for BSkyB. This new fee structure took effect from July 25, 2003.

MMDS

      Our MMDS business in the Republic of Ireland provides analog and digital television to approximately 17,800 residential customers in our Dublin, Galway and Waterford network areas. We were obligated under our MMDS licenses to provide MMDS services in a digital format by January 1, 2001, with a grace period until June 30, 2001. Failure to meet these milestones could have resulted in revocation of our MMDS licenses.

      In December 2000, we informed ComReg that we did not intend to provide television services in a digital format on our MMDS networks and accordingly undertook to transfer the licenses and the customer base to a third party. However, a sale was not completed during the period from December 2000 to November 2002. After November 2002, we reached an agreement with ComReg to implement a revised digital rollout schedule. As part of this agreement, we undertook to make DTV services available to 95% of customers within our MMDS franchise areas by June 1, 2003 and lodged a €100,000 bond with ComReg that would be forfeited in the event we did not comply. On May 1, 2003 we notified ComReg that we had met the revised rollout schedule and, following a technical audit, ComReg authorized our recovery of the bond.

      We will continue to operate under our existing license issued in 1999 under the Wireless Telegraphy Act. In practice, this means that we are guaranteed the allocation of spectrum we received when the 1999 license was granted, but with fewer restrictions than the 1999 license and amended to reflect the provisions of the NRF. This means that the following provisions will be removed:

•	no further price control of any type;

•	no consumer protection regulation by ComReg; and

•	no quality of service reporting requirements.

      ComReg has decided to impose a new levy on MMDS operators that contains two elements — a per subscriber fee of €0.50 per year and a fee for spectrum usage of €1,905 per MHz of spectrum per annum with a scaling mechanism based on the number of homes subject to the regulation. We have an MMDS allocation of 22 8MHz channels. ComReg has recently indicated that it believes 11 8MHz channels are sufficient for MMDS operators to provide a full digital service. Accordingly, it has requested that we present a plan by June 30, 2004 detailing our requirements for radio spectrum in the MMDS band. ComReg is consulting on the matter in advance of an EU decision on the future allocation of services in the MMDS band. There is a risk that our existing allocation in this band will be reduced as a result of the EU decision.

Analysis of SMP

      Under the NRF, ComReg is required to undertake an analysis of the entire communications market in order to assess the level of competition in the various sectors and whether there is a need for regulatory intervention. In markets that are not deemed to be competitive, like fixed voice, one or more operators will be designated as having significant market power. Significant market power operators will be subject to particularly intrusive regulation like price control, open access and regulatory accounting.

      The market analysis is particularly focused on eighteen relevant markets identified by the European Commission. The retail broadcast market is not one of these markets. However, ComReg can go beyond or deviate from the European Commission’s guidance and request that additional markets be deemed not sufficiently competitive. For the past year ComReg has indicated that it considers the retail broadcast market not sufficiently competitive. The European Commission has confirmed that there is no economic basis for this conclusion. The fact that this market does not fall within the definition of an ECS strengthens this position. On this basis, we believe that there is a reduced risk that ComReg will seek to impose an SMP designation on ntl: Ireland, although there can be no assurance that it will not do so.

Research and Development

      Our research and development activities involve the analysis of technological developments affecting our cable television, telephone and telecommunications business, the evaluation of existing services and sales and marketing techniques and the development of new services and techniques.

Patents, Trademarks, Copyrights and Licenses

      We do not have any material patents or copyrights nor do we believe that patents play a material role in our business. We own and have the right to use registered trademarks, which in some cases are, and in others may be, of material importance to our business, including the “ntl:” logo. In addition, we are substantially dependent on the licenses granted by the legislative agencies which regulate our various businesses. The loss of any one or more of those licenses could have a material adverse effect on our business and financial condition.

Customers

      The following customers provide a significant portion of our revenues:

•	approximately 34% of the revenues of ntl: broadcast for the nine months ended September 30, 2003 was derived from contracts with the ITV companies, Channel 4/S4C and Channel 5 in the UK.

•	approximately 39% of the revenues of ntl: carriers for the nine months ended September 30, 2003 was derived from a contract with Orange.

•	approximately 6.0% of the revenues of ntl: home for the nine months ended September 30, 2003 was derived from contracts with AOL and Virgin.net.

      We do not believe that the loss of any one customer would not have a material adverse effect on us.

Employees

      At November 23, 2003, we had approximately 14,100 employees, approximately 13,500 of whom are permanent and approximately 600 of whom are temporary or contract employees. We believe that our relationship with our employees is generally good.

      In 2002 we implemented a program to standardize contractual terms with our employees. This program generally has been successful. However, approximately 400 employees of our ntl: broadcast division are members of the Broadcasting Entertainment Cinematograph and Theatre Union and have resisted various aspects of this effort to standardize our agreements. We have been in discussions to reach agreement on terms but have been unsuccessful. We have agreed to arbitrate this dispute in order to reach an amicable agreement.

Properties

      In the UK and Ireland, we own, lease or occupy under license 109 business unit and regional offices, our corporate head offices in each of Hook and Dublin, and two retail shops. We also maintain an office under lease in New York City. We do not currently occupy approximately 30% of our properties. We are seeking to renegotiate the leases for these properties or dispose of them.

      In addition, we own or lease approximately 640 switching centers/head-ends, operational hub-sites, and other types of network sites like points of presence, radio sites and repeater nodes. We also own or lease warehouses and other non-operational properties, as well as various cable television, telephone and telecommunications equipment housed on public and private sites.

      In addition, in the UK, for the purposes of our site leasing and broadcast transmission businesses, we own, lease, manage, license, share and have conditional options for or access to approximately 1,461 UK tower, rooftop and third party-owned sites and have limited rights to access or acquire approximately 667 undeveloped sites. Our broadcast transmission business also has access to approximately 550 broadcast transmitter sites which are owned by Crown. Crown also leases sites from us. Our co-leasing and mutual site-sharing relationship with Crown was formalized by the site-sharing agreement entered into in 1991 in respect of Crown’s and our analog transmission businesses. Each site license granted pursuant to the site sharing agreement is for an initial period expiring on December 31, 2005. Each site sharing agreement provides that, if requested by the sharing party, it will be extended for further periods. Either party may terminate the agreement by giving five years’ written notice until December 31, 2005, or at any date which is a date ten years or a multiple of ten years after December 31, 2005. With respect to digital broadcast services, we and Crown are negotiating a formal arrangement pending finalization of a separate digital site sharing agreement which is envisaged to be on terms similar to the existing analog site sharing agreement. Presently we are operating under an informal arrangement pending finalization of the formal arrangement. Although we believe a formal arrangement will be concluded successfully, we cannot be certain of that conclusion.

Legal Proceedings

      NTL Europe and some of its former officers, including Barclay Knapp, our former president and chief executive officer, have been named as defendants in a number of purported securities class action lawsuits and one individual action brought by former NTL Europe stockholders. The complaints in those cases generally allege that the defendants failed to accurately disclose NTL Europe’s financial condition, finances and future prospects in press releases and other communications with investors prior to filing its Chapter 11 case in federal court. The defendants filed motions to dismiss the actions and, on July 31, 2003, the court entered an order dismissing the complaint in the individual action without prejudice to filing an amended complaint and deferred its decision on the complaint in the class action lawsuits. On August 20, 2003, the plaintiff in the individual action filed an amended complaint. The defendants filed motions to dismiss the amended complaint in the individual actions. Accordingly the motions to dismiss all actions are now currently pending. We do not know of any facts that would support these allegations, and the defendants have informed us that they intend to defend these lawsuits vigorously. While NTL Europe has been released from personal monetary liability in these actions as a result of the completion of the Plan, the case remains pending against NTL Europe and the individuals named as defendants. We have not been named as a defendant. The cases have been consolidated for all purposes before the U.S. District Court for the Southern District of New York. We may be liable for indemnification claims from some of our officers and directors, including Mr. Knapp, to the extent our insurance coverage is insufficient.

      The two separate proceedings that were initiated in the U.S. Bankruptcy Court for the Southern District of New York by Owl Creek Asset Management, L.P. and JMB Capital Partners, L.P. requesting that we be held liable for alleged damages attributable to each of their trading in our “when-issued” common stock prior to the completion of the Plan have been voluntarily dismissed by the plaintiffs in June 2003 without prejudice to recommencement in state court where related litigation against third parties is pending. The third parties are primarily the counterparties to the various trades made by Owl Creek Asset Management, L.P. and JMB Capital Partners, L.P. To date, neither Owl Creek Asset Management, L.P. nor JMB Capital Partners, L.P. has recommenced an action in state court against us.

      We are involved in various other disputes and litigation arising in the ordinary course of our business. None of these matters are expected to have a material adverse effect on our financial position, results of operation or cash flow.

MANAGEMENT AND EXECUTIVE COMPENSATION

Directors and Executive Officers

      The following table provides information about our directors and executive officers:

Name	Age	Title

James F. Mooney	48	Chairman
Simon P. Duffy	54	Chief Executive Officer, President and Director
Scott E. Schubert	50	Chief Financial Officer
Robert C. Gale	43	Vice President — Controller
Howard S. Kalika	45	Vice President — Chief Financial Officer — NTL (UK)
Richard H. Martin, Jr.	43	Vice President — Financial Services and Administration
Edwin M. Banks	41	Director
Jeffrey D. Benjamin	42	Director
David Elstein	59	Director
Charles K. Gallagher	38	Director
William R. Huff	53	Director
Brett G. Wyard	33	Director
George R. Zoffinger	55	Director

      The following is a brief description of the present and past business experience of each of our directors and executive officers.

     James F. Mooney

      Mr. Mooney became our chairman in March 2003. From April 2001 to September 2002, Mr. Mooney was the executive vice president and chief operating officer of Nextel Communications Inc. Prior to joining Nextel, from January 2000 to January 2001, Mr. Mooney was the chief executive officer and chief operating officer of Tradeout Inc., an asset management firm jointly owned by GE Capital Corp., Ebay Inc. and Benchmark Capital. Before his position with Tradeout, from April 1999 to January 2000, Mr. Mooney was the chief financial officer at Baan Company, a business management software provider that had dual headquarters in Amsterdam and Virginia. From 1980 to March 1999, Mr. Mooney held a number of positions with IBM Corporation, including his last position as chief financial officer of the Americas. Mr. Mooney is a director of Sirius Satellite Radio.

     Simon P. Duffy

      Mr. Duffy is our chief executive officer and a director, positions he has held since August 15, 2003 and our president, a position he has held since November 11, 2003. He joined us on April 1, 2003 as our chief operating officer. From May 2002 to March 2003, Mr. Duffy was chief financial officer of Orange SA. Prior to joining Orange SA, from April 2001 to January 2002, Mr. Duffy was chief executive officer of End2End, a Denmark-based wireless data company. He joined End2End from Internet service provider World Online International NV. From December 1999 to January 2001, Mr. Duffy served as chief executive officer and deputy chairman of World Online and led the initial public offering of the company and subsequent sale to Tiscali SPA. Prior to his tenure at World Online, Mr. Duffy spent eight years at EMI Group plc, first as group finance director of THORN EMI and later, following EMI Group’s demerger, as deputy chairman and group finance director of EMI Group. Prior to joining THORN EMI, Mr. Duffy worked at Guinness plc, first as director of corporate finance and subsequently as operations director of United Distillers, Guinness’s spirits division. Mr. Duffy is also a director of Imperial Tobacco Group plc and GWR Group plc.

     Scott E. Schubert

      Mr. Schubert is our chief financial officer. He joined us in March 2003. From June 1999 to March 2003, Mr. Schubert held a number of positions with WilTel Communications, including his last position as chief financial and corporate services officer. Prior to joining WilTel, from 1976 to June 1999, Mr. Schubert held various positions at Amoco Corporation, including international controller of exploration and production and vice president of Worldwide Financial Services. Following the merger of BP and Amoco in 1998, he was appointed vice president and head of BP Amoco’s Global Financial Services.

      In April 2002, Williams Communications Group Inc. filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code and emerged in October 2002 as WilTel Communications Group.

     Robert C. Gale

      Mr. Gale is our vice president — controller. He has held this position since June 17, 2003. Mr. Gale joined us in May 2000 from Cable & Wireless Communications plc, where he was head of finance for the ConsumerCo business acquired by us. In October 2000, he was appointed as group director of financial control for our UK operations. He had joined Cable & Wireless in January 1998. From 1995 to 1997, Mr. Gale was chief financial officer of ComTel, a cable operator subsequently acquired by us. Between 1989 and 1995, Mr. Gale was group financial controller at TVS Entertainment PLC, a UK television broadcaster and program producer. Mr. Gale is a chartered accountant and worked for KPMG at its London office between 1981 and 1989.

     Howard S. Kalika

      Mr. Kalika is our vice president — chief financial officer — NTL (UK). He joined us in March 2003. Prior to that time, from September 1999 to December 2002, Mr. Kalika was a senior vice president of WilTel Communications, where he led corporate finance activities. From June 1982 to September 1999, Mr. Kalika held various senior finance positions with Amoco Corporation and BP Amoco.

      Mr. Kalika was an officer of WilTel during its Chapter 11 reorganization.

     Richard H. Martin, Jr.

      Mr. Martin is our vice president — financial services and administration. He joined us in March 2003. From April 2000 to December 2002, Mr. Martin held various positions with WilTel Communications Group, including vice president — treasurer, vice president — finance, emerging markets and assistant treasurer. Before joining WilTel, Mr. Martin was regional chief financial officer — Africa of BP plc from June 1999 through April 2000. Prior to working at BP, from August 1983 to May 1999, Mr. Martin held various positions with Amoco Corporation, including director, business solutions.

      Mr. Martin was an officer of WilTel during its Chapter 11 reorganization.

     Edwin M. Banks

      Mr. Banks has been a director since May 7, 2003. Since June 1988, Mr. Banks has served as portfolio manager for W.R. Huff Asset Management, an investment management firm. W.R. Huff Asset Management is one of our principal stockholders. Mr. Banks is currently a director of Caremark Rx, Inc.

     Jeffrey D. Benjamin

      Mr. Benjamin became a director on January 10, 2003. He is currently a senior advisor to Apollo Management, LP, a private investment fund, and has held that position since September 2002. From June 1998 to September 2002, Mr. Benjamin was employed by Libra Securities LLC, an investment banking firm, and its predecessors in various positions, including co-chief executive officer. Mr. Benjamin currently serves on the boards of directors of Exco Resources, Inc., Chiquita Brands International, Inc., McLeod USA Incorporated and Dade Behring Holdings Inc.

     David Elstein

      Mr. Elstein became a director on January 10, 2003. Since January 1982, he has owned Brook Productions Ltd., a television consulting and production company. He is currently the chairman of the following organizations: the British Screen Advisory Council, the National Film and Television School Foundation and Really Useful Theatres Ltd. He is also currently a director of Sports and Leisure Group plc and a non-executive director and vice-chairman of Kingsbridge Capital Ltd. He has been a visiting professor of broadcasting at Oxford, Westminster, and Stirling Universities. From 1996 to 2000, Mr. Elstein was chief executive officer of Channel 5 Broadcasting Ltd. in Britain and from 1986 to 1992, he was head of programming at BSkyB and director of programs at Thames Television.

     Charles K. Gallagher

      Mr. Gallagher has been a director since August 2003. Since September 2001, he has served as chief financial officer of Viewpointe Archive Services, a joint venture among Bank of America, JP Morgan Chase & Co., U.S. Bancorp, SunTrust Banks, Inc. and IBM that engages in the imaging and archiving of digital copies of checks. From February 2000 to June 2001, Mr. Gallagher served as chief financial officer of Tradeout Inc. Before joining Tradeout Inc., from August 1999 to January 2000, Mr. Gallagher served as vice president and controller of Baan Company. From 1985 to 1999, Mr. Gallagher held a number of positions with IBM Corporation, including his last position as chief financial officer of its small and medium business segment of North America.

     William R. Huff

      Mr. Huff became a director on January 10, 2003. He served as our interim chairman of the board of directors until March 2003, when Mr. Mooney became chairman. Mr. Huff is principal and president of W.R. Huff Asset Management. Mr. Huff founded W.R. Huff Asset Management in 1984.

     Brett G. Wyard

      Mr. Wyard became a director on May 7, 2003. Mr. Wyard is currently a managing director of Oaktree Capital Management, LLC, the general partner or investment manager of the investment funds and third party accounts that directly own shares of our common stock. Before joining Oaktree Capital in 1999, Mr. Wyard served as a vice president in Merrill Lynch’s global distressed situations group where he focused on proprietary debt investments in distressed and bankrupt situations. Prior to joining Merrill Lynch in 1997, Mr. Wyard spent three years as an associate in Houlihan, Lokey, Howard & Zukin, Inc.’s financial restructuring group, providing financial advisory services to both distressed corporations and their creditor constituencies. Prior to that time, Mr. Wyard worked at Voyageur Asset Management in investment-grade bond management and at Miller & Schroeder Financial in investment banking.

     George R. Zoffinger

      Mr. Zoffinger became a director on January 10, 2003. He is the president and chief executive officer of the New Jersey Sports and Exposition Authority, a position he has held since March 2002. From March 1998 to March 2002, he served as president and chief executive officer of Constellation Capital Corporation. From October 1995 to February 1998, he served as president and chief executive officer of Value Property Trust, a publicly owned real estate investment trust. Mr. Zoffinger served as chairman of CoreStates New Jersey National Bank from 1994 to December 1996 and as president and chief executive officer of Constellation Bancorp from 1991 to 1994. Further, Mr. Zoffinger was the commissioner of commerce and economic development for the State of New Jersey in 1990. Mr. Zoffinger is currently a director of New Jersey Resources Inc., Admiralty Bancorp and Commercial Federal Bancorp.

Staggered Board

      Our amended and restated certificate of incorporation provides for a classified board of directors consisting of three classes as nearly equal in number as possible. Directors in each class serve staggered three-year terms. Our Class I Directors are Edwin M. Banks, Simon P. Duffy and Charles K. Gallagher and their terms terminate on the date of our 2006 annual meeting of stockholders. Our Class II Directors are Jeffrey D. Benjamin, David Elstein and Brett G. Wyard and their terms terminate on the date of our 2004 annual meeting of stockholders. Our Class III Directors are James F. Mooney, William R. Huff and George R. Zoffinger and their terms terminate on the date of our 2005 annual meeting of stockholders. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting are elected for a three-year term.

Compensation of Directors

      We reimburse our directors for out-of-pocket expenses related to attending meetings of our board of directors and committees. Our non-employee board members are paid quarterly based on an annual fee of £50,000, or $82,500, which is paid in U.S. dollars to our directors who are based in the United States. Our directors who are our employees do not receive additional compensation for their service as a member of our board of directors.

      In addition, we granted each of our non-employee board members options to purchase 75,000 shares of our common stock at the time of their election to our board. Except in the case of Charles K. Gallagher, these options have an exercise price of $15 per share. Mr. Gallagher’s options have an exercise price of $40.00 per share. These director options vest in equal installments on the first three anniversaries of the date of grant.

Board of Directors Committees

      The board of directors has an audit committee, a compensation committee, an executive committee and a finance committee.

Audit Committee

      The audit committee of the board of directors reviews, acts on and reports to our board of directors with respect to various auditing and accounting matters. The current members of the audit committee are Edwin M. Banks, who is its chairman, David Elstein, Charles K. Gallagher and George R. Zoffinger. The members of the audit committee are independent within the meaning of the Nasdaq National Markets listing standards.

Compensation Committee

      The compensation committee reviews and makes recommendations regarding annual compensation for officers. The compensation committee consists of Jeffrey D. Benjamin, who is its chairman, David Elstein and Brett G. Wyard. The compensation committee also serves as the compensation and option committee under the NTL 2003 Stock Option Plan.

Executive Committee

      The executive committee is responsible for recommending individuals to serve on the board of directors and as our senior executive officers, advising the board with respect to the board’s committees and other structural issues, overseeing our management and recommending other changes in our management, operations, strategy and business. The executive committee consists of William R. Huff, who is its chairman, Edwin M. Banks, George R. Zoffinger, Brett G. Wyard and James F. Mooney.

Finance Committee

      The finance committee is responsible for overseeing our financing activities. The finance committee consists of Brett G. Wyard, who is its chairman, Edwin M. Banks, Jeffrey D. Benjamin and George R. Zoffinger.

Executive Compensation

      The following table discloses compensation received by our former chief executive officer as of December 31, 2002, our four other most highly paid executive officers who were serving as executive officers as of December 31, 2002 and another executive officer who would have been among these executive officers had he been serving at the end of the fiscal year. We refer to these executives collectively as named executive officers. None of these named executive officers are currently our employees.

SUMMARY COMPENSATION TABLE(1)

	Annual Compensation			Long Term Compensation

				Awards(2)	Payouts

				Securities
				Underlying
				Options/	All Other
Name and Principal Position	Year	Salary($)	Bonus($)	SARs(#)	Compensation($)(3)

Barclay Knapp(4)	2002	369,763	408,100	—	7,334
former president and	2001	277,260	561,138	5,000,000	7,000
chief executive officer	2000	243,833	249,813	7,250,000	17,200
George S. Blumenthal(5)	2002	369,763	408,100	—	7,334
former chairman and	2001	277,260	561,138	5,000,000	7,000
treasurer	2000	243,833	249,813	7,250,000	17,200
Richard J. Lubasch(5)	2002	467,290	470,000	—	7,334
former executive vice	2001	233,692	384,875	—	7,000
president — general	2000	205,517	178,438	500,000	17,200
counsel and secretary
John F. Gregg(5)	2002	449,500	450,000	—	7,334
former chief financial officer	2001	240,220	591,250	—	7,000
and senior vice president	2000	214,960	228,125	1,000,000	17,200
Stephen A. Carter(5)	2002	413,188	1,750,405	—	952,030 (6)
former senior vice president	2001	431,790	278,112	—	6,738
and chief operating officer	2000	60,636	—	400,000	38,384
UK and Ireland operations
Bret Richter(5)	2002	299,500	300,000	—	7,334
former senior vice	2001	183,428	319,750	—	7,000
president — finance	2000	138,884	138,000	250,000	17,200

(1)	All amounts reflect the compensation paid to each named executive officer in respect of their positions with us, NTL Europe and NTL Delaware.

(2)	All of these options were options to purchase shares of NTL Europe. All of these options, which were outstanding immediately prior to our emergence from Chapter 11 on January 10, 2003, were cancelled upon our emergence in accordance with the Plan.

(3)	All Other Compensation reflects our match of employee contributions to a 401(k) plan, or in the case of Stephen Carter, contributions to Mr. Carter’s UK executive pension scheme.

(4)	Mr. Knapp ceased employment with us and resigned as a director as of August 15, 2003. Mr. Knapp presently serves as a consultant to us for a transitory period ending on December 31, 2003.

(5)	Messrs. Blumenthal and Gregg ceased employment with us as of January 10, 2003. Mr. Carter ceased employment with us as of November 30, 2002. Messrs. Lubasch and Richter ceased employment with us as of August 15, 2003.

(6)	Includes severance payments in the amount of $901,500, as well as a contribution of £30,962, or $50,530, to Mr. Carter’s UK pension fund.

Option Grants for the Fiscal Year Ended December 31, 2002

      Neither we nor NTL Europe granted any stock options in 2002. All options to purchase NTL Europe common stock that were granted to our officers and directors by NTL Europe prior to 2002 were cancelled on January 10, 2003 in accordance with the Plan.

Aggregated Option Exercises for the Fiscal Year Ended December 31, 2002 and Fiscal Year-End Option Values

      The following table sets forth information with respect to the exercise of options to purchase common stock of NTL Europe by the named executive officers during 2002, the number of securities underlying unexercised options held by the named executive officers on December 31, 2002, and the value of unexercised in-the-money options held by the named executive officers on that date. All options to purchase NTL Europe common stock were cancelled on January 10, 2003.

			Number of Securities
			Underlying Unexercised		Value of unexercised
			Options at Fiscal		in-the-money options at
	Shares		Year-End(#)		fiscal year-end($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Barclay Knapp	0	0	7,154,000	9,031,250	0	0
George S. Blumenthal	0	0	6,082,728	8,487,500	0	0
Richard J. Lubasch	0	0	816,352	498,438	0	0
John F. Gregg	0	0	977,084	918,750	0	0
Stephen A. Carter	0	0	240,000	0	0	0
Bret Richter	0	0	253,387	240,625	0	0

(1)	As of December 31, 2002, there were no unexercised in-the-money options to purchase common stock of NTL Europe.

Compensation and Employee Benefit Plans and Arrangements

      Each of the agreements and plans discussed below contain the full legal text of the matters described in this section. We have filed copies of each of these agreements with the Commission as part of our registration statement of which this prospectus forms a part. See “Where You Can Find More Information” for information on how to obtain a copy of each of these agreements.

Employment Agreements and Severance Arrangements

      We entered into an agreement, effective March 2003, with Mr. Mooney relating to his service as the chairman of our board of directors for a period of up to five years. As set forth in that agreement, we will provide to Mr. Mooney the following compensation and employee benefits:

•	a base salary of $1.25 million per year;

•	an annual bonus of up to $400,000, payable quarterly and contingent upon on our attainment of various operational and financial goals;

•	the grant of 100,000 stock options, exercisable at a price of $9.85 per share, which were fully vested immediately;

•	the grant of 300,000 additional stock options, exercisable at a price of $15.00 per share, which vest 20% per year on a quarterly basis over a five-year period;

•	the grant to Mr. Mooney of 200,000 shares of restricted common stock, 16,667 shares of which vested on March 31, 2003, 66,668 shares of which will vest on March 31, 2004, 16,667 shares of which will vest on the last day of each calendar quarter beginning on June 30, 2004 through and including September 30, 2005 and 16,663 shares of which will vest on December 31, 2005;

•	upon a change of control of our company, as defined below, in which Mr. Mooney does not retain the title of chairman, all of his outstanding stock options will become fully vested and any remaining restrictions on his restricted common stock will lapse immediately;

•	upon his termination without cause,

•	Mr. Mooney will receive a severance payment equal to one year’s base salary and bonus;

•	Mr. Mooney will receive accelerated vesting of all stock options that would have vested within the one-year period following the termination and all stock options will vest in the event of his death;

•	any restrictions on Mr. Mooney’s restricted common stock that would have lapsed within the one-year period following the termination will lapse and all restrictions will lapse in the event of his death; and

•	travel expenses, health insurance and life insurance according to our normal policies regarding these benefits.

      Mr. Mooney has agreed that he will not sell any shares of our common stock acquired under his agreement with us until after March 1, 2004, his first anniversary as our chairman.

      Effective as of August 15, 2003, Simon P. Duffy replaced Mr. Knapp as our chief executive officer. Effective November 11, 2003, Mr. Duffy was appointed as our president. Mr. Duffy had served as our chief operating officer since March 2003. Mr. Duffy’s employment agreement with us covers the period from March 31, 2003 through December 31, 2004 and provides for the following:

•	a base salary of £385,000 per year;

•	the opportunity to participate in all employee benefit plans and arrangements made available by us to our executive officers, to the extent these benefits can be provided in the UK;

•	if his agreement is not renewed, or a successor agreement is not entered into, and his employment is terminated within the first two weeks of 2005 for any reason other than for cause or by reason of his death or disability, then he will be entitled to a lump-sum payment equal to two times his base salary;

•	if he is terminated without cause or pursuant to a constructive termination without cause, then he will be entitled to a lump-sum payment equal to three times his base salary;

•	if within one year following the occurrence of a change of control of our company, he is terminated without cause or his agreement is not renewed, the termination will be considered a constructive termination without cause and he will be entitled to a lump-sum payment equal to three times his base salary;

•	if he is terminated for any reason other than for cause, he will be entitled to the continuation of his and his family’s medical benefits for one year;

•	a non-competition and non-solicitation covenant which survives for twelve months following his termination of employment with us; and

•	options to purchase 260,000 shares of our common stock pursuant to the NTL 2003 Stock Option Plan, one-third of which vest on each of April 11, 2004, 2005 and 2006. In the event of a change of control of our company, all unvested options will vest immediately. Each option has an exercise price at $15.00 per share.

      In light of Mr. Duffy’s promotion to chief executive officer and later promotion to president, we are discussing with Mr. Duffy appropriate arrangements related to compensation and other employment terms. We have not agreed to any definitive arrangements.

      We are also a party to employment agreements with Mr. Schubert, Mr. Kalika and Mr. Martin. These agreements are substantially similar to Mr. Duffy’s agreement, other than with respect to each executive’s title and the following:

•	Mr. Schubert’s agreement has a term beginning on March 3, 2003 and ending December 31, 2004 and the agreements with Mr. Kalika and Mr. Martin each have a term beginning on March 3, 2003 and ending June 30, 2005;

•	Mr. Schubert’s base salary is £340,000, Mr. Kalika’s base salary is £220,000 and Mr. Martin’s base salary is £170,000;

•	Each agreement provides for the following in the event the executive is terminated:

•	if he is terminated without cause or pursuant to a constructive termination without cause, then he will be entitled to a lump-sum payment equal to three times his base salary;

•	if within one year following the occurrence of a change of control of our company, he is terminated without cause or his agreement is not renewed, the termination will be considered a constructive termination without cause and he will be entitled to a lump-sum payment equal to three times his base salary;

•	if he is terminated for any reason other than for cause, he will be entitled to the continuation of his and his family’s medical benefits for one year;

•	in the case of Mr. Schubert, if his agreement is not renewed, or a successor agreement is not entered into, and his employment is terminated within the first two weeks of 2005 for any reason other than for cause or by reason of his death or disability, then he will be entitled to a lump-sum payment equal to two times his base salary;

•	in the case of each of Mr. Kalika and Mr. Martin, if his agreement is not renewed, or a successor agreement is not entered into, and his employment is terminated on or after July 1, 2005 and on or before July 15, 2005 for any reason other than for cause or by reason of his death or disability, then he will be entitled to a lump-sum payment equal to two times his base salary;

•	Each agreement has non-competition and non-solicitation covenants that survive for eighteen months following termination of employment with our company;

•	We have agreed to indemnify each of the executives for any golden parachute excise taxes they might incur in connection with a change of control of our company;

•	Each of the executives is entitled to receive our standard expatriate benefits package and tax equalization consistent with our tax equalization policy;

•	Mr. Schubert was granted options to purchase 175,000 shares of our common stock pursuant to the NTL 2003 Stock Option Plan, one-third of which will vest on each of April 11, 2004, 2005 and 2006. In the event of a change of control of our company, all unvested options will vest immediately. Mr. Schubert was also granted additional options to purchase 25,000 shares of our common stock, one-third of which vest on April 11, 2004, with the remaining two-thirds vesting on December 31, 2004. Each option has an exercise price of $15.00 per share;

•	Mr. Kalika was granted options to purchase 75,000 shares of our common stock pursuant to the NTL 2003 Stock Option Plan, one-third of which vest on each of April 11, 2004, 2005 and 2006. In the event of a change of control of our company, all unvested options will vest immediately. Each option has an exercise price of $15.00 per share; and

•	Mr. Martin was granted options to purchase 20,000 shares of our common stock pursuant to the NTL 2003 Stock Option Plan, one-fifth of which vest on each of April 11, 2004, 2005, 2006, 2007 and 2008. In the event of a change of control of our company all unvested options will vest immediately. Each option has an exercise price of $15.00 per share;

Upon the achievement of performance targets pursuant to the NTL Group 2003 Bonus Scheme:

•	Mr. Duffy is entitled to an annual bonus of up to 200% of his base salary.

•	Mr. Schubert is entitled to an annual bonus of up to 200% of his base salary.

•	Mr. Kalika is entitled to an annual bonus of up to 150% of his base salary.

•	Mr. Martin is entitled to an annual bonus of up to 120% of his base salary.

      The definition of a change of control in each of our employment agreements is the same as the definition of an acceleration event under the NTL 2003 Stock Option Plan, as discussed below.

      As of the close of business on August 15, 2003, Mr. Knapp was no longer an employee or director of ours, although he is currently providing consulting services to us. We have entered into a separation and consulting agreement with Mr. Knapp effective as of August 15, 2003 that provides that he will perform consulting services for us until December 31, 2003. The termination of Mr. Knapp was a termination without cause, which entitled him under his employment agreement to receive severance in an amount equal to three times his base salary at the time of his termination, or $2.1 million. The 32,609 shares of restricted common stock held in escrow on behalf of Mr. Knapp were released immediately upon the effectiveness of a release set forth in the separation and consulting agreement. In addition, pursuant to the award agreement we previously entered into with Mr. Knapp, the vesting of options to purchase 133,333 shares of our common stock was automatically accelerated. These options were exercised by Mr. Knapp on November 5, 2003. In consideration for the consulting services that Mr. Knapp is providing to us:

•	Mr. Knapp will be paid $6,000 for each day he performs consulting services for us until December 31, 2003; and

•	Mr. Knapp’s options to purchase an additional 66,667 shares held by him will be accelerated to vest on December 31, 2003. These options may be exercised at any time after that date until April 10, 2013.

      Mr. Knapp also will receive a bonus in cash in an amount equal to $435,342, for services performed for us through the date of his termination. This bonus payment may increase based upon our performance for the remainder of 2003.

      As of August 15, 2003, Messrs. Lubasch and Richter ceased employment with us, and we entered into severance agreements with each of them. The terminations of Messrs. Lubasch and Richter were terminations without cause, which entitled each of them to receive severance in an amount equal to three times their current base salary under their employment agreements, or approximately $1.4 million for Mr. Lubasch and approximately $1.0 million for Mr. Richter. We also vested and released from escrow 22,220 shares of restricted common stock to Mr. Lubasch and 16,071 shares of restricted common stock to Mr. Richter. In addition, pursuant to award agreements we entered into with Messrs. Lubasch and Richter, the vesting of options to purchase 20,000 shares of our common stock was automatically accelerated for each of them, and these options may be exercised at any time through November 14, 2006. All remaining options were automatically terminated. Pursuant to the NTL Group 2003 Bonus Scheme, Messrs. Lubasch and Richter each received a bonus in an amount equal to 50% of their base salaries at the time of their terminations, which was paid half in cash and half in shares of our common stock. Mr. Lubasch received 3,014 shares of our common stock and approximately $119,000 in cash and Mr. Richter received 2,180 shares of our common stock and approximately $86,000 in cash. The severance agreements with Messrs. Lubasch and Richter also provide for the following:

•	continued medical benefits for the executive and his dependents for one year, or, alternatively, a single cash payment; and

•	a mutual release of claims.

      The following is a summary of the terms of the employment agreements between us and each of Messrs. Knapp, Lubasch and Richter. These employment agreements are substantially similar in all material respects except with respect to each executive’s title and base salary. Mr. Knapp’s title was president — chief executive officer, and his base salary was $700,000. Mr. Lubasch’s title was executive vice president — general counsel and his base salary was $477,000. Mr. Richter’s title was senior vice president — finance and his base salary was $345,000.

      Each of these employment agreements provided for the following:

•	a term beginning January 10, 2003 and ending on December 31, 2003;

•	an annual bonus of up to 200% of the executive’s base salary based upon the achievement of performance targets pursuant to the NTL Group 2003 Bonus Scheme;

•	a bonus upon consummation of the Plan consisting of a grant of shares of our common stock with a value equal to the executive’s base salary;

•	eligibility to receive options to purchase shares of our common stock upon such terms and conditions as determined by our board of directors;

•	the opportunity to participate in all employee benefit plans and arrangements made available by us to our senior executive officers;

•	if the agreement is not renewed, a successor agreement is not entered into, and the executive’s employment is terminated within the first two weeks of 2004 for any reason other than for cause or by reason of the executive’s death or disability, then the executive will be entitled to a lump-sum payment equal to two times his base salary;

•	if the executive is terminated without cause or pursuant to a constructive termination without cause, then the executive will be entitled to a lump-sum payment equal to three times his base salary;

•	if the executive is terminated for any reason other than for cause, the executive will be entitled to the continuation of his and his family’s medical benefits for one year; and

•	a non-competition and non-solicitation covenant which survives for eighteen months following the termination of the executive’s employment with us.

      Except as modified by the severance agreements with Messrs. Lubasch and Richter and the separation and consulting agreement with Mr. Knapp, the employment agreements for Messrs. Knapp, Lubasch and Richter remain in effect including the confidentiality, non-competition and non-solicitation provisions contained in each agreement.

      Stephen A. Carter terminated his employment with us effective November 30, 2002 and we entered into a severance agreement with him. Mr. Carter’s severance agreement provides for the following:

•	a base salary and all other contractual benefits, including his retention bonus of £225,000, plus any further variable compensation performance bonus due for the second half of 2002 up to and including the date of his termination;

•	a payment of £525,000 in lieu of notice;

•	a payment of £75,000 as compensation for his termination;

•	a payment of £30,962 into his pension fund;

•	a car allowance until January 1, 2004;

•	one year of medical benefits for him and his family;

•	a non-competition and non-solicitation covenant which survives for one year following his termination of employment with us;

•	reimbursement of legal fees incurred by him in connection with entering into the agreement, up to £4,500;

•	a release of claims against us; and

•	his forfeiture of all rights he may have to any equity-based compensation from us.

      Prior to the termination of his employment, Mr. Carter had been a party to an employment agreement with us that provided for his service as the senior vice president, chief operating officer — UK and Ireland of NTL Europe. Mr. Carter’s severance agreement provided that his employment agreement is no longer in effect except for non-competition and non-solicitation provisions which applied during his employment and for twelve months after his termination. Mr. Carter is also subject to an agreement relating to confidentiality and proprietary rights, which has no time limit.

      Mr. Carter’s employment agreement had provided for:

•	a base salary of £300,000;

•	an annual bonus of up to £150,000;

•	the opportunity to participate in all employee benefit plans and arrangements made available by NTL Europe to its senior executives;

•	grants of options to purchase shares of NTL Europe common stock;

•	pension and other retiree benefits; and

•	non-competition and non-solicitation covenants which survive for one year following his termination of employment.

          NTL 2003 Stock Option Plan

      The following is a description of the NTL 2003 Stock Option Plan, which we refer to as the NTL 2003 Stock Option Plan. The NTL 2003 Stock Option Plan was adopted by the compensation committee of our board, effective as of January 10, 2003. The NTL 2003 Stock Option Plan is intended to encourage stock ownership of us and to incentivize our employees, directors and independent contractors to remain in our employment or service and to put forth maximum efforts for the success of the business.

      The NTL 2003 Stock Option Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code and nonqualified stock options. The aggregate number of shares of our common stock that may be subject to options granted under the NTL 2003 Stock Option Plan is 5,000,000, subject to adjustment upon the occurrence of certain enumerated corporate transactions. An individual may not be granted options to purchase more than 750,000 shares of our common stock in any fiscal year. The NTL 2003 Stock Option Plan is designed so that option grants are able to comply with the requirements for “performance-based compensation” under Section 162(m) of the Internal Revenue Code and the conditions for exemption from the short-swing profit recovery rules of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

      The compensation committee of our board administers the NTL 2003 Stock Option Plan and generally has the right to grant options to eligible individuals, to determine the terms and conditions of all option grants, including the vesting schedule and exercise price, and to amend, suspend or terminate the plan at any time. All option grants made pursuant to the NTL 2003 Stock Option Plan will be evidenced by an option notice which will state the terms and conditions of the option grant as determined by the compensation committee.

      Individuals eligible to receive grants under the NTL 2003 Stock Option Plan include our employees, officers, directors, non-employee directors and independent contractors. The term of an incentive stock option may not exceed 10 years from the date of grant and the term of a nonqualified stock option may not exceed 11 years from the date of grant.

      All outstanding options will become immediately exercisable in full upon the occurrence of an acceleration event. An acceleration event generally means:

•	the acquisition of 30% or more of our voting capital stock, excluding stock purchases directly from us;

•	the replacement of a majority of our board of directors or their approved successors;

•	the consummation of a merger or consolidation of us or one of our subsidiaries with another entity, other than

•	a transaction in which our stockholders continue to hold 50% or more of the voting power of the successor; or

•	various recapitalizations;

•	the consummation of a sale of all or most of our assets; or

•	stockholder approval of our liquidation or dissolution.

      Under the terms of the plan, in the event of a transaction affecting our capitalization, the compensation committee of our board of directors shall proportionately adjust the number of shares covered by outstanding options and the exercise price of these options so as to, in the committee’s judgment and sole discretion, prevent the diminution or enlargement of the benefits intended by the plan. The committee has not made any determination at this time whether any adjustment will be made to the outstanding options.

          NTL Group 2003 Bonus Scheme

      The following table, as of December 23, 2003, sets forth the number of shares of our common stock that are covered by the incentive stock options and the nonqualified stock options that we have granted in 2003 pursuant to the NTL 2003 Stock Option Plan. See “Compensation and Employee Benefit Plans and Arrangements — Employment Agreements and Severance Arrangements.”

Total No. of Shares
of Our Common Stock
Subject to Outstanding
Stock Options

Directors:
James F. Mooney(1)	400,000
Simon P. Duffy(2)	260,000
Edwin M. Banks	75,000
Jeffrey D. Benjamin	75,000
David Elstein	75,000
Charles K. Gallagher	75,000
William R. Huff	75,000
Brett G. Wyard	75,000
George R. Zoffinger	75,000
Present executive officers that are not directors:
Scott E. Schubert	200,000
Robert C. Gale	12,000
Howard S. Kalika	75,000
Richard H. Martin, Jr.	20,000
All present directors and executive officers as a group:
(13 persons)	1,492,000
Former executive officers:
George S. Blumenthal	0
Stephen A. Carter	0
John F. Gregg	0
Barclay Knapp	66,667
Richard J. Lubasch	10,000
Bret Richter	0

(1)	Mr. Mooney is the chairman of our board of directors.

(2)	Mr. Duffy also serves as our chief executive officer and president.

      Participants in our 2003 Bonus Scheme are eligible to receive a bonus payment equal to a percentage of their base salary as determined by their level of employment based upon the attainment of performance targets. Bonus payments are made in two installments. Half of the bonus owing to various participants may, in our discretion, be paid in shares of our common stock.

Restricted Stock Grants

      We have granted 200,000 shares of restricted common stock to Mr. Mooney, 16,667 shares of which vested on March 31, 2003, and the remainder of which vest and will be released from escrow over a three-year period.

      In connection with our emergence from Chapter 11, a total of 133,912 shares of restricted stock were granted to some of our then executive officers and other employees and delivered into escrow pursuant to their employment agreements. The following chart lists the shares of restricted stock granted to our executive officers and directors.

Total No. of Shares of Restricted Stock

Directors:
James F. Mooney(1)	200,000
Simon P. Duffy(2)	0
Edwin M. Banks	0
Jeffrey D. Benjamin	0
David Elstein	0
Charles K. Gallagher	0
William R. Huff	0
Brett G. Wyard	0
George R. Zoffinger	0
Present executive officers that are not directors:
Scott E. Schubert	0
Robert C. Gale	0
Howard S. Kalika	0
Richard H. Martin, Jr.	0
All directors and present executive officers as a group:
(13 persons)	200,000
Former executive officers:
George S. Blumenthal	0
Stephen A. Carter	0
John F. Gregg	0
Barclay Knapp(3)	32,609
Richard J. Lubasch(4)	22,220
Bret Richter(4)	16,071

(1)	Mr. Mooney is the chairman of our board of directors.

(2)	Mr. Duffy also serves as our chief executive officer and president.

(3)	These shares were released from escrow pursuant to the terms of Mr. Knapp’s separation and consulting agreement.

(4)	These shares were released from escrow pursuant to the terms of Mr. Lubasch’s and Mr. Richter’s severance agreements.

Compensation Committee Interlocks and Insider Participation

      During 2002, we did not have a compensation committee as we were a wholly-owned subsidiary of NTL Europe and did not independently establish compensation for the officers of NTL Europe who were also serving as our officers. The present members of the compensation committee of our board of directors are all independent directors. See “Board of Directors Committees — Compensation Committee.”

PRINCIPAL STOCKHOLDERS

      The following table sets forth, as of December 23, 2003, information regarding the beneficial ownership of our common stock immediately prior to the consummation of the rights offering as well as information regarding some of our executive officers, directors and affiliates who may offer or sell their rights, assuming that all stockholders exercise their basic subscription privilege and do not exercise any over-subscription privilege. The table includes:

•	each person who is known by us to be the beneficial owner of more than 5% of our outstanding common stock;

•	each of our directors;

•	each of our present executive officers;

•	each executive officer named in the “Summary Compensation Table;” and

•	all of our present directors and executive officers as a group.

      Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of our common stock beneficially owned by them, except to the extent that power may be shared with a spouse. Unless otherwise indicated, the address for each individual listed below is 110 East 59th Street, New York, New York 10022.

	Amount and Nature of Beneficial Ownership(1)
				Percent
	Common	Shares issuable with		Beneficially
Name	Stock	respect to Warrants	Total	Owned(1)

5% stockholders:
W. R. Huff Asset Management Co., L.L.C.(2)	11,221,589	—	11,221,589	12.9%
FMR Corp.(3)	13,002,069	68,006	13,070,075	15.0%
France Telecom(4)	—	7,118,945	7,118,945	8.2%
Oaktree Capital Management, LLC(5)	6,200,711	—	6,200,711	7.1%
Franklin Mutual Advisers, LLC(6)	7,256,594	—	7,256,594	8.4%

Directors:(7)
James F. Mooney(8)	176,667	—	176,667	*
Simon P. Duffy	—	—	—	*
Edwin M. Banks	—	—	—	*
Jeffrey D. Benjamin(9)	39,172	—	39,172	*
David Elstein	—	—	—	*
Charles K. Gallagher	—	—	—	*
William R. Huff(2)	11,221,589	—	11,221,589	12.9%
Brett G. Wyard(5)	6,200,711	—	6,200,711	7.1%
George R. Zoffinger	—	—	—	*

Present executive officers that are not directors:(10)
Scott E. Schubert	—	—	—	*
Robert C. Gale	—	—	—	*
Howard S. Kalika	—	—	—	*
Richard H. Martin, Jr.	—	—	—	*

All present directors and executive officers as a group (13 persons):	17,638,139	—	17,638,139	20.3%

	Amount and Nature of Beneficial Ownership(1)
						Percent
	Common		Shares issuable with			Beneficially
Name	Stock		respect to Warrants		Total	Owned(1)

Former executive officers:(11)
George S. Blumenthal	**		**		**	**
Stephen A. Carter	**		**		**	**
John F. Gregg	**		**		**	**
Barclay Knapp	232,609	(11)	4,703	(12)	237,312	*
Richard J. Lubasch	45,234	(11)	626	(12),(13)	45,860	*
Bret Richter	38,251	(11)	2	(12)	38,253	*

*     Less than 1%.

**	Messrs. Blumenthal, Carter and Gregg are no longer our executive officers and have not been since our emergence from Chapter 11 reorganization. As a result, we do not have access to information, other than publicly available information, regarding these former executive officers’ beneficial ownership of the common stock. We are not aware of any public filings disclosing beneficial ownership of the common stock by these former executive officers.

(1)	A person or group of persons is deemed to have “beneficial ownership” of any shares of our common stock when that person or persons has the right to acquire them within 60 days after the date of this prospectus. For purposes of computing the percentage of the outstanding shares of our common stock held by each person or group of persons named above, any shares which that person or persons have the right to acquire within 60 days after the date of this prospectus is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Applicable percentage of ownership is based on 86,909,114 shares of common stock outstanding as of December 23, 2003.

(2)	The information concerning W.R. Huff Asset Management is based solely on information provided to us by W.R. Huff Asset Management. The address of Mr. Huff is c/o W.R. Huff Asset Management, 67 Park Place, Morristown, New Jersey, 07960. W.R. Huff Asset Management, a Delaware limited liability company, and/or other limited partnerships and limited liability companies affiliated with W.R. Huff Asset Management for themselves and/or on behalf of separately managed accounts hold, in total, 11,221,589 shares of our common stock. These shares include 4,582,594 shares of our common stock purchased under the basic subscription privilege and an estimated 25,000 shares of our common stock purchased under the over-subscription privilege. William R. Huff, one of our directors, possesses sole power to vote and direct the disposition of all our securities held by or on behalf of the entities named above and/or the managed accounts, subject to internal screening and other securities law compliance procedures. W.R. Huff Asset Management agreed with us in advance of our making the rights offering that it would exercise the basic subscription privilege for all of the rights distributed to it. The number of shares W.R. Huff Asset Management could acquire upon exercise of rights was subject to rules imposed by the Nasdaq National Market which limited its participation in the rights offering without prior stockholder approval. See “Certain Related Rights and Related Transactions — Participating Purchaser Agreements.”

(3)	The information concerning FMR Corp. is based solely on information provided to us by FMR Corp. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts, 02109.

(4)	The information concerning France Telecom is based solely upon a Form 13G/A filed by France Telecom with the Commission on March 12, 2003. The address of France Telecom is 6 Place d’Allerby, 75505 Paris, Cedex 15, France. France Telecom holds Series A warrants exercisable for 7,118,945 shares of our common stock, after applying the warrant adjustment, through its indirect wholly owned subsidiary Rapp 26, a societe anonyme organized under the laws of France.

(5)	The information concerning Oaktree Capital Management, LLC is based solely on information provided to us by Oaktree Capital Management, LLC. The address of Oaktree Capital Management, LLC is 333 South Grand Avenue, 28th Floor, Los Angeles, California, 90071. Oaktree Capital Management, LLC is the general partner or investment manager of the managed funds and third party accounts that directly hold the shares of our common stock. Mr. Wyard, one of our directors, is a managing director of Oaktree Capital Management, LLC. Accordingly, Oaktree Capital Management, LLC and Mr. Wyard may be deemed the beneficial owners of 6,200,771 shares of our common stock. However, Oaktree Capital Management, LLC and Mr. Wyard disclaim beneficial ownership of the shares of our common stock held by these entities, except to the extent of any pecuniary interest.

(6)	The information concerning Franklin Mutual Advisers, LLC is based solely on information provided to us by Franklin Mutual Advisers, LLC. The address of Franklin Mutual Advisers is 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078. Franklin Mutual Advisers is an investment adviser registered under the Investment Advisers Act of 1940. Franklin Mutual Advisers is the investment advisor to investment companies or other managed accounts which are the beneficial owners of 7,256,594 shares of our common stock. Pursuant to investment advisory agreements between Franklin Mutual Advisers and its advisory clients, Franklin Mutual Advisers is vested with all investment and voting power with respect to these shares. Franklin Mutual Advisers is a wholly-owned subsidiary of Franklin Resources, Inc., a diversified financial services organization. Neither Franklin Resources nor Franklin Mutual Advisers has any interest in dividends or proceeds from the sale of our common stock beneficially owned by Franklin Mutual Advisers’s advisory clients, and each of Franklin Resources and Franklin Mutual Advisers disclaims beneficial ownership of any of these shares. Franklin Mutual Advisers has agreed with us in advance of our making the rights offering that it would exercise the basic subscription privilege for all of the rights distributed to it. The number of shares Franklin Mutual Advisers may acquire upon exercise of rights is subject to rules imposed by the Nasdaq National Market which limit its participation in the rights offering without prior stockholder approval. See “Certain Relationships and Related Transactions — Participating Purchaser Agreements.”

(7)	Each of Messrs. Benjamin, Elstein, Huff, and Zoffinger were granted options to purchase 75,000 shares of our common stock on January 10, 2003 at an exercise price of $15.00 per share. Each of Messrs. Banks and Wyard were granted options to purchase 75,000 shares of our common stock at an exercise price of $15.00 per share on May 7, 2003. Mr. Gallagher was granted options to purchase 75,000 shares of our common stock at an exercise price of $40.00 on August 5, 2003. All of these options vest in equal installments on the first three anniversaries of date of the grant.

(8)	Pursuant to Mr. Mooney’s agreement with us Mr. Mooney was granted options to purchase 400,000 shares under the NTL 2003 Stock Option Plan. Of these options, 100,000 are presently exercisable at $9.85 per share and 60,000 options are presently exercisable or will become exercisable within 60 days of the date of this prospectus at $15 per share. The remaining 240,000 options will become exercisable pro rata on a quarterly basis from March 2004 through March 2008. We have granted 200,000 shares of restricted common stock to Mr. Mooney, 16,667 shares of which vested on March 31, 2003, 66,668 shares of which will vest on March 31, 2004, 16,667 shares of which will vest on the last day of each calendar quarter beginning on June 30, 2004 through and including September 30, 2005 and 16,663 shares of which will vest on December 31, 2005.

(9)	Does not include any shares of common stock which may have been issued pursuant to the rights offering.

(10)	As part of his employment agreement with us effective as of March 3, 2003, Mr. Schubert was granted options to purchase 175,000 shares of our common stock at an exercise price of $15.00 per share. One-third of these options vest on each of April 11, 2004, 2005 and 2006. Mr. Schubert was also granted additional options to purchase 25,000 shares of our common stock at an exercise price of $15.00 per share. One-third of these options vest on April 11, 2004, with the remaining two-thirds vesting on December 31, 2004. As part of his employment agreement with us effective as of March 3, 2003, Mr. Kalika was granted options to purchase 75,000 shares of our common stock at an exercise price of $15.00 per share. One-third of Mr. Kalika’s options vest on each of April 11, 2004, 2005 and 2006. As part of his employment agreement with us, effective as of March 4, 2003, Mr. Martin was granted options to purchase 20,000 shares of common stock at an exercise price of $15.00 per share. One-fifth of Mr. Martin’s options vest on each of April 11, 2004, 2005, 2006, 2007 and 2008.

(11)	These persons are no longer executive officers, but the rules of the Commission require that we include their beneficial ownership because they were required to be included in the executive compensation table for 2002. Our knowledge is based upon filings these persons made with the Commission while they were executive officers with us. Does not include any shares of common stock which may have been issued to Messrs. Knapp, Lubasch and Richter in the rights offering. Includes shares of common stock issued in escrow pursuant to such former executives’ employment agreements. In the case of Mr. Lubasch and Mr. Richter, the shares were released from escrow on August 15, 2003 and, in the case of Mr. Knapp, the shares were released from escrow and delivered to Mr. Knapp in October 2003. Also includes, in the case of Mr. Knapp, 66,667 shares and in the case of Mr. Lubasch, 10,000 shares subject to options issued under the NTL 2003 Stock Option Plan which are currently exercisable or exercisable within 60 days of the date of this prospectus. Pursuant to the NTL Group 2003 Bonus Scheme, Messrs. Lubasch and Richter each received a bonus in an amount equal to 50% of their base salaries at the time of their terminations, which was paid half in shares of our common stock. Mr. Lubasch received 3,014 shares of our common stock and Mr. Richter received 2,180 shares of our common stock. Other than the shares and Series A warrants owned by Messrs. Knapp, Lubasch and Richter described in footnote 12 and the shares beneficially owned as described above, we are not aware of any additional shares beneficially owned by these persons.

(12)	The information provided with respect to Series A warrants owned by Messrs. Knapp, Lubasch and Richter is based solely on information filed with the Commission on Form 3 by each of these former executives on January 10, 2003.

(13)	Includes two Series A warrants owned by Mr. Lubasch as custodian for his child, as to which warrants Mr. Lubasch disclaims beneficial ownership in his filing on Form 3 with the Commission on January 10, 2003.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      We have entered into several transactions with related parties as described below. The agreements described in this section contain the full legal text of the matters discussed in this section. We have filed copies of these agreements with the Commission as part of our registration statement of which this prospectus forms a part. See “Where You Can Find More Information” for information on how to obtain a copy of each of these agreements.

Participating Purchaser Agreements

      On September 26, 2003, we entered into two separate participating purchaser agreements with each of W.R. Huff Asset Management and Franklin Mutual Advisers. Each participating purchaser currently holds shares of our common stock or is the general partner or investment manager of managed funds and third party accounts that directly hold shares of our common stock. See “Principal Stockholders.”

      Under these agreements, W.R. Huff Asset Management and Franklin Mutual Advisers each agreed to exercise the basic subscription privilege for all of the rights distributed to them in the rights offering. This means W.R. Huff Asset Management purchased 4,582,594 shares of our common stock for $40.00 and Franklin Mutual Advisers purchased 2,974,908 shares of our common stock for $40.00. W.R. Huff Asset Management also purchased approximately 25,000 shares of our common stock for $40.00 pursuant to the over-subscription privilege available to all rights holders in the offering. Franklin Mutual Advisers also purchased 35,752 shares of our common stock for $40.00 pursuant to the over-subscription privilege available to all rights holders in the offering.

      The shares of our common stock which each participating purchaser received upon the exercise of rights which the participating purchaser committed to exercise are restricted stock under the Securities Act of 1933. Accordingly, we have entered into a registration rights agreement with each participating purchaser. Our obligation to file a registration statement relating to the resale of shares covered by these agreements, and others, is being fulfilled by the filing of this registration statement.

Chapter 11 Reorganization

      At the time of our emergence from Chapter 11 reorganization, we issued shares of our common stock and Series A warrants to various former creditors and stockholders of NTL Europe, and some of its subsidiaries, including us. Our principal stockholders received a significant amount of their equity interest in us from that issuance. See “Principal Stockholders.”

Registration Rights Agreements

      At the time of our emergence from Chapter 11 reorganization, we granted various registration rights to certain of the persons who were then our stockholders and warrantholders. In connection with the rights offering, we granted various registration rights to the participating purchasers as described above, and to Oaktree Capital. See “Shares Eligible for Future Sale — Registration Rights.”

Our Relationship with NTL Europe

      At the time of the completion of the Plan, we have entered into several agreements with NTL Europe, including a Transitional Services Agreement, a De-Merger Agreement, a Novation Agreement and a Tax Sharing Agreement.

Transitional Services Agreement

      Under the Transitional Services Agreement, we have agreed to provide NTL Europe with some administrative and technical support services for a limited period of time where our personnel had previously been providing support to the companies now within the NTL Europe group of companies. We agreed to provide NTL Europe with support if and when requested in the following areas: accounting, payroll and financial reporting support, technical assistance to NTL Europe’s Spanish business, access to our internal legal and tax advisors with respect to historic matters and continued support in the management and monitoring of some of the joint ventures in which NTL Europe has investments. This agreement provides that our employees may, as appropriate, prioritize work performed for us ahead of work performed on behalf of NTL Europe.

      In addition, under the Transitional Services Agreement, we provide the services of two of our employees to NTL Europe seconded on a full-time basis for a period of up to two years, at NTL Europe’s option, and permit NTL Europe and its group companies to continue to use the “NTL” name for a period of up to one year, in the case of NTL Europe, and three years, in the case of some other of its subsidiaries.

      NTL Europe pays us pre-determined charges set out in the Transitional Services Agreement for the services provided by us and our subsidiaries under the agreement based on the amount of time spent by the relevant personnel in carrying out this work.

Demerger Agreement

      The Demerger Agreement enables us and NTL Europe to have access to records and documents which we and they require but which are held by or in the control of the other. In addition, the agreement provides that, to the extent possible, all warranties, indemnities or liabilities relating to assets or companies which we currently own, but which were originally acquired by NTL Europe or one of its subsidiaries before being transferred to us or one of our subsidiaries, are transferred to us or we are given the benefit of the warranties, covenants and indemnities relating to these assets or companies.

      There is no specified list of contracts to which the Demerger Agreement applies. Instead it is agreed that the Demerger Agreement will not apply to the agreements dealt with under the Novation Agreement described below.

Novation Agreement

      In May 2000, NTL Europe completed the acquisition of ConsumerCo. NTL Europe transferred ConsumerCo to us and our subsidiaries in February 2001 pursuant to an agreement originally signed in July 1999.

      On January 10, 2003, we, NTL Europe and C&W and some of their respective subsidiaries entered into a Novation Agreement. The agreement transfers the remaining rights and obligations under the July 1999 transaction agreement and other related ancillary transaction documents from NTL Europe to us, except for C&W’s rights as a shareholder in NTL Europe or relating to securities of NTL Europe. The transferred rights and obligations include representations and warranties given by C&W in respect of ConsumerCo, mutual tax indemnities related to some tax matters concerning ConsumerCo and the transfer of some properties between ConsumerCo and C&W where the relevant properties are owned by C&W or ConsumerCo but used by the other.

Tax Sharing Agreement

      Until consummation of the Plan, we were a part of a federal consolidated income tax group having NTL Europe as the common parent corporation. Under the Plan, we separated from the NTL Europe group, becoming a separate federal consolidated tax group. We entered into a Tax Sharing Agreement which allocates rights and responsibilities for tax matters between us and NTL Europe and its affiliates.

      In general, we will have control over, and be responsible for, the preparation and filing of our own tax returns and also any joint tax returns that include us and the NTL Europe companies. NTL Europe will reimburse us for 14.5% of the costs associated with our preparation of joint returns, including the federal income tax returns for 2002 and 2003.

      Although it is not anticipated that there will be any federal income tax liability for 2002 or the portion of 2003 during which we are included in a joint return with NTL Europe, we will be liable for any tax liability attributable to us and NTL Europe will be liable for any tax liability attributable to NTL Europe and its affiliates. We will have the exclusive right to determine the portion of tax liability attributable to us and NTL Europe on any reasonable basis. Any refunds of taxes paid with respect to joint returns will also be reasonably apportioned between us and NTL Europe on a similar basis.

      NTL Europe’s UK affiliates are required, as we may direct, to surrender group relief up to the maximum permitted by law to some of our UK affiliates for tax periods before, or that include, the date of the completion of the Plan as we may direct. This group relief allows our UK affiliates to use deductions from NTL Europe’s UK affiliates to reduce foreign taxable income. We also have the ability to cause NTL Europe’s UK affiliates to amend any claims for the surrender of group relief in order to give effect to such surrender.

      We have the exclusive right to control, contest and represent our interests and NTL Europe’s interest in any audit relating to a joint tax return. We also have the right to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with any joint return if the matter involved could effect us. However, NTL Europe has the exclusive authority to handle audits that relate solely to NTL Europe or its affiliates to the extent the asserted liability or matter either:

•	is with respect to tax issues for which NTL Europe escrowed amounts pursuant to this tax sharing agreement and the amount at issue does not exceed any amounts escrowed by NTL Europe for these taxes or

•	could not otherwise create liability for us or our affiliates.

      We have an obligation to provide NTL Europe with information to keep NTL Europe informed and to give NTL Europe an opportunity to participate in discussions with tax authorities regarding tax issues that involve NTL Europe or its affiliates. We have the right to reasonably apportion any costs associated with responding to an audit, claim or asserted deficiency of NTL Europe.

      NTL Europe’s ability to perform its continuing obligations under the Tax Sharing Agreement could be affected by a sale of some or all of its assets or by a change of control. Therefore, NTL Europe is required to provide us with notice of any change of control of it or any of its affiliates. Finally, we and NTL Europe have customary rights and obligations to cooperate, exchange information, provide notice and resolve disputes with respect to tax matters.

NTL’s Relationship with ATX Communications, Inc.

      We and ATX Communications, Inc., formerly known as CoreComm Holdco, Inc. and referred to in the prospectus as ATX, both trace roots to companies co-founded by Barclay Knapp, who was our president and chief executive officer until August 15, 2003, and George Blumenthal, who was our chairman prior to our emergence from Chapter 11 on January 10, 2003. Messrs. Knapp and Blumenthal co-founded our predecessor in 1993.

      Historically, we and ATX have had substantially overlapping directors and executive officers. At one time, all of ATX’s directors were also members of our board of directors. Many of our executive officers were also officers of ATX. For example, Mr. Knapp previously served as president and chief executive officer of ATX and is now chairman of ATX. Mr. Blumenthal previously served as our chairman and treasurer and previously served as the chairman of ATX. Mr. Richard Lubasch was our general counsel from our formation until August 15, 2003 and also served as general counsel for ATX for a substantial part of this period. Mr. Gregg Gorelick our controller from our formation until August 15, 2003 also served as the controller for ATX for a substantial part of this period.

      Until our emergence from Chapter 11 reorganization, we provided ATX with management, financial, legal and administrative support services through the use of employees, as well as access to office space and equipment and use of supplies and related office services. The salaries of employees providing services to ATX were charged to ATX by us based on an agreed upon allocation for time spent providing services to ATX.

      Amounts charged to ATX by us consist of direct costs allocated to ATX where identifiable and a percentage of the portion of our corporate overhead which cannot be specifically allocated to us. Effective January 1, 2001, the percentage used to allocate corporate overhead was reduced. Our charges to ATX commenced in October 1998. It is not practicable to determine the amounts of these expenses that would have been incurred had ATX operated as an unaffiliated entity. In the opinion of management at the time the allocations were made, this allocation method was reasonable. We charged ATX $0.4 million for the year ended December 31, 2002, $0.4 million for the year ended December 31, 2001 and $1.2 million for the year ended December 31, 2000. For the nine months ended September 30, 2003, we charged ATX $32,000.

      As part of these arrangements, at an office location separate from our corporate office, ATX provided us with access to office space and equipment and the use of supplies until August 2001, when this office was closed. For these services, ATX charged us approximately $121,000 for the year ended December 31, 2001 and approximately $267,000 for the year ended December 31, 2000.

      In March 2000, we and ATX entered into an arrangement to link our networks in order to create an international Internet backbone that commenced operations in February 2001.

      We are advised that in December 2000, Mr. Knapp contributed $10,000,000, George Blumenthal, our former chairman of the board and treasurer, contributed $5,000,000, Richard Lubasch, our former general counsel, contributed $600,000 and Ted H. McCourtney, our former director, contributed $500,000 in financing to ATX. In return, ATX issued these individuals unsecured convertible notes, with a maturity date of 2010 and a 10.75% interest rate, to be paid semi-annually. The notes were convertible into shares of ATX common stock at $5.00 per share. Each of these individuals was a member of ATX’s management and/ or board of directors as well as a director and/or officer of ours at the time of this contribution.

      On April 12, 2001, NTL Europe entered into a funding and commercial relationship letter agreement with ATX pursuant to which NTL Europe purchased $15.0 million of an unsecured convertible note from ATX and received warrants to purchase 770,000 shares of ATX common stock at an exercise price of $0.01 per share that expire in April 2011. The notes and warrants are now held by NTL Europe only, not us. Concurrently with this note purchase, we entered into a network and software agreement with ATX. Under this agreement ATX agreed to provide us with U.S. network access for Internet traffic from our UK customers for three years. We incurred costs of $0.3 million for network usage in the year ended December 31, 2001. We have not incurred any additional costs related to the network subsequent to 2001. The network remains connected, but is not in use. In addition, ATX agreed to grant us a perpetual irrevocable royalty-free license in a provisioning and billing system software application now known as Accelerator. Accelerator allows our customers to order our services online. ATX also provides support, hosting and development services for this software application. We are currently in the process of documenting this license and the support services to ensure that the terms of business between ATX and ourselves are fully recorded.

      On May 18, 2001 we entered into a purchase and development agreement by which ATX licenses to us on a perpetual irrevocable royalty-free basis billing software called Rater. Rater was being used by us at the time of this purchase and development agreement, and was being maintained and modified by ATX for us. This software rates, extracts and reports on various services that we provide, including telephone calls and pay per view events. The sales price was cash of $9.8 million for the development costs expended by ATX plus a fixed amount of $3.0 million representing the one-time license fee. In addition, under this purchase and development agreement, ATX also provides support and development services for this software. We are currently in the process of negotiating an amendment to the purchase and development agreement to ensure that the full terms of the commercial relationship between ATX and ourselves are fully documented, in particular the work required to be performed by ATX.

      We have been billed by ATX for the support, maintenance and development of Rater and Accelerator that we have received from ATX. ATX billed us $2.9 million in the year ended December 31, 2002, $3.4 million in the year ended December 31, 2001 and $5.9 million in the year ended December 31, 2000 for these services. ATX billed us $1.4 million in the nine months ended September 30, 2003 for these services. In the past, we voluntarily prepaid for some services provided by ATX. Today, we pay ATX on a time and materials basis on 30-day invoices.

      After we emerged from Chapter 11 reorganization, the reconstituted audit committee of our board of directors reviewed, with the assistance of outside counsel, the appropriateness of the transactions with ATX described above. We have instituted controls and procedures that would be required before similar types of transactions are entered into in the future. None of the persons who held positions with both us and ATX remain employed by us.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

      Our authorized capital stock consists of 400,000,000 shares of our common stock and 5,000,000 shares of preferred stock. As of December 23, 2003, we had 86,909,114 shares of common stock outstanding, which were held of record by approximately 47 stockholders, and no shares of preferred stock outstanding. The currently outstanding shares of common stock are validly issued, fully paid and nonassessable.

      The number of authorized shares of any of our preferred stock or our common stock may be increased or decreased, but not below the then number of shares outstanding or reserved for issuance, by the vote of the holders of a majority of our voting power. No vote of the holders of any of our preferred stock or our common stock voting separately as a class is required. Our amended and restated certificate of incorporation, our amended and restated bylaws, our Series A Warrant Agreement, our Stockholder Rights Agreement, and the form of indemnity agreement provided to our officers and directors contains the full legal text of the matters described in this section. We have filed copies of these documents with the Commission as part of our registration statement of which this prospectus forms a part. See “Where You Can Find More Information” on how to obtain a copy of each of these documents.

Common Stock

      The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders and do not have cumulative voting rights. The holders of our common stock are not entitled to vote on any amendment to our amended and restated certificate of incorporation that relates solely to the terms of one or more outstanding series of our preferred stock if the holders of the affected series of our preferred stock are entitled, either separately or together with the holders of one or more other series of our preferred stock, to vote on these amendments under our amended and restated certificate of incorporation or under the Delaware General Corporation Law, or DGCL.

      After payment of any dividends due and owing to the holders of our preferred stock, holders of our common stock are entitled to receive proportionately any dividends as may from time to time be declared by our board of directors out of funds legally available for the payment of dividends.

      In the event of our liquidation, dissolution or winding up, holders of our common stock would be entitled to share proportionately in all of our assets available for distribution to holders of our common stock remaining after payment of liabilities and liquidation preference of any of our outstanding preferred stock. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. There are no redemption or sinking-fund provisions contained in our amended and restated certificate of incorporation with respect to the common stock. There is no liability for further calls or for assessments by us.

      The rights, preferences and privileges of holders of our common stock may be adversely affected by the rights of the holders of shares of any series of preferred stock that may be issued in the future.

      Our common stock currently trades under the symbol “NTLI” on the Nasdaq National Market.

Preferred Stock

      Our board of directors has the authority to issue preferred stock. The preferred stock may be issued without any further vote or action by our stockholders in one or more series. Our board may fix as to any series of preferred stock the designation, title, voting powers and any other preferences as well as the other rights and qualifications, limitations or restrictions. Since we are generally not permitted to issue any class of non-voting equity securities unless permitted by Section 1123(a)(6) of the U.S. Bankruptcy Code, we may not be permitted to issue non-voting preferred stock.

      The ability of our board of directors to issue one or more series of preferred stock provides increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise. The authorized shares of our preferred stock, as well as shares of our common stock, are available for issuance without further action by our stockholders, unless any action is required by applicable law, the rules of any exchange, automated quotation system or regulated quotation system on which our securities may be listed or quoted or applicable rules of any self-regulatory organization. Our board of directors will make any determination to issue the shares based on its judgment as to our best interests and the best interests of our stockholders. Our board of directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their shares over the then current market price of our common stock.

Series A Junior Participating Preferred Stock

      In connection with the adoption of our stockholder rights plan, we have designated and reserved for issuance a total of 1,000,000 shares of our Series A Junior Participating Preferred Stock. When issued and paid for in accordance with the Stockholder Rights Agreement, the Series A Junior Participating Preferred Stock will be fully paid and nonassessable. We will appoint a transfer agent for the Series A Junior Participating Preferred Stock if and when any shares are issued.

      Dividends and Ranking. Each share of Series A Junior Participating Preferred Stock will entitle its holder to receive dividends out of our funds legally available for the payment of dividends. With respect to those dividends, the Series A Junior Participating Preferred Stock will rank:

•	senior to all classes of the common stock and to each other class of capital stock or series of our preferred stock that are designated to rank junior to the Series A Junior Participating Preferred Stock;

•	junior to all classes of our preferred stock that are designated to rank senior to the Series A Junior Participating Preferred Stock; and

•	equal to all classes of preferred stock that are designated to rank equally with the Series A Junior Participating Preferred Stock.

      Dividends are payable quarterly in cash on the fifteenth day of March, June, September and December of each year, in an amount per share adjusted proportionately to account for any stock dividends on, or subdivisions or combinations of, our common stock, equal to the greater of:

•	$10.00; or

•	subject to adjustment, 1,000 times the aggregate amount per share of all dividends declared on the common stock since the immediately preceding dividend payment date.

      Liquidation, Dissolution or Winding up. Upon our liquidation, dissolution or winding up, the holders of outstanding shares of Series A Junior Participating Preferred Stock will be entitled to be paid out of the assets available for distribution to our stockholders after payment of any liquidation values of any securities senior in liquidation rights to the Series A Junior Participating Preferred Stock. The holders of the Series A Junior Participating Preferred Stock will be entitled to receive, subject to adjustment for a stock dividend on, or a subdivision or combination or consolidation of, our common stock, the greater of:

•	$1,000.00 for each share of Series A Junior Participating Preferred Stock they hold, plus any accrued and unpaid dividends or distributions on those shares; and

•	the aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of the common stock.

      If, upon any liquidation, dissolution or winding up of us, the remaining assets available for distribution are insufficient to pay the holders of the Series A Junior Participating Preferred Stock and all other securities ranking equally with the Series A Junior Participating Preferred Stock with respect to liquidation the full amount to which they are entitled, the holders of Series A Junior Participating Preferred Stock will share those remaining assets ratably with the holders of these equally ranking securities. Following the payment of the liquidation value in full with respect to each share of Series A Junior Participating Preferred Stock, no additional distributions will be made to the holders of the Series A Junior Participating Preferred Stock.

      Voting Rights. Subject to adjustment for a stock dividend on, or a subdivision or combination of, our common stock, each share of Series A Junior Participating Preferred Stock will entitle the holder to 1,000 votes on all matters submitted to a vote of holders of our common stock. The holders of the Series A Junior Participating Preferred Stock will vote together as a single class with the holders of our common stock.

      If dividends on the Series A Junior Participating Preferred Stock are in arrears in an amount equal to six quarterly dividends, whether or not consecutive, the holder of the Series A Junior Participating Preferred Stock will, voting as a single class with the holders of other shares of preferred stock having similar rights, be entitled to elect two new directors to our board of directors. The directors will serve until dividends on the Series A Junior Participating Preferred Stock are no longer in arrears.

      Redemption. The Series A Junior Participating Preferred Stock will not be redeemable.

      Conversion. The Series A Junior Participating Preferred Stock will not be convertible.

Stockholder Rights Agreement

      The Stockholder Rights Agreement is intended to encourage a potential acquiror to negotiate directly with our board of directors, but may have anti-takeover effects. The Stockholder Rights Agreement could cause substantial dilution to a person or group that acquires a substantial interest in us without the prior approval of our board of directors. The effect of the stockholder rights may be to delay, defer or prevent a change in control of us that may be beneficial to our stockholders.

      Our Stockholder Rights Agreement provides that each share of our common stock will be accompanied by a right to purchase from us one one-thousandth of a share of Series A Junior Participating Preferred Stock at a particular purchase price, subject to adjustment pursuant to the terms of the Stockholder Rights Agreement.

      For purposes of the Stockholder Rights Agreement, an acquiring person is deemed a person or group of persons who acquire the beneficial ownership of 15% or more of our common stock then outstanding, except under limited circumstances.

      Generally, the acquisition of shares of common stock directly from us does not result in a person being deemed to be an acquiring person. In connection with our board’s decision to make the rights offering, the board amended the Stockholder Rights Agreement to exclude from this exception shares acquired on the exercise of rights. This exclusion also does not apply to any person who beneficially owns:

•	more than 7.5% of our outstanding shares as of the close of business on September 25, 2003, the last trading day prior to the date that the registration statement of which this prospectus forms a part was initially filed with the Commission; and

•	less than 15% of our outstanding shares after September 25, 2003, but before the exercise of rights under the rights offering.

      However, no one can become the beneficial owner, as a result of the acquisition of shares of common stock in the rights offering, of a percentage of our outstanding shares that is 7.5% more than the person’s percentage ownership as of the initial filing date of the registration statement or 19.9% of our outstanding shares, whichever is lower, unless the underwriters do not purchase the shares that relate to the unexercised rights as described below.

      In addition, no person shall be deemed to be an acquiring person for purposes of the Stockholder Rights Agreement if that person beneficially owns 15% or more of our outstanding shares as a result of the acquisition of shares of our common stock in the rights offering, but that person would not have otherwise beneficially owned 15% or more of our shares outstanding had all the shares to be issued in the rights offering been issued at that time.

      If the underwriters do not purchase the shares that relate to the unexercised rights, the percentage of our outstanding shares owned by each stockholder exercising rights would increase. Depending on the number of shares the underwriters would have purchased, this may cause the ownership percentage of some of our stockholders to exceed the 15% ownership threshold. In this event, these stockholders will not be deemed to be an acquiring person under the Stockholder Rights Agreement. The circumstances in which the underwriters may not purchase these shares include those where a condition to their obligation to do so has not been satisfied.

      The stockholder rights are attached to all common stock certificates representing shares then outstanding. No separate stockholder rights certificates will be distributed. Generally, the stockholder rights will separate from the common stock on the stockholder rights distribution date, which will occur on the earlier of the close of business on:

•	the earlier of

•	the day of a public announcement by us or an acquiring person that it has become an acquiring person; or

•	the day when

•	any person has entered into any agreement with us or any of our subsidiaries providing for an acquisition transaction at a time when the rights are not redeemable; or

•	any person has become an “adverse person” in the judgment of our board of directors; or

•	the tenth business day, or a later date as our board of directors may determine, after the date that a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

      Before the stockholder rights distribution date, the stockholder rights are transferable only with the transfer of the underlying shares of common stock. After the stockholder rights distribution date, stockholder rights certificates will be mailed to holders of our common stock as of a set record date. Once distributed, the separate stockholder rights certificates alone will represent the stockholder rights. Only shares of common stock issued prior to the stockholder rights distribution date will be issued with stockholder rights.

      The stockholder rights are not exercisable until the stockholder rights distribution date and will expire at 5:00 p.m., New York City time, on January 10, 2013 unless the date is extended by the board of directors or the stockholder rights are earlier redeemed or exchanged by us.

      If, after any person or group becomes an acquiring person,

•	we engage in a merger or other business combination transaction in which we are not the surviving corporation;

•	we engage in a merger or other business combination transaction in which we are the surviving corporation and any shares of common stock are converted into or exchanged for other securities or assets; or

•	50% or more of our assets, cash flow or earning power and that of our subsidiaries are sold or transferred;

each holder of a stockholder right, except as noted below, will have the right to receive instead of Series A Junior Participating Preferred Stock, upon the exercise of the stockholder right, that number of shares of common stock of the acquiring company having a market value of two times the aggregate exercise price of the stockholder right. All stockholder rights beneficially owned by an acquiring person will be null and void.

      At any time until a person becomes an acquiring person, our board of directors may redeem the stockholder rights in whole, but not in part, at a price of $0.01 per stockholder right. In addition, in specified circumstances, our board of directors may, at any time after a person becomes an acquiring person and after the expiration of any period during which the stockholder rights were exercisable, redeem all but not less than all of the then outstanding stockholder rights at a price of $0.01 per stockholder right:

•	in connection with any merger, consolidation or sale or other transfer of assets, cash flow or earning power aggregating more than 50% of the assets or earning power of us and our subsidiaries taken as a whole, in which all holders of shares of our common stock are treated alike and not involving an acquiring person or any affiliate or associate of an acquiring person; or

•	if and while the acquiring person is not the beneficial owner of 15% of the shares of common stock and at the time of redemption, no other persons are acquiring persons.

      At any time after a person becomes an acquiring person and prior to the acquisition by that person or group of 50% or more of the outstanding shares of common stock, our board of directors may exchange the stockholder rights, in whole or in part, for common stock at an exchange ratio of one share of common stock, or one one-thousandth of a share of stockholder rights preferred stock or of a share of a class or series of our preferred stock having equivalent rights, preferences and privileges, per stockholder right subject to adjustment. The stockholder rights of the acquiring person become void.

      Until a stockholder right is exercised, the holder of the stockholder right will have no rights as a stockholder of ours. While the distribution of the stockholder rights should not be taxable to holders of common stock or to us, our stockholders may, depending upon the circumstances, recognize taxable income in the event that the stockholder rights become exercisable for our common stock or other consideration of ours or for common stock of the acquiring company or in the event of the redemption of the stockholder rights as set forth above.

      Generally, our board of directors may amend any of the provisions of the Stockholder Rights Agreement prior to the stockholder rights distribution date. After the stockholder rights distribution date, our board of directors may amend the provisions of the Stockholder Rights Agreement in order to cure any ambiguity, to correct or supplement any provision which may be defective or inconsistent with any other provision, to make changes that do not adversely affect the interests of holders of stockholder rights, or to shorten or lengthen any time period under the Stockholder Rights Agreement. However, the Stockholder Rights Agreement may not be amended to lengthen a time period relating to when the stockholder rights may be redeemed at the time when the stockholder rights are not then redeemable or any other time period unless any lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and the benefits to, the holders of stockholder rights under the Stockholder Rights Agreement.

Series A Warrants

      On the effective date of the Plan, we issued Series A warrants to some of our former creditors and stockholders. Each of our Series A warrants entitles the holder to purchase one share of common stock at an exercise price of $309.88 per share, subject to adjustment. The Series A warrants were initially exercisable for a total of 8,750,496 shares of common stock. After adjustment to account for the rights offering in accordance with the anti-dilution adjustment provisions described below, the Series A warrants are exercisable for a total of 10,313,158 shares of common stock at an exercise price of $262.93 per share. The Series A warrants expire on January 10, 2011. The agreement governing the Series A warrants is governed by New York law. The Series A warrants are listed on the Nasdaq National Market under the symbol “NTLIW.”

      Instead of paying the aggregate exercise price, the holder of a Series A warrant may request that we deliver a number of shares of our common stock equal to:

•	the product of the then current market price per share of common stock as of the date we receive the request, multiplied by the number of shares of common stock underlying the Series A warrants being exercised; minus

•	the product of the exercise price, multiplied by the number of shares of common stock underlying the Series A warrants being exercised; divided by

•	the market price per share of common stock as of the date the request is received by the company.

      We will not be required to issue fractional shares of common stock upon the exercise of the Series A warrants.

      The number of shares issuable upon exercise of each Series A warrant will be proportionately adjusted if we:

•	pay a dividend or make a distribution on our common stock in shares of common stock;

•	subdivide or combine our outstanding shares of common stock;

•	make a distribution on our common stock in shares of our capital stock other than common stock; or

•	issue by reclassification of our common stock any shares of our capital stock.

Following this adjustment, the holders of Series A warrants will be entitled to receive the number and kind of shares of common stock or other securities which they would have received if their Series A warrants had been exercised immediately before the occurrence of any of these events.

      The Series A warrant exercise price also will be adjusted pursuant to the terms of the Series A Warrant Agreement if we:

•	distribute warrants, options or other rights to holders of common stock entitling them, for a period expiring within 45 days after a specified record date, to purchase shares of common stock or securities convertible into, or exchangeable or exercisable for, common stock at a price per share, or with an initial conversion, exchange or exercise price, less than the market price per share of common stock on that record date; or

•	distribute non-cash assets, debt securities, preferred stock or any options, warrants or other rights to purchase debt securities, assets or other securities of ours.

      Upon the adjustment of the exercise price, the number of shares issuable upon exercise of the Series A warrants will be adjusted pursuant to the terms of the Series A Warrant Agreement. Under the Series A Warrant Agreement, if the closing price of our common stock on the record date is more than the exercise price of the rights, there will be an adjustment to the warrant exercise price based on a formula.

      The Series A Warrant Agreement further provides that some other actions or events may trigger an adjustment in the exercise price of the Series A warrants, including some recapitalizations or reclassifications of shares of our common stock, consolidations or mergers, sales or transfers of all or substantially all of our assets and compulsory share exchanges. If one of these events takes place as part of a cash transaction then the following criteria apply:

•	the cash transaction is entered into or publicly announced on or before January 10, 2004 and the amount of cash consideration payable to a holder of one share of common stock exceeds $133.49; or

•	the cash transaction is entered into or publicly announced after January 11, 2004 and on or before January 10, 2005, and the amount of cash consideration payable to a holder of one share of common stock exceeds $162.09; or

•	the cash transaction is entered into or publicly announced after January 11, 2005 and on or before January 10, 2006 and the amount of cash consideration payable to a holder of one share of common stock exceeds $190.70; and

•	the acquiring person or an affiliate of the acquiring person has any class of voting stock, having ordinary voting power for the election of a majority of the board of directors or governing body, other than stock having voting power only by reason of the happening of a contingency.

      If the above-mentioned criteria are satisfied then the Series A warrants will become warrants of the acquiring person or, in specified circumstances, the warrants of an affiliate of the acquiring person. These warrants, as modified, will also expire on January 10, 2011 and will:

•	have an exercise price equal to an adjustment multiple, as described below, multiplied by:

•	in the event of an existing listing, the 25-day average market price of the acquiror’s or its affiliate’s listed voting stock determined on the date the cash transaction is entered into or publicly announced, whichever is lower; or

•	in the event of a new listing, the 15-day average market price of the acquiror’s or its affiliate’s listed voting stock determined as of the close of trading on the fifteenth consecutive trading day post-consummation of the cash transaction; and

•	be exercisable for a number of shares of the acquiror’s or its affiliate’s listed voting stock equal to the aggregate exercise price of the Series A warrants divided by the aggregate exercise price of the acquiror or affiliate warrants.

      In the event of a cash transaction, the adjustment multiple referred to above will equal the exercise price divided by the cash consideration payable in respect of one share of common stock in the cash transaction. In the event of a transaction consummated with a combination of cash and non-cash consideration to which cash transaction treatment would apply for purposes of the warrant, the adjustment multiple will equal the exercise price divided by the cash consideration payable in respect of one share of common stock in the transaction, plus:

•	the acquiror’s or its affiliate’s listed voting stock portion of the other consideration offered per share of common stock valued based on:

•	in the event of an existing listing, the 25-day average market price of the acquiror’s or its affiliate’s listed voting stock determined on the date the cash transaction is entered into or publicly announced, whichever is lower; or

•	in the event of a new listing, the 15-day average market price of the acquiror’s or its affiliate’s listed voting stock determined as of the close of trading on the fifteenth consecutive trading day post-consummation of the cash transaction; and

•	the acquiror’s or its affiliate’s non-listed voting stock portion of the other consideration offered per share of common stock as determined by our board of directors.

      Concurrently with the consummation of a cash transaction or a cash and non-cash consideration transaction to which cash transaction treatment would apply for purposes of the warrants:

•	the person formed by or surviving any transaction will enter into a supplemental warrant agreement providing for adjustments that will be equivalent, to the extent practical, to the adjustments provided for in the Series A warrant agreement; and

•	the successor person will mail to Series A warrant holders a notice describing the supplemental warrant agreement.

      If these criteria are not satisfied but a cash transaction is entered into or publicly announced on or before January 10, 2006, subject to consummation of the transaction, the exercise price will be automatically adjusted to equal 90% of the cash consideration per share of common stock payable in the transaction. The transaction will not be consummated unless and until a notice setting forth the adjustment has been mailed to all registered holders of Series A warrants. The record date for the mailing will be two business days prior to the first mailing of the adjustment. The notice period must remain open for a period of at least 20 business days from the date of first mailing of the adjustment notice. On the later to occur of the expiration of the 20-business day notice period and consummation of the transaction, any Series A warrant not previously exercised will expire at that time.

      If on or after January 10, 2003 and prior to January 10, 2011, a transaction of the type described above is consummated and the consideration payable to holders of common stock consists solely of non-cash consideration:

•	the Series A warrants will automatically become exercisable for the kind and amount of non-cash consideration that the holder of a Series A warrant would have owned or had the right to acquire immediately after consummation of the transaction if the holder had exercised the Series A warrant immediately prior to the consummation of the transaction;

•	concurrently with the consummation of this type of non-cash transaction, or a transaction with both cash and non-cash consideration to which non-cash transaction treatment would apply for purposes of the warrants pursuant to the terms of the Series A warrant agreement, the person formed by or surviving any such transaction will enter into a supplemental warrant agreement providing for adjustments that will be equivalent, to the extent practical, to the adjustments provided for in the Series A warrant agreement; and

•	the successor person will mail to Series A warrant holders a notice describing the supplemental warrant agreement.

      If on or after January 10, 2003 and prior to January 10, 2011, a transaction of the type described above is consummated and the consideration payable to holders of common stock consists partly of cash consideration and partly of non-cash consideration:

•	if the cash consideration payable in the transaction exceeds 90% of the total consideration payable in the transaction, cash transaction treatment will apply to the Series A warrants in the transaction; and

•	if the cash consideration payable in the transaction is less than or equal to 90% of the total consideration payable in the transaction, non-cash transaction treatment will apply to the Series A warrants in the transaction.

If non-cash transaction treatment applies to Series A warrants in a transaction with both cash and non-cash consideration:

•	the Series A warrants will automatically become exercisable for the kind and amount of non-cash consideration which the holder of a Series A warrant would have owned or had the right to acquire immediately after consummation of the transaction if the holder had exercised the Series A warrant immediately prior to the consummation of the transaction; and

•	any cash consideration that the Series A warrant holder would have been entitled to receive in the transaction with both cash and non-cash consideration will be valued at the amount of the cash. In lieu of payment of the cash consideration, the following form(s) of non-cash consideration will be paid to the Series A warrant holders on a pro rata basis until the full amount of the portion of the cash consideration that would have otherwise been payable to the Series A warrant holders in the transaction with both cash and non-cash consideration is paid:

•	first, in acquiror’s listed voting stock; and

•	second, in securities or other property or assets, excluding cash consideration except solely in the case of fractional shares.

      No adjustment in the exercise price of the Series A warrants will be required if the adjustment, together with any prior adjustments not made, is less than 1% of the Series A warrants’ current exercise price or if Series A warrant holders are to participate in the transaction. No adjustment in the exercise price of the Series A warrants will be required in the case of a change in the par value of the common stock. To the extent the Series A warrants become convertible into cash, no adjustment will be required thereafter.

      In the event that the exercise price is adjusted, we will, within 25 days, deliver to the warrant agent, with notice to the Series A warrant holders, a certificate setting forth the exercise price after the adjustment and setting forth, in reasonable detail, the method of calculation therefor and the number of shares of common stock issuable upon exercise of a Series A warrant. Upon each adjustment of the Series A warrant exercise price, the number of shares of common stock issuable upon exercise of each outstanding Series A warrant will be adjusted accordingly. Prior to us undertaking some actions, we must mail a notice detailing the transaction at least 10 or 20 days, depending on certain circumstances, prior to the applicable record date or promptly in the case of events for which there is no record date.

Certificate of Incorporation and Bylaw Provisions

      Various provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws could delay or discourage some transactions involving an actual or potential change in control of us. These provisions may also limit the ability of our stockholders to remove current management or approve transactions that our stockholders may deem to be in their best interests. For these reasons, these provisions could adversely affect the price of our common stock. These provisions:

•	require that some business combinations be approved by at least 75% of the votes entitled to be cast;

•	divide our board of directors into three classes of directors, with each class serving a staggered three-year term. As the classification of the board of directors generally increases the difficulty of replacing a majority of the directors, this classification may discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the composition of the board of directors;

•	provide that a director may be removed from our board of directors only for cause, and then only by a supermajority vote of the outstanding shares;

•	state that special meetings of our stockholders may be called only by a majority of our board of directors, any board committee, our chairman or our president and stockholders may not act by written consent;

•	establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting;

•	provide that our amended and restated bylaws and some provisions of our certificate of incorporation can be amended only by supermajority vote of the outstanding shares;

•	provide that none of our directors will be personally liable for monetary damages for breach of fiduciary duty as a director, to the extent permitted under the DGCL; and

•	provide that we are governed by Section 203 of the DGCL. See “Delaware Anti-Takeover Law” below.

Delaware Anti-Takeover Law

      In our amended and restated certificate of incorporation, we have elected to be governed by Section 203 of the DGCL. Generally, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in any business combination with an interested stockholder for a period of three years following the time that the stockholder becomes an interested stockholder, unless:

•	prior to that time either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced excluding, for purposes of determining the voting stock outstanding, those shares held by persons who are both directors and officers and some employee stock plans but not excluding the outstanding voting stock owned by the interested stockholder; or

•	at or subsequent to that time the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

      A business combination includes some mergers, consolidations, asset sales, transfers and other transactions resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns, or within the preceding three years did own, 15% or more of the corporation’s voting stock. We can exclude a person from becoming an interested stockholder prior to a person exceeding the 15% ownership level. In connection with the rights offering, we will exclude any person who owned more than 7.5% of our outstanding shares as of the close of business on the last trading day prior to the date the registration statement of which this prospectus forms a part was initially filed with the Commission so long as that person does not increase its ownership in connection with the rights offering by an additional 7.5% from that pre-filing ownership position of our outstanding shares. A person’s total ownership cannot exceed 19.9% of our outstanding shares unless the underwriters do not purchase the shares that relate to unexercised rights as described under “Risk Factors — Risks Related to Our Common Stock — A small number of our stockholders has an influence over our business and affairs.”

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock and Series A warrants is Continental Stock Transfer & Trust Company.

Indemnification Provisions

      Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees and agents against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement reasonably incurred, including liabilities under the Securities Act. In order to receive indemnification, the director, officer, employee or agent must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. However, in the case of proceedings brought by or on behalf of the corporation, indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation, unless the court determines otherwise. Our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our officers and directors to the full extent permitted by Delaware law. The indemnification permitted under Delaware is not exclusive of any other rights to which these persons may be entitled.

      Section 102(b)(7) of the Delaware General Corporation Law authorizes a corporation to limit or eliminate its directors’ liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for

(1) breaches of the duty of loyalty;

(2) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law;

(3) unlawful payments of dividends, stock purchases or redemptions; or

(4) transactions from which a director derives an improper personal benefit.

      Our amended and restated certificate of incorporation limits to the full extent permitted by Delaware law our directors’ liability to us and our stockholders for monetary damages for breaches of fiduciary duty.

      Section 145 of the Delaware General Corporation Law authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or her and incurred by him or her in his or her capacity as a director, officer, employee or agent of the corporation, or arising out of his or her status as a director, officer, employee or agent of the corporation. Our amended and restated certificate of incorporation and amended and restated bylaws provide that we may, to the full extent permitted by law, purchase and maintain insurance on behalf of any of our directors, officers, employees or agents against any liability that may be asserted against him or her and we currently maintain this insurance. We have liability insurance covering our directors and officers for claims asserted against them or incurred by them in their capacity as directors and officers, including claims brought under the Securities Act. In addition, we provide indemnity agreements to our officers and directors. Under our bylaws and these indemnity agreements, we must indemnify an indemnitee to the fullest extent permitted by the DGCL for losses and expenses incurred in connection with actions in which the indemnitee is involved by reason of having been a director or officer of ours. We are also obligated to advance expenses an indemnitee may incur in connection with these actions before any resolution of the action. The form of indemnity agreement provided to our directors and officers has been filed as an exhibit to the registration statement of which this prospectus forms a part.

SHARES ELIGIBLE FOR FUTURE SALE

Rule 144 Securities

      As of December 23, 2003, there were 86,909,114 shares of our common stock outstanding. The estimated 4,607,594 shares of common stock purchased by W.R. Huff Asset Management, the 3,010,660 shares of common stock purchased by Franklin Mutual Advisers and the 1,806,563 shares of common stock purchased by Oaktree Capital upon exercise of their rights and the 500,000 shares of our common stock issued in connection with the issuance of the Exit Notes are “restricted” securities under the meaning of Rule 144 under the Securities Act of 1933. In addition, the 6,539,067 shares received by W.R. Huff Asset Management and the 3,665,201 shares received by Appaloosa Management in connection with our Chapter 11 reorganization may also be deemed “restricted” because these persons may be deemed underwriters under Section 1145(b)(1) of the U.S. Bankruptcy Code. Their shares may not be sold in the absence of registration under the Securities Act of 1933, unless an exemption from registration is available including exemptions pursuant to Rule 144 or Rule 144A under the Securities Act of 1933.

      In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding, which will equal approximately 869,091 shares immediately after this offering, or

•	the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

      Sales under Rule 144 are also subject to various manner of sale provisions and notice requirements and to the availability of current public information about us.

      Under Rule 144(k), a person who is not deemed to have been one of our “affiliates” at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, which two-year period includes the holding period of any prior owner other than an “affiliate,” is entitled to sell its shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, “144(k) shares” may be sold immediately upon the completion of the rights offering. The sale of these shares, or the perception that sales will be made, could adversely affect the price of our common stock after this offering because a greater supply of shares would be, or would be perceived to be, available for sale in the public market.

      W.R. Huff Asset Management and Oaktree Capital agreed, with limited exceptions, not to sell shares of our common stock until 90 days after November 18, 2003 See “Certain Relationships and Related Transactions.”

Registration Rights

      We entered into registration rights agreements with the participating purchasers as well as with Oaktree Capital. We have granted to the participating purchasers rights to cause us, at our expense, to file registration statements under the Securities Act of 1933 covering the resale of the shares of common stock acquired by them in the rights offering. We have granted similar rights to Oaktree Capital covering resales of the shares of common stock it acquired in the rights offering. This registration statement is being filed, in part, to fulfill our obligations under the registration rights agreement. In the registration rights agreement with Oaktree Capital, we have agreed to provide customary indemnification and contribution obligations with respect to liabilities that Oaktree Capital may have as a selling rights holder under this registration statement. These shares may also be sold under Rule 144 under the Securities Act of 1933, depending on their holding period and subject to significant restrictions in the case of shares held by persons deemed to be our affiliates. See “Certain Relationships and Related Transactions.”

      At the time of our emergence from Chapter 11 reorganization, we granted various registration rights to certain of the persons who were then our stockholders and warrantholders. These stockholders and warrantholders have the right to cause us, at our expense, to file up to four registration statements under the Securities Act covering resales of our common stock held by them or issuable to them upon exercises of the Series A warrants. These stockholders and warrantholders may also exercise piggyback rights when we file registration statements under the Securities Act covering our equity securities. In addition, under the terms of the registration rights agreement, we filed a shelf registration statement under the Securities Act covering shares of our common stock held by beneficial owners of 10% or more of our outstanding shares, shares held by persons who received shares in connection with our Chapter 11 reorganization and who may be deemed an “underwriter” under the U.S. Bankruptcy Code and shares held by persons who acquired shares in connection with the purchase of Exit Notes. This registration statement is being filed to reinstate the shelf registration following our suspension of its effectiveness for the duration of the rights offering.

      The registration rights agreements described in this section contain the full legal text of the matters discussed in this section. We have filed copies of these registration rights agreements with the Commission as part of our registration statements of which this prospectus forms a part. See “Where You Can Find More Information” for information on how to obtain a copy of this agreement.

DESCRIPTION OF OUR INDEBTEDNESS

      The following chart shows on a summarized basis where in our corporate structure our material indebtedness has been incurred. This chart is not meant to show all of our subsidiaries. In total, we have approximately 260 subsidiaries. The amounts in the chart below are the aggregate principal amounts at maturity of the indebtedness as indicated.

      The following is a description of the terms of our material indebtedness. The documents described in this section contain the full legal text of the matters discussed in this section. We have filed copies of the documents governing the terms of this indebtedness with the Commission as part of our registration statement of which this prospectus forms a part. See “Where You Can Find Information” on how to obtain a copy of each of these documents.

Senior Credit Facility

      Our subsidiary, NTL Investment Holdings Limited, is the borrower under a credit agreement dated May 30, 2000, as amended and restated, with a group of lenders, Morgan Stanley Dean Witter Bank Limited and J.P. Morgan plc, as arrangers and joint book managers, and J.P. Morgan Europe Limited, as agent, security trustee and second security trustee. The senior credit facility provides NTL Investment Holdings with a revolving facility in the maximum aggregate principal amount of £2,584,800,000 and a term facility in the maximum principal amount of £200,000,000. The senior credit facility is fully drawn.

      Approximately 185 of our subsidiaries guarantee and secure the senior credit facility.

      The revolving facility loans bear interest at LIBOR plus a margin that varies from 2.5% to 4.0% per year plus additional interest intended to compensate the lenders for the costs of complying with cash deposit requirements imposed by the Bank of England and the European Central Bank and fees levied by the UK Financial Services Authority. This additional interest is referred to as the mandatory cost rate. The revolving facility is available until August 30, 2005 and principal is due in full on September 30, 2005.

      The term loan facility bears interest at LIBOR plus a margin of 5.5% per year plus the mandatory cost rate. It is payable in installments beginning on June 30, 2006 and ending on September 30, 2007.

      These repayment and availability provisions are subject to voluntary and mandatory repayment and cancellation provisions in the senior credit facility. Generally, the term loan facility and revolving facility must be permanently repaid:

•	upon a change of control of us;

•	from excess cash flow;

•	from insurance proceeds;

•	from the proceeds from asset disposals;

•	up to a specified percentage of the net cash proceeds of equity issuances or financial indebtedness raised after December 31, 2003 by us or any of our subsidiaries which are holding companies of NTL Communications Limited.

      We are subject to the following financial covenants, as set forth in the senior credit facility and working capital facility, some of which apply to our entire group structure and others which apply only to some entities in our group:

•	Coverage. Maintenance of a ratio of EBITDA to the sum of total interest, capital expenditure and various permitted payments, like repayment of some debt as required under our working capital facility, of equal to or greater than the following amounts at the end of each fiscal quarter as indicated:

Quarter Ending	Ratio

September 30, 2003	0.81:1
December 31, 2003	0.77:1
March 31, 2004	0.79:1

      and increasing thereafter to a ratio of 1.26:1 at the end of the fiscal quarter ending June 30, 2007.

This covenant is only tested in respect of NTL Communications Limited and its subsidiaries other than NTL Triangle and its subsidiaries and certain other excluded subsidiaries. The covenant is tested at the end of each fiscal quarter in respect of the period of six months ending on that quarter date and at the end of each fiscal year in respect of that year.

Year Ending	Ratio

December 31, 2003	0.77:1

      and increasing thereafter to a ratio of 1.18:1 at the end of the fiscal year ending December 31, 2006.

•	Leverage. Maintenance of a ratio of net total debt to EBITDA of no more than the following amounts at the end of each fiscal quarter as indicated:

Quarter Ending	Ratio

September 30, 2003	5.86:1
December 31, 2003	5.48:1
March 31, 2004	5.34:1

      and decreasing thereafter to a ratio of 3.06:1 at the end of the fiscal quarter ending June 30, 2007.

This covenant is only tested in respect of NTL Communications and its subsidiaries other than NTL Triangle and its subsidiaries and certain other excluded subsidiaries. The covenant is tested at the end of each fiscal quarter in respect of the period of six months ending on that quarter date and at the end of each fiscal year in respect of that year.

Year Ending	Ratio

December 31, 2003	5.79:1

      and decreasing thereafter to a ratio of 3.47:1 at the end of the fiscal year ending December 31, 2006.

•	Liquidity Amount. Maintenance of an amount of liquidity, which means a total of cash and cash equivalents and amounts available under our revolving facility, equal to or greater than the following amounts at the end of each fiscal quarter as indicated:

Quarter Ending	Amount (£)

September 30, 2003	144,000,000
December 31, 2003	163,000,000
March 31, 2004	95,000,000

      and varying thereafter to £296,000,000 as of June 30, 2007.

This covenant is tested in respect of us, Communications Cable Funding, NTL (UK) Group Inc., and NTL Communications and its subsidiaries other than NTL Triangle and its subsidiaries and certain other excluded subsidiaries.

•	Leverage. Maintenance of a ratio of net total debt of us and all of our subsidiaries to EBITDA of us and all of our subsidiaries of no more than the following amounts at the end of each fiscal quarter as indicated:

Quarter Ending	Ratio

September 30, 2003	6.57:1
December 31, 2003	6.18:1
March 31, 2004	5.98:1

      and decreasing thereafter to 3.43:1 as of June 30, 2007.

This covenant is tested at the end of each fiscal quarter in respect of the period of six months ending on that quarter date and each fiscal year in respect of that year.

Year Ending	Ratio

December 31, 2003	6.54:1

      and decreasing thereafter to a ratio of 3.88:1 at the end of the fiscal year ending December 31, 2006.

      The occurrence of specified events of default entitle the agent to cancel any undrawn portion of the facilities, require the immediate payment of all amounts outstanding under the senior credit facility, declare all amounts due and payable on demand and enforce or direct the enforcement of the security. These events of default include:

•	failure to make payments of principal or interest when due;

•	breaches of representations;

•	breaches of obligations and undertakings under the senior credit facility and related finance documents;

•	failure to meet financial covenants;

•	cross defaults;

•	the occurrence of insolvency contingencies affecting some members of our group;

•	displacement of management, compulsory acquisition or seizure of revenues or assets by government authority;

•	repudiation of finance documents;

•	illegality; and

•	the occurrence of any event or circumstance which would have a material adverse effect.

      The senior credit facility provides for the payment of agency fees and the payment of commitment commission on the daily available and undrawn amounts under the revolving facility at a rate of 0.50% or 0.75% per year payable quarterly in arrears.

      On January 9, 2003, the agent agreed on behalf of the lenders under the senior credit facility to waive specified events of default under the senior credit facility.

Diamond Holdings Limited

10% Senior Sterling Notes due 2008

      Diamond Holdings Limited, an indirect wholly-owned subsidiary of ours, is an intermediate holding company that holds all the shares of various companies which operate our broadband communication networks for telephone, cable television and Internet services for the northeast of the UK. The revenues of Diamond Cable Communications Limited, Diamond Holdings’ parent, were £138.1 million, or $222.4 million, for the nine months ended September 30, 2003 and £176.6 million, or $265.4 million, for the year ended December 31, 2002. Diamond Cable Communications had an operating loss of £11.2 million, or $18.0 million, for the nine months ended September 30, 2003 and an operating loss of £35.1 million, or $52.8 million, for the year ended December 31, 2002. At September 30, 2003, there were approximately 794,000 homes passed by the portion of our network operated by Diamond Cable Communications. At September 30, 2003, Diamond Cable Communications had approximately 343,400 customers.

      Diamond Holdings has £135.0 million in total principal amount at maturity of its 10% senior notes due February 1, 2008 outstanding. Diamond Cable Communications has guaranteed the Diamond 10% notes. Interest on the Diamond 10% notes is payable semi-annually in arrears on August 1 and February 1 of each year at a rate of 10% per year.

      The Diamond 10% notes are redeemable, in whole or in part, at the option of Diamond Holdings. Upon the occurrence of a change of control of Diamond Holdings, Diamond Holdings is required to offer to repurchase all outstanding Diamond 10% notes at 101% of their principal amount plus accrued and unpaid interest and any other amounts payable on the Diamond 10% notes to the date of repurchase.

      The Diamond 10% notes indenture imposes operating and financial restrictions on Diamond Holdings and, in some cases, some of its subsidiaries, including:

•	limiting the ability to make restricted payments;

•	incur additional indebtedness;

•	create liens;

•	pay dividends on stock or repurchase stock;

•	sell all or substantially all of their assets;

•	merge with or into other companies; or

•	engage in some transactions with affiliates.

      Diamond Cable Communications is also subject to some restrictions, including a restriction on its ability to sell all or substantially all of its assets or merge with or into other companies. It must also comply with some affirmative covenants, including the covenants relating to preservation of corporate existence and the maintenance of Diamond Holdings as a wholly-owned direct subsidiary.

9 1/8% Senior Notes due 2008

      Diamond Holdings has outstanding $109.9 million in total principal amount at maturity of its 9 1/8% senior notes due February 1, 2008. Diamond Cable Communications has guaranteed the Diamond 9 1/8% notes. Interest on the Diamond 9 1/8% notes is payable semi-annually in arrears on August 1 and February 1 of each year, at a rate of 9 1/8% per year.

      The Diamond 9 1/8% notes are redeemable, in whole or in part, at the option of Diamond Holdings. Upon the occurrence of a change of control of Diamond Holdings, Diamond Holdings is required to offer to repurchase all outstanding Diamond 9 1/8% notes at 101% of their principal amount plus accrued and unpaid interest and any other amounts payable on the Diamond 9 1/8% notes to the date of repurchase.

      The same operating and financial restrictions in the Diamond 10% notes apply in relation to the Diamond 9 1/8% notes.

NTL (Triangle) LLC

11.20% Senior Discount Debentures

      NTL Triangle, an indirect wholly-owned subsidiary of ours, is a holding company that holds all the shares of various companies principally engaged in the development, construction, management and operation of our networks for telephone, cable television and Internet services in the UK and the Republic of Ireland. NTL Triangle’s revenues were £161.1 million, or $259.4 million, for the nine months ended September 30, 2003 and £194.2 million, or $291.8 million, for the year ended December 31, 2002. NTL Triangle had an operating loss of £1.4 million, or $2.3 million for the nine months ended September 30, 2003 and an operating loss of £69.4 million, or $104.3 million, for the year ended December 31, 2002. At September 30, 2003, there were approximately 563,000 homes passed in the UK and approximately 458,000 homes passed in the Republic of Ireland by the portion of our network operated by NTL Triangle. At September 30, 2003, NTL Triangle had approximately 276,650 UK and approximately 329,600 Irish subscribers.

      NTL Triangle has outstanding $517,321,000 in total principal amount at maturity of its 11.20% senior discount debentures due November 15, 2007. The NTL Triangle 11.20% debentures were issued at a discount to their aggregate principal amount to generate gross proceeds to NTL Triangle of approximately $299,999,621.

      The total principal amount of the NTL Triangle 11.20% debentures increased at the rate of 11.20% per year until November 15, 2000. This increase was compounded semiannually and resulted in aggregate principal amount of $517,321,000. The NTL Triangle 11.20% debentures incur interest at the rate of 11.20% per year since November 15, 2000. The interest on the principal amount is payable semiannually on May 15 and November 15 of each year. The NTL Triangle 11.20% debentures mature on November 15, 2007.

      The NTL Triangle 11.20% debentures are redeemable, at the option of NTL Triangle at any time, in whole or in part, at specified redemption prices plus accrued and unpaid interest to the date of redemption. In addition, the NTL Triangle 11.20% debentures may also be redeemed by NTL Triangle in whole but not in part if NTL Triangle has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the NTL Triangle 11.20% debentures, any withholding taxes as a result of a change in laws, including any regulations established under those laws, or in the interpretation or the administration of those laws at 100% of their principal amount plus accrued interest to the date of redemption.

      Upon specified change of control events, holders of the NTL Triangle 11.20% debentures have the right to require NTL Triangle to repurchase all or any part of the NTL Triangle 11.20% debentures at a repurchase price equal to 101% of the accreted value or principal amount plus accrued and unpaid interest, if any. Subject to various conditions, NTL Triangle is obligated to offer to purchase the NTL Triangle 11.20% debentures with the excess proceeds of some asset sales at a redemption price of 100% of the accreted value or principal amount plus accrued and unpaid interest, if any.

      The NTL Triangle 11.20% debentures indenture contains restrictions with respect to various matters, including the payment of dividends, the repurchase of stock and the making of some other restricted payments, the incurrence of additional indebtedness, the creation of some liens, some sales of assets, transactions with affiliates and mergers and consolidations.

      The NTL Triangle 11.20% debentures are senior unsecured obligations of NTL Triangle that rank equal in right of payment of principal and interest with all other existing and future senior unsecured obligations of NTL Triangle.

SELLING STOCKHOLDERS

      The following chart sets forth as of December 23, 2003 information with respect to the amount of common stock held by each of the selling stockholders listed in this prospectus. The chart shows the number of shares of common stock beneficially owned by the selling stockholders as of the date indicated, the percentage of the class, the maximum number of shares of common stock being offered, the number of shares of our common stock owned by each of the selling stockholders after the offering is completed and the percentage of the class. The chart also indicates the nature of any position, office or other material relationship which the selling stockholder has had within the past three years with us or any of our predecessors or affiliates. An additional 11,300,674 shares of common stock are registered on the registration statement of which this prospectus forms a part. We have agreed to register those additional shares pursuant to agreements with some of our stockholders who are not named as selling stockholders herein. Those stockholders will need to be named in a prospectus supplement before they can made sales hereunder. Some of these shares may already have been sold in transactions which did not require the delivery of a prospectus.

					Number of Shares
	Number of Shares Beneficially			Maximum	Beneficially Owned
	owned Prior to the Offering(1)			Number of	After the Offering(3)
				Shares
	Number of		Percentage	to be Offered	Number	Percentage
Selling Stockholder	Shares		of Class(2)	Hereby	of Shares	of Class

Entities affiliated with Appaloosa Management LP(4)
Appaloosa Investment Limited
Partnership I	1,056,071	(5)	1.2%	26,650	—	—
Palomino Fund Ltd.	201,304	(6)	*	23,350	—	—
Entities Affiliated with W.R. Huff Asset Management Co., L.L.C.(7)	11,221,589		12.9%	11,221,589	—	—
Entities managed by Capital Research & Management Co.(8)
Cudd & Co. for the benefit of American High Income Trust	29,500		*	29,500	—	—
Cudd & Co for the benefit of Bond Fund of America	78,402		*	78,402	—	—
Fidelity Summer Street Trust: Fidelity Capital & Income Fund(9)	654,852		*	50,000
Entities advised by Franklin Mutual Advisers, LLC(10)
Mutual Shares Fund	2,022,748		2.3%	872,276	—	—
Mutual Qualified Fund	1,028,482		1.2%	443,332	—	—
Mutual Beacon Fund	1,259,295		1.5%	542,874	—	—
Mutual Discovery Fund	1,458,722		1.7%	627,046	—	—
Mutual European Fund	691,005		*	298,059	—	—
Mutual Shares Securities Fund	393,766		*	169,343	—	—
Mutual Discovery Securities Fund	70,131		*	30,150	—	—
Mutual Beacon Fund (Canada)	54,959		*	23,672	—	—
Franklin Mutual Beacon Fund	140,308		*	60,417	—	—
Franklin Mutual European Fund	49,589		*	21,258	—	—
Franklin Mutual Shares Fund	2,934		*	—	—	—
Franklin Mutual Recovery Fund	17,620		*	7,320	—	—
Mutual Recovery Fund, Ltd	6,700		*	—	—	—
Masters Select Value Fund	60,389		*	24,913	—	—

				Number of Shares
	Number of Shares Beneficially		Maximum	Beneficially Owned
	owned Prior to the Offering(1)		Number of	After the Offering(3)
			Shares
	Number of	Percentage	to be Offered	Number	Percentage
Selling Stockholder	Shares	of Class(2)	Hereby	of Shares	of Class

Entities affiliated with Oaktree Capital Management LLC(11) Gryphon Domestic VI LLC	78,920	*	1,000	—	—
OCM Opportunities Fund III, L.P.	1,415,623	1.6%	17,000	—	—
OCM Opportunities Fund IV, L.P.	2,936,865	3.4%	1,152,657	—	—
OCM Opportunities Fund IVb, L.P.	1,747,827	2.0%	685,906	—	—
Fiduciary accounts of Salomon Brothers Asset Management(12)
Citistreet Diversified Bond Fund	5,359	*	425	—	—
Manulife Strategic Bond Fund	20,420	*	1,550	—	—
MSMM Global High Yield	750	*	750	—	—
SB Global Horizons Fund: Global High Yield Bond Fund	650	*	650	—	—
SB Capital and Income Fund	422,583	*	20,000	—	—
Citigroup Global Credit Trust	125	*	125	—	—
The Salomon Brother Capital Fund	1,014,245	1.2%	15,000	—	—
Salomon Brothers Variable Strategic Bond	2,529	*	225	—	—
Salomon Brothers Variable High Yield Bond	2,747	*	225	—	—
Salomon Brothers Strategic Bond	10,813	*	600	—	—
Salomon Brothers Series High Yield Bond	4,950	*	4,950	—	—
The Salomon Brothers Institutional High Yield Bond Fund	17,250	*	1,100	—	—
Salomon Brothers High Income	10,209	*	500	—	—
Salomon Brothers High Income II	249,296	*	10,225	—	—
NE England Zenith Strategic Bond Series	6,618	*	475	—	—
Salomon Brothers/JNL High Yield Bond Series	5,041	*	200	—	—
Salomon Brothers/JNL Global Bond Series	7,956	*	450	—	—
Salomon Brothers/Global Partners Income Fund	27,915	*	1,550	—	—

*	Less than 1%

(1)	A person or group of persons is deemed to have “beneficial ownership” of any shares of our common stock when that person or persons has the right to acquire them within 60 days after the date of this prospectus. For purposes of computing the percentage of the outstanding shares of our common stock held by each person or group of persons named above, any shares which that person or persons have the right to acquire within 60 days after the date of this prospectus is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Applicable percentage of ownership for each selling stockholder is based on 86,909,114 shares of common stock outstanding as of December 23, 2003.

(3)	Because the selling stockholders may offer all or some portion of the above shares pursuant to this prospectus or otherwise, no estimate can be given as to the amount or percentage of such securities that will be held by the selling stockholders upon termination of any such sale. In addition, the selling security holders identified above may have sold, transferred or otherwise disposed of all or a portion of such securities since the date for which beneficial ownership information was provided to us in transactions exempt from the registration requirements of the Securities Act of 1933. The selling stockholders may sell all, part or none of the securities listed above.

(4)	Based on information provided to us by Appaloosa Management LP and on Form 13G filed by Appaloosa Management LP with the Commission on December 10, 2003. The beneficial ownership of these selling stockholders is as of September 5, 2003.

(5)	Includes 203,106 shares of our common stock issuable upon exercise of Series A warrants.

(6)	Includes 177,954 shares of our common stock issuable upon exercise of Series A warrants.

(7)	William R. Huff, is the principal and president of W. R. Huff Asset Management Co., L.L.C. W.R. Huff Asset Management is an investment manager with discretionary authority over separate accounts that own the shares. The beneficial ownership of these selling stockholders is as of December 23, 2003.

(8)	The beneficial ownership of these selling stockholders is as of February 11, 2003.

(9)	Held in nominee name of Cede & Co. Fidelity Summer Street Trust: Fidelity Capital & Income Fund is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company. FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to FSST, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly-owned subsidiary of FMR Corp., a Delaware corporation. The beneficial ownership of this selling stockholders is as of December 22, 2003.

(10)	These selling stockholders are open or closed-end investment companies or other managed accounts which are advised by Franklin Mutual Advisers, LLC, or FMA, an investment adviser registered under the Investment Advisers Act of 1940. FMA is an indirect wholly-owned subsidiary of Franklin Resources, Inc., or FRI, a diversified financial services organization. Investment advisory agreements between FMA and the selling stockholder listed above grant to FMA all investment and voting power over the common stock listed above. Neither FRI nor FMA have any interest in dividends or proceeds from the sale of the shares and they disclaim beneficial ownership of any of the shares. The beneficial ownership of these selling stockholders is as of December 22, 2003.

(11)	Although Oaktree Capital Management LLC is the general partner or investment manager of the entities listed below its name, it disclaims beneficial ownership of our common stock except to the extent of its pecuniary interest in those shares. The beneficial ownership of these selling stockholders is as of December 22, 2003.

(12)	Salomon Brothers Asset Management Inc. acts as discretionary investment advisor with respect to the entities listed under the caption “Fiduciary accounts of Salomon Brothers Asset Management”. The beneficial ownership of these selling securityholders is as of December 18, 2003.

PLAN OF DISTRIBUTION

      Our common stock is being registered by us to permit public secondary trading of such common stock by the selling stockholders from time to time after the date of this prospectus. As used in this plan of distribution, “selling stockholders” includes donees, pledges, transferees or other successors-in-interest selling shares from a named selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer, all of whom may be selling stockholders, after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the offered common stock. We will bear all costs, fees and expenses incurred in connection with our obligation to register, and the registration of, the offered common stock.

      The selling stockholders may sell the offered common stock from time to time on any stock exchange or automated interdealer quotation system on which the offered common stock may be listed or quoted, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices otherwise negotiated. The selling stockholders may sell the offered common stock in one or more transactions by one or more of the following methods, without limitation:

•	block trades in which the broker or dealer so engaged will attempt to sell the offered common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of any stock exchange on which the offered common stock is listed or quoted, including the Nasdaq National Market;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	privately negotiated transactions;

•	short sales;

•	through the writing of put or call options relating to the offered common stock, whether or not the options are listed on an options exchange or otherwise;

•	through the distribution of the offered common stock by any selling stockholders to its members or stockholders;

•	one or more underwritten offerings on a firm commitment or best efforts basis; and

•	any combination of the above methods of sale or otherwise.

      The selling stockholders may also transfer the securities by gift.

      The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the offered common stock. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the offered common stock at a stipulated price per security. If the broker-dealer is unable to sell the offered common stock acting as agent for a selling stockholder, it may purchase as principal any unsold offered common stock at the stipulated prices. Broker-dealers who acquire securities as principals may thereafter resell the offered common stock from time to time in transactions in any stock exchange or automated interdealer quotation system on which the offered common stock is then listed or quoted, including the Nasdaq National Market, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

      In connection with sales of the offered common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered common stock in the course of hedging positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the offered common stock by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers, who may then resell or otherwise transfer that offered common stock. A selling stockholder may also loan or pledge the offered common stock to a broker-dealer and the broker-dealer may sell the offered common stock that is loaned or upon a default may sell or otherwise transfer the offered common stock that is pledged. The selling stockholder may also sell short offered common stock and deliver offered common stock to close out short positions, and in those instances, this prospectus may be delivered in connection with the short sales and the offered common stock may be used to cover short sales or loan or pledge offered common stock to broker-dealers that in turn may sell the offered common stock.

      From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the offered common stock owned by it. If a selling stockholder defaults in performance of the secured obligations, pledgees or secured parties may, upon foreclosure, offer and sell the offered common stock from time to time and shall, for such purposes, be deemed to be selling stockholders. A selling stockholder may also transfer and donate the offered common stock in other circumstances. If a selling stockholder’s offered common stock is sold as a result of a foreclosure or a selling stockholder donates or otherwise transfers its stock, the number of shares of the offered common stock beneficially owned by it will decrease when such actions are taken. The plan of distribution for the offered common stock will otherwise remain unchanged.

      Any underwriters, dealers, brokers or agents participating in the distribution of the offered common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder, for whom they may act as agent or to whom they may sell as principal, which compensation as to a particular broker-dealer might be in excess of that which is customary in the types of transactions involved.

      In addition, any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 of the Securities Act and/or Section 1145 of the Bankruptcy Code may be sold in open market transactions in reliance on Rule 144 or Section 1145 rather than pursuant to this prospectus.

      Our outstanding common stock is listed for trading on the Nasdaq National Market under the symbol “NTLI.”

      The selling stockholders and any broker-dealer participating in the distributions or sale of the offered common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

      To the extent required under the Securities Act, the name of the selling stockholder, the aggregate amount of a selling stockholder’s offered common stock being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commissions paid or discounts or concessions allowed with respect to a particular offer and that such agent, broker, dealer or underwriter did not conduct any investigation to verify the information set out in this prospectus and other facts material to the transaction will be set forth in an accompany prospectus supplement. In addition, upon a selling stockholder notifying us that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares of the offered common stock, a supplement to this prospectus will be filed.

      Under the securities laws of some states, the offered common stock may be sold in those states only through registered or licensed brokers or dealers. In addition, in some states the offered common stock may not be sold unless the offered common stock has been registered or qualified for sale in that state or an exemption from registration or qualification is available and the sale is in compliance with that exemption.

      The selling stockholders and any other person participating in the sale or distribution of the offered common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the offered common stock by the selling stockholders and any other such person. The anti-manipulation rules under the Exchange Act may apply to sales of offered common stock in the market and to the activities of the selling stockholders and their affiliates.

      Furthermore, Regulation M may restrict the ability of any person engaged in the sale or distribution of the offered common stock to engage in market-making activities with respect to the particular offered common stock being sold or distributed for a period of up to five business days before the sale or distribution. All of the foregoing may affect the marketability of the offered common stock and the ability of any person or entity to engage in market-making activities with respect to the offered common stock.

      The selling stockholders and each other person who participates as an underwriter in the offering or sale of the offered common stock, if any, will be indemnified by us against particular civil liabilities, including particular liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. We will be indemnified by the selling stockholders in some circumstances against particular civil liabilities, including particular liabilities under the Securities Act, or will be entitled to contribution in the connection with those liabilities.

      We agreed to register the securities under the Securities Act, and to keep the registration statement of which this prospectus forms a part, effective until the earlier of the date on which all selling stockholders could sell the offered common stock free of any volume limitations imposed by Rule 144 of the Securities Act, the date all selling stockholders have disposed of all offered common stock or three years from the date on which the registration statement of which this prospectus forms a part was declared effective. We have agreed to pay all expenses in connection with this offering, including the fees and expenses of one counsel to the selling stockholders, but not including underwriting discount, concessions, commissions or fees of the selling stockholders.

      Upon sale under the registration statement of which this prospectus forms a part, the offered common stock will be freely tradable in the hands of persons other than our affiliates.

      We cannot assure you that the selling stockholders will sell all or any portion of the offered common stock.

      The term “offered common stock” as used in this Plan of Distribution means all stock covered by, and offered in, the registration statement of which this prospectus is a part.

UNITED STATES TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

      The following is a general discussion of the material U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock by a non-U.S. holder. As used in this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation or partnership (or entity classified as a corporation or partnership created or organized in or under the laws of the U.S. or of any political subdivision of the U.S.;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or if the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a “U.S. person.”

      An individual may be treated as a resident of the U.S. in any calendar year for U.S. federal income tax purposes, instead of a nonresident, by, among other ways, being present in the U.S. on at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of this calculation, you would count all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year. Residents are taxed for U.S. federal income purposes as if they were U.S. citizens.

      This discussion does not consider:

•	U.S. state and local or non-U.S. tax consequences;

•	specific facts and circumstances that may be relevant to a particular non-U.S. holder’s tax position, including, if the non-U.S. holder is a partnership or trust, that the U.S. federal income tax consequences of holding and disposing of our common stock may be affected by certain determinations made at the partner or beneficiary level;

•	the U.S. federal income tax consequences for the shareholders, partners or beneficiaries of a non-U.S. holder;

•	special U.S. federal income tax rules that may apply to particular non-U.S. holders, such as financial institutions, insurance companies, tax-exempt organizations, U.S. expatriates, broker-dealers, and traders in securities; or

•	special U.S. federal income tax rules that may apply to a non-U.S. holder that holds our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment.

      The following discussion is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect on the date of this prospectus, and all of which are subject to change, retroactively or prospectively. The following summary assumes that a non-U.S. holder holds our common stock as a capital asset. Each non-U.S. holder should consult a tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

Dividends

      We do not anticipate paying cash dividends on our common stock in the foreseeable future. See “Dividend Policy.” In the event, however, that we pay dividends on our common stock, we will have to withhold U.S. federal withholding tax at a rate of 30%, or a lower rate under an applicable income tax treaty, from the gross amount of the dividends paid to a non-U.S. holder. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

      Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the U.S. and, if an income tax treaty applies, that are attributable to a permanent establishment in the U.S., will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons. In that case, we will not have to withhold U.S. federal withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In addition, a “branch profits tax” may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the U.S.

      In order to claim the benefit of an applicable income tax treaty, a non-U.S. holder will be required to satisfy applicable certification and other requirements. However,

•	in the case of our common stock held by a foreign partnership, the certification requirement will generally be applied to the partners of the partnership and the partnership will be required to provide certain information;

•	in the case of our common stock held by a foreign trust, the certification requirement generally will be applied to the trust or the beneficial owners of the trust depending on whether the trust is a “foreign complex trust,” “foreign simple trust,” or “foreign grantor trust” as defined in the applicable U.S. Treasury regulations; and

•	look-through rules will apply for tiered partnerships, foreign simple trusts and foreign grantor trusts.

      Non-U.S. holders that are foreign partnerships or foreign trusts are urged to consult their own tax advisor regarding their status under these U.S. Treasury regulations and the certification requirements applicable to them.

      Non-U.S. holders that are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the U.S. Internal Revenue Service.

Gain on disposition of common stock

      A non-U.S. holder generally will not be taxed on gain recognized on a disposition of our common stock unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. and, if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the U.S.; in these cases, the gain will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons (unless an applicable income tax treaty provides otherwise) and, if the non-U.S. holder is a foreign corporation, the “branch profits tax” described above may also apply;

•	the non-U.S. holder is an individual who holds our common stock as a capital asset, is present in the U.S. for more than 182 days in the taxable year of the disposition and meets other requirements; or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock.

      Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The tax relating to stock in a U.S. real property holding corporation generally will not apply to a non-U.S. holder whose holdings, direct and indirect, at all times during the applicable period, constituted 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market. We believe that we are not currently, and we do not anticipate becoming in the future, a U.S. real property holding corporation.

Federal estate tax

      Our common stock that is owned or treated as owned by an individual who is a non-U.S. holder (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Information reporting and backup withholding tax

      Dividends paid to you may be subject to information reporting and U.S. backup withholding tax. If you are a non-U.S. holder, you will be exempt from such backup withholding tax if you provide a Form W-8BEN or otherwise meet documentary evidence requirements for establishing that you are a non-U.S. holder or otherwise establish an exemption.

      The gross proceeds from the disposition of our common stock may be subject to information reporting and backup withholding tax. If you sell your common stock outside the U.S. through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the U.S., then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the U.S., if you sell your common stock through a non-U.S. office of a broker that:

•	is a U.S. person;

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the U.S.;

•	is a “controlled foreign corporation” for U.S. federal income tax purposes; or

•	is a foreign partnership, if at any time during its tax year:

•	one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

•	the foreign partnership is engaged in a U.S. trade or business,

unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption.

      If you receive payments of the proceeds of a sale of our common stock to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption.

      You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the U.S. Internal Revenue Service.

LEGAL MATTERS

      The validity of the rights and the shares of common stock offered by this prospectus will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York and by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules at December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, as set forth in their report. Ernst & Young LLP, independent auditors, have also audited the consolidated financial statements and schedules of NTL Europe, Inc. and NTL (Delaware), Inc. at December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, as set forth in the respective reports. We have included our financial statements and schedules and the financial statements and schedules of NTL Europe, Inc. and NTL (Delaware), Inc. in this prospectus and elsewhere in the registration statement, of which this prospectus forms a part, in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

      The financial statements of ConsumerCo for the fiscal years ended March 31, 2000, 1999 and 1998 were audited by Arthur Andersen, chartered accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. We have not been able to obtain the written consent of Arthur Andersen to the inclusion of their reports in this prospectus, and we have dispensed with the requirement to file their consent in reliance on Rule 437a promulgated under the Securities Act of 1933. Because Arthur Andersen has not consented to the inclusion of their reports in this prospectus, investors will not be able to recover against Arthur Andersen under Section 11 of the Securities Act of 1933. In addition, the ability of Arthur Andersen to satisfy any claims (including claims arising from its provision of auditing and other services to us) may be limited as a result of the diminished amount of assets of Arthur Andersen that are or may in the future be available to satisfy claims.

ENFORCEABILITY OF CIVIL LIABILITIES

      Almost all of our assets are located outside the United States. As a result, it may not be possible for you to realize in the United States upon judgments of courts of the United States predicated upon the civil liability provisions under the federal securities laws of the United States. The United States and England do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Therefore, a final judgment for the payment of a fixed debt or sum of money rendered by any United States court based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not automatically be enforceable in England. In order to enforce in England a U.S. judgment, proceedings must be initiated by way of common law action before a court of competent jurisdiction in England. An English court will, subject to what is said below, normally order summary judgment on the basis that there is no defense to the claim for payment and will not reinvestigate the merits of the original dispute. In the action, an English court will treat the U.S. judgment as creating a valid debt upon which the judgment creditor could bring an action for payment, as long as

•	the U.S. court had jurisdiction over the original proceeding;

•	the judgment is final and conclusive on the merits;

•	the judgment does not contravene English public policy;

•	the judgment must not be for a tax, penalty or a judgment arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damage sustained; and

•	the judgment has not been obtained by fraud or in breach of the principles of natural justice.

      Based on the foregoing, there can be no assurance that you will be able to enforce in England judgments in civil and commercial matters obtained in any U.S. court. There is doubt as to whether an English court would impose civil liability in an original action predicated solely upon the U.S. federal securities laws brought in a court of competent jurisdiction in England.

WHERE YOU CAN FIND MORE INFORMATION

      This prospectus constitutes a part of a registration statement on Form S-1 which we have filed with the Commission under the Securities Act. This prospectus does not contain all of the information included in the registration statement. Some parts of the registration statement are omitted as allowed by the rules and regulations of the Commission. We refer you to the registration statement for further information about our company and the rights offered in the rights offering and the shares of common stock to be issued upon exercise of the rights. Statements contained in this prospectus as to the contents of any contracts or other documents referred to in this prospectus are not necessarily complete, and, where the contract or other document is an exhibit to the registration statement, each statement is qualified in all respect by the provisions of the exhibit, to which reference is now made. We are currently subject to the information requirements of the Exchange Act. We file reports, proxy statements and other information under the Exchange Act with the Commission. You may read and copy the registration statement, the related exhibits and the other materials we file with the Commission at the public reference facilities the Commission maintains at:

Judiciary Plaza

Room 1024
450 Fifth Street, N.W.
Washington, D.C. 20549

The Woolworth Building

233 Broadway
New York, NY 10279

Northwestern Atrium Center

500 West Madison Street
Suite 1400
Chicago, IL 60661

      You may obtain information regarding the operations of the public reference facilities by calling the Commission at 1-806-SEC-0330. The Commission maintains a website that contains reports, proxy statements and other information regarding us. The address of the Commission’s website is http://www.sec.gov.

ConsumerCo Combined Financial Statements
Report of Independent Auditors	F-219
Combined Profit & Loss Account for the Years Ended March 31, 2000, March 31, 1999 and March 31, 1998	F-220
Combined Balance Sheet as at March 31, 2000 and 1999	F-221
Combined Cash Flow Statement for the Years Ended March 31, 2000, March 31, 1999 and March 31, 1998	F-222
Reconciliation of Movements in Equity Shareholders’ Funds for the Years Ended March 31, 2000, March 31, 1999 and March 31, 1998	F-223
Notes to the Combined Financial Statements	F-224

IMPORTANT EXPLANATORY NOTE REGARDING THE CONSOLIDATED FINANCIAL

STATEMENTS OF NTL EUROPE, INC. AND NTL (DELAWARE), INC.
INCLUDED IN THIS PROSPECTUS

      On January 10, 2003, we completed our joint reorganization plan (the “Plan”) pursuant to Chapter 11 of the U.S. Bankruptcy Code. In reviewing these financial statements, including the financial statements of NTL Europe, Inc. and NTL (Delaware), Inc., you should be aware that since our reorganization we are no longer affiliated with NTL Europe, Inc. or NTL (Delaware), Inc. and the business and operations of those companies are separate from our business and operations. Neither we nor NTL Europe, Inc. and NTL (Delaware), Inc. have responsibility for each other’s obligations, except for transitional types of arrangements entered into at the time of our separation and some immaterial guarantees for our benefit that NTL Europe, Inc. and NTL (Delaware), Inc. entered into in the ordinary course prior to our separation. In addition, in evaluating our historical performance, you should be aware that, prior to the completion of the reorganization plan, NTL Europe, Inc. and NTL (Delaware), Inc. were parent holding companies of NTL Incorporated and, consequently, their assets, liabilities, results of operations and cash flows, except those relating to our consolidated group, were historically never part of our consolidated group.

      During the three years ended December 31, 2002, we had outstanding two series of convertible notes, our 7% Convertible Subordinated Notes due 2008 (the “7% Notes”) and our 6 3/4% Convertible Senior Notes due 2008 (the “6 3/4% Notes” and, together with the 7% Notes, the “Convertible Notes”). These convertible notes are no longer outstanding. They were cancelled under our reorganization plan. The 7% notes were co-obligations of NTL Europe, Inc. and NTL (Delaware), Inc. and the 6 3/4% notes were co-obligations of NTL Europe, Inc. NTL (Delaware), Inc. is a wholly-owned subsidiary of NTL Europe, Inc. and is not a subsidiary of ours.

      Because the convertible notes were outstanding as of December 31, 2002, Rule 3-10 of Regulation S-X requires the registration statement of which these financial statements form a part to include consolidated balance sheets for each of NTL Europe, Inc. and NTL (Delaware), Inc. as of December 31, 2002 and 2001 and consolidated statements of operations and cash flows of each of NTL Europe, Inc. and NTL (Delaware), Inc. for the years ended December 31, 2002, 2001 and 2000 and the related notes and financial statement schedules.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders

NTL Incorporated (formerly NTL Communications Corp.)

      We have audited the consolidated balance sheets of NTL Incorporated (formerly NTL Communications Corp.) and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholder’s equity (deficiency) and cash flows for each of the three years in the period ended December 31, 2002. Our audits also included the financial statement schedules listed in the Index to Financial Statements at page F-1. These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NTL Incorporated (formerly NTL Communications Corp.) and Subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

      As discussed in Note 4, the Company changed its method of accounting for goodwill and other intangibles effective January 1, 2002.

/s/ ERNST & YOUNG LLP

New York, New York

March 27, 2003,
except as to Note 22 as to which
the date is September 17, 2003

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)

(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,

	2002	2001

	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$502.0	$251.1
Marketable securities	5.2	—
Accounts receivable — trade, less allowance for doubtful accounts of $92.7 (2002) and $126.1 (2001)	395.9	516.2
Due from affiliates	1.6	4.0
Other	192.7	238.8
Due from NTL Europe, Inc.	73.3	2.9

Total current assets	1,170.7	1,013.0
Fixed assets, net	11,088.9	10,840.3
Goodwill	330.6	647.8
Intangible assets, net	64.7	119.5
Investments in and loans to affiliates, net	8.4	4.4
Other assets, net of accumulated amortization of $184.8 (2002) and $125.0 (2001)	378.1	255.4
Loan to NTL Europe, Inc.	—	150.0

Total assets	$13,041.4	$13,030.4

LIABILITIES AND SHAREHOLDER’S (DEFICIENCY)
Liabilities not subject to compromise
Current liabilities:
Accounts payable	$385.8	$390.5
Accrued expenses and other	780.5	840.3
Accrued construction costs	70.4	107.8
Interest payable	177.3	252.0
Deferred revenue	359.8	290.2
Due to NTL Europe, Inc.	236.1	—
Current portion of long-term debt	5,955.4	14,205.9

Total current liabilities	7,965.3	16,086.7
Long-term debt	—	—
Other	—	8.9
Deferred income taxes	94.4	113.8
Commitments and contingent liabilities
Liabilities subject to compromise	10,157.8	—
Shareholder’s (deficiency):
Common stock — $.01 par value; authorized 100 shares; issued and outstanding 13 (2002) and 13 (2001) shares	—	—
Additional paid-in capital	14,045.5	13,917.7
Accumulated other comprehensive (loss)	(653.6)	(904.5)
(Deficit)	(18,568.0)	(16,192.2)

	(5,176.1)	(3,179.0)

Total liabilities and shareholder’s (deficiency)	$13,041.4	$13,030.4

See accompanying notes.

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)

(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,

	2002	2001	2000

	(In millions)
Revenues	$3,265.1	$3,189.6	$2,484.2
Costs and expenses
Operating expenses (exclusive of depreciation shown separately below)	1,502.5	1,564.3	1,223.2
Selling, general and administrative expenses	788.5	997.5	992.8
Asset impairments	445.1	8,160.6	—
Non-cash compensation	—	30.6	—
Other charges	389.2	297.9	92.7
Depreciation	1,477.9	1,361.4	874.4
Amortization	63.7	1,178.9	826.3

	4,666.9	13,591.2	4,009.4

Operating (loss)	(1,401.8)	(10,401.6)	(1,525.2)
Other income (expense)
Interest income and other, net	21.0	28.8	25.8
Interest income — NTL Europe, Inc.	8.8	5.8	—
Interest expense (contractual interest of $1,425.4 (2002))	(762.5)	(1,240.8)	(886.3)
Interest expense — NTL Europe, Inc.	(17.7)	—	—
Share of (losses) from equity investments	(3.4)	(23.2)	(24.2)
Other (losses)	—	(88.5)	—
Foreign currency transaction (losses) gains	(94.1)	0.6	(58.1)

(Loss) before recapitalization items and income taxes	(2,249.7)	(11,718.9)	(2,468.0)
Recapitalization items, net	(151.8)	—	—

(Loss) before income taxes	(2,401.5)	(11,718.9)	(2,468.0)
Income tax benefit (expense)	25.7	(118.1)	79.9

Net (loss)	$(2,375.8)	$(11,837.0)	$(2,388.1)

See accompanying notes.

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)

(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDER’S EQUITY (DEFICIENCY)

					Accumulated Other Comprehensive (Loss)

							Net
	Common Stock						Unrealized
	$.01 Par Value		Additional		Foreign	Pension	(Losses)
			Paid-In	Comprehensive	Currency	Liability	Gains on
	Shares	Par	Capital	(Loss)	Translation	Adjustments	Derivatives	(Deficit)

	(Dollars in millions)
Balance, December 31, 1999	100	$—	$3,031.3		$1.8			$(1,967.1)
Contributions from NTL (Delaware), Inc			10,715.4
Corporate restructuring	(87)
Comprehensive loss:
Net loss for the year ended December 31, 2000				$(2,388.1)				(2,388.1)
Currency translation adjustment				(381.1)	(381.1)

Total				$(2,769.2)

Balance, December 31, 2000	13	—	13,746.7		(379.3)			(4,355.2)
Contribution from NTL (Delaware), Inc., net			140.4
Non-cash compensation			30.6
Comprehensive loss:
Net loss for the year ended December 31, 2001				$(11,837.0)				(11,837.0)
Currency translation adjustment				(521.6)	(521.6)
Unrealized net losses on derivatives				(3.6)			$(3.6)

Total				$(12,362.2)

Balance, December 31, 2001	13	—	13,917.7		(900.9)		(3.6)	(16,192.2)
Contribution from NTL (Delaware), Inc., net			127.8
Comprehensive loss:
Net loss for the year ended December 31, 2002				$(2,375.8)				(2,375.8)
Currency translation adjustment				351.0	351.0
Pension liability adjustment				(103.7)		$(103.7)
Unrealized net gains on derivatives				3.6			3.6

Total				$(2,124.9)

Balance, December 31, 2002	13	$—	$14,045.5		$(549.9)	$(103.7)	$—	$(18,568.0)

See accompanying notes.

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)

(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2002	2001	2000

	(In millions)
Operating activities
Net (loss)	$(2,375.8)	$(11,837.0)	$(2,388.1)
Adjustment to reconcile net (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,541.6	2,540.3	1,700.7
Asset impairments	445.1	8,160.6	—
Non-cash compensation	—	30.6	—
Non-cash restructuring charge	7.5	57.9	—
Equity in losses of unconsolidated subsidiaries	3.4	23.2	24.2
Loss on sale of assets	—	88.5	—
Provision for losses on accounts receivable	55.2	58.3	98.5
Provision for cancellation of receivables from NTL Europe, Inc.	284.4	—	—
Deferred income taxes	(29.3)	116.4	(80.8)
Amortization of original issue discount	96.7	284.7	473.1
Other	145.1	(16.7)	(98.0)
Changes in operating assets and liabilities, net of effect from business acquisitions and dispositions:
Accounts receivable	108.9	(31.3)	(247.9)
Other current assets	72.5	23.5	(41.8)
Other assets	0.1	56.1	42.4
Accounts payable	(144.5)	(38.8)	(102.2)
Accrued expenses and other	12.6	(81.9)	330.3
Deferred revenue	35.2	7.0	120.6

Net cash provided by (used in) operating activities	258.7	(558.6)	(169.0)
Investing activities
Acquisitions, net of cash acquired	—	(26.2)	(7,514.9)
Purchase of fixed assets	(680.9)	(1,653.0)	(1,961.8)
Investments in and loans to affiliates	(6.7)	(12.0)	(27.8)
Increase in other assets	(166.5)	(31.6)	(7.2)
Loan to NTL Europe, Inc.	—	(150.0)	—
Proceeds from sales of assets	15.1	14.6	—
Purchase of marketable securities	(10.8)	(9.9)	(3.3)
Proceeds from sales of marketable securities	5.6	10.0	8.3

Net cash (used in) investing activities	(844.2)	(1,858.1)	(9,506.7)
Financing activities
Proceeds from borrowing from NTL (Delaware), Inc.	135.2	—	—
Proceeds from borrowings, net of financing costs	670.1	2,643.4	5,009.8
Principal payments	(8.6)	(421.5)	(1,263.9)
Contribution from NTL (Delaware), Inc.	3.9	40.8	5,227.2
Distribution to NTL (Delaware), Inc.	—	(10.6)	—
Cash released from escrow for debt repayment	—	—	77.5

Net cash provided by financing activities	800.6	2,252.1	9,050.6
Effect of exchange rate changes on cash	35.8	(7.8)	(25.6)

Increase (decrease) in cash and cash equivalents	250.9	(172.4)	(650.7)
Cash and cash equivalents at beginning of year	251.1	423.5	1,074.2

Cash and cash equivalents at end of year	$502.0	$251.1	$423.5

Supplemental disclosure of cash flow information
Cash paid during the year for interest exclusive of amounts capitalized	$410.0	$776.6	$363.9
Income taxes paid	1.4	0.1	1.5
Supplemental schedule of non-cash financing activities
Contribution from NTL (Delaware), Inc.	$123.9	$110.2	$5,488.2
Conversion of notes, net of unamortized deferred financing costs	—	109.5	—

See accompanying notes.

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)

(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Business

NTL’s Completed Restructuring

      On May 8, 2002, NTL Incorporated (then known as NTL Communications Corp.), (the “Company”) NTL Europe, Inc. (then known as NTL Incorporated) and certain of the Company’s and NTL Europe, Inc.’s subsidiaries filed a pre-arranged joint reorganization plan (the “Plan”) under Chapter 11 of the US Bankruptcy Code. The Company’s operating subsidiaries and those of NTL Europe, Inc. were not included in the Chapter 11 filing. The Plan became effective on January 10, 2003, (the “Effective Date”) at which time the Company emerged from Chapter 11 reorganization.

      The accompanying financial statements do not reflect any adjustments in connection with the Company’s emergence from Chapter 11 reorganization.

      Pursuant to the Plan, the entity formerly known as NTL Incorporated and its subsidiaries and affiliates were split into two separate groups, and the Company and NTL Europe, Inc. each emerged as independent public companies. The entity formerly known as NTL Communications Corp. was renamed “NTL Incorporated” and became the holding company for the former NTL group’s principal UK and Ireland assets. Prior to consummation of the Plan, the Company was a wholly-owned subsidiary of the entity then known as NTL Incorporated, which, pursuant to the Plan, was renamed “NTL Europe, Inc.” and which became the holding company for the former NTL group’s continental European and certain other assets. Pursuant to the Plan, all of the outstanding securities of the Company’s former ultimate parent company (NTL Europe, Inc.) and certain of its subsidiaries, including the Company, were cancelled, and the Company issued shares of its common stock and Series A warrants and NTL Europe, Inc. issued shares of its common stock and preferred stock to various former creditors and stockholders of the Company’s former ultimate parent company and its subsidiaries, including the Company. The precise mix of new securities received by holders of each particular type of security of the Company’s former ultimate parent company and its subsidiaries was set forth in the Plan. The outstanding notes of Diamond Holding Limited and NTL (Triangle) LLC were not canceled and remain outstanding.

Historical Structure of the Company

      The Company was incorporated in 1993 as a Delaware corporation and continued as a publicly-traded holding company until February 1999. From February 1999 until the Effective Date, the Company was a wholly-owned subsidiary of NTL (Delaware), Inc., a Delaware corporation, which was incorporated in February 1999, to effect a reorganization into a holding company structure under Section 251(g) of the Delaware General Corporation Law. The holding company structure was implemented to pursue opportunities outside of the UK and Ireland, and was accomplished through a merger. The Company’s stockholders at the time became stockholders of the new holding company NTL (Delaware), Inc., and the Company became a wholly-owned subsidiary of the new holding company. The new holding company took the name NTL Incorporated until May 2000 when it was changed to NTL (Delaware), Inc., its current name.

      In May 2000 another new holding company structure was implemented in connection with the acquisition of the residential assets of Cable & Wireless Communications plc (“CWC”) (the operations acquired from CWC are called “ConsumerCo”), and was similarly accomplished through a merger. The stockholders of NTL (Delaware), Inc. became stockholders of the new holding company, and NTL (Delaware), Inc. became a subsidiary of the new holding company, and the Company remained a subsidiary of NTL (Delaware), Inc. (“NTL Delaware”). The new holding company then took the name NTL Incorporated until the Effective Date of the Plan (January 10, 2003), at which time its name was changed to NTL Europe, Inc. (“NTL Europe”). The Company remained a subsidiary of those two

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

holding companies until the Effective Date, at which time NTL Europe and its wholly owned subsidiary NTL Delaware were separated from the Company pursuant to the Plan.

      On February 21, 2001, the Company’s former ultimate parent company contributed the assets of ConsumerCo to the Company and NTL Delaware contributed the assets of NTL Business Limited (formerly Workplace Technologies plc) (“NTL Business”) to the Company. NTL Group Limited, a wholly-owned indirect subsidiary of the Company, which was acquired in 1996, has a 30-year history in the UK as a provider of reliable communications services.

      The Company conducts its operations through direct and indirect wholly-owned subsidiaries.

Business

      The Company, through its direct and indirect wholly-owned subsidiaries, owns and operates broadband communications networks for telephone, cable television and Internet services in the United Kingdom and the Republic of Ireland, and transmission networks for television and radio broadcasting in the United Kingdom. The Company provides services to its customers through five divisions.

•	ntl: home provides residential telephone, cable television and Internet services, as well as wholesale Internet access solutions to Internet service providers, or ISPs, in the UK;

•	ntl: business provides data, voice and Internet services to large businesses, public sector organizations and small and medium sized enterprises, or SMEs, located near the Company’s existing residential broadband network in the UK;

•	ntl: broadcast provides digital and analog television and radio broadcast transmission services, network management, tower site rental and satellite and media services, as well as radio communications to public safety organizations in the UK;

•	ntl: carriers provides national and international communications transport services to communications companies in the UK and the Republic of Ireland; and

•	ntl: Ireland provides primarily cable television services, as well as telephone and Internet services, to residential customers and television, data, voice and Internet services to business customers in the Republic of Ireland.

      The Company’s divisions are supported by various central shared services, including ntl: networks, which manages the Company’s UK national network. Other shared services include finance, information technology or IT, and human resources.

2.	Reorganization and Emergence from Chapter 11

Background of Restructuring

      Both the equity and debt capital markets experienced periods of significant volatility in 2001 and 2002, particularly for securities issued by telecommunications and technology companies. As a result, the ability of the Company’s former ultimate parent company and its subsidiaries to access those markets as well as its ability to obtain financing from its bank lenders and equipment suppliers became severely restricted. In addition, the Company’s former ultimate parent company and its subsidiaries, including the Company, had no further funds available, or were unable to draw upon funds, under the Company’s credit facilities. As a result of these factors, together with its substantial leverage, on January 31, 2002, the Company’s former ultimate parent company announced that it had appointed professional advisors to advise on strategic and recapitalization alternatives to strengthen its balance sheet, reduce debt and put an appropriate capital structure in place for its business.

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Promptly upon obtaining the requisite waivers from the lenders under its credit facilities in March 2002, the Company’s former ultimate parent company and certain of its subsidiaries commenced negotiations with a steering committee of the unofficial committee of its bondholders and the committee’s legal and financial advisors.

      The Company’s former ultimate parent company and its subsidiaries failed to make interest payments on some of the outstanding notes starting on April 1, 2002. The Company’s former ultimate parent company also failed to declare or pay dividends on certain series of its outstanding preferred stock due to a lack of available surplus under Delaware law.

      On April 16, 2002, the Company’s former ultimate parent company announced that it and an unofficial committee of its bondholders had reached an agreement in principle on a comprehensive recapitalization of the former NTL group. To implement the proposed recapitalization plan, on May 8, 2002, the Company, the Company’s former ultimate parent company and certain of the other subsidiaries of the Company’s former ultimate parent company filed cases and a pre-arranged joint reorganization plan under Chapter 11 of the U.S. Bankruptcy Code. In connection with the filing, some members of the unofficial creditors’ committee of bondholders entered into a credit facility agreement (referred to as the “DIP facility”) committing to provide a wholly-owned subsidiary of the Company with up to $500.0 million in new debt financing (NTL Delaware committed to provide up to an additional $130.0 million under the DIP facility.)

      As a result of the payment defaults as well as the voluntary filing under Chapter 11 by the Company’s former ultimate parent company and certain of its subsidiaries on May 8, 2002, there was an event of default under all of the Company’s former ultimate parent company and its subsidiaries’ credit facilities and the indentures governing all of their publicly traded debt, other than debt of NTL (Triangle) LLC.

      The Plan was confirmed by the Bankruptcy Court on September 5, 2002. During the fall of 2002, the Company’s former ultimate parent company negotiated with a group of lenders to enter into a new financing arrangement to repay the DIP facility, to repay certain obligations and to provide liquidity to the Company and its subsidiaries. The Plan became effective on January 10, 2003, at which time the Company emerged from Chapter 11 reorganization. In connection with the Company’s emergence from Chapter 11 reorganization, the Company and certain of its subsidiaries issued $558.249 million aggregate principal face amount of 19% Senior Secured Notes due 2010 (the “Exit Notes”) on January 10, 2003. Initial purchasers of the Company’s Exit Notes also purchased 500,000 shares of the Company’s common stock on that date. The gross proceeds from the sale of the Exit Notes and such shares totaled $500.0 million. The proceeds were used in part to repay amounts outstanding under the DIP facility and to purchase from NTL Delaware a £90.0 million note of NTL (UK) Group Inc. and to repay certain other obligations. Also on January 10, 2003, the Company and its lending banks amended the Company’s existing credit facilities.

      We have historically incurred operating losses and negative operating cash flow. In addition, we required and expect to continue to require significant amounts of capital to finance construction of our networks, connection of customers to the networks, other capital expenditures and for working capital needs including debt service requirements.

      As of December 31, 2002 we expect that we will require approximately £310 million ($499 million) to fund our working capital including debt service, capital expenditures, and payments made on the Effective Date pursuant to the Plan and the amendment of our existing credit facilities, net of cash from operations, in the twelve months from January 1, 2003 to December 31, 2003. A significant portion of the £310 million total relates to payments made on the Effective Date. We believe that cash, cash equivalents and marketable securities on hand of $507.2 million as of December 31, 2002, plus the proceeds from sale

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of the Exit Notes and 500,000 shares of common stock of $500.0 million, will be sufficient for our cash requirements during the twelve months from January 1, 2003 to December 31, 2003.

Recapitalization Expense

      The joint reorganization plan provided that recapitalization costs be allocated between the Company and NTL Europe.

      Recapitalization items, net consist of the following:

	Year Ended December 31,

	2002	2001	2000

	(In millions)
Payroll and related	$(36.2)	$—	$—
Professional fees	(116.7)	—	—
Interest earned on accumulated cash from Chapter 11 proceeding(1)	1.1	—	—

	$(151.8)	$—	$—

      Details of operating cash receipts and payments resulting from the recapitalization are as follows:

Year Ended
December 31, 2002

(In millions)
Interest income(1)	$1.1
Payroll and related costs paid	(32.9)
Professional fees	(39.0)

Net operating cash flows from recapitalization items	$(70.8)

(1)	Interest income resulting from the recapitalization is for the period May 8, 2002 through December 31, 2002.

Pro Forma Consolidated Balance Sheet

      The following pro forma consolidated balance sheet as of December 31, 2002 gives effect to the Company’s emergence from Chapter 11 reorganization and the adoption of fresh-start reporting as if both had occurred on December 31, 2002. The Company adopted fresh-start reporting in January 2003 in accordance with AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”). The Company adopted fresh-start reporting because the holders of its voting common shares immediately before filing and confirmation of the Plan received less than 50% of the voting shares of the emerging company, and because the Company’s reorganization value is less than its post-petition liabilities and allowed claims.

      The adjustments entitled “Emergence from Chapter 11” reflect the consummation of the Plan, including the cancellation of a substantial portion of the Company’s outstanding debt and the issuance of shares of new common stock and Series A warrants to various former creditors and stockholders of the Company’s former ultimate parent company and certain of its subsidiaries, including the Company. The adjustments entitled “Fresh-Start” reflect the adoption of fresh-start reporting. The Company engaged an independent financial advisor to assist in the determination of the reorganization value (or fair value) of its assets and the present value of its liabilities. This determination resulted in the fresh-start reporting

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

adjustments to write-down fixed assets and write-up intangible assets to their fair values. In addition, the Company’s total reorganization value exceeded the amounts allocable to identifiable assets that resulted in a new indefinite-lived intangible asset.

      The emergence from Chapter 11 and the adoption of fresh-start reporting in January 2003 resulted in the following items of income (expense) that will be recognized in the Company’s financial statements for the quarter ended March 31, 2003:

(In millions)

Gain on debt discharge	$8,452
Fresh-start adoption — intangible assets	1,522
Fresh-start adoption — long-term debt	221
Fresh-start adoption — deferred tax liability	(69)
Fresh-start adoption — accrued expenses	(120)
Fresh-start adoption — fixed assets	(3,195)

TOTAL	$6,811

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Emergence
		from
	Historical	Chapter 11	Fresh-Start	Pro Forma

	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$502.0	$138.7	$—	$640.7
Marketable securities	5.2	—	—	5.2
Accounts receivable-trade, less allowance for doubtful accounts	395.9	—	—	395.9
Due from affiliates	1.6	—	—	1.6
Other	192.7	—	—	192.7
Due from NTL Europe, Inc.	73.3	(72.4)	—	0.9

Total current assets	1,170.7	66.3	—	1,237.0
Fixed assets, net	11,088.9	—	(3,194.9)	7,894.0
Intangible assets, net	395.3	—	868.4	1,263.7
Investments in and loans to affiliates, net	8.4	—	—	8.4
Reorganization value in excess of amounts allocable to identifiable assets	—	—	653.3	653.3
Other assets, net	378.1	(187.0)	—	191.1

Total assets	$13,041.4	$(120.7)	$(1,673.2)	$11,247.5

LIABILITIES AND SHAREHOLDERS’ (DEFICIENCY) EQUITY
Liabilities not subject to compromise
Current liabilities:
Accounts payable	$385.8	$0.7	$—	$386.5
Accrued expenses and other	780.5	6.6	(32.7)	754.4
Accrued construction costs	70.4	—	—	70.4
Interest payable	177.3	38.0	—	215.3
Deferred revenue	359.8	—	—	359.8
Due to NTL Europe, Inc.	236.1	(234.6)	—	1.5
Current portion of long-term debt	5,955.4	(5,952.3)	—	3.1

Total current liabilities	7,965.3	(6,141.6)	(32.7)	1,791.0
Long-term debt	—	6,540.1	—	6,540.1
Long-term debt discount	—	—	(221.3)	(221.3)
Other	—	—	47.2	47.2
Deferred income taxes	94.4	—	68.5	162.9
Commitments and contingent liabilities
Liabilities subject to compromise	10,157.8	(10,157.8)	—	—
Shareholders’ (deficiency) equity:
Common stock-old	—	—	—	—
Common stock-new	—	0.5	—	0.5
Additional paid-in capital	14,045.5	1,194.1	(12,312.5)	2,927.1
Accumulated other comprehensive (loss)	(653.6)	0.4	653.2	—
(Deficit) retained earnings	(18,568.0)	8,443.6	10,124.4	—

	(5,176.1)	9,638.6	(1,534.9)	2,927.6

Total liabilities and shareholders’ (deficiency) equity	$13,041.4	$(120.7)	$(1,673.2)	$11,247.5

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Significant Accounting Policies

Basis of Presentation and Use of Estimates

      The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, including AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, (“SOP 90-7”). The Company had determined that there was insufficient collateral to cover the interest portion of scheduled payments on certain of its prepetition debt obligations. The Company had therefore discontinued accruing interest on these obligations. For the year ended December 31, 2002, contractual interest was $1,425.4 million, which was $645.2 million in excess of reported interest expense.

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: the amount of uncollectible accounts and notes receivable, the amount to be paid to terminate certain agreements included in restructuring costs, the amount to be paid for other liabilities, the Company’s pension expense and pension funding requirements, estimates related to the amount of costs to be capitalized in connection with the construction and installation of our network and facilities and estimates related to the value of investments, long-lived assets and goodwill. Actual results could differ from those estimates.

Principles of Consolidation

      The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and entities where the Company’s interest is greater than 50%. Significant intercompany accounts and transactions have been eliminated in consolidation.

Reclassification

      Certain prior year amounts have been reclassified to conform to the current year presentation.

Foreign Currency Translation

      The financial statements of the Company’s foreign subsidiaries have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 52, “Foreign Currency Translation.” All balance sheet accounts have been translated using the current exchange rates at the respective balance sheet dates. Statement of operations amounts have been translated using the average exchange rates for the respective years. The translation gains or losses resulting from the change in exchange rates have been reported as a component of accumulated other comprehensive (loss). Foreign currency transaction losses and gains are included in the results of operations as incurred.

      To the extent that the Company obtains financing in U.S. dollars and incurs construction and operating costs in various other currencies, it will encounter currency exchange rate risks. In addition, the Company’s revenues are generated in foreign currencies while its interest and principal obligations with respect to approximately half of the Company’s exiting indebtedness are payable in U.S. dollars.

Cash Equivalents

      Cash equivalents are short-term highly liquid investments purchased with a maturity of three months or less. Cash equivalents were $15.7 million and $218.7 million at December 31, 2002 and 2001, respectively, which consisted primarily of bank time deposits and corporate commercial paper. At

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2001, none and $188.7 million, respectively, of the cash equivalents were denominated in foreign currencies.

Marketable Securities

      Marketable securities at December 31, 2002 consist of commercial paper. Marketable securities are classified as available-for-sale, which are carried at fair value. Unrealized holding gains and losses on securities, net of tax, would be carried as a component of accumulated other comprehensive (loss). The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other than temporary will be included in interest income. The cost of securities sold or matured is based on the specific identification method. Interest on securities is included in interest income.

      During the years ended December 31, 2002, 2001 and 2000, there were no realized gains or losses on sales of securities.

Fixed Assets

      Fixed assets are stated at cost, which includes amounts capitalized for labor and overhead expended in connection with the design and installation of operating equipment. Labor and overhead costs directly related to the construction of such facilities, including payroll and related costs of certain employees and rent and other occupancy costs are capitalized. The labor and overhead costs capitalized in the years ended December 31, 2002, 2001 and 2000 were approximately £115 million ($185.1 million), £251 million ($365.1 million) and £259 million ($387.4 million), respectively. The American Institute of Certified Public Accountants issued an Exposure Draft of a Proposed Statement of Position on Accounting for Certain Costs and Activities related to Property, Plant and Equipment dated June 29, 2001. This Exposure Draft is not currently an accounting principle generally accepted in the United States. However, if this Exposure Draft is adopted, it would require among other things that rent and other occupancy costs are charged to expense as incurred. In the year ended December 31, 2002, we capitalized approximately £9 million of such costs.

      Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Estimated useful lives are as follows: operating equipment — 3 to 40 years and other equipment — 3 to 40 years.

Intangible Assets

      Intangible assets include goodwill, license acquisition costs, and customer lists. Goodwill is the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for as purchases which includes the portion of the purchase price allocated to the value of the workforce in place. License acquisition costs represent the portion of purchase price allocated to the cable television and telecommunications licenses acquired in business combinations. Prior to the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets”, goodwill was amortized on a straight-line basis over the periods benefited of 3, 10, 15 or 30 years and license acquisition costs were amortized on a straight-line basis up to 23 years. Upon the adoption of SFAS No. 142, goodwill and license acquisition costs are no longer amortized. Instead these assets are reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement. Customer lists represent the portion of the purchase price allocated to the value of the customer base. Customer lists are amortized on a straight-line basis over 3 or 5 years.

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Impairment of Long-Lived Assets

      Long-lived assets, including fixed assets and amortizable definite lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and the carrying value of the asset.

Equity Method Investments

      All investments in which the Company has the ability to exercise significant influence over the investee, but less than a controlling voting interest, are accounted for using the equity method. Equity method investments are recorded at original cost and adjusted periodically to recognize the Company’s proportionate share of the investees’ net income or losses after the date of investment, additional contributions made and dividends received. Prior to the adoption of SFAS No. 142, the difference between the Company’s recorded investment and its proportionate interest in the book value of the investees’ net assets were being amortized on a straight-line basis over 10 years. The Company evaluates the carrying value of its equity method investments and tests for impairment in accordance with APB Opinion No. 18.

Deferred Financing Costs

      Deferred financing costs of $214.9 million and $249.0 million as of December 31, 2002 and 2001, respectively, are included in other assets. Deferred financing costs are incurred in connection with the issuance of debt and are amortized over the term of the related debt.

Capitalized Interest

      Interest is capitalized as a component of the cost of fixed assets constructed. In 2002, 2001 and 2000, total interest incurred was $826.5 million, $1,308.5 million and $981.4 million, respectively, of which interest of $46.3 million, $67.7 million and $95.1 million, respectively, was capitalized.

Revenue Recognition

      Revenues are recognized at the time the service is rendered to the customer or the performance of the service has been completed. Charges for services that are billed in advance are deferred and recognized when earned. Rental revenues are recognized when earned on a monthly basis. Installation and maintenance service revenues are recognized when the performance of the service has been completed.

Cable Television System Costs, Expenses and Revenues

      The Company accounts for costs, expenses and revenues applicable to the construction and operation of its broadband communications networks in accordance with SFAS No. 51, “Financial Reporting by Cable Television Companies.”

Advertising Expense

      The Company charges the cost of advertising to expense as incurred. Advertising costs were $33.5 million, $77.9 million and $94.0 million in 2002, 2001 and 2000, respectively.

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock-Based Compensation

      The Company follows the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” The Company applies APB Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for its stock option plans.

      Had compensation for stock options granted by the Company’s former ultimate parent company been determined consistent with the provisions of SFAS No. 123, the effect on the Company’s net loss would have been changed to the following pro forma amounts (See Note 17):

	For the Year Ended December 31,

	2002	2001	2000

	(In millions)
Non-cash compensation expense, as reported	$—	$30.6	$—

Non-cash compensation expense, pro forma	$255.9	$259.9	$248.6

Net loss, as reported	$(2,375.8)	$(11,837.0)	$(2,388.1)

Net loss, pro forma	$(2,631.7)	$(12,096.9)	$(2,636.7)

Derivative Financial Instruments

      The Company has used financial instruments to hedge a portion, but not all, of its exposure from floating interest rate debt and from movements in foreign exchange rates. Gains and losses on these instruments were deferred and recognized in the statement of operations when the related hedged transactions were recognized. To date, premiums paid for these contracts have not been material. The Company does not use derivative financial instruments for trading or speculative purposes.

      The Company sometimes uses British pound forward foreign exchange contracts to reduce its exposure to foreign currency risk. A forward foreign exchange contract obligates the Company to exchange predetermined amounts of specified foreign currencies at specified exchange rates on specified dates or to make an equivalent U.S. dollar payment equal to the value of such exchange. These contracts do not qualify for hedge accounting under SFAS No. 133 (as amended). Any changes in fair value are recorded in results of operations.

4.	Recent Accounting Pronouncements

      On December 31, 2002, the Company adopted SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock Based Compensation,” to provide alternative methods of transition to SFAS No. 123’s fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, “Interim Financial Reporting.”

      In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 replaces Emerging Issues Task Force Issue No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity is recognized when the liability is incurred. Under Issue No. 94-3, a liability for an exit cost as defined is recognized at the date of a commitment to an exit or disposal plan. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of this standard is not expected to have a significant effect on the results of operations, financial condition or cash flows of the Company.

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” which is effective for the Company on January 1, 2003. The adoption of SFAS No. 145 will require any gain or loss recognized on the extinguishment of debt to be classified as income or loss from continuing operations. Prior to SFAS No. 145, gain or loss recognized on the extinguishment of debt was classified as an extraordinary item.

      In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which was effective for the Company on January 1, 2002. This Statement supercedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” and other related accounting guidance. The adoption of this new standard had no effect on the results of operations, financial condition or cash flows of the Company.

      In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” which is effective for the Company on January 1, 2003. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible fixed assets and the associated asset retirement costs. The adoption of this new standard is not expected to have a significant effect on the results of operations, financial condition or cash flows of the Company.

      In June 2001, the FASB issued SFAS No. 141, “Business Combinations,” and No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination that is completed after June 30, 2001. SFAS No. 142 ends the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement. This impairment test uses a fair value approach rather than the undiscounted cash flow approach previously required by SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” The Company adopted SFAS No. 141 and SFAS No. 142 on January 1, 2002. Primarily due to the significant impairment charge that the Company recorded in 2001, the adoption of this new standard did not result in an impairment upon adoption. Amortization of goodwill and license acquisition costs ceased effective January 1, 2002. See Note 8.

5.	Asset Impairments

      Asset impairment charges were $445.1 million in the year ended December 31, 2002. These charges are non-cash charges to write-down certain assets to their estimated fair values based on an assessment that their carrying value was not recoverable. These charges include fixed assets of $56.0 million, license acquisition costs of $29.0 million and goodwill of $360.1 million. The charge with respect to fixed assets was estimated based upon the technological obsolescence of certain network and other equipment. The charge with respect to license acquisition costs and goodwill was determined in accordance with SFAS No. 142. The aggregate asset impairment charge of $445.1 million related to the Company’s business segments as follows: $405.5 million ntl: home, $5.3 million ntl: business, $29.0 million ntl: Ireland and $5.3 million Shared services.

      As of December 31, 2001, the Company performed an analysis of the carrying values of its long-lived assets including goodwill. During 1999 and 2000, acquisitions were made against a background of increasing consolidation and record valuations in the telecommunications industry. This analysis was initiated because of the decline in NTL Europe, Inc.’s (formerly NTL Incorporated’s) stock price and significantly lower valuations for companies within its industry. Additionally, at the time of the Company’s

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

analysis, the book value of NTL Europe, Inc.’s (formerly NTL Incorporated’s) net assets significantly exceeded its market capitalization. Accordingly, the Company performed an analysis of the recoverability of its long-lived assets and associated goodwill. The fair value of the Company’s assets was determined by discounting the Company’s estimates of the expected future cash flows related to these investments when the non-discounted cash flows indicated that the long-lived assets would not be recoverable. The Company recorded a write-down of $8,161.6 million in the fourth quarter of 2001 as a result of this analysis and review, of which $8,160.6 million is included in asset impairments and $1.0 million is included in share of losses from equity investments. The asset impairment charge of $8,160.6 million included goodwill of $8,077.8 million, license acquisition costs of $58.8 million, customer lists of $9.1 million and other intangibles of $14.9 million. The aggregate asset impairment charge of $8,161.6 million related to the Company’s business segments as follows: $5,628.4 million ntl: home, $2,113.0 million ntl: business, $419.7 million ntl: Ireland and $0.5 million ntl: broadcast.

6.	Acquisitions

      On May 30, 2000, NTL Europe acquired the consumer cable telephone, Internet and television operations of ConsumerCo for an aggregate purchase price of approximately $13.1 billion, including intangibles of approximately $8.9 billion. The Company subsequently acquired ConsumerCo from NTL Europe. The acquisition was accounted for as a purchase, and accordingly, the net assets and results of operations of ConsumerCo are included in the consolidated financial statements beginning in May 2000.

      The pro forma unaudited consolidated results of operations for the year ended December 31, 2000 assuming consummation of the acquisition of ConsumerCo as of January 1, 2000 is as follows (in millions).

Year Ended
December 31, 2000

Total revenue	$2,953.4
Net (loss)	(2,973.5)

      In November 2001, the Company sold a portion of the indirect access customers acquired from Cable & Wireless Communications plc in May 2000. The sales price was £10.2 million ($14.8 million) which does not include contingent payments for the collection of certain future service revenues and existing receivables. The Company recognized a loss on this sale of $88.5 million, after deducting $102.0 million of unamortized intangibles. The value assigned to these assets upon acquisition was $135.9 million.

7.	Fixed Assets

      Fixed assets consist of:

	December 31,

	2002	2001

	(In millions)
Operating equipment	$13,659.9	$11,620.8
Other equipment	1,295.6	922.4
Construction-in-progress	1,027.8	1,267.5

	15,983.3	13,810.7
Accumulated depreciation	(4,894.4)	(2,970.4)

	$11,088.9	$10,840.3

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Intangible Assets

      Intangible assets consist of:

	December 31,

	2002	2001

	(In millions)
Intangible assets not subject to amortization:
License acquisition costs	$23.6	$54.7
Intangible assets subject to amortization:
Customer lists, net of accumulated amortization of $121.0 (2002) and $78.1 (2001)	41.1	64.8

	$64.7	$119.5

      The change in the carrying amount of goodwill during the year ended December 31, 2002 is as follows:

Goodwill — December 31, 2001	$647.8
Impairment charge	(360.1)
Foreign currency exchange translation adjustments	42.9

Goodwill — December 31, 2002	$330.6

      Upon the adoption of SFAS No. 142, the Company performed an analysis of its intangible assets acquired before July 1, 2001 to determine whether they should be classified and accounted for as part of or separate from goodwill. The Company reclassified the carrying value of workforce in place included in other intangibles to goodwill. The Company determined that license acquisition costs would no longer be subject to amortization since they are deemed to have an indefinite useful life. The Company also determined that no changes in the remaining useful lives of the customer lists were required.

      The Company also performed an evaluation for impairment of its goodwill and license acquisition costs as of January 1, 2002 and determined that no impairment charge was required.

      Estimated aggregate amortization expense for each of the five succeeding fiscal years from December 31, 2002, as adjusted for the Company’s emergence from Chapter 11 reorganization and the adoption of fresh-start reporting, is as follows: $200.2 million in 2003, $200.2 million in 2004, $200.2 million in 2005, $198.7 million in 2006 and $197.7 million in 2007.

      The following table shows the Company’s net loss as adjusted for the adoption of SFAS No. 142, had SFAS No. 142 been in effect on January 1 of each period (unaudited) (in millions):

	Year Ended December 31,

	2002	2001	2000

Net (loss) — as reported	$(2,375.8)	$(11,837.0)	$(2,388.1)
Amortization of:
Goodwill	—	1,067.3	668.5
License acquisition costs	—	36.9	81.1
Other	—	0.7	0.7

	—	1,104.9	750.3

Net (loss) — as adjusted	$(2,375.8)	$(10,732.1)	$(1,637.8)

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Liabilities Subject to Compromise

      Liabilities subject to compromise consist of the following:

December 31, 2002

(In millions)
Accounts payable	$0.6
Interest payable	316.8
Due to NTL Europe, Inc.	25.2
Accrued expenses	1.0
Long-term debt:
NTL Communications:
12 3/4% Senior Deferred Coupon Notes	277.8
11 1/2% Senior Deferred Coupon Notes	1,050.0
10% Senior Notes	400.0
9 1/2% Senior Sterling Notes, less unamortized discount	200.8
10 3/4% Senior Deferred Coupon Sterling Notes	439.2
9 3/4% Senior Deferred Coupon Notes	1,193.3
9 3/4% Senior Deferred Coupon Sterling Notes	441.6
11 1/2% Senior Notes	625.0
12 3/8% Senior Deferred Coupon Notes	380.6
7% Convertible Subordinated Notes	489.8
9 1/4% Senior Euro Notes	262.1
9 7/8% Senior Euro Notes	367.0
11 1/2% Senior Deferred Coupon Euro Notes	166.1
11 7/8% Senior Notes, less unamortized discount	491.7
12 3/8% Senior Euro Notes, plus unamortized premium	315.3
6 3/4% Convertible Senior Notes	1,150.0
Diamond Cable:
13 1/4% Senior Discount Notes	285.1
11 3/4% Senior Discount Notes	531.0
10 3/4% Senior Discount Notes	420.5
Diamond Holdings:
10% Senior Sterling Notes	217.3
9 1/8% Senior Notes	110.0

Total	$10,157.8

      Upon emergence from Chapter 11 reorganization and in accordance with the Plan, all of the outstanding public notes of NTL Communications Corp. were canceled, and all of the outstanding public notes of Diamond Cable Communications Limited were acquired by NTL Communications Corp. The Diamond Holdings Notes remain outstanding.

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Long-Term Debt

      Long-term debt, exclusive of amounts subject to compromise, consists of:

		December 31,

		2002	2001

		(In millions)
NTL Incorporated (formerly NTL Communications Corp.):
12 3/4% Senior Deferred Coupon Notes	(a)	$—	$277.8
11 1/2% Senior Deferred Coupon Notes	(b)	—	1,050.0
10% Senior Notes	(c)	—	400.0
9 1/2% Senior Sterling Notes, less unamortized discount	(d)	—	181.4
10 3/4% Senior Deferred Coupon Sterling Notes	(e)	—	382.3
9 3/4% Senior Deferred Coupon Notes	(f)	—	1,153.8
9 3/4% Senior Deferred Coupon Sterling Notes	(g)	—	385.9
11 1/2% Senior Notes	(h)	—	625.0
12 3/8% Senior Deferred Coupon Notes	(i)	—	364.9
7% Convertible Subordinated Notes	(j)	—	489.8
9 1/4% Senior Euro Notes	(k)	—	222.5
9 7/8% Senior Euro Notes	(l)	—	311.5
11 1/2% Senior Deferred Coupon Euro Notes	(m)	—	135.6
11 7/8% Senior Notes, less unamortized discount	(n)	—	490.7
12 3/8% Senior Euro Notes, less unamortized premium	(o)	—	267.8
6 3/4% Convertible Senior Notes	(p)	—	1,150.0
Communications Cable Funding Corp.:
DIP Facility		229.0	—
NTL Communications Limited and subsidiaries:
Senior Credit Facility	(w)	4,482.1	4,050.0
Working Capital Credit Facility	(w)	657.1	145.4
Other		63.2	58.6
NTL Triangle:
11.2% Senior Discount Debentures	(q)	517.3	517.3
Other		3.6	4.5
Diamond Cable:
13 1/4% Senior Discount Notes	(r)	—	285.1
11 3/4% Senior Discount Notes	(s)	—	531.0
10 3/4% Senior Discount Notes	(t)	—	415.1
Diamond Holdings:
10% Senior Sterling Notes	(u)	—	196.3
9 1/8% Senior Notes	(v)	—	110.0
Other		3.1	3.6

		5,955.4	14,205.9
Less current portion		5,955.4	14,205.9

		$—	$—

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

DIP Facility

      In connection with the Plan, some members of the official unsecured creditors’ committee of bondholders committed to provide up to $500.0 million of new debt financing to enable the business operations of our former parent company and some of its subsidiaries to have access to sufficient liquidity to continue ordinary operations during the Chapter 11 process. The Bankruptcy Court approved a DIP facility in the principal amount of $630.0 million (including a $130.0 million commitment from NTL (Delaware), Inc. and the $500.0 million from certain members of the creditors’ committee) in an order entered on July 3, 2002. On July 15, 2002, the various lenders under the DIP facility and NTL (Delaware), Inc. entered into the DIP facility agreement with Communications Cable Funding Corp., a wholly-owned subsidiary of the Company to provide $630.0 million in financing to Communications Cable Funding Corp.

      On July 17, 2002, the Company drew the first tranche available under the facility in the amount of $229.0 million.

      In connection with the closing of the DIP facility, NTL Europe, Inc. and its debtor subsidiaries paid a closing fee to the DIP lenders equal to 2% of the $630.0 million commitment ($12.6 million) in July 2002.

      Each term loan under the DIP facility incurred interest on the unpaid principal amount for three months from July 15, 2002 at the rate of 11% per annum. With respect to each successive three month period following that date, the rate per annum increased incrementally by 1% over the immediately preceding three month period but will not exceed 18% per annum for any three month period. Interest was payable in cash at least monthly. The DIP facility also included an unutilized commitment fee of  1/2% per annum on the aggregate principal amount of unutilized commitments which is payable in cash each month.

      The $229.0 million balance outstanding under the DIP facility was repaid on January 10, 2003.

Outstanding Public Notes

      Upon emergence from Chapter 11 reorganization and in accordance with the Plan, all of the outstanding public notes of NTL Communications Corp. were canceled, and all of the outstanding public notes of Diamond Cable Communications Limited were acquired by NTL Communications Corp. The NTL Triangle and Diamond Holdings Notes remain outstanding.

(a) 12 3/4% Notes due April 15, 2005, principal amount at maturity of $277.8 million, interest payable semiannually from October 15, 2000, redeemable at the Company’s option on or after April 15, 2000;

(b) 11 1/2% Notes due February 1, 2006, principal amount at maturity of $1,050.0 million, interest payable semiannually from August 1, 2001, redeemable at the Company’s option on or after February 1, 2001;

(c) 10% Notes due February 15, 2007, principal amount at maturity of $400.0 million, interest payable semiannually from August 15, 1997, redeemable at the Company’s option on or after February 15, 2002;

(d) 9 1/2% Sterling Notes due April 1, 2008, principal amount at maturity of £125.0 million ($201.2 million), interest payable semiannually from October 1, 1998, redeemable at the Company’s option on or after April 1, 2003;

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(e) 10 3/4% Sterling Notes due April 1, 2008, principal amount at maturity of £300.0 million ($482.9 million), interest payable semiannually beginning on October 1, 2003, redeemable at the Company’s option on or after April 1, 2003;

(f) 9 3/4% Notes due April 1, 2008, principal amount at maturity of $1,300.0 million, interest payable semiannually beginning on October 1, 2003, redeemable at the Company’s option on or after April 1, 2003;

(g) 9 3/4% Sterling Notes due April 15, 2009, principal amount at maturity of £330.0 million ($531.1 million), interest payable semiannually beginning on October 15, 2004, redeemable at the Company’s option on or after April 15, 2004;

(h) 11 1/2% Notes due October 1, 2008, principal amount at maturity of $625.0 million, interest payable semiannually from April 1, 1999, redeemable at the Company’s option on or after October 1, 2003;

(i) 12 3/8% Notes due October 1, 2008, principal amount at maturity of $450.0 million, interest payable semiannually beginning on April 1, 2004, redeemable at the Company’s option on or after October 1, 2003;

(j) 7% Convertible Notes due December 15, 2008, principal amount at maturity of $489.8 million, interest payable semiannually from June 15, 1999, redeemable at the Company’s option on or after December 15, 2001, convertible into shares of NTL Incorporated common stock at a conversion price of $39.20 per share (there are approximately 12.5 million shares of NTL Incorporated common stock reserved for issuance upon conversion);

(k) 9 1/4% Euro Notes due November 15, 2006, principal amount at maturity of €250.0 million, ($262.1 million), interest payable semiannually from May 15, 2000;

(l) 9 7/8% Euro Notes due November 15, 2009, principal amount at maturity of €350.0 million, ($367.0 million), interest payable semiannually from May 15, 2000, redeemable at the Company’s option on or after November 15, 2004;

(m) 11 1/2% Deferred Euro Notes due November 15, 2009, principal amount at maturity of €210.0 million ($220.1 million), interest payable semiannually beginning on May 15, 2005, redeemable at the Company’s option on or after November 15, 2004;

(n) 11 7/8% Notes due October 1, 2010, principal amount at maturity of $500.0 million, interest payable semiannually from April 1, 2001, redeemable at the Company’s option on or after October 1, 2005;

(o) 12 3/8% Senior Euro Notes due February 1, 2008, issued in January and February 2001, principal amount at maturity of €300.0 million ($314.6 million), interest payable semiannually from August 1, 2001;

(p) 6 3/4% Convertible Notes due May 15, 2008, issued in May 2001, principal amount at maturity of $1,150.0 million, interest payable semiannually from November 15, 2001, redeemable at the Company’s option on or after May 20, 2004, convertible into shares of NTL Incorporated common stock at a conversion price of $32.728 per share (there were approximately 35.1 million shares of NTL Incorporated common stock reserved for issuance upon conversion);

(q) 11.2% Debentures due November 15, 2007, principal amount at maturity of $517.3 million, interest payable semiannually from May 15, 2001, redeemable at NTL Triangle’s option after November 15, 2000;

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(r) 13 1/4% Notes due September 30, 2004, principal amount at maturity of $285.1 million, interest payable semiannually from March 31, 2000, redeemable at Diamond’s option on or after September 30, 1999;

(s) 11 3/4% Notes due December 15, 2005, principal amount at maturity of $531.0 million, interest payable semiannually from June 15, 2001, redeemable at Diamond’s option on or after December 15, 2000;

(t) 10 3/4% Notes due February 15, 2007, principal amount at maturity of $420.5 million, interest payable semiannually beginning on August 15, 2002, redeemable at Diamond’s option on or after December 15, 2002;

(u) 10% Sterling Notes due February 1, 2008, issued by Diamond Holdings plc, principal amount at maturity of £135.0 million ($217.3 million), interest payable semiannually from August 1, 1998, redeemable at Diamond Holdings’ option on or after February 1, 2003; and

(v) 9 1/8% Notes due February 1, 2008, issued by Diamond Holdings plc, principal amount of $110.0 million, interest payable semiannually from August 1, 1998, redeemable at Diamond Holdings’ option on or after February 1, 2003.

      During 2002, 2001 and 2000, the Company recognized $96.7 million, $284.7 million and $473.1 million, respectively, of original issue discount as interest expense.

      In addition to the notes described above, subsidiaries of the Company have the following bank credit agreements outstanding:

(w) Senior Credit Facility originally dated May 30, 2000 (and subsequently amended and restated) of £2,784.8 million ($4,482.1 million), all of which was outstanding as of December 31, 2002; comprising a revolving facility of £2,584.8 million ($4,160.2 million) and a term facility of £200.0 million ($321.9 million); interest payable at least every six months at LIBOR plus mandatory costs plus a margin rate which, in the case of the revolving facility, is fixed at 3.50% per annum for six months from January 10, 2003 and which then varies, depending upon satisfaction of a financial covenant over six monthly periods, between 4.00% and 2.50% per annum and which, in the case of the term facility, is fixed at 5.50% per annum; effective interest rate on the revolving facility of 6.26% and 6.73% per annum at December 31, 2002 and 2001, respectively; effective interest rate on the term facility of 7.76% and 8.06% per annum at December 31, 2002 and 2001, respectively; the unused portion of the commitment to make the revolving facility available is subject to a commitment fee of 0.75% payable quarterly, which is reduced to 0.50% when over 50% of the commitment is utilized; principal then outstanding under the revolving facility is due in full on September 30, 2005; principal under the term facility is due in six quarterly installments beginning on June 30, 2006 and increasing from £5.0 million repayments due on the first two repayment dates to £10.0 million repayments due on the next three repayment dates with the balance being due on September 30, 2007; and

Working Capital Credit Facility originally dated May 30, 2000 (and subsequently amended and restated) of approximately £408.3 million ($657.1 million), all of which was outstanding as of December 31, 2002; originally for £1,300.0 million ($2,092.4 million); following the issuance of new debt beginning in October 2000, the commitment has been reduced to the aforementioned amount; interest payable at least every six months at LIBOR plus mandatory costs plus a margin rate which commenced at 4.50% per annum and increases by 0.50% per annum at the end of each quarter after the date upon which the facility was first utilized (subject to a cap on total interest of 16% per annum and a cap on total interest payable in cash of 14% per annum (any excess being added to principal));

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

effective interest rate of 11.76% and 9.57% per annum at December 31, 2002 and 2001, respectively; principal is due in full on March 31, 2006.

      In February 2001, $109.5 million principal amount of 7% Convertible Subordinated Notes due December 15, 2008 were converted into 2.8 million shares of NTL Europe, Inc. common stock at the applicable conversion price of $39.20 per share. The Company issued as a premium on the conversion an additional 0.5 million shares which were valued at NTL Europe, Inc. closing common stock price on the dates of conversion. The premium, which amounted to $17.6 million, is included in interest expense. Additionally accrued and unpaid interest of $1.2 million at the time of the conversion was waived by the holders of the convertible notes.

      The bank credit facilities, as well as the NTL Triangle and Diamond Holdings notes, restrict the payment of cash dividends and loans to the Company. At December 31, 2002, restricted net assets were $3,670.6 million.

      In connection with the Company’s emergence from Chapter 11 reorganization, the Company and certain of its subsidiaries issued $558.249 million aggregate principal face amount of 19% Senior Secured Notes due 2010 (the “Exit Notes”) on January 10, 2003. Initial purchasers of the Company’s Exit Notes also purchased 500,000 shares of the Company’s common stock on that date. The gross proceeds from the sale of the Exit Notes and such shares totaled $500.0 million. The proceeds were used in part to repay amounts outstanding under the DIP facility and to purchase from NTL Delaware a £90.0 million note of NTL (UK) Group Inc. and to repay certain other obligations. The Exit Notes are due on January 1, 2010. The Exit Notes are redeemable at the Company’s option after January 10, 2003. Interest on the Exit Notes is payable in cash semiannually from July 1, 2003, with respect to the interest payment due on July 1, 2003, the Company may elect to pay any portion of the interest in cash or by issuance of additional “pay-in-kind” notes. With respect to the interest payments due on January 1, 2004 and July 1, 2004, the Company may make a similar election based on its Available Cash, as defined.

      The purchasers of the Company’s Exit Notes are entitled to registration rights with respect to such notes pursuant to the Exchange and Registration Rights Agreement. Under the Exchange and Registration Rights Agreement, the Company agreed, among other things, to file with the Securities and Exchange Commission a registration statement with respect to an offer to exchange the Exit Notes for new notes registered under the Securities Act with terms substantially identical to those of the unregistered notes. If the Company fails to file such registration statement with the Securities and Exchange Commission on or before April 15, 2003 or if certain other registration default events described in the Exchange and Registration Rights Agreement occur, then the Company will be required to pay special interest to each holder of the Exit Notes, pursuant to provisions of the Exchange and Registration Rights Agreement, during the period of one or more of such registration default events. The Company would pay such special interest at a rate of 0.5% per annum, which increases to 1.0% per annum after the first 120-day period following the occurrence of the first such registration default. In addition, the Company’s failure to register the notes in compliance with the Exchange and Registration Rights Agreement would result in an event of default under the Indenture governing the Exit Notes.

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Long-term debt repayments, excluding capital leases, are due as follows (in millions). The table reflects the Company’s contractual obligations as of December 31, 2002 as adjusted for the emergence from Chapter 11 reorganization.

Year ending December 31:
2003	$0.4
2004	0.4
2005	4,160.6
2006	689.7
2007	807.4
Thereafter	886.6

Total debt repayments	6,545.1
Less: current portion	0.4

$6,544.7

11.	Derivative Financial Instruments

      Effective January 1, 2001, the Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS Nos. 137 and 138. The new accounting standard requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in the results of operations or in other comprehensive loss, depending on whether a derivative is designated as a fair value or cash flow hedge. The ineffective portion of all hedges is recognized in the results of operations. Beginning in October 1, 2001, the Company has recorded the change in the fair value of derivatives related to changes in time value each period in other comprehensive loss for certain qualifying cash flow hedges.

      On January 1, 2001, the Company recorded all of its outstanding derivative instruments at their fair value. The outstanding derivative instruments were comprised of cross currency swaps to hedge exposure to movements in the British pound/ U.S. dollar exchange rate, and a number of zero cost collars to hedge exposure to floating interest rates on certain of its debt. The aggregate fair value on January 1, 2001 was a liability of $2.2 million, which was recorded as other comprehensive loss.

      In 2001, the Company entered into cross currency swaps to hedge exposure to movements in the Euro/ British pound exchange rate. In the year ended December 31, 2001, the Company recorded other comprehensive loss of $1.4 million as a result of changes in the fair values. The aggregate fair value at December 31, 2001 was a net liability of $3.6 million. In May 2002, the Company closed out its cross currency swaps for a cash payment of $2.0 million, and recognized a loss of $2.0 million.

      In September 2001, the Company entered into a British pound forward foreign exchange agreement, consisting of twenty-six accumulating forward contracts, to reduce its exposure to movement in the British pound/ U.S. dollar exchange rate in accordance with its market risk strategies. As of December 31, 2001, the fair value of this instrument was a liability of $0.3 million. In March 2002, this agreement was closed out and the Company received cash of £0.5 million.

12.	Non-Cash Compensation

      In July 2001, the Compensation and Option Committee of the Board of Directors of the Company’s former ultimate parent company approved modifications to certain stock options. The latest possible expiration date of options to purchase an aggregate of approximately 4.7 million shares of NTL Europe,

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Inc.’s common stock with exercise prices from $0.17 to $14.76 per share was extended from July 30, 2001 to October 2004, as applicable, to January 30, 2006. The Company recognized non-cash compensation expense of $30.6 million based on the excess of the quoted market price of NTL Europe, Inc.’s common stock on the date of the modification of $12.05 per share over the exercise price per share. All options to purchase shares of our former ultimate parent company’s common stock were cancelled on the Effective Date pursuant to the Plan.

13.	Other Charges Including Restructuring Charges

      Other charges of $389.2 million in 2002 include restructuring charges of $104.8 million and non-cash charges of $284.4 million primarily for allowances for the cancellation of receivables from our former ultimate parent company and certain of its subsidiaries in accordance with the Plan. Other charges of $297.9 million in 2001 include restructuring charges of $202.8 million and costs of $95.1 million incurred primarily to integrate the acquired companies, mostly related to information technology integration, as well as costs incurred for business rationalization consulting. Other charges of $92.7 million in 2000 include restructuring charges of $65.9 million and costs of $26.8 million incurred primarily to integrate the acquired companies, mostly related to information technology integration, as well as costs incurred for business rationalization consulting.

      Restructuring charges of $104.8 million, $202.8 million and $65.9 million for the years ended December 31, 2002, 2001 and 2000, respectively, relate to the Company’s actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas. An aggregate of $7.5 million of the 2002 restructuring charges and $57.9 million of the 2001 restructuring charges were for the write-off of equipment and other assets that are not in use and will not require any future cash outlays. The employee severance and related costs in 2000 were for approximately 2,300 employees to be terminated, none of whom are still employed by the Company as of December 31, 2002. These costs in 2001 were for approximately 5,200 employees to be terminated, of which approximately 20 employees were still employed by the Company as of December 31, 2002. These costs in 2002 were for approximately 740 employees to be terminated, of which approximately 350 employees were still employed by the Company as of December 31, 2002.

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table summarizes the restructuring charges incurred and utilized in 2000, 2001 and 2002:

	Employee
	Severance and	Lease	Agreement	Fixed
	Related Costs	Exit Costs	Modifications	Assets	Other	Total

Charged to expense	$47.9	$18.0	$—	$—	$—	$65.9
Utilized	—	—	—	—	—	—

Balance, December 31, 2000	47.9	18.0	—	—	—	65.9
2000 provision utilized	(41.3)	(9.6)	—	—	—	(50.9)
2000 provision released	(6.6)	(7.3)	—	—	—	(13.9)
Charged to expense	98.7	32.4	27.7	57.9	—	216.7
2001 provision utilized	(26.2)	—	—	(57.9)	—	(84.1)

Balance, December 31, 2001	72.5	33.5	27.7	—	—	133.7
2000 provision utilized	—	(1.1)	—	—	—	(1.1)
2001 provision utilized	(71.9)	(17.3)	(16.2)	—	—	(105.4)
2001 provision released	(0.6)	(15.1)	(11.5)	—	—	(27.2)
Charged to expense	35.2	78.9	1.2	7.5	9.2	132.0
2002 provision utilized	(15.6)	(0.2)	—	(7.5)	(7.7)	(31.0)

Balance, December 31, 2002	$19.6	$78.7	$1.2	$—	$1.5	$101.0

14.	Income Taxes

      The (benefit) expense for income taxes consists of the following:

	Year Ended December 31,

	2002	2001	2000

	(In millions)
Current:
Federal	$—	$—	$—
State and local	(1.2)	1.2	—
Foreign	—	0.5	0.9

Total current	(1.2)	1.7	0.9

Deferred:
Foreign	(24.5)	116.4	(80.8)

Total deferred	(24.5)	116.4	(80.8)

	$(25.7)	$118.1	$(79.9)

      The Company’s tax benefit relates primarily to operating loss carryforwards for which a benefit was recognized to the extent of deferred tax liabilities.

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred tax liabilities and assets are as follows:

	December 31,

	2002	2001

	(In millions)
Deferred tax liabilities:
Intangibles	$20.9	$34.5
Depreciation and amortization	209.0	354.2

Total deferred tax liabilities	229.9	388.7
Deferred tax assets:
Net operating losses	2,108.2	1,932.9
Capital losses	2,716.7	—
Net deferred interest expense	245.8	239.9
Depreciation and amortization	705.8	401.5
Inventory	3.0	15.9
Purchase accounting liabilities	44.1	16.5
Allowance for doubtful accounts	54.2	—
Other	102.4	51.9

Total deferred tax assets	5,980.2	2,658.6
Valuation allowance for deferred tax assets	(5,844.7)	(2,383.7)

Net deferred tax assets	135.5	274.9

Net deferred tax liabilities	$94.4	$113.8

      At December 31, 2002 and 2001, the Company had a valuation allowance against its deferred tax assets to the extent it was not more likely than not that such assets would be realized in the future.

      At December 31, 2002, the Company had net operating loss carryforwards of approximately $1.2 billion for U.S. federal income tax purposes that expire in varying amounts commencing in 2009. This excludes net operating loss carryforwards of companies that are resident in both the U.S. and the United Kingdom. In addition, the Company has capital loss carryforwards of approximately $7.7 billion for U.S. federal income tax purposes that expire in 2007. The Company also has United Kingdom net operating loss carryforwards of approximately $5.5 billion that have no expiration date. Pursuant to United Kingdom law, these losses are only available to offset income of the separate entity that generated the loss. A portion of the United Kingdom net operating loss carryforward relates to dual resident companies, of which the U.S net operating loss carryforward amount is approximately $1.7 billion.

      As discussed in Note 1, the Company emerged from Chapter 11 bankruptcy on January 10, 2003. A restructuring of the Company’s debt will give rise to cancellation of indebtedness income (“COD”) in 2003, which will be non-taxable since the debt cancellation is in connection with a bankruptcy reorganization. However, to the extent that such amount is excluded from U.S. taxable income, certain tax attributes are subject to reduction, including certain U.S. net operating loss carryforwards and U.S. capital loss carryforwards. The reduction of tax attributes should have no material impact on the Company’s financial statement position since the deferred tax assets related to these tax attributes are offset by a corresponding valuation allowance. Furthermore, the reorganization will cause an ownership change

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

pursuant to Internal Revenue Code Section 382. Section 382 will severely limit the Company’s ability to utilize any remaining U.S. net operating loss carryforwards and may limit the Company’s ability to deduct any built-in losses recognized within the subsequent five-year period.

      In 2002, the Internal Revenue Service completed its federal income tax audit of the Company for the years 1996, 1997 and 1998. The audit resulted in a reduction in U.S. net operating loss carryforwards that had no material impact on the Company.

      The reconciliation of income taxes computed at U.S. federal statutory rates to income tax expense is as follows:

	Year Ended December 31,

	2002	2001	2000

	(In millions)
(Benefit) at federal statutory rate (35%)	$(840.5)	$(4,101.6)	$(863.8)
Add:
Non-deductible asset impairments	126.0	2,856.6	—
Foreign losses with no benefit	531.0	809.7	568.6
U.S. losses with no benefit	159.0	436.6	215.3
Prior year accelerated depreciation	—	116.3	—
State and local income tax, net of federal benefit	(1.2)	0.5	—

	$(25.7)	$118.1	$(79.9)

15.	Fair Values of Financial Instruments

      The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts reported in the consolidated balance sheets approximate fair value.

Marketable securities: The carrying amounts reported in the consolidated balance sheets approximate fair value.

Long-term debt: The carrying amounts of the bank credit facilities approximate their fair values. The fair values of the Company’s other debt in the following table are based on the quoted market prices.

      The carrying amounts and fair values of the Company’s financial instruments are as follows:

	December 31, 2002		December 31, 2001

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

	(In millions)
Cash and cash equivalents	$502.0	$502.0	$251.1	$251.1
Marketable securities	5.2	5.2	—	—
Long-term debt:
12 3/4% Notes	277.8	30.6	277.8	91.7
11 1/2% Notes	1,050.0	115.5	1,050.0	336.0
10% Notes	400.0	44.0	400.0	120.0
9 1/2% Sterling Notes	200.8	20.1	181.4	60.1

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2002		December 31, 2001

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

	(In millions)
10 3/4% Sterling Notes	439.2	41.0	382.3	124.3
9 3/4% Notes	1,193.3	130.0	1,153.8	338.0
9 3/4% Sterling Notes	441.6	37.2	385.9	124.8
11 1/2% Notes	625.0	68.8	625.0	200.0
12 3/8% Notes	380.6	49.5	364.9	108.0
7% Convertible Notes	489.8	58.8	489.8	53.9
9 1/4% Euro Notes	262.1	26.2	222.5	74.6
9 7/8% Euro Notes	367.0	36.7	311.5	104.4
11 1/2% Euro Notes	166.1	15.4	135.6	44.9
11 7/8% Notes	491.7	80.0	490.7	160.0
12 3/8% Euro Notes	315.3	31.5	267.8	90.8
6 3/4% Convertible Notes	1,150.0	184.0	1,150.0	353.6
DIP Facility	229.0	229.0	—	—
Senior Credit Facility	4,482.1	4,482.1	4,050.0	4,050.0
Working Capital Credit Facility	657.1	657.1	145.4	145.4
11.2% Debentures	517.3	372.5	517.3	367.3
13 1/4% Notes	285.1	34.2	285.1	77.0
11 3/4% Notes	531.0	63.7	531.0	132.8
10 3/4% Notes	420.5	50.5	415.1	100.9
10% Sterling Notes	217.3	173.8	196.3	143.4
9 1/8% Notes	110.0	77.0	110.0	71.5

16.	Related Party Transactions

      On the Effective Date, the Company entered into a Transitional Services Agreement with NTL Europe. Under the Transitional Services Agreement, the Company has agreed to provide NTL Europe with certain administrative and technical support for a limited period of time where its personnel had previously been providing support to the companies now comprised within the NTL Europe group of companies. The Company has agreed to provide NTL Europe with support if and when requested in the following areas: accounting, payroll and financial reporting support, technical assistance to NTL Europe’s Spanish business, access to the Company’s internal legal and tax advisors with respect to historic matters and continued support in the management and monitoring of certain of the joint ventures in which NTL Europe has investments. This agreement provides that the Company’s employees shall, as appropriate, prioritize work performed for the Company ahead of work performed on behalf of NTL Europe.

      In addition, under the Transitional Services Agreement, the Company provides the services of five of its employees to NTL Europe seconded on a full-time basis for a period of up to two years (at NTL Europe’s option) and permit NTL Europe and its group companies to continue to use the “NTL” name for a period of up to one year, in the case of NTL Europe, and three years, in the case of certain other of its subsidiaries.

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      NTL Europe pays the Company pre-determined charges set out in the Transitional Services Agreement in respect of the services provided by the Company and its subsidiaries under the agreement based on the amount of time spent by the relevant personnel in carrying out such work.

      Other charges in 2002 include $129.6 million of non-cash expense for allowances for the cancellation of receivables from NTL Europe in accordance with the Plan which were payable to United Kingdom subsidiaries of the Company.

      On September 28, 2001, the Company loaned NTL Europe $150.0 million in cash and received 15.0% Promissory Notes due September 30, 2004. Interest was payable monthly in cash at a rate of 15.0% per annum beginning on October 31, 2001. Interest income — NTL Europe, Inc. includes $8.0 million and $5.8 million in 2002 and 2001, respectively, from such notes. Upon emergence from Chapter 11 reorganization and in accordance with the Plan, these notes were canceled. Other charges in 2002 include $152.3 million of expense for allowances for the cancellation of these notes.

      On April 5, 2002, following receipt of the proceeds from the sale of NTL Australia, NTL Delaware loaned £90.0 million to NTL (UK) Group, Inc. Such loan was actually made (with the approval of the lenders under the UK credit facilities) to NTL (UK) Group, Inc. and then on-lent to certain subsidiaries of NTL (UK) Group, Inc. Interest on the note was at 23% per annum, compounded semiannually, and was payable, in cash, on the earlier of April 1, 2006 or the redemption date of the notes. In connection with the DIP facility, the current interest rate on this loan had been reduced from 23% per annum to 11% per annum. Interest expense — NTL Europe, Inc. includes $14.8 million from such loan. Upon emergence from Chapter 11 reorganization and in accordance with the Plan, such debt was repaid.

      NTL Delaware was a lender under the DIP facility. Interest expense — NTL Europe, Inc. includes $2.9 million of fees paid to NTL Delaware under this facility.

      Pursuant to the DIP facility, all funding needs of the debtors were funded through the proceeds of the DIP facility, in accordance with a budget and the terms of the DIP facility agreement. Communications Cable Funding Corp. had entered into intercompany note agreements with NTL Europe and NTL (Delaware), Inc. to evidence such transactions. The notes earned interest on the unpaid principal amount for three months from July 15, 2002 at the rate of 11% per annum. With respect to each successive three month period following that date, the rate per annum increased incrementally by 1% over the immediately preceding three month period but will not exceed 18% per annum for any three month period. Interest income — NTL Europe, Inc. includes $0.8 million of interest due from NTL Europe, Inc. for such notes. Upon emergence from Chapter 11 reorganization and in accordance with the Plan, such debt in the amount of $69.3 million was repaid.

      The Company’s President — Chief Executive Officer is also the Chairman of ATX Communications, Inc. (“ATX”) (formerly known as CoreComm Holdco, Inc.). Until January 2003, ATX shared resources with the Company related specifically to corporate activity, including corporate employees and a corporate office. In conjunction with these arrangements, the Company provided ATX with management, financial, legal and administrative support services through the use of employees, as well as access to office space and equipment and use of supplies and related office services. The salaries of employees providing service to ATX were charged to ATX by the Company based on the allocation of their time spent providing services to ATX.

      Amounts charged to ATX by the Company consist of direct costs allocated to ATX where identifiable and a percentage of the portion of the Company’s corporate overhead which cannot be specifically allocated to the Company. Effective January 1, 2001, the percentage used to allocate corporate overhead was reduced. The Company’s charges to ATX commenced in October 1998. It is not practicable to determine the amounts of these expenses that would have been incurred had ATX operated as an

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

unaffiliated entity. In the opinion of management, this allocation method is reasonable. For the years ended December 31, 2002, 2001 and 2000, the Company charged ATX $0.4 million, $0.4 million and $1.2 million, respectively, which reduced the Company’s selling, general and administrative expenses.

      On April 12, 2002, our former ultimate parent company purchased $15.0 million of an unsecured convertible note from ATX and received warrants to purchase 770,000 shares of ATX common stock at an exercise price of $0.01 per share that expire in April 2011. In addition, concurrently with the note purchase and without additional compensation, the Company entered into a network and software agreement with ATX. Under the agreement, ATX will provide U.S. network for Internet traffic from the Company’s UK customers for three years, as well as a royalty free license to use certain billing and provisioning software and know-how.

      The Company obtains billing and software development services from ATX. ATX billed the Company $2.9 million, $3.4 million and $5.9 million in the years ended December 31, 2002, 2001 and 2000, respectively for these services. In 2001, the Company entered into a license agreement with ATX whereby the Company was granted an exclusive irrevocable, perpetual license to billing software developed by ATX for telephony rating, digital television events rating, fraud management and other tasks. The sales price was cash of $9.8 million for the development costs expended by ATX plus a fixed amount of $3.0 million representing the one-time perpetual license fee. The billing software was being used by the Company at the time of this agreement, and was being maintained and modified by ATX under an ongoing software maintenance and development outsourcing agreement between the companies.

      In March 2000, the Company and ATX announced that they had entered into an agreement to link their networks in order to create an international Internet backbone that commenced operations in February 2001. The Company incurred costs of $0.3 million for network usage in the year ended December 31, 2001. The Company has not incurred any additional costs subsequent to 2001.

      At December 31, 2002 and 2001, the Company had a receivable from ATX of $2.5 million and $1.1 million, respectively.

17.     Shareholder’s Equity

      The following description of authorized capital stock, common stock, stockholder rights plan and stock options reflects changes as a result of the Company’s emergence from Chapter 11 reorganization.

Authorized Capital Stock

      Pursuant to the Company’s reorganization, the Company’s authorized capital stock consists of 400,000,000 shares of common stock, par value $0.01 per share and 5,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

      On the Effective Date, the Company issued to certain of its stakeholders 50,000,969 shares of common stock and 8,750,496 Series A Warrants, each of which entitles the holder thereof to purchase one share of the Company’s common stock at an initial exercise price of $309.88, subject to adjustment. The Series A Warrants expire on January 10, 2011. In addition, the Company issued 500,000 shares of common stock to initial purchases of the Exit Notes.

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stockholder Rights Plan

      The Company’s Rights Agreement provides that a Right will be issued with each share of common stock issued. The Rights are exercisable upon the occurrence of certain potential takeover events and will expire in January 2013 unless previously redeemed or exchanged by the Company. When exercisable, each Right entitles the owner to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock (“Rights Preferred Stock”) at the Stockholder Rights purchase price, subject to adjustment.

      The Rights Preferred Stock will be entitled to a quarterly dividend payment equal to the greater of $10.00 and 1,000 times the aggregate amount per share of all dividends declared on the common stock since the immediately preceding dividend payment date. In the event of liquidation, the holders of Rights Preferred Stock will be entitled to the greater of $1,000 for each share of Rights Preferred Stock held, plus any accrued and unpaid dividends or distributions on those shares and the aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of common stock. Each share of Rights Preferred Stock will have 1,000 votes and will vote together with the common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are changed or exchanged, each share of Rights Preferred Stock will be entitled to receive common stock of the acquiring Company valued at two times the exercise price of the Stockholder Right. The Rights are protected by customary antidilution provisions.

Stock Options

      Upon approval by the compensation committee of the board of directors, the Company will adopt the NTL Incorporated 2003 Stock Option Plan (the “Stock Option Plan”). The Stock Option Plan is intended to provide incentives to certain employees of the Company and its subsidiaries to foster and promote the long term growth and performance of the Company and to better align such employees’ interests with the stockholders of the Company. Under the Stock Option Plan, options to purchase up to 5 million shares of the Company’s common stock may be granted from time to time to certain employees of the Company and its subsidiaries. Accordingly, the Company has reserved 5 million shares of common stock for issuance under the Stock Option Plan.

      The Company’s employees participated in the various stock option plans of its former ultimate parent company. All options to purchase shares of the Company’s former ultimate parent company’s common stock were cancelled on the Effective Date pursuant to the Plan.

      There were none, 13.7 million and 34.8 million options granted under these plans for the years ended December 31, 2002, 2001 and 2000, respectively.

      Pro forma information regarding net loss has been determined as if the Company had accounted for its former ultimate parent’s employee stock options under the fair value method of SFAS No. 123. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 2002, 2001 and 2000: risk-free interest rates of 4.47%, 4.47% and 5.30%, respectively, dividend yield of 0%, volatility factor of the expected market price of the Company’s former ultimate parent’s common stock of ..702, .702, and .385, respectively, and a weighted-average expected life of the option of 10 years in 2002, 2001 and 2000.

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because these stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

      For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The effects of applying SFAS No. 123 on pro forma disclosures of net loss for the years ended December 31, 2002, 2001 and 2000 are not likely to be representative of the pro forma effects on net loss in future years. Following is the Company’s pro forma information as if the Company and not its former ultimate parent had issued the stock options:

	Year Ended December 31,

	2002	2001	2000

	(In millions)
Net (loss)	$(2,375.8)	$(11,837.0)	$(2,388.1)
Pro forma net (loss)	$(2,631.7)	$(12,096.9)	$(2,636.7)

18.	Employee Benefit Plans

      Certain subsidiaries of the Company operate defined benefit pension plans in the United Kingdom. The assets of the Plans are held separately from those of the Company and are invested in specialized portfolios under the management of an investment group. The pension cost is calculated using the attained age method. The Company’s policy is to fund amounts to the defined benefit plans necessary to comply with the funding requirements as prescribed by the laws and regulations in the United Kingdom.

      At December 31, 2002, the projected benefit obligations of the Company’s defined benefit pension plans exceeded the fair value of the plan assets by $121.3 million. Each of the Company’s four defined benefit pension plans had accumulated benefit obligations in excess of the fair value of plan assets at December 31, 2002. The projected benefit obligations, accumulated benefit obligations and fair value of plan assets for these four plans were $333.5 million, $289.4 million and $212.2 million, respectively, at December 31, 2002.

	Year Ended
	December 31,

	2002	2001

	(In millions)
Change in benefit obligation
Benefit obligation at beginning of year	$200.3	$201.8
Acquisition	20.8	—
Service cost	10.8	9.9
Interest cost	17.3	11.3
Actuarial losses (gains)	85.3	(7.0)
Benefits paid	(10.1)	(6.3)
Curtailments/settlements	(1.8)	—
Other	1.9	—
Foreign currency exchange rate changes	9.0	(9.4)

Benefit obligation at end of year	$333.5	$200.3

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended
	December 31,

	2002	2001

	(In millions)
Change in plan assets
Fair value of plan assets at beginning of year	$229.2	$269.1
Acquisition	17.3	—
Actual return on plan assets	(43.5)	(31.0)
Company contributions	8.9	8.0
Plan participants’ contributions	3.0	3.0
Benefits paid	(10.1)	(6.3)
Curtailments/settlements	(1.4)	—
Other	(1.3)	—
Foreign currency exchange rates changes	10.1	(13.6)

Fair value of plan assets at end of year	$212.2	$229.2

Funded status of the plan	$(121.3)	$28.9
Unrecognized net actuarial (gains) losses	136.5	(12.4)
Unrecognized transition obligation	5.6	5.0

Net amount recognized	$20.8	$21.5

Amounts recognized in the statement of financial position consist of:
Prepaid benefit cost	$—	$16.5
Accrued benefit liability	(88.5)	—
Intangible asset	5.6	5.0
Accumulated other comprehensive loss	103.7	—

Net amount recognized	$20.8	$21.5

	Year Ended December 31,

	2002	2001

Actuarial assumptions:
Discount rate	5.50% – 5.90%	6.00%
Rate of compensation increase	3.30% – 5.20%	3.50% – 4.00%
Expected long-term rate of return on plan assets	6.60% – 7.50%	7.00% – 7.50%

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The components of net pension costs are as follows:

	Year Ended December 31,

	2002	2001	2000

	(In millions)
Service cost	$10.8	$9.9	$10.7
Interest cost	17.3	11.3	11.3
Curtailments/settlements	1.8	—	—
Expected return on plan assets	(20.0)	31.0	(2.0)
Net amortization and deferral	0.7	(51.9)	(20.6)

	$10.6	$0.3	$(0.6)

19.	Leases

      A summary of assets held under capital lease are as follows (in millions):

	December 31,

	2002	2001

Land, buildings and equipment	$89.0	$100.2
Less: accumulated depreciation	(26.9)	(28.5)

	$62.1	$71.7

      Future minimum annual payments at December 31, 2002 are as follows (in millions). The table reflects the Company’s contractual obligations.

	Capital	Operating
	Leases	Leases

Year ending December 31:
2003	$9.3	$84.0
2004	9.0	70.5
2005	8.0	60.8
2006	7.1	53.7
2007	6.7	52.8
Thereafter	166.7	394.5

Total minimum lease payments	206.8	$716.3

Less: amount representing interest	(140.0)

Present value of net minimum obligations	66.8
Less: current portion	(66.8)

	$—

      Leases for buildings, office space and equipment extend through 2031. Total rental expense for the years ended December 31, 2002, 2001 and 2000 under operating leases was $140.1 million, $74.5 million and $46.2 million, respectively.

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

20.	Commitments and Contingent Liabilities

      At December 31, 2002, the Company was committed to pay approximately $1,422.0 million for equipment and services and for investments in and loans to affiliates. This amount includes approximately $984.4 million for operations and maintenance contracts and other commitments from January 1, 2004 to 2013. The aggregate amount of the fixed and determinable portion of these obligations for the succeeding fiscal years is as follows (in millions):

Year Ending December 31:
2003	$437.6
2004	109.7
2005	109.4
2006	109.4
2007	109.4

$875.5

      The Company is involved in certain disputes and litigation arising in the ordinary course of its business. None of these matters are expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

21.	Summarized Financial Information About NTL Incorporated (formerly NTL Communications Corp.)

      In connection with the Company’s emergence from Chapter 11 reorganization, the Company and certain of its subsidiaries (the “Guarantors”) issued the Exit Notes. The Exit Notes are guaranteed on a senior basis by the following subsidiaries of the Company: NTL Digital (US) Inc., CableTel Ventures Limited, Bearsden Nominees, Inc., CableTel Programming, Inc., NTL International Services, Inc. and NTL Funding (NJ), Inc. (collectively referred to as the “Senior Guarantors”). The Exit Notes are guaranteed on a subordinated basis by Communications Cable Funding Corp. (referred to as the “Subordinated Guarantor” and together with the Senior Guarantors, the “Guarantors”).

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following condensed consolidating financial information of the Company as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000 is being provided pursuant to Article 3-10(c) of Regulation S-X and SOP 90-7.

	Year Ended December 31, 2002

							Entities		Consolidated
Statement of	NTL	Communications		Entities in	Other	All Other	Not in		NTL
Operations	Incorporated	Cable Funding	Diamond	Reorganization	Guarantors	Subsidiaries	Reorganization	Adjustments	Incorporated

	(In millions)
Revenues	$—	$—	$—	$—	$—	$3,265.1	$3,265.1	$—	$3,265.1
Costs and expenses
Operating expenses (exclusive of depreciation shown separately below)	—	—	—	—	0.8	1,501.7	1,502.5	—	1,502.5
Selling, general and administrative expenses	37.9	(22.3)	—	15.6	0.3	772.9	773.2	(0.3)	788.5
Asset impairments	—	—	—	—	—	445.1	445.1	—	445.1
Non-cash compensation	—	—	—	—	—	—	—	—	—
Other charges	154.8		—	154.8	—	234.4	234.4	—	389.2
Depreciation	0.5	—	—	0.5	—	1,477.4	1,477.4	—	1,477.9
Amortization	26.2	—	4.2	30.4	—	33.3	33.3	—	63.7

	219.4	(22.3)	4.2	201.3	1.1	4,464.8	4,465.9	(0.3)	4,666.9

Operating (loss)	(219.4)	22.3	(4.2)	(201.3)	(1.1)	(1,199.7)	(1,200.8)	0.3	(1,401.8)
Other income (expense)
Interest income and other, net	0.3	110.0	198.9	309.2	5.0	19.4	24.4	(312.6)	21.0
Interest income — NTL Europe, Inc.	8.0	0.8	—	8.8	—	—	—	—	8.8
Interest expense	(280.3)	(128.0)	(84.5)	(492.8)	(4.4)	(696.6)	(701.0)	431.3	(762.5)
Interest expense — NTL Europe, Inc.	—	(2.9)	—	(2.9)	—	(14.8)	(14.8)	—	(17.7)
Share of (losses) from equity investments	(1,516.9)	—	(247.2)	(1,764.1)	(3.4)	—	(3.4)	1,764.1	(3.4)
Other gains (losses)	—	—	—	—	—	—	—	—	—
Foreign currency transaction (losses) gains	(282.0)	—	(11.7)	(293.7)	0.8	199.6	200.4	(0.8)	(94.1)

Income (loss) before recapitalization items and income taxes	(2,290.3)	2.2	(148.7)	(2,436.8)	(3.1)	(1,692.1)	(1,695.2)	1,882.3	(2,249.7)
Recapitalization items, net	(86.7)	—	(5.8)	(92.5)	—	(59.3)	(59.3)	—	(151.8)

Income (loss) before income taxes	(2,377.0)	2.2	(154.5)	(2,529.3)	(3.1)	(1,751.4)	(1,754.5)	1,882.3	(2,401.5)
Income tax benefit	1.2	—	(1.4)	(0.2)	—	25.9	25.9	—	25.7

Net income (loss)	$(2,375.8)	$2.2	$(155.9)	$(2,529.5)	$(3.1)	$(1,725.5)	$(1,728.6)	$1,882.3	$(2,375.8)

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2001

Statement of	NTL	Communications		Entities in	Other
Operations	Incorporated	Cable Funding	Diamond	Reorganization	Guarantors

	(In millions)
Revenues	$—	$—	$—	$—	$—
Costs and expenses
Operating expenses (exclusive of depreciation shown separately below)	—	—	—	—	0.8
Selling, general and administrative expenses	27.5	—	—	27.5	(0.1)
Asset impairments	—	—	—	—	—
Non-cash compensation	30.6	—	—	30.6	—
Other charges	—	—	—	—	—
Depreciation	0.5	—	—	0.5	—
Amortization	24.5	—	4.0	28.5	0.5

	83.1	—	4.0	87.1	1.2

Operating (loss)	(83.1)	—	(4.0)	(87.1)	(1.2)
Other income (expense)
Interest income and other, net	13.6	—	184.1	197.7	3.5
Interest income — NTL Europe, Inc.	5.8	—	—	5.8	—
Interest expense	(762.8)	—	(170.9)	(933.7)	(4.2)
Interest expense — NTL Europe, Inc.	—	—	—	—	—
Share of (losses) from equity investments	(11,067.5)	—	(985.4)	(12,052.9)	(14.3)
Other (losses)	—	—	—	—	—
Foreign currency transaction gains (losses)	58.2	—	(0.8)	57.4	(3.6)

(Loss) before income taxes	(11,835.8)	—	(977.0)	(12,812.8)	(19.8)
Income tax expense	(1.2)	—	—	(1.2)	—

Net (loss)	$(11,837.0)	$—	$(977.0)	$(12,814.0)	$(19.8)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Year Ended December 31, 2001

		Entities		Consolidated
Statement of	All Other	Not in		NTL
Operations	Subsidiaries	Reorganization	Adjustments	Incorporated

	(In millions)
Revenues	$3,189.6	$3,189.6	$—	$3,189.6
Costs and expenses
Operating expenses (exclusive of depreciation shown separately below)	1,563.5	1,564.3	—	1,564.3
Selling, general and administrative expenses	970.1	970.0	—	997.5
Asset impairments	8,160.6	8,160.6	—	8,160.6
Non-cash compensation	—	—	—	30.6
Other charges	297.9	297.9	—	297.9
Depreciation	1,360.9	1,360.9	—	1,361.4
Amortization	1,149.9	1,150.4	—	1,178.9

	13,502.9	13,504.1	—	13,591.2

Operating (loss)	(10,313.3)	(10,314.5)	—	(10,401.6)
Other income (expense)
Interest income and other, net	16.0	19.5	(188.4)	28.8
Interest income — NTL Europe, Inc.	—	—	—	5.8
Interest expense	(947.0)	(951.2)	644.1	(1,240.8)
Interest expense — NTL Europe, Inc.	—	—	—	—
Share of (losses) from equity investments	(8.9)	(23.2)	12,052.9	(23.2)
Other (losses)	(88.5)	(88.5)	—	(88.5)
Foreign currency transaction gains (losses)	(53.2)	(56.8)	—	0.6

(Loss) before income taxes	(11,394.9)	(11,414.7)	12,508.6	(11,718.9)
Income tax expense	(116.9)	(116.9)	—	(118.1)

Net (loss)	$(11,511.8)	$(11,531.6)	$12,508.6	$(11,837.0)

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2000

							Entities Not		Consolidated
Statement of	NTL	Communications		Entities in	Other	All Other	in		NTL
Operations	Incorporated	Cable Funding	Diamond	Reorganization	Guarantors	Subsidiaries	Reorganization	Adjustments	Incorporated

	(In millions)
Revenues	$—	$—	$—	$—	$—	$2,484.2	$2,484.2	$—	$2,484.2
Costs and expenses
Operating expenses (exclusive of depreciation and amortization shown separately below)	—	—	—	—	—	1,223.2	1,223.2	—	1,223.2
Selling, general and administrative expenses	29.6	—	—	29.6	0.4	962.8	963.2	—	992.8
Asset impairments	—	—	—	—	—	—	—	—	—
Non-cash compensation	—	—	—	—	—	—	—	—	—
Other charges	—	—	—	—	—	92.7	92.7	—	92.7
Depreciation	0.5	—	—	0.5	—	873.9	873.9	—	874.4
Amortization	19.2	—	4.0	23.2	0.5	802.6	803.1	—	826.3

	49.3	—	4.0	53.3	0.9	3,955.2	3,956.1	—	4,009.4

Operating (loss)	(49.3)	—	(4.0)	(53.3)	(0.9)	(1,471.0)	(1,471.9)	—	(1,525.2)
Other income (expense)
Interest income and other, net	14.5	—	174.9	189.4	(0.6)	11.2	10.6	(174.2)	25.8
Interest income — NTL Europe, Inc.	—	—	—	—	—	—	—	—	—
Interest expense	(599.4)	—	(163.6)	(763.0)	(0.3)	(320.9)	(321.2)	197.9	(886.3)
Interest expense — NTL Europe, Inc.	—	—	—	—	—	—	—	—	—
Share of (losses) from equity investments	(1,821.7)	—	(444.5)	(2,266.2)	(22.9)	(1.3)	(24.2)	2,266.2	(24.2)
Other (losses)	—	—	—	—	—	—	—	—	—
Foreign currency transaction gains (losses)	67.8	—	(3.6)	64.2	3.7	(126.0)	(122.3)	—	(58.1)

(Loss) before income taxes	(2,388.1)	—	(440.8)	(2,828.9)	(21.0)	(1,908.0)	(1,929.0)	2,289.9	(2,468.0)
Income tax benefit	—	—	—	—	—	79.9	79.9	—	79.9

Net (loss)	$(2,388.1)	$—	$(440.8)	$(2,828.9)	$(21.0)	$(1,828.1)	$(1,849.1)	$2,289.9	$(2,388.1)

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2002

	NTL	Communications		Entities in	Other
Balance Sheet	Incorporated	Cable Funding	Diamond	Reorganization	Guarantors

	(In millions)
Current assets	$47.4	$454.3	$0.8	$502.5	$2.5
Investments in and loans to affiliates, net	3,413.9	18,645.8	941.5	23,001.2	8.4
Fixed and noncurrent assets	128.7	162.8	15.6	307.1	102.2

Total assets	$3,590.0	$19,262.9	$957.9	$23,810.8	$113.1

Current liabilities	$245.8	$122.6	$—	$368.4	$0.4
Noncurrent liabilities	—	2,784.3	1.5	2,785.8	135.2
Liabilities subject to compromise	8,520.3	—	1,656.9	10,177.2	—
Shareholder’s (deficiency) equity	(5,176.1)	16,356.0	(700.5)	10,479.4	(22.5)

Total liabilities and shareholder’s (deficiency) equity	$3,590.0	$19,262.9	$957.9	$23,810.8	$113.1

[Additional columns below]

[Continued from above table, first column(s) repeated]

	December 31, 2002

		Entities		Consolidated
	All Other	Not in		NTL
Balance Sheet	Subsidiaries	Reorganization	Adjustments	Incorporated

	(In millions)
Current assets	$1,032.9	$1,035.4	$(367.2)	$1,170.7
Investments in and loans to affiliates, net	—	8.4	(23,001.2)	8.4
Fixed and noncurrent assets	11,555.0	11,657.2	(102.0)	11,862.3

Total assets	$12,587.9	$12,701.0	$(23,470.4)	$13,041.4

Current liabilities	$1,823.7	$1,824.1	$5,772.8	$7,965.3
Noncurrent liabilities	12,804.7	12,939.9	(15,631.3)	94.4
Liabilities subject to compromise	—	—	(19.4)	10,157.8
Shareholder’s (deficiency) equity	(2,040.5)	(2,063.0)	(13,592.5)	(5,176.1)

Total liabilities and shareholder’s (deficiency) equity	$12,587.9	$12,701.0	$(23,470.4)	$13,041.4

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2001

							Entities		Consolidated
	NTL	Communications		Entities in	Other	All Other	Not in		NTL
Balance Sheet	Incorporated	Cable Funding	Diamond	Reorganization	Guarantors	Subsidiaries	Reorganization	Adjustments	Incorporated

	(in millions)
Current assets	$90.0	$—	$0.4	$90.4	$1.9	$924.0	$925.9	$(3.3)	$1,013.0
Investments in and loans to affiliates, net	4,462.6	—	1,061.0	5,523.6	4.4	—	4.4	(5,523.6)	4.4
Fixed and noncurrent assets	305.4	—	18.2	323.6	98.3	11,689.4	11,787.7	(98.3)	12,013.0

Total assets	$4,858.0	$—	$1,079.6	$5,937.6	$104.6	$12,613.4	$12,718.0	$(5,625.2)	$13,030.4

Current liabilities	$8,037.0	$—	$1,561.8	$9,598.8	$0.2	$6,587.8	$6,588.0	$(100.1)	$16,086.7
Noncurrent liabilities	—	—	—	—	124.2	6,036.5	6,160.7	(6,038.0)	122.7
Shareholder’s (deficiency)	(3,179.0)		(482.2)	(3,661.2)	(19.8)	(10.9)	(30.7)	512.9	(3,179.0)

Total liabilities and shareholder’s (deficiency)	$4,858.0	$—	$1,079.6	$5,937.6	$104.6	$12,613.4	$12,718.0	$(5,625.2)	$13,030.4

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2002

							Entities		Consolidated
Statement of Cash	NTL	Communications		Entities in	Other	All Other	Not in		NTL
Flows	Incorporated	Cable Funding	Diamond	Reorganization	Guarantors	Subsidiaries	Reorganization	Adjustments	Incorporated

	(In millions)
Net cash provided by (used in) operating activities	$52.9	$(33.7)	$(36.6)	$(17.4)	$6.3	$326.8	$333.1	$(57.0)	$258.7
Net cash (used in) investing activities	(99.1)	(162.8)	16.3	(245.6)	(6.2)	(669.4)	(675.6)	77.0	(844.2)
Net cash provided by financing activities	3.9	216.4	20.1	240.4	—	580.2	580.2	(20.0)	800.6
Effect of exchange rate changes on cash	—	—	—	—	—	35.8	35.8	—	35.8

(Decrease) increase in cash and cash equivalents	(42.3)	19.9	(0.2)	(22.6)	0.1	273.4	273.5	—	250.9
Cash and cash equivalents at the beginning of the year	78.5	—	0.4	78.9	0.1	172.1	172.2	—	251.1

Cash and cash equivalents at the end of the year	$36.2	$19.9	$0.2	$56.3	$0.2	$445.5	$445.7	$—	$502.0

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2001

							Entities		Consolidated
Statement of Cash	NTL	Communications		Entities in	Other	All Other	Not in		NTL
Flows	Incorporated	Cable Funding	Diamond	Reorganization	Guarantors	Subsidiaries	Reorganization	Adjustments	Incorporated

	(In millions)
Net cash (used in) provided by operating activities	$(406.7)	$—	$(55.4)	$(462.1)	$3.2	$786.8	$790.0	$(886.5)	$(558.6)
Net cash (used in) investing activities	(1,099.1)	—	(201.3)	(1,300.4)	(4.2)	(1,695.3)	(1,699.5)	1,141.8	(1,858.1)
Net cash provided by financing activities	1,416.1	—	256.6	1,672.7	—	834.7	834.7	(255.3)	2,252.1
Effect of exchange rate changes on cash	—	—	—	—	—	(7.8)	(7.8)	—	(7.8)

(Decrease) in cash and cash equivalents	(89.7)	—	(0.1)	(89.8)	(1.0)	(81.6)	(82.6)	—	(172.4)
Cash and cash equivalents at the beginning of the year	168.2	—	0.5	168.7	1.1	253.7	254.8	—	423.5

Cash and cash equivalents at the end of the year	$78.5	$—	$0.4	$78.9	$0.1	$172.1	$172.2	$—	$251.1

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2000

							Entities Not		Consolidated
Statement of Cash	NTL	Communications		Entities in	Other	All Other	in		NTL
Flows	Incorporated	Cable Funding	Diamond	Reorganization	Guarantors	Subsidiaries	Reorganization	Adjustments	Incorporated

	(In millions)
Net cash (used in) provided by operating activities	$(301.7)	$—	$(88.1)	$(389.8)	$3.8	$1,006.6	$1,010.4	$(789.6)	$(169.0)
Net cash (used in) investing activities	(5,940.8)	—	(103.1)	(6,043.9)	(3.2)	(5,191.3)	(5,194.5)	1,731.7	(9,506.7)
Net cash provided by financing activities	5,707.3	—	7.0	5,714.3	—	4,278.4	4,278.4	(942.1)	9,050.6
Effect of exchange rate changes on cash	—	—	(12.2)	(12.2)	—	(13.4)	(13.4)	—	(25.6)

(Decrease) increase in cash and cash equivalents	(535.2)	—	(196.4)	(731.6)	0.6	80.3	80.9	—	(650.7)
Cash and cash equivalents at the beginning of the year	703.4	—	196.9	900.3	0.5	173.4	173.9	—	1,074.2

Cash and cash equivalents at the end of the year	$168.2	$—	$0.5	$168.7	$1.1	$253.7	$254.8	$—	$423.5

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

22.     Industry Segments

      The Company implemented a reorganization of certain of its business divisions in the six months ended June 30, 2003. The associated changes included moving its wholesale Internet business unit from ntl: business to ntl: home, its public safety business unit from ntl: business to ntl: broadcast and the creation of ntl: carriers by merging its carriers business unit with its mobile business unit and removing both from ntl: business. These changes better align the expertise in the divisions with the needs of the Company’s customers. In addition, the allocation of certain costs from Shared Services to the various divisions and the allocation of costs between ntl: home and ntl: business have changed. Finally, ntl: Ireland is a separate division for financial reporting purposes effective January 1, 2003. Amounts in prior periods have been reclassified to conform to the current presentation.

      As a result, the Company has six reportable segments:

•	ntl: home, which provides residential telephone, cable television and Internet services, as well as wholesale Internet access solutions to ISPs in the UK;

•	ntl: business, which provides data, voice and Internet services to large businesses, public sector organizations and SMEs located near the Company’s existing residential broadband network in the UK;

•	ntl: broadcast, which provides digital and analog television and radio broadcast transmission services, network management, tower site rental and satellite and media services, as well as radio communications to public safety sector organizations in the UK;

•	ntl: carriers, which provides national and international communications transport services to communications companies in the UK and the Republic of Ireland;

•	ntl: Ireland, which provides primarily cable television services, as well as telephone and Internet services, to residential customers and television, data, voice and Internet services to business customers in the Republic of Ireland; and

•	Shared services, which includes ntl: networks and other services like finance, IT and human resources. ntl: networks manages the Company’s UK national network. Shared services also includes assets and related depreciation and amortization that are not allocated to another segment.

      The Company’s primary measure of profit or loss for each reportable segment is segment profit (loss), and is defined below. The Company considers this measure an important indicator of the operational strength and performance of its reportable segments and of the trends affecting its segments. This measure excludes the impact of costs and expenses that do not directly effect cash flows such as depreciation, amortization and share of income (losses) from equity investments. The Company also excludes costs and expenses that are not directly related to the performance of a single reportable segment from this measure such as interest income and expense, and gains or losses on foreign currency transactions, rather than allocating these costs and expenses to multiple reportable segments. Segment profit (loss) also excludes the impact on the Company’s results of operations of items that it believes are not characteristic of its underlying business operations for the period in which they are recorded. Other charges and recapitalization items, net, are excluded from this measure for these reasons, as well as because certain of their components are not directly related to the performance of a single reportable segment. This financial measure and combined segment profit should be considered in addition to, not as a substitute for, operating (loss), net (loss) and other measures of financial performance reported in accordance with generally accepted accounting principles. The reconciliation of combined segment profit to net (loss) can be found further below.

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Selected financial information for each reportable segment for the years ended December 31, 2002, 2001 and 2000 is as follows:

	ntl: home	ntl: business	ntl: broadcast	ntl: carriers	ntl: Ireland	Shared services	Total

	(In millions)
Year ended December 31, 2002
Revenue	$2,139.0	$469.8	$386.6	$179.7	$90.0	$—	$3,265.1
Segment profit(1)	886.6	105.0	165.8	148.6	22.2	(354.1)	974.1
Depreciation and amortization	992.5	393.8	72.9	22.8	32.9	26.7	1,541.6
Expenditures for long-lived assets	471.9	83.9	64.5	48.8	21.8	185.0	875.9
Total assets(2)	7,790.0	3,115.0	551.2	329.1	206.1	1,050.0	13,041.4
Year ended December 31, 2001
Revenue	$2,080.5	$515.0	$351.8	$180.0	$62.3	$—	$3,189.6
Segment profit(1)	632.6	106.5	143.4	145.1	10.3	(410.1)	627.8
Depreciation and amortization	1,811.2	570.7	76.0	17.3	29.2	35.9	2,540.3
Expenditures for long-lived assets	1,113.0	265.2	131.8	53.3	43.0	42.1	1,648.4
Total assets(3)	7,800.7	3,060.5	805.2	301.1	233.8	829.1	13,030.4
Year ended December 31, 2000
Revenue	$1,500.4	$435.9	$337.0	$149.7	$61.2	$—	$2,484.2
Segment profit(1)	322.1	55.5	123.1	119.4	8.5	(360.4)	268.2
Depreciation and amortization	1,427.4	175.8	53.2	8.3	16.3	19.7	1,700.7
Expenditures for long-lived assets	1,120.1	754.9	104.2	50.3	115.1	14.6	2,159.2
Total assets(4)	17,217.1	3,497.7	824.7	257.8	708.0	641.2	23,146.5

(1)	Represents earnings before interest, taxes, depreciation, amortization, asset impairments, non-cash compensation, other charges, share of (losses) from equity investments, other (losses), foreign currency transaction (losses) gains and recapitalization items, net.

(2)	At December 31, 2002, shared assets included $458.2 million of cash, cash equivalents and marketable securities and $591.8 million of other assets.

(3)	At December 31, 2001, shared assets included $189.8 million of cash, cash equivalents and $639.3 million of other assets.

(4)	At December 31, 2000, shared assets included $355.0 million of cash, cash equivalents and marketable securities and $286.2 million of other assets.

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The reconciliation of combined segment profit to net (loss) is as follows:

	Year Ended December 31,

	2002	2001	2000

	(In millions)
Combined segment profit	$974.1	$627.8	$268.2
Add (deduct):
Asset impairments	(445.1)	(8,160.6)	—
Non-cash compensation	—	(30.6)	—
Other charges	(389.2)	(297.9)	(92.7)
Depreciation	(1,477.9)	(1,361.4)	(874.4)
Amortization	(63.7)	(1,178.9)	(826.3)
Interest income and other, net	21.0	28.8	25.8
Interest income — NTL Europe, Inc.	8.8	5.8	—
Interest (expense)	(762.5)	(1,240.8)	(886.3)
Interest expense — NTL Europe, Inc.	(17.7)	—	—
Shares of (losses) from equity investments	(3.4)	(23.2)	(24.2)
Other (losses)	—	(88.5)	—
Foreign currency transactions (losses) gains	(94.1)	0.6	(58.1)
Recapitalization items, net	(151.8)	—	—
Income tax benefit (expense)	25.7	(118.1)	79.9

	(3,349.9)	(12,464.8)	(2,656.3)

Net (loss)	$(2,375.8)	$(11,837.0)	$(2,388.1)

     Geographic Information

	United	United
	States	Kingdom	Ireland	Total

	(In millions)
2002
Revenues	$—	$3,175.1	$90.0	$3,265.1
Long-lived assets	163.6	11,569.2	137.9	11,870.7
2001
Revenues	$—	$3,127.3	$62.3	$3,189.6
Long-lived assets	151.3	11,703.5	162.6	12,017.4
2000
Revenues	$—	$2,423.0	$61.2	$2,484.2
Long-lived assets	1.6	21,658.5	155.4	21,815.5

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)

(DEBTOR-IN-POSSESSION)
SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT

CONDENSED BALANCE SHEETS

	December 31,

	2002	2001

	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$36.2	$78.5
Marketable securities	5.2	—
Other	6.0	11.5

Total current assets	47.4	90.0
Office improvements and equipment, net of accumulated depreciation of $2.2 (2002) and $1.7 (2001)	0.8	1.3
Investments in and loans to affiliates, net	3,413.9	4,462.6
Deferred financing costs, net of accumulated amortization of $102.0 (2002) and $75.9 (2001)	127.9	154.1
Note receivable from NTL Europe, Inc.	—	150.0

Total assets	$3,590.0	$4,858.0

LIABILITIES AND SHAREHOLDER’S (DEFICIENCY)
Liabilities not subject to compromise
Current liabilities	$245.8	$8,037.0
Long-term debt	—	—
Liabilities subject to compromise	8,520.3	—
Shareholder’s (deficiency):
Common stock	—	—
Additional paid-in capital	14,045.5	13,917.7
Accumulated other comprehensive (loss)	(653.6)	(904.5)
(Deficit)	(18,568.0)	(16,192.2)

	(5,176.1)	(3,179.0)

Total liabilities and shareholder’s (deficiency)	$3,590.0	$4,858.0

See accompanying notes.

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)

(DEBTOR-IN-POSSESSION)

CONDENSED STATEMENTS OF OPERATIONS

	Year Ended December 31,

	2002	2001	2000

	(In millions)
Cost and expenses
General and administrative expenses	$37.9	$27.5	$29.6
Non-cash compensation	—	30.6	—
Other charges	154.8	—	—
Depreciation	0.5	0.5	0.5
Amortization	26.2	24.5	19.2

Operating (loss)	(219.4)	(83.1)	(49.3)
Other income (expense)
Interest income and other, net	0.3	13.6	14.5
Interest income — NTL Europe, Inc.	8.0	5.8	—
Interest expense (contractual interest of $831.3 (2002))	(280.3)	(762.8)	(599.4)
Foreign currency transaction (losses) gains	(282.0)	58.2	67.8

(Loss) before recapitalization items, income taxes and equity in net (loss) of subsidiaries	(773.4)	(768.3)	(566.4)
Recapitalization items, net	(86.7)	—	—

(Loss) before income taxes and equity in net (loss) of subsidiaries	(860.1)	(768.3)	(566.4)
Income tax benefit (expense)	1.2	(1.2)	—

(Loss) before equity in net (loss) of subsidiaries	(858.9)	(769.5)	(566.4)
Equity in net (loss) of subsidiaries	(1,516.9)	(11,067.5)	(1,821.7)

Net (loss)	$(2,375.8)	$(11,837.0)	$(2,388.1)

See accompanying notes.

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)

(DEBTOR-IN-POSSESSION)

CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2002	2001	2000

	(In millions)
Net cash provided by (used in) operating activities	$52.9	$(406.7)	$(301.7)
Investing activities
Purchase of office improvements and equipment	—	(0.1)	(0.5)
Purchase of marketable securities	(10.8)	(9.9)	—
Proceeds from sales of marketable securities	5.6	10.0	5.0
Investments in and loans to affiliates	(93.9)	(949.1)	(5,944.2)
Increase in other assets	—	—	(1.1)
Loan to NTL Incorporated	—	(150.0)	—

Net cash (used in) investing activities	(99.1)	(1,099.1)	(5,940.8)
Financing activities
Distribution to NTL (Delaware), Inc.	—	(10.6)	—
Contributions from NTL (Delaware), Inc	3.9	40.8	5,227.2
Proceeds from borrowings, net of financing costs	—	1,385.9	476.3
Principal payments	—	—	(73.7)
Cash released from escrow for debt repayment	—	—	77.5

Net cash provided by financing activities	3.9	1,416.1	5,707.3

(Decrease) in cash and cash equivalents	(42.3)	(89.7)	(535.2)
Cash and cash equivalents at beginning of year	78.5	168.2	703.4

Cash and cash equivalents at end of year	$36.2	$78.5	$168.2

Supplemental disclosure of cash flow information
Cash paid for interest	$96.4	$424.3	$240.2
Income taxes paid	—	—	0.4
Supplemental schedule of non-cash financing activities
Conversion of notes, net of unamortized deferred financing costs	$—	$109.5	$—
Contribution from NTL (Delaware), Inc	123.9	110.2	—

See accompanying notes.

NTL INCORPORATED (FORMERLY NTL COMMUNICATION CORP.)

(DEBTOR-IN-POSSESSION)

NOTES TO CONDENSED FINANCIAL STATEMENTS

1.     Corporate Restructuring

      On May 8, 2002, NTL Incorporated (then known as NTL Communications Corp.), (the “Company”) NTL Europe, Inc. (then known as NTL Incorporated) and certain of the Company’s and NTL Europe, Inc.’s subsidiaries filed a pre-arranged joint reorganization plan (the “Plan”) under Chapter 11 of the US Bankruptcy Code. The Company’s operating subsidiaries and those of NTL Europe, Inc. were not included in the Chapter 11 filing. The Plan became effective on January 10, 2003, at which time the Company emerged from Chapter 11 reorganization.

      Pursuant to the Plan, the entity formerly known as NTL Incorporated and its subsidiaries and affiliates were split into two separate groups, and the Company and NTL Europe, Inc. each emerged as independent public companies. The entity formerly known as NTL Communications Corp. was renamed “NTL Incorporated” and became the holding company for the former NTL group’s principal UK and Ireland assets. Prior to consummation of the Plan, the Company was a wholly-owned subsidiary of the entity then known as NTL Incorporated, which, pursuant to the Plan, was renamed “NTL Europe, Inc.” and which became the holding company for the former NTL group’s continental European and certain other assets. Pursuant to the Plan, all of the outstanding securities of the Company’s former ultimate parent company (NTL Europe) and certain of its subsidiaries, including the Company, were cancelled, and the Company issued shares of its common stock and Series A warrants and NTL Europe, Inc. issued shares of its common stock and preferred stock to various former creditors and stockholders of the Company’s former ultimate parent company and its subsidiaries, including the Company. The precise mix of new securities received by holders of each particular type of security of the Company’s former ultimate parent company and its subsidiaries was set forth in the Plan. The outstanding notes of Diamond Holding Limited and NTL (Triangle) LLC were not canceled and remain outstanding.

2.     Basis of Presentation

      In the Company’s condensed financial statements, the Company’s investment in subsidiaries is stated at cost plus equity in the undistributed earnings of the subsidiaries. The Company’s share of net loss of its subsidiaries is included in net loss using the equity method of accounting. The condensed financial statements should be read in conjunction with the Company’s consolidated financial statements.

NTL INCORPORATED (FORMERLY NTL COMMUNICATION CORP.)
(DEBTOR-IN-POSSESSION)

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

3.     Liabilities Subject to Compromise

      Liabilities subject to compromise consist of the following:

December 31,
2002

(In millions)
Accounts payable	$0.6
Interest payable	243.2
Payable to NTL (Delaware), Inc.	25.2
Accrued expenses	1.0
Long-term debt
NTL Communications:
12 3/4% Senior Deferred Coupon Notes	277.8
11 1/2% Senior Deferred Coupon Notes	1,050.0
10% Senior Notes	400.0
9 1/2% Senior Sterling Notes, less unamortized discount	200.8
10 3/4% Senior Deferred Coupon Sterling Notes	439.2
9 3/4% Senior Deferred Coupon Notes	1,193.3
9 3/4% Senior Deferred Coupon Sterling Notes	441.6
11 1/2% Senior Notes	625.0
12 3/8% Senior Deferred Coupon Notes	380.6
7% Convertible Subordinated Notes	489.8
9 1/4% Senior Euro Notes	262.1
9 7/8% Senior Euro Notes	367.0
11 1/2% Senior Deferred Coupon Euro Notes	166.1
11 7/8% Senior Notes, less unamortized discount	491.7
12 3/8% Senior Euro Notes, plus unamortized premium	315.3
6 3/4% Convertible Senior Notes	1,150.0

Total	$8,520.3

      Upon emergence from Chapter 11 reorganization and in accordance with the Plan, all of the outstanding public notes of the Company were canceled.

NTL INCORPORATED (FORMERLY NTL COMMUNICATION CORP.)
(DEBTOR-IN-POSSESSION)

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

4.     Long-Term Debt

      Long-term debt, exclusive of amounts subject to compromise, consists of:

	December 31,

	2002	2001

	(In millions)
12 3/4% Senior Deferred Coupon Notes	$—	$277.8	(a)
11 1/2% Senior Deferred Coupon Notes	—	1,050.0	(b)
10% Senior Notes	—	400.0	(c)
9 1/2% Senior Sterling Notes, less unamortized discount	—	181.4	(d)
10 3/4% Senior Deferred Coupon Sterling Notes	—	382.3	(e)
9 3/4% Senior Deferred Coupon Notes	—	1,153.8	(f)
9 3/4% Senior Deferred Coupon Sterling Notes	—	385.9	(g)
11 1/2% Senior Notes	—	625.0	(h)
12 3/8% Senior Deferred Coupon Notes	—	364.9	(i)
7% Convertible Subordinated Notes	—	489.8	(j)
9 1/4% Senior Euro Notes	—	222.5	(k)
9 7/8% Senior Euro Notes	—	311.5	(l)
11 1/2% Senior Deferred Coupon Euro Notes	—	135.6	(m)
11 7/8% Senior Notes, less unamortized discount	—	490.7	(n)
12 3/8% Senior Euro Notes, plus unamortized premium	—	267.8	(o)
6 3/4% Convertible Senior Notes	—	1,150.0	(p)

	—	7,889.0
	—	7,889.0

	$—	$—

Outstanding Public Notes

      Upon emergence from Chapter 11 reorganization and in accordance with the Plan, all of the outstanding public notes of NTL Communications Corp. were canceled.

(a)	12 3/4% Notes due April 15, 2005, principal amount at maturity of $277.8 million, interest payable semiannually from on October 15, 2000, redeemable at the Company’s option on or after April 15, 2000;

(b)	11 1/2% Notes due February 1, 2006, principal amount at maturity of $1,050.0 million, interest payable semiannually from August 1, 2001, redeemable at the Company’s option on or after February 1, 2001;

(c)	10% Notes due February 15, 2007, principal amount at maturity of $400.0 million, interest payable semiannually from August 15, 1997, redeemable at the Company’s option on or after February 15, 2002;

(d)	9 1/2% Sterling Notes due April 1, 2008, principal amount at maturity of £125.0 million ($201.2 million), interest payable semiannually from October 1, 1998, redeemable at the Company’s option on or after April 1, 2003;

(e)	10 3/4% Sterling Notes due April 1, 2008, principal amount at maturity of £300.0 million ($482.9 million), interest payable semiannually beginning on October 1, 2003, redeemable at the Company’s option on or after April 1, 2003;

NTL INCORPORATED (FORMERLY NTL COMMUNICATION CORP.)
(DEBTOR-IN-POSSESSION)

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

(f)	9 3/4% Notes due April 1, 2008, principal amount at maturity of $1,300.0 million, interest payable semiannually beginning on October 1, 2003, redeemable at the Company’s option on or after April 1, 2003;

(g)	9 3/4% Sterling Notes due April 15, 2009, principal amount at maturity of £330.0 million ($531.1 million), interest payable semiannually beginning on October 15, 2004, redeemable at the Company’s option on or after April 15, 2004;

(h)	11 1/2% Notes due October 1, 2008, principal amount at maturity of $625.0 million, interest payable semiannually from April 1, 1999, redeemable at the Company’s option on or after October 1, 2003;

(i)	12 3/8% Notes due October 1, 2008, principal amount at maturity of $450.0 million, interest payable semiannually beginning on April 1, 2004, redeemable at the Company’s option on or after October 1, 2003;

(j)	7% Convertible Notes due December 15, 2008, principal amount at maturity of $489.8 million, interest payable semiannually from June 15, 1999, convertible into shares of NTL Incorporated common stock at a conversion price of $39.20 per share, redeemable at the Company’s option on or after December 15, 2001 (there are approximately 12.5 million shares of NTL Incorporated common stock reserved for issuance upon conversion);

(k)	9 1/4% Euro Notes due November 15, 2006, principal amount at maturity of €250.0 million ($262.1 million), interest payable semiannually from May 15, 2000;

(l)	9 7/8% Euro Notes due November 15, 2009, principal amount at maturity of €350.0 million ($367.0 million), interest payable semiannually from May 15, 2000, redeemable at the Company’s option on or after November 15, 2004;

(m)	11 1/2% Deferred Euro Notes due November 15, 2009, principal amount at maturity of €210.0 million ($220.1 million), interest payable semiannually beginning on May 15, 2005, redeemable at the Company’s option on or after November 15, 2004 and;

(n)	11 7/8% Notes due October 1, 2010, principal amount at maturity of $500.0 million, interest payable semiannually from April 1, 2001, redeemable at the Company’s option on or after October 1, 2005;

(o)	12 3/8% Senior Euro Notes due February 1, 2008, issued in January and February 2001, principal amount at maturity of €300.0 million ($314.6 million), interest payable semiannually from August 1, 2001;

(p)	6 3/4% Convertible Senior Notes due May 15, 2008, issued in May 2001, principal amount at maturity of $1,150.0 million, interest payable semiannually from November 15, 2001, convertible into shares of NTL Incorporated common stock at a conversion price of $32.728 per share, redeemable at the Company’s option on or after May 20, 2004 (there are approximately 35.1 million shares of NTL Incorporated common stock reserved for issuance upon conversion);

      The indentures governing the notes contain restrictions relating to, among other things: (i) incurrence of additional indebtedness and issuance of preferred stock, (ii) dividend and other payment restrictions and (iii) mergers, consolidations and sales of assets.

      During 2002, 2001 and 2000, the Company recognized $96.7 million, $243.5 million and $334.3 million, respectively, of original issue discount as interest expense.

      In connection with the Company’s emergence from Chapter 11 reorganization, the Company and certain of its subsidiaries issued $558.249 million aggregate principal face amount of 19% Senior Secured Notes due 2010 (the “Exit Notes”) on January 10, 2003. Initial purchasers of the Company’s Exit Notes also purchased 500,000 shares of the Company’s common stock on that date. The gross proceeds from the sale of the Exit Notes and such shares totaled $500.0 million. The proceeds were used in part to repay

NTL INCORPORATED (FORMERLY NTL COMMUNICATION CORP.)
(DEBTOR-IN-POSSESSION)

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

amounts outstanding under the DIP facility and to purchase from NTL Delaware a £90.0 million note of NTL (UK) Group Inc. and to repay certain other obligations. The Exit Notes are due on January 1, 2010. The Exit Notes are redeemable at the Company’s option after January 10, 2003. Interest on the Exit Notes is payable in cash semiannually from July 1, 2003, with respect to the interest payment due on July 1, 2003, the Company may elect to pay any portion of the interest in cash or by issuance of additional “pay-in-kind” notes. With respect to the interest payments due on January 1, 2004 and July 1, 2004, the Company may make a similar election based on our Available Cash, as defined.

      The purchasers of the Company’s Exit Notes are entitled to registration rights with respect to such notes pursuant to the Exchange and Registration Rights Agreement. Under the Exchange and Registration Rights Agreement, the Company agreed, among other things, to file with the Securities and Exchange Commission a registration statement with respect to an offer to exchange the Exit Notes for new notes registered under the Securities Act with terms substantially identical to those of the unregistered notes. If the Company fails to file such registration statement with the Securities and Exchange Commission on or before April 15, 2003 or if certain other registration default events described in the Exchange and Registration Rights Agreement occur, then the Company will be required to pay special interest to each holder of the Exit Notes, pursuant to provisions of the Exchange and Registration Rights Agreement, during the period of one or more of such registration default events. The Company would pay such special interest at a rate of 0.5% per annum, which increases to 1.0% per annum after the first 120-day period following the occurrence of the first such registration default. In addition, the Company’s failure to register the notes in compliance with the Exchange and Registration Rights Agreement would result in an event of default under the Indenture governing the Exit Notes.

      Long-term debt repayments are due as follows (in millions). The table reflects the Company’s contractual obligations as of December 31, 2002 as adjusted for the emergence from Chapter 11 reorganization.

Year ending December 31:
2003	$—
2004	—
2005	—
2006	—
2007	—
Thereafter	558.2

Total debt repayments	558.2
Less: current portion	—

$558.2

5.     Leases

      Leases for office space end in 2004. Total rental expense for the years ended December 31, 2002, 2001 and 2000 under operating leases was $1.4 million, $1.8 million and $2.0 million, respectively.

      Future minimum lease payments under noncancellable operating leases as of December 31, 2002 are (in millions): $1.1 (2003) and $0.7 (2004).

NTL INCORPORATED (FORMERLY NTL COMMUNICATION CORP.)
(DEBTOR-IN-POSSESSION)

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

6.     Other

      On the Effective Date, the Company loaned Communications Cable Funding Corp., (a wholly-owned subsidiary), $160.6 million for the repayment of debt to NTL Delaware, Inc. The loan is payable on demand. Interest is payable on demand at a rate of 5.28516% per annum and will be increased to 15% per annum.

      In addition, on the Effective Date, the Company acquired the public debt of Diamond Cable Communications Limited aggregating $1,373.1 million (including interest of $136.5 million).

      On February 4, 2003, the Company released Diamond Cable Communications Limited from its obligations under these notes.

      On September 28, 2001, the Company loaned NTL Europe, Inc. $150.0 million in cash and received 15.0% Promissory Notes due September 30, 2004. Interest is payable monthly in cash at a rate of 15.0% per year beginning on October 31, 2001. Upon emergence from Chapter 11 reorganization and in accordance with the Plan, these notes were canceled.

      No cash dividends were paid to the registrant by subsidiaries for the years ended December 31, 2002, 2001 and 2000.

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS (CORP.)

(DEBTOR-IN-POSSESSION)
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

Col. A	Col. B	Col. C		Col. D		Col. E

		Additions

			(2)
		(1)	Charged to
	Balance at	Charged to	Other	(Deductions)/		Balance at
	Beginning	Costs and	Accounts	Additions		End of
Description	of Period	Expenses	Describe	Describe		Period

Year ended December 31, 2002
Allowance for doubtful accounts	$126.1	$55.2	$—	$(88.6	)(a)	$92.7

Year ended December 31, 2001
Allowance for doubtful accounts	$135.2	$58.3	$—	$(67.4	)(b)	$126.1

Year ended December 31, 2000
Allowance for doubtful accounts	$84.9	$98.5	$—	$(48.2	)(c)	$135.2

(a)	Uncollectible accounts written-off, net of recoveries of $99.5 million, offset by $10.9 million foreign currency exchange translation adjustments.

(b)	Uncollectible accounts written-off, net of recoveries of $63.5 million and $3.9 million foreign currency translation adjustments.

(c)	Uncollectible accounts written-off, net of recoveries of $91.6 million and $5.7 million foreign currency exchange translation adjustments, offset by $49.1 million allowance for doubtful accounts as of acquisition dates of purchased subsidiaries.

NTL INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2003	2002

	Reorganized	Predecessor
	Company	Company

	(Unaudited)	(See note)

	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$469.4	$502.0
Marketable securities	—	5.2
Accounts receivable — trade, less allowance for doubtful accounts of $82.6 (2003) and $92.7(2002)	399.2	395.9
Other	265.9	194.3
Due from NTL Europe, Inc.	9.4	73.3

Total current assets	1,143.9	1,170.7
Fixed assets, net	7,600.9	11,088.9
Reorganization value in excess of amounts allocable to identifiable assets	534.3	—
Goodwill	—	330.6
Intangible assets, net	1,149.8	64.7
Investments in and loans to affiliates, net	3.7	8.4
Other assets, net of accumulated amortization of $52.6 (2003) and $184.8 (2002)	153.4	378.1

Total assets	$10,586.0	$13,041.4

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities:
Accounts payable	$294.7	$385.8
Accrued expenses and other	636.0	780.5
Accrued construction costs	32.0	70.4
Interest payable	153.0	177.3
Deferred revenue	420.1	359.8
Due to NTL Europe, Inc.	2.2	236.1
Current portion of long-term debt	2.4	5,955.4

Total current liabilities	1,540.4	7,965.3
Long-term debt	6,779.6	—
Less: unamortized discount	(198.5)	—

	6,581.1	—
Other	116.5	—
Deferred income taxes	36.5	94.4
Commitments and contingent liabilities
Liabilities subject to compromise	—	10,157.8
Shareholders’ equity (deficiency):
Series preferred stock — $.01 par value; authorized 5,000,000 (2003) and none (2002) shares; issued and outstanding none	—	—
Common stock — $.01 par value; authorized 400,000,000 (2003) and 100 (2002) shares; issued and outstanding 50,908,316 (2003) and 13 (2002) shares	0.5	—
Additional paid-in capital	2,936.5	14,045.5
Unearned stock compensation	(4.5)	—
Accumulated other comprehensive income (loss)	105.1	(653.6)
(Deficit)	(726.1)	(18,568.0)

	2,311.5	(5,176.1)

Total liabilities and shareholders’ equity (deficiency)	$10,586.0	$13,041.4

Note:	The balance sheet at December 31, 2002 has been derived from the audited financial statements at that date.

See accompanying notes.

NTL INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine Months Ended
	September 30,

	2003	2002

	Reorganized	Predecessor
	Company	Company

	(Unaudited)
	(In millions, except per
	share data)
Revenues	$2,662.5	$2,426.0
Costs and expenses
Operating expenses (exclusive of depreciation shown separately below)	(1,157.2)	(1,128.7)
Selling, general and administrative expenses	(648.9)	(579.2)
Other charges	(28.0)	(319.9)
Depreciation	(871.6)	(1,050.0)
Amortization	(150.4)	(46.9)

	(2,856.1)	(3,124.7)

Operating (loss)	(193.6)	(698.7)
Other income (expense)
Interest income and other, net	11.1	19.7
Interest expense (contractual interest of $1,041.8 (2002))	(552.3)	(652.3)
Recapitalization expense	—	(95.8)
Share of income (losses) from equity investments	(1.5)	(3.0)
Foreign currency transaction gains (losses)	21.0	(47.4)

(Loss) before income taxes	(715.3)	(1,477.5)
Income tax (expense) benefit	(10.8)	33.0

Net (loss)	$(726.1)	$(1,444.5)

Basic and diluted net (loss) per common share — (pro forma in 2002)	$(14.38)	$(28.60)

Weighted average shares — (pro forma in 2002)	50.5	50.5

January 1,
2003

Predecessor
Company

Gain on debt discharge	$8,451.6
Fresh-start adoption — intangible assets	1,521.7
Fresh-start adoption — long-term debt	221.3
Fresh-start adoption — deferred tax liability	(68.6)
Fresh-start adoption — accrued expenses	(120.4)
Fresh-start adoption — fixed assets	(3,194.9)
Recapitalization expense	(8.0)

Net income	$6,802.7

Pro forma basic and diluted net income per common share	$134.71

Pro forma weighted average shares	50.5

See accompanying notes.

NTL INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

	Series
	Preferred Stock		Common Stock
	$.01 Par Value		$.01 Par Value		Additional	Unearned
					Paid-In	Stock
	Shares	Par	Shares	Par	Capital	Compensation

	(Unaudited)

	(Dollars in millions)
Predecessor Company
Balance, December 31, 2002	—	$—	13	$—	$14,045.5	$—
Net income January 1, 2003
Issuance of common stock			50,499,955	0.5	1,062.1
Fresh-start adoption — other			(13)		(12,180.5)

Reorganized Company
Balance, January 1, 2003	—	—	50,499,955	0.5	2,927.1	—
Issuance of shares into escrow			133,912	—	2.3	(2.3)
Issuance of restricted stock			200,000	—	1.7	(1.7)
Issuance of shares as payment of bonus			8,449	—	0.3
Exercise of stock options			66,000	—	0.8
Stock options granted at exercise prices below market prices					2.1	(2.1)
Stock options at fair value					2.2	(2.2)
Escrow shares amortized to operations						2.3
Restricted stock amortized to operations						0.3
Stock options amortized to operations						0.5
Fair value stock options amortized to operations						0.7
Comprehensive loss:
Net loss for the nine months ended September 30, 2003
Currency translation adjustment

Balance, September 30, 2003	—	$—	50,908,316	$0.5	$2,936.5	$(4.5)

NTL INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY — (Continued)

		Accumulated Other
		Comprehensive Income
		(Loss)

		Foreign	Pension
	Comprehensive	Currency	Liability
	(Loss)	Translation	Adjustments	(Deficit)

	(Unaudited)
	(Dollars in millions)
Predecessor Company
Balance, December 31, 2002		$(549.9)	$(103.7)	$(18,568.0)
Net income January 1, 2003				6,802.7
Issuance of common stock
Fresh-start adoption — other		549.9	103.7	11,765.3

Reorganized Company
Balance, January 1, 2003		—	—	—
Issuance of shares into escrow
Issuance of restricted stock
Stock options granted at exercise prices below market prices
Escrow shares amortized to operations
Restricted stock amortized to operations
Stock options amortized to operations
Comprehensive loss:
Net loss for the nine months ended September 30, 2003	$(726.1)			(726.1)
Currency translation adjustment	105.1	105.1

Total	$(621.0)

Balance, September 30, 2003		$105.1	$—	$(726.1)

See accompanying notes.

NTL INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,

	2003	2002

	Reorganized	Predecessor
	Company	Company

	(Unaudited)
	(In millions)
Net cash provided by operating activities	$267.9	$100.7
Investing activities
Purchase of fixed assets	(457.5)	(505.5)
Investments in and loans to affiliates	3.2	(4.9)
Decrease (increase) in other assets	2.1	(186.3)
Purchase of marketable securities	(17.1)	(9.6)
Proceeds from sales of marketable securities	22.3	5.6

Net cash (used in) investing activities	(447.0)	(700.7)
Financing activities
Proceeds from borrowings, net of financing costs	—	662.8
Principal payments	(7.0)	(6.6)
Proceeds from borrowings from NTL (Delaware), Inc.	—	133.2
Contribution from NTL (Delaware), Inc.	—	3.9

Net cash (used in) provided by financing activities	(7.0)	793.3
Effect of exchange rate changes on cash and cash equivalents	14.8	27.3

(Decrease) increase in cash and cash equivalents	(171.3)	220.6
Cash and cash equivalents at beginning of period	640.7	251.1

Cash and cash equivalents at end of period	$469.4	$471.7

Supplemental disclosure of cash flow information
Cash paid during the period for interest exclusive of amounts capitalized	$466.2	$375.4
Income taxes paid	—	1.3
Supplemental disclosure of non-cash financing activities
Contribution from NTL (Delaware), Inc.	$—	$125.6

NTL INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

January 1,
2003

Predecessor
Company

(Unaudited)
(In millions)
Net cash (used in) operating activities	$(46.9)
Investing activities
Decrease in other assets	162.8

Net cash provided by investing activities	162.8
Financing activities
Proceeds from borrowings, net of financing costs	396.3
Principal payments	(373.5)

Net cash provided by financing activities	22.8

Increase in cash and cash equivalents	138.7
Cash and cash equivalents at beginning of period	502.0

Cash and cash equivalents at end of period	$640.7

See accompanying notes.

NTL INCORPORATED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note A — Basis of Presentation

Chapter 11 Reorganization

      On May 8, 2002, NTL Incorporated (then known as NTL Communications Corp.), (the “Company”) NTL Europe, Inc. (then known as NTL Incorporated) and certain of the Company’s and NTL Europe, Inc.’s subsidiaries filed a pre-arranged joint reorganization plan (the “Plan”) under Chapter 11 of the U.S. Bankruptcy Code. The Company’s operating subsidiaries and those of NTL Europe, Inc. were not included in the Chapter 11 filing. The Plan became effective on January 10, 2003, (the “Effective Date”) at which time the Company emerged from Chapter 11 reorganization.

      Pursuant to the Plan, the entity formerly known as NTL Incorporated and its subsidiaries and affiliates were split into two separate groups, and the Company and NTL Europe, Inc. each emerged as independent public companies. The entity formerly known as NTL Communications Corp. was renamed “NTL Incorporated” and became the holding company for the former NTL group’s principal UK and Ireland assets. Prior to consummation of the Plan, the Company was a wholly-owned subsidiary of the entity then known as NTL Incorporated, which, pursuant to the Plan, was renamed “NTL Europe, Inc.” and which became the holding company for the former NTL group’s continental European and certain other assets. Pursuant to the Plan, all of the outstanding securities of the Company’s former ultimate parent company (NTL Europe, Inc.) and certain of its subsidiaries, including the Company, were cancelled, and the Company issued shares of its common stock and Series A warrants and NTL Europe, Inc. issued shares of its common stock and preferred stock to various former creditors and stockholders of the Company’s former ultimate parent company and its subsidiaries, including the Company. The precise mix of new securities received by holders of each particular type of security of the Company’s former ultimate parent company and its subsidiaries was set forth in the Plan. The outstanding notes of Diamond Holdings Limited and NTL (Triangle) LLC were not cancelled and remain outstanding.

Basis of Presentation

      The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K as amended for the year ended December 31, 2002.

      The Company operated its business as a debtor-in-possession subject to the jurisdiction of the Bankruptcy Court during the period from May 8, 2002 until January 10, 2003. Accordingly, the Company’s consolidated financial statements for periods prior to its emergence from Chapter 11 reorganization were prepared in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”). In addition, the Company adopted fresh-start reporting upon its emergence from Chapter 11 reorganization in accordance with SOP 90-7. For financial reporting purposes, the effects of the consummation of the Plan as well as adjustments for fresh-start reporting have been recorded in the accompanying unaudited condensed consolidated financial statements as of January 1, 2003.

      Pursuant to fresh-start reporting, a new entity was deemed created for financial reporting purposes and the carrying value of assets and liabilities was adjusted. The carrying value of assets was adjusted to their

NTL INCORPORATED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

reorganization value that is equivalent to their estimated fair value. The carrying value of liabilities was adjusted to their present value. Since fresh-start reporting materially changed the carrying values recorded in the Company’s consolidated balance sheet, a black line separates the financial statements for periods after the adoption of fresh-start reporting from the financial statements for periods prior to the adoption.

      The term “Predecessor Company” refers to the Company and its subsidiaries for periods prior to and including December 31, 2002. The term “Reorganized Company” refers to the Company and its subsidiaries for periods subsequent to January 1, 2003. The effects of the consummation of the Plan as well as adjustments for fresh-start reporting recorded as of January 1, 2003 are Predecessor Company transactions and are presented in the accompanying condensed consolidated statements of operations and cash flows dated January 1, 2003. All other results of operations and cash flows on January 1, 2003 are Reorganized Company transactions.

      Basic and diluted net loss per common share in the nine months ended September 30, 2002 is computed as if the 50.5 million shares issued in connection with our emergence from Chapter 11 reorganization on January 10, 2003 were outstanding as of January 1, 2002.

Stock-Based Compensation

      The Company follows the disclosure-only provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation.” The Company applies APB Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for its stock-based compensation, including stock option plans.

      The Company’s employees participated in the various stock option plans of its former ultimate parent company. All options to purchase shares of the Company’s former ultimate parent company’s common stock were cancelled on the Effective Date pursuant to the Plan.

      During the nine months ended September 30, 2003, the Company granted stock options for the purchase of 3,909,000 shares of common stock to approximately 190 individuals comprised of officers, employees and the Board of Directors as follows:

•	March 28, 2003 grant of an option to purchase 100,000 shares of common stock at an exercise price of $9.85 per share that vested immediately upon issuance,

•	March 28, 2003 grant of an option to purchase 300,000 shares of common stock at an exercise price of $15.00 per share that vest 20% per year on a quarterly basis over five years, beginning on March 31, 2003,

•	April 11, 2003 grant of options to purchase 976,000 shares of common stock at an exercise price of $9.00 per share that vest 20% per year beginning on April 11, 2004,

•	April 11, 2003 grant of options to purchase 996,000 shares of common stock at an exercise price of $15.00 per share that vest 20% per year beginning on April 11, 2004,

•	April 11, 2003 grant of options to purchase 1,285,000 shares of common stock at an exercise price of $15.00 per share that vest 1/3 per year beginning on April 11, 2004,

•	April 11, 2003 grant of an option to purchase 25,000 shares of common stock at an exercise price of $15.00 per share of which 1/3 vest on April 11, 2004 and the remainder vest on December 31, 2004, and

•	May 7, 2003 grant of options to purchase 150,000 shares of common stock at an exercise price of $15.00 per share that vest 1/3 per year beginning on May 7, 2004.

NTL INCORPORATED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	July 28, 2003 grant of options to purchase 1,000 shares of common stock at an exercise price of $9.00 per share that vest 20% per year beginning on April 11, 2004.

•	July 28, 2003 grant of options to purchase 1,000 shares of common stock at an exercise price of $15.00 per share that vest 20% per year beginning on April 11, 2004.

•	August 5, 2003 grant of options to purchase 75,000 shares of common stock at an exercise price of $40.00 per share that vest 1/3 per year beginning on August 5, 2004.

      The exercise price for all of the grants of stock options during the nine months ended September 30, 2003 exceeded the market price on the date of grant, except for the April 11, 2003 grant of options to purchase 976,000 shares of common stock at an exercise price of $9.00 per share, the May 7, 2003 grant of options to purchase 150,000 shares of common stock at an exercise price of $15.00 per share, the July 28, 2003 grant of options to purchase 1,000 shares of common stock at an exercise price of $9.00, the July 28, 2003 grant of options to purchase 1,000 shares of common stock at an exercise price of $15.00 and the August 5, 2003 grant of options to purchase 75,000 shares of common stock at an exercise price of $40.00 per share. The Company recorded unearned stock compensation of $2.1 million based on the difference between the market prices on the date of grant and the exercise prices. The unearned stock compensation will be recognized as compensation expense over the corresponding vesting period. The Company recognized $0.5 million of the unearned stock compensation as compensation expense in the nine months ended September 30, 2003.

      Options to purchase 66,667 shares of the Company’s common stock at an exercise price of $15.00 originally granted to the Company’s former President — Chief Executive Officer on April 11, 2003 were modified in consideration for his continued services as a consultant. The vesting period was accelerated and the options now vest on December 31, 2003. In accordance with FAS 123, the Company recorded unearned stock compensation of $2.2 million based on the fair value of the options. The unearned stock compensation will be recognized as compensation expense over the revised vesting period. The Company recognized $0.7 million of the unearned stock compensation as compensation expense in the nine months ended September 30, 2003.

      During the nine months ended September 30, 2003, 424,000 options with a weighted average exercise price of $13.95 lapsed and 66,000 options with a weighted average exercise price of $12.00 were exercised. As of September 30, 2003, there were 3,419,000 options outstanding with a weighted average exercise price of $13.87, of which 316,333 were exercisable at a weighted average exercise price of $13.01.

      On March 28, 2003, the Company granted to its Chairman 200,000 shares of restricted common stock, 16,667 shares of which vested on March 31, 2003, 66,668 shares of which will vest on March 31, 2004, 16,667 shares of which will vest on the last day of each calendar quarter beginning on June 30, 2004 through and including September 30, 2005 and 16,663 shares of which will vest on December 31, 2005. The Company recorded unearned stock compensation of $1.7 million for the restricted common stock based on the market price of its common stock on the date of grant. The unearned stock compensation will be recognized as compensation expense over the corresponding service period. The Company recognized $0.3 million of the unearned stock compensation as compensation expense in the nine months ended September 30, 2003.

      On January 24, 2003, an aggregate of 83,245 shares of the Company’s common stock was issued in escrow to certain of the Company’s executives pursuant to their employment agreements. In April 2003, an aggregate of 50,667 shares of the Company’s common stock was issued in escrow to certain of the Company’s other executives and employees pursuant to their employment agreements. Under the terms of the escrow, the shares will be delivered to each of the executive officers and employees only if on October 10, 2003, he or she is an employee of the Company or, on or before such date, was terminated, actually or constructively, without cause. Under the terms of certain Severance Agreements, 73,928 shares

NTL INCORPORATED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

were released on August 15, 2003 and 32,609 shares were released on September 25, 2003. The remaining 27,375 shares were released on October 10, 2003. The Company measured the fair value of these shares on the date issued in escrow based on the market price of the Company’s common stock on that date. The aggregate fair value of these shares was $2.3 million. Such value is recognized as expense over the corresponding service period. The Company recognized $2.3 million as compensation expense through September 30, 2003.

      Pro forma information regarding net loss has been determined as if the Company had accounted for its and its former ultimate parent’s employee stock options under the fair value method of SFAS No. 123. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 2003 and 2002: risk-free interest rates of 3.90% and 4.47%, respectively, dividend yield of 0%, volatility factor of the expected market price of the Company’s and its former ultimate parent’s common stock of .870 and .702 respectively, and a weighted-average expected life of the option of 3.5 years and 10 years, respectively.

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because these stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

      For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The effects of applying SFAS No. 123 on pro forma disclosures of net loss for the three and nine months ended September 30, 2003 and 2002 are not likely to be representative of the pro forma effects on net loss in future years.

      Had compensation for stock options granted by the Company and its former ultimate parent company been determined consistent with the provisions of SFAS No. 123, the effect on the Company’s net loss would have been changed to the following pro forma amounts:

	Nine Months Ended
	September 30,

	2003	2002

	Reorganized	Predecessor
	Company	Company

	(Unaudited)

	(In millions, except per
	share data)
Net loss, as reported	$(726.1)	$(1,444.5)
Add: non-cash compensation expense, as reported	3.1	—
Deduct: non-cash compensation expense, pro forma	(5.5)	(191.9)

Net loss, pro forma	$(728.5)	$(1,636.4)

Basic and diluted net (loss) per common share (pro forma in 2002)	$(14.38)	$(28.60)

Basic and diluted net (loss) per common share, pro forma	$(14.43)	$(32.40)

      Pursuant to the Company’s 2003 Bonus Scheme, participants are eligible to receive a bonus payment equal to a percentage of their base salary as determined by their level of employment based upon the attainment of performance targets. Bonus payments are made in two installments. Half of the bonus owing

NTL INCORPORATED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

to various participants may be paid in shares of the Company’s common stock. In August 2003, 8,449 shares of the Company’s common stock were issued in accordance with the 2003 Bonus Scheme.

Note B — Reorganization and Emergence from Chapter 11

Background of Restructuring

      Both the equity and debt capital markets experienced periods of significant volatility in 2001 and 2002, particularly for securities issued by telecommunications and technology companies. As a result, the ability of the Company’s former ultimate parent company and its subsidiaries to access those markets as well as its ability to obtain financing from its bank lenders and equipment suppliers became severely restricted. In addition, the Company’s former ultimate parent company and its subsidiaries, including the Company, had no further funds available, or were unable to draw upon funds, under the Company’s credit facilities. As a result of these factors, together with its substantial leverage, on January 31, 2002, the Company’s former ultimate parent company announced that it had appointed professional advisors to advise on strategic and recapitalization alternatives to strengthen its balance sheet, reduce debt and put an appropriate capital structure in place for its business.

      Promptly upon obtaining the requisite waivers from the lenders under its credit facilities in March 2002, the Company’s former ultimate parent company and certain of its subsidiaries commenced negotiations with a steering committee of the unofficial committee of its bondholders and the committee’s legal and financial advisors.

      The Company’s former ultimate parent company and its subsidiaries failed to make interest payments on some of the outstanding notes starting on April 1, 2002. The Company’s former ultimate parent company also failed to declare or pay dividends on certain series of its outstanding preferred stock due to a lack of available surplus under Delaware law.

      On April 16, 2002, the Company’s former ultimate parent company announced that it and an unofficial committee of its bondholders had reached an agreement in principle on a comprehensive recapitalization of the former NTL group. To implement the proposed recapitalization plan, on May 8, 2002, the Company, the Company’s former ultimate parent company and certain of the other subsidiaries of the Company’s former ultimate parent company filed cases and a pre-arranged joint reorganization plan under Chapter 11 of the U.S. Bankruptcy Code. In connection with the filing, some members of the unofficial creditors’ committee of bondholders entered into a credit facility agreement (referred to as the “DIP facility”) committing to provide a wholly-owned subsidiary of the Company with up to $500.0 million in new debt financing. NTL Delaware committed to provide up to an additional $130.0 million under the DIP facility.

      As a result of the payment defaults as well as the voluntary filing under Chapter 11 by the Company’s former ultimate parent company and certain of its subsidiaries on May 8, 2002, there was an event of default under all of the Company’s former ultimate parent company and its subsidiaries’ credit facilities and the indentures governing all of their publicly traded debt, other than debt of NTL (Triangle) LLC.

      The Plan was confirmed by the Bankruptcy Court on September 5, 2002. During the fall of 2002, the Company’s former ultimate parent company negotiated with a group of lenders to enter into a new financing arrangement to repay the DIP facility, to repay certain obligations and to provide liquidity to the Company and its subsidiaries. The Plan became effective on January 10, 2003, at which time the Company emerged from Chapter 11 reorganization. In connection with the Company’s emergence from Chapter 11 reorganization, the Company and certain of its subsidiaries issued $558.249 million aggregate principal face amount of 19% Senior Secured Notes due 2010 (the “Exit Notes”) on January 10, 2003. Initial purchasers of the Company’s Exit Notes also purchased 500,000 shares of the Company’s common stock on that date. The gross proceeds from the sale of the Exit Notes and such shares totaled

NTL INCORPORATED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$500.0 million. The proceeds were used in part to repay all amounts outstanding under the DIP facility and to purchase from NTL Delaware a £90.0 million note of NTL (UK) Group Inc. and to repay certain other obligations. Also on January 10, 2003, the Company and its lending banks amended the Company’s existing credit facilities.

      In connection with the Company’s Chapter 11 reorganization, UBS Securities LLC provided advisory services to the Company for which they received customary fees, including an amount of up to $4 million payable in April 2004 in shares of the Company’s common stock. The shares will be issued if the value of the shares received by the Company’s former debt holders in the Chapter 11 reorganization exceeds specified levels. The shares will be valued for these purposes based upon the market price of the shares over the 60 day trading period commencing January 10, 2004.

Reorganization Value

      The Company adopted fresh-start reporting upon its emergence from Chapter 11 reorganization in accordance with SOP 90-7. The Company engaged an independent financial advisor to assist in the determination of its reorganization value as defined in SOP 90-7. The Company and its independent financial advisor determined the Company’s reorganization value was $11,247.5 million. This determination was based upon various valuation methods, including discounted projected cash flow analysis, selected comparable market multiples of publicly traded companies and other applicable ratios and economic information relevant to the operations of the Company. Certain factors that were incorporated into the determination of the Company’s reorganization value included the following:

•	Reporting unit 10 year cash flow projections

•	Corporate income tax rates of 30% in the UK and 12.5% in Ireland

•	Present value discount factors of 14.5%, 15% and 16% depending upon the reporting unit

•	Residual value representing the sum of the value beyond 10 years into perpetuity was calculated using the Gordon Growth Model

      The cash flow projections were based on economic, competitive and general business conditions prevailing when the projections were prepared. They were also based on a variety of estimates and assumptions which, though considered reasonable by management, may not be realized, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. A change in the estimates and assumptions about revenue, operating cash flow, tax rates and capital expenditures may have had a significant effect on the determination of the Company’s reorganization value.

      The Company determined that its reorganization value computed as of the Effective Date of January 10, 2003 consisted of the following (in millions):

Present value of discounted cash flows of the emerging entity	$9,811.0
Current assets	1,237.0
Other assets	199.5

Reorganization value	$11,247.5

      The Company adopted fresh-start reporting because the holders of its voting common shares immediately before filing and confirmation of the Plan received less than 50% of the voting shares of the

NTL INCORPORATED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

emerging company, and because the Company’s reorganization value is less than its post-petition liabilities and allowed claims, as shown below (in millions):

Allowed claims:
Liabilities subject to compromise	$10,157.8
Post petition liabilities:
Current liabilities	7,965.3
Deferred income taxes	94.4

18,217.5
Reorganization value	(11,247.5)

$6,970.0

Gain on Debt Discharge

      The Company realized a gain of $8,451.6 million in connection with the recapitalization of its debt in accordance with the Plan. This gain has been reflected in the results of operations of the Predecessor Company on January 1, 2003. A summary of the gain on debt discharge follows (in millions):

Liabilities subject to compromise
Pre-petition long-term debt subject to compromise	$9,814.2
Accounts payable and accrued expenses	1.6
Interest payable	316.8
Due to NTL Europe, Inc.	25.2

10,157.8
Unamortized deferred financing costs	(127.9)

10,029.9
Claims assumed and consideration exchanged:
Diamond Holdings notes assumed	327.3
Interest payable assumed	38.0
Accounts payable and accrued expenses assumed	1.6
Due to NTL Europe, Inc. assumed	25.2
Value of Reorganized Company’s common stock	1,186.2

1,578.3

$8,451.6

Fresh-Start Reporting

      In accordance with SOP 90-7, the Company adopted the provisions of fresh-start reporting as of January 1, 2003. The following reconciliation of the Predecessor Company’s consolidated balance sheet as of December 31, 2002 to that of the Reorganized Company as of January 1, 2003 gives effect to the emergence from Chapter 11 reorganization and the adoption of fresh-start reporting.

      The Company engaged an independent financial advisor to assist in the determination of the reorganization value (or fair value) of its assets and the present value of its liabilities. This determination resulted in the fresh-start reporting adjustments to write-down fixed assets and write-up intangible assets to

NTL INCORPORATED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

their fair values. In addition, the Company’s total reorganization value exceeded the amounts allocable to identifiable assets that resulted in a new indefinite-lived intangible asset.

      The adjustments entitled “Emergence from Chapter 11” reflect the consummation of the Plan, including the cancellation of a substantial portion of the Company’s outstanding debt and the issuance of shares of new common stock and Series A warrants to various former creditors and stockholders of the Company’s former ultimate parent company and certain of its subsidiaries, including the Company. The adjustments entitled “Fresh-Start” reflect the adoption of fresh-start reporting.

NTL INCORPORATED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31,			January 1,
	2002			2003
		Emergence
	Predecessor	from	Fresh-	Reorganized
	Company	Chapter 11	Start	Company

				(Unaudited)
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$502.0	$138.7	$—	$640.7
Marketable securities	5.2	—	—	5.2
Accounts receivable — trade, less allowance for doubtful accounts	395.9	—	—	395.9
Due from affiliates	1.6	—	—	1.6
Other	192.7	—	—	192.7
Due from NTL Europe, Inc.	73.3	(72.4)	—	0.9

Total current assets	1,170.7	66.3	—	1,237.0
Fixed assets, net	11,088.9	—	(3,194.9)	7,894.0
Intangible assets, net	395.3	—	868.4	1,263.7
Investments in and loans to affiliates, net	8.4	—	—	8.4
Reorganization value in excess of amounts allocable to identifiable assets	—	—	653.3	653.3
Other assets, net	378.1	(187.0)	—	191.1

Total assets	$13,041.4	$(120.7)	$(1,673.2)	$11,247.5

LIABILITIES AND SHAREHOLDERS’ (DEFICIENCY) EQUITY
Liabilities not subject to compromise
Current liabilities:
Accounts payable	$385.8	$0.7	$—	$386.5
Accrued expenses and other	780.5	6.6	(32.7)	754.4
Accrued construction costs	70.4	—	—	70.4
Interest payable	177.3	38.0	—	215.3
Deferred revenue	359.8	—	—	359.8
Due to NTL Europe, Inc.	236.1	(234.6)	—	1.5
Current portion of long-term debt	5,955.4	(5,952.3)	—	3.1

Total current liabilities	7,965.3	(6,141.6)	(32.7)	1,791.0
Long-term debt	—	6,540.1	—	6,540.1
Long-term debt discount	—	—	(221.3)	(221.3)
Other	—	—	47.2	47.2
Deferred income taxes	94.4	—	68.5	162.9
Commitments and contingent liabilities
Liabilities subject to compromise	10,157.8	(10,157.8)	—	—
Shareholders’ (deficiency) equity:
Common stock-old	—	—	—	—
Common stock-new	—	0.5	—	0.5
Additional paid-in capital	14,045.5	1,194.1	(12,312.5)	2,927.1
Accumulated other comprehensive (loss)	(653.6)	0.4	653.2	—
(Deficit) retained earnings	(18,568.0)	8,443.6	10,124.4	—

	(5,176.1)	9,638.6	(1,534.9)	2,927.6

Total liabilities and shareholders’ (deficiency) equity	$13,041.4	$(120.7)	$(1,673.2)	$11,247.5

NTL INCORPORATED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pro Forma Results of Operations

      The unaudited condensed consolidated pro forma results of operations for the nine months ended September 30, 2002 assuming the emergence from Chapter 11 reorganization and the adoption of fresh-start reporting occurred on January 1, 2002 follows (in millions, except per share data). The pro forma results of operations are not necessarily indicative of the results that would have occurred had the emergence from Chapter 11 reorganization and the adoption of fresh-start reporting occurred on January 1, 2002, or that might occur in the future.

Nine Months Ended
September 30, 2002

Total revenue	$2,426.0
Net (loss)	(956.2)
Net (loss) per share	(18.93)

Note C — Recent Accounting Pronouncements

      In April 2003, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This statement is effective for contracts entered into or modified after June 30, 2003. The adoption of this statement is not expected to have a significant effect on the results of operations, financial condition or cash flows of the Company.

      In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), which requires variable interest entities to be consolidated by the primary beneficiary of the entity if certain criteria are met. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 will become applicable to the Company during the fourth quarter of 2003. The implementation of this interpretation is not expected to have a significant effect on the results of operations, financial condition or cash flows of the Company.

      In November 2002, the Emerging Issues Task Force reached a consensus on EITF No. 00-21, “Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”). EITF 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF 00-21 apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of EITF 00-21 did not have a significant effect on the results of operations, financial condition or cash flows of the Company.

      In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 replaced EITF No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity is recognized when the liability is incurred. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of this standard did not have a significant effect on the results of operations, financial condition or cash flows of the Company.

      In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” effective for the Company on January 1, 2003. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible fixed assets and the associated asset retirement

NTL INCORPORATED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

costs. The adoption of this standard has not had a significant impact on the results of operations, financial condition or cash flows of the Company.

Note D — Fixed Assets

      Fixed assets consist of:

		September 30,	December 31,
		2003	2002

	Estimated	Reorganized	Predecessor
	Useful Life	Company	Company

		(Unaudited)

		(In millions)
Operating equipment	5-30 years	$7,548.7	$13,659.9
Other equipment	5-30 years	736.5	1,295.6
Construction-in-progress		215.0	1,027.8

		8,500.2	15,983.3
Accumulated depreciation		(899.3)	(4,894.4)

		$7,600.9	$11,088.9

      The change in fixed assets is primarily the result of the $3,194.9 million reduction in the carrying value upon the adoption of fresh-start reporting as of January 1, 2003.

Note E — Intangible Assets

      Intangible assets consist of:

	September 30,	December 31,
	2003	2002

	Reorganized	Predecessor
	Company	Company

	(Unaudited)

	(In millions)
Intangible assets not subject to amortization:
License acquisition costs	$—	$23.6
Intangible assets subject to amortization:
Customer lists, net of accumulated amortization of $155.1 (2003) and $121.0 (2002)	1,149.8	41.1

	$1,149.8	$64.7

      The change in intangible assets is primarily the result of the $1,222.6 million increase in the carrying value of customer lists and the $23.6 million decrease in the carrying value of license acquisition costs upon the adoption of fresh-start reporting as of January 1, 2003.

      Estimated aggregate amortization expense for each of the five succeeding fiscal years from December 31, 2002 is as follows: $206.7 million in 2003, $206.7 million in 2004, $206.7 million in 2005, $205.1 million in 2006 and $204.1 million in 2007.

NTL INCORPORATED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The change in the carrying amount of reorganization value in excess of amounts allocable to identifiable assets during the nine months ended September 30, 2003 is as follows (unaudited, in millions):

Reorganization value in excess of amounts allocable to identifiable assets — January 1, 2003	$653.3
Foreign currency exchange translation adjustments	21.4
Adjustment to deferred tax accounts	(140.4)

Reorganization value in excess of amounts allocable to identifiable assets — September 30, 2003	$534.3

      The decrease in reorganization value in excess of amounts allocable to identifiable assets during the nine months ended September 30, 2003 includes a tax benefit of approximately $140.4 million that is primarily attributable to the use of tax losses on amended UK tax returns for 1997 through 1999. The deferred tax asset attributable to these tax losses had previously been offset by a valuation allowance.

NTL INCORPORATED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note F — Liabilities Subject to Compromise

      Liabilities subject to compromise consist of the following:

	September 30,	December 31,
	2003	2002

	Reorganized	Predecessor
	Company	Company

	(Unaudited)

	(In millions)
Accounts payable	$—	$0.6
Interest payable	—	316.8
Due to NTL Europe, Inc.	—	25.2
Accrued expenses	—	1.0
Long-term debt
NTL Communications:
12 3/4% Senior Deferred Coupon Notes	—	277.8
11 1/2% Senior Deferred Coupon Notes	—	1,050.0
10% Senior Notes	—	400.0
9 1/2% Senior Sterling Notes, less unamortized discount	—	200.8
10 3/4% Senior Deferred Coupon Sterling Notes	—	439.2
9 3/4% Senior Deferred Coupon Notes	—	1,193.3
9 3/4% Senior Deferred Coupon Sterling Notes	—	441.6
11 1/2% Senior Notes	—	625.0
12 3/8% Senior Deferred Coupon Notes	—	380.6
7% Convertible Subordinated Notes	—	489.8
9 1/4% Senior Euro Notes	—	262.1
9 7/8% Senior Euro Notes	—	367.0
11 1/2% Senior Deferred Coupon Euro Notes	—	166.1
11 7/8% Senior Notes, less unamortized discount	—	491.7
12 3/8% Senior Euro Notes, plus unamortized premium	—	315.3
6 3/4% Convertible Senior Notes	—	1,150.0
Diamond Cable:
13 1/4% Senior Discount Notes	—	285.1
11 3/4% Senior Discount Notes	—	531.0
10 3/4% Senior Discount Notes	—	420.5
Diamond Holdings:
10% Senior Sterling Notes	—	217.3
9 1/8% Senior Notes	—	110.0

Total	$—	$10,157.8

      Upon emergence from Chapter 11 reorganization and in accordance with the Plan, all of the outstanding public notes of NTL Communications Corp. were cancelled, and all of the outstanding public notes of Diamond Cable Communications Limited were acquired by NTL Communications Corp. and the former holders of the notes were issued shares of common stock of NTL Incorporated. On February 4,

NTL INCORPORATED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2003, Diamond Cable Communications Limited was released from any further obligations to pay interest and/or principal on these notes. The Diamond Holdings Notes remain outstanding.

Note G — Long-Term Debt

      Long-term debt, exclusive of amounts subject to compromise, consists of:

	September 30,	December 31,
	2003	2002

	Reorganized	Predecessor
	Company	Company

	(Unaudited)

	(In millions)
NTL Incorporated:
19% Senior Secured Notes, less unamortized discount of $9.4 (2003)	$543.9	$—
Communications Cable Funding Corp.:
DIP Facility	—	229.0
NTL Communications Limited and subsidiaries:
Senior Credit Facility	4,628.3	4,482.1
Working Capital Credit Facility	678.6	657.1
Other	64.3	63.2
NTL Triangle:
11.2% Senior Discount Debentures, less unamortized discount of $122.7 (2003)	394.6	517.3
Other	2.9	3.6
Diamond:
10% Senior Sterling Notes, less unamortized discount of $38.3 (2003)	186.1	—
9 1/8% Senior Notes, less unamortized discount of $28.1 (2003)	81.8	—
Other	3.0	3.1

	6,583.5	5,955.4
Less current portion	(2.4)	(5,955.4)

	$6,581.1	$—

      In connection with the Company’s emergence from Chapter 11 reorganization, the Company and certain of its subsidiaries issued $558.249 million aggregate principal amount at maturity of 19% Senior Secured Notes due 2010 (the “Exit Notes”) on January 10, 2003. Initial purchasers of the Company’s Exit Notes also purchased 500,000 shares of the Company’s common stock on that date. The gross proceeds from the sale of the Exit Notes and such shares totaled $500.0 million. The proceeds were used in part to repay amounts outstanding under the DIP facility and to purchase from NTL Delaware a £90.0 million note of NTL (UK) Group Inc. and to repay certain other obligations. The Exit Notes are due on January 1, 2010. The Exit Notes are redeemable at the Company’s option after January 10, 2003. Interest on the Exit Notes is payable in cash semiannually from July 1, 2003; with respect to the interest payment of $50.4 million due on July 1, 2003, the Company elected to pay the interest through the issuance of additional “pay-in-kind” notes. The Company issued $56.1 million aggregate principal amount at maturity of Exit Notes with primarily the same terms as the original Exit Notes for the interest payment. With respect to the interest payments due on January 1, 2004 and July 1, 2004, the Company

NTL INCORPORATED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

may make a similar election to pay any portion of the interest in cash or by issuance of additional notes based on its Available Cash, as defined.

      The effective interest rates on the Company’s variable interest rate debt were as follows:

	June 30,	December 31,
	2003	2002

NTL Communications Limited and subsidiaries:
Senior Credit Facility	7.49%	6.26%
Term Facility	9.49%	7.76%
Working Capital Credit Facility	12.48%	11.76%

      On November 4, 2003, the Company commenced a rights offering. The Company expects to use a portion of the net proceeds from the rights offering to repay in full all obligations due under the Exit Notes and together with cash in hand, its working capital credit facility. See “Note N — Subsequent Events — Rights Offering”.

Note H — Other Charges

      Other charges of $28.0 million in the nine months ended September 30, 2003 were restructuring charges primarily for employee severance and related costs. These costs were incurred for approximately 880 employees, approximately 665 of whom were terminated by September 30, 2003.

      The Company recorded restructuring charges in the fourth quarter of 2002 as a result of actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas of the Company. These charges included employee severance and related costs for approximately 740 employees to be terminated, all of whom were terminated by June 30, 2003.

      The following table summarizes the restructuring charges incurred and utilized since December 31, 2002:

	Employee
	Severance and	Lease Exit	Agreement
	Related Costs	Costs	Modifications	Other	Total

	(In millions)
Balance, December 31, 2002	$19.6	$78.7	$1.2	$1.5	$101.0
Foreign currency exchange translation adjustments	1.5	8.1	0.1	—	9.7
Released	(7.6)	(0.4)	—	(0.3)	(8.3)
Charged to expense	36.0	—	0.3	—	36.3
Utilized	(46.2)	(12.4)	—	(0.9)	(59.5)

Balance, September 30, 2003	$3.3	$74.0	$1.6	$0.3	$79.2

      Other charges of $319.9 million in the nine months ended September 30, 2002 include non-cash charges of $287.7 million for allowances for uncollectible receivables from NTL Europe, Inc and certain of its subsidiaries, asset impairment charges of $26.6 million and restructuring charges of $5.6 million. Asset impairment charges of $26.6 million are non-cash charges to write down certain fixed assets to their estimated fair values based on an assessment that the carrying value was not recoverable. Restructuring charges of $5.6 million were primarily for severance and related costs.

NTL INCORPORATED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note I — Related Party Transactions

      The Company’s former President — Chief Executive Officer is also the Chairman of ATX Communications, Inc. (“ATX”) (formerly known as CoreComm Holdco, Inc.). Until the Company’s emergence from Chapter 11 reorganization, the Company provided ATX with management, financial, legal and administrative support services through the use of employees, as well as access to office space and equipment and use of supplies and related office services. The salaries of employees providing service to ATX were charged to ATX by the Company based on an agreed upon allocation of their time spent providing services to ATX.

      Amounts charged to ATX by the Company consisted of direct costs allocated to ATX where identifiable and a percentage of the portion of the Company’s corporate overhead which cannot be specifically allocated to the Company. It is not practicable to determine the amounts of these expenses that would have been incurred had ATX operated as an unaffiliated entity. In the opinion of management, at the time the allocations were made, this allocation method is reasonable. For the nine months ended September 30, 2003 and 2002, the Company charged ATX $32,000 and $288,000, respectively, which reduced the Company’s selling, general and administrative expenses.

      The Company licenses software called Accelerator and Rater from ATX on a perpetual irrevocable royalty-free basis. Accelerator allows the Company’s customers to order services from the Company online. Rater is used to rate, extract and report on various services provided by the Company, including telephone calls and pay-per-view events. ATX bills the Company for the support, maintenance and development of Accelerator and Rater that the Company receives from ATX. ATX billed the Company $2.1 million and $2.2 million in the nine months ended September 30, 2003 and 2002, respectively for these services.

      At September 30, 2003 and December 31, 2002, the Company had a receivable from ATX of $2.5 million and $2.5 million, respectively.

Note J — Comprehensive Loss

      The Company’s comprehensive loss for the nine months ended September 30, 2003 and 2002 was $621.0 million and $1,159.1 million, respectively.

Note K — Commitments and Contingent Liabilities

      At September 30, 2003, the Company was committed to pay $296.0 million for equipment and services and for investments in and loans to affiliates. This amount includes $148.8 million for operations and maintenance contracts and other commitments from October 1, 2004 to 2006. The aggregate amount of the fixed and determinable portion of these obligations for the succeeding five fiscal years is as follows (unaudited, in millions):

Year Ending September 30:
2004	$147.2
2005	71.5
2006	77.3
2007	—
2008	—

$296.0

NTL INCORPORATED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company is involved in certain other disputes and litigation arising in the ordinary course of its business. None of these matters are expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Note L — Condensed Consolidating Financial Statements of NTL Incorporated

      In connection with the Company’s emergence from Chapter 11 reorganization, the Company and certain of its subsidiaries issued the Exit Notes. The Exit Notes are guaranteed on a senior basis by the following subsidiaries of the Company: NTL Digital (US), Inc., CableTel Ventures Limited, Bearsden Nominees, Inc., CableTel Programming, Inc., NTL International Services, Inc. and NTL Funding (NJ), Inc. (collectively referred to as the “Other Guarantors”). The Exit Notes are guaranteed on a subordinated basis by Communications Cable Funding Corp.

      The following condensed consolidating financial statements of the Company as of September 30, 2003 and December 31, 2002, for January 1, 2003 and for the nine months ended September 30, 2003 and 2002 are provided pursuant to Article 3-10(c) of Regulation S-X.

	Nine Months Ended September 30, 2003

		Communications		All		Consolidated
	NTL	Cable	Other	Other		NTL
Statement of Operations	Incorporated	Funding	Guarantors	Subsidiaries	Adjustments	Incorporated

	(Unaudited) (in millions)
Revenue	$—	$—	$—	$2,662.5	$—	$2,662.5
Costs and expenses
Operating costs (exclusive of depreciation shown below)	—	—	(0.6)	(1,156.6)	—	(1,157.2)
Selling, general and administrative expenses	(23.2)	1.1	(0.2)	(626.8)	0.2	(648.9)
Other charges	(11.0)	—	—	(17.0)	—	(28.0)
Depreciation	—	—	—	(871.6)	—	(871.6)
Amortization	—	—	—	(150.4)	—	(150.4)

	(34.2)	1.1	(0.8)	(2,822.4)	0.2	(2,856.1)

Operating (loss) income	(34.2)	1.1	(0.8)	(159.9)	0.2	(193.6)
Other income (expense)
Interest income and other, net	1.5	2.1	3.4	9.7	(5.6)	11.1
Interest expense	(83.6)	(8.7)	(2.8)	(521.6)	64.4	(552.3)
Recapitalization items, net	—	—	—	—	—	—
Share of (losses) from equity investments	(598.6)	—	(1.5)	—	598.6	(1.5)
Foreign currency transaction gains (losses)	0.7	—	0.8	20.2	(0.7)	21.0

(Loss) income before income taxes	(714.2)	(5.5)	(0.9)	(651.6)	656.9	(715.3)
Income tax (expense) benefit	(11.9)	—	—	1.1	—	(10.8)

Net (loss) income	($726.1)	($5.5)	($0.9)	($650.5)	$656.9	($726.1)

NTL INCORPORATED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	January 1, 2003

		Communications		All		Consolidated
	NTL	Cable	Other	Other		NTL
	Incorporated	Funding	Guarantors	Subsidiaries	Adjustments	Incorporated

	(Unaudited) (in millions)
Gain on debt discharge	$7,322.8	$—	$—	$1,128.8	$—	$8,451.6
Fresh-start adoption — intangible assets	—	—	—	1,521.7	—	1,521.7
Fresh-start adoption — long-term debt	—	—	—	221.3	—	221.3
Fresh-start adoption — deferred tax liability	—	—	—	(68.6)	—	(68.6)
Fresh-start adoption — accrued expenses	—	—	—	(120.4)	—	(120.4)
Fresh-start adoption — fixed assets	(0.8)	—	—	(3,194.1)	—	(3,194.9)
Recapitalization expense	(8.0)	—	—	—	—	(8.0)
Share of (losses) from equity investments	(511.3)	—	—	—	511.3	—

Net income (loss)	$6,802.7	$—	$—	$(511.3)	$511.3	$6,802.7

NTL INCORPORATED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Nine Months Ended September 30, 2002

		Communications		All		Consolidated
	NTL	Cable	Other	Other		NTL
Statement of Operations	Incorporated	Funding	Guarantors	Subsidiaries	Adjustments	Incorporated

	(Unaudited) (in millions)
Revenue	$—	$—	$—	$2,426.0	$—	$2,426.0
Costs and expenses
Operating costs (exclusive of depreciation shown below)	—	—	(0.6)	(1,128.1)	—	(1,128.7)
Selling, general and administrative expenses	(12.0)	—	(0.2)	(567.2)	0.2	(579.2)
Other charges	(152.3)	—	—	(167.6)	—	(319.9)
Depreciation	(0.4)	—	—	(1,049.6)	—	(1,050.0)
Amortization	(19.6)	—	—	(27.3)	—	(46.9)

	(184.3)	—	(0.8)	(2,939.8)	0.2	(3,124.7)

Operating (loss)	(184.3)	—	(0.8)	(513.8)	0.2	(698.7)
Other income (expense)
Interest income and other, net	9.1	0.2	3.6	10.3	(3.5)	19.7
Interest expense	(280.0)	(12.9)	(3.3)	(593.5)	237.4	(652.3)
Recapitalization items, net	(47.6)	0.7	—	(48.9)	—	(95.8)
Share of (losses) from equity investments	(753.7)	—	(3.0)	—	753.7	(3.0)
Foreign currency transaction gains (losses)	(189.2)	—	0.6	141.8	(0.6)	(47.4)

(Loss) income before income taxes	(1,445.7)	(12.0)	(2.9)	(1,004.1)	987.2	(1,477.5)
Income tax benefit	1.2	—	—	31.8	—	33.0

Net (loss) income	($1,444.5)	($12.0)	($2.9)	($972.3)	$987.2	($1,444.5)

NTL INCORPORATED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	September 30, 2003

		Communications		All		Consolidated
	NTL	Cable	Other	Other		NTL
Balance Sheet	Incorporated	Funding	Guarantors	Subsidiaries	Adjustments	Incorporated

	(Unaudited) (in millions)
Current assets	$145.9	$271.2	$6.0	$990.3	$(269.5)	$1,143.9
Investments in and loans to affiliates, net	2,759.0	2,913.7	3.7	—	(5,672.7)	3.7
Fixed and non-current assets	—	—	102.2	9,438.2	(102.0)	9,438.4

Total assets	$2,904.9	$3,184.9	$111.9	$10,428.5	$(6,044.2)	$10,586.0

Current liabilities	$49.5	$4.0	$—	$1,487.6	$(0.7)	$1,540.4
Non-current liabilities	543.9	2,678.2	135.1	9,133.4	(5,756.5)	6,734.1
Liabilities subject to compromise	—	—	—	—	—	—
Shareholders’ equity (deficiency)	2,311.5	502.7	(23.2)	(192.5)	(287.0)	2,311.5

Total liabilities and shareholders’ equity (deficiency)	$2,904.9	$3,184.9	$111.9	$10,428.5	$(6,044.2)	$10,586.0

	December 31, 2002

		Communications		All		Consolidated
	NTL	Cable	Other	Other		NTL
Balance Sheet	Incorporated	Funding	Guarantors	Subsidiaries	Adjustments	Incorporated

	(In millions)
Current assets	$47.4	$454.3	$2.5	$1,033.7	$(367.2)	$1,170.7
Investments in and loans to affiliates, net	3,413.9	18,645.8	8.4	—	(22,059.7)	8.4
Fixed and noncurrent assets	128.7	162.8	102.2	11,570.6	(102.0)	11,862.3

Total assets	$3,590.0	$19,262.9	$113.1	$12,604.3	$(22,528.9)	$13,041.4

Current liabilities	$245.8	$122.6	$0.4	$7,594.4	$2.1	$7,965.3
Noncurrent liabilities	—	2,784.3	135.2	7,053.4	(9,878.5)	94.4
Liabilities subject to compromise	8,520.3	—	—	1,637.5	—	10,157.8
Shareholders’ equity (deficiency)	(5,176.1)	16,356.0	(22.5)	(3,681.0)	(12,652.5)	(5,176.1)

Total liabilities and shareholders’ equity (deficiency)	$3,590.0	$19,262.9	$113.1	$12,604.3	$(22,528.9)	$13,041.4

NTL INCORPORATED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Nine Months Ended September 30, 2003

		Communications		All		Consolidated
	NTL	Cable	Other	Other		NTL
Statement of Cash Flows	Incorporated	Funding	Guarantors	Subsidiaries	Adjustments	Incorporated

	(Unaudited) (in millions)
Net cash (used in) provided by operating activities	$(96.3)	$(0.7)	$(3.3)	$434.8	$(66.6)	$267.9
Net cash (used in) provided by investing activities	(61.6)	2.1	3.4	(457.5)	66.6	(447.0)
Net cash (used in) provided by financing activities	—	—	—	(7.0)	—	(7.0)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	14.8	—	14.8

(Decrease) increase cash and cash equivalents	(157.9)	1.4	0.1	(14.9)	—	(171.3)
Cash and cash equivalents at beginning of period	295.2	3.3	0.2	342.0	—	640.7

Cash and cash equivalents at end of period	$137.3	$4.7	$0.3	$327.1	$—	$469.4

	January 1, 2003

		Communications		All		Consolidated
	NTL	Cable	Other	Other		NTL
Statement of Cash Flows	Incorporated	Funding	Guarantors	Subsidiaries	Adjustments	Incorporated

	(Unaudited) (in millions)
Net cash (used in) provided by operating activities	$(69.7)	$49.6	$—	$—	$(26.8)	$(46.9)
Net cash (used in) provided by investing activities	(171.3)	162.8	—	—	171.3	162.8
Net cash provided by (used in) financing activities	500.0	(229.0)	—	(103.7)	(144.5)	22.8

Increase (decrease) in cash and cash equivalents	259.0	(16.6)	—	(103.7)	—	138.7
Cash and cash equivalents at beginning of period	36.2	19.9	0.2	445.7	—	502.0

Cash and cash equivalents at end of period	$295.2	$3.3	$0.2	$342.0	$—	$640.7

NTL INCORPORATED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Nine months ended September 30, 2002

		Communications		All		Consolidated
	NTL	Cable	Other	Other		NTL
Statement of Cash Flows	Incorporated	Funding	Guarantors	Subsidiaries	Adjustments	Incorporated

	(Unaudited) (in millions)
Net cash (used in) provided by operating activities	$(108.2)	$(16.3)	$5.2	$151.7	$68.3	$100.7
Net cash provided by (used in) investing activities	64.4	(182.7)	(5.1)	(509.1)	(68.2)	(700.7)
Net cash provided by (used in) financing activities	3.9	216.4	—	573.1	(0.1)	793.3
Effect of exchange rate changes on cash and cash equivalents	—	—	—	27.3	—	27.3

(Decrease) increase in cash and cash equivalents	(39.9)	17.4	0.1	243.0	—	220.6
Cash and cash equivalents at beginning of period	78.5	—	0.1	172.5	—	251.1

Cash and cash equivalents at end of period	$38.6	$17.4	$0.2	$415.5	$—	$471.7

Note M — Segment Data

      The Company implemented a reorganization of certain of its business divisions in the nine months ended September 30, 2003. The associated changes included moving its wholesale Internet business unit from ntl: business to ntl: home, its public safety business unit from ntl: business to ntl: broadcast and the creation of ntl: carriers by merging its carriers business unit with its mobile business unit and removing both from ntl: business. These changes better align the expertise in the divisions with the needs of the Company’s customers. In addition, the allocation of certain costs from Shared Services to the various divisions and the allocation of costs between ntl: home and ntl: business have changed. Finally, ntl: Ireland is a separate division for financial reporting purposes effective January 1, 2003. Amounts in prior periods have been reclassified to conform to the current presentation.

      As a result, the Company has six reportable segments:

•	ntl: home, which provides residential telephone, cable television and Internet services, as well as wholesale Internet access solutions to ISPs in the UK;

•	ntl: business, which provides data, voice and Internet services to large businesses, public sector organizations and SMEs located near the Company’s existing residential broadband network in the UK;

•	ntl: broadcast, which provides digital and, analog television and radio broadcast transmission services, network management, tower site rental and satellite and media services, as well as radio communications to public safety sector organizations in the UK;

•	ntl: carriers, which provides national and international communications transport services to communications companies in the UK and the Republic of Ireland;

NTL INCORPORATED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	ntl: Ireland, which provides primarily cable television services, as well as telephone and Internet services, to residential customers and television, data, voice and Internet services to business customers in the Republic of Ireland; and

•	Shared services, which includes ntl: networks and other services like finance, IT and human resources. ntl: networks manages the Company’s UK national network. Shared services also includes assets and related depreciation and amortization that are not allocated to another segment.

      The Company’s primary measure of profit or loss for each reportable segment is segment profit (loss), and is defined below. The Company considers this measure an important indicator of the operational strength and performance of its reportable segments and of the trends affecting its segments. This measure excludes the impact of costs and expenses that do not directly effect cash flows such as depreciation, amortization and share of income (losses) from equity investments. The Company also excludes costs and expenses that are not directly related to the performance of a single reportable segment from this measure such as interest income and expense, and gains or losses on foreign currency transactions, rather than allocating these costs and expenses to multiple reportable segments. Segment profit (loss) also excludes the impact on the Company’s results of operations of items that it believes are not characteristic of its underlying business operations for the period in which they are recorded. Other charges and recapitalization expenses are excluded from this measure for these reasons, as well as because certain of their components are not directly related to the performance of a single reportable segment. This financial measure and combined segment profit should be considered in addition to, not as a substitute for, operating (loss), net (loss) and other measures of financial performance reported in accordance with generally accepted accounting principles. The reconciliation of combined segment profit to net (loss) can be found further below.

      Selected financial information for each reportable segment for the nine months ended September 30, 2003 and 2002 is as follows:

			Segment
	Revenues		Profit/(Loss)(1)
	Nine Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

	(Unaudited)

	(In millions)
ntl: home	$1,777.2	$1,584.5	$793.9	$659.6
ntl: business	347.3	351.8	116.0	87.3
ntl: broadcast	316.8	287.2	134.8	128.3
ntl: carriers	134.5	137.3	111.8	113.2
ntl: Ireland	86.7	65.2	29.0	16.7
Shared services	—	—	(329.1)	(287.0)

Total	$2,662.5	$2,426.0	$856.4	$718.1

NTL INCORPORATED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Total Assets

	September 30,	December 31,
	2003	2002

	(Unaudited)

	(In millions)
ntl: home	$6,736.6	$7,790.0
ntl: business	852.1	3,115.0
ntl: broadcast	1,295.9	551.2
ntl: carriers	787.2	329.1
ntl: Ireland	197.8	206.1
Shared services(2)	716.4	1,050.0

Total(3)	$10,586.0	$13,041.4

(1)	Represents earnings before interest, taxes, depreciation, amortization, other charges, share of income (loss) from equity investments, foreign currency transaction gains (losses) and recapitalization expense.

(2)	At September 30, 2003, shared assets included $420.3 million of cash and cash equivalents and $296.1 million of other assets. At December 31, 2002, shared assets included $458.2 million of cash and cash equivalents and $591.8 million of other assets.

(3)	The change in total assets is primarily the result of the $3,194.9 million reduction in the carrying value of fixed assets, net of the $1,521.7 million increase in the carrying value of intangible assets, upon the adoption of fresh-start reporting as of January 1, 2003.

      The reconciliation of combined segment profit to net (loss) is as follows:

	Nine Months Ended
	September 30,

	2003	2002

	(Unaudited)

	(In millions)
Combined segment profit	$856.4	$718.1
Add (deduct):
Other charges	(28.0)	(319.9)
Depreciation	(871.6)	(1,050.0)
Amortization	(150.4)	(46.9)
Interest income and other, net	11.1	19.7
Interest (expense)	(552.3)	(652.3)
Share of (losses) income from equity investments	(1.5)	(3.0)
Foreign currency transaction gains (losses)	21.0	(47.4)
Recapitalization expense	—	(95.8)
Income tax (expense) benefit	(10.8)	33.0

	(1,582.5)	(2,162.6)

Net (loss)	$(726.1)	$(1,444.5)

NTL INCORPORATED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note N — Subsequent Events

Rights Offering

      On November 4, 2003, the Company declared a dividend to stockholders of record of its common stock as of close of business on November 7, 2003, at no charge, of 0.702243 transferable rights for each share of its common stock they held on the record date. Each right entitles stockholders to purchase one share at a purchase price of $40.00. In addition, in the event all rights are not exercised, holders of rights may purchase additional shares through the exercise of an over-subscription privilege. The rights offering period will expire on November 17, 2003.

      If all rights are exercised, the Company will issue 35,750,000 shares and receive gross proceeds of $1,430 million. The Company expects to use the net proceeds of approximately $1,370 million to repay in full all obligations under its Exit Notes and, together with cash on hand, its working capital credit facility. In addition, the net proceeds will be used as inter-company funding to one of its subsidiaries and the balance for general corporate purposes.

      Two of the Company’s stockholders, W.R. Huff Asset Management Co., L.L.C. and Franklin Mutual Advisers, LLC, have agreed to exercise all of the rights to be distributed to them. These stockholders, or participating purchasers, who owned in the aggregate approximately 21.3% of the Company’s outstanding shares as of September 30, 2003, will purchase 7,626,309 shares as a result of the exercise of their rights. The rights offering is being underwritten by Deutsche Bank Securities Inc., Goldman, Sachs & Co. and J.P. Morgan Securities Inc. as lead underwriters and Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Credit Suisse First Boston LLC and UBS Securities LLC as co-managers. The underwriters have committed to purchase up to 28,123,691 of the shares at the same purchase price to be paid by stockholders. The commitments of each of the participating purchasers and of the underwriters are subject to various customary conditions.

Foreign currency forward contract

      While the Company does not currently hedge its interest rate or currency fluctuation risks, on November 5, 2003, we entered into a contract for the forward purchase of an aggregate of £400.0 million in pounds sterling (at a price of $671.4 million) at an exchange rate of $1.6785 to £1.00 which comes due on November 21, 2003, the anticipated date of the closing of the rights offering.

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES

[remainder of page intentionally left blank]

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders

NTL Europe, Inc. (formerly NTL Incorporated)

      We have audited the consolidated balance sheets of NTL Europe, Inc. (formerly NTL Incorporated) and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders’ (deficiency) and cash flows for each of the three years in the period ended December 31, 2002. Our audits also included the financial statement schedules listed in the Index at page F-1. These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NTL Europe, Inc. (formerly NTL Incorporated) and Subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

      As discussed in Note 5, the Company changed its method of accounting for goodwill and other intangibles effective January 1, 2002.

/S/ ERNST & YOUNG LLP

New York, New York

May 28, 2003

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)

(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,

	2002	2001

	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$277.5	$228.3
Marketable securities	17.3	—
Accounts receivable — trade, less allowance for doubtful accounts of $9.4 (2002) and $6.6 (2001)	243.4	194.2
Other	50.3	67.9
Discontinued operations	12,968.1	13,331.0

Total current assets	13,556.6	13,821.4
Fixed assets, net	1,682.1	1,494.9
Goodwill	218.7	960.0
Customer lists, net of accumulated amortization of $171.4 (2002) and $91.1 (2001)	62.8	104.1
Investments in and loans to affiliates, net	13.0	267.8
Deferred tax asset	195.3	20.4
Other assets, net of accumulated amortization of $62.4 (2002) and $24.9 (2001)	120.9	190.3

Total assets	$15,849.4	$16,858.9

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS — (Continued)

	December 31,

	2002	2001

	(Dollars in millions)
LIABILITIES AND SHAREHOLDERS’ (DEFICIENCY)
Liabilities not subject to compromise
Current liabilities:
Accounts payable	$49.3	$37.7
Accrued expenses and other	92.5	158.5
Interest payable	43.5	50.5
Deferred revenue	235.6	173.3
Current portion of long-term debt	2,719.3	3,460.2
Discontinued operations (including liabilities subject to compromise of $10,157.8)	17,956.2	16,426.2

Total current liabilities	21,096.4	20,306.4
Long-term debt	—	—
Other	132.7	156.6
Deferred income taxes	226.0	164.6
Liabilities subject to compromise, including redeemable preferred stock	4,294.1	—
Commitments and contingent liabilities
Redeemable preferred stock — $.01 par value, plus accreted dividends; liquidation preference $3,024.7; less unamortized discount of $33.4 (2002) and $53.4 (2001); issued and outstanding 2.1 shares (2002 and 2001)	—	2,773.7
Shareholders’ (deficiency):
Series preferred stock — $.01 par value; authorized 10.0 shares; liquidation preference $3,160.0; issued and outstanding 3.0 shares (2002 and 2001)	—	—
Common stock — $.01 par value; authorized 800.0 shares; issued and outstanding 276.6 shares (2002 and 2001)	2.8	2.8
Additional paid-in capital	13,574.9	13,720.0
Accumulated other comprehensive (loss)	(830.2)	(1,072.8)
(Deficit)	(22,647.3)	(19,192.4)

	(9,899.8)	(6,542.4)

Total liabilities and shareholders’ (deficiency)	$15,849.4	$16,858.9

See accompanying notes.

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)

(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,

	2002	2001	2000

	(Dollars in millions,
	except per share amounts)
Revenues	$435.9	$391.6	$226.8
Costs and expenses
Operating expenses (exclusive of depreciation shown separately below)	175.4	170.4	88.9
Selling, general and administrative expenses	138.8	178.0	103.1
Asset impairments	854.3	912.1	—
Other charges	3.5	12.2	—
Corporate expenses	11.5	42.5	23.8
Depreciation	222.7	154.4	87.4
Amortization	95.5	433.4	299.3

	1,501.7	1,903.0	602.5

Operating (loss)	(1,065.8)	(1,511.4)	(375.7)
Other income (expense)
Interest income and other, net	(11.0)	20.4	45.5
Interest expense (contractual interest of $223.5 (2002))	(156.1)	(195.1)	(139.7)
Share of (losses) from equity investments	(251.3)	(660.0)	(46.7)
Other gains (losses)	3.0	(58.9)	—
Foreign currency transaction gains (losses)	9.3	(14.3)	(62.5)

(Loss) before recapitalization items, income taxes and discontinued operations	(1,471.9)	(2,419.3)	(579.1)
Recapitalization items, net	(4.8)	—	—

(Loss) before income taxes and discontinued operations	(1,476.7)	(2,419.3)	(579.1)
Income tax benefit (expense)	128.1	50.9	22.9

(Loss) from continuing operations	(1,348.6)	(2,368.4)	(556.2)
Discontinued operations:
(Loss) from discontinued operations, net of income tax benefit of $26.3 (2002), $114.1 (2001) and $88.1 (2000)	(2,100.6)	(11,872.9)	(2,407.5)
Net (loss) on sales of discontinued operations, net of income tax expense of $4.6 (2002)	(5.7)	—	—

(Loss) from discontinued operations	(2,106.3)	(11,872.9)	(2,407.5)

Net (loss)	(3,454.9)	(14,241.3)	(2,963.7)
Preferred stock dividends (contractual dividends of $370.6 (2002))	(145.1)	(325.7)	(194.0)

Net (loss) available to common shareholders	$(3,600.0)	$(14,567.0)	$(3,157.7)

Basic and diluted net (loss) per share:
(Loss) from continuing operations	$(5.40)	$(9.76)	$(3.46)
(Loss) from discontinued operations	(7.62)	(43.02)	(11.08)

Net (loss) per common share	$(13.02)	$(52.78)	$(14.54)

Weighted average shares	276.6	276.0	217.1

See accompanying notes.

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)

(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ (DEFICIENCY)

	Series
	Preferred Stock		Common Stock
	$.01 Par Value		$.01 Par Value		Additional
					Paid-In
	Shares	Par	Shares	Par	Capital

	(Dollars in millions)
Balance, December 31, 1999	1.3	$—	132.4	$1.3	$4,125.1
Exercise of stock options			2.3	—	36.3
Rescission of stock option exercises			(0.2)		(1.1)
Exercise of warrants			1.3	—	9.0
Common stock issued for cash			42.2	0.4	2,327.2
Preferred stock issued for cash	2.0				1,862.0
Common stock issued for an acquisition			84.9	0.9	5,487.4
Conversion of series preferred stock	(0.5)	—	9.2	0.1	7.5
Preferred stock issued for dividends					9.4
Accreted dividends on preferred stock	0.1	—			(97.8)
Accretion of discount on preferred stock					(0.3)
Comprehensive loss:
Net loss for the year ended December 31, 2000
Currency translation adjustment
Unrealized net losses on investments
Total

Balance, December 31, 2000	2.9	—	272.1	2.7	13,764.7
Exercise of stock options			1.1		13.0
Non-cash compensation					30.6
Accreted dividends on preferred stock	0.1				(195.5)
Accretion of discount on preferred stock					(25.3)
Conversion of 7% Convertible Notes			3.3	0.1	128.2
Common stock issued for an acquisition			0.1		4.3
Comprehensive loss:
Net loss for the year ended December 31, 2001
Currency translation adjustment
Unrealized net losses on investments
Unrealized net losses on derivatives
Total

Balance, December 31, 2001	3.0	—	276.6	2.8	13,720.0
Accreted dividends on preferred stock					(125.1)
Accretion of discount on preferred stock					(20.0)
Comprehensive loss:
Net loss for the year ended December 31, 2002
Currency translation adjustment
Reclassification adjustment
Additional minimum pension liability
Unrealized net losses on derivatives
Total

Balance, December 31, 2002	3.0	$—	276.6	$2.8	$13,574.9

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ (DEFICIENCY) — (Continued)

			Accumulated Other
			Comprehensive (Loss)

		Foreign	Unrealized	Unrealized	Minimum
	Comprehensive	Currency	Net Losses	Net Losses	Pension
	(Loss)	Translation	on Investments	on Derivatives	Liability	(Deficit)

	(Dollars in millions)
Balance, December 31, 1999		$(2.1)				$(1,987.4)
Exercise of stock options
Rescission of stock option exercises
Exercise of warrants
Common stock issued for cash
Preferred stock issued for cash
Common stock issued for an acquisition
Conversion of series preferred stock
Preferred stock issued for dividends
Accreted dividends on preferred stock
Accretion of discount on preferred stock
Comprehensive loss:
Net loss for the year ended December 31, 2000	$(2,963.7)					(2,963.7)
Currency translation adjustment	(432.6)	(432.6)
Unrealized net losses on investments	(14.2)		$(14.2)

Total	(3,410.5)

Balance, December 31, 2000		(434.7)	(14.2)			(4,951.1)
Exercise of stock options
Non-cash compensation
Accreted dividends on preferred stock
Accretion of discount on preferred stock
Conversion of 7% Convertible Notes
Common stock issued for an acquisition
Comprehensive loss:
Net loss for the year ended December 31, 2001	(14,241.3)					(14,241.3)
Currency translation adjustment	(607.8)	(607.8)
Unrealized net losses on investments	(1.1)		(1.1)
Unrealized net losses on derivatives	(15.0)			$(15.0)

Total	(14,865.2)

Balance, December 31, 2001		(1,042.5)	(15.3)	(15.0)		(19,192.4)
Accreted dividends on preferred stock
Accretion of discount on preferred stock
Comprehensive loss:
Net loss for the year ended December 31, 2002	(3,454.9)					(3,454.9)
Currency translation adjustment	272.4	272.4
Reclassification adjustment	15.3		15.3
Additional minimum pension liability	(30.0)				$(30.0)
Unrealized net losses on derivatives	(15.1)			(15.1)

Total	$(3,212.3)

Balance, December 31, 2002		$(770.1)	$—	$(30.1)	$(30.0)	$(22,647.3)

See accompanying notes.

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)

(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2002	2001	2000

	(Dollars in millions)
Operating activities
Net (loss)	$(3,454.9)	$(14,241.3)	$(2,963.7)
(Loss) from discontinued operations	(2,100.6)	(11,872.9)	(2,407.5)
Net (loss) on sales of discontinued operations	(5.7)	—	—

Loss from continuing operations	(1,348.6)	(2,368.4)	(556.2)
Adjustments to reconcile to net cash provided by (used in) continuing operations:
Depreciation and amortization	318.2	587.8	386.7
Asset impairments	854.3	912.1	—
Write-down of other assets	28.2	—	—
Equity in losses of unconsolidated subsidiaries	251.3	660.0	46.7
(Gain) loss on sale of assets	(6.2)	58.2	—
Provision for losses on accounts receivable	7.2	39.7	0.4
Deferred income taxes	(127.5)	(50.3)	(23.1)
Amortization of original issue discount	—	0.2	0.3
Other	1.9	51.2	1.1
Changes in operating assets and liabilities, net of effect from business acquisitions and dispositions:
Accounts receivable	(10.1)	(13.0)	(116.6)
Other current assets	(70.1)	31.2	(18.8)
Other assets	4.5	(5.2)	1.0
Accounts payable	8.0	2.8	11.4
Accrued expenses and other	(33.1)	5.6	47.9
Deferred revenue	25.2	9.1	58.0

Net cash (used in) continuing operations	(96.8)	(79.0)	(161.2)
Net cash provided by (used in) discontinued operations	251.9	(518.8)	(129.0)

Net cash provided by (used in) operating activities	155.1	(597.8)	(290.2)
Investing activities
Acquisitions, net of cash acquired	—	—	(3,425.1)
Purchase of fixed assets	(120.8)	(245.2)	(277.7)
Investments in and loans to affiliates	(15.9)	(125.8)	(365.6)
Increase in other assets	(7.0)	(49.0)	(121.5)
Loan to NTL (UK) Group, Inc.	(129.2)	150.0	—
Proceeds from sales of assets	432.2	30.9	—
Loan to ATX Communications, Inc.	—	(15.0)	—
Purchase of marketable securities	(63.5)	—	(155.1)
Proceeds from sales of marketable securities	46.3	60.3	444.3

Net cash provided by (used in) continuing operations	142.1	(193.8)	(3,900.7)
Net cash (used in) discontinued operations	(734.4)	(1,906.0)	(9,527.5)

Net cash (used in) investing activities	(592.3)	(2,099.8)	(13,428.2)

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	Year Ended December 31,

	2002	2001	2000

	(Dollars in millions)
Financing activities
Proceeds from borrowings, net of financing costs	104.1	461.3	1,860.3
Proceeds from issuance of preferred stock and warrants	—	—	1,862.0
Proceeds from issuance of common stock	—	—	2,327.6
Proceeds from issuance of redeemable preferred stock	—	—	1,850.0
Proceeds from exercise of stock options and warrants	—	13.0	44.2
Principal payments	(2.9)	(68.3)	(39.1)
Repayment of the NTL Australia bank loan	(121.7)	—	—

Net cash provided by (used in) continuing activities	(20.5)	406.0	7,905.0
Net cash provided by discontinued activities	681.4	2,227.9	3,823.4

Net cash provided by financing activities	660.9	2,633.9	11,728.4
Effect of exchange rate changes on cash	51.2	(11.1)	(27.8)

Increase (decrease) increase in cash and cash equivalents	274.9	(74.8)	(2,017.8)
Cash and cash equivalents at beginning of year — continuing operations	228.3	126.4	1,510.2
Cash and cash equivalents at beginning of year — discontinued operations	276.3	453.0	1,087.0
Cash and cash equivalents at end of year — discontinued operations	(502.0)	(276.3)	(453.0)

Cash and cash equivalents at end of year — continuing operations	$277.5	$228.3	$126.4

Supplemental disclosure of cash flowinformation
Cash paid during the year for interest exclusive of amounts capitalized	$130.4	$171.3	$131.1
Income taxes paid	—	13.4	5.2
Supplemental schedule of non-cash financing activities
Accretion of dividend and discount on preferred stock	$145.1	$220.8	$98.1
Conversion of notes, net of unamortized deferred financing costs	—	18.8	—
Common stock issued for acquisitions	—	4.3	5,488.3
Redeemable preferred stock issued for investment in affiliates	—	518.0	—
Conversion of series preferred stock	—	—	7.6

See accompanying notes.

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)

(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Organization and Business

     Summary

      The accompanying financial statements do not reflect any adjustments in connection with the emergence of NTL Europe, Inc. (“NTL Europe” or the “Company”) from Chapter 11 reorganization nor the likely deconsolidation of Cablecom GmbH, an indirect wholly-owned subsidiary of the Company (“Cablecom”) and, therefore, are not indicative of the Company’s future results of operations, financial position or cash flows.

     NTL’s Completed Restructuring

      On May 8, 2002, the entity then known as NTL Incorporated (“Old NTL”) and certain of its subsidiaries as of that time each filed a pre-arranged joint reorganization plan (the “Plan”) under Chapter 11 of the U.S. Bankruptcy Code. Old NTL’s operating subsidiaries were not included in the Chapter 11 filing. The Plan became effective on January 10, 2003 (the “Effective Date”) at which time Old NTL emerged from Chapter 11 reorganization.

      Pursuant to the Plan, Old NTL and its subsidiaries were split into two separate companies. The entity formerly known as “NTL Incorporated” was renamed “NTL Europe, Inc.” and became the holding company for Old NTL’s European and certain other assets. The entity formerly known as NTL Communications Corp. was renamed “NTL Incorporated” and became the holding company for Old NTL’s principal UK and Ireland assets (“New NTL”). Pursuant to the Plan, all of the outstanding securities of Old NTL and certain of its subsidiaries were canceled, and the Company issued shares of its common stock, par value $0.01 per share (the “Common Stock”), and 10% Fixed Coupon Redeemable Preferred Stock, Series A, par value $0.01 per share (with a $50.00 liquidation preference per share) (the “Preferred Stock”), and New NTL issued shares of its common stock and Series A warrants to various former creditors and stockholders of Old NTL and its subsidiaries. The precise mix of new securities received by holders of each particular type of security of Old NTL and its subsidiaries was set forth in the Plan. New NTL is an independent entity which is no longer owned by or affiliated with the Company.

      New NTL has been accounted for as a discontinued operation beginning with the quarter ended September 30, 2002 and, accordingly, it is excluded from assets and liabilities of continuing operations as of December 31, 2002 and 2001, and from results of continuing operations for the years ended December 31, 2002, 2001 and 2000.

      With the separation of Old NTL into two entities, the majority of the significant assets and holdings formerly owned and consolidated by Old NTL were retained by New NTL. Generally, other than Cablecom (which is itself being restructured as described below), the Company’s assets are not material compared to those of New NTL. In addition, as described in more detail in Note 22, as a result of the existing defaults under Cablecom’s debt agreements and its overindebtedness, in the near future, the Company expects its interest in Cablecom to be reduced to, at most, a small minority position. Further, the Company’s board of directors and management will explore the strategic and financial alternatives available to it, including the Company’s possible liquidation, a going-private transaction and the sale of its remaining assets. Accordingly, the Company’s historic financial statements presented herein are not particularly meaningful to the Company’s current and anticipated future business and should not be relied upon as indicative of the Company’s future performance.

     Historical Structure of the Company

      On May 18, 2000, the entity then known as NTL Incorporated (currently named NTL (Delaware), Inc. (“NTL Delaware”)) completed a corporate restructuring to create a holding company structure. The

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

formation of the holding company was part of NTL Delaware’s acquisition of certain assets of Cable & Wireless Communications plc (“CWC”). The holding company restructuring was accomplished through a merger so that all the stockholders of NTL Delaware at the effective time of the merger became stockholders of the new holding company, and NTL Delaware became a subsidiary of the new holding company. The new holding company was called NTL Incorporated (which is now known as NTL Europe, Inc.) and the holding company’s subsidiary simultaneously changed its name to NTL (Delaware), Inc.

      The Company conducts its operations through direct and indirect wholly-owned subsidiaries.

     Business

      The Company, through its direct and indirect wholly-owned subsidiaries, owns and operates Premium TV Limited, Cablecom, NTL Lanbase, SL, NTL Broadcast (Thailand) Ltd. and NTL Broadcast Sdn, Ltd. Premium TV Limited (“Premium TV”) develops sports-related Internet and media rights in the United Kingdom. Cablecom is the largest television operator in Switzerland, but, as discussed below, it is “overindebted” under Swiss law and it is unlikely that the Company will retain any significant interest in Cablecom. NTL Lanbase, SL is based in Spain and is a value-added reseller of equipment for corporate data networks in the United Kingdom. NTL Broadcast (Thailand) Ltd. and NTL Broadcast Sdn, Ltd., together with New NTL’s branch office in Singapore, offer design and build, consultancy and system integration services to broadcasters in Malaysia and Thailand.

      Cablecom has approximately CHF 3,792 million in bank debt (which includes recently accrued interest payments) maturing on the business day following May 31, 2003 (with an additional automatic extension to June 30, 2003 under certain circumstances), and insufficient resources to satisfy such obligation. In addition, Cablecom and two of its subsidiaries are “overindebted” under Swiss law and, accordingly, may be required to file for insolvency proceedings in Switzerland. Cablecom and its lenders have been involved in ongoing discussions regarding a complete financial restructuring of Cablecom which will, among other things, reduce the amount of bank debt outstanding, extend the maturity date thereof and resolve the Swiss overindebtedness issue. In the event that such negotiations are unsuccessful, the Company expects to be deprived of all of its ownership interest in Cablecom in the near future. Further, even if such negotiations are successful, the Company expects to be left with no more than a small minority interest in Cablecom. Accordingly, the Company anticipates that, in the near future, the results of Cablecom will no longer be reported as part of the Company’s consolidated results of operations. In that regard, it should also be noted that, in accordance with the terms of the existing Cablecom credit agreement, no dividends, distributions or other payments have ever been or will be made by Cablecom to the Company. Further, the lenders under Cablecom’s credit facility have no legal recourse to any assets of the NTL Europe group, other than to the shares of Cablecom, certain assets of the Cablecom group and certain assets of the Company’s subsidiaries which hold, directly or indirectly, the shares of the Cablecom group.

      The Company also has various equity and cost method investments detailed in Note 9.

      The Company’s most significant holdings are currently being restructured, and the Company is reviewing all of its holdings to determine the most appropriate course of action, which may result in one or more of these holdings being sold, transferred, foreclosed on, liquidated, wound-up or otherwise disposed of in the near future or at a later date. The Company may not receive any proceeds from any of these transactions after the payment of outstanding debt that some of these companies may owe and any fees and expenses incurred in connection with these transactions. See, in particular, Note 22 “Commitments and Contingent Liabilities — Cablecom.” To the extent the Company receives cash proceeds from any asset sale it or its subsidiaries complete, the Preferred Stock will be entitled to mandatory redemption in a

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

like amount, subject to some limited exceptions set forth in the Company’s charter, until all shares of the Preferred Stock (having an aggregate of $343 million in liquidation preference) have been redeemed.

2.     Reorganization and Emergence from Chapter 11

     Background of Restructuring

      On January 31, 2002, Old NTL announced that it had appointed professional advisors to advise on strategic and recapitalization alternatives to strengthen its balance sheet, reduce debt and put an appropriate capital structure in place for its business.

      Promptly upon obtaining the requisite waivers from the lenders under its credit facilities in March 2002, Old NTL and certain of its subsidiaries commenced negotiations with a steering committee of the unofficial committee of its bondholders and the committee’s legal and financial advisors.

      Old NTL and its subsidiaries failed to make interest payments on some of the outstanding notes starting on April 1, 2002. Old NTL also failed to declare or pay dividends on certain series of its outstanding preferred stock due to a lack of available surplus under Delaware law.

      On April 16, 2002, Old NTL announced that it and an unofficial committee of its bondholders had reached an agreement in principle on a comprehensive recapitalization of Old NTL and its subsidiaries. To implement the proposed recapitalization plan, on May 8, 2002, Old NTL and certain of the other subsidiaries of Old NTL, namely NTL Delaware, NTL Communications Corp., Diamond Cable Communications Limited, Diamond Holdings Limited and Communications Cable Funding Corp., filed cases and a pre-arranged joint reorganization plan under Chapter 11 of the U.S. Bankruptcy Code. In connection with the filing, some members of the unofficial creditors’ committee of bondholders entered into a credit facility agreement (referred to as the “DIP facility”) committing to provide Communications Cable Funding Corp. with up to $500.0 million in new debt financing (NTL Delaware committed to provide up to an additional $130.0 million under the DIP facility.)

      As a result of the payment defaults, as well as the voluntary filing under Chapter 11 by Old NTL and certain of its subsidiaries, on May 8, 2002, there was an event of default under all of Old NTL and its subsidiaries’ credit facilities and the indentures governing all of their publicly traded debt, other than debt of NTL (Triangle) LLC.

      The Plan was confirmed by the Bankruptcy Court on September 5, 2002. During the fall of 2002, Old NTL negotiated with a group of lenders to enter into a new financing arrangement to repay the DIP facility, to repay certain obligations and to provide liquidity to Old NTL and its subsidiaries. The Plan became effective on January 10, 2003, at which time Old NTL emerged from Chapter 11 reorganization. In connection with Old NTL’s emergence from Chapter 11 reorganization, NTL Communications Corp. issued $558.2 million aggregate principal face amount of 19% Senior Secured Notes due 2010 and 500,000 shares of its common stock on January 10, 2003. The proceeds were used in part to repay amounts outstanding under the DIP facility and to purchase from NTL Delaware a £90.0 million note of NTL (UK) Group Inc. and to repay certain other obligations.

     Liquidity and Capital Resources

      The Company emerged from bankruptcy on January 10, 2003, at which time, as part of the reorganization plan, all of its secured debt, common stock and preferred stock were canceled and new Common Stock and Preferred Stock were issued. Further, upon the consummation of the reorganization plan (after taking into account the redemption for cash of $25 million of the Preferred Stock) the

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company had approximately $63 million in cash and its subsidiaries had an additional amount of approximately $11 million in cash.

      The Company is primarily a holding company for the stock of its subsidiaries, with no material independent source of cash proceeds. During 2003, the Company does not anticipate receiving any material cash proceeds from its subsidiaries. Accordingly, the Company expects to fund its operations primarily out of its $63 million in cash and its subsidiaries’ cash remaining after the consummation of the reorganization plan. During 2003, the Company does not anticipate borrowing any material amount of funds and the Company does not expect to issue any of its securities for cash. Further, during 2003, the Company does not anticipate any material capital expenses.

      As described in Notes 1, 2 and 22, the Company expects to either complete a restructuring of the debt and equity of Cablecom, in the near future, which would result in a dilution of the Company’s ownership interest to less than five percent or, if such restructuring is not successful, to file for the insolvency of Cablecom in Switzerland, which would result in the Company’s having no remaining ownership in Cablecom. In either of these events, the lenders under Cablecom’s credit facility would have no legal recourse to any assets of the NTL Europe group, other than to the shares of Cablecom, certain assets of the Cablecom group and certain assets of the Company’s subsidiaries which hold, directly or indirectly, the shares of the Cablecom group.

      The Company’s management and Board will explore strategic and financial alternatives available to it, including the Company’s possible liquidation, a going-private transaction and the sale of its remaining assets. During 2003, the Company’s primary expenses are expected to consist of operating expenses, including salaries, professional fees, insurance and severance costs, as well as certain funding obligations to certain of its subsidiaries of approximately $13 million. Further, after reserving for certain contingent liabilities, to the extent the Company has remaining funds legally available, the Company intends to pay dividends on or redeem shares of its Preferred Stock. The liquidation preference of Preferred Stock aggregates $343 million. Accordingly, it is highly unlikely that common shareholders will ever receive any distribution related to their shares.

      The Company believes that its existing cash and cash equivalents will be sufficient to support its expected operations and fund its capital commitments through at least January 1, 2004, which, as previously noted, will exclude Cablecom.

     Recapitalization Expense

      The joint reorganization plan provided that recapitalization costs be allocated among the Company, NTL Delaware and New NTL.

      Recapitalization items, net consist of the following:

	Year Ended
	December 31,

	2002	2001	2000

	(In millions)
Payroll and related costs paid	$(0.1)	$—	$—
Professional fees	(6.9)	—	—
Interest earned on accumulated cash from Chapter 11 proceeding(1)	2.2	—	—

	$(4.8)	$—	$—

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Details of operating cash receipts and payments resulting from the recapitalization are as follows. The Company and NTL Delaware made payments on behalf of New NTL which were charged to New NTL. The recapitalization items charged to New NTL are included in loss from discontinued operations.

Year Ended
December 31,
2002

(In millions)
Interest income(1)	$2.2
Payroll and related costs paid	—
Professional fees	(45.9)

Net operating cash flows from recapitalization items	$(43.7)

(1)	Interest income resulting from the recapitalization is for the period May 8, 2002 through December 31, 2002.

     Pro Forma Consolidated Balance Sheet

      The following pro forma consolidated balance sheet as of December 31, 2002 gives effect to the Company’s emergence from Chapter 11 reorganization and the adoption of fresh-start reporting as if both had occurred on December 31, 2002. The Company adopted fresh-start reporting in January 2003 in accordance with AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”). The Company adopted fresh-start reporting because the holders of Old NTL’s voting common shares immediately before filing and confirmation of the Plan received less than 50% of the voting shares of the emerging company, and because the Company’s reorganization value is less than its post-petition liabilities and allowed claims.

      The adjustments entitled “Emergence from Chapter 11” reflect the consummation of the Plan, including the cancellation of all of Old NTL’s outstanding securities, including common stock, and the authorization of the issuance of 19,668,777 shares of Common Stock, together with associated preferred stock purchase rights, and 7,364,000 shares of Preferred Stock. In accordance with the reorganization plan, the Company has reserved 2,000,000 shares of Common Stock for issuance upon exercise of the management incentive options authorized for grant under the management incentive plan. The Company has not issued, and it currently has no plans to issue, any options under the management incentive plan.

      The order confirming the Plan authorized and approved, as of the effective date, the redemption for cash of $25 million of the Preferred Stock. This redemption occurred on the Effective Date. Following such redemption, approximately 6,864,000 shares of Preferred Stock remain outstanding, having a liquidation preference of approximately $343 million.

      The adjustments entitled “Fresh-Start” reflect the adoption of fresh-start reporting. The Company engaged an independent financial advisor to assist in the determination of the reorganization value (or fair value) of its assets and the present value of its liabilities. This determination resulted in the fresh-start reporting adjustments to write-down fixed assets and write-up of intangible assets to their fair values. The determination of the reorganization value is preliminary since the valuation of certain of the Company’s assets is still in process. In addition, the Company’s total reorganization value exceeded the amounts allocable to identifiable assets that resulted in a new indefinite-lived intangible asset.

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The emergence from Chapter 11 and the adoption of fresh-start reporting in January 2003 resulted in the following items of income (expense) that will be recognized in the Company’s financial statements for the quarter ended March 31, 2003:

(In millions)
Gain on debt discharge	$4,059.2
Gain related to deconsolidation of New NTL	4,988.1
Fresh-start adoption — intangible assets	142.1
Fresh-start adoption — long-term debt	1,284.9
Fresh-start adoption — deferred tax liability	(13.5)
Fresh-start adoption — accrued pension	(61.2)
Fresh-start adoption — fixed assets	(507.0)
Fresh-start adoption — other assets	(33.5)

TOTAL	$9,859.1

      The adjustments entitled “Deconsolidation of Cablecom” reflect the likelihood that the Company will not retain a significant interest in Cablecom and that Cablecom will no longer be reported as part of the Company’s consolidated results of operations. As described in more detail in Note 22 (Commitments and Contingent Liabilities — Cablecom), Cablecom has approximately CHF 3,792 million in bank debt (which includes recently accrued interest payments) maturing on the business day following May 31, 2003 (with an additional automatic extension to June 30, 2003 under certain circumstances), and insufficient resources to satisfy such obligation. In addition, Cablecom and two of its subsidiaries are “overindebted” under Swiss law and, accordingly, may be required to file for insolvency proceedings in Switzerland. Cablecom and its lenders have been involved in ongoing discussions regarding a complete financial restructuring of Cablecom which will, among other things, reduce the amount of bank debt outstanding, extend the maturity date thereof and resolve the Swiss overindebtedness issue. In the event that such negotiations are unsuccessful, the Company expects to be deprived of all of its ownership interest in Cablecom in the near future. Further, even if such negotiations are successful, the Company expects to be left with no more than a small minority interest in Cablecom. Accordingly, the Company anticipates that, in the near future, the results of Cablecom will no longer be reported as part of the Company’s consolidated results of operations. In that regard, it should also be noted that, in accordance with the terms of the existing Cablecom credit agreement, no dividends, distributions or other payments have ever been or will be made by Cablecom to the Company. Further, the lenders under Cablecom’s credit facility have no legal recourse to any assets of the NTL Europe group, other than to the shares of Cablecom, certain assets of the Cablecom group and certain assets of the Company’s subsidiaries which hold, directly or indirectly, the shares of the Cablecom group.

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Historical					Pro Forma
	as of	Emergence		Before		as of
	December 31,	from		Deconsolidation	Deconsolidation	December 31,
	2002	Chapter 11	Fresh-Start	of Cablecom	of Cablecom	2002

	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$277.5	$(117.7)	$—	$159.8	$(85.9)	$73.9
Marketable securities	17.3	(17.3)	—	—	—	—
Accounts receivable-trade, less allowance for doubtful accounts	243.4	—	—	243.4	(230.8)	12.6
Other	50.3	—	—	50.3	(38.5)	11.8
Discontinued operations	12,968.1	(12,968.1)	—	—	2,189.1	2,189.1

Total current assets	13,556.6	(13,103.1)	—	453.5	1,833.9	2,287.4
Fixed assets, net	1,682.1	—	(506.9)	1,175.2	(1,166.8)	8.4
Goodwill	218.7	—	(218.7)	—	—	—
Reorganization value in excess of amounts allocable to identifiable assets	—	—	213.9	213.9	(213.9)	—
Customer lists, net	62.8	—	146.8	209.6	(209.6)	—
Investments in and loans to affiliates, net	13.0	—	—	13.0	(7.7)	5.3
Deferred tax asset	195.3	—	80.4	275.7	(235.5)	40.2
Other assets, net	120.9	(22.5)	(50.8)	47.6	(0.4)	47.2

Total assets	$15,849.4	$(13,125.6)	$(335.3)	$2,388.5	$—	$2,388.5

LIABILITIES AND SHAREHOLDERS’ (DEFICIENCY)
Liabilities not subject to compromise
Current liabilities:
Accounts payable	$49.3	$—	$—	$49.3	$(40.6)	$8.7
Accrued expenses and other	92.5	(1.2)	—	91.3	(64.2)	27.1
Interest payable	43.5	—	—	43.5	(43.5)	—
Deferred revenue	235.6	—	—	235.6	(229.8)	5.8
Current portion of long-term debt	2,719.3	—	(1,284.9)	1,434.4	(1,434.4)	—
Discontinued operations	17,956.2	(17,956.2)	—	—	2,189.1	2,189.1

Total current liabilities	21,096.4	(17,957.4)	(1,284.9)	1,854.1	376.6	2,230.7
Long-term debt	—	—	—	—	—
Other	132.7	—	(16.4)	116.3	(96.9)	19.4
Deferred income taxes	226.0	—	93.9	319.9	(279.7)	40.2
Commitments and contingent liabilities	—	—	—	—	—	—
Senior Redeemable Preferred	—	98.0	—	98.0	—	98.0
Liabilities subject to compromise	4,294.1	(4,294.1)	—	—	—	—
Shareholders’ (deficiency):
Series preferred stock	—	—	—	—	—	—
Common stock-old	2.8	(2.8)	—	—	—	—
Common stock-new	—	0.2	—	0.2	—	0.2
Additional paid-in capital	13,574.9	—	(13,574.9)	—	—	—
Accumulated other comprehensive (loss)	(830.2)		830.2	—	—	—
(Deficit)	(22,647.3)	9,030.5	13,616.8	—	—	—

Shareholders’ (deficiency)	(9,899.8)	9,027.9	872.1	0.2	—	0.2

Total liabilities and shareholders’ (deficiency)	$15,849.4	$(13,125.6)	$(335.3)	$2,388.5	$—	$2,388.5

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.     Significant Accounting Policies

     Basis of Presentation and Use of Estimates

      The accompanying financial statements have been prepared on a going concern basis. As described in Notes 1, 2 and 22, the Company expects to either complete a restructuring of the debt and equity of Cablecom in the near future, which would result in a dilution of the Company’s ownership interest to less than five percent or, if such restructuring is not successful, to file for the insolvency of Cablecom in Switzerland, which would result in the Company having no remaining ownership in Cablecom. In either of these events, the lenders under Cablecom’s credit facility would have no legal recourse to any assets of the NTL Europe group, other than to the shares of Cablecom, certain assets of the Cablecom group and certain assets of the Company’s subsidiaries which hold, directly or indirectly, the shares of the Cablecom group.

      The Company’s management and Board will explore strategic and financial alternatives available to it, including the Company’s possible liquidation, a going-private transaction and the sale of its remaining assets. During 2003, the Company’s primary expenses are expected to consist of salaries, professional fees, insurance and severance payments, as well as, certain funding obligations to selected subsidiaries of approximately $13 million.

      After the consummation of the Company’s restructuring on January 10, 2003, the Company had approximately $63 million in cash and its subsidiaries had approximately $11 million in cash, which management believes will be adequate to finance the Company’s operating expenses and funding requirements through at least January 1, 2004. Further, after reserving for certain contingent liabilities, to the extent the Company has remaining funds legally available, the Company intends to pay dividends on or redeem shares of its Preferred Stock. The liquidation preference of the Preferred Stock aggregates $343 million. Accordingly, it is highly unlikely that common shareholders will ever receive any distribution related to their shares. However, as noted above, the Company should be able to pay its liabilities and funding requirements as they come due through at least January 1, 2004.

      The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, including AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”). Old NTL had determined that there was insufficient collateral to cover the interest portion of scheduled payments on certain of its prepetition debt obligations. Old NTL had therefore discontinued accruing interest on these obligations. For the year ended December 31, 2002, contractual interest was $223.5 million, which was $67.4 million in excess of reported interest expense.

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: the amount of uncollectible accounts and notes receivable, the amount to be paid for other liabilities, the Company’s pension expense and pension funding requirements, and estimates related to the value of investments, long-lived assets and goodwill. Actual results could differ from those estimates.

     Principles of Consolidation

      The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and entities where the Company’s interest is greater than 50%. Significant intercompany accounts and transactions have been eliminated in consolidation.

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Reclassification

      Certain prior year amounts have been reclassified to conform to the current year presentation.

     Foreign Currency Translation

      The financial statements of the Company’s foreign subsidiaries have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 52, “Foreign Currency Translation.” All balance sheet accounts have been translated using the current exchange rates at the respective balance sheet dates. Statement of operations amounts have been translated using the average exchange rates for the respective years. The translation gains or losses resulting from the change in exchange rates have been reported as a component of accumulated other comprehensive (loss). Foreign currency transaction losses and gains are included in the results of operations as incurred.

     Cash Equivalents

      Cash equivalents are short-term highly liquid investments purchased with a maturity of three months or less. Cash equivalents were $174.5 million and $125.0 million at December 31, 2002 and 2001, respectively, which consisted primarily of bank time deposits and corporate commercial paper. At December 31, 2002 and 2001, none and $1.5 million, respectively, of the cash equivalents were denominated in foreign currencies.

     Marketable Securities

      Marketable securities at December 31, 2002 consist of commercial paper. Marketable securities are classified as available-for-sale, which are carried at fair value. Unrealized holding gains and losses on securities, net of tax, are carried as a component of accumulated other comprehensive (loss). The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income.

      Realized gains and losses and declines in value judged to be other than temporary are included in interest income. The cost of securities sold or matured is based on the specific identification method. Interest on securities is included in interest income.

      During the years ended December 31, 2002, 2001 and 2000, there were no realized gains or losses on sales of securities.

     Fixed Assets

      Fixed assets are stated at cost, which includes amounts capitalized for labor and overhead expended in connection with the design and installation of operating equipment. Internal costs directly related to the construction of such facilities, including payroll and overhead costs of certain employees, are capitalized. Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Estimated useful lives of fixed assets range from 5 years to 30 years.

     Intangible Assets

      Intangible assets include goodwill and customer lists. Goodwill is the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for as purchases. Prior to the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill was amortized on a straight-line basis over 10 years. Upon the adoption of SFAS No. 142, goodwill is no longer amortized.

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Instead goodwill is reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement.

      Customer lists represent the portion of the purchase price allocated to the value of the customer base. Customer lists are amortized on a straight-line basis over 3 or 5 years.

     Impairment of Long-Lived Assets

      Long-lived assets, including fixed assets and amortizable definite lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and the carrying value of the asset.

     Investments

      All investments in which the Company has the ability to exercise significant influence over the investee, but less than a controlling voting interest, are accounted for using the equity method. Equity method investments are recorded at original cost and adjusted periodically to recognize the Company’s proportionate share of the investees’ net income or losses after the date of investment, additional contributions made and dividends received. Prior to the adoption of SFAS No. 142, the difference between the Company’s recorded investment and its proportionate interest in the book value of the investees’ net assets were being amortized on a straight-line basis over 10 years. The Company evaluates the carrying value of its equity method investments and tests for impairment in accordance with APB Opinion No. 18.

      Investments in which the Company does not have the ability to exercise significant influence (less than 20% ownership) are accounted for on the cost method.

     Deferred Financing Costs

      Deferred financing costs, net of $37.4 million and $74.8 million as of December 31, 2002 and 2001, respectively, are included in other assets. Deferred financing costs are incurred in connection with the issuance of debt and are amortized over the term of the related debt.

     Revenue Recognition

      Revenues are recognized at the time the service is rendered to the customer or the performance of the service has been completed. Charges for services that are billed in advance are deferred and recognized when earned. Rental revenues are recognized when earned on a monthly basis. Installation and maintenance service revenues are recognized when the performance of the service has been completed.

     Cable Television System Costs, Expenses and Revenues

      The Company accounts for costs, expenses and revenues applicable to the construction and operation of its broadband communications networks in accordance with SFAS No. 51, “Financial Reporting by Cable Television Companies.”

     Advertising Expense

      The Company charges the cost of advertising to expense as incurred. Advertising costs were $9.4 million, $13.1 million and $19.0 million in 2002, 2001 and 2000, respectively.

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Stock-Based Compensation

      The Company follows the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” The Company applies APB Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for its stock option plans. Had compensation for stock options granted by Old NTL been determined consistent with the provisions of SFAS No. 123, the effect on Old NTL’s net loss would have been changed to the following pro forma amounts (See Note 19):

	For the Year Ended December 31,

	2002	2001	2000

	(In millions, except per share amounts)
Non-cash compensation expense, as reported	$—	$30.6	$—
Non-cash compensation expense, pro forma	$264.3	$268.3	$255.8
Net loss, as reported	$(3,454.9)	$(14,241.3)	$(2,963.7)
Net loss, pro forma	$(3,719.2)	$(14,509.6)	$(3,219.5)
Basic and diluted net (loss) per share	$(13.02)	$(52.78)	$(14.54)
Basic and diluted pro forma net (loss) per share	$(13.97)	$(53.75)	$(15.72)

     Derivative Financial Instruments

      Old NTL has used financial instruments to hedge a portion, but not all, of its exposure from floating interest rate debt and from movements in foreign exchange rates. Gains and losses on these instruments were deferred and recognized in the statement of operations when the related hedged transactions were recognized. To date, premiums paid for these contracts have not been material. The Company does not use derivative financial instruments for trading or speculative purposes.

4.     Discontinued Operations

      Pursuant to the Plan, Old NTL was split into two separate companies on the Effective Date. The entity formerly known as NTL Communications Corp. was renamed “NTL Incorporated” and became the holding company for Old NTL’s principal UK and Ireland assets. Prior to consummation of the Plan, NTL Communications Corp. was a wholly-owned subsidiary of Old NTL, which, pursuant to the Plan, was renamed “NTL Europe, Inc.” and which became the holding company for Old NTL’s European and certain other assets. Pursuant to the Plan, all of the outstanding securities of the Old NTL and certain of its subsidiaries were canceled, and the Company issued shares of its Common Stock and Preferred Stock and New NTL issued shares of its common stock and Series A warrants to various former creditors and stockholders of the Old NTL and its subsidiaries. The precise mix of new securities received by holders of each particular type of security of Old NTL and its subsidiaries was set forth in the Plan.

      New NTL is accounted for as a discontinued operation, and accordingly, it is excluded from assets and liabilities of continuing operations as of December 31, 2002 and 2001, and from results of continuing operations for the years ended December 31, 2002, 2001 and 2000.

      On April 2, 2002, Old NTL had completed the previously announced sale of its Australian broadcast business to Macquarie Communications Infrastructure Holding Pty Limited for A$850 million (US$451.3 million). The net proceeds from the sale after the repayment of the outstanding bank credit facility and transaction related costs were approximately A$575.3 million (US$304.5 million). Old NTL recognized a gain on the sale of approximately US$7.5 million, net of income tax expense of US$4.6 million, in April 2002. NTL Australia is accounted for as a discontinued operation and, accordingly, NTL Australia is excluded from assets and liabilities of continuing operations as of

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2001 and from results of continuing operations for the years ended December 31, 2002, 2001 and 2000.

      In October 2002, Cablecom sold its consumer electronics retail stores (“Rediffusion”) for approximately CHF 5.0 million. The Company recognized a loss on the sale of approximately US$13.2 million in October 2002. Rediffusion is accounted for as a discontinued operation and, accordingly, Rediffusion is excluded from assets and liabilities of continuing operations as of December 31, 2002 and 2001 and from results of continuing operations for the years ended December 31, 2002, 2001 and 2000.

      The following are the assets, liabilities and results of operations of New NTL, NTL Australia and Rediffusion:

	December 31, 2002

	New	NTL
	NTL	Australia	Rediffusion	Total

	(In millions)
Current assets	$1,097.4	$—	$—	$1,097.4
Fixed assets, net	11,088.9	—	—	11,088.9
Other assets	781.8	—	—	781.8

Total assets	$12,968.1	$—	$—	$12,968.1

Current liabilities	$7,729.2	$—	—	$7,729.2
Non current liabilities	94.4	—	—	94.4
Liabilities subject to compromise	10,132.6	—	—	10,132.6

Total liabilities	$17,956.2	$—	$—	$17,956.2

	December 31, 2001

	New	NTL
	NTL	Australia	Rediffusion	Total

	(In millions)
Current assets	$1,002.7	$32.0	$32.1	$1,066.8
Fixed assets, net	10,840.3	235.2	2.9	11,078.4
Other assets	1,027.1	137.9	20.8	1,185.8

Total assets	$12,870.1	$405.1	$55.8	$13,331.0

Current liabilities	$16,087.3	$71.1	$29.3	$16,187.7
Non current liabilities	122.7	111.9	3.9	238.5

Total liabilities	$16,210.0	$183.0	$33.2	$16,426.2

	Year Ended December 31, 2002

	New	NTL
	NTL	Australia	Rediffusion	Total

	(In millions)
Revenues	$3,256.5	$17.3	$49.8	$3,323.6
Operating (loss)	(1,128.4)	0.3	(7.1)	(1,135.2)
Net (loss)	(2,093.4)	(0.3)	(6.9)	(2,100.6)

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2001

	New	NTL
	NTL	Australia	Rediffusion	Total

	(In millions)
Revenues	$3,181.5	$61.8	$64.3	$3,307.6
Operating (loss)	(10,409.7)	(7.4)	(15.4)	(10,432.5)
Net (loss)	(11,850.8)	(6.5)	(15.6)	(11,872.9)

	Year Ended December 31, 2000

	New	NTL
	NTL	Australia	Rediffusion	Total

	(In millions)
Revenues	$2,484.2	$55.0	$74.7	$2,613.9
Operating (loss)	(1,525.2)	(19.5)	1.4	(1,543.3)
Net (loss)	(2,388.1)	(20.9)	1.5	(2,407.5)

5.     Recent Accounting Pronouncements

      On December 31, 2002, Old NTL adopted the disclosure provisions of SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock Based Compensation,” to provide alternative methods of transition to SFAS No. 123’s fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, “Interim Financial Reporting.”

      In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 replaces Emerging Issues Task Force Issue No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity is recognized when the liability is incurred. Under Issue No. 94-3, a liability for an exit cost as defined is recognized at the date of a commitment to an exit or disposal plan. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of this standard is not expected to have a significant effect on the results of operations, financial condition or cash flows of the Company.

      In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” which is effective for the Company on January 1, 2003. The adoption of SFAS No. 145 will require any gain or loss recognized on the extinguishment of debt to be classified as income or loss from continuing operations. Prior to SFAS No. 145, gain or loss recognized on the extinguishment of debt was classified as an extraordinary item.

      In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which was effective for the Company on January 1, 2002. This Statement supercedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” and other related accounting guidance. The adoption of this new standard had no effect on the results of operations, financial condition or cash flows of the Company, except that it required the Company to treat NTL Australia as a discontinued operation beginning in the first quarter of 2002. The Company also accounted for NTL Communications and Rediffusion as discontinued operations in the third and fourth quarter of 2002, respectively.

      In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” which is effective for the Company on January 1, 2003. This Statement addresses financial accounting and

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

reporting for obligations associated with the retirement of tangible fixed assets and the associated asset retirement costs. The adoption of this new standard is not expected to have a significant effect on the results of operations, financial condition or cash flows of the Company.

      In June 2001, the FASB issued SFAS No. 141, “Business Combinations,” and No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination that is completed after June 30, 2001. SFAS No. 142 ends the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement. This impairment test uses a fair value approach rather than the undiscounted cash flow approach previously required by SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” Old NTL adopted SFAS No. 141 and SFAS No. 142 on January 1, 2002. Primarily due to the significant impairment charge that Old NTL recorded in 2001, the adoption of this new standard did not result in an impairment upon adoption. Amortization of goodwill and license acquisition costs ceased effective January 1, 2002. See Note 8.

6.     Asset Impairments

      Asset impairment charges were $854.3 million in the year ended December 31, 2002 and almost exclusively apply to the Cablecom operations. These charges are non-cash charges to write-down certain assets to their estimated fair values based on an assessment that their carrying value was not recoverable. These charges include fixed assets of $1.0 million, goodwill of $841.0 million and other assets of $12.3 million. The charge with respect to fixed assets was estimated based upon the technological obsolescence of certain network and other equipment. The charge with respect to goodwill was determined in accordance with SFAS No. 142.

      As of December 31, 2001, Old NTL performed an analysis of the carrying values of its long-lived assets including goodwill. During 1999 and 2000, acquisitions were made against a background of increasing consolidation and record valuations in the telecommunications industry. This analysis was initiated because of the decline in Old NTL’s stock price and significantly lower valuations for companies within its industry. Additionally, at the time of Old NTL’s analysis, the book value of Old NTL’s net assets significantly exceeded its market capitalization. Accordingly, Old NTL performed an analysis of the recoverability of its long-lived assets and associated goodwill. The fair value of Old NTL’s assets was determined by discounting Old NTL’s estimates of the expected future cash flows related to these investments when the non-discounted cash flows indicated that the long-lived assets would not be recoverable. Old NTL recorded a write-down of $9,511.3 million in the fourth quarter of 2001 as a result of this analysis and review, of which $8,161.6 million is included in loss from discontinued operations, $912.1 million is included in asset impairments and $437.6 million is included in share of losses from equity investments. The asset impairment charge of $912.1 million included goodwill of $762.7 million, investments in affiliates of $25.1 million and other assets of $124.3 million.

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.     Fixed Assets

      Fixed assets consist of:

	December 31,

	2002	2001

	(In millions)
Operating equipment	$2,109.2	$1,691.4
Other equipment	109.5	64.7
Construction-in-progress	25.1	2.8

	2,243.8	1,758.9
Accumulated depreciation	(561.7)	(264.0)

	$1,682.1	$1,494.9

8.     Cablecom Acquisition and Intangible Assets

      On March 28, 2000, Old NTL acquired the cable assets of the Cablecom group in Switzerland for cash of CHF 5,800.0 million ($3,510.2 million), a substantial portion of which was funded by a new bank facility of CHF 2,700.0 million ($1,630.5 million) and Old NTL’s issuance of $1,850.0 million of preferred stock to France Telecom and a group of commercial banks. This acquisition was accounted for as a purchase and, accordingly, the net assets and results of operations of Cablecom have been included in the consolidated financial statements from the date of acquisition. The aggregate purchase price of $3,528.6 million, which includes costs incurred of $18.4 million, exceeded the fair value of net tangible assets acquired by $2,282.2 million, which was allocated as follows: $195.9 million to customer lists, $73.1 million to deferred taxes and $2,159.4 million to goodwill.

      The change in the carrying amount of goodwill during the year ended December 31, 2002 is as follows (in millions):

Goodwill — December 31, 2001	$960.0
Impairment charge	(841.0)
Foreign currency exchange translation adjustments	99.7

Goodwill — December 31, 2002	$218.7

      Upon the adoption of SFAS No. 142, Old NTL performed an analysis of its intangible assets acquired before July 1, 2001 to determine whether they should be classified and accounted for as part of or separate from goodwill. Old NTL also determined that no changes in the remaining useful lives of the customer lists were required.

      Old NTL also performed an evaluation for impairment of its goodwill as of January 1, 2002 and determined that no impairment charge was required.

      Estimated aggregate amortization expense for each of the five succeeding fiscal years from December 31, 2002, as adjusted for the Company’s emergence from Chapter 11 reorganization, the adoption of fresh-start reporting, and prior to the deconsolidation of Cablecom, would be approximately $10 million for each of the next five years.

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table shows the Company’s net loss as adjusted for the adoption of SFAS No. 142, had SFAS No. 142 been in effect on January 1 of each period (unaudited) (in millions):

	Year Ended December 31,

	2002	2001	2000

Loss from continuing operations — as reported	$(1,348.6)	$(2,368.4)	$(556.2)
Amortization of:
Goodwill	—	318.2	238.8
Other	—	32.8	0.8

	—	351.0	239.6

Loss from continuing operations — as adjusted	$(1,348.6)	$(2,017.4)	$(316.6)

9.     Investments in and Loans to Affiliates

      The Company has investments in various companies and joint ventures which are accounted for under either the equity method or the cost method. The Company’s equity investments include its 27% interest in Noos S.A., a French broadband company, which offers analog and digital cable television, high speed Internet and telephone services, its 50% interest in eKabel InvestCo, which owns 65% of iesy Hessen GmbH (“iesy”), the largest cable television network in the German province of Hessen, and its 34.01% interest in B2 (Bredband) AG (“B2”), a company based in Sweden, which provides access to a broadband network that provides transmission, both to and from the customer, at the same speed and at the same time, but, as described more fully in this Form 10-K, NTL Delaware entered into a settlement agreement on April 30, 2003, pursuant to which, among other things, the Company agreed to sell all of its interest in B2 in the near future.

      During 2002, Old NTL’s share of Noos losses, reduced the investment therein to zero. On the Effective Date, the Company released its 27.1% interest (the “Noos Interest”) in Suez Lyonnais Telecom (“Noos”) to France Telecom as part of a compromise and settlement under the terms of the Plan. Pursuant to the terms of the Plan, the Noos Interest was released to France Telecom in exchange for (i) the cancellation of the shares of Variable Coupon Redeemable Preferred Stock, Series A of Old NTL and shares of Fixed Coupon Redeemable Preferred Stock, Series A of Old NTL, (ii) the waiver by France Telecom of its rights to any distribution on account of its claims as a holder of Old NTL and NTL Delaware 5 3/4% convertible subordinated notes, (iii) the release by France Telecom of any contingent payments due to France Telecom pursuant to the 1G Protocol and Convention Agreement, dated May 6, 1999 (the “1G Franchises”) and the transfer of the 1G Franchises by Old NTL to Noos, and (iv) a $25 million payment by France Telecom to the Company on the Effective Date.

      On November 3, 2002, Old NTL, NTL Delaware, and Brigadoon Ventures, Inc., a wholly-owned subsidiary of NTL Delaware, entered into an agreement, whereby (1) Old NTL was entitled to receive a cash facilitation fee for its cooperation in the restructuring of iesy and its subsidiaries (but not in consideration of certain of Old NTL’s subsidiaries’ indirect equity stake in iesy) of approximately $1.3 million, less such subsidiaries’ pro rata share of expenses and (2) such subsidiaries were entitled to receive a release of possible liabilities and claims arising out of their indirect equity stake in iesy, including claims alleged by certain holders of notes of iesy in the bankruptcy. The transactions contemplated by the iesy agreement closed in January 2003. In addition to the Company’s share of iesy’s losses, share of losses from equity investments includes a non-cash write-down of the investment in iesy of $40.6 million in 2002.

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     B2 (Bredband) AG

      On April 15, 2002, a funding request for approximately $20 million was received by Old NTL under the terms of the investment agreement relating to Old NTL’s investment in B2. Old NTL informed B2 and the other principal investors that it was not in a position to comply with the request for funding. The B2 investment agreement provides that if Old NTL fails to provide such funding, it may be sued for non-payment and arguably could lose certain rights under the B2 shareholders’ agreement including its interest in B2.

      On October 4, 2002, Old NTL filed a motion with the bankruptcy court to reject the B2 investment agreement and shareholders’ agreement under section 365 of the bankruptcy code, and the bankruptcy court subsequently authorized Old NTL’s rejection of the agreements. On November 8, 2002, B2 and the other principal shareholders filed proofs of claim with the bankruptcy court asserting their right to recover: (1) approximately $20 million from Old NTL in respect of the unpaid funding request; (2) unspecified damages for Old NTL’s failure to perform under the relevant agreements; and (3) unspecified costs and expenses incurred in the exercise of their remedies under the agreements, and reserved their other rights to avail themselves of any remedies under the agreements.

      On April 30, 2003, NTL Delaware, together with its subsidiaries NTL Sweden SPV Inc. and Nogenta Swedish Acquisition Holding B.V., entered into an agreement with B2 and the other principal shareholders of B2 relating to, among other things, the transfer of the Company’s securities in B2. Under the agreement, the NTL Europe parties have agreed to transfer their interest in B2 to certain other shareholders of B2 in exchange for approximately $375,000 in cash or certain securities of a B2 affiliate and mutual releases among the parties relating to a dispute stemming from an April 15, 2002 funding request for approximately $20 million. In connection with the mutual releases, the agreement provides that B2 and the other principal shareholders will withdraw, or otherwise assist NTL Delaware in obtaining bankruptcy court denial of, the proofs of claim filed by B2 and the other principal shareholders in the bankruptcy court. The closing of this transaction is subject to customary closing conditions, but the NTL Europe releases are effective unless the NTL Europe parties breach their respective obligations under the agreement.

     Premium TV Limited

      Premium TV, a wholly-owned subsidiary of NTL Delaware, is obliged to provide funding of up to approximately £39 million ($62.8 million) to fund various of its joint venture and other contractual interests. Of this amount, the payment of approximately £26 million ($41.7 million) has been guaranteed by NTL Delaware. If Premium TV fails to provide its committed funding under the relevant shareholder arrangements relating to these joint ventures, Premium TV and, in respect of the guaranteed amounts, NTL Delaware, may be sued for non-payment. As a result of the recapitalization process, the relevant joint venture partners may assert that they can compulsorily acquire Premium TV’s interest in the relevant joint venture at a third party appraisal valuation. Premium TV is currently in discussions with certain of these joint venture partners with a view to restructuring the relevant joint ventures. In the event that these discussions do not reach a resolution acceptable to Premium TV, Premium TV may seek to discontinue these joint ventures and terminate their activities. The Company believes, however, that it has various defenses and protections under the Bankruptcy Code against such actions and intends to enforce vigorously its rights and protections.

      On September 24, 2002, Premium TV, NTL Delaware and Old NTL agreed to vary the terms of the long-term joint venture (referred to as the Football League Joint Venture) between Premium TV and the Football League Limited. Under the terms of the variation, upon the payment of arrears of rights fees by Premium TV, the Football League Limited agreed to release Premium TV from its obligation to fund the

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

payment of any further rights fees to the Football League Limited’s member teams and its obligation to provide working capital funding to the Football League Joint Venture. The Football League Limited also agreed to release NTL Delaware from its guarantee of Premium TV’s obligations and to release Old NTL from the related undertaking. In return, Premium TV agreed to waive repayment of loan capital by the Football League Joint Venture and to provide certain ongoing services to the Football League Joint Venture free of charge for an initial period. NTL Delaware deposited £10.33 million into a designated single purpose account for use by Premium TV to finance the provision of such services. Premium TV and the Football League Limited also agreed to new terms relating to the distribution of revenues generated by the Football League Joint Venture. The remaining balance in the account at December 31, 2002 was £8.88 million and is included in “Other Assets” in the accompanying consolidated balance sheet.

      The Company has also guaranteed the obligations of one of its subsidiaries to provide funding of up to approximately £4.2 million ($6.8 million) to a joint venture whose business is the provision of programming content. If the relevant subsidiary fails to provide such funding, under the shareholder arrangements relating to this joint venture, such subsidiary may be sued for damages. In addition, under the shareholder arrangements relating to this joint venture, the relevant joint venture partner may have the option to compulsorily acquire the Company’s indirect interest in the relevant joint venture at 70% of fair market value, resulting in the Company selling its indirect interest at a potential loss. The Company believes that it has various defenses and protections against such actions and intends to enforce vigorously its rights and protections. The Company intends to negotiate with its joint venture partner to address these issues. These negotiations may not be successful and the Company may not be able to retain its current interest in this joint venture company. The relevant subsidiary has ceased doing business and currently is in the process of being wound up.

      The following is a brief description of the Company’s minority holdings. The Company does not believe that these holdings, alone or in the aggregate, represent material assets.

     Two Way TV Limited

      The Company has an equity interest of approximately 38% in Two Way TV Limited. Two Way TV is a UK market leader in interactive and enhanced television. Enhanced television allows viewers to participate in popular games, sporting events and reality television programs. Viewers can vote, guess answers and compete with studio contestants by using a remote control device for the set top box in all digital delivery platforms.

      Two Way TV has three product lines: eTV applications for broadcasters, eTV technology licensing and support services for networks and a 24-hour games channel which carries Two Way TV proprietary games.

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company’s investments in and loans to affiliates are as follows:

	December 31, 2002		December 31, 2001

	Ownership	Balance	Ownership	Balance

	(In millions)
Noos	27.00%	$—	27.00%	$47.0
B2	34.01%	—	34.01%	92.5
iesy	32.50%	—	32.50%	73.0
Others		4.7		48.3

Total equity investments		4.7		260.8
Total cost investments		8.3		7.0

Total		$13.0		$267.8

      The Company has reclassified $18.3 million of credit balances to “Other Long-Term Liabilities,” which related to investments where the Company has funding commitments and losses to date, which have exceeded the Company’s investment.

      A summary of combined financial information as reported by the Company’s equity investees is set forth below (unaudited):

	December 31,	December 31,
	2002	2001

	(In millions)
Current assets	$367.6	$454.4
Fixed assets, net	1,137.8	908.1
Other assets	1,171.0	2,688.5

Total assets	$2,676.4	$4,051.0

Current liabilities	$467.7	$309.1
Non current liabilities	1,753.0	1,403.6
Total shareholders’ equity	455.7	2,338.3

Total liabilities and shareholders’ equity	$2,676.4	$4,051.0

	Year Ended December 31

	2002	2001	2000

	(In millions)
Revenues	$339.2	$326.6	$115.3
Operating (loss)	(1,773.8)	(417.0)	(225.1)
Net (loss)	(1,802.5)	(564.0)	(296.6)

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.     Liabilities Subject to Compromise

      Liabilities subject to compromise consist of the following:

December 31,
2002

(In millions)
Accounts payable	$0.3
Interest payable	30.4
Dividends payable	109.9
Accrued expenses	0.2
Redeemable preferred stock:
Cumulative Convertible Preferred Stock	2,077.3
Variable Coupon Redeemable Preferred Stock	484.2
6.5% Redeemable Preferred Stock	98.4
13% Senior Redeemable Exchangeable Preferred Stock	193.4
Long term debt:
NTL Europe, Inc.:
5 3/4% Convertible Subordinated Notes	100.0
NTL Delaware:
5 3/4% Convertible Subordinated Notes	1,200.0

Total	$4,294.1

      Upon emergence from Chapter 11 reorganization and in accordance with the Plan, all of the outstanding preferred stock of Old NTL and long-term debt of Old NTL and NTL Delaware was canceled.

11.     Long-Term Debt

      Long-term debt, exclusive of amounts subject to compromise, consisted of:

	December 31,	December 31,
	2002	2001

	(In millions)
NTL Europe, Inc.:
5 3/4% Convertible Subordinated Notes	$—	$100.0
NTL Delaware:
5 3/4% Convertible Subordinated Notes	—	1,200.0
Cablecom:
Term Loan Facility	1,951.8	1,626.8
Revolving Facility	762.7	527.2
Other	4.8	6.2

	2,719.3	3,460.2
Less current portion	2,719.3	3,460.2

	$—	$—

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Old NTL had $100.0 million principal amount 5 3/4% Convertible Subordinated Notes due June 22, 2011 which were canceled on the Effective Date pursuant to the Plan. Interest of 5 3/4% per annum was payable quarterly from October 15, 2001. The notes were convertible into shares of Old NTL’s common stock at a conversion price of $35.00 per share.

      NTL Delaware had $1,200.0 million 5 3/4% Convertible Subordinated Notes due December 15, 2009 which were canceled on the Effective Date pursuant to the Plan. Interest of 5 3/4% per annum was payable semiannually from June 15, 2000. The notes were convertible into shares of Old NTL’s common stock at a conversion price of $108.18 per share.

      In March 2000, Cablecom borrowed CHF 2,700.0 million ($1,951.8 million and $1,626.8 million at December 31, 2002 and 2001, respectively) under its term loan facility in connection with the acquisition of the Cablecom business. Interest is payable at least every six months at Swiss LIBOR plus a margin rate of 2.5% per annum, which is subject to adjustment. The effective interest rate was 3.51% and 5.27% at December 31, 2002 and 2001, respectively. Although the term loan facility was originally scheduled to mature on April 30, 2003, upon the request of Cablecom, the maturity date has been extended to the business day following May 31, 2003, with an additional automatic extension to June 30, 2003 under certain circumstances.

      Cablecom had the option to draw on a revolving facility of up to an additional CHF 1,400 million. The amount available had been capped at CHF 1,055 million although the availability may be increased with the consent of the requisite majority of the lenders. At December 31, 2002 and 2001, Cablecom had borrowed CHF 1,055.0 million ($762.7 million) and CHF 875.0 million ($527.2 million), respectively, and Cablecom has subsequently borrowed an additional CHF 37 million for accrued interest payments. Interest is payable at least every six months at Swiss LIBOR plus a margin rate of 2.5% per annum, which is subject to adjustment. The effective rate of interest was 3.71% and 5.49% at December 31, 2002 and 2001, respectively. The unused portion of the commitment is subject to a commitment fee of 0.75% payable quarterly, which is reduced to 0.50% when over 50% of the commitment is utilized. Although the revolving facility was originally scheduled to mature on April 30, 2003, upon the request of Cablecom, the maturity date has been extended to the business day following May 31, 2003, with an additional automatic extension to June 30, 2003 under certain circumstances.

      As described in more detail in Note 22 (Commitments and Contingent Liabilities — Cablecom), Cablecom does not have sufficient resources to satisfy these bank obligations. In addition, Cablecom and two of its subsidiaries are “overindebted” under Swiss law and, accordingly, may be required to file for insolvency proceedings in Switzerland. Cablecom and its lenders have been involved in ongoing discussions regarding a complete financial restructuring of Cablecom which will, among other things, reduce the amount of bank debt outstanding, extend the maturity date thereof and resolve the Swiss overindebtedness issue. In the event that such negotiations are unsuccessful, the Company expects to be deprived of all of its ownership interest in Cablecom in the near future. Further, even if such negotiations are successful, the Company expects to be left with no more than a small minority interest in Cablecom. Accordingly, the Company anticipates that, in the near future, the results of Cablecom will no longer be reported as part of the Company’s consolidated results of operations. In that regard, it should also be noted that, in accordance with the terms of the existing Cablecom credit agreement, no dividends, distributions or other payments have ever been or will be made by Cablecom to the Company.

      In February 2001, $109.5 million principal amount of Old NTL’s 7% Convertible Subordinated Notes due December 15, 2008 were converted into 2.8 million shares of Old NTL’s common stock at the applicable conversion price of $39.20 per share. Old NTL issued as a premium on the conversion an additional 0.5 million shares which were valued at the closing common stock price on the dates of conversion. The premium, which amounted to $17.6 million, was included in Old NTL’s interest expense.

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Additionally accrued and unpaid interest of $1.2 million at the time of the conversion was waived by the holders of the convertible notes.

      Long-term debt repayments are due as follows (in millions). The table reflects the Company’s contractual obligations as of December 31, 2002 as adjusted for the emergence from Chapter 11 reorganization.

Year ending December 31:
2003	$2,714.7
2004	0.9
2005	0.1
2006	0.1
2007	0.1
Thereafter	3.4

Total debt repayments	2,719.3
Less: current portion	2,719.3

$—

12.     Derivative Financial Instruments

      Effective January 1, 2001, Old NTL adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS Nos. 137 and 138. The new accounting standard requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in the results of operations or in other comprehensive loss, depending on whether a derivative is designated as a fair value or cash flow hedge. The ineffective portion of all hedges is recognized in the results of operations. Beginning in October 1, 2001, Old NTL has recorded the change in the fair value of derivatives related to changes in time value each period in other comprehensive loss for certain qualifying cash flow hedges.

      On January 1, 2001, Old NTL and its subsidiaries recorded all of their outstanding derivative instruments at their fair value. The outstanding derivative instruments were comprised of a number of zero cost collars to hedge exposure to floating interest rates on certain of its debt. The aggregate fair value on January 1, 2001 was a liability of $2.2 million, which was recorded as other comprehensive loss.

      At December 31, 2002, Cablecom had zero cost collars, with a notional amount of CHF 1,200.0 million, to hedge exposure to the floating interest rate indebtedness incurred under the Cablecom term loan facility and revolving loan facility.

13.     Redeemable Preferred Stock

      All of Old NTL’s redeemable preferred stock (which is described below) was canceled on the Effective Date pursuant to the Plan:

      On September 12, 2001, Old NTL issued 1,850,000 shares of its Cumulative Convertible Preferred Stock, Series A (“Convertible Preferred Stock”) in exchange for the 1,850,000 issued and outstanding shares of its 5% Cumulative Preferred Stock held by France Telecom and others. The Convertible Preferred Stock had a stated value and liquidation preference of $1,075.17 per share and was mandatorily redeemable for cash by Old NTL on March 27, 2009. Dividends were payable quarterly in additional shares of Convertible Preferred Stock, at the following quarterly dividend rates: (i) from September 12,

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2001 through March 26, 2002, $13.44 per share, (ii) from March 27, 2002 through March 26, 2003, $21.23 per share and (iii) from March 27, 2003 through March 26, 2004, $26.61 per share. In March 2002, Old NTL elected to delay the conversion of the Convertible Preferred Stock until at least March 27, 2003. Holders of Convertible Preferred Stock other than any commercial bank or their affiliates had the option to elect, subject to some conditions, to exchange their Convertible Preferred Stock for up to a 50% interest in an entity holding Old NTL’s Swiss operations.

      On May 18, 2001, Old NTL issued 47,000 shares of its Variable Coupon Redeemable Preferred Stock, Series A (“Variable Coupon Redeemable Preferred Stock”) and 12,000 shares of its 6.5% Fixed Coupon Redeemable Preferred Stock, Series A (“6.5% Redeemable Preferred Stock”) to France Telecom in exchange for a 27% interest in Noos. The Variable Coupon Redeemable Preferred Stock had a stated value and liquidation preference of $10,000 per share and was mandatorily redeemable for cash by Old NTL on May 18, 2002. Dividends were payable quarterly at Old NTL’s option in cash or additional shares of Variable Coupon Redeemable Preferred Stock, at a quarterly rate based on a quotient of (x) the sum of (1) the EURIBOR Rate in effect on the first day of every dividend period plus (2) 2.5% over (y) four, per share. Old NTL’s 27% interest in Noos was pledged to France Telecom to secure the mandatory redemption obligation under its Variable Coupon Redeemable Preferred Stock and the 6.5% Redeemable Preferred Stock. The 6.5% Redeemable Preferred Stock had a stated value and liquidation preference of $10,000 per share and was mandatorily redeemable for cash by Old NTL on May 18, 2007. Dividends at a rate of 6.5% per annum were cumulative and were payable in cash upon redemption.

      In March 2000, Old NTL received $1,850.0 million in cash from France Telecom and a group of commercial banks in exchange for 1,850,000 shares of its redeemable 5% Cumulative Preferred Stock. As described above, in May 2001, Old NTL issued 1,850,000 shares of its Convertible Preferred Stock in exchange for the 1,850,000 issued and outstanding shares of its 5% Cumulative Preferred Stock.

      In February 1997, Old NTL issued 100,000 shares of its 13% Senior Redeemable Exchangeable Preferred Stock (the “Redeemable Preferred Stock”). Old NTL received net proceeds of $96.6 million after discounts and commissions from the issuance of the Redeemable Preferred Stock. Discounts, commissions and other fees incurred of $3.7 million were recorded as unamortized discount at issuance. Dividends accrued at 13% per annum ($130 per share) and were payable quarterly in arrears. Dividends accruing on or prior to February 15, 2004 may, at the option of Old NTL, be paid in cash, by the issuance of additional Redeemable Preferred Stock or in any combination of the foregoing. As of December 31, 2002, Old NTL had accrued $95.4 million for dividends and had issued approximately 84,000 shares for $83.8 million of such accrued dividends. The Redeemable Preferred Stock was redeemable, at Old NTL’s option, in whole or in part, at any time on or after February 15, 2002 at a redemption price of 106.5% of the liquidation preference of $1,000 per share that declined annually to 100% in 2005, in each case together with accrued and unpaid dividends to the redemption date. The Redeemable Preferred Stock was subject to mandatory redemption on February 15, 2009.

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The changes in the number of shares of Redeemable Preferred Stock were as follows:

	13%	5%	Variable	6.5%	Convertible

Shares at December 31, 1999	142,000	—	—	—	—
Issued for cash	—	1,850,000	—	—	—
Issued for dividends	20,000	—	—	—	—

Shares at December 31, 2000	162,000	1,850,000	—	—	—
Issued for investment in Noos	—	—	47,000	12,000	—
Issued for dividends	22,000	—	1,000	—	—
Exchange	—	(1,850,000)	—	—	1,850,000

Shares at December 31, 2001	184,000	—	48,000	12,000	1,850,000
Issued for dividends	—	—	—	—	—

Shares at December 31, 2002	184,000	—	48,000	12,000	1,850,000

Liquidation preference at December 31, 2002 (in millions)	$212.3	$—	$502.6	$135.4	$2,174.4

14.     Non-Cash Compensation

      In July 2001, the Compensation and Option Committee of Old NTL’s Board of Directors approved modifications to certain stock options. The latest possible expiration date of options to purchase an aggregate of approximately 4.7 million shares of Old NTL’s common stock with exercise prices from $0.17 to $14.76 per share was extended from July 30, 2001 to October 2004, as applicable, to January 30, 2006. Old NTL recognized non-cash compensation expense of $30.6 million based on the excess of the quoted market price of Old NTL’s common stock on the date of the modification of $12.05 per share over the exercise price per share. All options to purchase shares of Old NTL’s common stock were canceled on the Effective Date pursuant to the Plan.

15.     Other Charges Including Restructuring Charges

      Other charges of $3.5 million in 2002 are for the integration of acquired companies, mostly related to information technology integration, as well as costs incurred for business rationalization consulting. Other charges of $12.2 million in 2001 include restructuring charges of $6.8 million and costs of $5.4 million incurred primarily to integrate the acquired companies, mostly related to information technology integration, as well as costs incurred for business rationalization consulting.

      Restructuring charges of $6.8 million for the year ended December 31, 2001 relates to Old NTL’s actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas. These costs were for approximately 225 employees to be terminated, none of whom are still employed by the Company as of December 31, 2002.

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table summarizes the restructuring charges incurred and utilized in 2001 and 2002:

Employee
Severance and
Related Costs

Charged to expense	$6.8
Utilized	—

Balance, December 31, 2001	6.8
Utilized	(4.6)

Balance, December 31, 2002	$2.2

16.	Income Taxes

      Significant components of the provision/(benefit) for income taxes attributable to continuing operations consists of the following:

	Year Ended December 31,

	2002	2001	2000

	(In millions)
Current:
Federal	$(4.6)	$—	$—
State and local	1.3	—	0.2
Foreign	3.4	0.3	—

Total current	0.1	0.3	0.2

Deferred:
Foreign	(128.2)	(51.2)	(23.1)

Total deferred	(128.2)	(51.2)	(23.1)

	$(128.1)	$(50.9)	$(22.9)

      The Company’s deferred tax benefit relates primarily to operating loss carryforwards for which benefit was recognized to the extent of deferred tax liabilities. In addition, during the year ended December 31, 2002, Old NTL merged certain Swiss subsidiaries and identified additional tax losses within the merged entity, which allowed Old NTL to recognize a deferred tax benefit for tax losses to the extent that the tax losses offset existing deferred tax liabilities of the newly merged entity. The federal current benefit relates to utilization of operating losses to offset income from discontinued operations related to the sale of NTL Australia.

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred tax liabilities and assets are as follows:

	December 31,

	2002	2001

	(In millions)
Deferred tax liabilities:
Intangibles	$15.9	$23.0
Fixed assets	135.5	139.4
Accounts receivable	74.3	—
Other	0.3	2.2

Total deferred tax liabilities	226.0	164.6
Deferred tax assets:
Net operating losses	788.1	208.4
Investment and other	103.9	59.7

Total deferred tax assets	892.0	268.1
Valuation allowance for deferred tax assets	(696.7)	(247.7)

Net deferred tax assets	195.3	20.4

Net deferred tax (assets) liabilities	$30.7	$144.2

      At December 31, 2002, Old NTL had a valuation allowance against its deferred tax assets to the extent it was not more likely than not that such assets would be realized in the future.

      At December 31, 2002, Old NTL had net operating loss carryforwards of approximately $400 million for U.S. federal income tax purposes that expire in varying amounts commencing in 2009. Old NTL also has Swiss net operating loss carryforwards of approximately $2.5 billion that expire in varying amounts commencing in 2008.

      As discussed in Note 1, the Company emerged from Chapter 11 bankruptcy on January 10, 2003. A restructuring of the Company’s debt will give rise to cancellation of indebtedness income (“COD”) in 2003, which will be non-taxable since the debt cancellation is in connection with a bankruptcy reorganization. However, to the extent that such amount is excluded from U.S. taxable income, certain tax attributes are subject to reduction, including certain U.S. net operating loss carryforwards and U.S. capital loss carryforwards. The reduction of tax attributes should have no material impact on the Company’s financial statement position since the deferred tax assets related to these tax attributes are offset by a corresponding valuation allowance. Furthermore, the reorganization will cause an ownership change pursuant to Internal Revenue Code Section 382. Section 382 will severely limit the Company’s ability to utilize any remaining U.S. net operating loss carryforwards and may limit the Company’s ability to deduct any built-in losses recognized within the subsequent five-year period.

      In 2002, the Internal Revenue Service completed its federal income tax audit of Old NTL for the years 1996, 1997 and 1998. The audit resulted in a reduction in U.S. net operating loss carryforwards that had no material impact on the Company.

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The reconciliation of income taxes computed at U.S. federal statutory rates to income tax expense is as follows:

	Year Ended December 31,

	2002	2001	2000

	(In millions)
Expected tax expense/ benefit at federal statutory rate (35%)	$(522.6)	$(846.8)	$(202.7)
Increase/(decrease) resulting from:
Non-deductible asset impairments	299.0	472.4	—
Foreign losses with no benefit	(3.3)	316.5	245.7
U.S. losses with no benefits	94.5	7.0	(66.0)
State and local income tax, net of federal benefit	1.3	—	.1
Other	3.0	—	—

	$(128.1)	$(50.9)	$(22.9)

17.     Fair Values of Financial Instruments

      The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

      Cash and cash equivalents: The carrying amounts reported in the consolidated balance sheets approximate fair value.

      Marketable securities: The carrying amounts reported in the consolidated balance sheets approximate fair value.

      Redeemable Preferred Stock: At December 31, 2001, the fair value of the now-canceled 13% redeemable preferred stock was based upon the quoted market value. At December 31, 2001, the fair value of the other two series of now-canceled redeemable preferred stock was estimated by reference to the fair value of the 13% redeemable preferred stock. At December 31, 2002, due to the Company’s bankruptcy, it was not possible to determine the fair values of the redeemable preferred stock by quoted market prices due to the lack of activity for these securities. Therefore, the fair values reflected in the table below represent the de minimis distribution value (including, for example, cash and new securities) which the holders of such securities received, upon the Company’s emergence from bankruptcy on January 10, 2003.

      Long-term debt: The December 31, 2001 carrying amounts of the Old NTL bank credit facilities approximate their fair values. The fair values presented for the credit facilities at December 31, 2002, represent the values calculated in accordance with the application of fresh-start accounting, used in connection with the Company’s emergence from bankruptcy. The fair values of Old NTL’s other now-canceled debt at December 31, 2001 were based on their quoted market prices. At December 31, 2002, the fair value of the Convertible Notes, represents the approximate distribution value, which the holders of such debt received upon the Company’s emergence from bankruptcy on January 10, 2003.

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The carrying amounts and fair values of Old NTL’s financial instruments are as follows:

	December 31, 2002		December 31, 2001

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

	(In millions)
Cash and cash equivalents	$277.5	$277.5	$228.3	$228.3
Marketable securities	17.3	17.3	—	—
Long-term debt:
5 3/4% Convertible Notes	1,200.0	250.8	1,200.0	132.0
5 3/4% Convertible Notes	100.0	26.1	100.0	29.0
Term loan facility	1,951.8	1,031.4	1,626.8	1,626.8
Revolving facility	762.7	403.0	527.2	527.2
Redeemable Preferred Stock:
13% Redeemable Preferred Stock	193.4	—	184.6	3.7
Variable Coupon Preferred Stock	502.5	—	477.9	7.2
6.5% Preferred Stock	98.4	—	89.5	1.3
5% Convertible Preferred Stock	2,077.3	—	2,029.1	30.5

18.     Related Party Transactions

      On the Effective Date, the Company entered into a Transitional Services Agreement with New NTL. Under the Transitional Services Agreement, New NTL has agreed to provide the Company with certain administrative and technical support for a limited period of time where its personnel had previously been providing support to the companies now comprised within the Company’s group of companies. New NTL has agreed to provide the Company with support if and when requested in the following areas: accounting, payroll and financial reporting support, technical and purchasing assistance to the Company’s Spanish business, access to New NTL’s internal legal and tax advisors with respect to historic matters and continued support in the management and monitoring of certain of the joint ventures in which the Company has investments. This agreement provides that New NTL’s employees shall, as appropriate, prioritize work performed for New NTL ahead of work performed on behalf of the Company.

      In addition, under the Transitional Services Agreement, New NTL provides the services of five of its employees to the Company seconded on a full-time basis for a period of up to two years (at the Company’s option) and permits the Company and its group of companies to continue to use the “NTL” name for a period of up to one year, in the case of NTL Europe, and three years, in the case of certain other of its subsidiaries.

      The Company pays New NTL pre-determined charges set out in the Transitional Services Agreement in respect of the services provided by New NTL and its subsidiaries under the agreement based on the amount of time spent by the relevant personnel in carrying out such work.

      On September 28, 2001, NTL Communications Corp. loaned Old NTL $150.0 million in cash and received 15.0% Promissory Notes due September 30, 2004. Interest was payable monthly in cash at a rate of 15.0% per annum beginning on October 31, 2001. Upon emergence from Chapter 11 reorganization and in accordance with the Plan, these notes were canceled.

      On April 5, 2002, following receipt of the proceeds from the sale of NTL Australia, NTL Delaware loaned £90.0 million to NTL (UK) Group, Inc. Such loan was actually made (with the approval of the lenders under the UK credit facilities) to NTL (UK) Group, Inc. and then on-lent to certain subsidiaries

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of NTL (UK) Group, Inc. Interest on the note was at 23% per annum, compounded semiannually, and was payable, in cash, on the earlier of April 1, 2006 or the redemption date of the notes. In connection with the DIP facility, the current interest rate on this loan had been reduced from 23% per annum to 11% per annum. Upon emergence from Chapter 11 reorganization and in accordance with the Plan, such debt was repaid.

      Pursuant to the DIP facility, all funding needs of the debtors were funded through the proceeds of the DIP facility, in accordance with a budget and the terms of the DIP facility agreement. Communications Cable Funding Corp. had entered into intercompany note agreements with Old NTL and NTL Delaware to evidence such transactions. The notes earned interest on the unpaid principal amount for three months from July 15, 2002 at the rate of 11% per annum. With respect to each successive three month period following that date, the rate per annum increased incrementally by 1% over the immediately preceding three month period but will not exceed 18% per annum for any three month period. Upon emergence from Chapter 11 reorganization and in accordance with the Plan, such debt in the amount of $69.3 million was repaid.

      Certain former officers and directors of Old NTL were also officers and directors of ATX Communications, Inc. (“ATX”) (formerly known as CoreComm Holdco, Inc.). On April 12, 2001, Old NTL purchased $15.0 million of an unsecured convertible note from ATX and received warrants to purchase 770,000 shares of ATX common stock at an exercise price of $0.01 per share that expire in April 2011. In addition, concurrently with the note purchase and without additional compensation, Old NTL entered into a network and software agreement with ATX, which agreement is now with New NTL. Under the agreement, ATX will provide U.S. network for Internet traffic from New NTL’s UK customers for three years, as well as a royalty free license to use certain billing and provisioning software and know-how. Interest on the notes is at 10.75% per annum, payable semiannually beginning on October 15, 2001. The interest is payable in kind by the issuance of additional notes in such principal amount equal to the interest payment that is then due. The notes are convertible into ATX common stock prior to maturity at a conversion price of $1.00 per share, subject to adjustment. Additional notes issued for interest will have an initial conversion price equal to 120% of the weighted average closing price of ATX common stock for a specified period. Old NTL and ATX agreed to certain modifications to the conversion feature in connection with ATX’s recapitalization in December 2001.

      Premium TV has entered into a number of agreements with New NTL, pursuant to which Premium TV receives certain operational services covering premises, connectivity, hosting, technology and other corporate volume purchasing benefits. Premium TV has a co-marketing agreement linked with New NTL’s broadband product and an agreement with New NTL where New NTL is able to exploit Premium TV’s pay per view rights.

      In 1999, NTL Broadcast established two subsidiaries, located in Thailand and Malaysia. Following consummation of the Plan, the Company maintained ownership of the operations in Malaysia and Thailand through two companies, NTL Broadcast Sdn and NTL Broadcast (Thailand) Ltd. (together, “NTL Asia”). The two subsidiaries are managed as one business. Separately, New NTL maintains a branch office in Singapore. The Company’s subsidiaries rely on New NTL’s Singapore office for administration and other support services. The Company has entered into an agreement to jointly manage the business of NTL Asia with New NTL.

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.     Shareholder’s Equity

      The following description of the Company’s Capital Structure is that of NTL Europe, Inc. on a post reorganization basis.

     Description of Capital Stock

      The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock.

     Description of Common Stock

      The holders of the Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the Company’s stockholders and do not have cumulative voting rights in the election of directors. The holders of the Company’s Common Stock are not entitled to vote on any amendment to the Company’s charter that relates solely to the terms of one or more outstanding series of the Company’s preferred stock if the holders of the affected series of preferred stock are entitled, either separately or together with the holders of one or more other series of preferred stock, to vote thereon under the Company’s charter or under the Delaware General Corporation Law (the “DGCL”).

      Generally, a majority of the votes cast at a meeting of stockholders by holders of shares entitled to vote on the proposal is required for stockholder action. However, the Company’s charter provides that the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Company’s capital stock which by its terms may be voted on all matters submitted to stockholders of the Company generally, voting together as a single class, is required for stockholder action relating to (a) amendments to the by-laws and (b) the amendment or repeal of the provisions of the Company’s charter relating to (i) the classification of directors, (ii) the removal of directors, (iii) the prohibition on action by written consent of stockholders, (iv) special meetings of stockholders, (v) certain liabilities of directors, (vi) amendments to the by-laws, (vii) indemnification of directors and officers, (viii) the applicability of Section 203 of the DGCL to the Company and (ix) Article XIII of the Company’s charter which imposes these voting requirements. These voting requirements, as well as the classification of directors on the Company’s board of directors, the super-majority voting requirements applicable in the event of certain extraordinary corporate transactions and certain other provisions of the Company’s charter, as more fully described in the section herein relating to “Special Charter Provisions” may have the effect, alone or in combination with each other, of delaying, deferring or preventing a change in control of the Company.

      Subject to all rights and preferences of holders of any outstanding shares of the preferred stock, holders of Common Stock are entitled to receive proportionately such dividends as may from time to time be declared by the board of directors out of funds legally available for the payment of dividends.

      In the event of the Company’s liquidation, dissolution or winding up, holders of Common Stock would be entitled to share proportionately in all of the Company’s assets available for distribution to holders of Common Stock remaining after payment of liabilities and liquidation preference of any outstanding preferred stock. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities, and there are no redemption or sinking-fund provisions contained in the Company’s charter with respect to the Common Stock. There is no liability for further calls or for assessments by the Company.

      The rights, preferences and privileges of holders of Common Stock may be adversely affected by the rights of the holders of shares of the Preferred Stock and any other series of preferred stock that may be issued in the future.

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Description of Preferred Stock

      The board of directors of the Company has the authority to issue preferred stock in one or more series and to fix as to any series of preferred stock the designation, title, voting powers and any other preferences, and relative, participating, optional or other special rights and qualifications, limitations or restrictions, without any further vote or action by stockholders of the Company.

      The ability of the board of directors to issue one or more series of preferred stock provides increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise. The authorized shares of the Preferred Stock, as well as shares of the Common Stock, are available for issuance without further action by stockholders, unless any action is required by applicable law or the rules of any exchange, automated quotation system or regulated quotation system on which the Company’s securities may be listed or quoted, as the case may be, or applicable rules of any self-regulatory organization. The board of directors of the Company will make any determination to issue the shares based on its judgment as to its best interests and the best interests of its stockholders. The board of directors of the Company, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their shares over the then current market price of the Common Stock.

Description of the 10% Fixed Coupon Redeemable Preferred Stock

      The Company’s charter authorizes the issuance of 8,000,000 shares of 10% Fixed Coupon Redeemable Preferred Stock par value $0.01 per share. Approximately 7,364,000 shares of the Preferred Stock were issued and outstanding on the Effective Date of the plan prior to the redemption of $25 million of liquidation preference of the Preferred Stock pursuant to the Plan. Immediately after such redemption, approximately $343 million of liquidation preference of the Preferred Stock remains outstanding, which is equal to approximately 6,864,000 shares of Preferred Stock.

      Each share of the Fixed Coupon Redeemable Preferred Stock entitles its holder to receive cumulative dividends, when, as and if declared by the board of directors, out of funds legally available for the payment of dividends. With respect to those dividends, the Preferred Stock will rank:

•	senior to all classes of the Company’s Common Stock, the Company’s Series A Junior Participating Preferred Stock and to each other class of capital stock or series of preferred stock that are designated to rank junior to the Preferred Stock;

•	junior to all classes of preferred stock that are designated to rank senior to the Preferred Stock; and

•	equal to all classes of preferred stock that are designated to rank equally with the Preferred Stock.

      Dividends are payable at the semi-annual rate of $2.50 per share (subject to adjustment for stock splits, stock dividends, combinations, recapitalizations or other similar transactions) payable by the Company in cash. Dividends on the Preferred Stock are payable on a pro rata basis with respect to shares of the Preferred Stock in arrears on June 30 and December 31 of each year (commencing on June 30, 2003) and are cumulative from the date of issue whether or not they have been declared and whether or not there are profits, surplus or other funds legally available for the payment of such dividends.

      Dividends on the Preferred Stock are payable to holders of record as they appear on the Company’s stock register on the applicable record dates fixed by the board of directors, which record dates will be the fifteenth (15th) day preceding the payment dates thereof. Dividends payable on the Preferred Stock for any period less than a full dividend period will accrue daily and be computed on the basis of a 360-day year of twelve (12) thirty (30) day months and the actual number of days elapsed in the period for which

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

such dividends are payable. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments which may be in arrears.

      No dividends or distributions may be declared, made, paid or set apart for payment upon any of the Company’s stock ranking on parity with the Preferred Stock, nor may any stock ranking on parity with the Preferred Stock be redeemed, purchased or otherwise acquired for any consideration (or any monies paid to or made available for a sinking fund for the redemption of any parity securities) by the Company (except by conversion into or exchange for the Company’s stock ranking on parity with the Preferred Stock) unless, in each case: (i) full cumulative dividends on all outstanding shares of the Preferred Stock have been paid or set apart for payment for all dividend payment periods terminating on or prior to the date of the declaration, payment, redemption, purchase or other acquisition and (ii) the Company is not in default with respect to any obligation to redeem the Preferred Stock. Notwithstanding the foregoing, if the Company is not in default with respect to any redemption of shares of the Preferred Stock, dividends may be declared and paid or set apart for payment on shares of parity securities if, dividends declared upon shares of the Preferred Stock and all dividends declared upon any parity securities are declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Preferred Stock and accumulated and unpaid on such parity securities.

      No dividends or distributions (other than (i) Stockholder Rights issued pursuant to the Company’s Stockholder Rights Agreement and (ii) dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, junior securities) may be declared, made, paid or set apart for payment upon any stock ranking junior to the Preferred Stock, nor may any stock ranking junior to the Preferred Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase, or other acquisition of (A) shares of Common Stock made for purposes of an employee incentive or benefit plan of the Company or any subsidiary of the Company or (B) securities ranking junior to the Preferred Stock paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, junior securities) for any consideration (or any monies paid to or made available for a sinking fund for the redemption of any junior securities) by us, except by conversion into or exchange for the Company’s stock ranking junior to the Preferred Stock.

      The Company’s ability to declare and pay dividends may be affected by the fact that the Company is a holding company with no independent operations or significant assets other than the Company’s investments in and advances to the Company’s subsidiaries and affiliated joint ventures. The Company depends upon the receipt of sufficient funds from the Company’s subsidiaries and affiliated joint ventures to meet the Company’s obligations. The Company’s ability to declare and pay dividends may be limited by applicable law and the terms of the documents governing any of the Company’s future borrowings and other indebtedness, or the future borrowings and other indebtedness of any of the Company’s subsidiaries or affiliated joint ventures. In addition, a Preferred Stockholder’s right to receive dividends on or in respect of the Preferred Stock may be adversely affected in the event of a bankruptcy of any of the Company’s subsidiaries or affiliated joint ventures. Following the liquidation of one of the Company’s subsidiaries or joint ventures, the creditors of that subsidiary or joint venture are generally entitled to be paid in full before the Company is entitled to a distribution of any assets in the liquidation, which may result in us receiving little, if any, value from the Company’s investment.

      Upon the Company’s voluntary or involuntary dissolution, liquidation or winding up, the holders of Preferred Stock is entitled to be paid out of the assets available for distribution to the Company’s stockholders, after payment of the debts and other liabilities of the Company and payment of any liquidation values of any securities senior in liquidation rights to the Preferred Stock, and before any payment or distribution is made to holders of the Common Stock or any other class or series of stock of

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the Company ranking junior to the Preferred Stock, the stated liquidation preference per share of $50.00, plus accumulated and unpaid dividends, if any, with respect to each share.

      If, upon any liquidation, dissolution or winding up of the Company, the remaining assets available for distribution are insufficient to pay the holders of the Preferred Stock and all other securities ranking equally with the Preferred Stock with respect to liquidation the full amount to which they are entitled, the holders of Preferred Stock will share those remaining assets ratably, together with the holders of the securities ranking equally with the Preferred Stock. Following the payment of the liquidation value in full with respect to each share of Preferred Stock, no additional distributions will be made to the holders of the Preferred Stock. Neither the sale of all or substantially all of the Company’s assets (including its subsidiaries’ assets), nor the Company’s merger or consolidation into or with any other corporation, will be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, of the Company.

      Except as otherwise provided below or as otherwise provided by applicable law, holders of Preferred Stock are not entitled to vote on matters brought before the Company’s stockholders, including the election of directors.

      Without the consent of the holders of at least a majority in liquidation preference of the shares of Preferred Stock then outstanding, the Company may not (i) issue any additional Preferred Stock; (ii) authorize, create or issue any shares of parity securities or senior securities; (iii) increase the authorized amount of Preferred Stock or any class or series of parity securities or senior securities or (iv) amend, alter or appeal any provision of the Company’s charter so as to adversely affect the relative preferences, rights or powers of any outstanding Preferred Stock, except that the Company may issue parity securities or senior securities to refinance, redeem or refund the Preferred Stock subject to certain restrictions set forth in the Company’s charter.

      If either (i) the Company fails to discharge its mandatory redemption obligations with respect to shares of Preferred Stock in full or (ii) either voluntary or involuntary bankruptcy proceedings are commenced in respect of the Company (any event described in subclauses (i) or (ii) being referred to herein as a “Trigger Event”), a vote of the holders of the shares of Preferred Stock, voting together as a single class, will be required on all matters brought before the stockholders of the Company. In addition, upon the occurrence of any Trigger Event, the board of directors will be increased by two members and the holders of shares of Preferred Stock, together with the holders of any other class or series of Preferred Stock with like rights, will vote to elect the two additional directors. These additional voting rights and the right to elect directors will cease to exist upon the cure of the Trigger Event which triggered such rights, but subject to the same vesting of such rights if any Trigger Event subsequently occurs.

      In the event the Company consummates any transaction constituting an asset sale under the terms of the Company’s charter, including but not limited to (i) any sale, transfer, conveyance or other disposition for value of any assets of the Company or any subsidiary other than in the ordinary course of business or (ii) any issuance, sale, transfer, conveyance or other disposition for value of equity interests of the Company’s subsidiaries (subject to exception for any such dispositions to the Company, any subsidiary of the Company or in exchange for capital contributions), to the extent the Company has funds legally available for such redemption payment, the Company must apply the net proceeds of any such asset sale to redeem any or all outstanding shares of Preferred Stock, on a pro rata basis at a price equal to $50.00 per share, plus accrued and unpaid dividends, if any, payable in cash. Under the Company’s charter, the Company is required to give notice to the holders of Preferred Stock not less than 15 days prior to the scheduled consummation of the asset sale giving rise to such redemption.

      If the Company has not redeemed all outstanding shares of 10% Fixed Coupon Redeemable Preferred Stock by January 10, 2023 (the “Mandatory Redemption Date”), to the extent the Company has funds

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

legally available for such redemption payment, the Company must redeem all outstanding shares of Preferred Stock on the Mandatory Redemption Date at a price equal to $50.00 per share, plus accrued and unpaid dividends, if any, payable in cash.

      The Company may redeem the Preferred Stock at any time from the date of issue to the business day immediately preceding the Mandatory Redemption Date, out of funds legally available for such redemption payment, on a pro rata basis at a price equal to $50.00 per share, plus accrued and unpaid dividends, if any, payable in cash. The Company may not purchase, redeem or otherwise acquire for value any shares of Preferred Stock in this manner unless (x) full cumulative dividends have been paid or contemporaneously are declared and paid or set apart for payment for all dividend periods for the Preferred Stock and for any parity securities terminating on or prior to the applicable redemption date or (y) shares of Preferred Stock are redeemed pro rata.

      If, and so long as, any mandatory redemption obligation with respect to shares of Preferred Stock is not fully discharged, the Company may not (1) directly or indirectly, redeem, purchase, or otherwise acquire any parity security or discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any parity securities (except in connection with a redemption, sinking fund or other similar obligation to be satisfied with junior securities or satisfied pro rata with shares of 10% Fixed Coupon Redeemable Preferred Stock), or (2) declare or make any distribution of junior securities (other than (A) any Stockholder Rights and (B) dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, junior securities), or discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of junior securities (other than a redemption, sinking fund or other similar obligation in respect of junior securities (I) paid in shares of, or options, warrants or other rights to subscribe for or purchase shares of, junior securities or (II) by conversion into or exchange for junior securities).

      Holders of the Preferred Stock have no preemptive rights and have no rights to convert their Preferred Stock into any other securities. There are no sinking-fund provisions contained in the Company’s charter with respect to the Preferred Stock. There is no liability for further calls or for assessments by the Company. The holders of a majority in liquidation preference of the outstanding shares of Preferred Stock consenting or voting as a separate class, as the case may be, may waive compliance with any provision of Part C of Article IV of the Company’s charter.

Description of the Company’s Series A Junior Participating Preferred Stock

      In connection with the adoption of the Company’s Stockholder Rights Agreement, which is described below, the Company’s board of directors has designated and reserved for issuance a total of one-hundred thousand (100,000) shares of the Company’s Series A Junior Participating Preferred Stock, par value $0.01 per share (“Series A Junior Participating Preferred Stock”). When issued and paid for in accordance with the Stockholder Rights Agreement, the Series A Junior Participating Preferred Stock will be fully paid and nonassessable. The Company will appoint a transfer agent for the Series A Junior Participating Preferred Stock if and when any shares are issued.

      Each share of Series A Junior Participating Preferred Stock will entitle its holder to receive dividends out of the Company’s funds legally available for the payment of dividends when, as and if declared by the Company’s board of directors. With respect to those dividends, the Series A Junior Participating Preferred Stock will rank:

•	senior to all classes of the Common Stock and to each other class of capital stock or series of the Company’s preferred stock that are designated to rank junior to the Series A Junior Participating Preferred Stock;

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	junior to the Preferred Stock and all classes of the Company’s preferred stock that are designated to rank senior to the Series A Junior Participating Preferred Stock; and

•	equal to all classes of the Company’s preferred stock that are designated to rank equally with the Series A Junior Participating Preferred Stock.

      Dividends are payable quarterly in cash on the fifteenth day of March, June, September and December of each year, in an amount per share (subject to adjustment for a stock dividend on, or a subdivision or combination of, the Company’s Common Stock) equal to the greater of:

•	$10.00; and

•	1,000 times the aggregate amount per share of all dividends declared on the Common Stock since the immediately preceding dividend payment date.

      Upon the Company’s liquidation, dissolution or winding up, the holders of outstanding shares of Series A Junior Participating Preferred Stock will be entitled to be paid out of the assets available for distribution to the Company’s stockholders after payment of any liquidation values of any securities senior in liquidation rights to the Series A Junior Participating Preferred Stock. After payment of the liquidation values of senior securities, the holders of the Series A Junior Participating Preferred Stock will be entitled to receive (subject to adjustment for a stock dividend on, or a subdivision or combination or consolidation of, the Company’s Common Stock) the greater of (x) $1,000.00 for each share of Series A Junior Participating Preferred Stock they hold, plus any accrued and unpaid dividends or distributions on those shares and (y) the aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of the Common Stock. If, upon any liquidation, dissolution or winding up of the Company, the remaining assets available for distribution are insufficient to pay the holders of the Series A Junior Participating Preferred Stock and all other securities ranking equally with the Series A Junior Participating Preferred Stock with respect to liquidation the full amount to which they are entitled, the holders of Series A Junior Participating Preferred Stock will share those remaining assets ratably, together with the holders of the securities ranking equally with the Series A Junior Participating Preferred Stock. Following the payment of the liquidation value in full with respect to each share of Series A Junior Participating Preferred Stock, no additional distributions will be made to the holders of the Series A Junior Participating Preferred Stock.

      Subject to adjustment for a stock dividend on, or a subdivision or combination of, the Common Stock, each share of Series A Junior Participating Preferred Stock will entitle the holder to 1,000 votes on all matters submitted to a vote of holders of the Common Stock. The holders of the Series A Junior Participating Preferred Stock will vote together as a single class with the holders of the Common Stock.

      If dividends on the Series A Junior Participating Preferred Stock are in arrears in an amount equal to six quarterly dividends, whether or not consecutive, all holders of the Company’s preferred stock which have such provision in the Company’s charter governing their terms, including holders of the Series A Junior Participating Preferred Stock, whose dividends are in arrears with respect to six quarterly periods will, voting as a single class, be entitled to elect two new directors to the Company’s board of directors. The directors will serve until successors to them have been elected or until dividends on the Series A Junior Participating Preferred Stock are no longer in arrears.

      The Series A Junior Participating Preferred Stock will not be redeemable. The Series A Junior Participating Preferred Stock will not be convertible.

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Stockholder Rights Agreement

      Upon issuance, each share of Common Stock (whether originally issued or from the Company’s treasury) will be accompanied by a Stockholder Right. Each Stockholder Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock at the Stockholder Rights purchase price, subject to adjustment pursuant to the terms of the Stockholder Rights Agreement.

      The Stockholder Rights Agreement is intended to encourage a potential acquirer to negotiate directly with the Company’s board of directors, but may have anti-takeover effects. The Stockholder Rights Agreement could cause substantial dilution to a person or group that acquires a substantial interest in us without the prior approval of the Company’s board of directors. The effect of the Stockholder Rights may be to delay, defer or prevent a change in control of the Company (including through a third party tender offer at a price which reflects a premium to then prevailing trading prices) that may be beneficial to the Company’s stockholders.

      Initially, the Stockholder Rights are attached to all Common Stock certificates representing shares then outstanding, and no separate Stockholder Rights certificates will be distributed. Subject to some exceptions specified in the Stockholder Rights Agreement, the Stockholder Rights will separate from the Common Stock upon the earlier of (i) the close of business on the day of a public announcement that (a) a person has entered into an agreement or arrangement with the Company or any subsidiary of the Company providing for an acquisition transaction or (b) a person or group of affiliated or associated persons, other than the Company, its subsidiaries or certain persons exempted by the board of directors and the Creditors’ Committee as of the effective date of the Plan, has become an “Acquiring Person” by (1) becoming an “Adverse Person” in the judgment of the board of directors of the Company or (2) acquiring beneficial ownership of 15% or more of the outstanding shares of Common Stock other than as a result of (w) repurchases of stock by the Company, (x) participation in a dividend reinvestment, stock option or similar plan, (y) certain acquisitions of shares of Common Stock from the Company, or (z) certain inadvertent actions by institutional or certain other stockholders (each of the events described in clauses (i)(a) and (i)(b) above, the “Stock Acquisition Date”), and (ii) 10 business days (or such later date as the Company’s board of directors will determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person.

      The Stock Acquisition Date could occur as early as the effective date of the Plan. The earlier to occur of the events in the preceding paragraph to occur is referred to as the “Stockholder Rights Distribution Date,” although in any event the separation of the Stockholder Rights from the Common Stock will not occur prior to the effective date of the Plan.

      Until the Stockholder Rights Distribution Date, (1) the Stockholder Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (2) Common Stock certificates will contain a legend incorporating the Stockholder Rights Agreement by reference and (3) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Stockholder Rights associated with the Common Stock represented by such certificate. Pursuant to the Stockholder Rights Agreement, the Company reserves the right to require prior to the occurrence of a Stockholder Rights Triggering Event (as defined below) that, upon any exercise of Stockholder Rights, a number of Stockholder Rights be exercised so that only whole shares of Stockholder Rights preferred stock will be issued.

      The Stockholder Rights are not exercisable until the Stockholder Rights Distribution Date and expire at 5:00 p.m., New York City time, on January 10, 2013 unless such date is extended or the Stockholder Rights are earlier redeemed or exchanged by the Company as described below.

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      As soon as practicable after the Stockholder Rights Distribution Date, Stockholder Rights certificates will be mailed to holders of record of the Common Stock as of the close of business on the Stockholder Rights Distribution Date and, thereafter, the separate Stockholder Rights certificates alone will represent the Stockholder Rights. Only shares of Common Stock issued prior to the Stockholder Rights Distribution Date will be issued with Stockholder Rights.

      In the event that a person becomes an Acquiring Person, except pursuant to an offer for all outstanding shares of Common Stock that the independent directors determine to be fair and not inadequate and to be otherwise in the best interests of the Company and its stockholders, after receiving advice from one or more investment banking firms of national standing (a “Qualifying Offer”), each holder of a Stockholder Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Stockholder Right. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all Stockholder Rights that are, or (under certain circumstances specified in the Stockholder Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Stockholder Rights are not exercisable following the occurrence of the event set forth above until such time as the Stockholder Rights are no longer redeemable by the Company as set forth below.

      In the event that, at any time after a Stock Acquisition Date, the Company (1) engages in a merger or other business combination transaction in which the Company is not the surviving corporation other than in a Qualifying Offer, (2) the Company engages in a merger or other business combination transaction in which the Company is the surviving corporation and any shares of Common Stock are changed into or exchanged for other securities or assets other than in a Qualifying Offer or (3) 50% or more of the assets, cash flow or earning power of the Company and its subsidiaries (taken as a whole) are sold or transferred so that each holder of a Stockholder Right (except as noted below) will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Stockholder Right, that number of shares of common stock of the acquiring company that at the time of such transaction would have a market value (determined as provided in the Stockholder Rights Agreement) of two times the exercise price of the Stockholder Right. The events set forth in this paragraph and in the preceding paragraph are referred to as the “Stockholder Rights Triggering Events.”

      At any time until a person becomes an Acquiring Person other than in connection with a Qualifying Offer, the board of directors of the Company may redeem the Stockholder Rights in whole, but not in part, at a price of $0.01 per Stockholder Right (the “Stockholder Rights Redemption Price”), payable in cash, Common Stock or other consideration deemed appropriate by the board of directors of the Company. In addition, the board of directors of the Company may, at any time after a person becomes an Acquiring Person other than in connection with a Qualifying Offer and after any period during which the holder of Stockholder Rights may exercise such Stockholder Rights expires, but prior to any Stockholder Rights Triggering Event, redeem all but not less than all of the then outstanding Stockholder Rights at the Stockholder Rights Redemption Price (x) in connection with any merger, consolidation or sale or other transfer (in one transaction or in a series of related transactions) of assets, cash flow or earning power aggregating more than 50% of the assets or earning power of the Company and its subsidiaries (taken as a whole), in which all holders of shares of Common Stock are treated alike and not involving (other than as a holder of Common Stock being treated like all other such holders) an Acquiring Person or any affiliate or associate of an Acquiring Person or (y)(1) if and for so long as the Acquiring Person is not thereafter the beneficial owner of 15% of the shares of Common Stock and (2) at the time of redemption, no other persons are Acquiring Persons. Immediately upon the action of the board of directors of the Company electing to redeem the Stockholder Rights, the Stockholder Rights will terminate and the only right of the holders of Stockholder Rights will be to receive the Stockholder Rights Redemption Price.

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      At any time after a person becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock, the board of directors of the Company may exchange the Stockholder Rights (other than Stockholder Rights owned by such person or group that have become void), in whole or in part, for Common Stock at an exchange ratio of one share of Common Stock, or one one-thousandth of a share of Stockholder Rights Preferred Stock (or of a share of a class or series of the Company preferred stock having equivalent rights, preferences and privileges), per Stockholder Right subject to adjustment.

      Until a Stockholder Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Stockholder Rights should not be taxable to holders of Common Stock or to the Company, the Company stockholders may, depending upon the circumstances, recognize taxable income in the event that the Stockholder Rights become exercisable for Common Stock or other consideration of the Company or for common stock of the acquiring company or in the event of the redemption of the Stockholder Rights as set forth above.

      Any of the provisions of the Stockholder Rights Agreement may be amended by the board of directors of the Company prior to the Stockholder Rights Distribution Date. After the Stockholder Rights Distribution Date, the provisions of the Stockholder Rights Agreement may be amended by the board of directors of the Company in order to cure any ambiguity, to make changes that do not adversely affect the interests of holders of Stockholder Rights, or to shorten or lengthen any time period under the Stockholder Rights Agreement, except that the Stockholder Rights Agreement may not be supplemented or amended to lengthen (1) a time period relating to when the Stockholder Rights may be redeemed at such time as when the Stockholder Rights are not then redeemable or (2) any other time period unless any such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of Stockholder Rights under the Stockholder Rights Agreement. The foregoing notwithstanding, no amendment may be made to the Stockholder Rights Agreement at a time when the Stockholder Rights are not redeemable, except to cure any ambiguity or correct or supplement any provision contained in the Stockholder Rights Agreement that may be defective or inconsistent with any other provision therein.

      The following description of Old NTL’s Capital Structure is that of NTL Incorporated, and relates to periods, prior to January 10, 2003.

     Stock Splits

      In January 2000, Old NTL declared a 5-for-4 stock split by way of a stock dividend with respect to its now canceled common stock. The record date for this dividend was January 31, 2000 and the payment date was February 3, 2000. Common stock amounts in the notes to consolidated financial statements and all per share data have been adjusted to reflect the stock splits.

     Sales of Preferred Stock and Common Stock

      In May 2000, in connection with the acquisition of certain assets of Cable & Wireless Communications plc, France Telecom paid £1,555.6 million ($2,327.6 million) for 42.2 million shares of Old NTL’s common stock and £1,244.4 million ($1,862.0 million) for 2.0 million shares of Old NTL’s now canceled 5% Cumulative Participating Convertible Preferred Stock.

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Series Preferred Stock

      In December 1998, Old NTL issued 52,000 shares of its now canceled 9.9% Non-voting Mandatorily Redeemable Preferred Stock, Series B (the “Series B Preferred Stock”) in connection with an acquisition. Each share of Series B Preferred Stock had a stated value of $1,000. Cumulative dividends accrued at 9.9% of the stated value per share. Dividends were payable when and if declared by the Board of Directors. In June 2000, all of the outstanding shares of the Series B Preferred Stock were converted into 903,000 shares of Old NTL’s common stock.

      The now canceled 5% Cumulative Participating Convertible Preferred Stock (“5% Preferred Stock”) had a stated value of $1,000 per share, was convertible into common stock at a conversion price of $80 per share and was redeemable ten years from the issue date, at Old NTL’s option, for cash, shares of common stock or a combination of both. The 5% Preferred Stock was redeemable by Old NTL on the earlier of seven years from the issue date or the date that is both four years from the issue date and after Old NTL’s common stock has traded above $96 per share for 25 consecutive trading days. Dividends were payable quarterly at Old NTL’s option in cash, common stock or additional shares of 5% Preferred Stock. As of December 31, 2002, Old NTL had accrued $304.5 million for dividends and had issued approximately 213,000 shares for $213.0 million of such accrued dividends.

      At December 31, 2002 and 2001, the 5% Preferred Stock would have been convertible into an aggregate of 39.5 million shares and 37.0 million shares of Old NTL’s common stock, respectively.

      The changes in the number of shares of Series Preferred Stock, excluding the Redeemable Preferred Stock, were as follows:

	9.9%
	Series B	5.25%	5%

Balance, December 31, 1999	52,000	525,000	755,000
Issued for cash	—	—	2,000,000
Issued for dividends	—	3,000	103,000
Conversion into common stock	(52,000)	(528,000)	—

Balance, December 31, 2000	—	—	2,858,000
Issued for dividends	—	—	105,000

Balance, December 31, 2001 and 2002	—	—	2,963,000

     Warrants

      Old NTL had the following now canceled warrants outstanding as of December 31, 2002: (a) warrants to purchase an aggregate of 243,000 shares of common stock at $15.22 per share issued in 1996 that expire in 2006 (256,000 were originally issued), (b) warrants to purchase an aggregate of 997,000 shares of common stock at $27.77 per share issued in 1998 that expire in 2008 (1,197,000 were originally issued) and (c) warrants to purchase an aggregate of 1,875,000 shares of common stock at $53.76 per share issued in 1999 that expire in 2004 (1,875,000 were originally issued). These warrants were canceled on the Effective Date pursuant to the Plan.

     Stock Options

      All of Old NTL’s outstanding stock options were canceled on the Effective Date pursuant to the Plan. The stock option plans described below covered certain of the Company’s employees, as well as employees of the discontinued operations.

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      There were 335,000 shares and 2,733,000 shares of common stock reserved for issuance under the 1991 Stock Option Plan and the 1993 Stock Option Plan, respectively. These plans provided that incentive stock options (“ISOs”) would be granted at the fair market value of Old NTL’s common stock on the date of grant, and nonqualified stock options (“NQSOs”) would be granted at not less than 85% of the fair market value of Old NTL’s common stock on the date of grant. Options were exercisable as to 20% of the shares subject thereto on the date of grant and became exercisable as to an additional 20% of the shares subject thereto on each January 1 thereafter, while the optionee remained an employee of Old NTL. Options expired ten years after the date of the grant.

      There were 16,000 shares and 67,000 shares of common stock reserved for issuance under 1991 and 1993 Non-Employee Director Stock Option Plans, respectively. Under the terms of these plans, options would be granted to members of the Board of Directors who were not employees of Old NTL or any of its affiliates. These plans provided that all options would be granted at the fair market value of Old NTL’s common stock on the date of grant, and options would expire ten years after the date of the grant. Options were exercisable as to 20% of the shares subject thereto on the date of grant and became exercisable as to an additional 20% of the shares subject thereto on each subsequent anniversary of the grant date while the optionee remained a director of Old NTL. Options expired ten years after the date of the grant.

      There were 19,684,000 shares of common stock reserved for issuance under the 1998 Non-Qualified Stock Option Plan. The exercise price of a NQSO would have been determined by the Compensation and Option Committee. Options were generally exercisable ratably over five to ten years while the optionee remained an employee of Old NTL. Options expired ten years after the date of the grant.

      In December 2000, the Board of Directors of Old NTL approved the rescission of the exercise of ISOs for 156,000 shares of Old NTL’s common stock, and Old NTL returned cash of $1.1 million. The rescission was accounted for as a modification of the original options that resulted in a new measurement date. On the new measurement date, Old NTL recognized no compensation expense.

      Pro forma information regarding net loss and net loss per share is required by SFAS No. 123, and has been determined as if Old NTL had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 2002, 2001 and 2000: risk-free interest rates of 4.47%, 4.47% and 5.30%, respectively, dividend yield of 0%, volatility factor of the expected market price of Old NTL’s common stock of .702, .702 and .385, respectively, and a weighted-average expected life of the option of 10 years.

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because Old NTL’s stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The effects of applying SFAS No. 123 on pro forma disclosures of net loss and net loss per share for the years ended December 31, 2002, 2001 and 2000 are not likely to be representative of the pro forma effects on net loss and net loss per share in future years. Following is Old NTL’s pro forma information:

	Year Ended December 31,

	2002	2001	2000

	(In millions, except per share amounts)
Net (loss)	$(3,454.9)	$(14,241.3)	$(2,963.7)
Pro forma net (loss)	$(3,719.2)	$(14,509.6)	$(3,219.5)
Basic and diluted net (loss) per share	(13.02)	(52.78)	(14.54)
Basic and diluted pro forma net (loss) per share	(13.97)	(53.75)	(15.72)

      A summary of Old NTL’s stock option activity and related information for the years ended December 31 follows:

	2002		2001		2000

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
	Number of	Exercise	Number of	Exercise	Number of	Exercise
	Options	Price	Options	Price	Options	Price

	(In millions)		(In millions)		(In millions)
Outstanding — beginning of year	71.9	$36.13	61.4	$41.52	29.2	$24.60
Granted	—	—	14.3	12.55	34.8	54.90
Exercised	—	—	(1.1)	11.93	(2.1)	17.13
Forfeited	(3.7)	39.09	(2.7)	42.46	(0.5)	83.31

Outstanding — end of year	68.2	$36.06	71.9	$36.13	61.4	$41.52

Exercisable at end of year	34.3	$30.37	24.7	$27.50	16.3	$21.82

      Weighted-average fair value of options, calculated using the Black-Scholes option pricing model, granted during 2002, 2001 and 2000 is $5.69, $5.69 and $32.19 respectively.

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table summarizes the status of the stock options outstanding and exercisable at December 31, 2002:

	Stock Options Outstanding			Stock Options Exercisable

		Weighted-	Weighted-		Weighted-
		Remaining	Average		Average
	Number of	Contractual	Exercise	Number of	Exercise
Range of Exercise Prices	Options	Life	Price	Options	Price

	(In millions)			(In millions)
$0.35 to $9.36	4.4	3.1 Years	$5.434	4.3	$5.434
$10.00 to $18.40	14.8	4.2 Years	$11.136	8.0	$12.082
$19.86 to $27.84	12.9	6.6 Years	$23.395	8.2	$23.305
$28.06 to $35.64	0.6	6.3 Years	$30.372	0.5	$30.477
$36.12 to $40.19	0.8	7.2 Years	$38.823	0.5	$38.629
$42.44 to $47.44	13.0	7.4 Years	$44.437	4.5	$44.397
$48.38 to $53.76	4.6	6.6 Years	$50.383	3.2	$50.400
$57.60 to $63.63	16.6	6.8 Years	$63.409	4.7	$62.986
$68.20 to $75.56	0.1	7.1 Years	$75.413	0.1	$75.401
$91.13 to $97.50	0.4	7.1 Years	$93.713	0.3	$93.713

Total	68.2			34.3

      As of December 31, 2002, Old NTL had 171.8 million shares of its common stock reserved for issuance upon the exercise of warrants and stock options and the conversion of debt and preferred stock, all of which have now been canceled.

20.     Employee Benefit Plans

      Cablecom operates a defined benefit pension plan in Switzerland. The assets of the Plan are held separately from those of the Company and are invested in specialized portfolios under the management of an investment group. The pension cost is calculated using the attained age method.

      At December 31, 2002, the projected benefit obligations of Old NTL’s defined benefit pension plans exceeded the fair value of the plan assets by $44.5 million. The projected benefit obligations, accumulated benefit obligations and fair value of plan assets were $156.4 million, $125.1 million and $112.0 million, respectively, at December 31, 2002.

	Year Ended
	December 31,

	2002	2001

	(In millions)
Change in benefit obligation
Benefit obligation at beginning of year	$145.7	$122.2
Disposition	(21.8)	—
Service cost	7.4	7.4
Interest cost	6.3	5.5
Actuarial losses (gains)	10.3	12.4
Benefits paid	(4.2)	(3.1)
Foreign currency exchange rate changes	12.7	1.2

Benefit obligation at end of year	$156.4	$145.6

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended
	December 31,

	2002	2001

	(In millions)
Change in plan assets
Fair value of plan assets at beginning of year	$142.3	$151.0
Disposition	(15.8)	—
Actual return on plan assets	(30.9)	(15.0)
Company contributions	4.7	4.5
Plan participants’ contributions	3.5	3.4
Benefits paid	(4.2)	(3.1)
Foreign currency exchange rates changes	12.4	1.5

Fair value of plan assets at end of year	$112.0	$142.3

Funded status of the plan	$(44.5)	$(3.4)
Unrecognized net actuarial (gains) losses	61.3	17.8
Unrecognized transition obligation	0.5	0.8

Net amount recognized	$17.3	$15.2

Amounts recognized in the statement of financial position consist of:
Prepaid benefit cost	$16.8	$14.4
Accrued benefit liability	(30.5)	—
Intangible asset	1.0	0.8
Accumulated other comprehensive loss	30.0	—

Net amount recognized	$17.3	$15.2

	Year Ended
	December 31,

	2002	2001

Actuarial assumptions:
Discount rate	4.00%	4.50%
Rate of compensation increase	1.00%	2.00%
Expected long-term rate of return on plan assets	4.00%	5.50%

      The components of net pension costs are as follows:

	Year Ended December 31,

	2002	2001	2000

	(In millions)
Service cost	$7.4	$7.4	$6.1
Interest cost	6.3	5.5	5.5
Expected return on plan assets	(6.3)	(8.7)	(13.7)
Plan participants’ contributions	(3.5)	(3.4)	(2.8)
Net amortization and deferral	—	(0.5)	4.0

	$3.9	$0.3	$(0.9)

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

21.     Leases

      Future minimum annual payments at December 31, 2002 are as follows (in millions). The table reflects Old NTL’s contractual obligations.

Operating
Leases

Year ending December 31:
2003	$4.8
2004	5.1
2005	5.1
2006	5.3
2007	5.5
Thereafter	6.9

Total minimum lease payments	$32.7

      Leases for buildings, office space and equipment extend through 2019. Total rental expense for the years ended December 31, 2002, 2001 and 2000 under operating leases was $7.0 million, $16.4 million and $10.0 million, respectively.

22.     Commitments and Contingent Liabilities

      At December 31, 2002, Old NTL was committed to pay approximately $121.8 million for equipment and services and for investments in and loans to affiliates. This amount included approximately $48.7 million for operations and other commitments from January 1, 2004 to 2013. The aggregate amount of the fixed and determinable portion of these obligations for the succeeding fiscal years is as follows (in millions):

Year Ending
December 31:

2003	$73.1
2004	9.2
2005	9.2
2006	1.4
2007	1.4

$94.3

      The Company is involved in certain disputes and litigation arising in the ordinary course of its business. None of these matters are expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

     Morgan Stanley

      In connection with the bar date for filing of securities laws claims against the debtors pursuant to an order of the bankruptcy court, proofs of claim were filed against Old NTL, NTL Delaware and NTL Communications by Morgan Stanley Senior Funding Inc. for $11.4 million. These claims were asserted by Morgan Stanley Senior Funding Inc. in respect of alleged unpaid financing fees for commitments of capital made in 1999. The Company believes it has meritorious defenses to these claims and on May 8, 2003 filed an objection to these claims. At this time, the Company cannot predict the outcome of these claims.

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     B2 (Bredband) AG

      On April 15, 2002, a funding request for approximately $20 million was received by Old NTL under the terms of the investment agreement relating to Old NTL’s investment in B2. Old NTL informed B2 and the other principal investors that it was not in a position to comply with the request for funding. The B2 investment agreement provides that if Old NTL fails to provide such funding, it may be sued for non-payment and arguably could lose certain rights under the B2 shareholders’ agreement including its interest in B2.

      On October 4, 2002, Old NTL filed a motion with the bankruptcy court to reject the B2 investment agreement and shareholders’ agreement under section 365 of the bankruptcy code, and the bankruptcy court subsequently authorized Old NTL’s rejection of the agreements. On November 8, 2002, B2 and the other principal shareholders filed proofs of claim with the bankruptcy court asserting their right to recover: (1) approximately $20 million from Old NTL in respect of the unpaid funding request; (2) unspecified damages for Old NTL’s failure to perform under the relevant agreements; and (3) unspecified costs and expenses incurred in the exercise of their remedies under the agreements, and reserved their other rights to avail themselves of any remedies under the agreements.

      On April 30, 2003, NTL Delaware, together with its subsidiaries NTL Sweden SPV Inc. and Nogenta Swedish Acquisition Holding B.V., entered into an agreement with B2 and the other principal shareholders of B2 relating to, among other things, the transfer of the Company’s securities in B2. Under the agreement, the NTL Europe parties have agreed to transfer their interest in B2 to certain other shareholders of B2 in exchange for approximately $375,000 in cash or certain securities of a B2 affiliate and mutual releases among the parties relating to a dispute stemming from an April 15, 2002 funding request for approximately $20 million. In connection with the mutual releases, the agreement provides that B2 and the other principal shareholders will withdraw, or otherwise assist NTL Delaware in obtaining bankruptcy court denial of, the proofs of claim filed by B2 and the other principal shareholders in the bankruptcy court. The closing of this transaction is subject to customary closing conditions, but the NTL Europe releases are effective unless the NTL Europe parties breach their respective obligations under the agreement.

     Cablecom

      Cablecom is the principal borrower under an amended and restated credit agreement dated as of April 30, 2002 and effective as of May 2, 2002. Under the credit agreement, Cablecom and one of its subsidiaries are indebted in an amount of approximately CHF 3,792 million (which includes recent accrued interest payments). Although the credit facility was originally scheduled to mature on April 30, 2003, upon the request of Cablecom, the maturity date has been extended to the business day following May 31, 2003, with an additional automatic extension to June 30, 2003 under certain circumstances. In addition, Cablecom has been notified by the lenders that it is in default under the credit agreement. Accordingly, the lenders could seek to accelerate the maturity of the credit facility at any time.

      Cablecom does not have the resources to repay the bank debt when it comes due, whether on the extended maturity date or upon the acceleration thereof. Further, as security for its guaranty of Cablecom’s obligations under the credit agreement, NTL Cablecom Holding GmbH, the parent entity of Cablecom, has pledged to the lenders all of the shares of Cablecom. Accordingly, upon the maturity of the credit facility, whether upon acceleration or otherwise, the lenders could seek to exercise their rights under the pledge. In such an event, although the Company would not be liable for any of Cablecom’s obligations, it would be deprived of all of its ownership interest in Cablecom.

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In addition, Cablecom and two of its subsidiaries are “overindebted” under Swiss law. If Cablecom is unsuccessful in consummating a transaction with its lenders to resolve that “overindebtedness” issue in the near future, the board of directors of Cablecom may be required to file for insolvency proceedings under Swiss law. Further, on April 9, 2003, in accordance with Swiss law, the board of directors of Cablecom received a letter from its auditors, Ernst & Young AG, notifying the board of Cablecom that Cablecom and some of its subsidiaries are “overindebted” and, if there is no consensual settlement on the overall financial restructuring of Cablecom or an extension of the maturity date or any other measures taken which would cure the “overindebtedness,” the board would be required to notify a Swiss court and deposit the balance sheets for Cablecom and its subsidiaries immediately, thereby commencing insolvency proceedings. If Cablecom files for insolvency proceedings, it is unlikely that the Company will retain any interest in Cablecom.

      In order to seek to address the foregoing issues, Cablecom is currently in negotiations with its lenders regarding an overall financial restructuring of Cablecom. If consummated, such restructuring is expected to include a reduction in the amount of debt outstanding, an extension of maturity date of such debt and control of Cablecom being assumed by the lenders. As part of such negotiations, the “Company” is seeking to retain a small minority interest in Cablecom in consideration for its cooperation in permitting Cablecom to reach a consensual restructuring plan with its lenders. There is, however, no assurance that such negotiations will be successful. Further, whether or not such negotiations are successful, the Company expects to be deprived of the Company’s controlling interest in Cablecom in the near future. After such occurrence, the results of Cablecom will not be reported as part of the Company’s consolidated results of operations.

      On May 1, 2003, Owl Creek Asset Management, L.P., one of Old NTL’s creditors, filed an amended complaint against CRT Capital Group LLC, New NTL and the Company in U.S. Bankruptcy Court for the Southern District of New York. The amended complaint concerns certain “when-issued” trades of New NTL’s common stock made by Owl Creek with CRT prior to a subsequent modification of Old NTL’s plan of reorganization. Under the modified plan, Old NTL’s creditors were entitled to receive only one-fourth the number of shares of New NTL common stock contemplated prior to the modification. Therefore, certain holders of New NTL common stock sold more stock on the “when-issued” market than they ultimately received under the amended plan. On January 16, 2003, the bankruptcy court entered an order providing that sellers of New NTL’s common stock on the “when-issued” market may settle such trades by reducing the number of shares traded in each such transaction by 25% and increasing the per share purchase price for such shares by 400%. The order provided that buyers in such trades were required to accept such a settlement, but the order was dissolved on February 5, 2003. In addition to its claims against CRT, Owl Creek has asserted claims against New NTL and the Company for breach of fiduciary duty, gross negligence, breach of contract, promissory estoppel, contribution and indemnification, alleging that Old NTL’s creditors should have been better informed of the changes to New NTL’s common stock under the plan. Since the securities that are the subject of the complaint are those of New NTL, the Company does not believe that it has any material exposure with respect to this claim.

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

23.     Geographic Information

	United States	Switzerland	Other	Total

	(In millions)
2002
Revenues	$—	$401.6	$34.3	$435.9
Long-lived assets	22.6	2,196.8	73.4	2,292.8
2001
Revenues	$—	$329.2	$62.4	$391.6
Long-lived assets	41.7	2,631.6	364.2	3,037.5
2000
Revenues	$—	$202.5	$24.3	$226.8
Long-lived assets	25.1	3,828.1	923.6	4,776.8

24.	Consolidating Financial Statements of Entities in Reorganization and Entities Not in Reorganization

      The following consolidating financial statements of Old NTL and subsidiaries as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000 is being provided pursuant to AICPA Statement of Position 90-7. Old NTL, NTL Delaware, NTL Communications Corp., Diamond Cable Communications Limited, Diamond Holdings Limited and Communications Cable Funding Corp. are included in Entities in Reorganization. All other wholly owned direct and indirect subsidiaries of Old NTL are included in Entities Not in Reorganization.

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2002

		Entities Not
	Entities in	in
Statements of Operations	Reorganization	Reorganization	Adjustments	Consolidated

	(In millions)
Revenue	$—	$435.9	$—	$435.9
Costs and expenses
Operating expenses (exclusive of depreciation shown separately below)	—	175.4	—	175.4
Selling, general and administrative expenses	3.7	143.7	(8.6)	138.8
Asset impairments	—	854.3	—	854.3
Other charges	—	3.5	—	3.5
Corporate expenses	11.7	(0.2)	—	11.5
Depreciation	0.7	222.0	—	222.7
Amortization	13.1	82.4	—	95.5

	29.2	1,481.1	(8.6)	1,501.7

Operating loss	(29.2)	(1,045.2)	8.6	(1,065.8)
Other income (expense)
Interest income and other, net	(2.1)	(13.3)	4.4	(11.0)
Interest expense (contractual interest of $223.5 (2002))	(28.1)	(128.0)	—	(156.1)
Share of (losses) from equity investments	(2,787.4)	(22.4)	2,558.5	(251.3)
Other gains (losses)	1.1	1.9	—	3.0
Foreign currency transaction gains	9.3	—	—	9.3

(Loss) before recapitalization items, income taxes and discontinued operations	(2,836.4)	(1,207.0)	2,571.5	(1,471.9)
Recapitalization items, net	0.4	(5.2)	—	(4.8)

(Loss) before income taxes and discontinued operations	(2,836.0)	(1,212.2)	2,571.5	(1,476.7)
Income tax (expense) benefit	3.3	129.4	(4.6)	128.1

(Loss) from continuing operations	(2,832.7)	(1,082.8)	2,566.9	(1,348.6)
Discontinued operations:
(Loss) from discontinued operations, net of taxes	(7,017.7)	(1,737.4)	6,654.5	(2,100.6)
(Loss) gain on sales of discontinued operations, net of taxes	1.8	31.4	(38.9)	(5.7)

(Loss) from discontinued operations	(7,015.9)	(1,706.0)	6,615.6	(2,106.3)

Net (loss)	$(9,848.6)	$(2,788.8)	$9,182.5	$(3,454.9)

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2001

		Entities Not
	Entities in	in
Statements of Operations	Reorganization	Reorganization	Adjustments	Consolidated

	(In millions)
Revenue	$—	$391.6	$—	$391.6
Costs and expenses
Operating expenses (exclusive of depreciation shown separately below)	—	170.4	—	170.4
Selling, general and administrative expenses	5.9	180.2	(8.1)	178.0
Asset impairments	—	887.0	25.1	912.1
Other charges	—	12.2	—	12.2
Corporate expenses	42.2	0.3	—	42.5
Depreciation	2.6	165.4	(13.6)	154.4
Amortization	3.1	385.1	45.2	433.4

	53.8	1,800.6	48.6	1,903.0

Operating loss	(53.8)	(1,409.0)	(48.6)	(1,511.4)
Other income (expense)
Interest income and other, net	10.4	14.6	(4.6)	20.4
Interest expense	(74.3)	(126.1)	5.3	(195.1)
Share of (losses) from equity investments	(3,973.4)	(40.6)	3,354.0	(660.0)
Other gains (losses)	(109.3)	50.8	(0.4)	(58.9)
Foreign currency transaction (losses)	(10.1)	(4.1)	(0.1)	(14.3)

(Loss) before recapitalization items, income taxes and discontinued operations	(4,210.5)	(1,514.4)	3,305.6	(2,419.3)
Recapitalization items, net	—	—	—	—

(Loss) before income taxes and discontinued operations	(4,210.5)	(1,514.4)	3,305.6	(2,419.3)
Income tax benefit	2.4	48.5	—	50.9

(Loss) from continuing operations	(4,208.1)	(1,465.9)	3,305.6	(2,368.4)
Discontinued operations:
(Loss) from discontinued operations, net of taxes	(36,554.0)	(11,562.3)	36,243.4	(11,872.9)
Gain on sale of discontinued operations, net of taxes	—	—	—	—

(Loss) from discontinued operations	(36,554.0)	(11,562.3)	36,243.4	(11,872.9)

Net (loss)	$(40,762.1)	$(13,028.2)	$39,549.0	$(14,241.3)

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2000

		Entities Not
	Entities in	in
Statements of Operations	Reorganization	Reorganization	Adjustments	Consolidated

	(In millions)
Revenue	$—	$226.8	$—	$226.8
Costs and expenses
Operating expenses (exclusive of depreciation shown separately below)	—	88.9	—	88.9
Selling, general and administrative expenses	—	103.1	—	103.1
Asset impairments	—	—	—	—
Other charges	—	—	—	—
Corporate expenses	23.9	(0.1)	—	23.8
Depreciation	2.3	99.3	(14.2)	87.4
Amortization	2.7	282.0	14.6	299.3

	28.9	573.2	0.4	602.5

Operating loss	(28.9)	(346.4)	(0.4)	(375.7)
Other income (expense)
Interest income and other, net	40.0	(2.5)	8.0	45.5
Interest expense	(68.6)	(84.0)	12.9	(139.7)
Share of (losses) from equity investments	(997.4)	—	950.7	(46.7)
Other gains (losses)	—	—	—	—
Foreign currency transaction gains	(61.1)	—	(1.4)	(62.5)

(Loss) before recapitalization items, income taxes and discontinued operations	(1,116.0)	(432.9)	969.8	(579.1)
Recapitalization items, net	—	—	—	—

(Loss) before income taxes and discontinued operations	(1,116.0)	(432.9)	969.8	(579.1)
Income tax (expense) benefit	0.3	23.2	(0.6)	22.9

(Loss) from continuing operations	(1,115.7)	(409.7)	969.2	(556.2)
Discontinued operations:
(Loss) from discontinued operations, net of taxes	(7,643.9)	(1,868.8)	7,105.2	(2,407.5)
(Loss) gain on sale of discontinued operations, net of taxes	—	—	—	—

(Loss) from discontinued operations	(7,643.9)	(1,868.8)	7,105.2	(2,407.5)

Net (loss)	$(8,759.6)	$(2,278.5)	$8,074.4	$(2,963.7)

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2002

		Entities Not
	Entities in	in
Balance Sheets	Reorganization	Reorganization	Adjustments	Consolidated

	(In millions)
Current assets	$241.4	$386.7	$(39.6)	$588.5
Discontinued operations	809.6	12,692.6	(534.1)	12,968.1
Investments in and loans to affiliates, net	23,001.2	16.1	(23,004.3)	13.0
Fixed and noncurrent assets	67.5	2,213.5	(1.2)	2,279.8

Total assets	$24,119.7	$15,308.9	$(23,579.2)	$15,849.4

Current liabilities	$12.2	$5,399.9	$(2,271.9)	$3,140.2
Discontinued operations	13,331.4	14,764.0	(10,139.2)	17,956.2
Noncurrent liabilities	12,838.0	356.3	(12,835.6)	358.7
Liabilities subject to compromise	4,310.4	—	(16.3)	4,294.1
Shareholders’ (deficiency)	(6,372.3)	(5,211.3)	1,683.8	(9,899.8)

Total liabilities and shareholders’ (deficiency)	$24,119.7	$15,308.9	$(23,579.2)	$15,849.4

	December 31, 2001

		Entities Not
	Entities in	in
Balance Sheets	Reorganization	Reorganization	Adjustments	Consolidated

Current assets	$134.3	$833.3	$(477.2)	$490.4
Discontinued operations	414.0	12,713.6	203.4	13,331.0
Investments and loans to affiliates, net	5,962.3	56.9	(5,751.4)	267.8
Fixed and noncurrent assets	78.3	2,655.5	35.9	2,769.7

Total assets	$6,588.9	$16,259.3	$(5,989.3)	$16,858.9

Current liabilities	$186.8	$4,802.3	$(1,108.9)	$3,880.2
Discontinued operations	9,598.8	12,748.7	(5,921.3)	16,426.2
Noncurrent liabilities	10,670.7	272.8	(7,848.6)	3,094.9
Liabilities subject to compromise	—	—	—	—
Shareholders’ (deficiency)	(13,867.4)	(1,564.5)	8,889.5	(6,542.4)

Total liabilities and shareholders’ (deficiency)	$6,588.9	$16,259.3	$(5,989.3)	$16,858.9

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2002

		Entities Not
	Entities in	in
Statements of Cash Flows	Reorganization	Reorganization	Adjustments	Consolidated

	(In millions)
Net cash provided by (used in) operating activities	$(4,517.3)	$285.4	$4,387.0	$155.1
Net cash provided by (used in) investing activities	4,317.8	(826.1)	(4,084.0)	(592.3)
Net cash provided by financing activities	230.4	733.3	(302.8)	660.9
Effect of exchange rate changes on cash and cash equivalents	—	51.2	—	51.2

Increase in cash and cash equivalents	30.9	243.8	0.2	274.9
Cash and cash equivalents at beginning of year — continuing operations	127.3	101.0	—	228.3
Cash and cash equivalents at beginning of year — discontinued operations	78.9	197.4	—	276.3
Cash and cash equivalents at end of year — discontinued operations	(56.3)	(445.7)	—	(502.0)

Cash and cash equivalents at end of year — continuing operations	$180.8	$96.5	$0.2	$277.5

	Year Ended December 31, 2001

		Entities Not
	Entities in	in
Statements of Cash Flows	Reorganization	Reorganization	Adjustments	Consolidated

	(In millions)
Net cash provided by (used in) operating activities	$(24,348.7)	$814.1	$22,936.8	$(597.8)
Net cash provided by (used in) investing activities	22,332.3	(2,093.4)	(22,338.7)	(2,099.8)
Net cash provided by financing activities	1,982.1	1,249.8	(598.0)	2,633.9
Effect of exchange rate changes on cash and cash equivalents	—	(11.1)	—	(11.1)

(Decrease) in cash and cash equivalents	(34.3)	(40.6)	0.1	(74.8)
Cash and cash equivalents at beginning of year — continuing operations	71.8	54.7	(0.1)	126.4
Cash and cash equivalents at beginning of year — discontinued operations	168.7	284.3	—	453.0
Cash and cash equivalents at end of year — discontinued operations	(78.9)	(197.4)	—	(276.3)

Cash and cash equivalents at end of year — continuing operations	$127.3	$101.0	$—	$228.3

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2000

		Entities Not
	Entities in	in
Statements of Cash Flows	Reorganization	Reorganization	Adjustments	Consolidated

	(In millions)
Net cash provided by (used in) operating activities	$(5,323.1)	$1,049.4	$3,983.5	$(290.2)
Net cash provided by (used in) investing activities	(12,922.0)	(7,159.6)	6,653.4	(13,428.2)
Net cash provided by financing activities	16,096.1	6,269.2	(10,636.9)	11,728.4
Effect of exchange rate changes on cash and cash equivalents	(12.2)	(15.8)	0.2	(27.8)

Increase (decrease) in cash and cash equivalents	(2,161.2)	143.2	0.2	(2,017.8)
Cash and cash equivalents at beginning of year — continuing operations	1,501.4	9.1	(0.3)	1,510.2
Cash and cash equivalents at beginning of year — discontinued operations	900.3	186.7	—	1,087.0
Cash and cash equivalents at end of year — discontinued operations	(168.7)	(284.3)	—	(453.0)

Cash and cash equivalents at end of year — continuing operations	$71.8	$54.7	$(0.1)	$126.4

25.     Quarterly Financial Information (Unaudited)

      The following is a summary of the quarterly results of operations for the years ended December 31, 2002 and 2001.

	2002(1,2)

	Three Months Ended

	March 31,	June 30,	September 30,	December 31,	Total

	(In millions)
Revenues	$88.6	$100.2	$109.7	$137.4	$435.9
Operating (loss)	(61.4)	(83.8)	(64.1)	(856.5)	(1,065.8)
(Loss) from continuing operations	(135.4)	(147.7)	(152.9)	(912.6)	(1,348.6)
(Loss) from discontinued operations	(470.5)	(408.4)	(295.9)	(931.5)	(2,106.3)
Net (loss)	(605.9)	(556.1)	(448.8)	(1,844.1)	(3,454.9)
Preferred stock dividends	(98.4)	(43.5)	(1.6)	(1.6)	(145.1)
Net (loss) available to common shareholders	(704.3)	(599.6)	(450.4)	(1,845.7)	(3,600.0)
Basic and diluted net loss per share:
(Loss) from continuing operations	$(0.85)	$(0.69)	$(0.56)	$(3.30)	$(5.40)
(Loss) from discontinued operations	(1.70)	(1.48)	(1.07)	(3.37)	(7.62)

Net (loss) per common share	$(2.55)	$(2.17)	$(1.63)	$(6.67)	$(13.02)

Weighted average shares	276.6	276.6	276.6	276.6	276.6

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2001(1,3)

	Three Months Ended

	March 31,	June 30,	September 30,	December 31,	Total

	(In millions)
Revenues	$93.1	$92.8	$79.4	$126.3	$391.6
Operating (loss)	(124.1)	(137.6)	(139.8)	(1,109.9)	(1,511.4)
(Loss) from continuing operations	(205.8)	(227.4)	(220.4)	(1,714.8)	(2,368.4)
(Loss) from discontinued operations	(837.1)	(801.8)	(811.1)	(9,422.9)	(11,872.9)
Net (loss)	(1,042.9)	(1,029.2)	(1,031.5)	(11,137.7)	(14,241.3)
Preferred stock dividends	(65.1)	(75.8)	(88.7)	(96.1)	(325.7)
Net (loss) available to common shareholders	(1,108.0)	(1,105.0)	(1,120.2)	(11,233.8)	(14,567.0)
Basic and diluted net loss per share:
(Loss) from continuing operations	$(0.99)	$(1.10)	$(1.11)	$(6.56)	$(9.76)
(Loss) from discontinued operations	(3.05)	(2.90)	(2.93)	(34.14)	(43.02)

Net (loss) per common share	$(4.04)	$(4.00)	$(4.04)	$(40.70)	$(52.78)

Weighted average shares	274.5	276.3	276.5	276.6	276.0

(1)	As more fully described in Notes 1, 2 and 3 to the Consolidated Financial Statements, on May 8, 2002, Old NTL filed the Plan which became effective on January 10, 2003. Under the terms of the Plan, the operations of New NTL have been accounted for as a discontinued operation of the Company, beginning with the quarter ended September 30, 2002 and, accordingly, its operating results have been excluded from the Company’s results from continuing operations for the periods presented. In addition, the operating results for NTL Australia and Rediffusion also qualified for discontinued operations treatment (because both units were sold during the current year) for all periods presented.

(2)	During the fourth quarter of 2002, the Company recorded an asset impairment charge of $838.8 million, which was associated with a goodwill impairment provision at Cablecom. The fourth quarter loss in 2002 from discontinued operations also included an asset impairment charge of $418.5 million and a restructuring charge of $99.2 million relating to the operations of New NTL.

(3)	During the fourth quarter of 2001, the Company recorded an asset impairment charge of $912.1 million, which was associated with a goodwill impairment provision at Cablecom and the write-down of various long-term assets at Premium TV. The fourth quarter loss in 2001 from discontinued operations also included an asset impairment charge of $8,161.6 million and a restructuring charge of $202.8 million relating to the operations of New NTL.

26.     Subsequent Events (unaudited)

     Cablecom

      The maturity date of the Cablecom credit agreement has been extended to October 31, 2003.

      Cablecom and its lenders have been involved in ongoing discussions regarding a complete financial restructuring of Cablecom and, on June 19, 2003, Cablecom’s board of directors had been advised that 100% of its lenders and other holders of economic interests in Cablecom’s bank debt have agreed upon the

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

principal terms and parameters for the restructuring of that debt. The principal terms for the financial restructuring are:

•	The outstanding principal amount of the debt would be reduced from approximately CHF 3.8 billion to approximately CHF 1.7 billion.

•	The facility would be split into two tranches, one with a final maturity date of December 31, 2009 and one with a final maturity date of June 30, 2010.

•	Cablecom’s lenders would acquire control of substantially all of Cablecom’s share capital, with the Company’s remaining interest being acquired by certain members of the new shareholder group.

•	At the time of the consummation of the restructuring, the additional equity capital would be raised through a rights offering to the new shareholder group.

      The proposed restructuring is subject to various closing conditions, including the negotiation, completion and execution of definitive documentation. Cablecom’s lenders have also agreed to a moratorium on the payment of interest and commitment commission accruing between May 30, 2003 and the date on which Cablecom’s credit agreement is restated as part of the financial restructuring (when a portion of the accrued amounts will be added to the principal amount of the facility). If Cablecom is subject to an insolvency proceeding before its credit agreement is restated, Cablecom’s lenders have agreed to waive such interest and commitment commission.

      In the event that the proposed Cablecom restructuring is completed, the Company expects that its remaining interest in Cablecom will be acquired for an amount not in excess of $15 million. If such proposed restructuring is unsuccessful, the Company expects to be deprived of all its ownership interest in Cablecom.

     Strategic Considerations

      On June 23, 2003, NTL Europe’s board held a meeting in which they discussed the exploration of a going private transaction and the formation of a special committee to consider alternatives in a going private transaction. By action taken by unanimous written consent on June 23, 2003, the NTL Europe board established a special committee and charged it with reviewing, considering, investigating, evaluating, negotiating and recommending action to the entire board with respect to one or more possible going private transactions. By July 1, 2003, the special committee had retained its own legal counsel and financial advisor to advise it in connection with its duties.

     Premium TV

      Premium TV is engaged in litigation relating to a dispute with one of its joint venture partners, Newcastle United plc. On March 14, 2003, Newcastle United served notice to terminate its joint venture agreement with Premium TV on the grounds of Premium TV’s alleged insolvency. Premium TV is vigorously defending its position. On April 28, 2003, Premium TV itself issued court proceedings applying for a declaration that it was solvent. If Premium TV is unsuccessful in its litigation, Newcastle United would have the right to purchase Premium TV’s 50% interest in the joint venture at 50% of the appraised market value of the joint venture.

     German Channel Providers

      On July 29, 2003, Cablecom received a letter from counsel acting for German channel providers SAT 1, ProSieben and Kabel 1 requesting payment of a total of CHF 13,324,827. The channel providers have threatened to institute proceedings against Cablecom if Cablecom refused to pay the amount as

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

requested, which equals the total amount that the respective channel providers have paid to Cablecom for the distribution of a Swiss advertising split over Cablecom’s network since 1996.

      The channel providers claim that the current contractual compensation, in form of a percentage fee on the advertising revenues, would be abusively high and therefore constitutes a breach of Swiss competition law. They refer to the recent decision by the Swiss Competition Commission ordering preliminary measures in proceedings between Teleclub and Cablecom and holding that Cablecom has a dominant position on the market for the distribution of TV signals to Swiss customers.

      Following external legal advice and in order to protect long term interests of Cablecom, Cablecom has decided to refuse to repay any amounts received. It can therefore be expected that German channel providers will shortly initiate legal proceedings. Same or similar action has been announced by a second group of German channel providers but has not yet been instituted.

     Preferred Dividend Declared

      On September 11, 2003, the NTL Europe Board of Directors provided a semi-annual dividend of $2.50 per share on the Preferred Stock. NTL Europe has approximately 6,864,000 shares of preferred stock outstanding, so the aggregate dividend will be approximately $17,160,000. The record date of the dividend on the preferred stock will be September 30, 2003 and the payment date will be October 15, 2003. However, there is no requirement under NTL Europe’s charter to pay any future dividends on its Preferred Stock and there is no assurance that NTL Europe will pay any such future dividends.

     Other

      The closing of the transaction in which Parc Holdings, Inc. (formerly NTL (Delaware), Inc.) transferred its shares in B2 occurred on May 30, 2003.

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)

(DEBTOR-IN-POSSESSION)

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT

CONDENSED BALANCE SHEETS

	December 31,

	2002	2001

	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$70.4	$124.3
Marketable securities	4.3	—
Other	0.4	0.5

Total current assets	75.1	124.8
Deferred financing costs, net of accumulated amortization of $0.7 (2002) and $0.3 (2001)	3.5	3.9
Note receivable from CoreComm Limited, net of allowance of $17.6 (2002) and $7.0 (2001)	—	9.2
Other assets	—	0.5

Total assets	$78.6	$138.4

LIABILITIES AND SHAREHOLDERS’ (DEFICIENCY)
Liabilities not subject to compromise
Current liabilities	$2.7	$148.1
Liabilities subject to compromise	3,066.7	—
Investments in and loans to discontinued operations	4,986.1	3,095.2
Investments in and loans to affiliates, net	1,922.9	663.8
Long-term debt	—	—
Redeemable preferred stock	—	2,773.7
Shareholders’ (deficiency):
Common stock	2.8	2.8
Additional paid-in capital	13,574.9	13,720.0
Accumulated other comprehensive (loss)	(830.2)	(1,072.8)
(Deficit)	(22,647.3)	(19,192.4)

	(9,899.8)	(6,542.4)

Total liabilities and shareholders’ (deficiency)	$78.6	$138.4

See accompanying notes.

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)

(DEBTOR-IN-POSSESSION)

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT

CONDENSED STATEMENTS OF OPERATIONS

	Year Ended December 31,

	2002	2001	2000

	(Dollars in millions)
Cost and expenses
Corporate expenses	$11.1	$29.4	$9.4
Amortization	0.4	0.3	—

Operating (loss)	(11.5)	(29.7)	(9.4)
Other income (expense)
Interest income and other, net	(7.8)	4.7	10.9
Interest expense (contractual interest of $25.3 (2002))	(3.8)	(5.3)	—
Foreign currency transaction gains (losses)	0.2	(0.4)	1.9

(Loss) income before recapitalization items, income taxes, equity in net (loss) of subsidiaries and discontinued operations	(22.9)	(30.7)	3.4
Recapitalization items, net	6.6	—	—

(Loss) income before income taxes, equity in net (loss) of subsidiaries and discontinued operations	(16.3)	(30.7)	3.4
Income tax (expense) benefit	(1.3)	—	0.3

(Loss) income before equity in net (loss) of subsidiaries	(17.6)	(30.7)	3.7
Equity in net (loss) of subsidiaries	(1,331.0)	(2,337.7)	(559.9)

(Loss) from continuing operations	(1,348.6)	(2,368.4)	(556.2)
Discontinued operations:
(Loss) from discontinued operations, net of income tax benefit of $26.3 (2002), $114.1 (2001) and $88.1 (2000)	(2,100.6)	(11,872.9)	(2,407.5)
Net (loss) on sales of discontinued operations, net of income tax expense of $4.6 (2002)	(5.7)	—	—

(Loss) from discontinued operations	(2,106.3)	(11,872.9)	(2,407.5)

Net (loss)	(3,454.9)	(14,241.3)	(2,963.7)
Preferred stock dividends (contractual dividends of $370.6 (2002))	(145.1)	(325.7)	(194.0)

Net (loss) available to common shareholders	$(3,600.0)	$(14,567.0)	$(3,157.7)

See accompanying notes.

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)

(DEBTOR-IN-POSSESSION)

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT

CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2002	2001	2000

	(Dollars in millions)
Net cash (used in) operating activities	$(2,109.0)	$(11,873.3)	$(2,407.3)
Investing activities
Purchase of marketable securities	(29.4)	—	(96.9)
Proceeds from sales of marketable securities	25.2	60.3	202.6
Investments in and loans to affiliates	(91.2)	(200.6)	2,466.8
(Increase) decrease in other assets	(1.8)	0.1	—
Due from CoreComm Limited	—	(15.0)	—
Distribution to NTL (Delaware), Inc.	—	—	(4.3)

Net cash (used in) provided by continuing operations	(97.2)	(155.2)	2,568.2
Net cash provided by (used in) discontinued operations	2,152.3	11,974.7	(4,288.1)

Net cash provided by (used in) investing activities	2,055.1	11,819.5	(1,719.9)
Financing activities
Proceeds from borrowings, net of financing costs	—	95.9	—
Proceeds from issuance of common stock	—	13.0	2,327.6
Proceeds from exercise of stock options and warrants	—	—	6.8
Proceeds from issuance of preferred stock	—	—	1,862.0

Net cash provided by continuing operations	—	108.9	4,196.4
Net cash provided by discontinued operations	—	—	—

Net cash provided by financing activities	—	108.9	4,196.4
(Decrease) increase in cash and cash equivalents	(53.9)	55.1	69.2
Cash and cash equivalents at beginning of year	124.3	69.2	—

Cash and cash equivalents at end of year	$70.4	$124.3	$69.2

Supplemental disclosure of cash flow information
Cash paid for interest	$2.5	$3.1	$—
Supplemental schedule of non-cash financing activities
Accretion of dividends and discount on preferred stock	$145.1	$220.8	$78.1
Conversion of notes, net of unamortized deferred financing costs	—	128.3	—
Common stock issued for acquisitions	—	4.3	—
Redeemable preferred stock issued for investment in affiliates	—	518.0	—
Conversion of series preferred stock	—	—	7.6

See accompanying notes.

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)

(DEBTOR-IN-POSSESSION)

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT

NOTES TO CONDENSED FINANCIAL STATEMENTS

1.     Corporate Restructuring

      The accompanying financial statements do not reflect any adjustments in connection with the emergence of NTL Europe, Inc. (“NTL Europe” or the “Company”) from Chapter 11 reorganization.

      On May 8, 2002, the entity then known as “NTL Incorporated” (“Old NTL”) and certain of its subsidiaries as of that time each filed a pre-arranged joint reorganization plan (the “Plan”) under Chapter 11 of the U.S. Bankruptcy Code. Old NTL’s operating subsidiaries were not included in the Chapter 11 filing. The Plan became effective on January 10, 2003 (the “Effective Date”) at which time the Company emerged from Chapter 11 reorganization.

      Pursuant to the Plan, Old NTL and its subsidiaries were split into two separate companies. The entity formerly known as “NTL Incorporated” was renamed “NTL Europe, Inc.” and became the holding company for Old NTL’s European and certain other assets. The entity formerly known as “NTL Communications Corp.” was renamed “NTL Incorporated” and became the holding company for Old NTL’s principal UK and Ireland assets (“New NTL”). Pursuant to the Plan, all of the outstanding securities of Old NTL and certain of its subsidiaries were canceled, and the Company issued shares of its common stock, par value $0.01 per share (the “Common Stock”), and 10% Fixed Coupon Redeemable Preferred Stock, Series A, par value $0.01 per share (with a $50.00 liquidation preference per share) (the “Preferred Stock”) and New NTL issued shares of its common stock and Series A warrants to various former creditors and stockholders of Old NTL and its subsidiaries. The precise mix of new securities received by holders of each particular type of security of Old NTL and its subsidiaries was set forth in the Plan. New NTL is an independent entity which is no longer owned by or affiliated with the Company.

     Historical Structure of the Company

      On May 18, 2000, the entity formerly known as “NTL Incorporated” (currently named “NTL (Delaware), Inc.” (“NTL Delaware”)) completed a corporate restructuring to create a holding company structure. The formation of the holding company was part of NTL Delaware’s acquisition of certain assets of Cable & Wireless Communications plc (“CWC”). The holding company restructuring was accomplished through a merger so that all the stockholders of NTL Delaware at the effective time of the merger became stockholders of the new holding company, and NTL Delaware became a subsidiary of the new holding company. The new holding company was called “NTL Incorporated” (which is now known as “NTL Europe, Inc.”) and the holding company’s subsidiary simultaneously changed its name to “NTL (Delaware), Inc.”

      The Company conducts its operations through direct and indirect wholly-owned subsidiaries.

2.     Basis of Presentation

      In the Company’s condensed financial statements, the Company’s investment in subsidiaries is stated at cost plus equity in the undistributed earnings of the subsidiaries. The Company’s share of net loss of its subsidiaries is included in net loss using the equity method of accounting. The condensed financial statements should be read in conjunction with the Company’s consolidated financial statements.

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION)

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

3.     Liabilities Subject to Compromise

      Liabilities subject to compromise consist of the following:

December 31,
2002

(In millions)
Accounts payable	$0.3
Interest payable	3.2
Dividends payable	109.9
Redeemable preferred stock:
Cumulative Convertible Preferred Stock	2,077.3
Variable Coupon Redeemable Preferred Stock	484.2
6.5% Redeemable Preferred Stock	98.4
13% Senior Redeemable Exchangeable Preferred Stock	193.4
Long term debt:
NTL Europe, Inc.:
5 3/4% Convertible Subordinated Notes	100.0

Total	$3,066.7

      Upon emergence from Chapter 11 reorganization and in accordance with the Plan, all of the outstanding preferred stock of Old NTL and long-term debt of Old NTL were canceled.

4.     Redeemable Preferred Stock

      All of Old NTL’s redeemable preferred stock was canceled on the Effective Date pursuant to the Plan.

      Dividends on the Cumulative Convertible Preferred Stock, Series A (“Convertible Preferred Stock”) were payable quarterly in additional shares of Convertible Preferred Stock, at the following quarterly dividend rates: (i) from September 12, 2001 through March 26, 2002, $13.44 per share, (ii) from March 27, 2002 through March 26, 2003, $21.23 per share and (iii) from March 27, 2003 through March 26, 2004, $26.61 per share. In March 2002, Old NTL elected to delay the conversion of the Convertible Preferred Stock until at least March 27, 2003. The Convertible Preferred Stock had a stated value and liquidation preference of $1,075.17 per share and was mandatorily redeemable for cash by Old NTL on March 27, 2009. Holders of Convertible Preferred Stock other than any commercial bank or their affiliates had the option to elect, subject to some conditions, to exchange their Convertible Preferred Stock for up to a 50% interest in an entity holding Old NTL’s Swiss operations.

      Dividends on the Variable Coupon Redeemable Preferred Stock, Series A (“Variable Coupon Redeemable Preferred Stock”) were payable quarterly at Old NTL’s option in cash or additional shares of Variable Coupon Redeemable Preferred Stock, at a quarterly rate based on a quotient of (x) the sum of (1) the EURIBOR Rate in effect on the first day of every dividend period plus (2) 2.5% over (y) four, per share. The Variable Coupon Redeemable Preferred Stock had a stated value and liquidation preference of $10,000 per share and was mandatorily redeemable for cash by Old NTL on May 18, 2002. Old NTL’s 27% interest in Noos was pledged to France Telecom to secure the mandatory redemption obligation under its Variable Coupon Redeemable Preferred Stock.

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)
(DEBTOR-IN-POSSESSION)

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

      Dividends on the 6.5% Fixed Coupon Redeemable Preferred Stock, Series A (“6.5% Redeemable Preferred Stock”) were cumulative and were payable at a rate of 6.5% per annum in cash upon redemption. The 6.5% Redeemable Preferred Stock had a stated value and liquidation preference of $10,000 per share and was mandatorily redeemable for cash by Old NTL on May 18, 2007.

      Dividends on the 13% Senior Redeemable Exchangeable Preferred Stock (the “Redeemable Preferred Stock”) accrued at 13% per annum ($130 per share) and were payable quarterly in arrears. Dividends accruing on or prior to February 15, 2004 may, at the option of Old NTL, be paid in cash, by the issuance of additional Redeemable Preferred Stock or in any combination of the foregoing. The Redeemable Preferred Stock was redeemable, at Old NTL’s option, in whole or in part, at any time on or after February 15, 2002 at a redemption price of 106.5% of the liquidation preference of $1,000 per share that declined annually to 100% in 2005, in each case together with accrued and unpaid dividends to the redemption date. The Redeemable Preferred Stock was subject to mandatory redemption on February 15, 2009.

5.     Note Payable to NTL Incorporated

      On September 28, 2001, NTL Communications Corp. loaned Old NTL $150.0 million in cash and received 15.0% Promissory Notes due September 30, 2004. Interest was payable monthly in cash at a rate of 15.0% per annum beginning on October 31, 2001. Upon emergence from Chapter 11 reorganization and in accordance with the Plan, these notes were canceled.

6.     Other

      No cash dividends were paid to Old NTL by subsidiaries for the years ended December 31, 2002 and 2001 and during the period from May 18, 2000 to December 31, 2000.

      Old NTL was a joint obligor for the NTL Delaware 5 3/4% Convertible Subordinated Notes due December 15, 2009 and for the NTL Communications Corp. 7% Convertible Subordinated Notes due December 15, 2008. Old NTL was a co-obligor on a subordinated basis for the NTL Communications Corp. 6 3/4% Convertible Senior Notes due May 15, 2008.

NTL EUROPE, INC. (FORMERLY NTL INCORPORATED)

(DEBTOR-IN-POSSESSION)

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

Column A	Column B	Column C		Column D		Column E

		Additions

		(1)	(2)
		Charged	Charged
	Balance at	to Costs	to Other	(Deductions)/		Balance
	Beginning	and	Accounts	Additions		at End of
Description	of Period	Expenses	Describe	Describe		Period

Year ended December 31, 2002
Allowance for doubtful accounts	$6.6	$7.2	$—	$(4.4	)(a)	$9.4

Allowance for loans receivable	$37.2	$21.0	$—	$(40.6	)(b)	$17.6

Year ended December 31, 2001
Allowance for doubtful accounts	$6.2	$2.5	$—	$(2.1	)(c)	$6.6

Allowance for loans receivable	$—	$37.2	$—	$—		$37.2

Year ended December 31, 2000
Allowance for doubtful accounts	$0.7	$0.4	$—	$5.1	(d)	$6.2

(a)	Uncollectible accounts written-off, net of recoveries of $5.9 million, offset by $1.5 million foreign currency exchange translation adjustments.

(b)	Write off of loan receivable from Football League Joint Venture.

(c)	Uncollectible accounts written-off, net of recoveries of $2.0 million and $0.1 million foreign currency translation adjustments.

(d)	Recoveries, net of uncollectible accounts written-off of $1.2 million plus $0.2 million foreign currency exchange translation adjustments and $3.7 million allowance for doubtful accounts as of acquisition dates of purchased subsidiaries.

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES

[remainder of page intentionally left blank]

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholder

NTL (Delaware), Inc.

      We have audited the consolidated balance sheets of NTL (Delaware), Inc. and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholder’s (deficiency) and cash flows for each of the three years in the period ended December 31, 2002. Our audits also included the financial statement schedules listed in the Index at page F-1. These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NTL (Delaware), Inc. and Subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

      As discussed in Note 5, the Company changed its method of accounting for goodwill and other intangibles effective January 1, 2002.

/s/ ERNST & YOUNG LLP

New York, New York

May 28, 2003

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,

	2002	2001

	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$204.9	$91.0
Marketable securities	13.1	—
Accounts receivable — trade, less allowance for doubtful accounts of $9.4 (2002) and $6.6 (2001)	240.7	192.1
Affiliate Receivable	35.1	5.5
Other	48.7	66.7
Discontinued operations	12,974.0	13,492.6

Total current assets	13,516.5	13,847.9
Fixed assets, net	1,681.9	1,494.6
Goodwill	220.1	959.8
Customer lists, net of accumulated amortization of $171.4 (2002) and $91.1 (2001)	62.8	104.1
Investments in and loans to affiliates, net	7.8	216.1
Deferred tax asset	200.9	20.4
Other assets, net of accumulated amortization of $61.7 (2002) and $24.7 (2001)	117.3	175.8

Total assets	$15,807.3	$16,818.7

LIABILITIES AND SHAREHOLDER’S (DEFICIENCY)
Liabilities not subject to compromise
Current liabilities:
Accounts payable	$48.3	$36.3
Accrued expenses and other	87.4	111.2
Interest payable	43.5	48.4
Deferred revenue	235.6	173.2
Affiliate payable	7.8	34.9
Current portion of long-term debt	2,719.3	3,360.2
Discontinued operations (including liabilities subject to compromise of $10,157.8)	17,973.2	16,430.6

Total current liabilities	21,115.1	20,194.8
Long-term debt	—	—
Other	164.8	123.1
Deferred income taxes	231.6	164.6
Commitments and contingent liabilities
Liabilities subject to compromise	1,243.7	—
Shareholder’s (deficiency):
Common stock — $.01 par value; authorized 100 shares; issued and outstanding 11 shares (2002 and 2001)	—	—
Additional paid-in capital	16,193.8	16,070.1
Accumulated other comprehensive (loss)	(821.9)	(1,072.7)
(Deficit)	(22,319.8)	(18,661.2)

	(6,947.9)	(3,663.8)

Total liabilities and shareholder’s (deficiency)	$15,807.3	$16,818.7

See accompanying notes.

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,

	2002	2001	2000

	(Dollars in millions,
	except per share amounts)
Revenues	$432.2	$387.8	$226.8
Costs and expenses
Operating expenses (exclusive of depreciation shown separately below)	160.2	161.6	88.9
Selling, general and administrative expenses	149.8	183.8	103.1
Asset impairments	854.3	485.8	—
Other charges	3.5	12.1	—
Corporate expenses	0.6	12.8	14.5
Depreciation	222.6	168.0	87.4
Amortization	95.1	388.0	299.3

	1,486.1	1,412.1	593.2

Operating (loss)	(1,053.9)	(1,024.3)	(366.4)
Other income (expense)
Interest income and other, net	(6.3)	22.2	34.1
Interest expense (contractual interest of $198.2 (2002))	(155.7)	(189.9)	(139.7)
Share of (losses) from equity investments	(199.2)	(619.9)	(46.3)
Other gains (losses)	3.0	(59.3)	—
Foreign currency transaction gains (losses)	9.0	(13.7)	(64.4)

(Loss) before recapitalization items, income taxes and discontinued operations	(1,403.1)	(1,884.9)	(582.7)
Recapitalization items, net	(4.8)	—	—

(Loss) before income taxes and discontinued operations	(1,407.9)	(1,884.9)	(582.7)
Income tax benefit (expense)	129.4	51.0	23.2

(Loss) from continuing operations	(1,278.5)	(1,833.9)	(559.5)
Discontinued operations:
(Loss) from discontinued operations, net of income tax benefit of $26.3 (2002), $114.1 (2001) and $88.1 (2000)	(2,374.4)	(11,872.9)	(2,407.5)
Net (loss) on sales of discontinued operations, net of income tax expense of $4.6 (2002)	(5.7)	—	—

(Loss) from discontinued operations	(2,380.1)	(11,872.9)	(2,407.5)

Net (loss)	$(3,658.6)	$(13,706.8)	$(2,967.0)

See accompanying notes.

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDER’S (DEFICIENCY) EQUITY

	Series
	Preferred Stock			Common Stock
	$.01 Par Value			$.01 Par Value			Additional
							Paid-In	Comprehensive
	Shares	Par		Shares	Par		Capital	(Loss)

							(Dollars in millions)
Balance, December 31, 1999	1,332,000		—	132,416,000		1.3	$4,125.1
Exercise of stock options				1,775,000		—	32.2
Exercise of warrants				192,000		—	5.1
Conversion of series preferred stock	(528,000)		—	8,229,000		0.1	(0.1)
Preferred stock issued for dividends	9,000						9.4
Accreted dividends on preferred stock	13,000		—				(20.0)
Accretion of discount on preferred stock							(0.1)
Contribution from NTL Incorporated							11,644.1
Corporate restructuring	(826,000)		—	(142,611,989)		(1.4)
Comprehensive Loss:
Net loss for the year ended December 31, 2000								$(2,967.0)
Currency translation adjustment								(432.7)
Unrealized net losses on investments								(14.2)

Total								$(3,413.9)

Balance, December 31, 2000	—		—	11		—	15,795.7
Contribution from NTL Incorporated, net							243.8
Non-cash compensation							30.6
Comprehensive loss:
Net loss for the year ended December 31, 2001								$(13,706.8)
Currency translation adjustment								(607.6)
Unrealized net losses on investments								(1.1)
Unrealized net losses on derivatives								(15.0)

Total								$(14,330.5)

Balance, December 31, 2001	—	$		11	$		$16,070.1
Contribution from NTL Incorporated, net							123.7
Net loss for the year ended December 31, 2002								$(3,658.6)
Currency translation adjustment								280.6
Reclassification adjustment								15.3
Additional minimum pension liability								(30.0)
Unrealized net losses on derivatives								(15.1)

Total								$(3,407.8)

Balance, December 31, 2002	—		$—	11		$—	$16,193.8

See accompanying notes.

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDER’S (DEFICIENCY) EQUITY — (Continued)

	Accumulated Other Comprehensive (Loss)

	Foreign	Unrealized	Unrealized	Minimum
	Currency	Net Losses	Net Losses	Pension
	Translation	On Investments	On Derivatives	Liability	(Deficit)

	(Dollars in millions)
Balance, December 31, 1999	$(2.1)				$(1,987.4)
Exercise of stock options
Exercise of warrants
Conversion of series preferred stock
Preferred stock issued for dividends
Accreted dividends on preferred stock
Accretion of discount on preferred stock
Contribution from NTL Incorporated
Corporate restructuring
Comprehensive Loss:
Net loss for the year ended December 31, 2000					(2,967.0)
Currency translation adjustment	(432.7)
Unrealized net losses on investments		$(14.2)
Total

Balance, December 31, 2000	(434.8)	(14.2)			(4,954.4)
Contribution from NTL Incorporated, net
Non-cash compensation
Comprehensive loss:
Net loss for the year ended December 31, 2001					(13,706.8)
Currency translation adjustment	(607.6)
Unrealized net losses on investments		(1.1)
Unrealized net losses on derivatives			$(15.0)
Total

Balance, December 31, 2001	$(1,042.4)	$(15.3)	$(15.0)		$(18,661.2)
Contribution from NTL Incorporated, net
Net loss for the year ended December 31, 2002					(3,658.6)
Currency translation adjustment	280.6
Reclassification adjustment		15.3
Additional minimum pension liability				(30.0)
Unrealized net losses on derivatives			$(15.1)
Total

Balance, December 31, 2002	$(761.8)	—	$(30.1)	$(30.0)	$(22,319.8)

See accompanying notes.

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,

	2002	2001	2000

	(Dollars in millions)
Operating activities
Net (loss)	$(3,658.6)	$(13,706.8)	$(2,967.0)
(Loss) from discontinued operations	(2,374.4)	(11,872.9)	(2,407.5)
Net (loss) on sales of discontinued operations	(5.7)	—	—

Loss from continuing operations	(1,278.5)	(1,833.9)	(559.5)
Adjustments to reconcile to net cash provided by (used in) continuing operations:
Depreciation and amortization	317.7	556.2	386.7
Asset impairments	854.3	485.8	—
Write-down of other assets	17.2	—	—
Equity in losses of unconsolidated subsidiaries	199.2	619.9	46.3
(Gain) loss on sale of assets	(6.2)	58.5	—
Provision for losses on accounts receivable	7.2	32.7	0.4
Deferred income taxes	(127.5)	(50.3)	(23.1)
Amortization of original issue discount	—	0.2	0.3
Other	(6.1)	50.0	(2.1)
Changes in operating assets and liabilities, net of effect from business acquisitions and dispositions:
Accounts receivable	(11.5)	(9.3)	(116.7)
Other current assets	(15.3)	24.6	(106.8)
Other assets	2.9	(3.6)	2.0
Accounts payable	8.3	1.4	11.4
Accrued expenses and other	(27.6)	9.5	53.8
Deferred revenue	25.3	9.0	58.0

Net cash (used in) continuing operations	(40.6)	(49.3)	(249.3)
Net cash provided by (used in) discontinued operations	251.9	(518.8)	(129.0)

Net cash provided by (used in) operating activities	211.3	(568.1)	(378.3)
Investing activities
Acquisitions, net of cash acquired	—	—	(3,425.1)
Purchase of fixed assets	(120.8)	(244.9)	(277.7)
Investments in and loans to affiliates	(10.9)	(119.9)	(344.4)
Increase in other assets	(7.0)	(49.1)	(120.8)
Proceeds from sales of assets	432.2	30.9	—
Purchase of marketable securities	(34.0)	—	(58.2)
Proceeds from sales of marketable securities	21.1	—	241.7

Net cash provided by (used in) continuing operations	280.6	(383.0)	(3,984.5)
Net cash (used in) discontinued operations	(734.4)	(1,906.0)	(9,527.5)

Net cash (used in) investing activities	(453.8)	(2,289.0)	(13,512.0)
Financing activities
Proceeds from borrowings, net of financing costs	104.1	365.4	1,860.3
Proceeds from issuance of redeemable preferred stock	—	—	1,850.0
Proceeds from exercise of stock options and warrants	—	—	37.3
Principal payments	(2.9)	(68.3)	(39.1)
Repayment of the NTL Australia bank loan	(121.7)	—	—

Net cash provided by (used in) continuing activities	(20.5)	297.1	3,708.5
Net cash provided by discontinued activities	552.2	2,428.4	8,122.4

Net cash provided by financing activities	531.7	2,725.5	11,830.9
Effect of exchange rate changes on cash	50.4	(11.0)	(27.9)

Increase (decrease) increase in cash and cash equivalents	339.6	(142.6)	(2,087.3)
Cash and cash equivalents at beginning of year — continuing operations	91.0	56.9	1,511.6
Cash and cash equivalents at beginning of year — discontinued operations	276.3	453.0	1,085.6
Cash and cash equivalents at end of year — discontinued operations	(502.0)	(276.3)	(453.0)

Cash and cash equivalents at end of year — continuing operations	$204.9	$91.0	$56.9

Supplemental disclosure of cash flow information
Cash paid during the year for interest exclusive of amounts capitalized	$127.9	$168.1	$131.1
Income taxes paid	—	13.2	5.2
Supplemental schedule of non-cash financing activities
Accretion of dividend and discount on preferred stock	—	$—	$20.1
Conversion of notes, net of unamortized deferred financing costs	—	(109.5)	—

See accompanying notes.

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Organization and Business

Summary

      The accompanying financial statements do not reflect any adjustments in connection with the emergence of NTL (Delaware), Inc. (“NTL Delaware” or the “Company”), a wholly-owned subsidiary of NTL Europe (as defined below) which holds most of NTL Europe’s assets, from Chapter 11 reorganization nor the likely deconsolidation of Cablecom GmbH, an indirect wholly-owned subsidiary of the Company (“Cablecom”), and, therefore, are not indicative of the Company’s future results of operations, financial position or cash flows.

NTL’s Completed Restructuring

      On May 8, 2002, the entity then known as NTL Incorporated (“Old NTL”) and certain of its subsidiaries (including the Company) as of that time each filed a pre-arranged joint reorganization plan (the “Plan”) under Chapter 11 of the U.S. Bankruptcy Code. Old NTL’s operating subsidiaries were not included in the Chapter 11 filing. The Plan became effective on January 10, 2003 (the “Effective Date”) at which time Old NTL emerged from Chapter 11 reorganization.

      Pursuant to the Plan, Old NTL and its subsidiaries were split into two separate companies. The entity formerly known as “NTL Incorporated” was renamed “NTL Europe, Inc.” and became the holding company for Old NTL’s European and certain other assets (“NTL Europe”). The entity formerly known as NTL Communications Corp. was renamed “NTL Incorporated” and became the holding company for Old NTL’s principal UK and Ireland assets (“New NTL”). Pursuant to the Plan, all of the outstanding securities of Old NTL and certain of its subsidiaries were canceled (including the Company’s long-term debt), and NTL Europe issued shares of its common stock, par value $0.01 per share (the “Common Stock”), and 10% Fixed Coupon Redeemable Preferred Stock, Series A, par value $0.01 per share (with a $50.00 liquidation preference per share) (the “Preferred Stock”), and New NTL issued shares of its common stock and Series A warrants to various former creditors and stockholders of Old NTL and its subsidiaries. The precise mix of new securities received by holders of each particular type of security of Old NTL and its subsidiaries was set forth in the Plan. New NTL is an independent entity which is no longer owned by or affiliated with NTL Europe or the Company.

      New NTL has been accounted for as a discontinued operation beginning with the quarter ended September 30, 2002 and, accordingly, it is excluded from assets and liabilities of continuing operations as of December 31, 2002 and 2001, and from results of continuing operations for the years ended December 31, 2002, 2001 and 2000.

      With the separation of Old NTL into two entities, the majority of the significant assets and holdings formerly owned and consolidated by Old NTL were retained by New NTL. Generally, other than Cablecom (which is itself being restructured as described below), the Company’s assets are not material compared to those of New NTL. In addition, as described in more detail in Note 22, as a result of the existing defaults under Cablecom’s debt agreements and its overindebtedness, in the near future, the Company expects its interest in Cablecom to be reduced to, at most, a small minority position. Further, NTL Europe’s board of directors and management will explore the strategic and financial alternatives available to it, including NTL Europe’s possible liquidation, a going-private transaction and the sale of its remaining assets. Accordingly, the Company’s historic financial statements presented herein are not particularly meaningful to the Company’s current and anticipated future business and should not be relied upon as indicative of the Company’s future performance.

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Historical Structure of the Company

      On May 18, 2000, the entity then known as NTL Incorporated (currently named NTL (Delaware), Inc.) completed a corporate restructuring to create a holding company structure. The formation of the holding company was part of NTL Delaware’s acquisition of certain assets of Cable & Wireless Communications plc (“CWC”). The holding company restructuring was accomplished through a merger so that all the stockholders of NTL Delaware at the effective time of the merger became stockholders of the new holding company, and NTL Delaware became a subsidiary of the new holding company. The new holding company was called NTL Incorporated (which is now known as NTL Europe, Inc.) and the holding company’s subsidiary simultaneously changed its name to NTL (Delaware), Inc. NTL (Delaware), Inc. continues to be wholly-owned by NTL Europe.

      The Company conducts its operations through direct and indirect wholly-owned subsidiaries.

Business

      The Company, through its direct and indirect wholly-owned subsidiaries, owns and operates Premium TV Limited, Cablecom, NTL Lanbase, SL, NTL Broadcast (Thailand) Ltd. and NTL Broadcast Sdn, Ltd. Premium TV Limited (“Premium TV”) develops sports-related Internet and media rights in the United Kingdom. Cablecom is the largest television operator in Switzerland, but, as discussed below, it is “overindebted” under Swiss law and it is unlikely that the Company will retain any significant interest in Cablecom. NTL Lanbase, SL is based in Spain and is a value-added reseller of equipment for corporate data networks in the United Kingdom. NTL Broadcast (Thailand) Ltd. and NTL Broadcast Sdn, Ltd., together with New NTL’s branch office in Singapore, offer design and build, consultancy and system integration services to broadcasters in Malaysia and Thailand.

      Cablecom has approximately CHF 3,792 million in bank debt (which includes recently accrued interest payments) maturing on the business day following May 31, 2003 (with an additional automatic extension to June 30, 2003 under certain circumstances), and insufficient resources to satisfy such obligation. In addition, Cablecom and two of its subsidiaries are “overindebted” under Swiss law and, accordingly, may be required to file for insolvency proceedings in Switzerland. Cablecom and its lenders have been involved in ongoing discussions regarding a complete financial restructuring of Cablecom which will, among other things, reduce the amount of bank debt outstanding, extend the maturity date thereof and resolve the Swiss overindebtedness issue. In the event that such negotiations are unsuccessful, the Company expects to be deprived of all of its ownership interest in Cablecom in the near future. Further, even if such negotiations are successful, the Company expects to be left with no more than a small minority interest in Cablecom. Accordingly, the Company anticipates that, in the near future, the results of Cablecom will no longer be reported as part of the Company’s consolidated results of operations. In that regard, it should also be noted that, in accordance with the terms of the existing Cablecom credit agreement, no dividends, distributions or other payments have ever been or will be made by Cablecom to the Company. Further, the lenders under Cablecom’s credit facility have no legal recourse to any assets of the NTL Europe group, other than to the shares of Cablecom, certain assets of the Cablecom group and certain assets of the Company’s subsidiaries which hold, directly or indirectly, the shares of the Cablecom group.

      The Company also has various equity and cost method investments detailed in Note 9.

      The Company’s most significant holdings are currently being restructured, and the Company is reviewing all of its holdings to determine the most appropriate course of action, which may result in one or more of these holdings being sold, transferred, foreclosed on, liquidated, wound-up or otherwise disposed of in the near future or at a later date. The Company may not receive any proceeds from any of these transactions after the payment of outstanding debt that some of these companies may owe and any fees and expenses incurred in connection with these transactions. See, in particular, Note 21 “Commitments

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and Contingent Liabilities — Cablecom.” To the extent NTL Europe receives cash proceeds from any asset sale it or its subsidiaries complete, the Preferred Stock will be entitled to mandatory redemption in a like amount, subject to some limited exceptions set forth in NTL Europe’s charter, until all shares of the Preferred Stock (having an aggregate of $343 million in liquidation preference) have been redeemed.

2.     Reorganization and Emergence from Chapter 11

Background of Restructuring

      On January 31, 2002, Old NTL announced that it had appointed professional advisors to advise on strategic and recapitalization alternatives to strengthen its balance sheet, reduce debt and put an appropriate capital structure in place for its business.

      Promptly upon obtaining the requisite waivers from the lenders under its credit facilities in March 2002, Old NTL and certain of its subsidiaries commenced negotiations with a steering committee of the unofficial committee of its bondholders and the committee’s legal and financial advisors.

      Old NTL and its subsidiaries failed to make interest payments on some of the outstanding notes starting on April 1, 2002. Old NTL also failed to declare or pay dividends on certain series of its outstanding preferred stock due to a lack of available surplus under Delaware law.

      On April 16, 2002, Old NTL announced that it and an unofficial committee of its bondholders had reached an agreement in principle on a comprehensive recapitalization of Old NTL and its subsidiaries. To implement the proposed recapitalization plan, on May 8, 2002, Old NTL and certain of the other subsidiaries of Old NTL, namely NTL Delaware, NTL Communications Corp., Diamond Cable Communications Limited, Diamond Holdings Limited and Communications Cable Funding Corp., filed cases and a pre-arranged joint reorganization plan under Chapter 11 of the U.S. Bankruptcy Code. In connection with the filing, some members of the unofficial creditors’ committee of bondholders entered into a credit facility agreement (referred to as the “DIP facility”) committing to provide Communications Cable Funding Corp. with up to $500.0 million in new debt financing (NTL Delaware committed to provide up to an additional $130.0 million under the DIP facility.)

      As a result of the payment defaults, as well as the voluntary filing under Chapter 11 by Old NTL and certain of its subsidiaries, on May 8, 2002, there was an event of default under all of Old NTL and its subsidiaries’ credit facilities and the indentures governing all of their publicly traded debt, other than debt of NTL (Triangle) LLC.

      The Plan was confirmed by the Bankruptcy Court on September 5, 2002. During the fall of 2002, Old NTL negotiated with a group of lenders to enter into a new financing arrangement to repay the DIP facility, to repay certain obligations and to provide liquidity to Old NTL and its subsidiaries. The Plan became effective on January 10, 2003, at which time Old NTL emerged from Chapter 11 reorganization. In connection with Old NTL’s emergence from Chapter 11 reorganization, NTL Communications Corp. issued $558.2 million aggregate principal face amount of 19% Senior Secured Notes due 2010 and 500,000 shares of its common stock on January 10, 2003. The proceeds were used in part to repay amounts outstanding under the DIP facility and to purchase from NTL Delaware a £90.0 million note of NTL (UK) Group Inc. and to repay certain other obligations.

Liquidity and Capital Resources

      NTL Delaware emerged from bankruptcy on January 10, 2003, at which time, as part of the reorganization plan, its debt was cancelled.

      NTL Delaware is primarily a holding company for the stock of its subsidiaries with no material independent source of cash in the next twelve months other than approximately $1 million from the

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

disposition of its interest in iesy (as defined in Note 9) that was received in January 2003 and the expected collection of a note receivable relating to the 2002 sale of NTL Australia in the amount of approximately $6 million due in September 2003. At the time NTL Delaware emerged from bankruptcy, it had no cash on hand. NTL Delaware does not anticipate receiving any material cash proceeds from any of its subsidiaries during 2003. NTL Delaware’s operating expenses are expected to be minimal in 2003. NTL Delaware also had minimal liabilities upon emergence from bankruptcy. However, NTL Delaware is the guarantor of approximately $42 million of commitments of one of its subsidiaries, Premium TV Limited. Premium TV Limited is expected to have the resources to meet its obligations as they come due in the normal course of business through at least January 1, 2004 and, accordingly, management does not believe that NTL Delaware would be required to pay any amounts in connection with the guarantees through such date.

      As described in Notes 1, 2 and 21, the Company expects to either complete a restructuring of the debt and equity of Cablecom, in the near future, which would result in a dilution of the Company’s ownership interest to less than five percent or, if such restructuring is not successful, to file for the insolvency of Cablecom in Switzerland, which would result in the Company’s having no remaining ownership in Cablecom. In either of these events, the lenders under Cablecom’s credit facility would have no legal recourse to any assets of the NTL Europe group, other than to the shares of Cablecom, certain assets of the Cablecom group and certain assets of the Company’s subsidiaries which hold, directly or indirectly, the shares of the Cablecom group.

Recapitalization Expense

      The joint reorganization plan provided that recapitalization costs be allocated among the Company, NTL Europe and New NTL.

      Recapitalization items, net consist of the following:

	Year Ended
	December 31,

	2002	2001	2000

	(In millions)
Payroll and related costs paid	$(0.1)	$—	$—
Professional fees	(6.9)	—	—
Interest earned on accumulated cash from Chapter 11 proceeding(1)	2.2	—	—

	$(4.8)	$—	$—

      Details of operating cash receipts and payments resulting from the recapitalization are as follows. NTL Europe and NTL Delaware made payments on behalf of New NTL which were charged to New NTL. The recapitalization items charged to New NTL are included in loss from discontinued operations.

Year Ended
December 31, 2002

(In millions)
Interest income(1)	$2.2
Payroll and related costs paid	—
Professional fees	(45.9)

Net operating cash flows from recapitalization items	$(43.7)

(1)	Interest income resulting from the recapitalization is for the period May 8, 2002 through December 31, 2002.

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pro Forma Consolidated Balance Sheet

      The following pro forma consolidated balance sheet as of December 31, 2002 gives effect to the Company’s emergence from Chapter 11 reorganization and the adoption of fresh-start reporting as if both had occurred on December 31, 2002. The Company adopted fresh-start reporting in January 2003 in accordance with AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”). The Company adopted fresh-start reporting because the holders of Old NTL’s voting common shares immediately before filing and confirmation of the Plan received less than 50% of the voting shares of the emerging company, and because the Company’s reorganization value is less than its post-petition liabilities and allowed claims.

      The adjustments entitled “Emergence from Chapter 11” reflect the consummation of the Plan, including the deconsolidation of New NTL.

      The adjustments entitled “Fresh-Start” reflect the adoption of fresh-start reporting. The Company engaged an independent financial advisor to assist in the determination of the reorganization value (or fair value) of its assets and the present value of its liabilities. This determination resulted in the fresh-start reporting adjustments to write-down fixed assets and write-up of intangible assets to their fair values. The determination of the reorganization value is preliminary since the valuation of certain of the Company’s assets is still in process. In addition, the Company’s total reorganization value exceeded the amounts allocable to identifiable assets that resulted in a new indefinite-lived intangible asset.

      The emergence from Chapter 11 and the adoption of fresh-start reporting in January 2003 resulted in the following items of income (expense) that will be recognized in the Company’s financial statements for the quarter ended March 31, 2003:

(In millions)

Gain on debt discharge	$1,037.8
Gain related to deconsolidation of New NTL	4,999.2
Fresh-start adoption — intangible assets	142.1
Fresh-start adoption — long-term debt	1,284.9
Fresh-start adoption — deferred tax liability	(13.5)
Fresh-start adoption — non-current liabilities	(61.2)
Fresh-start adoption — accrued expenses	—
Fresh-start adoption — fixed assets	(507.0)
Fresh-start adoption — other assets	(33.5)

TOTAL	$6,848.8

      The adjustments entitled “Deconsolidation of Cablecom” reflect the likelihood that the Company will not retain a significant interest in Cablecom and that Cablecom will no longer be reported as part of the Company’s consolidated results of operations. As described in more detail in Note 22 (Commitments and Contingent Liabilities — Cablecom), Cablecom has approximately CHF 3,792 million in bank debt (which includes recently accrued interest payments) maturing on the business day following May 31, 2003 (with an additional automatic extension to June 30, 2003 under certain circumstances), and insufficient resources to satisfy such obligation. In addition, Cablecom and two of its subsidiaries are “overindebted” under Swiss law and, accordingly, may be required to file for insolvency proceedings in Switzerland. Cablecom and its lenders have been involved in ongoing discussions regarding a complete financial restructuring of Cablecom which will, among other things, reduce the amount of bank debt outstanding, extend the maturity date thereof and resolve the Swiss overindebtedness issue. In the event that such negotiations are unsuccessful, the Company expects to be deprived of all of its ownership interest in Cablecom in the near

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

future. Further, even if such negotiations are successful, the Company expects to be left with no more than a small minority interest in Cablecom. Accordingly, the Company anticipates that, in the near future, the results of Cablecom will no longer be reported as part of the Company’s consolidated results of operations. In that regard, it should also be noted that, in accordance with the terms of the existing Cablecom credit agreement, no dividends, distributions or other payments have ever been or will be made by Cablecom to the Company. Further, the lenders under Cablecom’s credit facility have no legal recourse to any assets of the NTL Europe group, other than to the shares of Cablecom, certain assets of the Cablecom group and certain assets of the Company’s subsidiaries which hold, directly or indirectly, the shares of the Cablecom group.

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Historical					Pro Forma
	as of	Emergence		Before		as of
	December 31,	from	Fresh-	Deconsolidation	Deconsolidation	December 31,
	2002	Chapter 11	Start	of Cablecom	of Cablecom	2002

	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$204.9	$(110.4)	$—	$94.5	$(85.9)	$8.6
Marketable securities	13.1	(13.1)	—	—	—	—
Accounts receivable-trade, less allowance for doubtful accounts	240.7	—	—	240.7	(230.8)	9.9
Affiliate receivable	35.1	(18.8)	—	16.3	—	16.3
Other	48.7	—	—	48.7	(38.5)	10.2
Discontinued operations	12,974.0	(12,974.0)		—	2,189.1	2,189.1

Total current assets	13,516.5	(13,116.3)	—	400.2	1,833.9	2,234.1
Fixed assets, net	1,681.9	—	(506.9)	1,175.0	(1,166.8)	8.2
Goodwill	220.1	(1.4)	(218.7)	—	—	—
Reorganization value in excess of amounts Allocable to identifiable assets	—	—	213.9	213.9	(213.9)	—
Customer lists, net	62.8	—	146.8	209.6	(209.6)	—
Investments in and loans to affiliates, net	7.8	(0.1)	—	7.7	(7.7)	—
Deferred tax asset	200.9	—	69.2	270.1	(235.5)	34.6
Other assets, net	117.3	(19.0)	(50.8)	47.5	(0.4)	47.1

Total assets	$15,807.3	$(13,136.8)	$(346.5)	$2,324.0	$—	$2,324.0

LIABILITIES AND SHAREHOLDER’S (DEFICIENCY)
Liabilities not subject to compromise
Current liabilities:
Accounts payable	$48.3	$—	$—	$48.3	$(40.6)	$7.7
Accrued expenses and other	87.4		—	87.4	(64.2)	23.2
Interest payable	43.5	—	—	43.5	(43.5)	—
Deferred revenue	235.6	—	—	235.6	(229.8)	5.8
Affiliate payable	7.8	—	—	7.8	—	7.8
Current portion of long-term debt	2,719.3	—	(1,284.9)	1,434.4	(1,434.4)	—
Discontinued operations	17,973.2	(17,973.2)	—	—	2,189.1	2,189.1

Total current liabilities	21,115.1	(17,973.2)	(1,284.9)	1,857.0	376.6	2,233.6
Long-term debt	—	—	—	—	—
Other	164.8	—	(16.2)	148.6	(96.9)	51.7
Deferred income taxes	231.6	—	82.7	314.3	(279.7)	34.6
Commitments and contingent liabilities	—	—	—	—	—	—
Senior Redeemable Preferred	—	—	—	—	—	—
Liabilities subject to compromise	1,243.7	(1,243.7)	—	—	—	—
Shareholder’s (deficiency):
Common stock-old	—	—	—	—	—	—
Common stock-new	—	—	—	—	—	—
Additional paid-in capital	16,193.8	—	(16,189.7)	4.1	—	4.1
Accumulated other comprehensive (loss)	(821.9)	—	821.9	—	—	—
(Deficit)	(22,319.8)	6,080.1	16,239.7	—	—	—

Shareholder’s (deficiency)	(6,947.9)	6,080.1	871.9	4.1	—	4.1

Total liabilities and shareholder’s (deficiency)	$15,807.3	$(13,136.8)	$(346.5)	$2,324.0	$—	$2,324.0

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Significant Accounting Policies

Basis of Presentation and Use of Estimates

      The accompanying financial statements have been prepared on a going concern basis. As described in Notes 1, 2 and 21, the Company expects to either complete a restructuring of the debt and equity of Cablecom in the near future, which would result in a dilution of the Company’s ownership interest to less than five percent or, if such restructuring is not successful, to file for the insolvency of Cablecom in Switzerland, which would result in the Company having no remaining ownership in Cablecom. In either of these events, the lenders under Cablecom’s credit facility would have no legal recourse to any assets of the NTL Europe group, other than to the shares of Cablecom, certain assets of the Cablecom group and certain assets of the Company’s subsidiaries which hold, directly or indirectly, the shares of the Cablecom group.

      NTL Delaware is primarily a holding company for the stock of its subsidiaries with no material independent source of cash in the next twelve months other than approximately $1 million from the disposition of its interest in iesy that was received in January 2003 and the expected collection of a note receivable relating to the 2002 sale of NTL Australia in the amount of approximately $6 million due in September 2003. At the time NTL Delaware emerged from bankruptcy, it had no cash on hand. NTL Delaware does not anticipate receiving any material cash proceeds from any of its subsidiaries during 2003. NTL Delaware’s operating expenses are expected to be minimal in 2003. NTL Delaware also had minimal liabilities upon emergence from bankruptcy. However, NTL Delaware is the guarantor of approximately $42 million of commitments of one of its subsidiaries, Premium TV Limited. Premium TV Limited is expected to have the resources to meet its obligations as they come due in the normal course of business through at least January 1, 2004 and, accordingly, management does not believe that NTL Delaware would be required to pay any amounts in connection with the guarantees through such date.

      The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, including AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”). Old NTL had determined that there was insufficient collateral to cover the interest portion of scheduled payments on certain of its prepetition debt obligations. Old NTL had therefore discontinued accruing interest on these obligations. For the year ended December 31, 2002, contractual interest was $198.2 million, which was $42.5 million in excess of reported interest expense.

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: the amount of uncollectible accounts and notes receivable, the amount to be paid for other liabilities, the Company’s pension expense and pension funding requirements, and estimates related to the value of investments, long-lived assets and goodwill. Actual results could differ from those estimates.

Principles of Consolidation

      The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and entities where the Company’s interest is greater than 50%. Significant intercompany accounts and transactions have been eliminated in consolidation.

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reclassification

      Certain prior year amounts have been reclassified to conform to the current year presentation.

Foreign Currency Translation

      The financial statements of the Company’s foreign subsidiaries have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 52, “Foreign Currency Translation.” All balance sheet accounts have been translated using the current exchange rates at the respective balance sheet dates. Statement of operations amounts have been translated using the average exchange rates for the respective years. The translation gains or losses resulting from the change in exchange rates have been reported as a component of accumulated other comprehensive (loss). Foreign currency transaction losses and gains are included in the results of operations as incurred.

Cash Equivalents

      Cash equivalents are short-term highly liquid investments purchased with a maturity of three months or less. Cash equivalents were $105.3 million and $1.6 million at December 31, 2002 and 2001, respectively, which consisted primarily of bank time deposits and corporate commercial paper. At December 31, 2002 and 2001, none and $1.5 million, respectively, of the cash equivalents were denominated in foreign currencies.

Marketable Securities

      Marketable securities at December 31, 2002 consist of commercial paper. Marketable securities are classified as available-for-sale, which are carried at fair value. Unrealized holding gains and losses on securities, net of tax, are carried as a component of accumulated other comprehensive (loss). The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income.

      Realized gains and losses and declines in value judged to be other than temporary are included in interest income. The cost of securities sold or matured is based on the specific identification method. Interest on securities is included in interest income.

      During the years ended December 31, 2002, 2001 and 2000, there were no realized gains or losses on sales of securities.

Fixed Assets

      Fixed assets are stated at cost, which includes amounts capitalized for labor and overhead expended in connection with the design and installation of operating equipment. Internal costs directly related to the construction of such facilities, including payroll and overhead costs of certain employees, are capitalized. Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Estimated useful lives of fixed assets range from 5 years to 30 years.

Intangible Assets

      Intangible assets include goodwill and customer lists. Goodwill is the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for as purchases. Prior to the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill was amortized on a straight-line basis over 10 years. Upon the adoption of SFAS No. 142, goodwill is no longer amortized. Instead goodwill is reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement.

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Customer lists represent the portion of the purchase price allocated to the value of the customer base. Customer lists are amortized on a straight-line basis over 3 or 5 years.

Impairment of Long-Lived Assets

      Long-lived assets, including fixed assets and amortizable definite lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and the carrying value of the asset.

Investments

      All investments in which the Company has the ability to exercise significant influence over the investee, but less than a controlling voting interest, are accounted for using the equity method. Equity method investments are recorded at original cost and adjusted periodically to recognize the Company’s proportionate share of the investees’ net income or losses after the date of investment, additional contributions made and dividends received. Prior to the adoption of SFAS No. 142, the difference between the Company’s recorded investment and its proportionate interest in the book value of the investees’ net assets were being amortized on a straight-line basis over 10 years. The Company evaluates the carrying value of its equity method investments and tests for impairment in accordance with APB Opinion No. 18.

      Investments in which the Company does not have the ability to exercise significant influence (less than 20% ownership) are accounted for on the cost method.

Deferred Financing Costs

      Deferred financing costs, net of $33.9 million and $70.9 million as of December 31, 2002 and 2001, respectively, are included in other assets. Deferred financing costs are incurred in connection with the issuance of debt and are amortized over the term of the related debt.

Revenue Recognition

      Revenues are recognized at the time the service is rendered to the customer or the performance of the service has been completed. Charges for services that are billed in advance are deferred and recognized when earned. Rental revenues are recognized when earned on a monthly basis. Installation and maintenance service revenues are recognized when the performance of the service has been completed.

Cable Television System Costs, Expenses and Revenues

      The Company accounts for costs, expenses and revenues applicable to the construction and operation of its broadband communications networks in accordance with SFAS No. 51, “Financial Reporting by Cable Television Companies.”

Advertising Expense

      The Company charges the cost of advertising to expense as incurred. Advertising costs were $9.4 million, $13.1 million and $19.0 million in 2002, 2001 and 2000, respectively.

Stock-Based Compensation

      The Company follows the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” The Company applies APB Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for its stock option plans.

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Had compensation for stock options granted by Old NTL been determined consistent with the provisions of SFAS No. 123, the effect on the Company’s net loss would have been changed to the following pro forma amounts (See Note 18):

	For the Year Ended December 31,

	2002	2001	2000

	(In millions, except per share amounts)
Non-cash compensation expense, as reported	$—	$30.6	$—
Non-cash compensation expense, pro forma	$264.3	$268.3	$255.8
Net loss, as reported	$(3,658.6)	$(13,706.8)	$(2,967.0)
Net loss, pro forma	$(3,922.9)	$(13,975.1)	$(3,222.8)

Derivative Financial Instruments

      Old NTL has used financial instruments to hedge a portion, but not all, of its exposure from floating interest rate debt and from movements in foreign exchange rates. Gains and losses on these instruments were deferred and recognized in the statement of operations when the related hedged transactions were recognized. To date, premiums paid for these contracts have not been material. The Company does not use derivative financial instruments for trading or speculative purposes.

4.	Discontinued Operations

      Pursuant to the Plan, Old NTL was split into two separate companies on the Effective Date. The entity formerly known as NTL Communications Corp. was renamed “NTL Incorporated” and became the holding company for Old NTL’s principal UK and Ireland assets. Prior to consummation of the Plan, NTL Communications Corp. was a wholly-owned subsidiary of Old NTL, which, pursuant to the Plan, was renamed “NTL Europe, Inc.” and which became the holding company for Old NTL’s European and certain other assets. Pursuant to the Plan, all of the outstanding securities of the Old NTL and certain of its subsidiaries were canceled, and NTL Europe issued shares of its Common Stock and Preferred Stock and New NTL issued shares of its common stock and Series A warrants to various former creditors and stockholders of the Old NTL and its subsidiaries. The precise mix of new securities received by holders of each particular type of security of Old NTL and its subsidiaries was set forth in the Plan.

      New NTL is accounted for as a discontinued operation, and accordingly, it is excluded from assets and liabilities of continuing operations as of December 31, 2002 and 2001, and from results of continuing operations for the years ended December 31, 2002, 2001 and 2000.

      On April 2, 2002, Old NTL had completed the previously announced sale of its Australian broadcast business to Macquarie Communications Infrastructure Holding Pty Limited for A$850 million (US$451.3 million). The net proceeds from the sale after the repayment of the outstanding bank credit facility and transaction related costs were approximately A$575.3 million (US$304.5 million). Old NTL recognized a gain on the sale of approximately US$7.5 million, net of income tax expense of US$4.6 million, in April 2002. NTL Australia is accounted for as a discontinued operation and, accordingly, NTL Australia is excluded from assets and liabilities of continuing operations as of December 31, 2002 and 2001 and from results of continuing operations for the years ended December 31, 2002, 2001 and 2000.

      In October 2002, Cablecom sold its consumer electronics retail stores (“Rediffusion”) for approximately CHF 5.0 million. The Company recognized a loss on the sale of approximately US$13.2 million in October 2002. Rediffusion is accounted for as a discontinued operation and, accordingly, Rediffusion is excluded from assets and liabilities of continuing operations as of December 31,

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2002 and 2001 and from results of continuing operations for the years ended December 31, 2002, 2001 and 2000.

      The following are the assets, liabilities and results of operations of New NTL, NTL Australia and Rediffusion:

	December 31, 2002

	New	NTL
	NTL	Australia	Rediffusion	Total

	(In millions)
Current assets	$1,103.3	$—	$—	$1,103.3
Fixed assets, net	11,088.9	—	—	11,088.9
Other assets	781.8	—	—	781.8

Total assets	$12,974.0	$—	$—	$12,974.0

Current liabilities	$7,746.2	$—	—	$7,746.2
Non current liabilities	94.4	—	—	94.4
Liabilities subject to compromise	10,132.6	—	—	10,132.6

Total liabilities	$17,973.2	$—	$—	$17,973.2

	December 31, 2001

	New	NTL
	NTL	Australia	Rediffusion	Total

	(In millions)
Current assets	$1,164.3	$32.0	$32.1	$1,228.4
Fixed assets, net	10,840.3	235.2	2.9	11,078.4
Other assets	1,027.1	137.9	20.8	1,185.8

Total assets	$13,031.7	$405.1	$55.8	$13,492.6

Current liabilities	$16,091.7	$71.1	$29.3	$16,192.1
Non current liabilities	122.7	111.9	3.9	238.5

Total liabilities	$16,214.4	$183.0	$33.2	$16,430.6

	Year Ended December 31, 2002

	New	NTL
	NTL	Australia	Rediffusion	Total

	(In millions)
Revenues	$3,256.5	$17.3	$49.8	$3,323.6
Operating (loss)	(1,128.4)	0.3	(7.1)	(1,135.2)
Net (loss)	(2,367.2)	(0.3)	(6.9)	(2,374.4)

	Year Ended December 31, 2001

	New	NTL
	NTL	Australia	Rediffusion	Total

	(In millions)
Revenues	$3,181.5	$61.8	$64.3	$3,307.6
Operating (loss)	(10,409.7)	(7.4)	(15.4)	(10,432.5)
Net (loss)	(11,850.8)	(6.5)	(15.6)	(11,872.9)

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2000

	New	NTL
	NTL	Australia	Rediffusion	Total

	(In millions)
Revenues	$2,484.2	$55.0	$74.7	$2,613.9
Operating (loss)	(1,525.2)	(19.5)	1.4	(1,543.3)
Net (loss)	(2,388.1)	(20.9)	1.5	(2,407.5)

5.	Recent Accounting Pronouncements

      On December 31, 2002, Old NTL adopted the disclosure provisions of SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock Based Compensation,” to provide alternative methods of transition to SFAS No. 123’s fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, “Interim Financial Reporting.”

      In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 replaces Emerging Issues Task Force Issue No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity is recognized when the liability is incurred. Under Issue No. 94-3, a liability for an exit cost as defined is recognized at the date of a commitment to an exit or disposal plan. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of this standard is not expected to have a significant effect on the results of operations, financial condition or cash flows of the Company.

      In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” which is effective for the Company on January 1, 2003. The adoption of SFAS No. 145 will require any gain or loss recognized on the extinguishment of debt to be classified as income or loss from continuing operations. Prior to SFAS No. 145, gain or loss recognized on the extinguishment of debt was classified as an extraordinary item.

      In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which was effective for the Company on January 1, 2002. This Statement supercedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” and other related accounting guidance. The adoption of this new standard had no effect on the results of operations, financial condition or cash flows of the Company, except that it required the Company to treat NTL Australia as a discontinued operation beginning in the first quarter of 2002. The Company also accounted for NTL Communications and Rediffusion as discontinued operations in the third and fourth quarter of 2002, respectively.

      In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” which is effective for the Company on January 1, 2003. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible fixed assets and the associated asset retirement costs. The adoption of this new standard is not expected to have a significant effect on the results of operations, financial condition or cash flows of the Company.

      In June 2001, the FASB issued SFAS No. 141, “Business Combinations,” and No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and other intangible assets acquired in a business combination that is completed after June 30, 2001. SFAS No. 142 ends the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement. This impairment test uses a fair value approach rather than the undiscounted cash flow approach previously required by SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” Old NTL adopted SFAS No. 141 and SFAS No. 142 on January 1, 2002. Primarily due to the significant impairment charge that Old NTL recorded in 2001, the adoption of this new standard did not result in an impairment upon adoption. Amortization of goodwill and license acquisition costs ceased effective January 1, 2002. See Note 8.

6.	Asset Impairments

      Asset impairment charges were $854.3 million in the year ended December 31, 2002 and almost exclusively apply to the Cablecom operations. These charges are non-cash charges to write-down certain assets to their estimated fair values based on an assessment that their carrying value was not recoverable. These charges include fixed assets of $1.0 million, goodwill of $841.0 million and other assets of $12.3 million. The charge with respect to fixed assets was estimated based upon the technological obsolescence of certain network and other equipment. The charge with respect to goodwill was determined in accordance with SFAS No. 142.

      As of December 31, 2001, Old NTL performed an analysis of the carrying values of its long-lived assets including goodwill. During 1999 and 2000, acquisitions were made against a background of increasing consolidation and record valuations in the telecommunications industry. This analysis was initiated because of the decline in Old NTL’s stock price and significantly lower valuations for companies within its industry. Additionally, at the time of Old NTL’s analysis, the book value of Old NTL’s net assets significantly exceeded its market capitalization. Accordingly, Old NTL performed an analysis of the recoverability of its long-lived assets and associated goodwill. The fair value of Old NTL’s assets was determined by discounting Old NTL’s estimates of the expected future cash flows related to these investments when the non-discounted cash flows indicated that the long-lived assets would not be recoverable. Old NTL recorded a write-down of $9,511.3 million in the fourth quarter of 2001 as a result of this analysis and review, of which $8,161.6 million is included in loss from discontinued operations, $912.1 million is included in asset impairments and $437.6 million is included in share of losses from equity investments. The asset impairment charge of $912.1 million included goodwill of $762.7 million, investments in affiliates of $25.1 million and other assets of $124.3 million.

7.	Fixed Assets

      Fixed assets consist of:

	December 31,

	2002	2001

	(In millions)
Operating equipment	$2,109.2	$1,691.4
Other equipment	109.1	64.4
Construction-in-progress	25.1	2.8

	2,243.4	1,758.6
Accumulated depreciation	(561.5)	(264.0)

	$1,681.9	$1,494.6

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Cablecom Acquisition and Intangible Assets

      On March 28, 2000, Old NTL acquired the cable assets of the Cablecom group in Switzerland for cash of CHF 5,800.0 million ($3,510.2 million), a substantial portion of which was funded by a new bank facility of CHF 2,700.0 million ($1,630.5 million) and Old NTL’s issuance of $1,850.0 million of preferred stock to France Telecom and a group of commercial banks. This acquisition was accounted for as a purchase and, accordingly, the net assets and results of operations of Cablecom have been included in the consolidated financial statements from the date of acquisition. The aggregate purchase price of $3,528.6 million, which includes costs incurred of $18.4 million, exceeded the fair value of net tangible assets acquired by $2,282.2 million, which was allocated as follows: $195.9 million to customer lists, $73.1 million to deferred taxes and $2,159.4 million to goodwill.

      The change in the carrying amount of goodwill during the year ended December 31, 2002 is as follows (in millions):

Goodwill — December 31, 2001	$959.8
Impairment charge	(841.0)
Foreign currency exchange translation adjustments	101.3

Goodwill — December 31, 2002	$220.1

      Upon the adoption of SFAS No. 142, Old NTL performed an analysis of its intangible assets acquired before July 1, 2001 to determine whether they should be classified and accounted for as part of or separate from goodwill. Old NTL also determined that no changes in the remaining useful lives of the customer lists were required.

      Old NTL also performed an evaluation for impairment of its goodwill as of January 1, 2002 and determined that no impairment charge was required.

      Estimated aggregate amortization expense for each of the five succeeding fiscal years from December 31, 2002, as adjusted for the Company’s emergence from Chapter 11 reorganization, the adoption of fresh-start reporting, and prior to the deconsolidation of Cablecom, would be approximately $10 million for each of the next five years.

      The following table shows the Company’s net loss as adjusted for the adoption of SFAS No. 142, had SFAS No. 142 been in effect on January 1 of each period (unaudited) (in millions):

	Year Ended December 31,

	2002	2001	2000

Loss from continuing operations — as reported	$(1,278.5)	$(1,833.9)	$(559.5)
Amortization of:
Goodwill	—	318.2	238.8
Other	—	32.8	0.8

	—	351.0	239.6

Loss from continuing operations — as adjusted	$(1,278.5)	$(1,482.9)	$(319.9)

9.	Investments in and Loans to Affiliates

      The Company has investments in various companies and joint ventures which are accounted for under either the equity method or the cost method. The Company’s equity investments include its 50% interest in eKabel InvestCo, which owns 65% of iesy Hessen GmbH (“iesy”), the largest cable television network in the German province of Hessen, and its 34.01% interest in B2 (Bredband) AG (“B2”), a company

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

based in Sweden, which provides access to a broadband network that provides transmission, both to and from the customer, at the same speed and at the same time, but, as described more fully in this Form 10-K, the Company entered into a settlement agreement on April 30, 2003, pursuant to which, among other things, the Company agreed to sell all of its interest in B2 in the near future.

      On November 3, 2002, Old NTL, NTL Delaware, and Brigadoon Ventures, Inc., a wholly-owned subsidiary of NTL Delaware, entered into an agreement, whereby (1) Old NTL was entitled to receive a cash facilitation fee for its cooperation in the restructuring of iesy and its subsidiaries (but not in consideration of certain of Old NTL’s subsidiaries’ indirect equity stake in iesy) of approximately $1.3 million, less such subsidiaries’ pro rata share of expenses and (2) such subsidiaries were entitled to receive a release of possible liabilities and claims arising out of their indirect equity stake in iesy, including claims alleged by certain holders of notes of iesy in the bankruptcy. The transactions contemplated by the iesy agreement closed in January 2003. In addition to the Company’s share of iesy’s losses, share of losses from equity investments includes a non-cash write-down of the investment in iesy of $40.6 million in 2002.

B2 (Bredband)AG

      On April 15, 2002, a funding request for approximately $20 million was received by Old NTL under the terms of the investment agreement relating to Old NTL’s investment in B2. Old NTL informed B2 and the other principal investors that it was not in a position to comply with the request for funding. The B2 investment agreement provides that if Old NTL fails to provide such funding, it may be sued for non-payment and arguably could lose certain rights under the B2 shareholders’ agreement including its interest in B2.

      On October 4, 2002, Old NTL filed a motion with the bankruptcy court to reject the B2 investment agreement and shareholders’ agreement under section 365 of the bankruptcy code, and the bankruptcy court subsequently authorized Old NTL’s rejection of the agreements. On November 8, 2002, B2 and the other principal shareholders filed proofs of claim with the bankruptcy court asserting their right to recover: (1) approximately $20 million from Old NTL in respect of the unpaid funding request; (2) unspecified damages for Old NTL’s failure to perform under the relevant agreements; and (3) unspecified costs and expenses incurred in the exercise of their remedies under the agreements, and reserved their other rights to avail themselves of any remedies under the agreements.

      On April 30, 2003, NTL Delaware, together with its subsidiaries NTL Sweden SPV Inc. and Nogenta Swedish Acquisition Holding B.V., entered into an agreement with B2 and the other principal shareholders of B2 relating to, among other things, the transfer of the Company’s securities in B2. Under the agreement, the NTL Europe parties have agreed to transfer their interest in B2 to certain other shareholders of B2 in exchange for approximately $375,000 in cash or certain securities of a B2 affiliate and mutual releases among the parties relating to a dispute stemming from an April 15, 2002 funding request for approximately $20 million. In connection with the mutual releases, the agreement provides that B2 and the other principal shareholders will withdraw, or otherwise assist NTL Delaware in obtaining bankruptcy court denial of, the proofs of claim filed by B2 and the other principal shareholders in the bankruptcy court. The closing of this transaction is subject to customary closing conditions, but the NTL Europe releases are effective unless the NTL Europe parties breach their respective obligations under the agreement.

Premium TV Limited

      Premium TV, a wholly-owned subsidiary of NTL Delaware, is obliged to provide funding of up to approximately £39 million ($62.8 million) to fund various of its joint venture and other contractual interests. Of this amount, the payment of approximately £26 million ($41.7 million) has been guaranteed by NTL Delaware. If Premium TV fails to provide its committed funding under the relevant shareholder

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

arrangements relating to these joint ventures, Premium TV and, in respect of the guaranteed amounts, NTL Delaware, may be sued for non-payment. As a result of the recapitalization process, the relevant joint venture partners may assert that they can compulsorily acquire Premium TV’s interest in the relevant joint venture at a third party appraisal valuation. Premium TV is currently in discussions with certain of these joint venture partners with a view to restructuring the relevant joint ventures. In the event that these discussions do not reach a resolution acceptable to Premium TV, Premium TV may seek to discontinue these joint ventures and terminate their activities. The Company believes, however, that it has various defenses and protections under the Bankruptcy Code against such actions and intends to enforce vigorously its rights and protections.

      On September 24, 2002, Premium TV, NTL Delaware and Old NTL agreed to vary the terms of the long-term joint venture (referred to as the Football League Joint Venture) between Premium TV and the Football League Limited. Under the terms of the variation, upon the payment of arrears of rights fees by Premium TV, the Football League Limited agreed to release Premium TV from its obligation to fund the payment of any further rights fees to the Football League Limited’s member teams and its obligation to provide working capital funding to the Football League Joint Venture. The Football League Limited also agreed to release NTL Delaware from its guarantee of Premium TV’s obligations and to release Old NTL from the related undertaking. In return, Premium TV agreed to waive repayment of loan capital by the Football League Joint Venture and to provide certain ongoing services to the Football League Joint Venture free of charge for an initial period. NTL Delaware deposited £10.33 million into a designated single purpose account for use by Premium TV to finance the provision of such services. Premium TV and the Football League Limited also agreed to new terms relating to the distribution of revenues generated by the Football League Joint Venture. The remaining balance in the account at December 31, 2002 was £8.88 million and is included in “Other Assets” in the accompanying consolidated balance sheet.

      NTL Europe has also guaranteed the obligations of one of its subsidiaries to provide funding of up to approximately £4.2 million ($6.8 million) to a joint venture whose business is the provision of programming content. If the relevant subsidiary fails to provide such funding, under the shareholder arrangements relating to this joint venture, such subsidiary may be sued for damages. In addition, under the shareholder arrangements relating to this joint venture, the relevant joint venture partner may have the option to compulsorily acquire NTL Europe’s indirect interest in the relevant joint venture at 70% of fair market value, resulting in NTL Europe’s selling its indirect interest at a potential loss. NTL Europe believes that it has various defenses and protections against such actions and intends to enforce vigorously its rights and protections. NTL Europe intends to negotiate with its joint venture partner to address these issues. These negotiations may not be successful and NTL Europe may not be able to retain its current interest in this joint venture company. The relevant subsidiary has ceased doing business and currently is in the process of being wound up.

      The Company’s investments in and loans to affiliates are as follows:

	December 31, 2002		December 31, 2001

	Ownership	Balance	Ownership	Balance

	(Dollars in millions)
B2	34.01%	$—	34.01%	$92.5
iesy	32.50%	—	32.50%	73.0
Others		—		44.0

Total equity investments		—		209.5
Total cost investments		7.8		6.6

Total		$7.8		$216.1

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company has reclassified $16.7 million of credit balances to “Other Long-Term Liabilities,” which related to investments where the Company has funding commitments and losses to date, which have exceeded the Company’s investment.

      A summary of combined financial information as reported by the Company’s equity investees is set forth below (unaudited):

	December 31,	December 31,
	2002	2001

	(In millions)
Current assets	$157.7	$284.9
Fixed assets, net	414.5	391.7
Other assets	385.2	801.4

Total assets	$957.4	$1,478.0

Current liabilities	$138.2	$185.5
Non current liabilities	891.5	837.6
Total shareholders’ equity	(72.3)	454.9

Total liabilities and shareholders’ equity	$957.4	$1,478.0

	Year Ended December 31,

	2002	2001	2000

	(In millions)
Revenues	$145.4	$126.2	$115.3
Operating (loss)	(431.5)	(254.7)	(225.1)
Net (loss)	(412.4)	(374.5)	(296.6)

10.     Liabilities Subject to Compromise

      Liabilities subject to compromise consist of the following:

December 31,
2002

(In millions)
Interest payable	27.2
Accrued expenses	0.2
Payable to subsidiaries	16.3
Long term debt:
5 3/4% Convertible Subordinated Notes	1,200.0

Total	$1,243.7

      Upon emergence from Chapter 11 reorganization and in accordance with the Plan, all of the outstanding preferred stock of Old NTL and long-term debt of Old NTL and NTL Delaware was canceled.

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.     Long-Term Debt

      Long-term debt, exclusive of amounts subject to compromise, consisted of:

	December 31,	December 31,
	2002	2001

	(In millions)
5 3/4% Convertible Subordinated Notes	$—	$1,200.0
Cablecom:
Term Loan Facility	1,951.8	1,626.8
Revolving Facility	762.7	527.2
Other	4.8	6.2

	2,719.3	3,360.2
Less current portion	2,719.3	3,360.2

	$—	$—

      NTL Delaware had $1,200.0 million 5 3/4% Convertible Subordinated Notes due December 15, 2009 which were canceled on the Effective Date pursuant to the Plan. Interest of 5 3/4% per annum was payable semiannually from June 15, 2000. The notes were convertible into shares of Old NTL’s common stock at a conversion price of $108.18 per share.

      In March 2000, Cablecom borrowed CHF 2,700.0 million ($1,951.8 million and $1,626.8 million at December 31, 2002 and 2001, respectively) under its term loan facility in connection with the acquisition of the Cablecom business. Interest is payable at least every six months at Swiss LIBOR plus a margin rate of 2.5% per annum, which is subject to adjustment. The effective interest rate was 3.51% and 5.27% at December 31, 2002 and 2001, respectively. Although the term loan facility was originally scheduled to mature on April 30, 2003, upon the request of Cablecom, the maturity date has been extended to the business day following May 31, 2003, with an additional automatic extension to June 30, 2003 under certain circumstances.

      Cablecom had the option to draw on a revolving facility of up to an additional CHF 1,400 million. The amount available had been capped at CHF 1,055 million although the availability may be increased with the consent of the requisite majority of the lenders. At December 31, 2002 and 2001, Cablecom had borrowed CHF 1,055.0 million ($762.7 million) and CHF 875.0 million ($527.2 million), respectively, and Cablecom has subsequently borrowed an additional CHF 37 million for accrued interest payments. Interest is payable at least every six months at Swiss LIBOR plus a margin rate of 2.5% per annum, which is subject to adjustment. The effective rate of interest was 3.71% and 5.49% at December 31, 2002 and 2001, respectively. The unused portion of the commitment is subject to a commitment fee of 0.75% payable quarterly, which is reduced to 0.50% when over 50% of the commitment is utilized. Although the revolving facility was originally scheduled to mature on April 30, 2003, upon the request of Cablecom, the maturity date has been extended to the business day following May 31, 2003, with an additional automatic extension to June 30, 2003 under certain circumstances.

      As described in more detail in Note 21 (Commitments and Contingent Liabilities – Cablecom), Cablecom does not have sufficient resources to satisfy these bank obligations. In addition, Cablecom and two of its subsidiaries are “overindebted” under Swiss law and, accordingly, may be required to file for insolvency proceedings in Switzerland. Cablecom and its lenders have been involved in ongoing discussions regarding a complete financial restructuring of Cablecom which will, among other things, reduce the amount of bank debt outstanding, extend the maturity date thereof and resolve the Swiss overindebtedness issue. In the event that such negotiations are unsuccessful, the Company expects to be deprived of all of its ownership interest in Cablecom in the near future. Further, even if such negotiations are successful, the

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company expects to be left with no more than a small minority interest in Cablecom. Accordingly, the Company anticipates that, in the near future, the results of Cablecom will no longer be reported as part of the Company’s consolidated results of operations. In that regard, it should also be noted that, in accordance with the terms of the existing Cablecom credit agreement, no dividends, distributions or other payments have ever been or will be made by Cablecom to the Company.

      In February 2001, $109.5 million principal amount of Old NTL’s 7% Convertible Subordinated Notes due December 15, 2008 were converted into 2.8 million shares of Old NTL’s common stock at the applicable conversion price of $39.20 per share. Old NTL issued as a premium on the conversion an additional 0.5 million shares which were valued at the closing common stock price on the dates of conversion. The premium, which amounted to $17.6 million, was included in Old NTL’s interest expense. Additionally accrued and unpaid interest of $1.2 million at the time of the conversion was waived by the holders of the convertible notes.

      Long-term debt repayments are due as follows (in millions). The table reflects the Company’s contractual obligations as of December 31, 2002 as adjusted for the emergence from Chapter 11 reorganization.

Year ending December 31:
2003	$2,714.7
2004	0.9
2005	0.1
2006	0.1
2007	0.1
Thereafter	3.4

Total debt repayments	2,719.3
Less: current portion	2,719.3

$—

12.     Derivative Financial Instruments

      Effective January 1, 2001, Old NTL adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS Nos. 137 and 138. The new accounting standard requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in the results of operations or in other comprehensive loss, depending on whether a derivative is designated as a fair value or cash flow hedge. The ineffective portion of all hedges is recognized in the results of operations. Beginning in October 1, 2001, Old NTL has recorded the change in the fair value of derivatives related to changes in time value each period in other comprehensive loss for certain qualifying cash flow hedges.

      On January 1, 2001, Old NTL and its subsidiaries recorded all of their outstanding derivative instruments at their fair value. The outstanding derivative instruments were comprised of a number of zero cost collars to hedge exposure to floating interest rates on certain of its debt. The aggregate fair value on January 1, 2001 was a liability of $2.2 million, which was recorded as other comprehensive loss.

      At December 31, 2002, Cablecom had zero cost collars, with a notional amount of CHF 1,200.0 million, to hedge exposure to the floating interest rate indebtedness incurred under the Cablecom term loan facility and revolving loan facility.

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.     Non-Cash Compensation

      In July 2001, the Compensation and Option Committee of Old NTL’s Board of Directors approved modifications to certain stock options. The latest possible expiration date of options to purchase an aggregate of approximately 4.7 million shares of Old NTL’s common stock with exercise prices from $0.17 to $14.76 per share was extended from July 30, 2001 to October 2004, as applicable, to January 30, 2006. Old NTL recognized non-cash compensation expense of $30.6 million based on the excess of the quoted market price of Old NTL’s common stock on the date of the modification of $12.05 per share over the exercise price per share. All options to purchase shares of Old NTL’s common stock were canceled on the Effective Date pursuant to the Plan.

14.     Other Charges Including Restructuring Charges

      Other charges of $3.5 million in 2002 are for the integration of acquired companies, mostly related to information technology integration, as well as costs incurred for business rationalization consulting. Other charges of $12.1 million in 2001 include restructuring charges of $6.8 million and costs of $5.3 million incurred primarily to integrate the acquired companies, mostly related to information technology integration, as well as costs incurred for business rationalization consulting.

      Restructuring charges of $6.8 million for the year ended December 31, 2001 relates to Old NTL’s actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas. These costs were for approximately 225 employees to be terminated, none of whom are still employed by the Company as of December 31, 2002.

      The following table summarizes the restructuring charges incurred and utilized in 2001 and 2002:

Employee
Severance and
Related Costs

Charged to expense	$6.8
Utilized	—

Balance, December 31, 2001	6.8
Utilized	(4.6)

Balance, December 31, 2002	$2.2

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.     Income Taxes

      Significant components of the provision/(benefit) for income taxes attributable to continuing operations consists of the following:

	Year Ended December 31,

	2002	2001	2000

	(In millions)
Current:
Federal	$(4.6)	$—	$—
Foreign	3.4	0.3	—

Total current	(1.2)	0.3	—

Deferred:
Foreign	(128.2)	(51.3)	(23.2)

Total deferred	(128.2)	(51.3)	(23.2)

	$(129.4)	$(51.0)	$(23.2)

      The Company’s deferred tax benefit relates primarily to operating loss carryforwards for which benefit was recognized to the extent of deferred tax liabilities. In addition, during the year ended December 31, 2002, Old NTL merged certain Swiss subsidiaries and identified additional tax losses within the merged entity, which allowed Old NTL to recognize a deferred tax benefit for tax losses to the extent that the tax losses offset existing deferred tax liabilities of the newly merged entity. The federal current benefit relates to utilization of operating losses to offset income from discontinued operations related to the sale of NTL Australia.

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred tax liabilities and assets are as follows:

	December 31,

	2002	2001

	(In millions)
Deferred tax liabilities:
Intangibles	$15.9	$23.0
Fixed assets	137.4	139.4
Accounts receivable	78.0	—
Other	0.3	2.2

Total deferred tax liabilities	231.6	164.6
Deferred tax assets:
Net operating losses	751.9	174.9
Investment and other	65.9	46.0

Total deferred tax assets	817.8	220.9
Valuation allowance for deferred tax assets	(616.9)	(200.5)

Net deferred tax assets	200.9	20.4

Net deferred tax (assets) liabilities	$30.7	$144.2

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      At December 31, 2002, Old NTL had a valuation allowance against its deferred tax assets to the extent it was not more likely than not that such assets would be realized in the future.

      At December 31, 2002, Old NTL had net operating loss carryforwards of approximately $300 million for U.S. federal income tax purposes that expire in varying amounts commencing in 2009. Old NTL also has Swiss net operating loss carryforwards of approximately $2.5 billion that expire in varying amounts commencing in 2008.

      As discussed in Note 1, the Company emerged from Chapter 11 bankruptcy on January 10, 2003. A restructuring of the Company’s debt will give rise to cancellation of indebtedness income (“COD”) in 2003, which will be non-taxable since the debt cancellation is in connection with a bankruptcy reorganization. However, to the extent that such amount is excluded from U.S. taxable income, certain tax attributes are subject to reduction, including certain U.S. net operating loss carryforwards and U.S. capital loss carryforwards. The reduction of tax attributes should have no material impact on the Company’s financial statement position since the deferred tax assets related to these tax attributes are offset by a corresponding valuation allowance. Furthermore, the reorganization will cause an ownership change pursuant to Internal Revenue Code Section 382. Section 382 will severely limit the Company’s ability to utilize any remaining U.S. net operating loss carryforwards and may limit the Company’s ability to deduct any built-in losses recognized within the subsequent five-year period.

      In 2002, the Internal Revenue Service completed its federal income tax audit of Old NTL for the years 1996, 1997 and 1998. The audit resulted in a reduction in U.S. net operating loss carryforwards that had no material impact on the Company.

      The reconciliation of income taxes computed at U.S. federal statutory rates to income tax expense is as follows:

	Year Ended December 31,

	2002	2001	2000

	(In millions)
Expected tax expense/benefit at federal statutory rate (35%)	$(493.2)	$(659.7)	$(203.9)
Increase/(decrease) resulting from:
Non-deductible asset impairments	299.0	323.2	—
Foreign losses with no benefit	(0.1)	171.5	200.3
U.S. losses with no benefits	61.8	113.8	(19.6)
Other	2.9	0.2	—

	$(129.4)	$(51.0)	$(23.2)

16.     Fair Values of Financial Instruments

      The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

      Cash and cash equivalents: The carrying amounts reported in the consolidated balance sheets approximate fair value.

      Marketable securities: The carrying amounts reported in the consolidated balance sheets approximate fair value.

      Long-term debt: The December 31, 2001 carrying amounts of the Old NTL bank credit facilities approximate their fair values. The fair values presented for the credit facilities at December 31, 2002, represent the values calculated in accordance with the application of fresh-start accounting, used in

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

connection with the Company’s emergence from bankruptcy. The fair values of Old NTL’s other now-canceled debt at December 31, 2001 were based on their quoted market prices. At December 31, 2002, the fair value of the Convertible Notes, represents the approximate distribution value, which the holders of such debt received upon the Company’s emergence from bankruptcy on January 10, 2003.

      The carrying amounts and fair values of Old NTL’s financial instruments are as follows:

	December 31, 2002		December 31, 2001

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

	(In millions)
Cash and cash equivalents	$204.9	$204.9	$91.0	$91.0
Marketable securities	13.1	13.1	—	—
Long-term debt:
5 3/4% Convertible Notes	1,200.0	250.8	1,200.0	132.0
Term loan facility	1,951.8	1,031.4	1,626.8	1,626.8
Revolving facility	762.7	403.0	527.2	527.2

17.     Related Party Transactions

      On the Effective Date, NTL Europe entered into a Transitional Services Agreement with New NTL. Under the Transitional Services Agreement, New NTL has agreed to provide NTL Europe with certain administrative and technical support for a limited period of time where its personnel had previously been providing support to the companies now comprised within NTL Europe’s group of companies. New NTL has agreed to provide NTL Europe with support if and when requested in the following areas: accounting, payroll and financial reporting support, technical and purchasing assistance to NTL Europe’s Spanish business, access to New NTL’s internal legal and tax advisors with respect to historic matters and continued support in the management and monitoring of certain of the joint ventures in which NTL Europe has investments. This agreement provides that New NTL’s employees shall, as appropriate, prioritize work performed for New NTL ahead of work performed on behalf of NTL Europe.

      In addition, under the Transitional Services Agreement, New NTL provides the services of five of its employees to NTL Europe seconded on a full-time basis for a period of up to two years (at NTL Europe’s option) and permits NTL Europe and its group of companies to continue to use the “NTL” name for a period of up to one year, in the case of NTL Europe, and three years, in the case of certain other of its subsidiaries.

      NTL Europe pays New NTL pre-determined charges set out in the Transitional Services Agreement in respect of the services provided by New NTL and its subsidiaries under the agreement based on the amount of time spent by the relevant personnel in carrying out such work.

      On September 28, 2001, NTL Communications Corp. loaned Old NTL $150.0 million in cash and received 15.0% Promissory Notes due September 30, 2004. Interest was payable monthly in cash at a rate of 15.0% per annum beginning on October 31, 2001. Upon emergence from Chapter 11 reorganization and in accordance with the Plan, these notes were canceled.

      On April 5, 2002, following receipt of the proceeds from the sale of NTL Australia, NTL Delaware loaned £90.0 million to NTL (UK) Group, Inc. Such loan was actually made (with the approval of the lenders under the UK credit facilities) to NTL (UK) Group, Inc. and then on-lent to certain subsidiaries of NTL (UK) Group, Inc. Interest on the note was at 23% per annum, compounded semiannually, and was payable, in cash, on the earlier of April 1, 2006 or the redemption date of the notes. In connection with the DIP facility, the current interest rate on this loan had been reduced from 23% per annum to 11%

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

per annum. Upon emergence from Chapter 11 reorganization and in accordance with the Plan, such debt was repaid.

      Pursuant to the DIP facility, all funding needs of the debtors were funded through the proceeds of the DIP facility, in accordance with a budget and the terms of the DIP facility agreement. Communications Cable Funding Corp. had entered into intercompany note agreements with Old NTL and NTL Delaware to evidence such transactions. The notes earned interest on the unpaid principal amount for three months from July 15, 2002 at the rate of 11% per annum. With respect to each successive three month period following that date, the rate per annum increased incrementally by 1% over the immediately preceding three month period but will not exceed 18% per annum for any three month period. Upon emergence from Chapter 11 reorganization and in accordance with the Plan, such debt in the amount of $69.3 million was repaid.

      Certain former officers and directors of Old NTL were also officers and directors of ATX Communications, Inc. (“ATX”) (formerly known as CoreComm Holdco, Inc.). On April 12, 2001, Old NTL purchased $15.0 million of an unsecured convertible note from ATX and received warrants to purchase 770,000 shares of ATX common stock at an exercise price of $0.01 per share that expire in April 2011. In addition, concurrently with the note purchase and without additional compensation, Old NTL entered into a network and software agreement with ATX, which agreement is now with New NTL. Under the agreement, ATX will provide U.S. network for Internet traffic from New NTL’s UK customers for three years, as well as a royalty free license to use certain billing and provisioning software and know-how. Interest on the notes is at 10.75% per annum, payable semiannually beginning on October 15, 2001. The interest is payable in kind by the issuance of additional notes in such principal amount equal to the interest payment that is then due. The notes are convertible into ATX common stock prior to maturity at a conversion price of $1.00 per share, subject to adjustment. Additional notes issued for interest will have an initial conversion price equal to 120% of the weighted average closing price of ATX common stock for a specified period. Old NTL and ATX agreed to certain modifications to the conversion feature in connection with ATX’s recapitalization in December 2001.

      Premium TV has entered into a number of agreements with New NTL, pursuant to which Premium TV receives certain operational services covering premises, connectivity, hosting, technology and other corporate volume purchasing benefits. Premium TV has a co-marketing agreement linked with New NTL’s broadband product and an agreement with New NTL where New NTL is able to exploit Premium TV’s pay per view rights.

      In 1999, NTL Broadcast established two subsidiaries, located in Thailand and Malaysia. Following consummation of the Plan, the Company maintained ownership of the operations in Malaysia and Thailand through two companies, NTL Broadcast Sdn and NTL Broadcast (Thailand) Ltd. (together, “NTL Asia”). The two subsidiaries are managed as one business. Separately, New NTL maintains a branch office in Singapore. The Company’s subsidiaries rely on New NTL’s Singapore office for administration and other support services. The Company has entered into an agreement to jointly manage the business of NTL Asia with New NTL.

18.     Shareholder’s Equity

Sales of Preferred Stock, Common Stock and Warrants

      In August 1999, the Company received $1,000.0 million in cash from France Telecom in exchange for 750,000 shares of the Company’s 5% Cumulative Participating Convertible Preferred Stock and 4.2 million shares of the Company’s common stock.

      In January 1999, the Company received $500.0 million in cash from Microsoft Corp. (“Microsoft”) in exchange for 500,000 shares of the Company’s 5.25% Convertible Preferred Stock (the “5.25%

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Preferred Stock”) and warrants to purchase 1.9 million shares of the Company’s common stock at an exercise price of $53.76 per share. Dividends were payable quarterly at the Company’s option in cash, common stock or additional shares of preferred stock. The Company issued approximately 25,000 shares of 5.25% Preferred Stock for dividend payments of $24.6 million through December 31, 1999. In February 2000, all of the 5.25% Preferred Stock was converted into 8.3 million shares of the Company’s common stock.

Series Preferred Stock

      In September 1998, the Company issued 125,000 shares of 9.9% Non-voting Mandatorily Redeemable Preferred Stock, Series A (the “Series A Preferred Stock”) in connection with an acquisition. Each share of Series A Preferred Stock had a stated value of $1,000. Cumulative dividends accrued at 9.9% of the stated value per share. Dividends were payable when and if declared by the Board of Directors. In December 1999, all of the outstanding shares of the Series A Preferred Stock were redeemed for cash of $140.8 million, which included $15.5 million for accrued dividends.

      In December 1998, the Company issued 52,000 shares of 9.9% Non-voting Mandatorily Redeemable Preferred Stock, Series B (the “Series B Preferred Stock”) in connection with an acquisition. Each share of Series B Preferred Stock had a stated value of $1,000. Cumulative dividends accrued at 9.9% of the sated value per share. Dividends were payable when and if declared by the Board of Directors.

      The changes in the number of shares of Series Preferred Stock, excluding the Redeemable Preferred Stock were as follows:

	Convertible	9.9%	9.9%
	Series A	Series A	Series B	5.25%	5%

Balance, December 31, 1998	—	125,000	52,000	—	—
Issued for cash	—	—	—	500,000	750,000
Issued for dividends	—	—	—	25,000	5,000
Redemption	—	(125,000)	—	—	—

Balance, December 31, 1999	—	—	52,000	525,000	755,000
Issued for dividends	—	—	—	3,000	19,000
Conversion into common stock	—	—	—	(528,000)	—
Corporate restructuring	—	—	(52,000)	—	(774,000)

Balance, December 31, 2001 and 2000	—	—	—	—	—

Stock Options

      All of Old NTL’s outstanding stock options were canceled on the Effective Date pursuant to the Plan. The stock option plans described below covered certain of the Company’s employees, as well as employees of the discontinued operations.

      There were 335,000 shares and 2,733,000 shares of common stock reserved for issuance under the 1991 Stock Option Plan and the 1993 Stock Option Plan, respectively. These plans provided that incentive stock options (“ISOs”) would be granted at the fair market value of Old NTL’s common stock on the date of grant, and nonqualified stock options (“NQSOs”) would be granted at not less than 85% of the fair market value of Old NTL’s common stock on the date of grant. Options were exercisable as to 20% of the shares subject thereto on the date of grant and became exercisable as to an additional 20% of the

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

shares subject thereto on each January 1 thereafter, while the optionee remained an employee of Old NTL. Options expired ten years after the date of the grant.

      There were 16,000 shares and 67,000 shares of common stock reserved for issuance under 1991 and 1993 Non-Employee Director Stock Option Plans, respectively. Under the terms of these plans, options would be granted to members of the Board of Directors who were not employees of Old NTL or any of its affiliates. These plans provided that all options would be granted at the fair market value of Old NTL’s common stock on the date of grant, and options would expire ten years after the date of the grant. Options were exercisable as to 20% of the shares subject thereto on the date of grant and became exercisable as to an additional 20% of the shares subject thereto on each subsequent anniversary of the grant date while the optionee remained a director of Old NTL. Options expired ten years after the date of the grant.

      There were 19,684,000 shares of common stock reserved for issuance under the 1998 Non-Qualified Stock Option Plan. The exercise price of a NQSO would have been determined by the Compensation and Option Committee. Options were generally exercisable ratably over five to ten years while the optionee remained an employee of Old NTL. Options expired ten years after the date of the grant.

      In December 2000, the Board of Directors of Old NTL approved the rescission of the exercise of ISOs for 156,000 shares of Old NTL’s common stock, and Old NTL returned cash of $1.1 million. The rescission was accounted for as a modification of the original options that resulted in a new measurement date. On the new measurement date, Old NTL recognized no compensation expense.

      Pro forma information regarding net loss and net loss per share is required by SFAS No. 123, and has been determined as if Old NTL had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 2002, 2001 and 2000: risk-free interest rates of 4.47%, 4.47% and 5.30%, respectively, dividend yield of 0%, volatility factor of the expected market price of Old NTL’s common stock of .702, .702 and .385, respectively, and a weighted-average expected life of the option of 10 years.

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because Old NTL’s stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

      For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The effects of applying SFAS No. 123 on pro forma disclosures of net loss and net loss per share for the years ended December 31, 2002, 2001 and 2000 are not likely to be representative of the pro forma effects on net loss and net loss per share in future years. Had compensation for stock options granted by Old NTL been determined consistent with the provisions of SFAS No. 123, the effect on the Company’s net loss would have been changed to the following pro forma amounts:

	Year Ended December 31,

	2002	2001	2000

	(In millions, except per share data)
Net (loss)	$(3,658.6)	$(13,706.8)	$(2,967.0)
Pro forma net (loss)	$(3,922.9)	$(13,975.1)	$(3,222.8)

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A summary of Old NTL’s stock option activity and related information for the years ended December 31 follows:

	2002		2001		2000

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
	Number of	Exercise	Number of	Exercise	Number of	Exercise
	Options	Price	Options	Price	Options	Price

	(In millions)		(In millions)		(In millions)
Outstanding — beginning of year	71.9	$36.13	61.4	$41.52	29.2	$24.60
Granted	—	—	14.3	$12.55	34.8	$54.90
Exercised	—	—	(1.1)	$11.93	(2.1)	$17.13
Forfeited	(3.7)	$39.09	(2.7)	$42.46	(0.5)	$83.31

Outstanding — end of year	68.2	$36.06	71.9	$36.13	61.4	$41.52

Exercisable at end of year	34.3	$30.37	24.7	$27.50	16.3	$21.82

      Weighted-average fair value of options, calculated using the Black-Scholes option pricing model, granted during 2002, 2001 and 2000 is $5.69, $5.69 and $32.19 respectively.

      The following table summarizes the status of the stock options outstanding and exercisable at December 31, 2002:

	Stock Options Outstanding			Stock Options Exercisable

		Weighted-	Weighted-		Weighted-
		Remaining	Average		Average
	Number of	Contractual	Exercise	Number of	Exercise
Range of Exercise Prices	Options	Life	Price	Options	Price

	(In millions)			(In millions)
$ 0.35 to $ 9.36	4.4	3.1 Years	$5.434	4.3	$5.434
$10.00 to $18.40	14.8	4.2 Years	$11.136	8.0	$12.082
$19.86 to $27.84	12.9	6.6 Years	$23.395	8.2	$23.305
$28.06 to $35.64	0.6	6.3 Years	$30.372	0.5	$30.477
$36.12 to $40.19	0.8	7.2 Years	$38.823	0.5	$38.629
$42.44 to $47.44	13.0	7.4 Years	$44.437	4.5	$44.397
$48.38 to $53.76	4.6	6.6 Years	$50.383	3.2	$50.400
$57.60 to $63.63	16.6	6.8 Years	$63.409	4.7	$62.986
$68.20 to $75.56	0.1	7.1 Years	$75.413	0.1	$75.401
$91.13 to $97.50	0.4	7.1 Years	$93.713	0.3	$93.713

Total	68.2			34.3

      As of December 31, 2002, Old NTL had 171.8 million shares of its common stock reserved for issuance upon the exercise of warrants and stock options and the conversion of debt and preferred stock, all of which have now been canceled.

19.	Employee Benefit Plans

      Cablecom operates a defined benefit pension plan in Switzerland. The assets of the Plan are held separately from those of the Company and are invested in specialized portfolios under the management of an investment group. The pension cost is calculated using the attained age method.

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      At December 31, 2002, the projected benefit obligations of Old NTL’s defined benefit pension plans exceeded the fair value of the plan assets by $44.5 million. The projected benefit obligations, accumulated benefit obligations and fair value of plan assets were $156.4 million, $125.1 million and $112.0 million, respectively, at December 31, 2002.

	Year Ended
	December 31,

	2002	2001

	(In millions)
Change in benefit obligation
Benefit obligation at beginning of year	$145.7	$122.2
Disposition	(21.8)	—
Service cost	7.4	7.4
Interest cost	6.3	5.5
Actuarial losses (gains)	10.3	12.4
Benefits paid	(4.2)	(3.1)
Foreign currency exchange rate changes	12.7	1.2

Benefit obligation at end of year	$156.4	$145.6

Change in plan assets
Fair value of plan assets at beginning of year	$142.3	$151.0
Disposition	(15.8)	—
Actual return on plan assets	(30.9)	(15.0)
Company contributions	4.7	4.5
Plan participants’ contributions	3.5	3.4
Benefits paid	(4.2)	(3.1)
Foreign currency exchange rates changes	12.4	1.5

Fair value of plan assets at end of year	$112.0	$142.3

Funded status of the plan	$(44.5)	$(3.4)
Unrecognized net actuarial (gains) losses	61.3	17.8
Unrecognized transition obligation	0.5	0.8

Net amount recognized	$17.3	$15.2

Amounts recognized in the statement of financial position consist of:
Prepaid benefit cost	$16.8	$14.4
Accrued benefit liability	(30.5)	—
Intangible asset	1.0	0.8
Accumulated other comprehensive loss	30.0	—

Net amount recognized	$17.3	$15.2

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended
	December 31,

	2002	2001

Actuarial assumptions:
Discount rate	4.00%	4.50%
Rate of compensation increase	1.00%	2.00%
Expected long-term rate of return on plan assets	4.00%	5.50%

      The components of net pension costs are as follows:

	Year Ended December 31,

	2002	2001	2000

	(In millions)
Service cost	$7.4	$7.4	$6.1
Interest cost	6.3	5.5	5.5
Expected return on plan assets	(6.3)	(8.7)	(13.7)
Plan participants’ contributions	(3.5)	(3.4)	(2.8)
Net amortization and deferral	—	(0.5)	4.0

	$3.9	$0.3	$(0.9)

20.	Leases

      Future minimum annual payments at December 31, 2002 are as follows (in millions). The table reflects Old NTL’s contractual obligations.

Operating
Leases

Year ending December 31:
2003	$4.8
2004	5.1
2005	5.1
2006	5.3
2007	5.5
Thereafter	6.9

Total minimum lease payments	$32.7

      Leases for buildings, office space and equipment extend through 2019. Total rental expense for the years ended December 31, 2002, 2001 and 2000 under operating leases was $7.0 million, $16.4 million and $10.0 million, respectively.

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

21.	Commitments and Contingent Liabilities

      At December 31, 2002, Old NTL was committed to pay approximately $121.8 million for equipment and services and for investments in and loans to affiliates. This amount included approximately $48.7 million for operations and other commitments from January 1, 2004 to 2013. The aggregate amount of the fixed and determinable portion of these obligations for the succeeding fiscal years is as follows (in millions):

Year Ending
December 31:

2003	$73.1
2004	9.2
2005	9.2
2006	1.4
2007	1.4

$94.3

      The Company is involved in certain disputes and litigation arising in the ordinary course of its business. None of these matters are expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Morgan Stanley

      In connection with the bar date for filing of securities laws claims against the debtors pursuant to an order of the bankruptcy court, proofs of claim were filed against Old NTL, NTL Delaware and NTL Communications by Morgan Stanley Senior Funding Inc. for $11.4 million. These claims were asserted by Morgan Stanley Senior Funding Inc. in respect of alleged unpaid financing fees for commitments of capital made in 1999. The Company believes it has meritorious defenses to these claims and on May 8, 2003 filed an objection to these claims. At this time, the Company cannot predict the outcome of these claims.

B2 (Bredband) AG

      On April 15, 2002, a funding request for approximately $20 million was received by Old NTL under the terms of the investment agreement relating to Old NTL’s investment in B2. Old NTL informed B2 and the other principal investors that it was not in a position to comply with the request for funding. The B2 investment agreement provides that if Old NTL fails to provide such funding, it may be sued for non-payment and arguably could lose certain rights under the B2 shareholders’ agreement including its interest in B2.

      On October 4, 2002, Old NTL filed a motion with the bankruptcy court to reject the B2 investment agreement and shareholders’ agreement under section 365 of the bankruptcy code, and the bankruptcy court subsequently authorized Old NTL’s rejection of the agreements. On November 8, 2002, B2 and the other principal shareholders filed proofs of claim with the bankruptcy court asserting their right to recover: (1) approximately $20 million from Old NTL in respect of the unpaid funding request; (2) unspecified damages for Old NTL’s failure to perform under the relevant agreements; and (3) unspecified costs and expenses incurred in the exercise of their remedies under the agreements, and reserved their other rights to avail themselves of any remedies under the agreements.

      On April 30, 2003, NTL Delaware, together with its subsidiaries NTL Sweden SPV Inc. and Nogenta Swedish Acquisition Holding B.V., entered into an agreement with B2 and the other principal shareholders of B2 relating to, among other things, the transfer of the Company’s securities in B2. Under

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the agreement, the NTL Europe parties have agreed to transfer their interest in B2 to certain other shareholders of B2 in exchange for approximately $375,000 in cash or certain securities of a B2 affiliate and mutual releases among the parties relating to a dispute stemming from an April 15, 2002 funding request for approximately $20 million. In connection with the mutual releases, the agreement provides that B2 and the other principal shareholders will withdraw, or otherwise assist NTL Delaware in obtaining bankruptcy court denial of, the proofs of claim filed by B2 and the other principal shareholders in the bankruptcy court. The closing of this transaction is subject to customary closing conditions, but the NTL Europe releases are effective unless the NTL Europe parties breach their respective obligations under the agreement.

Cablecom

      Cablecom is the principal borrower under an amended and restated credit agreement dated as of April 30, 2002 and effective as of May 2, 2002. Under the credit agreement, Cablecom and one of its subsidiaries are indebted in an amount of approximately CHF 3,792 million (which includes recent accrued interest payments). Although the credit facility was originally scheduled to mature on April 30, 2003, upon the request of Cablecom, the maturity date has been extended to the business day following May 31, 2003, with an additional automatic extension to June 30, 2003 under certain circumstances. In addition, Cablecom has been notified by the lenders that it is in default under the credit agreement. Accordingly, the lenders could seek to accelerate the maturity of the credit facility at any time.

      Cablecom does not have the resources to repay the bank debt when it comes due, whether on the extended maturity date or upon the acceleration thereof. Further, as security for its guaranty of Cablecom’s obligations under the credit agreement, NTL Cablecom Holding GmbH, the parent entity of Cablecom, has pledged to the lenders all of the shares of Cablecom. Accordingly, upon the maturity of the credit facility, whether upon acceleration or otherwise, the lenders could seek to exercise their rights under the pledge. In such an event, although the Company would not be liable for any of Cablecom’s obligations, it would be deprived of all of its ownership interest in Cablecom.

      In addition, Cablecom and two of its subsidiaries are “overindebted” under Swiss law. If Cablecom is unsuccessful in consummating a transaction with its lenders to resolve that “overindebtedness” issue in the near future, the board of directors of Cablecom may be required to file for insolvency proceedings under Swiss law. Further, on April 9, 2003, in accordance with Swiss law, the board of directors of Cablecom received a letter from its auditors, Ernst & Young AG, notifying the board of Cablecom that Cablecom and some of its subsidiaries are “overindebted” and, if there is no consensual settlement on the overall financial restructuring of Cablecom or an extension of the maturity date or any other measures taken which would cure the “overindebtedness,” the board would be required to notify a Swiss court and deposit the balance sheets for Cablecom and its subsidiaries immediately, thereby commencing insolvency proceedings. If Cablecom files for insolvency proceedings, it is unlikely that the Company will retain any interest in Cablecom.

      In order to seek to address the foregoing issues, Cablecom is currently in negotiations with its lenders regarding an overall financial restructuring of Cablecom. If consummated, such restructuring is expected to include a reduction in the amount of debt outstanding, an extension of maturity date of such debt and control of Cablecom being assumed by the lenders. As part of such negotiations, the “Company” is seeking to retain a small minority interest in Cablecom in consideration for its cooperation in permitting Cablecom to reach a consensual restructuring plan with its lenders. There is, however, no assurance that such negotiations will be successful. Further, whether or not such negotiations are successful, the Company expects to be deprived of the Company’s controlling interest in Cablecom in the near future. After such occurrence, the results of Cablecom will not be reported as part of the Company’s consolidated results of operations.

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On May 1, 2003, Owl Creek Asset Management, L.P., one of Old NTL’s creditors, filed an amended complaint against CRT Capital Group LLC, New NTL and NTL Europe in U.S. Bankruptcy Court for the Southern District of New York. The amended complaint concerns certain “when-issued” trades of New NTL’s common stock made by Owl Creek with CRT prior to a subsequent modification of Old NTL’s plan of reorganization. Under the modified plan, Old NTL’s creditors were entitled to receive only one-fourth the number of shares of New NTL common stock contemplated prior to the modification. Therefore, certain holders of New NTL common stock sold more stock on the “when-issued” market than they ultimately received under the amended plan. On January 16, 2003, the bankruptcy court entered an order providing that sellers of New NTL’s common stock on the “when-issued” market may settle such trades by reducing the number of shares traded in each such transaction by 25% and increasing the per share purchase price for such shares by 400%. The order provided that buyers in such trades were required to accept such a settlement, but the order was dissolved on February 5, 2003. In addition to its claims against CRT, Owl Creek has asserted claims against New NTL and NTL Europe for breach of fiduciary duty, gross negligence, breach of contract, promissory estoppel, contribution and indemnification, alleging that Old NTL’s creditors should have been better informed of the changes to New NTL’s common stock under the plan. Since the securities that are the subject of the complaint are those of New NTL, NTL Europe does not believe that it has any material exposure with respect to this claim.

22.     Geographic Information

	United States	Switzerland	Other	Total

	(In millions)
2002
Revenues	$—	$401.6	$30.6	$432.2
Long-lived assets	19.1	2,196.8	74.9	2,290.8
2001
Revenues	$—	$329.2	$58.6	$387.8
Long-lived assets	28.1	2,631.6	311.1	2,970.8
2000
Revenues	$—	$202.5	$24.3	$226.8
Long-lived assets	16.7	3,828.1	910.2	4,755.0

23.	Consolidating Financial Statements of Entities in Reorganization and Entities Not in Reorganization

      The following consolidating financial statements of Old NTL and subsidiaries as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000 is being provided pursuant to AICPA Statement of Position 90-7. Old NTL, NTL Delaware, NTL Communications Corp., Diamond Cable Communications Limited, Diamond Holdings Limited and Communications Cable Funding Corp. are included in Entities in Reorganization. All other wholly owned direct and indirect subsidiaries of Old NTL are included in Entities Not in Reorganization.

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2002

		Entities Not
	Entities in	in
Statements of Operations	Reorganization	Reorganization	Adjustments	Consolidated

	(In millions)
Revenue	$—	$432.2	$—	$432.2
Costs and expenses
Operating expenses (exclusive of depreciation shown separately below)	—	160.2	—	160.2
Selling, general and administrative expenses	3.7	154.8	(8.7)	149.8
Asset impairments	—	854.3	—	854.3
Other charges	—	3.5	—	3.5
Corporate expenses	0.6	—		0.6
Depreciation	0.7	221.9	—	222.6
Amortization	12.7	82.4	—	95.1

	17.7	1,477.1	(8.7)	1,486.1

Operating loss	(17.7)	(1,044.9)	8.7	(1,053.9)
Other income (expense)
Interest income and other, net	6.5	(13.0)	0.2	(6.3)
Interest expense (contractual interest of $198.2 (2002))	(24.3)	(128.0)	(3.4)	(155.7)
Share of (losses) from equity investments	(1,353.5)	(22.4)	1,176.7	(199.2)
Other gains (losses)	1.1	1.9	—	3.0
Foreign currency transaction gains	9.1	—	(0.1)	9.0

(Loss) before recapitalization items, income taxes and discontinued operations	(1,378.8)	(1,206.4)	1,182.1	(1,403.1)
Recapitalization items, net	(7.1)	(5.2)	7.5	(4.8)

(Loss) before income taxes and discontinued operations	(1,385.9)	(1,211.6)	1,189.6	(1,407.9)
Income tax (expense) benefit	4.6	129.4	(4.6)	129.4

(Loss) from continuing operations	(1,381.3)	(1,082.2)	1,185.0	(1,278.5)
Discontinued operations:
(Loss) from discontinued operations, net of taxes	(4,762.0)	(1,737.4)	4,125.0	(2,374.4)
(Loss) gain on sale of discontinued operations, net of taxes	(5.7)	31.4	(31.4)	(5.7)

(Loss) from discontinued operations	(4,767.7)	(1,706.0)	4,093.6	(2,380.1)

Net (loss)	$(6,149.0)	$(2,788.2)	$5,278.6	$(3,658.6)

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2001

		Entities Not
	Entities in	in
Statements of Operations	Reorganization	Reorganization	Adjustments	Consolidated

	(In millions)
Revenue	$—	$387.8	$—	$387.8
Costs and expenses
Operating expenses (exclusive of depreciation shown separately below)	—	161.6	—	161.6
Selling, general and administrative expenses	5.9	186.0	(8.1)	183.8
Asset impairments	—	887.0	(401.2)	485.8
Other charges	—	12.1		12.1
Corporate expenses	12.8	—		12.8
Depreciation	2.7	165.3		168.0
Amortization	2.9	385.1		388.0

	24.3	1,797.1	(409.3)	1,412.1

Operating loss	(24.3)	(1,409.3)	409.3	(1,024.3)
Other income (expense)
Interest income and other, net	5.7	14.2	2.3	22.2
Interest expense	(69.0)	(126.0)	5.1	(189.9)
Share of (losses) from equity investments	(1,635.7)	(40.6)	1,056.4	(619.9)
Other gains (losses)	(109.3)	50.4	(0.4)	(59.3)
Foreign currency transaction (losses)	(9.7)	(4.0)	—	(13.7)

(Loss) before recapitalization items, income taxes and discontinued operations	(1,842.3)	(1,515.3)	1,472.7	(1,884.9)
Recapitalization items, net	—	—	—	—

(Loss) before income taxes and discontinued operations	(1,842.3)	(1,515.3)	1,472.7	(1,884.9)
Income tax benefit	2.4	48.6	—	51.0

(Loss) from continuing operations	(1,839.9)	(1,466.7)	1,472.7	(1,833.9)
Discontinued operations:
(Loss) from discontinued operations, net of taxes	(11,867.1)	(30.7)	24.9	(11,872.9)
Gain on sale of discontinued operations, net of taxes	—	—	—	—

(Loss) from discontinued operations	(11,867.1)	(30.7)	24.9	(11,872.9)

Net (loss)	$(13,707.0)	$(1,497.4)	$1,497.6	$(13,706.8)

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2000

		Entities Not
	Entities in	in
Statements of Operations	Reorganization	Reorganization	Adjustments	Consolidated

	(in millions)
Revenue	$—	$226.8	$—	$226.8
Costs and expenses
Operating expenses (exclusive of depreciation shown separately below)	—	88.9	—	88.9
Selling, general and administrative expenses	—	103.1	—	103.1
Asset impairments	—	—		—
Other charges	—	—		—
Corporate expenses	14.5	—		14.5
Depreciation	2.3	99.3	(14.2)	87.4
Amortization	2.7	282.0	14.6	299.3

	19.5	573.3	0.4	593.2

Operating loss	(19.5)	(346.5)	(0.4)	(366.4)
Other income (expense)
Interest income and other, net	29.1	(2.6)	7.6	34.1
Interest expense	(68.6)	(84.0)	12.9	(139.7)
Share of (losses) from equity investments	(437.5)	—	391.2	(46.3)
Other gains (losses)	—	—	—	—
Foreign currency transaction gains	(63.0)	—	(1.4)	(64.4)

(Loss) before recapitalization items, income taxes and discontinued operations	(559.5)	(433.1)	409.9	(582.7)
Recapitalization items, net	—	—	—	—

(Loss) before income taxes and discontinued operations	(559.5)	(433.1)	409.9	(582.7)
Income tax (expense) benefit		23.2		23.2

(Loss) from continuing operations	(559.5)	(409.9)	409.9	(559.5)
Discontinued operations:
(Loss) from discontinued operations, net of taxes	(2,407.5)	(19.7)	19.7	(2,407.5)
(Loss) gain on sale of discontinued operations, net of taxes	—	—	—	—

(Loss) from discontinued operations	(2,407.5)	(19.7)	19.7	(2,407.5)

Net (loss)	$(2,967.0)	$(429.6)	$429.6	$(2,967.0)

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2002

		Entities Not
	Entities in	in
Balance Sheets	Reorganization	Reorganization	Adjustments	Consolidated

	(In millions)
Current assets	$166.3	$376.5	$(0.3)	$542.5
Discontinued operations	809.6	12,692.6	(528.2)	12,974.0
Investments in and loans to affiliates, net	23,001.2	16.1	(23,009.5)	7.8
Fixed and noncurrent assets	64.0	2,219.0	—	2,283.0

Total assets	$24,041.1	$15,304.2	$(23,538.0)	$15,807.3

Current liabilities	$9.5	$5,391.5	$(2,259.1)	$3,141.9
Discontinued operations	13,331.4	14,764.0	(10,122.2)	17,973.2
Noncurrent liabilities	5,927.0	361.9	(5,892.5)	396.4
Liabilities subject to compromise	1,243.7	—	—	1,243.7
Shareholder’s (deficiency)	3,529.5	(5,213.2)	(5,264.2)	(6,947.9)

Total liabilities and shareholder’s (deficiency)	$24,041.1	$15,304.2	$(23,538.0)	$15,807.3

	December 31, 2001

		Entities Not
	Entities in	in
Balance Sheets	Reorganization	Reorganization	Adjustments	Consolidated

Current assets	$10.1	$815.9	$(470.6)	$355.3
Discontinued operations	414.0	12,713.6	365.0	13,492.6
Investments and loans to affiliates, net	5,962.3	56.9	(5,803.1)	216.1
Fixed and noncurrent assets	64.2	2,655.2	35.3	2,754.7

Total assets	$6,450.5	$16,241.6	$(5,873.4)	$16,818.7

Current liabilities	$38.7	$4,787.1	$(1,061.6)	$3,764.2
Discontinued operations	9,598.8	12,748.7	(5,916.9)	16,430.6
Noncurrent liabilities	4,138.0	272.8	(4,123.1)	287.7
Liabilities subject to compromise	—	—	—	—
Shareholder’s (deficiency)	(7,325.0)	(1,567.0)	5,228.2	(3,663.8)

Total liabilities and shareholder’s (deficiency)	$6,450.5	$16,241.6	$(5,873.4)	$16,818.7

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2002

		Entities Not
	Entities in	in
Statements of Cash Flows	Reorganization	Reorganization	Adjustments	Consolidated

	(In millions)
Net cash provided by (used in) operating activities	$(2,390.9)	$(36.0)	$2,638.2	$211.3
Net cash provided by (used in) investing activities	2,508.3	(150.5)	(2,811.6)	(453.8)
Net cash provided by financing activities	(10.0)	153.1	388.6	531.7
Effect of exchange rate changes on cash and cash equivalents	—	14.6	35.8	50.4

Increase in cash and cash equivalents	107.4	(18.8)	251.0	339.6
Cash and cash equivalents at beginning of year — continuing operations	3.0	88.0	—	91.0
Cash and cash equivalents at beginning of year — discontinued operations	—	25.2	251.1	276.3
Cash and cash equivalents at end of year — discontinued operations	—	—	(502.0)	(502.0)

Cash and cash equivalents at end of year — continuing operations	$110.4	$94.4	$0.1	$204.9

	Year Ended December 31, 2001

		Entities Not
	Entities in	in
Statements of Cash Flows	Reorganization	Reorganization	Adjustments	Consolidated

Net cash provided by (used in) operating activities	$(12,013.3)	$12.1	$11,433.1	$(568.1)
Net cash provided by (used in) investing activities	11,813.2	(393.6)	(13,708.6)	(2,289.0)
Net cash provided by financing activities	200.5	414.1	2,110.9	2,725.5
Effect of exchange rate changes on cash and cash equivalents	—	(3.2)	(7.8)	(11.0)

(Decrease) in cash and cash equivalents	0.4	29.4	(172.4)	(142.6)
Cash and cash equivalents at beginning of year — continuing operations	2.6	54.3	—	56.9
Cash and cash equivalents at beginning of year — discontinued operations	—	29.5	423.5	453.0
Cash and cash equivalents at end of year — discontinued operations	—	(25.2)	(251.1)	(276.3)

Cash and cash equivalents at end of year — continuing operations	$3.0	$88.0	$—	$91.0

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2000

		Entities Not
	Entities in	in
Statements of Cash Flows	Reorganization	Reorganization	Adjustments	Consolidated

	(In millions)
Net cash provided by (used in) operating activities	$(2,526.0)	$38.9	$2,108.8	$(378.3)
Net cash provided by (used in) investing activities	(5,158.2)	(1,965.1)	(6,388.7)	(13,512.0)
Net cash provided by financing activities	6,185.4	1,990.8	3,654.7	11,830.9
Effect of exchange rate changes on cash and cash equivalents	—	(2.4)	(25.5)	(27.9)

Increase (decrease) in cash and cash equivalents	(1,498.8)	62.2	(650.7)	(2,087.3)
Cash and cash equivalents at beginning of year — continuing operations	1,501.4	8.8	1.4	1,511.6
Cash and cash equivalents at beginning of year — discontinued operations	—	12.8	1,072.8	1,085.6
Cash and cash equivalents at end of year — discontinued operations	—	(29.5)	(423.5)	(453.0)

Cash and cash equivalents at end of year — continuing operations	$2.6	$54.3	$—	$56.9

24.     Quarterly Financial Information (Unaudited)

      The following is a summary of the quarterly results of operations for the years ended December 31, 2002 and 2001.

	2002(1,2)

	Three Months Ended

	March 31,	June 30,	September 30,	December 31,	Total

	(In millions)
Revenues	$87.7	$99.2	$108.8	$136.5	$432.2
Operating (loss)	(44.0)	(73.8)	(62.0)	(874.1)	(1,053.9)
(Loss) from continuing operations	(104.5)	(124.1)	(142.5)	(907.4)	(1,278.5)
(Loss) from discontinued operations	(464.9)	(406.1)	(583.5)	(925.6)	(2,380.1)
Net (loss)	(569.4)	(530.2)	(726.0)	(1,833.0)	(3,658.6)

	2002(1,3)

	Three Months Ended

	March 31,	June 30,	September 30,	December 31,	Total

	(In millions)
Revenues	$92.1	$91.8	$78.7	$125.2	$387.8
Operating (loss)	(117.9)	(126.9)	(128.6)	(650.9)	(1,024.3)
(Loss) from continuing operations	(199.1)	(212.2)	(195.2)	(1,227.4)	(1,833.9)
(Loss) from discontinued operations	(837.1)	(801.8)	(811.1)	(9,422.9)	(11,872.9)
Net (loss)	(1,036.2)	(1,014.0)	(1,006.3)	(10,650.3)	(13,706.8)

(1)	As more fully described in Notes 1, 2 and 3 to the Consolidated Financial Statements, on May 8, 2002, Old NTL filed the Plan which became effective on January 10, 2003. Under the terms of the

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Plan, the operations of New NTL have been accounted for as a discontinued operation of the Company, beginning with the quarter ended September 30, 2002 and, accordingly, its operating results have been excluded from the Company’s results from continuing operations for the periods presented. In addition, the operating results for NTL Australia and Rediffusion also qualified for discontinued operations treatment (because both units were sold during the current year) for all periods presented.

(2)	During the fourth quarter of 2002, the Company recorded an asset impairment charge of $838.8 million, which was associated with a goodwill impairment provision at Cablecom. The fourth quarter loss in 2002 from discontinued operations also included an asset impairment charge of $418.5 million and a restructuring charge of $99.2 million relating to the operations of New NTL.

(3)	During the fourth quarter of 2001, the Company recorded an asset impairment charge of $912.1 million, which was associated with a goodwill impairment provision at Cablecom and the write-down of various long-term assets at Premium TV. The fourth quarter loss in 2001 from discontinued operations also included an asset impairment charge of $8,161.6 million and a restructuring charge of $202.8 million relating to the operations of New NTL.

25.     Subsequent Events (unaudited)

     Cablecom

      The maturity date of the Cablecom credit agreement has been extended to October 31, 2003.

      Cablecom and its lenders have been involved in ongoing discussions regarding a complete financial restructuring of Cablecom and, on June 19, 2003, Cablecom’s board of directors had been advised that 100% of its lenders and other holders of economic interests in Cablecom’s bank debt have agreed upon the principal terms and parameters for the restructuring of that debt. The principal terms for the financial restructuring are:

•	The outstanding principal amount of the debt would be reduced from approximately CHF 3.8 billion to approximately CHF 1.7 billion.

•	The facility would be split into two tranches, one with a final maturity date of December 31, 2009 and one with a final maturity date of June 30, 2010.

•	Cablecom’s lenders would acquire control of substantially all of Cablecom’s share capital, with the Company’s remaining interest being acquired by certain members of the new shareholder group.

•	At the time of the consummation of the restructuring, the additional equity capital would be raised through a rights offering to the new shareholder group.

      The proposed restructuring is subject to various closing conditions, including the negotiation, completion and execution of definitive documentation. Cablecom’s lenders have also agreed to a moratorium on the payment of interest and commitment commission accruing between May 30, 2003 and the date on which Cablecom’s credit agreement is restated as part of the financial restructuring (when a portion of the accrued amounts will be added to the principal amount of the facility). If Cablecom is subject to an insolvency proceeding before its credit agreement is restated, Cablecom’s lenders have agreed to waive such interest and commitment commission.

      In the event that the proposed Cablecom restructuring is completed, the Company expects that its remaining interest in Cablecom will be acquired for an amount not in excess of $15 million. If such proposed restructuring is unsuccessful, the Company expects to be deprived of all its ownership interest in Cablecom.

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Strategic Considerations

      On June 23, 2003, NTL Europe’s board held a meeting in which they discussed the exploration of a going private transaction and the formation of a special committee to consider alternatives in a going private transaction. By action taken by unanimous written consent on June 23, 2003, the NTL Europe board established a special committee and charged it with reviewing, considering, investigating, evaluating, negotiating and recommending action to the entire board with respect to one or more possible going private transactions. By July 1, 2003, the special committee had retained its own legal counsel and financial advisor to advise it in connection with its duties.

     Premium TV

      Premium TV is engaged in litigation relating to a dispute with one of its joint venture partners, Newcastle United plc. On March 14, 2003, Newcastle United served notice to terminate its joint venture agreement with Premium TV on the grounds of Premium TV’s alleged insolvency. Premium TV is vigorously defending its position. On April 28, 2003, Premium TV itself issued court proceedings applying for a declaration that it was solvent. If Premium TV is unsuccessful in its litigation, Newcastle United would have the right to purchase Premium TV’s 50% interest in the joint venture at 50% of the appraised market value of the joint venture.

     German Channel Providers

      On July 29, 2003, Cablecom received a letter from counsel acting for German channel providers SAT 1, ProSieben and Kabel 1 requesting payment of a total of CHF 13,324,827. The channel providers have threatened to institute proceedings against Cablecom if Cablecom refused to pay the amount as requested, which equals the total amount that the respective channel providers have paid to Cablecom for the distribution of a Swiss advertising split over Cablecom’s network since 1996.

      The channel providers claim that the current contractual compensation, in form of a percentage fee on the advertising revenues, would be abusively high and therefore constitutes a breach of Swiss competition law. They refer to the recent decision by the Swiss Competition Commission ordering preliminary measures in proceedings between Teleclub and Cablecom and holding that Cablecom has a dominant position on the market for the distribution of TV signals to Swiss customers.

      Following external legal advice and in order to protect long term interests of Cablecom, Cablecom has decided to refuse to repay any amounts received. It can therefore be expected that German channel providers will shortly initiate legal proceedings. Same or similar action has been announced by a second group of German channel providers but has not yet been instituted.

     Preferred Dividend Declared

      On September 11, 2003, the NTL Europe Board of Directors provided a semi-annual dividend of $2.50 per share on the Preferred Stock. NTL Europe has approximately 6,864,000 shares of preferred stock outstanding, so the aggregate dividend will be approximately $17,160,000. The record date of the dividend on the preferred stock will be September 30, 2003 and the payment date will be October 15, 2003. However, there is no requirement under NTL Europe’s charter to pay any future dividends on its Preferred Stock and there is no assurance that NTL Europe will pay any such future dividends.

     Other

      The closing of the transaction in which Parc Holdings, Inc. (formerly NTL (Delaware), Inc.) transferred its shares in B2 occurred on May 30, 2003.

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION)

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT

CONDENSED BALANCE SHEETS

	December 31,

	2002	2001

	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$110.4	$3.0
Marketable securities	13.0	—
Affiliate receivables	35.1	5.5
Other	7.8	1.5

Total current assets	166.3	10.0
Fixed assets, net	—	6.3
Deferred financing costs, net of accumulated amortization of $18.5 (2002) and $5.7 (2001)	19.1	21.8
Other assets	44.9	36.1

Total assets	$230.3	$74.2

LIABILITIES AND SHAREHOLDER’S (DEFICIENCY)
Liabilities not subject to compromise
Current liabilities	$1.7	$5.3
Affiliate payable	7.8	33.4

Total current liabilities	9.5	38.7
Long-term debt	—	1,200.0
Liabilities subject to compromise	1,243.7	—
Investments in and loans to discontinued operations	4,999.2	2,938.0
Investments in and loans to affiliates, net	925.8	(438.7)
Shareholder’s (deficiency):
Common stock	—	—
Additional paid-in capital	16,193.9	16,070.1
Accumulated other comprehensive (loss)	(821.9)	(1,072.7)
(Deficit)	(22,319.9)	(18,661.2)

	(6,947.9)	(3,663.8)

Total liabilities and shareholder’s (deficiency)	$230.3	$74.2

See accompanying notes.

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION)

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT

CONDENSED STATEMENTS OF OPERATIONS

	Year Ended December 31,

	2002	2001	2000

	(Dollars in millions)
Cost and expenses
Operating expenses (exclusive of depreciation shown separately below)	$—	$—	$—
Selling, general and administrative expenses	3.6	5.8	—
Asset impairments	2.2	—	—
Other charges	—	—	—
Corporate expenses	0.6	12.8	14.5
Depreciation and amortization	13.4	5.5	5.0

Operating (loss)	(19.8)	(24.1)	(19.5)
Other income (expense)
Interest income and other, net	4.1	5.7	29.2
Interest expense	(24.3)	(69.0)	(68.6)
Other gains (losses)	1.1	(109.3)	—
Foreign currency transaction gains (losses)	9.1	(9.7)	(63.0)

(Loss) income before recapitalization items, income taxes, equity in net (loss) of subsidiaries and discontinued operations	(29.8)	(206.4)	(121.9)
Recapitalization items, net	(4.8)	—	—

(Loss) income before income taxes, equity in net (loss) of subsidiaries and discontinued operations	(34.6)	(206.4)	(121.9)
Income tax (expense) benefit	4.6	2.4	—

(Loss) income before equity in net (loss) of subsidiaries	(30.0)	(204.0)	(121.9)
Equity in net (loss) of subsidiaries	(1,248.5)	(1,635.7)	(437.6)

(Loss) from continuing operations	(1,278.5)	(1839.7)	(559.6)
Discontinued operations:
(Loss) from discontinued operations, net of income tax benefit (charge) of $26.3 (2002), $114.1 (2001) and $88.1 (2000)	(2,374.4)	(11,867.1)	(2,407.5)
Net (loss) on sales of discontinued operations, net of income tax expense of $4.6 (2002)	(5.7)	—	—

(Loss) from discontinued operations	(2,380.1)	(11,867.1)	(2,407.5)

Net (loss)	$(3,658.6)	$(13,706.8)	$(2,967.0)

See accompanying notes.

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION)

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT

CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2002	2001	2000

	(Dollars in millions)
Net cash (used in) operating activities	$(3,744.4)	$(13,531.2)	$(2,963.5)
Investing activities
Purchase of marketable securities	(34.0)	—	(58.2)
Proceeds from sales of marketable securities	21.1	—	241.6
Purchase of fixed assets	—	—	(4.0)
Investments in and loans to affiliates	(95.8)	(88.2)	(2,435.3)
Increase(decrease) in other assets	—	(5.5)	—
Proceeds from the sale of assets	8.9	—	—

Net cash (used in) provided by continuing operations	(99.8)	(93.7)	(2,255.9)
Net cash provided by (used in) discontinued operations	1,655.4	1,517.9	437.5

Net cash provided by (used in) investing activities	1,555.6	1,424.2	(1,818.4)
Financing activities
Proceeds from borrowings, net of financing costs	(10.0)	—	(0.8)
Proceeds from issuance of common stock		—	37.3
Proceeds from issuance of preferred stock	—	—	1,850.0

Net cash provided by (used in) continuing operations	(10.0)	—	1,886.5
Net cash provided by discontinued operations	2,306.2	12,107.4	1,396.7

Net cash provided by financing activities	2,296.2	12,107.4	3,283.2
Increase (decrease) in cash and cash equivalents	107.4	0.4	(1,498.7)
Cash and cash equivalents at beginning of year	3.0	2.6	1,501.3

Cash and cash equivalents at end of year	$110.4	$3.0	$2.6

Supplemental disclosure of cash flow information
Cash paid for interest	—	$69.0	$68.0
Supplemental schedule of non-cash financing activities
Accretion of dividends and discount on preferred stock	—	—	$10.6

See accompanying notes.

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION)

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT

NOTES TO CONDENSED FINANCIAL STATEMENTS

1.	Corporate Restructuring

      The accompanying financial statements do not reflect any adjustments in connection with the emergence of NTL (Delaware), Inc. (“NTL Delaware” or the “Company”), a wholly-owned subsidiary of NTL Europe (as defined below) which holds must of NTL Europe’s assets, from Chapter 11 reorganization.

      On May 8, 2002, the entity then known as “NTL Incorporated” (“Old NTL”) and certain of its subsidiaries (including NTL Delaware) as of that time each filed a pre-arranged joint reorganization plan (the “Plan”) under Chapter 11 of the U.S. Bankruptcy Code. Old NTL’s operating subsidiaries were not included in the Chapter 11 filing. The Plan became effective on January 10, 2003 (the “Effective Date”) at which time the Company emerged from Chapter 11 reorganization.

      Pursuant to the Plan, Old NTL and its subsidiaries were split into two separate companies. The entity formerly known as “NTL Incorporated” was renamed “NTL Europe, Inc.” and became the holding company for Old NTL’s European and certain other assets (“NTL Europe”). The entity formerly known as “NTL Communications Corp.” was renamed “NTL Incorporated” and became the holding company for Old NTL’s principal UK and Ireland assets (“New NTL”). Pursuant to the Plan, all of the outstanding securities of Old NTL and certain of its subsidiaries were canceled (including the long-term debt of NTL Delaware), and NTL Europe issued shares of its common stock, par value $0.01 per share (the “Common Stock”), and 10% Fixed Coupon Redeemable Preferred Stock, Series A, par value $0.01 per share (with a $50.00 liquidation preference per share) (the “Preferred Stock”) and New NTL issued shares of its common stock and Series A warrants to various former creditors and stockholders of Old NTL and its subsidiaries. The precise mix of new securities received by holders of each particular type of security of Old NTL and its subsidiaries was set forth in the Plan. New NTL is an independent entity which is no longer owned by or affiliated with the Company or NTL Europe.

Historical Structure of the Company

      On May 18, 2000, the entity formerly known as “NTL Incorporated” (currently named “NTL (Delaware), Inc.”) completed a corporate restructuring to create a holding company structure. The formation of the holding company was part of NTL Delaware’s acquisition of certain assets of Cable & Wireless Communications plc (“CWC”). The holding company restructuring was accomplished through a merger so that all the stockholders of NTL Delaware at the effective time of the merger became stockholders of the new holding company, and NTL Delaware became a subsidiary of the new holding company. The new holding company was called NTL Incorporated (which is now known as “NTL Europe, Inc.”) and the holding company’s subsidiary simultaneously changed its name to NTL (Delaware), Inc.

      The Company conducts its operations through direct and indirect wholly-owned subsidiaries.

2.	Basis of Presentation

      In the Company’s condensed financial statements, the Company’s investment in subsidiaries is stated at cost plus equity in the undistributed earnings of the subsidiaries. The Company’s share of net loss of its subsidiaries is included in net loss using the equity method of accounting. The condensed financial statements should be read in conjunction with the Company’s consolidated financial statements.

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION)
SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

3.	Liabilities Subject to Compromise

      Liabilities subject to compromise consist of the following:

December 31,
2002

(in millions)
Accounts payable	$0.2
Interest payable	27.2
Payable to subsidiaries	16.3
Long term debt:
NTL (Delaware), Inc.:
5 3/4% Convertible Subordinated Notes	1,200.0

Total	$1,243.7

      Upon emergence from Chapter 11 reorganization and in accordance with the Plan, all of the outstanding preferred stock of Old NTL and long-term debt of Old NTL were canceled.

4.	Note Payable to NTL Incorporated

      On September 28, 2001, NTL Communications Corp. loaned Old NTL $150.0 million in cash and received 15.0% Promissory Notes due September 30, 2004. Interest was payable monthly in cash at a rate of 15.0% per annum beginning on October 31, 2001. Upon emergence from Chapter 11 reorganization and in accordance with the Plan, these notes were canceled.

5.	Other

      No cash dividends were paid to Old NTL by subsidiaries for the years ended December 31, 2002 and 2001 and during the period from May 18, 2000 to December 31, 2000.

      Old NTL was a joint obligor for the NTL Communications Corp. 7% Convertible Subordinated Notes due December 15, 2008. Old NTL was a co-obligor on a subordinated basis for the NTL Communications Corp. 6 3/4% Convertible Senior Notes due May 15, 2008. All of this debt was subject to the provisions of the Plan.

NTL (DELAWARE), INC. (DEBTOR-IN-POSSESSION)

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

Col. A	Col. B	Col. C		Col. D		Col. E

		Additions

		(1)	(2)
		Charged	Charged
	Balance at	to Costs	to Other	(Deductions)		Balance
	Beginning	and	Accounts	/Additions		at End
Description	of Period	Expenses	Describe	Describe		of Period

Year ended December 31, 2002
Allowance for doubtful accounts	$6.6	$7.2	$—	$(4.4	)(a)	$9.4

Allowance for loans receivable	$37.2	$21.0	$—	$(40.6	)(b)	$17.6

Year ended December 31, 2001
Allowance for doubtful accounts	$6.2	$2.5	$—	$(2.1	)(c)	$6.6

Allowance for loans receivable	$—	$37.2	$—	$—		$37.2

Year ended December 31, 2000
Allowance for doubtful accounts	$0.7	$0.4	$—	$5.1	(d)	$6.2

(a)	Uncollectible accounts written-off, net of recoveries of $5.9 million, offset by $1.5 million foreign currency exchange translation adjustments.

(b)	Write off of loan receivable from Football League Joint Venture.

(c)	Uncollectible accounts written-off, net of recoveries of $2.0 million and $0.1 million foreign currency translation adjustments.

(d)	Recoveries, net of uncollectible accounts written-off of $1.2 million plus $0.2 million foreign currency exchange translation adjustments and $3.7 million allowance for doubtful accounts as of acquisition dates of purchased subsidiaries.

CWC ConsumerCo, a division

of ntl (CWC) Limited
(formerly Cable & Wireless
Communications Limited)
“ConsumerCo”

Report and financial statements as of March 31, 1999

and 2000 and for the three years ended March 31, 2000

FINANCIAL STATEMENTS OF CONSUMERCO

Reprinted Copy of Report of Independent Auditors

To the Directors of NTL Incorporated

      We have audited the accompanying financial statements of CWC ConsumerCo (“ConsumerCo”) as of March 31, 1999 and 2000 and for the three years ended March 31, 2000 which have been prepared on the bases and in accordance with the accounting policies set out therein under the historical cost convention.

Respective responsibilities of directors and auditors

      The Directors of ntl (CWC) Limited are responsible for the preparation of the financial statements in accordance with the applicable United Kingdom law and accounting standards. Our responsibilities, as independent auditors, are established by the United Kingdom Auditing Practices Board and by our profession’s ethical guidance.

Basis of opinion

      We conducted our audit in accordance with generally accepted auditing standards in the United States. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the Directors in the preparation of the financial statements and of whether the accounting policies are appropriate to the circumstances of ConsumerCo, consistently applied and adequately disclosed.

      We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

Opinion

      In our opinion, the financial statements referred to above present fairly, in all material respects, the state of affairs of ConsumerCo as at March 31, 1999 and 2000 and of ConsumerCo’s results and cash flows for each of the three years ended March 31, 2000 in accordance with the bases of preparation detailed in the accompanying financial statements, applied using accounting principles generally accepted in the United Kingdom.

Reconciliation to US GAAP

      Accounting practices used by ConsumerCo in preparing the accompanying financial statements conform with generally accepted accounting principles in the United Kingdom, but do not conform with generally accepted accounting principles in the United States. A description of these differences and a reconciliation of net loss and shareholders’ equity to generally accepted accounting principles in the United States is set out in Note 35.

Arthur Andersen
Chartered Accountants

London
United Kingdom
6th October 2000

Note:	Reprinted above is a copy of the report previously expressed by such firm which has ceased operations. The reprinting of this report is not equivalent to a current reissuance of such report as would be required if such firm was still operating. Because such firm has not consented to the inclusion of this report in this registration statement, your ability to make a claim against such firm may be limited or prohibited.

CONSUMERCO

COMBINED PROFIT & LOSS ACCOUNT

For the Years Ended March 31

	Note	2000	1999	1998

		£m	£m	£m
Turnover
Continuing operations		694	688	104
Acquisitions		—	—	446

	4	694	688	550

Operating costs
Outpayments and other cost of sales	5	(269)	(251)	(188)

Gross profit		425	437	362
Millennium and NCNC costs	5,6	(12)	(16)	(2)
Other operating expenses (net)	5	(270)	(241)	(197)
Depreciation and amortisation	5,7	(156)	(135)	(103)

Operating (loss)/profit
Continuing operations		(13)	45	49
Acquisitions		—	—	11

Total operating (loss)/profit		(13)	45	60
Costs of fundamental reorganisation	10	—	—	(96)
Release of surplus fundamental reorganisation provision		2	—	—
Profit on disposal as tangible fixed assets		1	—	—
Net interest payable	11	(190)	(179)	(121)

Loss on ordinary activities before taxation	7	(200)	(134)	(157)
Taxation	12	34	—	—

Loss on ordinary activities after taxation		(166)	(134)	(157)
Minority interests		1	(1)	—

Net loss — transfer to reserves		(165)	(135)	(157)

      As more fully explained in Note 2, ConsumerCo did not operate as a separate legal or reporting entity throughout the period. Accordingly the above profit and loss account may not be representative of its future results.

      All operations are continuing.

      There are no recognised gains or losses other than those reflected in the combined profit and loss account and accordingly, no statement of total recognized gains and losses is presented.

The accompanying notes are an integral part of this combined profit and loss account.

CONSUMERCO

COMBINED BALANCE SHEET

As at March 31

	Note	2000	1999

		£m	£m
Fixed assets
Intangible assets	13	8	8
Tangible assets	14	3,167	2,860

		3,175	2,868
Current assets
Debtors:
Due within one year	15	131	67
Due after one year	15	68	69
Debtors within receivables securitisation	16
Gross debtors		56	85
Non-returnable proceeds		(29)	(62)
		27	23
Cash at bank and in hand		87	127

		313	286
Creditors: amounts falling due within one year	17	(826)	(487)

Net current liabilities		(513)	(201)

Total assets less current liabilities		2,662	2,667
Creditors: amounts falling due after more than one year	18	(3,075)	(2,916)
Provisions for liabilities and charges	19	(6)	(14)
Net liabilities		(419)	(263)
Capital and reserves
Called up share capital	21	748	746
Share premium	22	17	9
Other reserves	22	(1,199)	(1,034)

Equity shareholders’ funds		(434)	(279)
Equity minority interest		15	16

		(419)	(263)

The accompanying notes are an integral part of this combined balance sheet.

Approved and signed on behalf of the Board

6th October 2000

CONSUMERCO

COMBINED CASH FLOW STATEMENT

For the Years Ended March 31

	Note	2000	1999	1998

		£m	£m	£m
Net cash inflow before fundamental reorganisation costs and IT outsource		(89)	220	386
Outflow related to fundamental reorganisation costs and IT outsource		(6)	(41)	(30)

Net cash (outflow)/inflow from operating activities	27	(95)	179	356

Returns on investments and servicing of finance
Interest received		5	15	10
Interest paid		(224)	(227)	(144)

Net cash outflow from returns on investments and servicing of finance		(219)	(212)	(134)

Taxation
U.K. Corporation tax paid		—	—	(16)

Tax Paid		—	—	(16)
Capital expenditure and financial investment
Purchase of tangible fixed assets		(452)	(375)	(529)
Interest bearing deposit (net of VAT)		—	(109)	—
Sale of tangible fixed assets		19	57	—

Net cash outflow from capital expenditure and financial investment		(433)	(427)	(529)

Acquisitions and disposals
Purchase of subsidiary undertakings, net of cash acquired	28	—	—	88
Disposal of business	28	—	4	—

Net cash inflow from acquisitions and disposals		—	4	88

Equity dividends paid
Ordinary dividends paid		—	—	(9)

Cash outflow before financing		(747)	(456)	(244)

Financing
Increase in bank and other loans		932	669	3,257
Increase in share capital		1	—	—
Net proceeds from issue of loan notes		—	433	1,585
Repayment of debt		(222)	(736)	(4,448)
Capital element of finance lease rental payments		(4)	(12)	(6)

(Decrease)/increase in cash	29	(40)	(102)	144

The accompanying notes are an integral part of this combined cash flow statement.

CONSUMERCO

RECONCILIATION OF MOVEMENTS IN EQUITY SHAREHOLDERS’ FUNDS

For the Years Ended March 31

	Note	2000	1999	1998

		£m	£m	£m
Loss for the financial year		(165)	(135)	(157)
Share issues	21,22	10	10	1,957
Goodwill acquired and written off during the year		—	—	(2,006)
Other movements on reserves		—	(31)	(7)

Net decrease in equity shareholders’ fund		(155)	(156)	(213)
Equity shareholders’ funds at beginning of year		(279)	(123)	90

Equity shareholders’ funds at end of year		(434)	(279)	(123)

The accompanying notes are an integral part of this reconciliation of movements in equity shareholders’ funds.

CONSUMERCO

NOTES TO THE COMBINED FINANCIAL STATEMENTS

1 Background

      On July 26, 1999, Cable and Wireless plc (“Cable and Wireless”), NTL Incorporated (“NTL”) and Cable & Wireless Communications (now ntl (CWC) Limited and hereafter “ntl (CWC)”) announced that they had agreed to propose a restructuring of ntl (CWC) to its shareholders. The restructuring was agreed by the shareholders, and completed on May 30, 2000.

      As part of the restructuring, ntl (CWC), which was a 52.8% owned subsidiary of Cable and Wireless was separated into its residential cable, business cable, indirect residential telephony, residential internet and digital television development and services businesses, referred to as ConsumerCo, and its corporate, business, internet protocol and wholesale operations, referred to as CWC Data Co. NTL indirectly acquired all of ConsumerCo and Cable and Wireless indirectly acquired the interest in CWC DataCo. which was not already attributable to it, thereby achieving 100% ownership of CWC DataCo. These two acquisitions, collectively, are referred to as the “Transaction”.

2 Basis of preparation

     a) Structure of financial statements

      The financial statements, have been prepared on the basis set out within the “Basis of preparation” below. In the financial statements, ntl (CWC) and its subsidiary undertakings, as appropriate, are referred to as “ntl (CWC) group”.

      The activities of ConsumerCo were carried out as an integral part of the ntl (CWC) group and as such the operations comprising ConsumerCo were carved out from the financial statements of the ntl (CWC) group. Consequently, certain revenues, costs, assets and liabilities previously reported within legal entities, comprising the ntl (CWC) group, have been allocated to ConsumerCo to reflect the assets and liabilities attributable to ConsumerCo and the results of such operations for the periods shown.

      As a result of the carve out, the combined balance sheet presents an “Other reserves” balance for ConsumerCo, consistent with the fact that ConsumerCo did not operate as a standalone group. Accordingly, the net liabilities position is presented with an equal and opposite equity shareholders’ funds figure after including this “Other reserves” balance which represents the investment in ConsumerCo held by the ntl (CWC) group.

      The financial statements have been prepared specifically in connection with the acquisition of ConsumerCo by NTL and consequently do not contain certain reports, disclosures or other matters that would be required under the UK Companies Act 1985.

      Further, the financial statements do not necessarily reflect the terms of the Transaction agreement referred to in Note 1 above.

     b) Basis of preparation

          Revenue

      All ConsumerCo’s revenues are specifically identifiable from the total revenues of the ntl (CWC) group.

Specifically attributable costs, assets and liabilities

      Most of the costs, assets and liabilities reflected in the financial statements are specifically identifiable to ConsumerCo. Such specific costs, assets and liabilities have been allocated directly to ConsumerCo.

      • Outpayments

CONSUMERCO

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

      Outpayments and other cost of sales figures represent third party costs incurred by ConsumerCo.

Allocation of indirectly attributable costs, assets and liabilities

      Where costs, assets and liabilities were incurred for the benefit of ConsumerCo, but could not be specifically identified, an allocation has been made.

      Indirectly attributable costs, assets and liabilities have been allocated using bases which the Directors believe provide an appropriate mechanism to carve out ConsumerCo’s financial results for the three years ended March 31, 2000 and financial position as at March 31, 1999 and 2000, from the ntl (CWC) group financial statements.

Costs

      Particular indirectly attributable costs have been allocated consistently on the following bases unless otherwise stated:

•	Net operating expenses — three years ended March 31, 2000

      Net operating expenses consist primarily of network operations and central ntl (CWC) group support costs, principally those of the Finance and IT departments. A significant element of these costs are staff related.

•	Network operations costs have been allocated based upon the relative usage of the ntl (CWC) group telecommunications network by those products and services provided by ConsumerCo.

•	Staff and related costs have been allocated based upon management’s estimation of the relative proportion of individuals’ time providing services to ConsumerCo. The Directors believe that this provides a fair allocation of costs to ConsumerCo.

•	IT department costs relating to general IT support and services have been allocated in the proportion of ConsumerCo headcount, including allocated headcount, to total ntl (CWC) group headcount. Specific IT projects and systems have been allocated on the basis of estimated usage by ConsumerCo.

•	Finance department costs have been allocated in the proportion of ConsumerCo headcount (including allocated headcount) to total ntl (CWC) group headcount. In the year ended March 31, 1998 these costs were allocated on the basis of revenue due to the lack of retrospective information regarding Finance department headcount. The Directors believe that despite the different bases applied the overall allocation is appropriate.

•	Facilities and other related costs have been allocated based on relative usage by ConsumerCo.

•	Depreciation

      Depreciation for the three years ended 31 March 2000 has been allocated consistent with the allocation of fixed assets to ConsumerCo.

Assets and liabilities

      Particular indirectly attributable assets and liabilities have been consistently allocated on the following bases as at March 31, 1999 and 2000 unless otherwise stated:

•	Fixed assets

CONSUMERCO

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

      ConsumerCo has allocated fixed asset additions and disposals on the basis of management’s estimate of relative usage of those assets. The Directors believe this fairly presents the historic asset base attributable to ConsumerCo.

•	Trade creditors

      Trade creditor amounts relate to operating and capital expenditure. Where not specifically attributable, such amounts have been allocated based on the allocation to ConsumerCo of net operating expenses and capital expenditure.

•	Debt

      Substantially all ntl (CWC)’s debt has been allocated to ConsumerCo on the basis that it is primarily used to fund ConsumerCo activities. See Note 18.

•	Other assets and liabilities

      Prepayments and accrued income and accruals and deferred income amounts are attributable to specific ConsumerCo cost centres and where not specifically attributable, have been allocated based on the allocation of the net operating expenses to each respective cost centre.

Limitations on use of financial statements

      Because of the allocations referred to above and the proposed changes in the structure and financing of ConsumerCo going forward, these financial statements should not be relied upon as being representative of the future financial position or performance of ConsumerCo. In particular:

•	Outpayments for all periods presented are not representative of those amounts that will be incurred by ConsumerCo in the future as it will need to enter into arms’ length arrangements for the carriage and delivery of telecommunications traffic and services either with CWC DataCo and with other third parties.

•	The operating costs attributed to ConsumerCo for the year ended March 31, 2000 are not representative of the costs it will incur after the proposed transaction as they represent the carve out of costs incurred by the ntl (CWC) group, which was managed as an integrated business. The activities of ConsumerCo on a stand alone basis may be restructured following the Transaction which may result in certain costs being duplicated, other costs being avoided altogether and yet other costs being incurred. For this reason the reported result for the year ended March 31, 2000 is not representative of the amounts to be incurred by ConsumerCo after the Transaction.

•	In view of the refinancing and corporate restructuring of the businesses, the debt, interest and taxation figures included in these financial statements are not representative of the amounts of those items for ConsumerCo following the Transaction.

3 Statement of accounting policies

      The financial statements have been prepared applying ConsumerCo’s accounting policies and no adjustments have been made with respect to any differences between these and NTL’s accounting policies.

      The principal accounting policies of ConsumerCo, which have been applied consistently throughout the three years ended March 31, 2000, unless expressly stated otherwise, are as follows:

     a) Basis of accounting

      The financial statements have been prepared applying accounting principles generally accepted in the United Kingdom and on the historical cost basis.

CONSUMERCO

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

      The results of subsidiary undertakings acquired or disposed of during the year are included from the date of their acquisition or up to the date of their disposal, except for the acquisition of Mercury Communications

Limited which has been merger accounted for under the group reorganisation provisions of FRS 6 “Acquisitions and mergers”.

      Intercompany sales and profits are eliminated fully.

b)	Turnover and Revenue Recognition

      Turnover, which excludes value added tax, represents the amount receivable in respect of services provided to customers in each year and is accounted for on the accruals basis. At the end of each year adjustments are recorded to defer revenue with respect to services invoiced in advance and to accrue for unbilled services.

c)	Interconnection with Other Operators

      When operators of other national and international telecommunications networks carry traffic, the charges incurred are matched with the associated revenues. All charges payable to, or by, overseas telecommunications administrations are negotiated separately and are subject to continuous review.

      Charges payable by ConsumerCo to British Telecommunications plc, referred to as BT, for the conveyance of traffic and connections to the BT network are subject to government regulation in the form of a determination by OFTEL, the Office of Telecommunications. During 1998, the basis for calculation of these charges changed from one based on the fully allocated historic cost of providing the delivery mechanism on their network, to one based upon the long-run incremental cost of providing that service.

      Up until September 30, 1997, OFTEL undertook a review, in the form of a determination, after the end of each financial year, and for the half year to September 30, 1997, to assess the bases used for the calculation of the charges made in that year. Amendments were backdated to take effect from April 1, in the year under review, but were accounted for in subsequent financial periods.

      Since October 1, 1997, the charging mechanism has been designed to reflect the commercial considerations surrounding a competitive market. OFTEL has set a framework of controls within which BT will have the price flexibility to set its own charges. The degree of control depends on the competitiveness of the services concerned.

d)	Goodwill

      With effect from April 1, 1998, goodwill arising on the acquisition of subsidiary undertakings and businesses, being the difference between the fair value of the purchase consideration and the fair value attributed to the identifiable assets and liabilities acquired, is capitalised and amortised in equal annual instalments through the profit and loss account over the ntl (CWC) Directors’ estimate of its useful economic life.

      ConsumerCo periodically reviews events and changes in circumstances to determine whether the recoverability of the carrying value of goodwill should be reassessed. An impairment assessment is performed whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

      As permitted under the transitional provisions in FRS 10, “Goodwill and Intangible Assets”, goodwill on acquisitions prior to April 1, 1998 is dealt with as a movement on reserves. Where subsidiary

CONSUMERCO

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

undertakings are wholly or partially disposed of during the year, goodwill that was written off to reserves or has not been amortised through the profit and loss account is charged to the profit and loss account.

e)	Tangible Fixed Assets and Depreciation

      Tangible fixed assets are recorded at cost, which includes materials, direct labour and other incremental costs applicable to the design, construction and connection of the telecommunications and cable television networks and equipment. Other incremental costs capitalised include all costs of those departments responsible solely for design, construction and connection. Where departments spend only part of their time on functions directly connected with design, construction and connection, the relevant proportion of total costs is capitalised. Costs which are initially capitalised in projects under construction where the projects do not become operational are written off to the profit and loss account, once it is determined that the project will not become operational.

      Costs of departments relating to revenue related operations such as direct selling, marketing and other customer related departments, are not capitalised.

Capitalisation of Interest

      Interest is capitalised as part of the cost of separately identifiable major capital projects, up to the time that such projects are substantially complete. The amount of interest capitalised is calculated as the capitalisation rate multiplied by the weighted average carrying amount of major capital projects under construction during the period.

Depreciation

      Depreciation is provided on the difference between the cost of tangible fixed assets and the estimated residual value in equal annual instalments over the estimated useful lives of the assets. These lives are as follows:

Land and buildings:	Lives
freehold buildings	40 years
leasehold land and buildings	up to 40 years or term of lease if less
leasehold improvements	remaining term of lease or expected useful life of the improvements if less
Communications network plant and equipment:

ducting and network construction	10 to 40 years
electronic equipment and cabling	10 to 20 years
other network plant and equipment	6 to 25 years
Non-network plant and equipment	3 to 10 years

      Freehold land, where the cost is distinguishable from the cost of the building thereon, is not depreciated.

      After a portion of the network is fully constructed and released to operations, depreciation of the network commences either when target rates of penetration are achieved or no later than one year after the release date.

CONSUMERCO

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

f)	Leased Assets

      Where assets are financed by leasing agreements that give rights approximating to ownership, the assets are treated as if they had been purchased outright. The amount capitalised is the present value of the minimum lease payments payable during the lease term. The corresponding leasing commitments are shown as obligations to the lessor. Lease payments are split between capital and interest elements using the annuity method. Depreciation on the relevant assets and interest are charged to the profit and loss account.

      All other leases are operating leases and the annual rentals are charged to operating profit on a straight line basis over the lease term.

g)	Fixed Asset Investments

      Fixed asset investments are stated at cost less provisions for impairment. Any impairment is charged to the profit and loss account in the year in which it is identified.

h)	Deferred Taxation

      The charge for taxation is based on the results for the year and takes into account taxation deferred because of timing differences between the treatment of certain items for taxation and accounting purposes. ConsumerCo provides for deferred tax unless there is a reasonable probability that the liability will not arise in the foreseeable future. Where deferred tax is provided, the liability method is used. No deferred tax assets are recognised in respect of accumulated tax losses.

i)	Pensions

Defined Contribution Schemes

      Where ConsumerCo companies through the ntl (CWC) group participate in defined contribution pension schemes for their employees, the pension costs charged to the profit and loss account represent contributions payable during the year.

Defined Benefit Schemes

      ConsumerCo through the ntl (CWC) group also participates in a defined benefit pension scheme operated by Cable and Wireless for certain employees. The regular cost of providing benefits is charged to operating profit over the service lives of the members of the scheme so as to achieve a constant percentage of pensionable pay.

j)	Foreign Currencies

      Transactions are translated into sterling at the rate of exchange ruling on the date of the transaction. All outstanding monetary assets and liabilities denominated in foreign currency are retranslated at the rates ruling at the balance sheet date. Any exchange differences arising are dealt with through the profit and loss account.

      The results of overseas operations are translated at the average rate of exchange during the period and their balance sheets at the rate ruling at the balance sheet date. Exchange differences arising on translation of the opening net assets and results of overseas operations are dealt with through reserves. All other exchange differences are included in the profit and loss account.

CONSUMERCO

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

k)	Forward Exchange Contracts and Interest Rate Swaps

      ConsumerCo through the ntl (CWC) group uses financial instruments, including forward exchange contracts and interest rate swaps, in its management of exchange rate and interest rate exposures. While these instruments are subject to the risk of loss from changes in exchange rates and interest rates, these losses would generally be offset by gains in the related exposures.

      Financial instruments are only used to hedge underlying economic exposures. ConsumerCo does not speculate in derivative financial instruments.

      Realised and unrealised gains and losses on forward contracts which hedge firm third party commitments are recognised in the profit and loss account in the same period as the gain or loss on the underlying transaction. Net interest paid or received on interest rate swaps is included in interest expense on an accruals basis.

l)	Capital instruments and financing costs

      Capital instruments are accounted for and classified as equity or non-equity share capital, equity or non-equity minority interests or debt according to their form. The costs of issue of non-equity and debt capital instruments are charged to the profit and loss account on an annual basis over the life of the instruments at a constant rate on the carrying amount. Where permitted by law, a corresponding amount is subsequently transferred from the share premium account to retained earnings. The cost of issue of equity instruments is written off against the share premium account.

m)	Provisions

      ConsumerCo accounts for provisions in accordance with FRS12 “Provisions and Contingencies”. Consequently, provisions are only recognised when ConsumerCo has a legal or constructive obligation to transfer economic benefits as a result of past events. To the extent that the provisions are surplus to requirements they are released in the profit and loss account.

n)	IT outsource

      ConsumerCo through the ntl (CWC) group has entered into a 10 year contract for the provision of commercial IT services. Certain costs are paid in advance of the benefit received. These costs are deferred and amortised over the period during which benefit is derived. The charge for the provision of the consolidated billing system is amortised over the expected levels of billing activity.

o)	Millennium and National Code Number Change costs

      Costs incurred in modifying existing software to achieve Year 2000 compliance are normally written off to the profit and loss account in the period in which they are incurred. However, to the extent that any expenditure not only achieves compliance, but also represents an enhancement of an asset’s service potential, it is capitalised and depreciated over the estimated remaining useful life of the asset, in accordance with Urgent Issues Task Force Abstract 20, “Year 2000: Accounting and Disclosures”.

      Costs incurred in modifying equipment in preparation for National Code Number Changes are normally written off to the profit and loss account in the period in which they are incurred. However, to the extent that any expenditure not only achieves the necessary modification but also represents an enhancement of an asset’s service potential, it is capitalised and depreciated over the estimated remaining useful life of the asset.

CONSUMERCO

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

4	Turnover

      Turnover derives from:

•	local, national and international telecommunications and cable television services; and

•	the sale and rental of telecommunications equipment.

      Turnover comprised the following:

	2000	1999	1998

	£m	£m	£m
Consumer Markets
Direct telephony	279	292	219
Indirect telephony	93	102	104
Television	253	222	172
Business Markets	69	72	55

Total Turnover	694	688	550

      The ntl (CWC) Directors consider this to be a single class of business and accordingly no segmental analysis of operating profit or loss or net assets is shown. In the year ended March 31, 2000 all of the turnover was generated by operations in the United Kingdom (1999: 100% and 1998: 100%).

5	Cost of Sales and Operating Expenses

			1998
	2000	1999
	Total	Total	Continuing	Acquisition	Total

	£m	£m	£m	£m	£m
Outpayments and other cost of sales	269	251	36	152	188
Other operating expenses (net)	270	241	19	178	197
Millennium and NCNC costs	12	16	—	2	2
Depreciation and amortisation	156	135	2	101	103

      All activities in the years ended March 31, 1999 and 2000 were continuing.

6	Millennium and National Code Number Change Costs

Millennium costs

      Millennium costs comprise the costs allocated to ConsumerCo through the ntl (CWC) group Year 2000 Programme. This includes ConsumerCo’s share of the costs of making software and systems compliant, upgrading rented customer premises equipment, purchasing new software and employing external consultants and advisors, as well as the costs of ConsumerCo employees working on the Year 2000 Programme. A cumulative total of £30 million has been incurred to date, of which £1 million has been capitalised and £29 million has been written off to the profit and loss account.

National Code Number Change Costs

      National Code Number Change costs are being incurred by ConsumerCo through the ntl (CWC) group, in relation to the change in national code numbers which has been initiated by OFTEL. National dialling codes are being reorganised to provide additional UK numbering capacity required for long term growth in new numbers for fixed and mobile telephones, fax, pager, and internet use.

CONSUMERCO

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

      Costs of £2 million had been incurred during the year in relation to National Code Number Change, which were capitalised (1999: £1 million expensed in the profit and loss account). The National Code Number Change programme is expected to take a further year to complete. Total costs are expected to be £5 million of which £3 million is expected to relate to capital expenditure, the balance being written off to the profit and loss account as incurred.

7	Loss on ordinary activities before taxation

      Loss on ordinary activities before taxation is stated after charging:

	2000	1999	1998

	£m	£m	£m
Depreciation of owned tangible fixed assets	144	122	91
Depreciation of fixed assets held under finance leases	12	12	12
Amortisation of goodwill	—	1	—
Operating lease payments — hire of plant and machinery	—	2	2
Operating lease payments — other	5	8	9
Management service fees payable (see Note 33)	—	1	3

8	Employees

      In 2000 the average monthly number of persons working within ConsumerCo was 5,262 (1999: 5,130 and 1998: 5,407).

      The aggregate remuneration and associated costs of ConsumerCo employees were:

	2000	1999	1998

	£m	£m	£m
Salaries and wages	142	126	106
Social security costs	11	11	10
Pension costs of defined benefit scheme	3	3	3
Pension costs of defined contribution schemes	3	3	2

Total staff costs	159	143	121
Less: Staff costs capitalised within network fixed assets	(79)	(47)	(34)

	80	96	87

      Details of the pension schemes are given in Note 9.

9	Pensions

      ConsumerCo, through ntl (CWC), participates in a pension scheme operated by Cable and Wireless. The scheme is a defined benefit scheme whereby retirement benefits are based on the employees’ final remuneration and length of service, and is funded through a separate trustee administered scheme. Contributions to the scheme are based on pension costs for all members of the scheme across the Cable and Wireless group and are made in accordance with the recommendations of independent actuaries who value the scheme at regular intervals, usually triennially. The last valuation currently available relates to the position of the scheme as at March 31, 1999. Full details relating to the pension scheme are disclosed in the financial statements of Cable and Wireless.

      ConsumerCo also operates several defined contribution pension plans.

CONSUMERCO

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

      ConsumerCo will establish a new exempt approved pension scheme and employees allocated to ConsumerCo who are active members of the Cable and Wireless superannuation fund will be invited to join the new ConsumerCo scheme and to transfer their accrued rights to it. Employees allocated to ConsumerCo who are active members of ntl (CWC) pension schemes will, for the time being, remain in those schemes.

10	Costs of Fundamental Reorganisation

      Following the formation of the ntl (CWC) group on April 28, 1997, the nature and focus of operations of the constituent companies were fundamentally reorganised. Costs of £96 million have been allocated to ConsumerCo and include branding, employee related costs such as redundancies and property rationalisations.

      The inclusion of the costs of fundamental reorganisation had no material impact on the tax charge for 2000 or 1999 or 1998.

11	Net Interest Payable

	2000	1999	1998

	£m	£m	£m
Interest receivable and similar income:
Deposits and short term loan interest	4	8	8
Funds placed with parent undertaking	—	6	1

	4	14	9

Interest payable:
Finance charges on leases	(6)	(9)	(7)
Bank loans and overdrafts	(70)	(89)	(90)
Loan notes	(146)	(132)	(58)
Funds borrowed from parent undertaking	(2)	—	(1)

	(224)	(230)	(156)
Less: interest capitalised within network fixed assets (Note 14)	30	37	26

	(194)	(193)	(130)

Net interest payable	(190)	(179)	(121)

12	Taxation

      The tax credit comprises:

	2000	1999	1998

	£m	£m	£m
United Kingdom taxation:
Current corporation tax at 30% (1999: 31%, 1998: 31%)	34	—	—
Deferred tax	—	—	—
Adjustment in respect of prior years	—	—	—

Tax credit on profit on ordinary activities	34	—	—

CONSUMERCO

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

      If deferred tax had been provided in 2000 on a full provision basis, there would have been no change in the tax charge for the year (1999: no change, 1998: no change). The effective tax rate for the year ended March 31, 2000 is 0% (1999: 0%, 1998: 0% after costs of fundamental reorganisation). This rate differs from the statutory tax rate of 30% because the companies within ConsumerCo were loss making in the period and deferred tax assets for such losses were not recognised in full. The tax credit in the year ended March 31, 2000 reflects a payment of £34 million from CWC DataCo for losses surrendered by way of group relief.

13	Intangible Fixed Assets

Goodwill

£m
Cost
At April 1, 1999	9
Additions	—
At March 31, 2000	9
Amortisation
At April 1, 1999	1
Charge for the year	—
At March 31, 2000	1
Net book value at March 31, 2000	8
Net book value at March 31, 1999	8

      Goodwill arising on the acquisition of Two Way TV Limited is amortised over 20 years, which is the ntl (CWC) Directors’ estimate of its economic useful life.

CONSUMERCO

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

14	Tangible Fixed Assets

	Land	Network Cable,	Non-network
	and	Plant and	Plant and
	Buildings	Equipment	Equipment	Total

	£m	£m	£m	£m
Cost
At April 1, 1999	53	3,020	14	3,087
Additions	1	423	73	497
Disposals	—	(8)	(18)	(26)

At March 31, 2000	54	3,435	69	3,558

Depreciation
At April 1, 1999	4	218	5	227
Charge for the year	5	130	21	156
Transfers	—	16	—	16
Disposals	—	(3)	(5)	(8)

At 31 March 2000	9	361	21	391

Net book value at
March 31, 2000	45	3,074	48	3,167

March 31, 1999	49	2,802	9	2,860

	2000	1999

	£m	£m
The net book value of land and buildings comprised:
Freehold	19	19
Long leasehold	2	2
Short leasehold	24	28

	45	49

      Interest totalling £30 million (1999: £37 million) for the year ended March 31, 2000 that is directly applicable to the design, construction and installation of ConsumerCo’s cable television and telecommunications network has been capitalised within additions to network assets. Accumulated interest capitalised included in the total cost of tangible fixed assets at March 31, 2000 amounted to £93 million (1999: £63 million).

      Included in the net book value of Network cable, plant and equipment is £83 million in respect of assets held under finance leases and similar hire purchase contracts (1999: £95 million). Accumulated depreciation on these assets is £42 million (1999: £30 million) and the charge for the year is £12 million (1999: £12 million). Network cable, plant and equipment includes £127 million (1999: £118 million) in respect of assets not yet in service and consequently upon which depreciation has not been charged.

CONSUMERCO

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

15	Debtors

	2000	1999

	£m	£m
Due within one year
Trade debtors outside receivables securitisations	12	7
Amounts due from CWC DataCo (see below)	63	—
Other debtors	18	11
Prepayments and accrued income	38	49

	131	67

Due after more than one year
Prepayments and accrued income	68	69

	199	136

      Where, as part of attributing assets and liabilities to ConsumerCo and CWC DataCo these assets and liabilities are to be transferred between legal entities within the ntl (CWC) group, intragroup balances have been set up.

      Included within prepayments and accrued income, is an amount of £100 million (1999: £112 million) in respect of the IT outsource representing:

	2000			1999

		Due After
	Due Within	More Than
	One Year	One Year	Total	Total

	£m	£m	£m	£m
Security deposit	21	32	53	85
Consolidated billing system charge	9	27	36	14
Transition costs	2	9	11	13

	32	68	100	112

      The consolidated billing system charge is amortised over the life of the outsource contract based on expected billing levels. The transition costs billed by IBM in relation to the transition of the IT function to the outsource provider include external legal, consultancy, property and other technical fees which are amortised over differing periods depending on the period over which ConsumerCo, through the ntl (CWC) group, derives benefit.

16	Debtors within Receivables Securitisation

	2000	1999

	£m	£m
Gross debtors	56	85
Non-returnable proceeds	(29)	(62)

	27	23

      Within the overall working capital facilities, certain trade debtors have been assigned as security against the advance of cash. This security is represented by the assignment of a pool of trade debts to a trust for the benefit of the providers of this securitisation facility. The financing provided against this pool

CONSUMERCO

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

takes into account, inter alia, the risks that may be attached to individual debtors and the expected collection period.

      ConsumerCo, through the ntl (CWC) group, is not obliged (and does not intend) to support any losses arising from the assigned debts against which cash has been advanced. The providers of the finance have confirmed in writing that, in the event of default in payment by a debtor, they will seek repayment of the cash advanced only from the remainder of the pool of debts in which they hold an interest, and that repayment will not be required from ConsumerCo in any other way.

17	Creditors: Amounts Falling Due within One Year

	2000	1999

	£m	£m
Unsecured convertible loan notes	—	9
Current instalments due on loans	543	33
Obligations under finance leases	7	5
Trade creditors	34	35
Amounts owed to CWC DataCo (see below)	—	199
Amounts owed to parent undertaking	13	—
Other taxation and social security	11	5
Other creditors	7	30
Accruals and deferred income	211	171

	826	487

      Where, as part of attributing assets and liabilities to ConsumerCo and CWC DataCo these assets and liabilities are to be transferred between legal entities within the ntl (CWC) group, intragroup balances have been set up.

18	Creditors: Amounts Falling Due After More Than One Year

	2000	1999

	£m	£m
Notes due 2003 ($750m at a coupon rate of 6.375%)	453	453
Notes due 2005 ($650m at a coupon rate of 6.625%)	393	393
Notes due 2008 ($1.1bn at a coupon rate of 6.750%)	665	665
Bonds due 2005 (£300m at a coupon rate of 7.125%)	298	298
Bonds due 2017 (£200m at a coupon rate of 7.375%)	199	199
Loans	965	795
Obligations under finance lease	100	108
Accruals and deferred income	2	5

	3,075	2,916

      With the exception of certain specific finance lease obligations, all debt of ntl (CWC) group has been allocated to ConsumerCo as such debt has primarily been necessary to fund ConsumerCo’s activities.

      Substantially all third party borrowings were repaid as part of the Transaction Agreement and were replaced with approximately £2.2 billion of borrowings from another NTL group company.

CONSUMERCO

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

19	Provisions for Liabilities and Charges

	Onerous	Property
	Obligations	Costs	Total

	£m	£m	£m
At March 31, 1999	5	9	14
Amounts used during the year	(3)	(5)	(8)
Established during the year	—	—	—

At March 31, 2000	2	4	6

      At March 31, 2000 the onerous obligations provision relates to onerous contract commitments not recorded in the books of Two Way TV Limited. This is expected to be utilised over the next five years.

      The remaining provision for property costs relates to the fair value property provision for overmarket rents set up as a result of the acquisition of Bell Cablemedia and NYNEX CableComms in April 1997, and is expected to be utilised over the next 18 years.

20	Deferred Tax

      The amount provided, and the full potential liability, in respect of UK deferred taxation is as follows:

	2000	1999

	£m	£m
Amount provided and potential liability:	—	—
Tax effect of timing differences due to:
Excess capital allowances over depreciation	(206)	(140)
Other timing differences	—	—

	(206)	(140)

      As at March 31, 2000, ConsumerCo had substantial UK tax losses available to carry forward which exceeded the timing differences due to the excess of capital allowances over depreciation. No deferred tax asset has been recognised in the accounts in respect of any unutilised tax losses.

21	Called Up Share Capital

	Number of
	Shares

	2000	1999	2000	1999

	m	m	£m	£m
Authorised:
Ordinary shares of 50p each	2,250	2,250	1,125	1,125
Allotted, issued and fully paid:
Ordinary shares of 50p each	1,496	1,493	748	746

      ntl (CWC) was listed on the London and New York Stock exchanges on April 28, 1997, when 1,489,253,555 shares were issued to acquire Bell Cablemedia and NYNEX CableComms with a further 102,707 being issued on offer acceptances received post-listing.

CONSUMERCO

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

      Allotments of ordinary shares of 50p each during the year to March 31, 2000 were as follows:

	Number of	Gross
	Shares	Consideration
	Allotted	Received

		£
Bell Cablemedia plc Savings-Related Share Option Plan 1994	20,135	59,781
Bell Cablemedia plc No 1 Executive Share Option Plan 1994	13,944	41,521
Bell Cablemedia plc No 2 Executive Share Option Plan 1994	26,902	78,089
3.5% Bell Cablemedia plc unsecured convertible loan notes due 2001	46,242	—
5% Bell Cablemedia unsecured convertible loan notes due 1995 (extended)	2,815,385	—
NYNEX CableComms Employees Share Option Plan	252,250	940,388
NYNEX CableComms Savings-Related Share Option Plan 1995	7,309	22,080
NYNEX CableComms Savings-Related Share Option Plan 1996	36,916	85,867

	3,219,083	1,227,726

      Allotments of ordinary shares of 50p each during the year to March 31, 1999 were as follows:

		Gross
	Number of	consideration
	shares	received
	allotted	£

Bell Cablemedia plc Savings-Related Share Option Plan 1994	36,041	107,006
Bell Cablemedia plc No 1 Executive Share Option Plan 1994	137,199	394,646
Bell Cablemedia plc No 2 Executive Share Option Plan 1994	254,974	731,162
3.5% Bell Cablemedia plc unsecured convertible loan notes due 2001	9,366	—
NYNEX CableComms Employees Share Option Plan	2,373,139	8,847,066
NYNEX CableComms Savings-Related Share Option Plan 1995	29,098	87,905
NYNEX CableComms Savings-Related Share Option Plan 1996	46,218	107,504

	2,886,035	10,275,289

      At March 31, 2000, capital instruments which were convertible into ordinary shares of ntl (CWC) were as follows:

	Principal	Projected
	amount	Number of	Period of
	£	Shares	conversion

5% unsecured convertible loan notes due 1995 (extended)	1,925,000	826,303	1999-2001
3.5% unsecured convertible loan notes due 2001	57,564	23,086	1999-2001

      Both loan notes are convertible at the option of the holders.

CONSUMERCO

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

22 Reserves

	Share	Other
	premium	reserves
	£m	£m

At April 1, 1999	9	(1,034)
Gross premiums on shares allotted	8	—
Amortisation of issue costs relating to capital instruments	—	—
Loss for the financial year	—	(165)
Other movements	—	—

At March 31, 2000	17	(1,199)

23 Financial instruments

      ConsumerCo, through the ntl (CWC) group, holds or issues financial instruments to finance its operations and to manage the interest rate and currency risks arising from its sources of finance. In addition, various financial assets and liabilities, for example, trade debtors, trade creditors, accruals and prepayments, arise directly from operations. ConsumerCo has taken advantage of the exemption available to exclude short term debtors and creditors from disclosures of financial assets and liabilities. Disclosure focuses on those financial instruments which play a significant medium to long term role in the financial risk profile.

      ConsumerCo, through the ntl (CWC) group finances its operations by a mixture of bank borrowings and other long term debt. The ntl (CWC) group borrows in the major debt markets in Sterling and US dollars at both fixed and floating rates of interest, using derivatives where appropriate to generate the desired effective currency profile and interest rate basis. The derivatives used for this purpose are principally interest rate swaps and cross currency swaps.

      The main risks arising from financial instruments are interest rate risk and currency risk.

     Finance and interest rate risk

      ConsumerCo, through the ntl (CWC) group’s exposure to interest rate fluctuations on its borrowings and deposits is managed by using interest rate swaps and forward rate agreements (FRAs). The minimum proportion fixed is higher in the near term than in the longer term, with the aim of reducing the volatility of short term interest costs whilst maintaining the opportunity to benefit from the movements in longer term rates. The interest rate profile of the financial liabilities, after taking account of interest rate swaps, FRAs and cross currency swaps, of ConsumerCo as at March 31, 2000 and 1999 was:

	2000	1999
	Sterling	Sterling
	£m	£m

Floating rate financial liabilities	1,492	117
Fixed rate financial liabilities	2,131	2,828

Total	3,623	2,945

Fixed rate financial liabilities
Weighted average interest rate (%)	6.9%	7.1%
Weighted average period for which rate is fixed (years)	5	6

CONSUMERCO

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

      In addition to swaps, further protection from interest rate movements will be provided by interest rate collars on £700 million for 3 years from July 15, 1999. These start when the last FRAs mature and at this stage the weighted average interest rate is expected to fall further.

      ConsumerCo held the following financial assets as part of its financing arrangements at March 31, 2000:

Currency	£m

Sterling	87

     Liquidity risk

      ConsumerCo, through ntl (CWC) group treasury operations, manages borrowings with respect to both interest and financing risk. Accordingly there are a range of maturities of debt from one year to 17 years. Financial flexibility is provided via the £1,500 million revolving facility, of which £1,000 million is for five years and £500 million for 364 days. At the 2000 year end £700 million was drawn under the five year facility and £350 million was drawn under the 364 day facility.

      The maturity profile of financial liabilities, other than short term creditors such as trade creditors and accruals, at March 31, 2000 and 1999 was:

	2000	1999
	£m	£m

Finance lease obligations are repayable as follows:
Within one year	7	6
Between one and two years	8	6
Between two and five years	31	28
In five or more years	61	74

	107	114

      All finance lease obligations were settled upon acquisition by NTL on May 30, 2000 and replaced with NTL group financing.

	2000	1999
	£m	£m

Loans and Notes are repayable as follows:
Within one year	543	29
Between one and two years	6	4
Between two and five years	1,854	1,541
In five or more years	1,113	1,257

	3,516	2,831

      All loans and notes were settled prior to, or upon, acquisition by NTL on May 30, 2000 and replaced with NTL group financing.

CONSUMERCO

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

      The maturity profile of the ConsumerCo’s undrawn committed borrowing facilities at March 31, 2000 was:

	2000	1999
	£m	£m

Within one year	150	500
Greater than two years	40	225

	190	725

Fair values of financial assets and liabilities

      The estimated fair value of ConsumerCo’s financial instruments are summarised below:

	2000		1999

	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

	£m	£m	£m	£m
Primary financial instruments held or issued to finance operations:
Long term debt	(3,075)	(3,127)	(2,911)	(2,962)
Cash and short term deposits	87	87	127	127
Derivative financial instruments held to manage the interest rate and currency profile
Interest rate swaps — assets	—	9	—	—
Interest rate swaps — (liabilities)	—	—	—	(76)
INTEREST RATE COLLARS — ASSETS	—	5	—	—
INTEREST RATE COLLARS — (LIABILITIES)	—	—	—	(8)
CROSS CURRENCY SWAPS — ASSETS	—	—	—	38
Cross currency swaps — (liabilities)	—	(48)	—	(17)

Cash at bank and in hand, account receivable, account payable, short term borrowings and current investment liabilities.

      The carrying value approximates fair value either because of the short maturity of the instruments or because the interest rate on investments is reset after periods not greater than six months.

Long term borrowings

      The fair value is based on quoted market prices or, where these are not available, on the quoted market prices of comparable debt issued by other companies.

Interest rate swaps, collars and currency swaps

      The fair value of interest rate and currency swaps is the estimated amount which ConsumerCo, through the ntl (CWC) group, expects to pay or receive on the termination of the agreement, taking into consideration current interest rates and the current credit worthiness of the counterparties. The nominal value of the interest rate and currency swaps at March 31, 2000 was £2,898 million (1999: £2,935 million). The nominal value of the interest rate collars at March 31, 2000 was £700 million (1999: £700 million).

CONSUMERCO

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

Currency risk

      ConsumerCo, through the ntl (CWC) group has significant sources of finance denominated in US dollars which have been hedged back into sterling using cross currency swaps.

      Gains and losses on instruments used for hedging are not recognised until the exposure that is being hedged is itself recognised. Unrecognised gains and losses on the instruments used for hedging, and the movements thereon are as follows as at March 31, 2000:

	Gains	Losses	Total

	£m	£m	£m
Unrecognised gains and losses on hedges
As at April 1, 1999	38	(101)	(63)

Gains and losses arising before April 1, 1999 that were not recognised in the year	38	(101)	(63)
Gains and losses arising in the year that were not recognised in the year	(24)	53	29

Unrecognised gains and losses on hedges at March 31, 2000	14	(48)	(34)

Gains and losses expected to be realised in 2000	14	(48)	(34)
Gains and losses expected to be realised in 2001 or later	—	—	—

	14	(48)	(34)

24 Commitments

      The amount of capital expenditure, excluding that relating to the IT outsource, authorised by ConsumerCo, for which no provision has been made in the consolidated financial information is as follows:

	2000	1999

	£m	£m
Contracted	86	180

      ConsumerCo, through the ntl (CWC) group, is also contracted to IBM under the IT outsource agreement. At March 31, 2000, the total outstanding commitment was £1.3 billion which was shared equally between ConsumerCo and CWC DataCo in accordance with the Transaction Agreement for a 10 year period against which the security deposit is offset throughout the term of the contract (1999: £1.5 billion, 1998: £nil).

CONSUMERCO

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

25 Contingent liabilities

      There are no contingent liabilities at March 31, 2000.

26 Leases

      Operating lease commitments payable in the following year, analysed according to the period in which each lease expires are as follows:

	2000	1999

	£m	£m
LAND AND BUILDINGS
Expiring within one year	—	—
Expiring in years two to five	1	—
Expiring thereafter	5	7

	6	7

OTHER ASSETS
Expiring within one year	1	1
Expiring in years two to five	3	—
Expiring thereafter	—	—

	4	1

27 Reconciliation of operating (loss) profit to net cash (outflow) inflow from operating activities

	2000	1999	1998

	£m	£m	£m
Operating (loss)/profit	(13)	45	60
Depreciation and amortisation	156	135	103
Decrease in non refundable receipts from receivables securitisation	(33)	1	61
Increase in debtors	32	(21)	(29)
Decrease in creditors	(231)	60	191

Net cash (outflow)/inflow from operating activities before fundamental reorganisation and IT outsource costs	(89)	220	386
Outflow relating to fundamental reorganisation	(6)	(28)	(30)
Outflow relating to IT outsource transition costs	—	(13)	—

Net cash (outflow)/inflow from operating activities	(95)	179	356

CONSUMERCO

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

28 Cash inflow from acquisitions and disposals

      The analysis of net inflow of cash in respect of the acquisition and disposal of subsidiaries is as follows:

	2000	1999	1998

	£m	£m	£m
Acquisition of subsidiaries	—	(4)	—
Share issue costs	—	—	(49)
Cash acquired with subsidiaries	—	4	137

Net cash inflow from acquisition	—	—	88
Disposal of business	—	4	—

Net cash inflow from acquisitions and disposals	—	4	88

29 Reconciliation of net cash flow to movement in net debt

	2000	1999	1998

	£m	£m	£m
(Decrease) increase in cash in the period	(40)	(102)	144
Cash outflow resulting from debt and lease financing	(706)	(331)	(378)

Changes in net debt resulting from cash flows	(746)	(433)	(234)
Other movements	12	7	—
Acquisition of subsidiaries	—	—	(2,197)
Inception of finance lease contracts	—	—	(30)

Movement in net debt in the period	(734)	(426)	(2,461)
Net (debt) funds at April 1	(2,802)	(2,376)	85

Net debt at March 31	(3,536)	(2,802)	(2,376)

30 Analysis of changes in net debt

	At			At			At
	April 1,	Cash	Other	April 1,	Cash	Other	March 31,
	1998	Flow	Movements	1999	Flow	Movements	2000

	£m	£m	£m	£m	£m	£m	£m
Cash at bank and in hand	229	(102)	—	127	(40)	—	87

Debt due within one year	(28)	10	—	(18)	(541)	9	(550)
Debt due after more than one year	(2,577)	(341)	7	(2,911)	(165)	3	(3,073)

Total debt	(2,605)	(331)	7	(2,929)	(706)	12	(3,623)

Total net (debt) cash	(2,376)	(433)	7	(2,802)	(746)	12	(3,536)

31 Acquisitions and disposals

Acquisitions

      On July 28, 1998, ConsumerCo, through ntl (CWC), subscribed for shares representing 50.1% of the enlarged ordinary share capital of Two Way TV Limited for £13 million.

CONSUMERCO

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

      For Two Way TV Limited the fair value of assets and liabilities acquired, together with the fair value of consideration paid (including acquisition costs) is set out below:

	1999

		1999	CWC
	Book	Fair Value	ConsumerCo
	Value	Adjustments	Fair Value

	£m	£m	£m
Net assets acquired:
Tangible fixed assets	1	—	1
Stocks	—	—	—
Debtors	9	—	9
Cash	4	—	4
Creditors: amounts falling due within one year	(2)	—	(2)
Creditors: amounts falling due after one year	(1)	—	(1)
Provisions	—	(3)	(3)
Minority interest	(4)	—	(4)
	7	(3)	4
Goodwill			9

Fair value of consideration	16	(3)	13

Satisfied by:
Cash			4
Deferred cash consideration			9

      On April 28, 1997 ConsumerCo, through ntl (CWC), acquired 100% of Bell Cablemedia, as enlarged by its acquisition of Videotron, and 100% of NYNEX CableComms. This transaction has been accounted for under the acquisition method. The consideration comprised £2 billion in shares.

CONSUMERCO

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

      For the acquisition of Bell Cablemedia and NYNEX CableComms the fair value of assets and liabilities acquired, together with the fair value of consideration paid (including acquisition costs) is set out below:

	1998

		1998	Accounting
		Fair Value	Policy
	Book Value	Adjustments	Alignment	Fair Value

	£m	£m	£m	£m
Net assets acquired:
Intangible fixed assets	517	—	(517)	—
Tangible fixed assets	2,371	(194)	—	2,177
Debtors	144	(36)	—	108
Cash and cash equivalents	137	—	—	137
Borrowings	(2,000)	(197)	—	(2,197)
Creditors: amounts falling due within one year	(139)	(26)	—	(165)
Provisions	—	(48)	—	(48)
Minority interests	(13)	—	—	(13)

	1,017	(501)	(517)	(1)
Goodwill				2,006

Fair value of consideration
Satisfied by:
Shares allotted				2,005
Cash				—

				2,005

      Bell Cablemedia held £517 million of goodwill in its balance sheet arising principally on its acquisition of Videotron. This amount has been written off directly to reserves in accordance with ConsumerCo policy in 1998.

      The principal fair value adjustments were:

•	An adjustment for £129 million to write-down analogue set-top boxes and head-end equipment, £31 million for property and IT systems and £34 million of other fixed assets;

•	An adjustment to write off deferred financing costs and arrangement fees of £58 million, £25 million of which were classified in debtors and £33 million in borrowings;

•	An adjustment of £164 million to borrowings to restate the high yield debt obligations of Bell Cablemedia at their fair value;

•	An adjustment to provide for onerous contracts of £48 million, including programming costs, future commitments to purchase analogue set-top boxes, property and other items;

•	Other adjustments of £37 million relating to other assets and liabilities.

CONSUMERCO

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

      The fair value of assets and liabilities acquired on each of the significant acquisitions is set out below:

		Fair Value
	Book Value	Adjustments	Fair Value

	£m	£m	£m
NYNEX CableComms:
Tangible fixed assets	1,158	(60)	1,098
Debtors	66	(27)	39
Cash	5	—	5
Borrowings	(615)	—	(615)
Creditors: amounts falling due within one year	(28)	(5)	(33)
Provisions	—	(23)	(23)

	586	(115)	471

		Fair Value	Accounting
	Book Value	Adjustments	Policy Alignment	Fair Value

	£m	£m	£m	£m
Bell Cablemedia:
Intangible fixed assets	517	—	(517)	—
Tangible fixed assets	1,214	(133)	—	1,081
Debtors	78	(9)	—	69
Cash	132	—	—	132
Borrowings	(1,385)	(197)	—	(1,582)
Creditors: amounts falling due within one year	(111)	(21)	—	(132)
Provisions	—	(26)	—	(26)
Minority interests	(13)	—	—	(13)

	432	(386)	(517)	(471)

      The summarised results of ConsumerCo’s material acquisitions, through ntl (CWC), from the end of the previous financial year to the date of acquisition were as follows:

		NYNEX
	Bell Cablemedia	CableComms
	Jan. 1, 1997 to	Jan. 1, 1997 to
	April 28, 1997	April 28, 1997

	£m	£m
Turnover	35	63
Operating loss	(27)	(24)
Loss before tax	(56)	(33)
Taxation	—	7
Loss after tax	(56)	(26)
Minority interests	—	—
Loss attributable to shareholders	(56)	(26)

      There were no recognised gains and losses in these periods other than the losses attributable to shareholders. The table below gives summarised financial information for the ConsumerCo’s material acquisitions for their full financial year prior to acquisition.

CONSUMERCO

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

		NYNEX
	Bell Cablemedia	CableComms
	Year ended	Year ended
	Dec. 31, 1996	Dec. 31, 1996

	£m	£m
Loss after tax	(96)	(74)
Minority interests	—	11

32 Subsequent events

      Certain key transaction steps have taken place subsequent to the balance sheet date, as detailed below.

      Following the announcement of the clearance by the Secretary of State of France Telecom’s investment in NTL on May 10, 2000, all necessary conditions to the ntl (CWC) Scheme of Arrangement which forms part of the Transaction were satisfied.

      With effect from close of trading on May 11, 2000, the listing of ntl (CWC) shares on the London Stock Exchange was cancelled. On May 12, 2000, the ntl (CWC) Scheme became effective. As part of the Scheme, all of the existing ntl (CWC) shares were cancelled and the resulting credit in the books of ntl (CWC) was applied in issuing paid up in full, new ntl (CWC) shares to Cable & Wireless Communications (Holdings) plc. Consequently, Cable & Wireless Communications (Holdings) plc has become the immediate parent undertaking of ntl (CWC). ntl (CWC) shareholders who were on the register of ntl (CWC) at the Dealings Record Time were issued with shares in Cable & Wireless Communications (Holdings) plc in proportion to their cancelled holdings of ntl (CWC) shares. In addition, ntl (CWC) has been re-registered as a private company.

      On May 12, 2000, the ntl (CWC) issued a 30 day redemption notice to the Yankee Bondholders and deposited redemption monies with the Trustee of the Yankee Bonds. On May 13, 2000, CWC DataCo was transferred to Cable & Wireless Communications (Holdings) plc.

      On May 24, 2000, NTL exercised the option granted to it by Cable and Wireless plc, required for completion of the Transaction, which took place on May 30, 2000. Following completion, ntl became the ultimate parent undertaking of the ntl (CWC).

      On June 13, 2000 the Cable & Wireless Communications changed its name to ntl (CWC) Limited.

33 Related party transactions

Transactions with affiliates

      Cable and Wireless and Bell Atlantic Corporation are considered related parties on the basis of their equity shareholdings in ntl (CWC) which at April 30, 2000 amounted to 52.73% (1999: 52.84%) and 18.55% (1999: 18.59%) respectively.

      During the period ConsumerCo had the following transactions with Cable and Wireless:

	Note		2000	1999	1998

			£m	£m	£m
Interest payable			—	—	(1)
Contribution towards group development programme	(i	)	(1)	(1)	(1)
Management service charge payable	(ii	)	—	(1)	(3)
Net lease payments on property	(iii	)	(1)	(1)	—

      All transactions with CWC DataCo undertakings are on commercial terms.

CONSUMERCO

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

Notes:

(i)	Cable and Wireless undertakes a number of development programmes which are of benefit to its subsidiary undertakings. ConsumerCo makes contributions for its share of the cost of these development programmes.

(ii)	Management service charges cover the provision of technical training, marketing, taxation, internal audit and treasury services and other professional advice.

(iii)	This relates to office space in properties rented from Cable and Wireless.

Other Consumerco transactions as part of the ntl (CWC) group

      In the year ended March 31, 1998 ConsumerCo, through the ntl (CWC) group had transactions with Bell Canada International Telecommunications Holdings relating to the transfer of consortium relief. The balance due to Bell Canada International Telecommunication Holdings at March 31, 1998 was £ 3 million.

      ConsumerCo, through ntl (CWC) had an interconnect agreement with Mercury Personal Communications, trading as One2One, a partnership in which Cable and Wireless until October 1999 had a 50% interest. The agreement covers the carrying of traffic on each party’s respective networks. During the year ended March 31, 1998, revenues from One2One were £ 30 million and purchases were £41 million.

      ConsumerCo, through ntl (CWC) reinsures its health care claims fund through Pender Insurance Ltd, a wholly owned subsidiary company of Cable and Wireless. The cost of this arrangement is £ 3.5 million.

ntl (CWC) shareholders’ agreement

      On March 21, 1997, Cable and Wireless, Bell Canada International Telecommunication Holdings, Bell Atlantic, together the Shareholder Companies, and ntl (CWC) entered into an agreement setting out the terms of the relationship among them in respect of ntl (CWC). Under this agreement, the Shareholder Companies have agreed that their group members will enter into contracts with ntl (CWC) only on a normal commercial basis and on arms’ length terms.

Management and technical services agreement

      The Shareholder Companies and ntl (CWC) entered into a management and technical services agreement under which each of the Shareholder Companies provide various services to ntl (CWC) at ntl (CWC)’ request, including tax, legal, internal audit, treasury and corporate finance and human resource services. The services which may be provided by ntl (CWC) to each of the Shareholder Companies include payroll and accounting, car fleet management and VAT services. The terms and conditions of any services requested will be negotiated and agreed on an arm’s length basis.

Secondment agreement

      The Shareholder Companies and ntl (CWC) have also entered into the Secondment Agreement pursuant to which each of the Shareholder Companies, on the one hand, and ntl (CWC), on the other hand, will, subject to certain conditions, be able to second their employees or employees of their subsidiary undertakings to each other, respectively, or to companies within their respective groups. The fee for any such secondment will broadly be based on the employee’s salary, remuneration and other benefits paid or provided to the employee by the providing company.

CONSUMERCO

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

Tax agreements

      Under the Tax Sharing Agreement entered into on March 21, 1997 between the Shareholder Companies and ntl (CWC) i) the tax affairs of ntl (CWC) will be managed on a “stand alone” basis; ii) dividends paid by ntl (CWC) will be paid outside of any election under Section 247 of the Income and Corporation Tax Act 1988; iii) Cable and Wireless will be entitled to surrender, but did not in the year ended March 31, 1999, to ntl (CWC) ACT to the fullest extent permitted by law (such surrender to be for payment); iv) the shareholders will consider proposals to structure such surrenders in such a way as to reduce the tax disadvantage for Bell Atlantic; v) ntl (CWC) will make, at the request of Bell Atlantic, certain elections with regard to its subsidiaries for the purposes of reducing US tax disadvantages to Bell Atlantic, unless such elections would have a detrimental effect on the affairs of ntl (CWC), its subsidiaries, or the other shareholders; vi) ntl (CWC) will consult generally with the shareholders regarding its tax affairs.

Cable and Wireless Licence

      Cable and Wireless has granted ntl (CWC) the right to use the ’Cable & Wireless’, ’C&W’ and Globe Device trade marks (together with other trade marks relating to Cable and Wireless products previously offered by Mercury) in the United Kingdom on a royalty free basis.

34 Principal operating subsidiary undertakings

	Country of
Subsidiary	incorporation	Holding	Principal activities

ntl (Aylesbury and Chiltern) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Broadland) Limited	UK	100%	Cable TV and telecommunications provider
ntl (County Durham) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Ealing) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Fenland) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Greenwich and Lewisham) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Hampshire) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Harrogate) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Harrow) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Kent) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Lambeth and Southwark) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Leeds) Limited	UK	100%	Cable TV and telecommunications provider
ntl Wirral Telephone and Cable TV Company	UK	100%	Cable TV and telecommunications provider
ntl (Norwich) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Peterborough) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Southampton and Eastleigh) Limited	UK	100%	Cable TV and telecommunications provider
ntl (South East) Limited	UK	100%	Cable TV and telecommunications provider
ntl (South Hertfordshire) Limited	UK	33.3%	Cable TV and telecommunications provider
ntl (South London) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Thamesmead) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Wandsworth) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Wearside) Limited	UK	100%	Cable TV and telecommunications provider
ntl (West London) Limited	UK	100%	Cable TV and telecommunications provider
ntl (York) Limited	UK	100%	Cable TV and telecommunications provider
ntl CableComms Bolton	UK	100%	Cable TV and telecommunications provider

CONSUMERCO

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

	Country of
Subsidiary	incorporation	Holding	Principal activities

ntl CableComms Bromley	UK	100%	Cable TV and telecommunications provider
ntl CableComms Bury and Rochdale	UK	100%	Cable TV and telecommunications provider
ntl CableComms Cheshire	UK	100%	Cable TV and telecommunications provider
ntl CableComms Derby	UK	100%	Cable TV and telecommunications provider
ntl CableComms East Lancashire	UK	100%	Cable TV and telecommunications provider
ntl CableComms Greater Manchester	UK	100%	Cable TV and telecommunications provider
ntl CableComms Macclesfield	UK	100%	Cable TV and telecommunications provider
ntl CableComms Oldham and Tameside	UK	100%	Cable TV and telecommunications provider
ntl CableComms Solent	UK	100%	Cable TV and telecommunications provider
ntl CableComms Staffordshire	UK	100%	Cable TV and telecommunications provider
ntl CableComms Stockport	UK	100%	Cable TV and telecommunications provider
ntl CableComms Surrey	UK	100%	Cable TV and telecommunications provider
ntl CableComms Sussex	UK	100%	Cable TV and telecommunications provider
ntl CableComms Wessex	UK	100%	Cable TV and telecommunications provider
ntl CableComms Wirral	UK	100%	Cable TV and telecommunications provider
ntl (CWC) Programming Limited	UK	100%	Cable programming company
ntl Communications Services Limited	UK	100%	Management company
Two Way TV Limited	UK	50.1%	Development company

35	Summary of differences between UK and US generally accepted accounting principles

     Basis of preparation

      ConsumerCo has prepared its combined financial statements in accordance with generally accepted accounting principles in the United Kingdom which differ in certain material respects from US generally accepted accounting principles. The significant differences relate principally to the following items and the adjustments necessary to restate net loss and shareholders’ equity in accordance with US generally accepted accounting principles are shown below.

          a) Goodwill

      Under UK generally accepted accounting principles, goodwill arising on acquisitions before April 1, 1998 is eliminated directly against reserves. Goodwill arising on acquisitions after April 1, 1998 is capitalised and amortised through the profit and loss account over the Directors’ estimate of its useful economic life, which may be up to 20 years. Under US generally accepted accounting principles goodwill is capitalised and amortised by charges against income up to 20 years.

          b) Deferred tax

      Under UK generally accepted accounting principles, provision is made for deferred taxation only when there is a reasonable probability that the liability will arise in the foreseeable future. US generally accepted accounting principles requires full provision for deferred income taxes under the liability method on all temporary differences and, if required, a valuation allowance is established to reduce gross deferred tax assets to the amount which is likely to be realised.

          c) Prematurity

      Under US generally accepted accounting principles, depreciation of costs in the period between the completion of a portion of the network and the time that expected subscriber numbers are achieved (the

CONSUMERCO

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

prematurity period) are determined in accordance with SFAS 51, “Financial Reporting by Cable Television Companies”. This requires that depreciation and capitalisation during the prematurity period be determined by reference to the ratio of the greater of i) the average number of customers expected that month as estimated at the beginning of the prematurity period; ii) the average number of customers that would be attained using at least equal, that is, straight line, monthly progress in adding new customers towards the estimate of customers at the end of the prematurity period; and iii) the average number of actual customers — to the estimated number of customers at the end of the prematurity period. ConsumerCo follows policies which, because the size of the portion of the network tracked is significantly smaller than a “portion” under SFAS 51, result in no material difference to applying SFAS 51.

      Under UK generally accepted accounting principles interest on borrowings used to finance construction of the network is capitalized until that portion of the network is completed, hence no interest on borrowings that continue to finance completed portions of the network in the prematurity period is capitalised. However, US generally accepted accounting principles allow such interest to continue to be capitalised in the prematurity period.

          d) Cash flows

      The Cash Flow Statement is prepared in accordance with the UK Financial Reporting Standard No. 1 Revised, Cash Flow Statements, referred to as FRS1 Revised, for UK generally accepted accounting principles reporting. Its objective and principles are similar to those set out in Statement of Financial Accounting Standard (SFAS) 95, “Statement of Cash Flows”. The principal difference between the standards is in respect of classification. Under FRS 1 Revised, ConsumerCo presents its combined cash flows for: operating activities;

      returns on investments and servicing of finance; taxation; capital expenditure and financial investment; acquisitions and disposals; equity dividends paid; and financing. SFAS 95 requires only three categories of cash flow activity; operating; investing and financing.

      Cash flows arising from taxation and returns on investments and servicing of finance under FRS 1 Revised would, with the exception of dividends paid, be included as operating activities under SFAS 95; dividend payments would be included as a financing activity under SFAS 95. Under FRS 1 Revised, cash is defined as cash in hand and deposits repayable on demand, short term deposits which are readily convertible into known amounts of cash at or close to their carrying value are classified as liquid resources. SFAS 95 defines cash and cash equivalents as cash in hand and short term highly liquid investments with original maturities of three months or less. Cash flows in respect of short term deposits with original maturities exceeding three months are included in investing activities under SFAS 95 and are included in capital expenditure and financial investments under FRS 1 Revised.

          e) Debt

      On May 12, 2000, ConsumerCo issued a 30 day redemption notice to Yankee Bondholders and deposited redemption monies with the Trustee of the Yankee Bonds. This debt was treated as long term under UK GAAP. However, in accordance with US GAAP, ConsumerCo had committed to pay the monies prior to release of these financial statements, therefore this debt is classified as current.

      The effects of these different accounting principles are as follows:

      An exchange rate of US$1.63 has been used to translate sterling to US dollars. Such translations are for convenience only and should not be construed as representations that the sterling amounts have been converted into US dollars at that or any other rate.

CONSUMERCO

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

Reconciliation of UK/ US GAAP

	2000	2000	1999

	$m	£m	£m
Reconciliation of UK/US GAAP — net loss
Net loss as reported under UK GAAP	(269)	(165)	(135)
US GAAP adjustments:
Amortisation of goodwill	(165)	(101)	(101)
Capitalisation of Prematurity Interest	7	4	—
Deferred Tax	(18)	(11)	—

Net loss under US GAAP	(445)	(273)	(236)

	2000	2000	1999

	$m	£m	£m
Reconciliation of UK/US GAAP — Shareholders’ equity
Shareholders’ equity as reported under UK GAAP	(707)	(434)	(279)
Goodwill	2,799	1,717	1,818
Capitalisation of Prematurity Interest	7	4	—
Deferred Tax	(18)	(11)	—

Shareholders’ equity under US GAAP	2,081	1,276	1,539

	2000	2000	1999

	$m	£m	£m
Combined statement of cash flows under US GAAP
Net cash (used) provided by operating activities	(31)	(19)	(223)
Net cash used in investing activities	(1,133)	(695)	(234)
Net cash provided by financing activities	1,099	674	355

Net change in cash under US GAAP	(65)	(40)	(102)

          No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

NTL Incorporated

Common Stock

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

      The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by the Company in connection with the offering.

SEC registration fee	$75,511
Legal fees and expenses	100,000
Accounting fees and expenses	50,000
Printing fees	25,000
Miscellaneous expenses	50,000

Total	$300,511

Item 14.	Indemnification of Directors and Officers.

      Section 145 of the DGCL authorizes a corporation to indemnify its directors, officers, employees and agents against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement reasonably incurred, including liabilities under the Securities Act, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, although in the case of proceedings brought by or on behalf of the corporation, indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation, unless the court determines otherwise. Our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our officers and directors to the full extent permitted by Delaware law.

      Section 102(b)(7) of the DGCL authorizes a corporation to limit or eliminate its directors’ liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for

      (1) breaches of the duty of loyalty;

      (2) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law;

      (3) unlawful payments of dividends, stock purchases or redemptions; or

      (4) transactions from which a director derives an improper personal benefit.

      Section 145 of the DGCL authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or her and incurred by him or her in his or her capacity as a director, officer, employee or agent of the corporation, or arising out of his or her status as a director, officer, employee or agent of the corporation. Our amended and restated certificate of incorporation and amended and restated bylaws provide that we may, to the full extent permitted by law, purchase and maintain insurance on behalf of any of our directors, officers, employees or agents against any liability that may be asserted against him or her and we currently maintain this insurance. We have liability insurance covering our directors and officers for claims asserted against them or incurred by them in their capacity as directors and officers, including claims brought under the Securities Act. In addition, we provide indemnity agreements to our officers and directors. Under our bylaws and these indemnity agreements, we must indemnify an indemnitee to the fullest extent permitted by the DGCL for losses and expenses incurred in connection with actions in which the indemnitee is involved by reason of having been a director or officer of ours. We are also obligated to advance expenses an indemnitee may incur in connection with such actions before any resolution of the action. The form of indemnity agreement provided to our directors and officers has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Item 15.                           Recent Sales of Unregistered Securities.

      On the effective date, pursuant to the Company’s reorganization under Chapter 11 of the U.S. Bankruptcy Code, the Company issued 50,000,969 shares of our common stock and Series A warrants exercisable for an aggregate of approximately 8,750,496 shares of our common stock to certain former creditors and stockholders of the Company and our subsidiaries in reliance on the exemption from registration afforded by Section 1145 of the U.S. Bankruptcy Code. We received no proceeds from the issuance of such shares of our common stock and Series A warrants.

      In February 2002, as approved pursuant to the Chapter 11 reorganization in January 2003, we agreed to issue to UBS Securities LLC in April 2004 shares of our common stock, up to $4 million in value, in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The shares will be issued if the value of the shares received by our former debt holders in our Chapter 11 reorganization exceeds specified levels. The shares will be valued for these purposes based upon the market price of the shares over the 60 day trading period commencing January 10, 2004.

      Also on the effective date of the Chapter 11 reorganization, in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, the Company and certain of our subsidiaries issued 19% Senior Secured Notes due 2010 (referred to as the Exit Notes) and 500,000 shares of our common stock to the initial purchasers of the Exit Notes. The gross proceeds from the Exit Notes and such shares totaled $500 million.

      On January 24 and April 16, 2003, in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, an aggregate of 133,912 shares of our common stock was issued in escrow to certain of our executives pursuant to their employment agreements. 73,928 of these shares were released from escrow on August 15, 2003, 32,609 shares were released from escrow in September 2003, and the remaining restricted shares were released on October 10, 2003.

      In reliance on the exemption from registration provided by Section 4(2) of the Securities Act, we granted 200,000 shares of restricted common stock to our chairman, James F. Mooney, on March 28, 2003, 16,667 of which vested on March 31, 2003. The remaining shares will vest and be released from escrow over a three-year period.

      On September 26, 2003, in reliance on the exemption from registration provided by Section 4(2), two of our existing stockholders, W.R. Huff Asset Management and Franklin Mutual Advisers, entered into agreements with us to exercise rights distributed to them in our recently completed rights offering, which totaled 7,618,254 shares. Upon the exercise of the rights received by them at a price of $40.00 per share, we received gross proceeds of $304.7 million.

Item 16.                           Exhibits and Financial Statement Schedules.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of February 9, 2000, by and among NTL Incorporated (now NTL Europe, Inc.), NTL Holdings Incorporated (now NTL (Delaware), Inc.) and Holdings Merger Sub Inc. (Incorporated by reference to Exhibit 2.1 to Amendment No. 1 to the Registration Statement on Form S-3/ A filed by NTL (Delaware), Inc. and NTL Incorporated on July 14, 2000, File No. 333-36434)
2.2	Agreement and Plan of Merger, dated as of March 26, 1999, by and among NTL Incorporated (now NTL (Delaware), Inc.), NTL Communications Corp. (now NTL Incorporated) and NTL Mergerco, Inc. (Incorporated by reference to Exhibit 2.1 to Amendment No. 2 to the Registration Statement on Form S-3/ A filed by NTL Incorporated and NTL Communications Corp. on June 3, 1999, File No. 333-72335)
2.3	Agreement and Plan of Amalgamation, dated as of February 4, 1998, as amended, by and among NTL Incorporated, NTL (Bermuda) Limited, and Comcast UK Cable Partners Limited (Incorporated by reference to Annex A to the Registration Statement on Form S-4 filed by NTL Incorporated on September 30, 1998, File No. 333-64727)

Exhibit No.	Description

2.4	Amendment No. 1 to Agreement and Plan of Amalgamation, dated as of May 28, 1998, by and among NTL Incorporated, NTL (Bermuda) Limited and Comcast UK Cable Partners Limited (Incorporated by reference to Annex B to the Registration Statement on Form S-4 filed by NTL Incorporated on September 30, 1998, File No. 333-64727)
2.5	Amendment No. 2 to Agreement and Plan of Amalgamation, dated as of August 14, 1998, by and among NTL Incorporated, NTL (Bermuda) Limited and Comcast UK Cable Partners Limited (Incorporated by reference to Annex C to the Registration Statement on Form S-4 filed by NTL Incorporated on September 30, 1998, File No. 333-64727)
2.6	Share Exchange Agreement, dated as of June 16, 1998, by and among NTL Incorporated and the shareholders of Diamond Cable Communications plc (Incorporated by reference to Annex A to the Proxy Statement filed by NTL Incorporated on January 29, 1999, File No. 000-22616)
2.7	Amendment No. 1 to Share Exchange Agreement, dated as of December 21, 1998, by and among NTL Incorporated and the shareholders of Diamond Cable Communications plc (Incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by NTL Incorporated on December 23, 1998, File No. 000-22616)
2.8	Restated Transaction Agreement, dated as of July 26, 1999, by and among Bell Atlantic Corporation, Cable and Wireless plc, Cable & Wireless Communications plc and NTL Incorporated (Incorporated by reference to Annex J to the Proxy Statement filed by NTL Incorporated on February 11, 2000, File No. 000-25691)
2.9	Second Amended Joint Reorganization Plan of NTL Incorporated and Certain Subsidiaries, dated July 15, 2002 (as subsequently modified) (Incorporated by reference to Exhibit 2.8 of NTL Incorporated’s Registration Statement on Form S-1 (File No. 333-103135) filed on February 12, 2003, as amended on June 25, 2003)
3.1	Amended and Restated Certificate of Incorporation of NTL Communications Corp. (now NTL Incorporated) (Incorporated by reference to Exhibit 1 to the Registration Statement on Form 8-A filed by NTL Incorporated on January 10, 2003, File No. 000-22616)
3.2	Amended and Restated Bylaws of NTL Incorporated (Incorporated by reference to Exhibit 2 to the Registration Statement on Form 8-A filed by NTL Incorporated on January 10, 2003, File No. 000-22616)
4.1	Equity Registration Rights Agreement, dated as of January 10, 2003, by and among NTL Incorporated and the stockholders listed on the signature pages thereto (Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by NTL Incorporated on January 10, 2003, File No. 000-22616)
4.2	Exchange and Registration Rights Agreement, dated as of January 10, 2003, by and among NTL Incorporated, the Guarantors listed on the signature pages thereto and the initial purchasers of the Notes listed on the signature pages thereto (Incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed by NTL Incorporated on January 10, 2003, File No. 000-22616)
4.3	Registration Rights Agreement, dated as of September 26, 2003, between NTL Incorporated and W.R. Huff Asset Management Co., L.L.C. (Incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1, File No. 333-109194)
4.4	Registration Rights Agreement, dated as of September 26, 2003, between NTL Incorporated and Franklin Mutual Advisers, LLC on behalf of and in its capacity as agent and investment manager for various holders (Incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-1, File No. 333-109194)
4.5	Registration Rights Agreement, dated as of September 26, 2003, between NTL Incorporated and Oaktree Capital Management, LLC on behalf of and in its capacity as the general partner or investment manager of certain funds and accounts it manages (Incorporated by reference to Exhibit 4.5 to the Registration Statement on Form S-1, File No. 333-109194)

Exhibit No.		Description

4.6		Indenture, dated as of January 9, 2003, by and among NTL Incorporated, the Guarantors listed on the signature pages thereto and U.S. Bank National Association, as trustee (Incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed by NTL Incorporated on January 10, 2003, File No. 000-22616)
4.7		Indenture, dated as of November 15, 1995, by and between Comcast UK Cable Partners Limited and Bank of Montreal Trust Company as Trustee with respect to the 11.20% Senior Discount Debentures due 2007(Incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Registration Statement on Form S-1/ A filed by Comcast UK Cable Partners Limited on November 5, 1995, File No. 33-96932)
4.8		First Supplemental Indenture, dated as of October 29, 1998, by and between NTL (Bermuda) Limited (now NTL (Triangle) LLC) and Bank of Montreal Trust Company as Trustee, with respect to the 11.20% Senior Discount Debentures due 2007 (Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by NTL (Triangle) LLC (formerly known as Comcast UK Cable Partners Limited) on November 4, 1998, File No. 000-24792)
4.9		Indenture, dated as of February 6, 1998, by and among Diamond Holdings plc, Diamond Cable Communications plc, and The Bank of New York as Trustee, with respect to the 10% Senior Notes due February 1, 2008 and 9 1/8% Senior Notes due February 1, 2008 (Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4, filed by Diamond Cable Communications plc on March 20, 1998, File No. 333-48413)
4.10		Series A Warrant Agreement, dated as of January 10, 2003, by and between NTL Incorporated and Continental Stock Transfer & Trust Company, as Warrant Agent (Incorporated by reference to Exhibit 3 to the Registration Statement on Form 8-A filed by NTL Incorporated on January 10, 2003, File No. 000-22616)
4.11		Rights Agreement, dated as of January 10, 2003, by and between NTL Incorporated and Continental Stock Transfer & Trust Company, as Rights Agent (Incorporated by reference to Exhibit 4 to the Registration Statement on Form 8-A filed by NTL Incorporated on January 10, 2003, File No. 000-22616)
4.12		Amendment to Rights Agreement, dated as of September 26, 2003, by and between NTL Incorporated and Continental Stock Transfer & Trust Company, as Rights Agent (Incorporated by reference to Exhibit 4.12 to the Registration Statement on Form S-1, File No. 333-109194)
5	.1*	Opinion, dated February 12, 2003, of Skadden, Arps, Slate, Meagher & Flom LLP as to the legality of the common stock being registered hereby
5	.2†	Opinion, dated December 24, 2003, of Fried, Frank, Harris, Shriver & Jacobson LLP as to the legality of the common stock being registered hereby
10.1		Purchase Agreement, dated as of January 9, 2003, by and among NTL Incorporated, the Guarantors listed on the signature pages thereto and the initial purchasers of the Notes listed on the signature pages thereto (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by NTL Incorporated on January 10, 2003, File No. 000-22616)
10.2		£2,500,000,000 Credit Agreement originally dated May 30, 2000, among NTL Communications Limited, NTL Business Limited (which novated its rights and obligations to NTL Investment Holdings Limited), NTL Communications Corp. (now NTL Incorporated), J.P. Morgan plc (formerly known as Chase Manhattan plc), Morgan Stanley Dean Witter Bank Limited, J.P. Morgan Europe Limited (formerly known as Chase Manhattan International Limited) and the lenders party thereto (as amended, varied, supplemented, novated and restated to date and from time to time) (Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by NTL Incorporated on January 10, 2003, File No. 000-22616)

Exhibit No.	Description

10.3	£1,300,000,000 Amended and Restated Credit Agreement originally dated May 30, 2000, among NTL Communications Corp. (now NTL Incorporated), Communications Cable Funding Corp., NTL (UK) Group, Inc., NTL Communications Ltd, J.P. Morgan plc (formerly known as Chase Manhattan plc), Morgan Stanley Dean Witter Bank Limited and J.P. Morgan Europe Limited (formerly known as Chase Manhattan International Ltd) (as amended, varied, supplemented, novated and restated to date and from time to time) (Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by NTL Incorporated on January 10, 2003, File No. 000-22616)
10.4	Tax Sharing Agreement, dated January 10, 2003, by and among NTL Europe, Inc., and its affiliates, and NTL Incorporated (Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by NTL Incorporated on January 10, 2003, File No. 000-22616)
10.5	Transitional Services Agreement, dated January 10, 2003, by and between NTL Europe, Inc. and NTL Incorporated (Incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by NTL Incorporated on January 10, 2003, File No. 000-22616)
10.6	Demerger Agreement, dated January 9, 2003, by and between NTL Europe, Inc. and NTL Incorporated (Incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed by NTL Incorporated on January 10, 2003, File No. 000-22616)
10.7	Novation Agreement, dated January 9, 2003, by and among NTL Communications Corp., NTL Incorporated, NTL (Delaware), Inc., various subsidiaries of NTL Incorporated, Cable & Wireless Public Limited Company and various subsidiaries of Cable & Wireless (Incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed by NTL Incorporated on January 10, 2003, File No. 000-22616)
10.8	Form of 2003 Stock Option Plan of NTL Incorporated (Incorporated by reference to Exhibit 10.8 of NTL Incorporated’s Registration Statement on Form S-1 (File No. 333-103135) filed on February 12, 2003, as amended on June 25, 2003)
10.9	Summary Terms of NTL Group 2003 Bonus Scheme (Incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-1, File No. 333-109194)
10.10	Framework Agreement for the Provision of IT Outsourcing Services, dated as of May 23, 2001, by and between NTL Group Limited and IBM United Kingdom Limited (Incorporated by reference to Exhibit 10.9 to the 2001 Annual Report on Form 10-K, filed by NTL Incorporated on April 16, 2002, File No. 001-16183)
10.11	Amendment, dated as of April 5, 2002 to the Framework Agreement for the Provision of IT Outsourcing Services, dated as of May 23, 2001, by and among NTL Group Limited, IBM United Kingdom Limited and IBM United Kingdom Financial Services Limited (Incorporated by reference to Exhibit 10.10 to the 2001 Annual Report on Form 10-K filed by NTL Incorporated on April 16, 2002, File No. 001-16183)
10.12	Amendment, dated as of September 30, 2003 to Framework Agreement for the Provision of IT Outsourcing Services, dated as of May 23, 2001, by and among NTL Group Limited, IBM United Kingdom Limited and IBM United Kingdom Financial Services Limited (Incorporated by reference to Exhibit 10.12 to Amendment No. 1 to the Registration Statement on Form S-1, File No. 333-109194)
10.13	Employment Agreement, dated as of November 7, 2002 between NTL Communications Corp. (now NTL Incorporated) and Barclay Knapp (Incorporated by reference to Exhibit 10.11 of NTL Incorporated’s Registration Statement on Form S-1 (File No. 333-103135) filed on February 12, 2003, as amended on June 25, 2003)
10.14	Employment Agreement, dated as of November 7, 2002 between NTL Communications Corp. (now NTL Incorporated) and Richard J. Lubasch (Incorporated by reference to Exhibit 10.12 of NTL Incorporated’s Registration Statement on Form S-1 (File No. 333-103135) filed on February 12, 2003, as amended on June 25, 2003)
10.15	Employment Agreement, dated as of November 7, 2002 between NTL Communications Corp. (now NTL Incorporated) and Bret Richter (Incorporated by reference to Exhibit 10.13 of NTL Incorporated’s Registration Statement on Form S-1 (File No. 333-103135) filed on February 12, 2003, as amended on June 25, 2003)

Exhibit No.	Description

10.16	Employment Agreement, dated as of January 10, 2003 between NTL Communications Corp. (now NTL Incorporated) and Gregg Gorelick (Incorporated by reference to Exhibit 10.14 of NTL Incorporated’s Registration Statement on Form S-1 (File No. 333-103135) filed on February 12, 2003, as amended on June 25, 2003)
10.17	Employment Agreement, dated as of November 7, 2002 between NTL Communications Corp. (now NTL Incorporated) and Lauren H. Blair (Incorporated by reference to Exhibit 10.15 of NTL Incorporated’s Registration Statement on Form S-1 (File No. 333-103135) filed on February 12, 2003, as amended on June 25, 2003)
10.18	Employment Agreement, dated as of March 19, 2003 between NTL Incorporated and Simon Duffy (Incorporated by reference to Exhibit 10.17 to the Registration Statement on Form S-1, File No. 333-109194)
10.19	Employment Agreement, dated as of March 4, 2003 between NTL Incorporated and Howard Kalika (Incorporated by reference to Exhibit 10.18 to the Registration Statement on Form S-1, File No. 333-109194)
10.20	Employment Agreement, dated as of March 4, 2003 between NTL Incorporated and Richard Martin (Incorporated by reference to Exhibit 10.19 to the Registration Statement on Form S-1, File No. 333-109194)
10.21	Employment Agreement, dated as of March 4, 2003 between NTL Incorporated and Scott Schubert (Incorporated by reference to Exhibit 10.20 to the Registration Statement on Form S-1, File No. 333-109194)
10.22	Employment Agreement, between NTL Incorporated and Stephen Carter Incorporated by reference to Exhibit 10.22 to Amendment No. 1 to the Registration Statement on Form S-1, File No. 333-109194)
10.23	Employment Agreement, dated as of September 17, 2003 between NTL Incorporated and James F. Mooney (Incorporated by reference to Exhibit 10.22 to the Registration Statement on Form S-1, File No. 333-109194)
10.24	Compromise Agreement, dated as of November 6, 2002 between NTL Incorporated and Stephen Carter (Incorporated by reference to Exhibit 10.23 to Amendment No. 1 to the Registration Statement on Form S-1, File No. 333-109194)
10.25	Severance Agreement, dated as of June 2003 between NTL Incorporated and Richard J. Lubasch (Incorporated by reference to Exhibit 10.24 to the Registration Statement on Form S-1, File No. 333-109194)
10.26	Severance Agreement, dated as of June 25, 2003 between NTL Incorporated and Lauren H. Blair (Incorporated by reference to Exhibit 10.25 to the Registration Statement on Form S-1, File No. 333-109194)
10.27	Severance Agreement, dated as of July 23, 2003 between NTL Incorporated and Gregg Gorelick (Incorporated by reference to Exhibit 10.26 to the Registration Statement on Form S-1, File No. 333-109194)
10.28	Severance Agreement, dated as of June 27, 2003 between NTL Incorporated and Jared L. Gurfein (Incorporated by reference to Exhibit 10.27 to the Registration Statement on Form S-1, File No. 333-109194)
10.29	Severance Agreement, dated as of June 25, 2003 between NTL Incorporated and Bret Richter (Incorporated by reference to Exhibit 10.28 to the Registration Statement on Form S-1, File No. 333-109194)
10.30	Separation and Consulting Agreement, dated as of September 23, 2003 between NTL Incorporated and Barclay Knapp (Incorporated by reference to Exhibit 10.29 to the Registration Statement on Form S-1, File No. 333-109194)
10.31	Restricted Stock Agreement, dated as of March 28, 2003 between NTL Incorporated and James F. Mooney (Incorporated by reference to Exhibit 10.30 to the Registration Statement on Form S-1, File No. 333-109194)

Exhibit No.		Description

10.32		Form of Director and Officer Indemnity Agreement and a schedule of persons to whom the agreement has been provided (Incorporated by reference to Exhibit 10.31 to the Registration Statement on Form S-1, File No. 333-109194)
12	.1†	Computation of Ratio of Earnings to Fixed Charges
21.1		Subsidiaries of the registrant (Incorporated by reference to Exhibit 21.1 to the Registration Statement on Form S-1, File No. 333-109194)
23	.1†	Consent of Ernst & Young LLP
23.2		Consent of Arthur Andersen (omitted pursuant to Rule 437a under the Securities Act)
23	.3*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)
23	.4†	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in Exhibit 5.2)
24	.1†	Power of Attorney (included on the signature page)

†	Filed herewith.

*	Previously filed.

Item 17.	Undertakings.

      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(5) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on the 24th day of December, 2003.

NTL INCORPORATED

By:	/s/ SCOTT E. SCHUBERT

Name: Scott E. Schubert
Title: Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ SIMON P. DUFFY

Name: Simon P. Duffy
Title: Chief Executive Officer and Director (principal executive officer)
Date: December 24, 2003

/s/ SCOTT E. SCHUBERT

Name: Scott E. Schubert
Title: Chief Financial Officer (principal financial officer)
Date: December 24, 2003

/s/ ROBERT C. GALE

Name: Robert C. Gale
Title: Vice President–Controller (principal accounting officer)
Date: December 24, 2003

/s/ JAMES F. MOONEY

Name: James F. Mooney
Title: Chairman
Date: December 24, 2003

/s/ EDWIN M. BANKS

Name: Edwin M. Banks
Title: Director
Date: December 24, 2003

/s/ JEFFREY D. BENJAMIN

Name: Jeffrey D. Benjamin
Title: Director
Date: December 24, 2003

/s/ DAVID ELSTEIN

Name: David Elstein
Title: Director
Date: December 24, 2003

/s/ CHARLES K. GALLAGHER

Name: Charles K. Gallagher
Title: Director
Date: December 24, 2003

/s/ WILLIAM R. HUFF

Name: William R. Huff
Title: Director
Date: December 24, 2003

/s/ BRETT G. WYARD

Name: Brett G. Wyard
Title: Director
Date: December 24, 2003

/s/ GEORGE R. ZOFFINGER

Name: George R. Zoffinger
Title: Director
Date: December 24, 2003

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of February 9, 2000, by and among NTL Incorporated (now NTL Europe, Inc.), NTL Holdings Incorporated (now NTL (Delaware), Inc.) and Holdings Merger Sub Inc. (Incorporated by reference to Exhibit 2.1 to Amendment No. 1 to the Registration Statement on Form S-3/ A filed by NTL (Delaware), Inc. and NTL Incorporated on July 14, 2000, File No. 333-36434)
2.2	Agreement and Plan of Merger, dated as of March 26, 1999, by and among NTL Incorporated (now NTL (Delaware), Inc.), NTL Communications Corp. (now NTL Incorporated) and NTL Mergerco, Inc. (Incorporated by reference to Exhibit 2.1 to Amendment No. 2 to the Registration Statement on Form S-3/ A filed by NTL Incorporated and NTL Communications Corp. on June 3, 1999, File No. 333-72335)
2.3	Agreement and Plan of Amalgamation, dated as of February 4, 1998, as amended, by and among NTL Incorporated, NTL (Bermuda) Limited, and Comcast UK Cable Partners Limited (Incorporated by reference to Annex A to the Registration Statement on Form S-4 filed by NTL Incorporated on September 30, 1998, File No. 333-64727)
2.4	Amendment No. 1 to Agreement and Plan of Amalgamation, dated as of May 28, 1998, by and among NTL Incorporated, NTL (Bermuda) Limited and Comcast UK Cable Partners Limited (Incorporated by reference to Annex B to the Registration Statement on Form S-4 filed by NTL Incorporated on September 30, 1998, File No. 333-64727)
2.5	Amendment No. 2 to Agreement and Plan of Amalgamation, dated as of August 14, 1998, by and among NTL Incorporated, NTL (Bermuda) Limited and Comcast UK Cable Partners Limited (Incorporated by reference to Annex C to the Registration Statement on Form S-4 filed by NTL Incorporated on September 30, 1998, File No. 333-64727)
2.6	Share Exchange Agreement, dated as of June 16, 1998, by and among NTL Incorporated and the shareholders of Diamond Cable Communications plc (Incorporated by reference to Annex A to the Proxy Statement filed by NTL Incorporated on January 29, 1999, File No. 000-22616)
2.7	Amendment No. 1 to Share Exchange Agreement, dated as of December 21, 1998, by and among NTL Incorporated and the shareholders of Diamond Cable Communications plc (Incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by NTL Incorporated on December 23, 1998, File No. 000-22616)
2.8	Restated Transaction Agreement, dated as of July 26, 1999, by and among Bell Atlantic Corporation, Cable and Wireless plc, Cable & Wireless Communications plc and NTL Incorporated (Incorporated by reference to Annex J to the Proxy Statement filed by NTL Incorporated on February 11, 2000, File No. 000-25691)
2.9	Second Amended Joint Reorganization Plan of NTL Incorporated and Certain Subsidiaries, dated July 15, 2002 (as subsequently modified) (Incorporated by reference to Exhibit 2.8 of NTL Incorporated’s Registration Statement on Form S-1 (File No. 333-103135) filed on February 12, 2003, as amended on June 25, 2003)
3.1	Amended and Restated Certificate of Incorporation of NTL Communications Corp. (now NTL Incorporated) (Incorporated by reference to Exhibit 1 to the Registration Statement on Form 8-A filed by NTL Incorporated on January 10, 2003, File No. 000-22616)
3.2	Amended and Restated Bylaws of NTL Incorporated (Incorporated by reference to Exhibit 2 to the Registration Statement on Form 8-A filed by NTL Incorporated on January 10, 2003, File No. 000-22616)
4.1	Equity Registration Rights Agreement, dated as of January 10, 2003, by and among NTL Incorporated and the stockholders listed on the signature pages thereto (Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by NTL Incorporated on January 10, 2003, File No. 000-22616)
4.2	Exchange and Registration Rights Agreement, dated as of January 10, 2003, by and among NTL Incorporated, the Guarantors listed on the signature pages thereto and the initial purchasers of the Notes listed on the signature pages thereto (Incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed by NTL Incorporated on January 10, 2003, File No. 000-22616)

Exhibit No.	Description

4.3	Registration Rights Agreement, dated as of September 26, 2003, between NTL Incorporated and W.R. Huff Asset Management Co., L.L.C. (Incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1, File No. 333-109194)
4.4	Registration Rights Agreement, dated as of September 26, 2003, between NTL Incorporated and Franklin Mutual Advisers, LLC on behalf of and in its capacity as agent and investment manager for various holders (Incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-1, File No. 333-109194)
4.5	Registration Rights Agreement, dated as of September 26, 2003, between NTL Incorporated and Oaktree Capital Management, LLC on behalf of and in its capacity as the general partner or investment manager of certain funds and accounts it manages (Incorporated by reference to Exhibit 4.5 to the Registration Statement on Form S-1, File No. 333-109194)
4.6	Indenture, dated as of January 9, 2003, by and among NTL Incorporated, the Guarantors listed on the signature pages thereto and U.S. Bank National Association, as trustee (Incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed by NTL Incorporated on January 10, 2003, File No. 000-22616)
4.7	Indenture, dated as of November 15, 1995, by and between Comcast UK Cable Partners Limited and Bank of Montreal Trust Company as Trustee with respect to the 11.20% Senior Discount Debentures due 2007(Incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Registration Statement on Form S-1/ A filed by Comcast UK Cable Partners Limited on November 5, 1995, File No. 33-96932)
4.8	First Supplemental Indenture, dated as of October 29, 1998, by and between NTL (Bermuda) Limited (now NTL (Triangle) LLC) and Bank of Montreal Trust Company as Trustee, with respect to the 11.20% Senior Discount Debentures due 2007 (Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by NTL (Triangle) LLC (formerly known as Comcast UK Cable Partners Limited) on November 4, 1998, File No. 000-24792)
4.9	Indenture, dated as of February 6, 1998, by and among Diamond Holdings plc, Diamond Cable Communications plc, and The Bank of New York as Trustee, with respect to the 10% Senior Notes due February 1, 2008 and 9 1/8% Senior Notes due February 1, 2008 (Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4, filed by Diamond Cable Communications plc on March 20, 1998, File No. 333-48413)
4.10	Series A Warrant Agreement, dated as of January 10, 2003, by and between NTL Incorporated and Continental Stock Transfer & Trust Company, as Warrant Agent (Incorporated by reference to Exhibit 3 to the Registration Statement on Form 8-A filed by NTL Incorporated on January 10, 2003, File No. 000-22616)
4.11	Rights Agreement, dated as of January 10, 2003, by and between NTL Incorporated and Continental Stock Transfer & Trust Company, as Rights Agent (Incorporated by reference to Exhibit 4 to the Registration Statement on Form 8-A filed by NTL Incorporated on January 10, 2003, File No. 000-22616)
4.12	Amendment to Rights Agreement, dated as of September 26, 2003, by and between NTL Incorporated and Continental Stock Transfer & Trust Company, as Rights Agent (Incorporated by reference to Exhibit 4.12 to the Registration Statement on Form S-1, File No. 333-109194)
5.1*	Opinion, dated February 12, 2003, of Skadden, Arps, Slate, Meagher & Flom LLP as to the legality of the common stock being registered hereby
5.2†	Opinion, dated December 24, 2003, of Fried, Frank, Harris, Shriver & Jacobson LLP as to the legality of the common stock being registered hereby
10.1	Purchase Agreement, dated as of January 9, 2003, by and among NTL Incorporated, the Guarantors listed on the signature pages thereto and the initial purchasers of the Notes listed on the signature pages thereto (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by NTL Incorporated on January 10, 2003, File No. 000-22616)

Exhibit No.	Description

10.2	£2,500,000,000 Credit Agreement originally dated May 30, 2000, among NTL Communications Limited, NTL Business Limited (which novated its rights and obligations to NTL Investment Holdings Limited), NTL Communications Corp. (now NTL Incorporated), J.P. Morgan plc (formerly known as Chase Manhattan plc), Morgan Stanley Dean Witter Bank Limited, J.P. Morgan Europe Limited (formerly known as Chase Manhattan International Limited) and the lenders party thereto (as amended, varied, supplemented, novated and restated to date and from time to time) (Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by NTL Incorporated on January 10, 2003, File No. 000-22616)
10.3	£1,300,000,000 Amended and Restated Credit Agreement originally dated May 30, 2000, among NTL Communications Corp. (now NTL Incorporated), Communications Cable Funding Corp., NTL (UK) Group, Inc., NTL Communications Ltd, J.P. Morgan plc (formerly known as Chase Manhattan plc), Morgan Stanley Dean Witter Bank Limited and J.P. Morgan Europe Limited (formerly known as Chase Manhattan International Ltd) (as amended, varied, supplemented, novated and restated to date and from time to time) (Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by NTL Incorporated on January 10, 2003, File No. 000-22616)
10.4	Tax Sharing Agreement, dated January 10, 2003, by and among NTL Europe, Inc., and its affiliates, and NTL Incorporated (Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by NTL Incorporated on January 10, 2003, File No. 000-22616)
10.5	Transitional Services Agreement, dated January 10, 2003, by and between NTL Europe, Inc. and NTL Incorporated (Incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by NTL Incorporated on January 10, 2003, File No. 000-22616)
10.6	Demerger Agreement, dated January 9, 2003, by and between NTL Europe, Inc. and NTL Incorporated (Incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed by NTL Incorporated on January 10, 2003, File No. 000-22616)
10.7	Novation Agreement, dated January 9, 2003, by and among NTL Communications Corp., NTL Incorporated, NTL (Delaware), Inc., various subsidiaries of NTL Incorporated, Cable & Wireless Public Limited Company and various subsidiaries of Cable & Wireless (Incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed by NTL Incorporated on January 10, 2003, File No. 000-22616)
10.8	Form of 2003 Stock Option Plan of NTL Incorporated (Incorporated by reference to Exhibit 10.8 of NTL Incorporated’s Registration Statement on Form S-1 (File No. 333-103135) filed on February 12, 2003, as amended on June 25, 2003)
10.9	Summary Terms of NTL Group 2003 Bonus Scheme (Incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-1, File No. 333-109194)
10.10	Framework Agreement for the Provision of IT Outsourcing Services, dated as of May 23, 2001, by and between NTL Group Limited and IBM United Kingdom Limited (Incorporated by reference to Exhibit 10.9 to the 2001 Annual Report on Form 10-K, filed by NTL Incorporated on April 16, 2002, File No. 001-16183)
10.11	Amendment, dated as of April 5, 2002 to the Framework Agreement for the Provision of IT Outsourcing Services, dated as of May 23, 2001, by and among NTL Group Limited, IBM United Kingdom Limited and IBM United Kingdom Financial Services Limited (Incorporated by reference to Exhibit 10.10 to the 2001 Annual Report on Form 10-K filed by NTL Incorporated on April 16, 2002, File No. 001-16183)
10.12	Amendment, dated as of September 30, 2003 to Framework Agreement for the Provision of IT Outsourcing Services, dated as of May 23, 2001, by and among NTL Group Limited, IBM United Kingdom Limited and IBM United Kingdom Financial Services Limited (Incorporated by reference to Exhibit 10.12 to Amendment No. 1 to the Registration Statement on Form S-1, File No. 333-109194)
10.13	Employment Agreement, dated as of November 7, 2002 between NTL Communications Corp. (now NTL Incorporated) and Barclay Knapp (Incorporated by reference to Exhibit 10.11 of NTL Incorporated’s Registration Statement on Form S-1 (File No. 333-103135) filed on February 12, 2003, as amended on June 25, 2003)

Exhibit No.	Description

10.14	Employment Agreement, dated as of November 7, 2002 between NTL Communications Corp. (now NTL Incorporated) and Richard J. Lubasch (Incorporated by reference to Exhibit 10.12 of NTL Incorporated’s Registration Statement on Form S-1 (File No. 333-103135) filed on February 12, 2003, as amended on June 25, 2003)
10.15	Employment Agreement, dated as of November 7, 2002 between NTL Communications Corp. (now NTL Incorporated) and Bret Richter (Incorporated by reference to Exhibit 10.13 of NTL Incorporated’s Registration Statement on Form S-1 (File No. 333-103135) filed on February 12, 2003, as amended on June 25, 2003)
10.16	Employment Agreement, dated as of January 10, 2003 between NTL Communications Corp. (now NTL Incorporated) and Gregg Gorelick (Incorporated by reference to Exhibit 10.14 of NTL Incorporated’s Registration Statement on Form S-1 (File No. 333-103135) filed on February 12, 2003, as amended on June 25, 2003)
10.17	Employment Agreement, dated as of November 7, 2002 between NTL Communications Corp. (now NTL Incorporated) and Lauren H. Blair (Incorporated by reference to Exhibit 10.15 of NTL Incorporated’s Registration Statement on Form S-1 (File No. 333-103135) filed on February 12, 2003, as amended on June 25, 2003)
10.18	Employment Agreement, dated as of March 19, 2003 between NTL Incorporated and Simon Duffy (Incorporated by reference to Exhibit 10.17 to the Registration Statement on Form S-1, File No. 333-109194)
10.19	Employment Agreement, dated as of March 4, 2003 between NTL Incorporated and Howard Kalika (Incorporated by reference to Exhibit 10.18 to the Registration Statement on Form S-1, File No. 333-109194)
10.20	Employment Agreement, dated as of March 4, 2003 between NTL Incorporated and Richard Martin (Incorporated by reference to Exhibit 10.19 to the Registration Statement on Form S-1, File No. 333-109194)
10.21	Employment Agreement, dated as of March 4, 2003 between NTL Incorporated and Scott Schubert (Incorporated by reference to Exhibit 10.20 to the Registration Statement on Form S-1, File No. 333-109194)
10.22	Employment Agreement, between NTL Incorporated and Stephen Carter Incorporated by reference to Exhibit 10.22 to Amendment No. 1 to the Registration Statement on Form S-1, File No. 333-109194)
10.23	Employment Agreement, dated as of September 17, 2003 between NTL Incorporated and James F. Mooney (Incorporated by reference to Exhibit 10.22 to the Registration Statement on Form S-1, File No. 333-109194)
10.24	Compromise Agreement, dated as of November 6, 2002 between NTL Incorporated and Stephen Carter (Incorporated by reference to Exhibit 10.23 to the Registration Statement on Form S-1, File No. 333-109194)
10.25	Severance Agreement, dated as of June 2003 between NTL Incorporated and Richard J. Lubasch (Incorporated by reference to Exhibit 10.24 to the Registration Statement on Form S-1, File No. 333-109194)
10.26	Severance Agreement, dated as of June 25, 2003 between NTL Incorporated and Lauren H. Blair (Incorporated by reference to Exhibit 10.25 to the Registration Statement on Form S-1, File No. 333-109194)
10.27	Severance Agreement, dated as of July 23, 2003 between NTL Incorporated and Gregg Gorelick (Incorporated by reference to Exhibit 10.26 to the Registration Statement on Form S-1, File No. 333-109194)
10.28	Severance Agreement, dated as of June 27, 2003 between NTL Incorporated and Jared L. Gurfein (Incorporated by reference to Exhibit 10.27 to the Registration Statement on Form S-1, File No. 333-109194)
10.29	Severance Agreement, dated as of June 25, 2003 between NTL Incorporated and Bret Richter (Incorporated by reference to Exhibit 10.28 to the Registration Statement on Form S-1, File No. 333-109194)

Exhibit No.	Description

10.30	Separation and Consulting Agreement, dated as of September 23, 2003 between NTL Incorporated and Barclay Knapp (Incorporated by reference to Exhibit 10.29 to the Registration Statement on Form S-1, File No. 333-109194)
10.31	Restricted Stock Agreement, dated as of March 28, 2003 between NTL Incorporated and James F. Mooney (Incorporated by reference to Exhibit 10.30 to the Registration Statement on Form S-1, File No. 333-109194)
10.32	Form of Director and Officer Indemnity Agreement and a schedule of persons to whom the agreement has been provided (Incorporated by reference to Exhibit 10.31 to the Registration Statement on Form S-1, File No. 333-109194)
12.1†	Computation of Ratio of Earnings to Fixed Charges
21.1	Subsidiaries of the registrant (Incorporated by reference to Exhibit 21.1 to the Registration Statement on Form S-1, File No. 333-109194)
23.1†	Consent of Ernst & Young LLP
23.2	Consent of Arthur Andersen (omitted pursuant to Rule 437a under the Securities Act)
23.3*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)
23.4†	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in Exhibit 5.2)
24.1†	Power of Attorney (included on the signature page)

†	Filed herewith.

*	Previously filed.